As filed with the U.S. Securities and Exchange Commission on July 12, 2022

Registration No. 333-263573

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

D-Wave Quantum Inc.

(Exact Name of Registrant as Specified in its Certificate of Incorporation)

Delaware	7374	88-1068854
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

3033 Beta Avenue

Burnaby, British Columbia V5G 4M9

Canada

Tel: (604) 630-1428

(Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices)

Corporation Service Company

251 Little Falls Drive

Wilmington, New Castle County, Delaware

19808

Tel: (650) 560-4753 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Alan Baratz D-Wave Systems Inc. 3033 Beta Avenue Burnaby, British Columbia V5G 4M9 Canada Tel: (604) 630-1428	Adam M. Givertz Ian M. Hazlett Christian G. Kurtz Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Tel: (212) 373-3000	Steven McKoen Blake, Cassels & Graydon LLP Suite 2600, 595 Burrard Street Vancouver, British Columbia V7X 1L3, Canada Tel: (604) 631-3300	Alan I. Annex Laurie L. Green Thomas R. Martin Greenberg Traurig, P.A. 333 SE 2nd Avenue New York, New York 10174 Tel: (305) 579-0500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and on completion of the business combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2(B) of the Securities Act.    ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction

PRELIMINARY PROXY STATEMENT/PROSPECTUS - SUBJECT TO COMPLETION,

DATED JULY 12, 2022

DPCM Capital, Inc. 382 NE 191 Street, #24148

Miami, FL 33179

Dear DPCM Capital, Inc. Stockholder:

We cordially invite you to attend a special meeting (“Special Meeting”) of the stockholders of DPCM Capital, Inc., a Delaware corporation (“we,” “our”, or “DPCM” and, following the closing of the Transaction (as defined below), “D-Wave Quantum”), which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held via live webcast on             , 2022, at     Eastern time. The Special Meeting can be accessed by visiting             , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental Stock Transfer and Trust Company, the transfer agent.

On February 7, 2022, DPCM, D-Wave Quantum Inc., a Delaware corporation and a direct, wholly-owned subsidiary of DPCM (“D-Wave Quantum”), DWSI Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of D-Wave Quantum (“Merger Sub”), DWSI Canada Holdings ULC, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of D-Wave Quantum (“CallCo”), D-Wave Quantum Technologies Inc., a British Columbia corporation and a direct, wholly-owned subsidiary of CallCo (“ExchangeCo”), and D-Wave Systems Inc., a British Columbia company (“D-Wave”) entered into a Transaction Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”) relating to a business combination between DPCM and D-Wave (the “Transaction”). If the Transaction is completed (i) Merger Sub will be merged with and into DPCM (the “DPCM Merger”), with DPCM surviving such merger as a direct, wholly-owned subsidiary of D-Wave Quantum, with the stockholders of DPCM receiving an aggregate of 41,303,337 D-Wave Quantum Common Shares in the DPCM Merger, which shares are being registered under the registration statement of which the accompanying proxy statement/prospectus forms a part; and (ii) immediately following the DPCM Merger, pursuant to a statutory plan of arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”), through a series of transactions described in the accompanying proxy statement/prospectus, D-Wave will become a subsidiary of D-Wave Quantum, with the stockholders of D-Wave receiving, at their election, either D-Wave Quantum Common Shares or exchangeable shares in the capital of ExchangeCo (the “Exchangeable Shares”). The Exchangeable Shares are exchangeable for D-Wave Quantum Common Shares on a one-for-one basis.

Upon the closing of the Transaction (the “Closing”), the following will occur:

•

Shares of DPCM Class A Common Stock will be converted into the right to receive an aggregate of 35,000,000 D-Wave Quantum Common Shares, assuming no redemptions. Unlike most other business combinations with other special purpose acquisition companies, holders of DPCM Class A Common Stock (“Public Stockholders”) that do not elect to redeem their shares in connection with the Transaction will share in a bonus pool of 5,000,000 D-Wave Quantum Common Shares. As a result, non-redeeming Public Stockholders will receive between 1.1666667 D-Wave Quantum Common Shares (assuming no redemptions by the Public Stockholders (the “No Redemption Scenario”)) and 1.4541326 D-Wave Quantum Common Shares if redemptions are equal to or greater than approximately 63.3%, for each share of DPCM Class A Common Stock.

•

All outstanding warrants of DPCM will be converted into the right to receive warrants of D-Wave Quantum (“D-Wave Quantum Warrants”). Each such D-Wave Quantum Warrant will be exercisable for a number of D-Wave Quantum Common Shares equal to an amount equal to the lower of: (A) 1.4541326; and (B) (1) (x) the Post-Redemption DPCM Share Number (as defined below), plus (y) 5,000,000 divided by (2) the Post-Redemption DPCM Share Number (the lower of (A) and (B), the “Exchange Ratio”), at any time commencing 30 days after the completion of the Transaction. The number of D-Wave Quantum Common Shares converted and exchanged as a product of the Exchange Ratio will be rounded down to the nearest whole number of D-Wave Quantum Common Shares.

•

The shares of DPCM Class B Common Stock (the “Founder Shares”), which are held by our sponsor, CDPM Sponsor Group, LLC, (the “Sponsor”) and DPCM’s current executive officers and current independent directors, as well as DPCM’s officers, other current directors and other special advisors (together with the Sponsor, the “Initial Stockholders”), will be converted into the right to receive D-Wave Quantum Common Shares on a one-for-one basis, subject to certain forfeitures contemplated by the Transaction Agreement, described below.

•

Immediately following the DPCM Merger, the Arrangement will be effected. The aggregate consideration to be paid to D-Wave Shareholders in connection with the Transaction is expected to be approximately 98 million D-Wave Quantum Common Shares and Exchangeable Shares, (assuming the No Redemption Scenario and excluding D-Wave Options and D-Wave Warrants), which shares are, in the aggregate, equal to a value of approximately $1.2 billion, less certain adjustments as described in the accompanying proxy statement/prospectus.

•	D-Wave and DPCM will each be subsidiaries of D-Wave Quantum, which will be a publicly-traded company. D-Wave will be the operating company of D-Wave Quantum.

•	If the Transaction is completed:

•

assuming the No Redemption Scenario and other assumptions described in the accompanying proxy statement/prospectus, D-Wave Shareholders will hold approximately 70.5%, DPCM Public Stockholders will hold approximately 24.2%, and the Sponsor and other Initial Stockholders will hold approximately 2.1% of the D-Wave Quantum Common Shares; and

•

assuming 100% of redemptions by Public Stockholders and DPCM has at least $5,000,001 in net tangible assets immediately after the Effective Time (the “Maximum Redemption Scenario”), that all Exchangeable Shares have been exchanged for D-Wave Quantum Common Shares and other assumptions described in the accompanying proxy statement/prospectus, D-Wave Shareholders will hold approximately 92.0%, DPCM Public Stockholders will hold nil, and the Sponsor and other Initial Stockholders will hold approximately 2.7% of the D-Wave Quantum Common Shares.

Concurrently with the execution of the Transaction Agreement, certain investors (the “PIPE Investors”) entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase a number of D-Wave Quantum Common Shares (the “PIPE Shares”) equal to (x) the aggregate purchase price for all D-Wave Quantum Common Shares subscribed for by each PIPE Investor, divided by $10.00 and multiplied by the Exchange Ratio, for an aggregate purchase price of $40.0 million (the “PIPE Financing”). The purchase of the PIPE Shares is conditioned upon, among other things, and will be consummated concurrently with, the closing of the Transaction.

On May 13, 2022, each of Morgan Stanley & Co. LLC (“Morgan Stanley”) and Citigroup Global Markets Inc. (“Citi”) resigned from its role as financial advisor to D-Wave and capital markets advisor to DPCM, respectively, and from its role as co-placement agent for a portion of the PIPE Financing. On May 20, 2022, UBS Securities LLC (“UBS”) resigned from its role as capital markets advisor to DPCM. Each of Morgan Stanley, Citi and UBS claim no remaining role in the Transaction, declined to review the disclosure regarding its resignation and have disclaimed any responsibility for any portion of the accompanying proxy statement/prospectus or the registration statement of which such proxy statement/prospectus forms a part, despite having previously rendered services in connection with the Transaction (as described below). Each of Morgan Stanley, Citi and UBS’ resignation indicates that it does not want to be associated with the disclosure or the underlying business analysis related to the Transaction. As a result of such resignations, you should not place any reliance on the participation of Morgan Stanley, Citi or UBS prior to such resignations in the transactions contemplated by the accompanying proxy statement/prospectus.

You are being asked to vote on the Transaction.

As described in the accompanying proxy statement/prospectus, our stockholders are being asked to consider and vote upon the Transaction Agreement and the other proposals set forth therein. Each of the proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of DPCM Class A Common Stock at 5:00 p.m. (New York City time) on             , 2022 are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements thereof.

The shares of DPCM Class A Common Stock and the units and warrants issued to the Public Stockholders (the “Public Units” and “Public Warrants,” respectively) are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “XPOA,” “XPOA.U” and “XPOA.WS,” respectively. D-Wave Quantum has applied to list the D-Wave Quantum Common Shares and D-Wave Quantum Warrants on the NYSE under the proposed symbols “QBTS” and “QBTS.WS,” respectively, upon the consummation of the Transaction.

Pursuant to our amended and restated certificate of incorporation (the “DPCM Charter”), we are providing the Public Stockholders with the opportunity to redeem, upon the consummation of the Transaction, DPCM Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the Transaction) in the Trust Account that holds the proceeds of the DPCM IPO (including interest not previously released to DPCM to pay its taxes) (“Trust Account”). For illustrative purposes, based on the $300,229,704 balance of the Trust Account as of March 31, 2022, the estimated redemption price would have been approximately $10.00 per share. If the Transaction is not completed, these shares will not be redeemed. Public Stockholders may elect to redeem their shares even if they vote for the Transaction. Each redemption of DPCM Class A Common Stock by our Public Stockholders will reduce the amount in the Trust Account. In no event will we redeem DPCM Class A Common Stock in an amount that would result in DPCM’s failure to have net tangible assets equaling or exceeding $5,000,001. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Transaction. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that none of our Public Stockholders exercise their redemption rights with respect to their shares of DPCM Class A Common Stock. The Initial Stockholders, as well as our officers and other current directors, have agreed to waive (pursuant to the IPO Letter Agreement (as defined below) and for no further consideration) their redemption rights with respect to their shares of common stock in connection with the consummation of the Transaction, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Currently, our Initial Stockholders own approximately 20% of our issued and outstanding shares of common stock, including all of the Founder Shares. Our Initial Stockholders have agreed to vote any shares of common stock owned by them in favor of the Transaction. Pursuant to the terms of an Amended and Restated Sponsor Support Agreement, immediately prior to the Closing, the Sponsor has agreed to forfeit 4,484,425 Founder Shares (the “Forfeited Shares”).

We are providing the accompanying proxy statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Special Meeting (including following any adjournments or postponements of the Special Meeting). Information about the Special Meeting, the Transaction and other related business to be considered by our stockholders at the Special Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the Special Meeting via the virtual meeting platform, we urge all our stockholders to read this proxy statement/prospectus, including the Annexes and the accompanying financial statements of DPCM and D-Wave, carefully and in their entirety. In particular, we urge you to read carefully the section titled “Risk Factors” beginning on page 51 of this proxy statement/prospectus.

After careful consideration, our board of directors (the “DPCM Board”) has unanimously approved the Transaction Agreement and the transactions contemplated therein, and unanimously recommends that our stockholders vote “FOR” the approval of the Transaction Agreement and approval of the transactions contemplated thereby, including the Transaction, and “FOR” all other proposals presented to our stockholders in the accompanying proxy statement/prospectus. When you consider our Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Transaction that may conflict with your interests as a stockholder. Please see the section titled “The Transaction—Interests of Certain Persons in the Transaction” for additional information.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. Unless waived by the parties to the

Transaction Agreement, the consummation of the Transaction is conditioned upon the approval of the Transaction Proposal, the Equity Incentive Plan Proposal, and the Employee Stock Purchase Plan Proposal (the “Required Proposals”). If we fail to obtain the requisite stockholder approval for any of the Required Proposals, we will not satisfy the conditions to closing of the Transaction Agreement and we may be prevented from closing the Transaction.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person via the virtual meeting platform, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote in person via the virtual meeting platform, you may withdraw your proxy and vote in person via the virtual meeting platform.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT WE REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO OUR TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE TRANSACTION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our Board, I would like to thank you for your support of DPCM Capital, Inc. and look forward to a successful completion of the Transaction.

Sincerely,

Emil Michael Chairman of the Board and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated         , 2022, and is expected to be first mailed or otherwise delivered to DPCM Stockholders on or about         , 2022.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by DPCM, D-Wave or D-Wave Quantum. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of DPCM, D-Wave or D-Wave Quantum since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

NOTICE OF SPECIAL MEETING OF DPCM CAPITAL, INC. TO BE HELD         , 2022

To the Stockholders of DPCM Capital, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the “Special Meeting”) of DPCM Capital, Inc., a Delaware corporation (which is referred to as “we,” “us,” “our” or “DPCM” and, following the consummation of the Transaction, the “D-Wave Quantum”) will be held via live webcast on         , 2022, at Eastern time. The Special Meeting can be accessed by visiting             , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental Stock Transfer and Trust Company, the transfer agent. You are cordially invited to attend the Special Meeting to conduct the following items of business:

1.

Transaction Proposal—To consider and vote upon a proposal to approve the Transaction Agreement, dated as of February 7, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among DPCM, D-Wave Quantum Inc., a Delaware corporation and a direct, wholly-owned subsidiary of DPCM (“D-Wave Quantum”), DWSI Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of D-Wave Quantum (“Merger Sub”), DWSI Canada Holdings ULC, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of D-Wave Quantum (“CallCo”), D-Wave Quantum Technologies Inc., a British Columbia corporation and a direct, wholly-owned subsidiary of CallCo (“ExchangeCo”), and D-Wave Systems Inc., a British Columbia company (“D-Wave”), a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including, among other things, the merger of Merger Sub with and into DPCM, with DPCM (the “DPCM Merger”) with the stockholders of DPCM receiving D-Wave Quantum Common Shares in the DPCM Merger. As a result of the Transaction, DPCM and D-Wave will be subsidiaries of D-Wave Quantum (Proposal No. 1, referred to as the “Transaction Proposal”);

2.

Equity Incentive Plan Proposal—To consider and vote upon a proposal to approve the 2022 Equity Incentive Plan, including the authorization of the initial share reserve under such plan (Proposal No. 2, referred to as the “Equity Incentive Plan Proposal”);

3.

Employee Stock Purchase Plan Proposal—To consider and vote upon a proposal to approve the Employee Stock Purchase Plan, including the authorization of the initial share reserve under such plan (Proposal No. 3, referred to as the “Employee Stock Purchase Plan Proposal”);

4.

Adjournment Proposal—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Transaction Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal (Proposal No. 4, referred to as the “Adjournment Proposal”).

Consummation of the Transaction is conditioned on the approval of each of the Transaction Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal (the “Required Proposals”). The Adjournment Proposal is not conditioned on the approval of any other proposal. If the Transaction Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. It is important for you to note that in the event that the Transaction Proposal does not receive the requisite vote for approval, then the Transaction may not be consummated. If DPCM does not consummate the Transaction and fails to complete an initial business combination by October 23, 2022, DPCM will be required to dissolve and liquidate the Trust Account that holds the proceeds of the DPCM initial public offering (including interest not previously released to DPCM to pay its taxes) by returning the then remaining funds in such account to the Public Stockholders. The proxy statement/prospectus accompanying this notice explains the Transaction Agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Special Meeting. Please review the accompanying proxy statement/prospectus carefully.

Our Initial Stockholders have agreed to vote any shares of DPCM Common Stock owned by them in favor of the Transaction. The record date for the Special Meeting is             , 2022. Only stockholders of record at the

close of business on that date may vote at the Special Meeting or any adjournment thereof. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF DPCM COMMON STOCK YOU OWN. Whether or not you plan to attend the Special Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

After careful consideration, our of directors has unanimously approved the Transaction Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Transaction Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal (if necessary).

If you have any questions or need assistance voting your shares, please call our proxy solicitor Morrow Sodali LLC by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing XPOA.info@investor.morrowsodali.com.

If you plan to attend the Special Meeting and are a beneficial investor who owns their investments through a bank or broker, you will need to contact Continental Stock Transfer & Trust Company to receive a control number. Please read carefully the sections in the proxy statement/prospectus regarding attending and voting at the Special Meeting to ensure that you comply with these requirements.

By Order of the Board of Directors

Emil Michael Chairman of the Board of Directors Miami, Florida , 2022

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission by us (File No. 333-263573), constitutes a prospectus under Section 5 of the Securities Act, with respect to the D-Wave Quantum securities to be issued to DPCM equityholders if the Transaction described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, with respect to the Special Meeting of our stockholders at which our stockholders will be asked to consider and vote upon a proposal to approve the Transaction by the approval and adoption of the Transaction Agreement, among other matters.

FREQUENTLY USED TERMS

In this proxy statement/prospectus:

“2022 Plan” means the 2022 Equity Incentive Plan, a copy of which is attached hereto as Annex B.

“Additional PIPE Financing” means a private placement or placements of D-Wave Quantum Common Shares, other than the PIPE Financing, if any, consented to by DPCM and D-Wave.

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum of (i) the aggregate cash proceeds available for release at Closing to any DPCM Party (or any designees thereof acceptable to D-Wave) from the Trust Account in connection with the Transaction (after, for the avoidance of doubt, giving effect to the DPCM Stockholder Redemption and any restrictions placed on the use of such cash proceeds in connection with any backstop or other similar arrangements), (ii) other unrestricted cash on the balance sheet of any DPCM Party at Closing and (iii) the aggregate proceeds received from the PIPE Financing, minus (b) the Deducted DPCM Expenses and Liabilities.

“Amended and Restated Sponsor Support Agreement” means the letter agreement, dated as of June 16, 2022, by and among DPCM, the Sponsor, D-Wave and D-Wave Quantum.

“Ancillary Documents” means the Registration Rights and Lock-Up Agreement, the Amended and Restated Sponsor Support Agreement, the PIPE Subscription Agreements, the Transaction Support Agreements and each other agreement, document, instrument and/or certificate executed, or contemplated by the Transaction Agreement to be executed, in connection with the Transaction.

“Assignment, Assumption and Amendment Agreement” means that certain Assignment, Assumption and Amendment Agreement, to be entered into immediately prior to the Effective Time, by and among DPCM, D-Wave Quantum, Continental Stock Transfer & Trust Company, as the existing warrant agent, and Computershare, as the successor warrant agent.

“CallCo” means DWSI Canada Holdings ULC, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of D-Wave Quantum.

“Computershare” means, together, Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company.

“Court of Chancery” means the Court of Chancery of the State of Delaware.

“Deducted DPCM Expenses and Liabilities” means an amount equal the sum of (a) the Unpaid DPCM Expenses (provided that to the extent such amount exceeds the Permitted DPCM Expenses and such excess has been reimbursed by the Sponsor or the Sponsor has forfeited DPCM Class B Common Stock, in each case, pursuant to the Amended and Restated Sponsor Support Agreement, such excess shall not be included) and (b) the Unpaid DPCM Liabilities.

“D-Wave” means D-Wave Systems Inc., a British Columbia corporation.

“D-Wave Equityholders” means the shareholders of D-Wave and the holders of other equity interests in D-Wave (including D-Wave Options and D-Wave Warrants).

“D-Wave Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and otherwise payable (and not otherwise expressly allocated to a DPCM Party pursuant to the terms of the Transaction Agreement or any ancillary document), whether or not due, by any Group Company in connection with the negotiation, preparation or execution of the Transaction Agreement or any ancillary documents, the performance of its covenants or agreements in the Transaction Agreement or any ancillary document or the consummation of the Transaction, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants or other agents or service providers of any Group Company and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to the Transaction Agreement or any ancillary document. Notwithstanding the foregoing or anything to the contrary herein, D-Wave Expenses shall not include any DPCM Expenses.

“D-Wave Option” means each option to purchase shares of common stock of D-Wave issued and outstanding under D-Wave’s 2020 Equity Incentive Plan.

“D-Wave Warrants” means the warrants exercisable for D-Wave preferred stock that are outstanding as of immediately prior to the consummation of the Transaction.

“D-Wave Quantum” means D-Wave Quantum Inc., a Delaware corporation and a direct, wholly-owned subsidiary of DPCM.

“D-Wave Quantum Charter” means the amended and restated certificate of incorporation of D-Wave Quantum.

“D-Wave Quantum Common Shares” means the shares of the common stock, par value $0.0001 per share, of D-Wave Quantum.

“D-Wave Quantum Warrants” means the Warrants, following their assumption by D-Wave Quantum, which are convertible into D-Wave Quantum Common Shares.

“DGCL” means the Delaware General Corporation Law.

“DPCM” means DPCM Capital, Inc., a Delaware corporation.

“DPCM Board” means the board of directors of DPCM.

“DPCM Bylaws” means the Bylaws of DPCM.

“DPCM Charter” means the Amended and Restated Certificate of Incorporation of DPCM, dated October 20, 2020.

“DPCM Class A Common Stock” means the shares of DPCM’s Class A common stock, par value $0.0001 per share.

“DPCM Class B Common Stock” means the shares of DPCM’s Class B common stock, par value $0.0001 per share.

“DPCM Common Stock” means the DPCM Class A Common Stock and DPCM Class B Common Stock.

“DPCM Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable (and not otherwise expressly allocated to D-Wave, its subsidiaries or any holder of D-Wave Shares, D-Wave Options or D-Wave Warrants pursuant to the terms of the Transaction Agreement or any ancillary document), whether or not due, by a DPCM Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in the Transaction Agreement or any Ancillary Document or the consummation of the Transaction, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any DPCM Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any DPCM Party pursuant to the Transaction Agreement or any ancillary document.

“DPCM Governing Documents” means the DPCM Charter together with the DPCM Bylaws.

“DPCM IPO” means DPCM’s initial public offering, consummated on November 17, 2020, through the sale of 30,000,000 Public Units at $10.00 per Public Unit.

“DPCM Merger” means the merger of Merger Sub with and into DPCM.

“DPCM Parties” means DPCM, D-Wave Quantum, Merger Sub, and CallCo.

“DPCM Private Placement” means the private placement of the Private Warrants.

“DPCM Stockholder Redemption” means the right of the holders of DPCM Class A Common Stock to redeem all or a portion of their DPCM Class A Common Stock as set forth in the DPCM Governing Documents.

“DPCM Unit” means one share of DPCM Class A Common Stock and one-third of one Public Warrant, whereby each whole Public Warrant entitles the holder thereof to purchase one share of DPCM Class A Common Stock at an exercise price of $11.50 per share of DPCM Class A Common Stock, sold in the DPCM IPO.

“ESPP” means the 2022 Employee Stock Purchase Plan, a copy of which is attached hereto as Annex C.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Ratio” means an amount equal to the lower of: (A) 1.4541326; and (B) (1) (x) the Post-Redemption DPCM Share Number, plus (y) 5,000,000 divided by (2) the Post-Redemption DPCM Share Number. As a result, non-redeeming Public Stockholders will receive between 1.1666667 D-Wave Quantum Common Shares (assuming the No Redemption Scenario) and 1.4541326 D-Wave Quantum Common Shares (if redemptions are equal to or greater than approximately 63.3%).

“ExchangeCo” means D-Wave Quantum Technologies Inc., a British Columbia corporation and a direct, wholly-owned subsidiary of CallCo.

“Excluded Shares” means each share of DPCM Common Stock held in DPCM’s treasury or owned by D-Wave or any other wholly-owned subsidiary of D-Wave or DPCM immediately prior to the Effective Time.

v

“Forfeited Shares” means 4,484,425 shares of DPCM Class B Common Stock that Sponsor will irrevocably forfeit and surrender immediately prior to the Closing for no consideration as a contribution to the capital of DPCM, in accordance with the Amended and Restated Sponsor Support Agreement.

“Founder Shares” means the 7,500,000 shares of DPCM Class B Common Stock that are currently owned by the Initial Stockholders.

“GAAP” means generally accepted accounting principles in the United States.

“Initial business combination” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving DPCM and one or more businesses.

“Initial Stockholders” means the Sponsor, DPCM’s current executive officers and current independent directors, as well as DPCM’s officers, other current directors and other special advisors.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Maximum Redemption Scenario” means that 100% of the Public Stockholders redeem their Shares of DPCM Class A Common Stock and DPCM has at least $5,000,001 in net tangible assets immediately after the Effective Time.

“Merger Sub” means DWSI Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of D-Wave Quantum.

“NYSE” means the New York Stock Exchange.

“Old DWSI” means DWSI Holdings Inc., a Canadian corporation and predecessor of D-Wave.

“PIPE Financing” means the sale to the PIPE Investors of an aggregate number of D-Wave Quantum Common Shares in exchange for an aggregate purchase price of $40.0 million pursuant to the PIPE Subscription Agreements.

“PIPE Investors” means persons that have entered into subscription agreements to purchase D-Wave Quantum Common Shares pursuant to the PIPE Subscription Agreements on or prior to the date of the Transaction Agreement, which include certain D-Wave Equityholders and certain Initial Stockholders.

“PIPE Subscription Agreements” means those certain subscription agreements executed by PIPE Investors on or before the date of the Transaction Agreement in connection with the PIPE Financing.

“Post-Redemption DPCM Share Number” means the aggregate number of shares of DPCM Class A Common Stock outstanding (other than any Excluded Shares) after giving effect to the DPCM Stockholder Redemption.

“Private Warrants” means the warrants held by the Sponsor that were issued to the Sponsor at the closing of the DPCM IPO, each of which is exercisable, at an exercise price of $11.50, for one share of DPCM Class A Common Stock, in accordance with its terms.

“Promissory Note” means the promissory note issued to the Sponsor as consideration for a loan in an aggregate principal amount of up to $250,000 to cover expenses related to the DPCM IPO.

“Public Shares” means the DPCM Class A Common Stock included in the Public Units issued in the DPCM IPO.

“Public Stockholders” means holders of Public Shares, including the Initial Stockholders to the extent the Initial Stockholders hold Public Shares; provided, that the Initial Stockholders are considered a “Public Stockholder” only with respect to any Public Shares held by them.

“Public Warrants” means the warrants included in the Public Units issued in the DPCM IPO, each of which is exercisable, at an exercise price of $11.50, for one share of DPCM Class A Common Stock, in accordance with its terms.

“QCaaS” means quantum computing as a service.

“Registration Rights and Lock Up Agreement” means that certain Registration Rights and Lock-Up Agreement, deemed to be entered into among D-Wave Quantum, certain holders of DPCM Class B Common Stock, and certain shareholders of D-Wave pursuant to the Plan of Arrangement.

“Registration Rights Holders” means certain former holders of DPCM Class B Common Stock, and certain former shareholders of D-Wave.

“Related Agreements” means, collectively, the Plan of Arrangement, the Registration Rights Agreement, the Amended and Restated Sponsor Support Agreement, the Transaction Support Agreement, the Lock-Up Agreement, the D-Wave Quantum Charter and the amended and restated bylaws of D-Wave Quantum.

“Rule 144” means Rule 144 under the Securities Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Meeting” means the special meeting that is the subject of this proxy statement/prospectus.

“Sponsor” means CDPM Sponsor Group, LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means the letter agreement, dated as of February 7, 2022, by and among DPCM, the Sponsor, D-Wave and D-Wave Quantum, which has been superseded and replaced by the Amended and Restated Sponsor Support Agreement.

“Transaction” means the transactions contemplated by the Transaction Agreement, including, among other things, the DPCM Merger and the Arrangement, whereby DPCM and D-Wave will become subsidiaries of D-Wave Quantum.

“Transaction Agreement” means, as amended, amended and restated, supplemented or otherwise modified from time to time, the Transaction Agreement, dated as of February 7, 2022, by and among DPCM, D-Wave Quantum, Merger Sub, CallCo, ExchangeCo and D-Wave, which is attached hereto as Annex A.

“Transaction Support Agreement” means the Transaction Support Agreement, dated as of February 7, 2022, by and among DPCM, D-Wave and the D-Wave Shareholders party thereto.

“Trust Account” means the trust account of DPCM that holds the proceeds from the DPCM IPO.

“Trustee” or “Transfer Agent,” as applicable, means (i) prior to the Effective Time, Continental Stock Transfer & Trust Company and (ii) after the Effective Time, Computershare.

“Unpaid DPCM Expenses” means the DPCM Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid DPCM Liabilities” means the DPCM Liabilities as of immediately prior to the Closing.

“U.S. Tax Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Warrant Agreement” means the Warrant Agreement, by and between DPCM and Continental Stock Transfer & Trust Company, as warrant agent, dated as of October 20, 2020.

“Warrants” means, collectively, the Private Warrants and the Public Warrants.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

DPCM, D-Wave, D-Wave Quantum and their respective subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Special Meeting and the proposals to be presented at the Special Meeting, including with respect to the proposed Transaction. The following questions and answers do not include all the information that is important to our stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Transaction and the voting procedures for the Special Meeting, which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held via live webcast on             , 2022, at             Eastern time. The Special Meeting can be accessed by visiting             , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental Stock Transfer and Trust Company, the transfer agent.

QUESTIONS AND ANSWERS ABOUT DPCM’S SPECIAL STOCKHOLDER MEETING AND THE TRANSACTION

Q:	Why am I receiving this proxy statement/prospectus?

A:

Our stockholders are being asked to consider and vote upon a proposal to approve the Transaction Agreement and the transactions contemplated thereby, including the Transaction, among other proposals. We have entered into the Transaction Agreement, providing for, among other things, the merger of Merger Sub with and into DPCM, as a result of which DPCM will become a direct, wholly-owned subsidiary of D-Wave Quantum, with the stockholders of DPCM receiving D-Wave Quantum Common Shares. In addition, as a result of the Transaction, D-Wave will become an indirect subsidiary of D-Wave Quantum with D-Wave Shareholders receiving D-Wave Quantum Common Shares or Exchangeable Shares, as applicable. You are being asked to vote on the Transaction. A copy of the Transaction Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its Annexes contain important information about the proposed Transaction and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q:	When and where is the Special Meeting?

A:

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the Special Meeting will be held via live webcast on             , 2022, at              Eastern time. The Special Meeting can be accessed by visiting             , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental Stock Transfer and Trust Company, the transfer agent.

Q:	What are the specific proposals on which I am being asked to vote at the Special Meeting?

A:	Our stockholders are being asked to approve the following proposals:

1.	The Transaction Proposal;

2.	Equity Incentive Plan Proposal;

3.	Employee Stock Purchase Plan Proposal; and

4.	Adjournment Proposal.

If stockholders of DPCM (the “DPCM Stockholders”) fail to approve the Required Proposals, the Transaction will not occur. The consummation of the Transaction is not conditioned upon the approval of the Adjournment Proposal at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal. If the Transaction Proposal is not approved, the other proposals (except for the Adjournment Proposal) will not be presented to the stockholders for a vote.

Q:	Why is DPCM proposing the Transaction?

A:

We are a blank check company incorporated as a Delaware corporation on March 24, 2020 and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”). Our acquisition plan is not limited to a particular industry or geographic region for purposes of consummating an initial business combination. However, we (a) must complete an initial business combination with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial business combination and (b) are not, under the Amended and Restated Certificate of Incorporation of DPCM, dated October 20, 2020 (the “DPCM Charter”), permitted to effect an initial business combination with a blank check company or a similar company with nominal operations.

The prospectus for the DPCM IPO stated that we intended to use the following general criteria and guidelines to evaluate potential acquisition opportunities:

•	Whether the target is a disruptive technology-related business with high-growth potential that will benefit from our management team’s investments, experience and contacts.

•	Whether the target can benefit from being publicly traded and having access to the public capital markets.

•

Whether the target is a market leader, with established technologies and attractive financial metrics or prospects, where we believe that our industry expertise and relationships can be used to create opportunities for value creation.

•	Whether the target has established management teams and a strong growth trajectory that we believe could benefit from the experience and contacts of our management.

Based on our due diligence investigations of D-Wave and the industry in which it operates, including the financial and other information provided by D-Wave in the course of negotiations, we believe that D-Wave meets the criteria and guidelines listed above. Please see the section titled “The Transaction—Recommendation of DPCM’s Board of Directors and Reasons for the Transaction” for additional information.

Q:	Why is DPCM providing stockholders with the opportunity to vote on the Transaction?

A:

Under the DPCM Charter, we must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Transaction Proposal in order to allow our Public Stockholders to effectuate redemptions of their Public Shares in connection with the consummation of the Transaction. The approval of the Transaction is required under the Delaware General Corporation Law (the “DGCL”) and the DPCM Charter. In addition, such approval is a condition to the consummation of the Transaction under the Transaction Agreement.

Q:	Did the DPCM Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Transaction?

A:

No. The Board did not obtain a fairness opinion with respect to the consideration to be paid in the Transaction. The officers and directors of DPCM and DPCM’s advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of DPCM’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Transaction. In addition, DPCM’s officers and directors and DPCM’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the DPCM board of directors and DPCM’s advisors in valuing D-Wave’s business.

In addition, each of Morgan Stanley, Citi and UBS has resigned from its advisory role in connection with the Transaction, and investors should not place any reliance on the fact that any of Morgan Stanley, Citi or UBS was involved with any aspect of the Transaction.

Q:	What will happen in the Transaction?

A:

Pursuant to the Transaction Agreement, and upon the terms and subject to the conditions set forth therein, on the date on which the Closing is completed (the “Closing Date”), Merger Sub will merge with and into DPCM, as a result of which DPCM will become a direct, wholly-owned subsidiary of D-Wave Quantum, with the stockholders of DPCM receiving D-Wave Quantum Common Shares. Immediately following the DPCM Merger, by means of the Plan of Arrangement, (i) CallCo will acquire a portion of the issued and outstanding D-Wave Shares from certain holders in exchange for D-Wave Quantum Common Shares (the “D-Wave Quantum Share Exchange”), (ii) CallCo will contribute such D-Wave Shares to ExchangeCo in exchange for ExchangeCo Common Shares, (iii) following the D-Wave Quantum Share Exchange, ExchangeCo will acquire the remaining issued and outstanding D-Wave Shares from the remaining holders of D-Wave Shares in exchange for the Exchangeable Shares and (iv) as a result of the foregoing, D-Wave will become a wholly-owned subsidiary of ExchangeCo. The holders of the Exchangeable Shares will have certain rights as specified in the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement, including the right to exchange Exchangeable Shares for D-Wave Quantum Common Shares.

Unlike most other business combinations with special purpose acquisition companies, the Transaction is structured to provide holders of DPCM Class A Common Stock that do not redeem their shares with a pro rata right to a pool of an additional 5,000,000 D-Wave Quantum Common Shares. These shares are being registered pursuant to the registration statement of which this proxy statement/prospectus forms a part, will be delivered by means of application of the Exchange Ratio and will be delivered as additional D-Wave Quantum Common Shares. None of the holders of the DPCM Class B Common Stock will get the benefit of the additional shares.

The holders of DPCM Class A Common Stock that do not elect to redeem their shares in connection with the Transaction will receive a number of D-Wave Quantum Common Shares for each share of DPCM Class A Common Stock equal to the Exchange Ratio between 1.1666667 (assuming the No Redemption Scenario) and 1.4541326 (if redemptions are equal to or greater than approximately 63.3%). In no event will the Exchange Ratio exceed 1.4541326, which is the Exchange Ratio that would result from redemptions equal to or greater than approximately 63.3% by the stockholders of DPCM. The number of D-Wave Quantum Common Shares converted and exchanged as a product of the Exchange Ratio will be rounded down to the nearest whole number of D-Wave Quantum Common Shares. See “The Transaction Agreement and Related Agreements—Conversion of Shares.”

A chart depicting the share bonus structure for non-redeeming Public Stockholders can be found below:

$ in millions except per-share amounts Illustrative Redemptions	—	10%	20%	30%	40%	50%	60%	63.3%(1)	100%(1)
DPCM Class A Common Stock Non-Redeeming Shares	30.0	27.0	24.0	21.0	18.0	15.0	12.0	11.0	—
(+) Bonus Shares	5.0	5.0	5.0	5.0	5.0	5.0	5.0	5.0	—
Total Shares Issued to DPCM Stockholders	35.0	32.0	29.0	26.0	23.0	20.0	17.0	16.0	—
DPCM Class A Common Stock Non-Redeeming Shares	30.0	27.0	24.0	21.0	18.0	15.0	12.0	11.0	—
(x) Illustrative $10.00 Purchase Price	$10.00	$10.00	$10.00	$10.00	$10.00	$10.00	$10.00	$10.00	$10.00
Initial Cost of DPCM Class A Common Stock Non-Redeeming Shares	$300	$270	$240	$210	$180	$150	$120	$110	$—
(/) Total Shares to DPCM Stockholders	35.0	32.0	29.0	26.0	23.0	20.0	17.0	16.0	—
Illustrative Cost Basis to DPCM Stockholders	$8.57	$8.44	$8.28	$8.08	$7.83	$7.50	$7.06	$6.88	$—

(1)	Figures reflect the maximum Exchange Ratio of 1.4541326.

As a result of the Transaction, D-Wave and DPCM will each be subsidiaries of D-Wave Quantum, which will be a publicly-traded company. D-Wave will be the operating company of D-Wave Quantum.

Q:	How will D-Wave Quantum fund its operations?

A:

On June 16, 2022, D-Wave Quantum, D-Wave and DPCM entered into a Purchase Agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”) pursuant to which Lincoln Park has agreed to purchase from D-Wave Quantum, at the option of D-Wave Quantum, up to $150,000,000 of D-Wave Quantum Common Shares from time to time over a 36-month period following the Commencement Date (as defined below) (the “Equity Line”). The Purchase Agreement is subject to certain limitations including but not limited to, the filing and effectiveness of the Lincoln Park Registration Statement (as defined below). D-Wave Quantum expects to partially fund its operations with the Equity Line. See “Proposal No. 1—The Transaction Proposal—Related Agreements—The Lincoln Park Transactions.” As a result of entering into the Purchase Agreement, D-Wave agreed to waive the minimum cash condition in the Transaction Agreement of the Aggregate Transaction Proceeds being equal to or greater than $115,000,000, subject to the Aggregate Transaction Proceeds being equal to or greater than $30,000,000.

Q:	How has the announcement of the Transaction affected the trading price of the Public Shares?

A:

On February 7, 2022, the last trading date before the public announcement of the Transaction, the Public Units, Public Shares and Public Warrants closed at $9.93, $9.80 and $0.42, respectively. On July 11, 2022, the trading date immediately prior to the date of this proxy statement/prospectus, the Public Units, Public Shares and Public Warrants closed at $10.03, $9.93 and $0.36, respectively.

Q:	Following the Transaction, will DPCM’s securities continue to trade on a stock exchange?

A:

Yes. The Public Shares, Public Units and Public Warrants are currently listed on the NYSE under the symbols “XPOA,” “XPOA.U” and “XPOA.WS,” respectively. D-Wave Quantum has applied to list the D-Wave Quantum Common Shares and D-Wave Quantum Warrants on the New York Stock Exchange (“NYSE”) under the proposed symbols “QBTS” and “QBTS.WS,” respectively, upon the consummation of the Transaction.

Q:	Is the Transaction the first step in a “going private” transaction?

A:

No. We do not intend for the Transaction to be the first step in a “going private” transaction. One of the primary purposes of the Transaction is to provide a platform for D-Wave Quantum to access the U.S. public markets.

Q:	Will the management of DPCM change in the Transaction?

A:

Following the consummation of the Transaction, it is expected that the current senior management of D-Wave will comprise the senior management of D-Wave Quantum, and D-Wave Quantum’s board of directors will consist of seven members.

Please see the section titled “Management of D-Wave Quantum” for additional information.

Q:	What will the DPCM Stockholders receive in the Transaction?

A:

As a result of the Transaction, each issued and outstanding share of DPCM Class A Common Stock (other than any Excluded Shares and after giving effect to the right of the holders of DPCM Class A Common Stock to redeem all or a portion of their DPCM Class A Common Stock (the “DPCM Stockholder Redemption”) will be automatically converted into and exchanged for the right to receive for each share of DPCM Class A Common Stock, a number of D-Wave Quantum Common Shares equal to the Exchange Ratio, following which each share of DPCM Class A Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist by virtue of the DPCM Merger and each former holder of DPCM Class A Common Stock will thereafter cease to have any rights with respect to the DPCM Class A Common Stock.

The Exchange Ratio takes into account the bonus pool of 5,000,000 additional D-Wave Quantum Common Shares in which the holders of DPCM Class A Common Stock that do not elect to redeem their shares in connection with the Transaction will share. The holders of DPCM Class A Common Stock that do not elect to redeem their shares in connection with the Transaction will receive, for each share of DPCM Class A Common Stock, a number of D-Wave Quantum Common Shares between 1.1666667 (assuming the No Redemption Scenario) and 1.4541326. In no event will the Exchange Ratio exceed 1.4541326, which is the Exchange Ratio that would result from redemptions equal to or greater than 63.3% by the stockholders of DPCM. The number of D-Wave Quantum Common Shares converted and exchanged as a product of the Exchange Ratio will be rounded down to the nearest whole number of D-Wave Quantum Common Shares. See “The Transaction Agreement and Related Agreements—Conversion of Shares.”

At the time at which the certificate of merger has been duly filed with the Secretary of State of the State of Delaware and has become effective in accordance with the DGCL or such later time as DPCM and Merger Sub may agree and specify in the Certificate of Merger pursuant to the DGCL (the “Effective Time”), each issued and outstanding share of DPCM Class B Common Stock (other than any Excluded Shares) will be automatically converted into and exchanged for the right to receive one D-Wave Quantum Common Share, following which each share of DPCM Class B Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist by virtue of the DPCM Merger and each former holder of DPCM Class B Common Stock will thereafter cease to have any rights with respect to the DPCM Class B Common Stock, except as provided in the Transaction Agreement or by applicable law.

Q:	What will D-Wave Shareholders receive in the Transaction?

A:

Subject to the terms of the Transaction Agreement, the aggregate consideration to be paid to D-Wave Shareholders in connection with the Transaction is expected to be approximately 98 million D-Wave Quantum Common Shares and Exchangeable Shares (assuming the No Redemption Scenario and excluding D-Wave Options and D-Wave Warrants), with the final number of D-Wave Quantum Common Shares equal to (a) the sum of (a) $1,200,000,000, plus (b) the aggregate exercise price that would be payable to D-Wave in respect of all options to purchase shares of common stock of D-Wave issued and outstanding under D-Wave’s 2020 Equity Incentive Plan (the “D-Wave Options”) (whether vested or unvested) if all D-Wave Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept), plus (c) the aggregate exercise price that would be payable to D-Wave in respect of all D-Wave Warrants (whether vested or unvested) if all D-Wave Warrants were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept), less (d) D-Wave Expenses (as defined in the Transaction Agreement) in excess of $25,000,000, less (e) $38,033,370, less (f)(x) $10.00 multiplied by (y)(i) the number of D-Wave Quantum Common Shares issued in the PIPE Financing entered into concurrently with the execution of the Transaction Agreement less (ii)(A) the number of D-Wave Quantum Common Shares issued in the in the PIPE Financing entered into concurrently with the execution of the Transaction Agreement divided by (B) the Exchange Ratio (the “Adjusted Equity Value”) divided by (b) $10.00.

Q.	What will holders of D-Wave equity awards receive in the Transaction?

A:

Pursuant to the Plan of Arrangement, the D-Wave Options will become exercisable for D-Wave Quantum Common Shares. Each such D-Wave Option will be exercisable for a number of D-Wave Quantum Common Shares equal to the Per Share D-Wave Stock Consideration (as defined below).

Q:	What will holders of Warrants receive in the Transaction?

A:

Pursuant to the terms of the Warrant Agreement, at the Effective Time, by virtue of the DPCM Merger and without any action on the part of any holder of a DPCM Warrant, each DPCM Warrant that is issued and outstanding immediately prior to the Effective Time will be automatically and irrevocably converted into one (1) D-Wave Quantum Warrant. Each such D-Wave Quantum Warrant will be exercisable for a number of D-Wave Quantum Common Shares equal to the Exchange Ratio, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Transaction. If the Exchange Ratio increases, then the number of D-Wave Quantum Common Shares issuable to holders of D-Wave Quantum Warrants after the Effective Time will also increase.

Q:	What will holders of D-Wave Warrants receive in the Transaction?

A:

Pursuant to the Plan of Arrangement, the D-Wave Warrants will become exercisable for D-Wave Quantum Common Shares. Each such D-Wave Warrant will be exercisable for a number of D-Wave Quantum Common Shares equal to the Per Share D-Wave Stock Consideration (as defined below).

Q:

What equity stake will the current equityholders of DPCM and D-Wave hold in D-Wave Quantum after the consummation of the Transaction and what are the possible sources of dilution that the Public Stockholders that elect not to redeem their shares will experience in connection with the Transaction?

A:

The following table illustrates the expected ownership levels upon consummation of the Transaction on a fully diluted basis, based on the outstanding equity as of April 30, 2022 and assuming various redemption levels by DPCM’s Public Stockholders and that all Exchangeable Shares have been exchanged for D-Wave Quantum Common Shares. After the completion of the Transaction, Public Stockholders will own a significantly smaller percentage of D-Wave Quantum than they currently own of DPCM. Consequently, Public Stockholders, as a group, will have reduced ownership and voting power in D-Wave Quantum compared to their ownership and voting power in DPCM.

	0%(1)		20%(2)		40%(3)		60%(4)		100%(5)
	(No Redemption)								(Maximum Redemption Scenario)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
DPCM Public Stockholders	35,000,000	19.2%	29,000,000	16.4%	23,000,000	13.3%	17,000,000	10.1%	0	0.0%
Sponsor(6)	2,768,075	1.5%	2,768,075	1.6%	2,768,075	1.6%	2,768,075	1.6%	2,768,075	1.8%
Additional Holders of DPCM Class B Common Stock	247,500	0.1%	247,500	0.1%	247,500	0.1%	247,500	0.1%	247,500	0.2%
PIPE Investors(7)	4,666,667	2.6%	4,833,333	2.7%	5,111,111	3.0%	5,666,667	3.4%	5,816,530	3.8%
Current D-Wave Equityholders	101,898,657	55.8%	101,755,723	57.4%	101,517,500	58.9%	101,041,053	59.8%	100,912,529	66.1%
Shares Underlying Public Warrants	11,666,667	6.4%	12,083,333	6.8%	12,777,778	7.4%	14,166,667	8.4%	14,541,326	9.5%
Shares Underlying Private Warrants	9,333,333	5.1%	9,666,667	5.5%	10,222,222	5.9%	11,333,333	6.7%	11,633,061	7.6%
Shares Underlying D-Wave Options(8)	13,965,466	7.7%	13,945,876	7.9%	13,913,227	8.1%	13,847,929	8.2%	13,830,315	9.1%
Shares Underlying D-Wave Warrants(8)	2,953,635	1.6%	2,949,492	1.7%	2,942,587	1.7%	2,928,777	1.7%	2,925,051	1.9%

Total(9)(10)(11)	182,500,000	100.0%	177,250,000	100.0%	172,500,000	100.0%	169,000,000	100.0%	152,674,387	100.0%

(1)	Assumes that no shares of DPCM Class A Common Stock are redeemed.
(2)	Assumes redemptions of 6,000,000 shares of DPCM Class A Common Stock.
(3)	Assumes redemptions of 12,000,000 shares of DPCM Class A Common Stock.
(4)	Assumes redemptions of 18,000,000 shares of DPCM Class A Common Stock.
(5)	Assumes redemptions of all 30,000,000 shares of DPCM Class A Common Stock.
(6)	Share amounts exclude the 4,484,425 Founder Shares forfeited by Sponsor.
(7)

Assumes the PIPE Financing is consummated in accordance with its terms for $40.0 million with (i) 4,666,667 D-Wave Quantum Common Shares issued to the PIPE Investors assuming no shares of DPCM Class A Common Stock are redeemed as described in note (1) above, (ii) 4,833,333 D-Wave Quantum Common Shares issued to the PIPE Investors assuming redemptions of 6,000,000 shares of DPCM Class A Common Stock as described in note (2) above, (iii) 5,111,111 D-Wave Quantum Common Shares issued to the PIPE Investors assuming redemptions of 12,000,000 shares of DPCM Class A Common Stock as described in note (3) above, (iv) 5,666,667 D-Wave Quantum Common Shares issued to the PIPE Investors assuming redemptions of 18,000,000 shares of DPCM Class A Common Stock as described in note (4) above and (v) 5,816,530 D-Wave Quantum Common Shares issued to the PIPE Investors assuming redemptions of all 30,000,000 shares of DPCM Class A Common Stock as described in note (5) above. Includes D-Wave Quantum Common Shares purchased by Current D-Wave Equityholders and affiliates of the Sponsor in the PIPE Financing.

(8)

Includes the following amounts of D-Wave Quantum Common Shares issuable upon the exercise of D-Wave Options (vested and unvested) after giving effect to the Plan of Arrangement and D-Wave Quantum Common Shares issuable upon the exercise of D-Wave Warrants (vested and unvested), respectively, (i) 13,965,466 and 2,953,635, respectively, assuming no shares of DPCM Class A Common Stock are redeemed as described in note (1) above, (ii) 13,945,876 and 2,949,492, respectively, assuming redemptions of 6,000,000 shares of DPCM Class A Common Stock as described in note (2) above, (iii) 13,913,227 and 2,942,587, respectively, assuming redemptions of 12,000,000 shares of DPCM Class A Common Stock as described in note (3) above, (iv) 13,847,929 and 2,928,777, respectively, assuming redemptions of 18,000,000 shares of DPCM Class A Common Stock as described in note (4) above and (v) 13,830,315 and 2,925,051, respectively, assuming redemptions of all 30,000,000 shares of DPCM Class A Common Stock as described in note (5) above. D-Wave Options and D-Wave Warrants do not represent legally outstanding D-Wave Quantum Common Shares at Closing.

(9)	Excludes remaining shares available for issuance pursuant to any existing or successor equity incentive plan.
(10)	Excludes Commitment Shares (as defined below) issuable to Lincoln Park pursuant to the Purchase Agreement (as defined below).
(11)

Excludes the up to 3,287,762 D-Wave Quantum Common Shares that D-Wave may allocate in connection with the consummation of the Transaction pursuant to the Amended and Restated Sponsor Support Agreement.

For more information, please see the sections titled “Summary-Impact of the Transaction on D-Wave Quantum’s Public Float” and “Unaudited Pro Forma Combined Financial Information.”

Q:	What happens if I sell my shares of DPCM Class A Common Stock before the Special Meeting?

A:

The record date for the Special Meeting is earlier than the date that the Transaction is expected to be completed. If you transfer your shares of DPCM Class A Common Stock after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of DPCM Class A Common Stock because you will no longer be able to deliver them for cancellation upon consummation of the Transaction. If you transfer your shares of DPCM Class A Common Stock prior to the record date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:	What vote is required to approve the proposals presented at the Special Meeting?

A:

The approval of the Transaction Proposal requires the affirmative vote of at least (i) a majority of the issued and outstanding shares of DPCM Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of DPCM Class A Common Stock, voting separately as a single series. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes will have the same effect as voting “AGAINST” the Transaction Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as voting “AGAINST” the Transaction Proposal. Our Initial Stockholders have agreed to vote their shares of DPCM Common Stock in favor of the Transaction Proposal.

The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of DPCM Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Equity Incentive Plan Proposal will have no effect on the Equity Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Equity Incentive Plan Proposal.

The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of common stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Employee Stock Purchase Plan Proposal will have no effect on the Employee Stock Purchase Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Employee Stock Purchase Plan Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of DPCM Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

As further discussed in the section entitled “Related Agreements—Sponsor Support Agreement,” DPCM, D-Wave, D-Wave Quantum and the Sponsor have entered into the Amended and Restated Sponsor Support Agreement, pursuant to which the Sponsor has agreed to vote shares representing 19.3% of the aggregate voting power of DPCM Common Stock in favor of the each of the proposals presented at the Special Meeting, regardless of how Public Stockholders vote. Accordingly, the Amended and Restated Sponsor Support Agreement will increase the likelihood that we will receive the requisite stockholder approval for the Transaction and the transactions contemplated thereby. Because the Transaction Proposal requires the affirmative vote of (i) a majority of the issued and outstanding shares of DPCM Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of DPCM Class A Common Stock, voting separately as a single series, the affirmative vote of 15,000,001 Public Shares, which represents approximately 50% of the outstanding Public Shares, in addition to the Founder Shares, would be required to approve the Transaction Proposal. Notwithstanding the foregoing, consummation of the Transaction is conditioned on the approval of each of the Required Proposals.

Q:	What happens if the Transaction Proposal is not approved?

A:

If the Transaction Proposal or any of the other Required Proposals are not approved and we do not consummate an initial business combination by October 23, 2022, we will be required to dissolve and liquidate the Trust Account.

Q:	How many votes do I have at the Special Meeting?

A:

Our stockholders are entitled to one vote on each proposal presented at the Special Meeting for each share of DPCM Common Stock held of record as of             , 2022, the record date for the Special Meeting. As of the close of business on the record date, there are expected to be 37,500,000 outstanding shares of DPCM Common Stock, consisting of 30,000,000 outstanding shares of DPCM Class A Common Stock and 7,500,000 outstanding shares of DPCM Class B Common Stock.

Q:	What constitutes a quorum at the Special Meeting?

A:

A majority of the issued and outstanding shares of DPCM Common Stock entitled to vote as of the record date at the Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum. Our Initial Stockholders, who currently own approximately 20% of the issued and outstanding shares of DPCM Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. It is expected that as of the record date for the Special Meeting, 18,750,001 shares of DPCM Common Stock would be required to achieve a quorum.

Q:	How will the Sponsor and DPCM’s officers and directors vote?

A:

Concurrently with the execution of the Transaction Agreement, we entered into agreements with the Sponsor, pursuant to which the Sponsor agreed to vote any shares of DPCM Class A Common Stock and DPCM Class B Common Stock owned by it in favor of the Transaction Proposal.

None of the Sponsor, directors or officers has purchased any shares of DPCM Common Stock during or after the DPCM IPO and, as of the date of this proxy statement/prospectus, neither we nor the Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Transaction. Currently, our Initial Stockholders own approximately 20% of the issued and outstanding shares of DPCM Common Stock, including all of the Founder Shares, and will be able to vote all such shares at the Special Meeting.

Q:	What interests does the Sponsor and DPCM’s officers and directors have in the Transaction?

A:

The Sponsor, certain members of our Board and our officers may have interests in the Transaction that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Transaction. These interests include:

•

the fact that the Sponsor, which is controlled by Emil Michael, the DPCM Chairman and CEO, has waived its right to redeem any of the Founder Shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that each of Emil Michael and Shervin Pishevar (an affiliate of the Sponsor) entered into a PIPE Subscription Agreement with D-Wave Quantum, pursuant to which each of Mr. Michael and Mr. Pishevar subscribed for and agreed to purchase on the Closing Date, and D-Wave Quantum agreed to issue and sell to each of Mr. Michael and Mr. Pishevar on the Closing Date, the number of PIPE Shares equal to $250,000, divided by $10.00 and multiplied by the Exchange Ratio on the terms and subject to the conditions set forth therein;

•

the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares which will convert into approximately 2.8 million D-Wave Quantum Common Shares in accordance with the terms of the Transaction Agreement (giving effect to the forfeiture of the 4,484,425 Forfeited Shares) and such securities will have a significantly higher value at the time of the Transaction, estimated at approximately $              based on the closing price of $              per public share on the NYSE on            , 2022, which Founder Shares would become worthless if DPCM fails to complete an initial business combination by October 23, 2022. As a result of the nominal price paid for the Founder Shares, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return following the consummation of the Transaction;

•

the fact that the Sponsor has agreed to waive (pursuant to the IPO Letter Agreement and for no further consideration) its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if DPCM fails to complete an initial business combination by October 23, 2022;

•

the fact that the Sponsor paid approximately $8,000,000 for 8,000,000 Private Warrants, with each such Private Warrant being exercisable at $11.50 for one share of DPCM Class A Common Stock; if DPCM does not consummate an initial business combination by October 23, 2022, then the proceeds from the sale of the Private Warrants will be part of the liquidating distribution to the Public Stockholders and the warrants held by the Sponsor will be worthless; the Private Warrants held by the Sponsor had an aggregate market value of approximately $              based upon the closing price of $              per Public Warrant on the NYSE on             , 2022;

•

the beneficial ownership of Peter Diamandis, Denmark West and Desiree Gruber, each an independent director of DPCM, of 45,000, 37,500 and 37,500 Founder Shares, respectively, initially transferred to such individuals by the Sponsor, which will convert into 120,000 D-Wave Quantum Common Shares in accordance with the terms of the Transaction Agreement. All such shares would become worthless if DPCM does not consummate an initial business combination by October 23, 2022, as these individuals have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $              based on the closing price of $              per public share on the NYSE on             , 2022;

•

an entity in which Emil Michael is a manager loaned $200,000 to the Sponsor under the Sponsor Affiliate Note (as defined below), the proceeds of which were directed to DPCM in order to fund working capital deficiencies or finance transaction costs in connection with a business combination. In the event that the Transaction fails to close, the Sponsor may have insufficient assets and/or funds to enable it to repay such amounts to the entity affiliated with Emil Michael;

•

the economic interests in the Sponsor of certain of DPCM’s officers and directors, which gives them an indirect pecuniary interest in the shares of DPCM Common Stock and DPCM Warrants held by the Sponsor along with a direct interest in the shares of DPCM Common Stock and DPCM Warrants held directly by certain of DPCM’s officers and directors and certain affiliates of the Sponsor, and which interests will be worthless if DPCM does not consummate an initial business combination by October 23, 2022, are summarized in the below table; the value of the DPCM Class B Common Stock and Warrants is calculated based on the price per share of DPCM Class A Common Stock and Warrants as of                 , 2022:

	Investment Amount	Number of Shares of DPCM Class B Common Stock	Value of DPCM Class B Common Stock	Number of Warrants	Value of Warrants	Value of DPCM Securities	Other potential interest(1)		Total interest at risk
Emil Michael	$3,037,500	2,568,633	$	2,805,994	$	$		(2)	$
Ignacio Tzoumas	$0	21,756	$	24,000	$	$			$
Peter Diamandis	$0	45,000	$	0	$	$			$
Denmark West	$100,000	114,312	$	84,735	$	$			$
Desiree Gruber	$50,000	75,906	$	42,368	$	$			$
Kyle Wood	$150,000	245,755	$	271,103	$	$			$

Total DPCM Affiliate Interest	$3,337,500	3,071,362	$	3,228,200	$	$			$
Total Non-DPCM Affiliate Interest	$5,187,500	4,350,637	$	4,771,800	$	$			$
Total Interest in Transaction	$8,525,000	10,493,361	$	8,000,000	$	$			$

(1)

Inclusive of $220,000 in loans extended by the Sponsor to DPCM or D-Wave Quantum. There are presently no fees that will be paid to the Sponsor upon consummation of the Transaction and no of out-of-pocket expenses have been incurred that would be reimbursed upon consummation of the Transaction.

(2)	Inclusive of $200,000 loaned to the Sponsor under the Sponsor Affiliate Note by an entity of which Emil Michael is a manager.

Given (i) the differential in the purchase price that the Sponsor and certain of DPCM’s officers and directors paid for the DPCM Class B Common Stock as compared to the price of the DPCM Class A Common Stock, (ii) the differential in the purchase price that the Sponsor paid for the Private Placement Warrants as compared to the price of the Public Warrants, and (iii) the substantial number of D-Wave Quantum Common Shares that the Sponsor and these officers and directors will receive upon conversion of the DPCM Class B Common Stock and/or Private Placement Warrants, the Sponsor and these officers and directors can earn a positive return on their investment, even if DPCM public shareholders have a negative return on their investment.

•

if the Trust Account is liquidated, including in the event DPCM is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to DPCM if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which DPCM has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the DPCM IPO against certain liabilities, including liabilities under the Securities Act;

•

DPCM’s Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the DPCM Charter. DPCM does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, DPCM’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to DPCM as well as the other entities with which they are affiliated. DPCM’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entity with whom DPCM’s management has a pre-existing fiduciary obligation will be presented the opportunity before DPCM is presented with it. DPCM does not believe, however, that the fiduciary duties or contractual obligations of DPCM’s officers or directors or waiver of corporate opportunity materially affected DPCM’s search for a business combination, including the negotiation or recommendation thereof or the provision of advice in connection therewith. DPCM is not aware of any such corporate opportunity not being offered to DPCM and does not believe the renouncement of DPCM’s interest in any such corporate opportunities impacted DPCM’s search for an acquisition target;

•

members of the DPCM Board are entitled to reimbursement for all out-of-pocket expenses incurred by them on DPCM’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; no such out-of-pocket expenses have been incurred to date and are not expected to exceed $10,000;

•

in order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of DPCM’s directors and officers may, but are not obligated to, loan funds to DPCM as may be required. If a business combination were to be consummated, such loaned amounts would be repaid. In the event that the Transaction fails to close, DPCM could use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. To date, an aggregate of $220,000 is outstanding under such loans. In addition, up to $1,500,000 of such loans could be convertible into warrants identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender. No such convertible loans have been incurred to date with respect to the Transaction, nor are any such convertible loans expected to be incurred;

•

CDPM Sponsor Group II, LLC, an affiliate of the Sponsor, entered into an unsecured promissory note with the Sponsor, which note directed funds advanced thereunder to DPCM in order to fund working capital deficiencies or finance transaction costs in connection with a business combination. If a business combination were to be consummated, such loaned amounts would be repaid. In the event that the Transaction fails to close, the Sponsor may have insufficient funds to repay the promissory note. To date, an aggregate of $200,000 is outstanding under such loans. Other than as set forth above, there are no other amounts (including any fees or out-of-pocket expenses) due to affiliates of the Sponsor upon the consummation of the Transaction;

•

following the consummation of the Transaction, D-Wave will continue to indemnify DPCM’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy for the benefit of such individuals; and

•

Emil Michael, the current Chief Executive Officer of DPCM, is expected to be a director of D-Wave Quantum after the consummation of the Transaction. As such, in the future Mr. Michael will receive any cash fees, stock options, stock awards or other remuneration that D-Wave Quantum’s board of directors determines to pay them.

These interests may influence our Board in making their recommendation that you vote in favor of the approval of the Transaction.

Q:	What happens if I vote against the Transaction Proposal?

A:

If you vote against the Transaction Proposal but the Transaction Proposal still obtains the affirmative vote of (i) a majority of the issued and outstanding shares of DPCM Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of DPCM Class A Common Stock, voting separately as a single series, then the Transaction Proposal will be approved and, assuming the approval of the other Required Proposals and the satisfaction or waiver of the other conditions to closing, the Transaction will be consummated in accordance with the terms of the Transaction Agreement.

If you vote against the Transaction Proposal and the Transaction Proposal does not obtain the affirmative vote of (i) a majority of the issued and outstanding shares of DPCM Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of DPCM Class A Common Stock, voting separately as a single series, then the Transaction Proposal will fail and we will not consummate the Transaction. If we do not consummate the Transaction, we may continue to try to complete an initial business combination with a different target business until October 23, 2022. If we fail to complete an initial business combination by October 23, 2022, then we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our Public Stockholders.

Q:	Do I have redemption rights?

A:

If you are a Public Stockholder, you may redeem your Public Shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Transaction, including interest not previously released to us to pay our taxes, by (ii) the total number of then-outstanding Public Shares; provided that we may not redeem any shares of DPCM Class A Common Stock issued in the DPCM IPO to the extent that such redemption would result in our failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5,000,001.

Holders of our outstanding Public Warrants do not have redemption rights in connection with the Transaction. The Sponsor, directors and officers have agreed to waive (pursuant to the IPO Letter Agreement and for no further consideration) their redemption rights with respect to their shares of DPCM Common Stock in connection with the consummation of the Transaction, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on the balance of our Trust Account of $300,229,704 as of March 31, 2022, the estimated redemption price would have been approximately $10.00 per share. Additionally, shares properly tendered for redemption will only be redeemed if the Transaction is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest not previously released to DPCM or to pay our taxes) in connection with the liquidation of the Trust Account, unless we complete an alternative initial business combination prior to October 23, 2022.

In addition, if a stockholder does not redeem their shares of DPCM Class A Common Stock, but other Public Stockholders do elect to redeem, the non-redeeming stockholders would own shares with a lower book value per share. The more redemptions of DPCM Class A Common Stock, the higher or larger the Exchange Ratio. In other words, as the number of redemptions of DPCM Class A Common Stock increases, the number of D-Wave Quantum Common Shares issuable in respect of each share of DPCM Class A Common Stock held by non-redeeming Public Stockholders also increases. For informational purposes only, please see the table below for an illustration of such increase. On a pro forma basis for the year ended December 31, 2021, the basic and diluted net loss per share attributable to DPCM Class A Common Stockholders ranges from $0.04 per share assuming the No Redemption Scenario and nil per share assuming the Maximum Redemption Scenario.

Redemption Rate	0%	20%	40%	63.3%	100%
Trust Account Size (in millions)	$300.2	$240.1	$180.1	$100.9	$—
Assumed Price Per Share of DPCM Class A Common Stock at Closing of Transaction	$10.00	$10.00	$10.00	$10.0	$10.00
Remaining Public Shares (in millions)	30	24.0	18.0	11.0	—
Additional Shares of DPCM Class A Common Stock Available to Non-Redeeming Holders (in millions)	5.0	5.0	5.0	5.0	—
Exchange Ratio	1.1666667	1.2083333	1.2777777	1.4541326	1.4541326
Implied Price Per Share of DPCM Class A Common Stock	$8.57	$8.27	$7.82	$6.30	$—
Implied Consideration Per Share of DPCM Class A Common Stock	$11.67	$12.08	$12.77	$14.54	$—

For illustrative purposes only, assuming a price of $10.00 per share of DPCM Class A Common Stock at the closing of the Transaction, each share of DPCM Class A Common Stock would receive D-Wave Quantum Common Shares with a value ranging between $11.67 (assuming the No Redemption Scenario) and $14.54 (assuming redemptions are equal to or greater than 63.3%). In the Maximum Redemption Scenario, no D-Wave Quantum Common Shares would be received by holders of shares of DPCM Class A Common Stock. Based on the closing price of $             per share of DPCM Class A Common Stock on the NYSE on             , 2022, each share of DPCM Class A Common Stock would receive D-Wave Quantum Common Shares with a value ranging between $             (assuming the No Redemption Scenario) and $             (assuming the Maximum Redemption Scenario).

Q:	Can our Initial Stockholders redeem their Founder Shares in connection with consummation of the Transaction?

A:

No. Our Initial Stockholders, officers and other current directors have agreed to waive, for no consideration and for the sole purpose of facilitating the Transaction, their redemption rights, with respect to their Founder Shares and any Public Shares they may hold, in connection with the consummation of the Transaction.

Q:	Is there a limit on the total number of Public Shares that may be redeemed?

A:

Yes. The DPCM Charter provides that we may not redeem our Public Shares in an amount that would result in our failure to have net tangible assets equaling or exceeding $5,000,001 (such that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Transaction Agreement. Other than this limitation, the DPCM Charter does not provide a specified maximum redemption threshold. In the event the aggregate cash consideration we would be required to pay for all shares of DPCM Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Transaction Agreement exceeds the aggregate amount of cash available to us, we may not complete the Transaction or redeem any shares, all shares of DPCM Class A Common Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate initial business combination.

Based on the amount of funds in our Trust Account as of March 31, 2022, and assuming the funding in full of all amounts to be provided pursuant to the PIPE Subscription Agreements, 100% of the Public Stockholders may redeem their Shares of DPCM as long as DPCM has at least $5,000,001 in net tangible assets immediately after the Effective Time.

Q:	How does D-Wave’s agreement to waive the minimum cash condition impact the Transaction?

A:

On June 16, 2022, D-Wave agreed to waive the minimum cash condition in the Transaction Agreement of Aggregate Transaction Proceeds being equal to or greater than $115,000,000, subject to the Aggregate Transaction Proceeds being equal to or greater than $30,000,000, which is a condition to D-Wave’s obligation to close the Transaction. Since D-Wave elected to waive the minimum cash condition in the Transaction Agreement, subject to the Aggregate Transaction Proceeds being equal to or greater than $30,000,000, D-Wave Quantum may have less capital to execute its business plan and pursue its growth prospects. D-Wave Quantum anticipates using the Equity Line (as defined below) to partially fund its operations and business.

Q:	Why is D-Wave Quantum providing a pool of additional shares for non-redeeming holders of DPCM Class A Common Stock?

A:

Although DPCM believes that its targeted valuation compares very favorably to other quantum computing companies, particularly given its degree of commercial traction, DPCM has decided to provide the holders of the Public Shares with an incrementally more compelling reason to invest during this challenging market environment. To facilitate this, D-Wave Quantum has established a pool of an additional 5,000,000 D-Wave Quantum Common Shares to be allocated the holders of DPCM Class A Common Stock that do not elect to redeem their shares in connection with the Transaction. See “The Transaction Agreement and Related Agreements—Conversion of Shares.”

This structure is designed to incentivize the holders of shares of DPCM Class A Common Stock to retain, and not redeem, their shares of DPCM Class A Common Stock. D-Wave Quantum has implemented a similar structure for the PIPE Investors with an additional pool of up to approximately 1.8 million shares, such that PIPE Investors will be afforded the same per share price as the DPCM Class A Common Stockholders.

Q:

What does the bonus pool of additional shares mean for holders of shares of DPCM Class A Common Stock that elect not to redeem their shares of DPCM Class A Common Stock in connection with the Transaction?

A:

The holders of DPCM Class A Common Stock that do not elect to redeem their shares in connection with the Transaction will receive a number of D-Wave Quantum Common Shares for each share of DPCM Class A Common Stock equal to the Exchange Ratio between 1.1666667 (assuming the No Redemption Scenario) and 1.4541326 (if redemptions are equal to or greater than approximately 63.3%).

Q:	Will my vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your Public Shares for or against, or whether you abstain from voting on, the Transaction Proposal, or any other proposal described by this proxy statement/prospectus. As a result, the Transaction Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of the NYSE.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (i) if you hold Public Units, separate the underlying Public Shares and Public Warrants, and (ii) prior to 5:00 P.M., Eastern time on                  , 2022 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that our stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Transaction at the Special Meeting, or to deliver their shares to the Transfer Agent electronically using the Depository Trust Company’s (DTC) Deposit/Withdrawal At Custodian (“DWAC”) system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Transaction is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not stockholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of the redemption depend on your particular facts and circumstances. Please see the section entitled “Material U.S. Federal Income Tax Considerations.” You should consult with your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	What are the U.S. federal income tax consequences of the DPCM Merger to U.S. holders of DPCM Class A Shares and/or Public Warrants?

A:

As described more fully under the section entitled “Material U.S. Federal Income Tax Considerations,” it is expected that the DPCM Merger, taken together with certain related transactions, should qualify as an exchange governed by Section 351 of the U.S. Tax Code such that the exchange of DPCM Class A Shares for D-Wave Quantum Common Shares pursuant to the DPCM Merger generally qualifies as a tax-free exchange for U.S. federal income tax purposes (subject to possible gain recognition in respect of any D-Wave Quantum Warrants received, as described below).

It is also possible that the DPCM Merger will qualify as a “reorganization” under Section 368 of the U.S. Tax Code. However, such qualification is uncertain because the requirements for qualification of the DPCM Merger as a “reorganization” under Section 368 of the U.S. Tax Code are more stringent in certain respects than the requirements for qualification as an exchange under Section 351 of the U.S. Tax Code. If the transfer of Public Warrants qualifies as part of a “reorganization” within the meaning of Section 368 of the U.S. Tax Code, a U.S. holder (as defined under the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders”) of Public Warrants generally should not recognize any gain or loss on any such transfer of Public Warrants.

If the DPCM Merger does not qualify as a “reorganization” within the meaning of Section 368 of the U.S. Tax Code, the exchange of Public Warrants for D-Wave Quantum Warrants may be treated as a transaction distinct from the exchange of DPCM Class A Shares for D-Wave Quantum Common Shares such that a U.S. holder of Public Warrants would be treated as exchanging such Public Warrants for “new” warrants in a taxable exchange. If so treated, a U.S. holder would be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the D-Wave Quantum Warrants held by such U.S. holder immediately following the DPCM Merger and the adjusted tax basis of the Public Warrants held by such U.S. holder immediately prior to the DPCM Merger. Alternatively, a U.S. holder of Public Warrants could be treated as exchanging its Public Warrants and DPCM Class A Shares for D-Wave Quantum Warrants and D-Wave Quantum Common Shares in an exchange governed only by Section 351 of the U.S. Tax Code (and not by Section 368 of the U.S. Tax Code). If so treated, a U.S. holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the D-Wave Quantum Warrants treated as received by such holder and the D-Wave Quantum Common Shares received by such holder over (y) such holder’s aggregate adjusted tax basis in the Public Warrants and DPCM Class A Shares treated as having been exchanged therefor) and (ii) the fair market value of the D-Wave Quantum Warrants treated as having been received by such holder in such exchange.

The summary above is qualified in its entirety by the more detailed discussion provided in the section entitled “Material U.S. Federal Income Tax Considerations.” You should consult with your tax advisors regarding the tax consequences to you of the DPCM Merger.

Q:	If I am a Public Warrant holder, can I exercise redemption rights with respect to my Public Warrants?

A:	No. The holders of Public Warrants have no redemption rights with respect to such Public Warrants.

Q:	Do I have appraisal rights if I object to the proposed Transaction?

A:	No. Appraisal rights are not available to holders of DPCM Common Stock in connection with the Transaction.

Q:	What happens to the funds held in the Trust Account upon consummation of the Transaction?

A:

If the Transaction is consummated, the funds held in the Trust Account will be used to: (i) pay our Public Stockholders who properly exercise their redemption rights; and (ii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred in connection with the transactions contemplated by the Transaction Agreement, including the Transaction, and pursuant to the terms of the Transaction Agreement. Any remaining funds will be used by D-Wave Quantum for general corporate purposes.

Q:	What conditions must be satisfied to complete the Transaction?

A:

There are a number of closing conditions in the Transaction Agreement, including the approval and adoption by the D-Wave Shareholders of the Transaction Agreement and the transactions contemplated thereby and the approval by the stockholders of DPCM of the Transaction Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Transaction, please see the section titled “The Transaction Agreement and Related Agreements.”

Q:	What happens if the Transaction is not consummated?

A:

There are certain circumstances under which the Transaction Agreement may be terminated. Please see the section titled “The Transaction Agreement and Related Agreements” for information regarding the parties’ specific termination rights.

If we do not consummate the Transaction, we may continue to try to complete an initial business combination with a different target business until October 23, 2022. Unless we amend the DPCM Charter (which requires the affirmative vote of 65% of all then outstanding shares of DPCM Common Stock) and amend certain other agreements into which we have entered to extend the life of DPCM, if we fail to complete an initial business combination by October 23, 2022, then we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish our Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the DPCM IPO. Please see the section titled “Risk Factors—Risks Related to DPCM, D-Wave Quantum and the Transaction.”

Holders of our Founder Shares have waived any right to any liquidating distributions with respect to such shares. In addition, if we fail to complete a business combination by October 23, 2022, there will be no redemption rights or liquidating distributions with respect to our outstanding warrants, which will expire worthless.

Q:	When is the Transaction expected to be completed?

A:

The consummation of the Transaction is expected to take place on or prior to the third business day following the satisfaction or waiver of the conditions described below in the subsection titled “The Transaction Agreement and Related Agreements-The Transaction Agreement-Conditions to Closing of the Transaction.” The closing of the Transaction is expected to occur in the second quarter of 2022. The Transaction Agreement may be terminated by DPCM or D-Wave if the consummation of the Transaction has not occurred by October 23, 2022, except that such right to terminate the Transaction Agreement shall not be available to a party that has breached any of its representations, warranties, covenants or agreements under the Transaction Agreement and such breach is the primary cause of or has resulted in the failure of the Transaction to be consummated on or before such date.

For a description of the conditions to the closing of the Transaction, see the section titled “The Transaction Agreement and Related Agreements- Conditions to Closing of the Transaction.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Transaction will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

The Special Meeting will be held via live webcast on                 , 2022, at            Eastern time. The Special Meeting can be accessed by visiting                 , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental Stock Transfer and Trust Company, the transfer agent.

If you are a holder of record of DPCM Common Stock on                , 2022, the record date, you may vote at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote, obtain a proxy from your broker, bank or nominee.

For additional information, please see the section titled “Special Meeting of the Stockholders of DPCM.”

Q:	How can I attend the Special Meeting?

A:

If you are a registered stockholder you received a proxy card from the Transfer Agent. The proxy card contains instructions on how to attend the virtual Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact the Transfer Agent at the phone number or e-mail address below. The Transfer Agent’s contact information is as follows: (917) 262-2373, or email mzimkind@continentalstock.com.

You can pre-register to attend the virtual Special Meeting starting            , 2022 at Eastern time.                     Enter into your browser, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting. We recommend that you log in at least 15 minutes before the meeting to ensure you are logged in when the Special Meeting starts.

Beneficial investors, who own their investments through a bank or broker, will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Special Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote the Transfer Agent will issue you a guest control number with proof of ownership. Either way you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing (toll-free) outside the U.S. and Canada +1 (standard rates apply) when prompted enter the passcode             . This is listen-only, you will not be able to vote or enter questions during the meeting.

Q:	What if during the check-in time or during the Special Meeting I have technical difficulties or trouble accessing the virtual meeting website?

A:

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:

At the Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention will have the same effect as voting “AGAINST” the Transaction Proposal, but will have no effect on the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies we receive without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters that properly come before the Special Meeting.

Q:	If I am not going to attend the Special Meeting via the virtual meeting platform, should I return my proxy card instead?

A:

Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe that all of the proposals presented to the stockholders at this Special Meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the Special Meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	How will a broker non-vote impact the results of each proposal?

A:

Broker non-votes will have the same effect as voting “AGAINST” the Transaction Proposal, but will have no effect on the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to our Secretary at the address listed below so that it is received by our Secretary prior to the Special Meeting or attend the Special Meeting in person via the virtual meeting platform and vote. You also may revoke your proxy by sending a notice of revocation to our Secretary, which must be received by our Secretary prior to the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A:

We will pay the cost of soliciting proxies for the Special Meeting. We have engaged Morrow Sodali LLC to assist in the solicitation of proxies for the Special Meeting. We have agreed to pay a fee of $30,000, plus disbursements, and will reimburse Morrow Sodali LLC for its reasonable out-of-pocket expenses and indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of DPCM Common Stock for their expenses in forwarding soliciting materials to beneficial owners of DPCM Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

DPCM Capital, Inc.

382 NE 191 Street, #24148

Miami, FL 33179

Email: mkilkenny@hstrategies.com

You may also contact the proxy solicitor for DPCM at:

Morrow Sodali LLC

333 Ludlow Street, 5th

Floor, South Tower

Stamford CT 06902

Tel: Toll-Free (800) 662 5200 or (203) 658-9400

Email: XPOA.info@investor.morrowsodali.com

To obtain timely delivery, stockholders must request the materials no later than             , 2022, or five business days prior to the Special Meeting.

You may also obtain additional information about DPCM from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your Public Shares (either physically or electronically) to the Transfer Agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your Public Shares, please contact the Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of DPCM and D-Wave, to fully understand the proposed Transaction (as described below) before voting on the proposals to be considered at the Special Meeting (as described below). Please see the section titled “Where You Can Find More Information.”

Unless otherwise specified, all share calculations assume (i) no exercise of redemption rights by our Public Stockholders; and (ii) no inclusion of any Public Shares issuable upon the exercise of the Warrants.

The Registrant, D-Wave Quantum Inc., is a wholly-owned subsidiary of DPCM Capital, Inc. As a result of the Transaction, DPCM Capital and D-Wave Systems Inc. will become subsidiaries of D-Wave Quantum Inc.

DPCM

DPCM is a blank check company incorporated on March 24, 2020 as a Delaware corporation and formed for the purpose of effecting an initial business combination with one or more target businesses.

The Public Shares, Public Units and Public Warrants are traded on the NYSE under the ticker symbols “XPOA,” “XPOA.U” and “XPOA.WS,” respectively. D-Wave Quantum has applied to list the D-Wave Quantum Common Shares and D-Wave Quantum Warrants on the NYSE under the proposed symbols “QBTS” and “QBTS.WS,” respectively, upon the consummation of the Transaction.

The mailing address of our principal executive office is 382 NE 191 Street, #24148, Miami, FL 33179.

D-Wave

D-Wave is a leader in the development and delivery of quantum computing systems, software and services, and is the world’s first commercial supplier of quantum computers—and the only company developing both annealing quantum computers and gate-model quantum computers. Its mission is to unlock the power of quantum computing today to benefit business and society. D-Wave does this by delivering customer value with practical quantum applications for problems as diverse as logistics, artificial intelligence, materials sciences, drug discovery, scheduling, cybersecurity, fault detection, and financial modeling. D-Wave’s systems are being used by some of the world’s most advanced organizations, including NEC Corporation, Volkswagen, DENSO, Lockheed Martin, Forschungszentrum Jülich, University of Southern California, and Los Alamos National Laboratory. With headquarters and the Quantum Engineering Center of Excellence based near Vancouver, Canada, D-Wave’s U.S. operations are based in Palo Alto, California. D-Wave has a blue-chip investor base that includes PSP Investments, Goldman Sachs, BDC Capital, NEC Corp., Aegis Group Partners, and In-Q-Tel.

Following the Transaction, D-Wave will become an indirect subsidiary of D-Wave Quantum.

The mailing address of D-Wave’s principal office is 3033 Beta Avenue, Burnaby, British Columbia, V5G 4M9 Canada.

The Transaction

General

On February 7, 2022, DPCM entered into the Transaction Agreement with D-Wave Quantum, Merger Sub, CallCo, ExchangeCo and D-Wave. Pursuant to the Transaction Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•

On the Closing Date, Merger Sub will merge with and into DPCM, as a result of which DPCM will become a direct, wholly-owned subsidiary of D-Wave Quantum, with the stockholders of DPCM receiving D-Wave Quantum Common Shares;

•

Immediately following the DPCM Merger, the parties will proceed to effect the Arrangement on the terms and subject to the conditions set forth in the Plan of Arrangement and the Transaction Agreement or made at the direction of the Court in accordance with the Interim Order or the Final Order (as defined below), in each such case, with the prior written consent of DPCM and D-Wave, each such consent not to be unreasonably withheld, conditioned or delayed. Pursuant to the Plan of Arrangement, (i) CallCo will acquire a portion of the issued and outstanding D-Wave Shares from certain holders in exchange for D-Wave Quantum Common Shares in the D-Wave Quantum Share Exchange, (ii) CallCo will contribute such D-Wave Shares to ExchangeCo in exchange for ExchangeCo Common Shares, (iii) following the D-Wave Quantum Exchange, ExchangeCo will acquire the remaining issued and outstanding D-Wave Shares from the remaining holders of D-Wave Shares in exchange for Exchangeable Shares and (iv) as a result of the foregoing, D-Wave will become a wholly-owned subsidiary of ExchangeCo. The holders of the Exchangeable Shares will have certain rights as specified in the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement, including the right to exchange Exchangeable Shares for D-Wave Quantum Common Shares, subject to the terms and conditions of the Exchangeable Shares (the “Arrangement”);

•

Concurrently with the execution of the Transaction Agreement, the Sponsor, DPCM, D-Wave Quantum and D-Wave entered into a Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to (i) vote in favor of the Transaction Agreement and the Transaction, (ii) a certain number of D-Wave Quantum Common shares becoming subject to certain vesting conditions immediately prior to, and contingent upon, the Closing, (iii) reimburse or otherwise compensate DPCM for an aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable (and not otherwise expressly allocated to D-Wave or any of its subsidiaries (each a “Group Company”) or any holder of D-Wave Shares, D-Wave Options or D-Wave Warrants pursuant to the terms of the Transaction Agreement or any ancillary document), whether or not due, by DPCM, ExchangeCo, D-Wave Quantum, Merger Sub or CallCo (together, the “DPCM Parties”) in connection with the negotiation, preparation or execution of the Transaction Agreement or any ancillary documents, the performance of its covenants or agreements in the Transaction Agreement or any ancillary document or the consummation of the Transaction, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any DPCM Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any DPCM Party pursuant to the Transaction Agreement or any ancillary document (“DPCM Expenses”) in excess of the sum of (a) $35,000,000 plus (b) an amount up to $100,000 to the extent paid by DPCM to the PIPE Financing placement agents in connection with the PIPE Financing plus (c) an amount equal to any fees payable by DPCM to the PIPE Financing placement agents in connection with the Additional PIPE Financing, if applicable and (iv) the forfeiture of certain shares of DPCM Class B Common Stock;

•

On June 16, 2022, the Sponsor, DPCM, D-Wave Quantum and D-Wave entered into an Amended and Restated Sponsor Agreement, pursuant to which, among other things, the Sponsor agreed to (i) vote in favor of the Transaction Agreement and the Transaction, (ii) reimburse or otherwise compensate DPCM for an aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable (and not otherwise expressly allocated to D-Wave or any of its subsidiaries (each a “Group Company”) or any holder of D-Wave Shares, D-Wave Options or D-Wave Warrants pursuant to the terms of the Transaction Agreement or any ancillary document), whether or not due, by DPCM, ExchangeCo, D-Wave Quantum, Merger Sub or CallCo (together, the “DPCM Parties”) in connection with the negotiation, preparation or execution of the Transaction Agreement or any ancillary documents, the performance of its covenants or agreements in the Transaction Agreement or any ancillary document or the consummation of the Transaction, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any DPCM Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any DPCM Party pursuant to the Transaction Agreement or any ancillary document (“DPCM Expenses”) in excess of the sum of $6,750,000 and (iii) the forfeiture of 4,484,425 shares of DPCM Class B Common Stock. Pursuant to the Amended and Restated Sponsor Support Agreement, D-Wave may allocate up to 3,287,762 D-Wave Quantum Common Shares if D-Wave determines, in its sole discretion following consultation with DPCM, that such allocation would be advisable in connection with the consummation of the Transaction. D-Wave has not discussed allocating such shares to any person and has not identified any person that it might allocate such shares to. However, if prior to consummation of the Transaction, an opportunity arises to sell the shares to a potential investor in a private placement, and D-Wave believes that such a sale would provide D-Wave Quantum with additional liquidity after the consummation of the Transaction and would otherwise be in the best interest of D-Wave Quantum, D-Wave wishes to reserve the right to do so following consultation with DPCM;

•

Concurrently with the execution of the Transaction Agreement, certain D-Wave Shareholders entered into a Transaction Support Agreement with DPCM and D-Wave (each such D-Wave Shareholder, a “Supporting D-Wave Shareholder”), pursuant to which each such Supporting D-Wave Shareholder agreed to, among other things, support and vote in favor of the special resolution of the D-Wave Shareholders and holders of the D-Wave Options in respect of the Arrangement to be considered at the meeting of the D-Wave Shareholders (the “D-Wave Arrangement Resolution”);

•

Concurrently with the execution of the Transaction Agreement, the PIPE Investors entered into subscription agreements (the “PIPE Subscription Agreements”), pursuant to which, among other things, each PIPE Investor subscribed to and agreed to purchase on the Closing Date, and D-Wave Quantum agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of D-Wave Quantum Common Shares equal to the purchase price set forth therein, divided by $10.00 and multiplied by an amount equal to the Exchange Ratio, in each case, on the terms and subject to the conditions set forth therein;

•

On June 16, 2022, DPCM, D-Wave Quantum, Merger Sub, CallCo, ExchangeCo and D-Wave entered into an Amendment to the Transaction Agreement, pursuant to which, the amount of Permitted DPCM Expenses was reduced to $7,000,000;

•

Also on June 16, 2022, D-Wave agreed to waive the minimum cash condition in the Transaction Agreement of Aggregate Transaction Proceeds being equal to or greater than $115,000,000, subject to Aggregate Transaction Proceeds being equal to or greater than $30,000,000; and

•

At the Closing, D-Wave Quantum, Sponsor, the other holders of DPCM Class B Common Stock and each shareholder of D-Wave (each, a “D-Wave Shareholder”) party thereto will, pursuant to the Plan of Arrangement, become parties to a registration rights and lock-up agreement (the “Registration Rights and Lock-Up Agreement”), pursuant to which, among other things, each of Sponsor, the other holders of DPCM Class B Common Stock and D-Wave Shareholders (a) will agree not to effect any sale or distribution of certain equity securities of D-Wave Quantum held by any of them during the lock-up period described therein and (b) will be granted certain registration rights with respect to their respective D-Wave Quantum Common Shares, in each case, on the terms and subject to the conditions set forth therein.

Unlike most other business combinations with special purpose acquisition companies, the Transaction is structured to provide holders of DPCM Class A Common Stock that do not redeem their shares with a pro rata right to an additional 5,000,000 D-Wave Quantum Common Shares.

In order to complete the Arrangement, in accordance with applicable laws and the interim order of the Supreme Court of British Columbia made pursuant to Section 291 of the Business Corporations Act (British Columbia) (the “BCBCA”), in a form acceptable to D-Wave and DPCM, each acting reasonably (the “Interim Order”), the D-Wave Arrangement Resolution shall have been approved by at least (i) two-thirds of the votes cast by D-Wave Shareholders, in person or by proxy at the D-Wave Shareholders Meeting, and (ii) two-thirds of the votes cast by the D-Wave Shareholders and the holders of D-Wave Options, voting together as a single class, in person or by proxy at the D-Wave Shareholders Meeting, including any adjournment or postponement thereof in accordance with the terms of the Transaction Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the D-Wave Arrangement Resolution (the “D-Wave Shareholders Meeting”).

Consideration in the Transaction

At the Effective Time, each issued and outstanding share of DPCM Class A Common Stock (other than any Excluded Shares and after giving effect to the DPCM Stockholder Redemption) will be automatically converted into and exchanged for the right to receive from the depositary, for each share of DPCM Class A Common Stock, a number of D-Wave Quantum Common Shares equal to the Exchange Ratio, following which each share of DPCM Class A Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist by virtue of the DPCM Merger and each former holder of DPCM Class A Common Stock will thereafter cease to have any rights with respect to the share of DPCM Class A Common Stock.

At the Effective Time, each issued and outstanding share of DPCM Class B Common Stock (other than any Excluded Shares and after giving effect to the DPCM Stockholder Redemption) will be automatically converted into and exchanged for the right to receive from the depositary, one D-Wave Quantum Common Share, following which each share of DPCM Class B Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist by virtue of the DPCM Merger and each former holder of DPCM Class B Common Stock will thereafter cease to have any rights with respect to the shares of DPCM Class B Common Stock, except as provided in the Transaction Agreement or by applicable law.

Immediately following the consummation of the DPCM Merger (the “Arrangement Effective Time”), pursuant to the Plan of Arrangement, each outstanding D-Wave Share will be automatically converted into and exchanged for the right to receive a number of D-Wave Quantum Common Shares or Exchangeable Shares (the “Consideration Shares”) equal to, in the aggregate, (a) (i) the Adjusted Equity Value divided by (ii) $10.00, divided by (b) the sum of (without duplication) (i) the aggregate number of common shares of D-Wave (“D-Wave Common Shares”) issued and outstanding immediately prior to the Effective Time determined on an as converted basis (including, for the avoidance of doubt, the number of D-Wave Common Shares issuable upon conversion of the D-Wave Preferred Shares, other than the Class B3 Preferred Shares in the capital of D-Wave, based on the then applicable conversion ratio or conversion price thereof), (ii) the aggregate number of D-Wave Common Shares issuable upon exercise of all D-Wave Options, whether vested or unvested, and (iii) the aggregate number of D-Wave Common Shares issuable upon the exercise of all D-Wave Warrants, whether vested or unvested (the “Per Share D-Wave Stock Consideration”); provided that with respect to the Class B3 Preferred Shares in the capital of D-Wave, “Per Share D-Wave Stock Consideration” means zero Consideration Shares.

Unlike most other business combinations with special purpose acquisition companies, the Transaction is structured to provide holders of DPCM Class A Common Stock that do not redeem their shares with a pro rata right to a pool of an additional 5,000,000 D-Wave Quantum Common Shares. None of the holders of the DPCM Class B Common Stock will get the benefit of the additional shares. The holders of DPCM Class A Common Stock that do not elect to redeem their shares in connection with the Transaction will receive a number of D-Wave Quantum Common Shares for each share of DPCM Class A Common Stock equal to the Exchange Ratio between 1.1666667 (assuming the No Redemption Scenario) and 1.4541326 (if redemptions are equal to or greater than approximately 63.3%). In no event will the Exchange Ratio exceed 1.4541326, which is the

Exchange Ratio that would result from redemptions of approximately 63.3% by the stockholders of DPCM. See “The Transaction Agreement and Related Agreements—Conversion of Shares.”

Conditions to Closing of the Transaction

The Transaction Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others:

•

the D-Wave Arrangement Resolution shall have been approved by at least (i) two-thirds of the votes cast by D-Wave Shareholders, in person or by proxy at the D-Wave Shareholders Meeting, and (ii) two-thirds of the votes cast by the D-Wave Shareholders and the holders of D-Wave Options, voting together as a single class, in person or by proxy at the D-Wave Shareholders Meeting, as may be varied in accordance with the Interim Order;

•

the Interim Order and the final order of the Supreme Court of British Columbia pursuant to Section 291 of the BCBCA, in a form acceptable to D-Wave and DPCM, each acting reasonably, approving the Arrangement (the “Final Order”) shall have been obtained on terms consistent with the Transaction Agreement and shall not have been set aside or modified in a manner unacceptable to either DPCM or D-Wave, each acting reasonably, on appeal or otherwise;

•

D-Wave Quantum has notified the Minister of Innovation, Science and Industry of the Transaction (the “Minister”) and (i) the Minister has not sent to D-Wave Quantum a notice under subsection 25.2(1) of the Investment Canada Act (Canada) (the “Investment Canada Act”) within the prescribed time period and the Governor in Council has not made an order under subsection 25.3(1) of the Investment Canada Act in respect of the Transaction within the prescribed time period; (ii) if such a notice has been sent or such an order has been made, D-Wave Quantum has subsequently received (A) a notice under paragraph 25.2(4)(a) of the Investment Canada Act indicating that a review of the Transaction on grounds of national security will not be commenced, (B) a notice under paragraph 25.3(6)(b) of the Investment Canada Act indicating that no further action will be taken in respect of the Transaction, or (C) a copy of an order under paragraph 25.4(1)(b) authorizing the Transaction; or (iii) if the Minister determines that a notification is not required under sections 11 and 12 of the Investment Canada Act then 45 days have passed after notifying the Minister of the Transaction (the “Investment Canada Act Approval”);

•	no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect;

•

this Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to this Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

•

DPCM shall have obtained the approval of each Transaction Agreement Proposal by the affirmative vote of the holders of the requisite number of shares of DPCM Common Stock entitled to vote thereon, whether in person or by proxy at the Special Meeting in accordance with the Governing Documents of DPCM and applicable law;

•

after giving effect to the Transaction (including the PIPE Financing), DPCM shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time. receipt of approval for listing on the New York Stock Exchange the shares of DPCM Class A Common Stock to be issued in connection with the closing subject only to official notice of issuance; and

•	the D-Wave Quantum Common Shares to be issued pursuant to the Transaction shall have been approved for listing on NYSE.

Related Agreements

PIPE Subscription Agreements

Concurrently with the execution of the Transaction Agreement, the PIPE Investors entered into the PIPE Subscription Agreements pursuant to which, among other things, each PIPE Investor agreed to subscribe for and purchase on the Closing Date, and D-Wave Quantum will agree to issue and sell to each such PIPE Investor on the Closing Date, the number of D-Wave Quantum Common Shares equal to the purchase price set forth therein, divided by $10.00 and multiplied by the Exchange Ratio (resulting in a cost basis of approximately $8.57 and $6.88 per D-Wave Quantum Common Share in each of the No Redemption Scenario and the Maximum Redemption Scenario, respectively, or if redemptions are equal to or greater than approximately 63.3%), in each case, on the terms and subject to the conditions set forth therein. See “Proposal No. 1—The Transaction Proposal — Related Agreements —PIPE Financing.”

Sponsor Support Agreement

Concurrently with the execution of the Transaction Agreement, Sponsor, DPCM, D-Wave Quantum and D-Wave entered into the Sponsor Support Agreement, pursuant to which, among other things:

•

Sponsor has agreed to vote in favor and support of the Transaction Agreement and the Transaction including (i) the approval, consent, ratification and adoption of the Transaction Agreement Proposals (as defined below) and the Transaction and (ii) all other matters or resolutions that could be expected to facilitate the Transaction;

•

Sponsor has agreed that, following the Closing, 1,813,125 D-Wave Quantum Common Shares beneficially owned by Sponsor will be subject to an “earn out” pursuant to which such shares shall be forfeited by Sponsor on the fifth anniversary of the Closing unless, prior thereto, the closing price of the D-Wave Quantum Common Shares equals or exceeds an amount equal to (x)(1) $10.00 divided by (2) the Exchange Ratio multiplied by (y) 1.2 for any twenty (20) trading days within any consecutive thirty (30) trading day period;

•

Sponsor has agreed that, immediately prior to the Closing, Sponsor will irrevocably forfeit and surrender the 1,196,663 Forfeited Shares to DPCM for no consideration as a contribution to the capital of DPCM;

•

Sponsor has agreed that, in the event Aggregate Transaction Proceeds shall be equal to or less than $130,000,000 as of the redemption deadline for the DPCM Stockholder Redemption based on elections by holders of DPCM Class A Common Stock to redeem as of such date and a good faith estimate of DPCM Expenses that are unpaid as of immediately prior to the Closing (“Unpaid DPCM Expenses”) and other amounts through Closing, D-Wave shall be entitled to cause Sponsor to transfer the 906,563 shares of DPCM Class B Common Stock to DPCM or other DPCM Stockholders, as directed by D-Wave;

•

If, immediately prior to the Closing, DPCM Expenses shall exceed Permitted DPCM Expenses, Sponsor will, at its election, either (i) reimburse DPCM an amount equal to such excess or (ii) irrevocably forfeit and surrender a number of Sponsor Shares, equal to (x) the amount of such excess divided by (y) (1) $10.00 divided by (2) the Exchange Ratio, to DPCM for no consideration as a contribution to the capital of DPCM; and

•

Sponsor will cause there to be no conversions of shares of DPCM Class B Common Stock such that there are an aggregate of 7,500,000 shares of DPCM Class B Common Stock outstanding as of the Closing and, to the extent any such conversions nevertheless occur, Sponsor will transfer and/or forfeit DPCM Class B Common Stock in a manner that results in the other DPCM Stockholders and the D-Wave Shareholders being in the same position economically and otherwise as they would have been in, immediately following the Closing, had such conversions not occurred.

On June 16, 2022, Sponsor, DPCM, D-Wave Quantum and D-Wave entered into the Amended and Restated Sponsor Support Agreement, pursuant to which, among other things:

•

Sponsor has agreed to vote in favor and support of the Transaction Agreement and the Transaction including (i) the approval, consent, ratification and adoption of the Transaction Agreement Proposals (as defined below) and the Transaction and (ii) all other matters or resolutions that could be expected to facilitate the Transaction;

•

Sponsor has agreed that, immediately prior to the Closing, Sponsor will irrevocably forfeit and surrender the 4,484,425 Forfeited Shares to DPCM for no consideration as a contribution to the capital of DPCM;

•

D-Wave may allocate up to 3,287,762 D-Wave Quantum Common Shares if D-Wave determines, in its sole discretion following consultation with DPCM, that such allocation would be advisable in connection with the consummation of the Transaction. D-Wave has not discussed allocating such shares to any person and has not identified any person that it might allocate such shares to. However, if prior to consummation of the Transaction, an opportunity arises to sell the shares to a potential investor in a private placement, and D-Wave believes that such a sale would provide D-Wave Quantum with additional liquidity after the consummation of the Transaction and would otherwise be in the best interest of D-Wave Quantum, D-Wave wishes to reserve the right to do so following consultation with DPCM;

•

If, immediately prior to the Closing, DPCM Expenses exceed $6,750,000, Sponsor will reimburse DPCM an amount equal to such excess; provided, if Sponsor fails to timely reimburse DPCM an amount equal to such excess, D-Wave may, at its sole discretion, require Sponsor to irrevocably forfeit and surrender all of the shares of DPCM Class B Common Stock held by Sponsor; and

•

Sponsor will cause there to be no conversions of shares of DPCM Class B Common Stock such that, ignoring the forfeiture of the Forfeited Shares, there are an aggregate of 7,500,000 shares of DPCM Class B Common Stock outstanding as of the Closing and, to the extent any such conversions nevertheless occur, Sponsor will transfer and/or forfeit DPCM Class B Common Stock in a manner that results in the other DPCM Stockholders and the D-Wave Shareholders being in the same position economically and otherwise as they would have been in, immediately following the Closing, had such conversions not occurred.

Transaction Support Agreement

On February 7, 2022, concurrently with the execution of the Transaction Agreement, DPCM and D-Wave entered into a Transaction Support Agreement with each of the Supporting D-Wave Shareholders, pursuant to which, among other things, such Supporting D-Wave Shareholders have agreed to (a) vote their D-Wave Shares in support and favor of the D-Wave Arrangement Resolution and (b) vote in favor and support all other matters or resolutions that could reasonably be expected to facilitate the Transaction. In addition, the Supporting D-Wave Shareholders have agreed to terminate the Shareholder Agreement, dated as of April 14, 2020 (as amended), the Investor Rights Agreement, dated as of April 14, 2020 (as amended) and any rights under any letter agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to the D-Wave Shareholders.

Registration Rights and Lock-Up Agreement

At the Closing, D-Wave Quantum, Sponsor, the other holders of DPCM Class B Common Stock and each D-Wave Shareholder (such stockholders, the “Registration Rights Holders”) will, pursuant to the Plan of Arrangement, become parties to the Registration Rights and Lock-Up Agreement, pursuant to which, among other things, D-Wave Quantum will be obligated to file a registration statement to register the resale of certain equity securities of D-Wave Quantum held by the Registration Rights Holders. The Registration Rights and Lock-Up Agreement will also provide the Registration Rights Holders with demand registration rights and “piggy-back” registration rights, in each case, subject to certain requirements and customary conditions. Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the securities of D-Wave Quantum held by the Registration Rights Holders to be locked-up for a period of time as set forth below.

D-Wave Lock-up Period. The D-Wave Lock-Up Period will apply to the shareholders of D-Wave who will receive D-Wave Quantum Common Shares or Exchangeable Shares pursuant to the Transaction Agreement and refers to the period ending on the earlier of (A) six (6) months following the Closing and (B) the date on which (x) the last reported sale price of the D-Wave Quantum Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the ninetieth (90th) day following the Closing or (y) the completion by D-Wave of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of D-Wave’s public shareholders having the right to exchange their D-Wave Quantum Common Shares for cash, securities or other property.

Founder Lock-up Period. The Founder Lock-Up Period will apply to the holders of shares of DPCM Class B Common Stock who will receive D-Wave Quantum Common Shares pursuant to the Transaction Agreement and refers to (i) with respect to the Founder Shares, the period ending on the earlier of (A) one (1) year following the Closing and (B) the date on which (x) the last reported sale price of the D-Wave Quantum Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the one hundred and fiftieth (150th) day following the Closing, or (y) the completion by D-Wave of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of D-Wave’s public shareholders having the right to exchange their D-Wave Quantum Common Shares for cash, securities or other property, and (ii) with respect to the Private Warrants, thirty (30) days after the Closing.

The Lincoln Park Transactions

On June 16, 2022, D-Wave Quantum, D-Wave and DPCM entered into the Purchase Agreement with Lincoln Park pursuant to which Lincoln Park has agreed to purchase from D-Wave Quantum, at the option of D-Wave Quantum, up to $150,000,000 of D-Wave Quantum Common Shares from time to time over a 36-month period following the Commencement Date (as defined below). The Purchase Agreement is subject to certain limitations including but not limited to, the filing and effectiveness of the Lincoln Park Registration Statement. In connection with the Purchase Agreement, D-Wave Quantum, D-Wave and DPCM also entered into a Registration Rights Agreement (the “Lincoln Park Registration Rights Agreement”) with Lincoln Park, pursuant to which D-Wave Quantum has agreed to file the Lincoln Park Registration Statement with the SEC within thirty (30) days following the Closing. See “Proposal No. 1—The Transaction Proposal—Related Agreements—The Lincoln Park Transactions.”

Exchangeable Share Support Agreement

In connection with the Plan of Arrangement, D-Wave Quantum, CallCo and ExchangeCo will execute the Exchangeable Share Support Agreement which, among other things, will provide D-Wave Quantum and CallCo, in addition to the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares (including, without limitation, the Retraction Call Right (as defined below)), the right to purchase Exchangeable Shares from the holders thereof (other than D-Wave Quantum and its affiliates) upon the occurrence of certain events, as specified in the Exchangeable Share Support Agreement. Further, the Exchangeable Share Support Agreement provides for the protection of the “economic equivalence” with respect to the D-Wave Quantum Common Shares and the Exchangeable Shares and for D-Wave Quantum to use its commercially reasonable efforts to effect the registration of the D-Wave Quantum Common Shares issued upon the exchange of Exchangeable Shares. Please see the section titled “Description of Exchangeable Shares and Related Agreement – Exchangeable Share Support Agreement.”

Voting and Exchange Trust Agreement

The purpose of the Voting and Exchange Trust Agreement is to create a trust for the benefit of the registered holders from time to time of Exchangeable Shares (other than D-Wave Quantum, CallCo or their respective affiliates) (the “Beneficiaries”). A trustee to be mutually chosen by D-Wave Quantum and D-Wave, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement and any successor trustee appointed under the Voting and Exchange Trust Agreement (the “Trustee”) will hold the Special Voting Share (as defined below) in order to enable the Trustee to exercise the voting rights attached to the Exchangeable Shares. Holders of Exchangeable Shares can direct the Trustee as to how to vote their Exchangeable Shares on an as-converted to D-Wave Quantum Common Shares basis. The Trustee will hold the Exchange Right and the Automatic Exchange Right (both as defined below) in order to enable the Trustee to exercise or enforce such rights, in each case as trustee for and on behalf of the Beneficiaries. Please see the section titled “Description of Exchangeable Shares and Related Agreement – Voting and Exchange Trust Agreement.”

Organizational Structure

The diagrams below depict simplified versions of the current organizational structures of DPCM and D-Wave, respectively.

DPCM (Current Structure)

D-Wave (Current Structure)

Post-Transaction Structure

The diagram below depicts a simplified version of D-Wave Quantum’s organizational structure immediately following the completion of the Transaction.

Impact of the Transaction on D-Wave Quantum’s Public Float

It is anticipated that, upon the consummation of the Transaction:

•	the Sponsor and the other Initial Stockholders will obtain ownership interests of approximately 1.9% and 0.2%, respectively, in D-Wave Quantum;

•	DPCM’s Public Stockholders will obtain an ownership interest of approximately 24.2% in D-Wave Quantum;

•	PIPE Investors will own approximately 3.2% of D-Wave Quantum; and

•	the current D-Wave Equityholders will obtain an ownership interest of approximately 70.5% of D-Wave Quantum.

These levels of ownership interest:

•	exclude the impact of the D-Wave Quantum Common Shares underlying the D-Wave Quantum Warrants following the consummation of the Transaction;

•	assume that no Public Stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in Trust Account;

•	assume that all Exchangeable Shares have been exchanged for D-Wave Quantum Common Shares;

•

exclude the impact of the D-Wave Options that are outstanding as of April 30, 2022 and will remain outstanding in accordance with their terms and exercisable for D-Wave Quantum Common Shares following consummation of the Transaction (it being understood that as the outstanding D-Wave Options vest in accordance with their respective terms);

•	exclude the impact of the D-Wave Warrants that are outstanding as of April 30, 2022 (it being understood that as the outstanding D-Wave Warrants vest in accordance with their respective terms);

•	exclude the 4,484,425 Forfeited Shares in accordance with the Amended and Restated Sponsor Support Agreement;

•	excludes Commitment Shares issuable to Lincoln Park pursuant to the Purchase Agreement;

•

excludes the up to 3,287,762 D-Wave Quantum Common Shares that D-Wave may allocate in connection with the consummation of the Transaction pursuant to the Amended and Restated Sponsor Support Agreement;

•	assume that no shares are issued pursuant to the 2022 Equity Incentive Plan (the “2022 Plan”); and

•

assume that no shares are issued pursuant to the Employee Stock Purchase Plan. See the sections titled “Unaudited Pro Forma Combined Financial Information,” “Proposal No. 2—The Equity Incentive Plan Proposal” and “Proposal No. 3—The Employee Stock Purchase Plan Proposal” of this proxy statement/prospectus for additional information.

In addition, the following table, based on the outstanding equity as of April 30, illustrates varying beneficial ownership levels in D-Wave Quantum, assuming the No Redemption Scenario and the maximum redemptions by DPCM’s Public Stockholders that could occur, in each case assuming that all Exchangeable Shares have been exchanged for D-Wave Quantum Common Shares (but excluding potential dilution from Public Warrants and Private Warrants):

	No Redemptions(1)		Maximum Redemption Scenario(2)
Pro Forma Ownership	Number of Shares of D-Wave Quantum Common Shares	% of O/S	Number of Shares of D-Wave Quantum Common Shares	% of O/S
DPCM Public Stockholders	35,000,000	24.2%	0	0.0%
Sponsor(3)	2,768,075	1.9%	2,768,075	2.5%
Additional Holders of DPCM Class B Common Stock	247,500	0.2%	247,500	0.2%
PIPE Investors(4)	4,666,667	3.2%	5,816,530	5.3%
Current D-Wave Equityholders(5)	101,898,657	70.5%	100,912,529	92.0%

Total Shares Outstanding(6)(7)(8)	144,580,899	100.0%	109,744,634	100.0%

(1)	Assumes that no shares of DPCM Class A Common Stock are redeemed.
(2)	Assumes redemptions of all 30,000,000 shares of DPCM Class A Common Stock.
(3)	Share amounts exclude the 4,484,425 Forfeited Shares in accordance with the Amended and Restated Sponsor Support Agreement.
(4)

Assumes the PIPE Financing is consummated in accordance with its terms for $40.0 million with (i) 4,666,667 D-Wave Quantum Common Shares issued to the PIPE Investors assuming no shares of DPCM Class A Common Stock are redeemed as described in note (1) above and (ii) 5,816,530 D-Wave Quantum Common Shares issued to the PIPE Investors assuming redemptions of all 30,000,000 shares of DPCM Class A Common Stock as described in note (2) above. Includes D-Wave Quantum Common Shares purchased by Current D-Wave Equityholders and affiliates of the Sponsor in the PIPE Financing.

(5)

Excludes (i) D-Wave Quantum Common Shares issuable upon the exercise of D-Wave Options (vested and unvested) after giving effect to the Plan of Arrangement and (ii) D-Wave Quantum Common Shares issuable upon the exercise of D-Wave Warrants (vested and unvested). D-Wave Options and D-Wave Warrants do not represent legally outstanding D-Wave Quantum Common Shares at Closing.

(6)	Excludes remaining shares available for issuance pursuant to any existing or successor equity incentive plan.
(7)	Excludes Commitment Shares issuable to Lincoln Park pursuant to the Purchase Agreement.
(8)

Excludes the up to 3,287,762 D-Wave Quantum Common Shares that D-Wave may allocate in connection with the consummation of the Transaction pursuant to the Amended and Restated Sponsor Support Agreement.

We paid UBS, the underwriter in the DPCM IPO, an underwriting discount of $0.20 per unit offered or $6 million in the aggregate, and agreed to pay them deferred underwriting commissions of $0.35 per unit offered, or $10.5 million in the aggregate, upon the consummation of our initial business combination. These fees were fully earned at the time that the DPCM IPO was consummated. However, on June 15, 2022, UBS agreed to waive its entitlement to the deferred underwriting commission of $10,500,000 to which it became entitled upon completion of the DPCM IPO pursuant to the underwriting agreement between DPCM and UBS, dated as of October 20, 2020 (the “Underwriting Agreement”), subject to the completion of the Transaction. UBS did not provide a reason for its waiver of the deferred underwriting commission and we do not know why it waived the deferred underwriting commission.

Resignation of Financial and Capital Markets Advisors

On May 13, 2022, each of Morgan Stanley and Citi resigned from its role as financial advisor to D-Wave and capital markets advisor to DPCM, respectively, and from its role as co-placement agent for a portion of the PIPE Financing. On May 20, 2022, UBS resigned from its role as capital markets advisor to DPCM.

According to Morgan Stanley’s engagement letter with D-Wave (the “Morgan Stanley Engagement Letter”), Morgan Stanley agreed to provide D-Wave with financial advice and assistance in connection with the Transaction, including, as appropriate, advice and assistance with respect to defining objectives, performing valuation analyses, and structuring, planning and negotiating the Transaction. According to Citi’s engagement letter with DPCM (the “Citi Engagement Letter”), Citi agreed to perform such advisory and investment banking services for DPCM in connection with the Transaction as are customary and appropriate in transactions of such type (including advice on the structure, negotiation strategy, valuation analyses, financial terms, investor meetings and presentations and other matters) that DPCM reasonably requested. According to UBS’ engagement letter with DPCM (the “UBS Engagement Letter”), UBS was to serve as non-exclusive capital markets adviser to DPCM, in which capacity it was authorized to contact existing shareholders of DPCM and other potential investors on a non-reliance basis on behalf of DPCM, and to share with such persons information approved by DPCM expressly for such purpose regarding the Transaction. According to Morgan Stanley’s and Citi’s co-placement agent engagement letter with DPCM (the “Placement Agent Engagement Letter”), each of Morgan Stanley and Citi agreed to identify and contact prospective PIPE Investors, advise DPCM as to the strategy and tactics of negotiations with such prospective PIPE Investors and participate in such negotiations, advise DPCM as to the timing, structure and pricing of the PIPE Financing and provide such other investment banking services as are customary for similar transactions and as may from time to time be agreed upon by Morgan Stanley, Citi and DPCM.

None of Morgan Stanley, Citi or UBS communicated to D-Wave or DPCM, and neither D-Wave nor DPCM are aware, that the resignations were the result of any dispute or disagreement with D-Wave or DPCM, including any disagreement relating to the disclosure in the registration statement of which this proxy statement/prospectus forms a part, the scope of their respective engagements or their ability to complete such engagements, or any matter relating to D-Wave’s or DPCM’s operations, prospects, policies, procedures or practices. In connection with such resignations, Morgan Stanley waived its entitlement to $12,000,000 of fees payable upon completion of the Transaction, and Citi waived its entitlement to $10,000,000 of fees payable upon completion of the Transaction. Additionally, each of Citi and Morgan Stanley waived their respective entitlements to placement fees equal to 2.00% (for a total of 4.00%) of the gross proceeds received by DPCM or D-Wave Quantum upon consummation of the PIPE Financing (excluding any proceeds from PIPE Investors identified by DPCM or D-Wave without the involvement of Citi or Morgan Stanley), which was contingent and payable upon consummation of the PIPE Financing. Accordingly, none of D-Wave Quantum, D-Wave or DPCM has paid to either of Morgan Stanley or Citi, and is not liable for, any fees, including any fees for services already rendered. Prior to their respective resignations, D-Wave had been negotiating with each Morgan Stanley and Citi to reduce the fees payable to Morgan Stanley or Citi, as applicable, upon completion of the Transaction. In addition, prior its resignation, D-Wave had been negotiating with UBS to reduce the underwriting commission payable to UBS upon completion of the Transaction, and on June 15, 2022, UBS agreed to waive its entitlement to the deferred underwriting commission of $10,500,000 to which it became entitled upon completion of the DPCM IPO, subject to the consummation of the Transaction. Accordingly, none of D-Wave Quantum, D-Wave or DPCM is liable for payment of the deferred underwriting commission of $10,500,000 to UBS. UBS was previously paid $6,000,000 of underwriter commission in connection with the DPCM IPO. Neither D-Wave nor DPCM expect to incur additional costs as a result of the resignations of each of Morgan Stanley, Citi and UBS and neither D-Wave nor DPCM believe that such resignations will affect the timing of the Transaction.

Each of Morgan Stanley, Citi and UBS claim no remaining role in the Transaction, declined to review the disclosure regarding its resignation and have disclaimed any responsibility for any portion of this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus forms a part, despite having previously rendered services in connection with the Transaction. Each of Morgan Stanley, Citi and UBS’ resignation indicates that it does not want to be associated with the disclosure or the underlying business analysis related to the Transaction. As a result of such resignations, you should not place any reliance on the participation of Morgan Stanley, Citi or UBS prior to such resignations in the transactions contemplated by this proxy statement/prospectus.

DPCM continues to have customary obligations with respect to use of information and indemnification under the Citi Engagement Letter, the UBS Engagement Letter and the Underwriting Agreement and with respect to indemnification under the Placement Agent Engagement Letter, and D-Wave continues to have customary obligations with respect to use of information and indemnification pursuant to the Morgan Stanley Engagement Letter. In particular, as is customary, certain provisions of the Underwriting Agreement shall survive UBS’ waiver of the deferred underwriting commission. These provisions include the relevant clauses of the UBS’ standard terms and conditions, including DPCM’s obligation to indemnify and hold harmless UBS against any losses, claims, damages or liabilities, joint or several, to which UBS may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus (all as defined in the Underwriting Agreement), or any amendment or supplement thereto, any Issuer Free Writing Prospectus (as defined in the Underwriting Agreement), any “roadshow” as defined in Rule 433(h) under the Securities Act (a

“roadshow”), any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any Testing-the-Waters Communication (as defined in the Underwriting Agreement), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse UBS for any legal or other expenses reasonably incurred by UBS in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that DPCM is not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus or any Written Testing-the-Waters Communication, in reliance upon and in conformity with written information furnished to DPCM by or on behalf of UBS expressly for use therein.

Additionally, certain provisions of the Morgan Stanley Engagement Letter survive Morgan Stanley’s resignation and the termination of the Morgan Stanley Engagement Letter. These provisions include the non-disclosure, jury trial waiver, governing law and venue provisions and the related indemnity agreement contained in and forming part of the Morgan Stanley Engagement Letter which will remain operative regardless of any termination of the Morgan Stanley Engagement Letter. In particular, the indemnity agreement in the Morgan Stanley Engagement Letter specifies D-Wave’s (i) obligation to indemnify and hold harmless Morgan Stanley and its affiliates and its and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates from and against any losses, claims, damages or liabilities related to, arising out of or in connection with Morgan Stanley’s engagement under the Morgan Stanley Engagement Letter, and will reimburse each such person for all reasonable expenses (including fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding related to, arising out of or in connection with such engagement, whether or not pending or threatened and whether or not any such indemnified person is a party and (ii) agreement that no indemnified person specified in (i) will have any liability (whether direct or indirect, in contract or tort or otherwise) to D-Wave for or in connection with the Morgan Stanley’s engagement except for any such liability for losses, claims, damages or liabilities incurred by D-Wave that are finally judicially determined to have resulted from the bad faith or gross negligence of any indemnified person ((i) and (ii) together, the “Surviving Indemnity Obligations”).

Certain provisions of the Citi Engagement Letter survive Citi’s resignation and the termination of the Citi Engagement Letter. These provisions include the relevant clauses of Citi’s standard terms and conditions contained in the Citi Engagement Letter, including (i) that Citi will not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any publicly available information and information in reports and other materials provided by others, including, without limitation, information provided by or on behalf of DPCM or D-Wave (the “Information Obligations”) and (ii) indemnification in favor of Citi similar to those provided in the Surviving Indemnity Obligations, and including, with respect to DPCM’s indemnity obligations to Citi for any losses, expenses, claims or proceedings related to or arising out of (A) the contents of oral or written information provided by DPCM, its affiliates and their respective employees or its other agents, which information either DPCM or Citi provides to any actual or potential buyers, sellers, investors or offerees, or (B) any other action or failure to act by DPCM, its affiliates and their respective employees or its other agents or by Citi or any indemnified party in accordance with and at DPCM’s request or with DPCM’s consent.

Additionally, certain provisions of the UBS Engagement Letter survive UBS’ resignation and the termination of the UBS Engagement Letter. These provisions include the treatment of confidential information and the related indemnity agreement incorporated by reference into the UBS Engagement Letter, pursuant to which DPCM agreed to provide UBS with indemnification in favor of UBS similar to the Surviving Indemnity Obligations.

Additionally, certain provisions of the Placement Agent Engagement Letter shall survive each of Morgan Stanley’s and Citi’s resignations as co-placement agents and the termination of the Placement Agent Engagement Letter. These provisions include jury trial waiver, governing law and venue provisions and the related indemnity agreement contained in and forming part of the Placement Agent Engagement Letter which will remain operative regardless of any termination of the Placement Agent Engagement Letter, pursuant to which DPCM agreed to provide indemnification in favor of Morgan Stanley and Citi similar to the Surviving Indemnity Obligations.

In addition, each of the Morgan Stanley Engagement Letter, Citi Engagement Letter, UBS Engagement Letter, Placement Agent Engagement Letter and the Underwriting Agreement described above contains a contribution provision in the event the Surviving Indemnity Obligations (or such similar indemnity obligations) are unavailable or otherwise prohibited by law, however, the contribution obligations of each firm under each of the Morgan Stanley Engagement Letter, Citi Engagement Letter, UBS Engagement Letter and Placement Agent Engagement Letter are limited to the amount of compensation or fees actually paid to such party in respect of the engagement, and the contributions obligations of UBS under the Underwriting Agreement are limited to any amount in excess of the amount by which the total price at which the DPCM Units underwritten by UBS and distributed to the public were offered to the public exceeds the amount of any damages which UBS has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. As a result, none of Morgan Stanley, Citi or UBS has any further contribution liability under their respective engagement letters because they have each waived their rights to any fees in connection with their resignations. UBS, however, retains its contribution obligations under the Underwriting Agreement. Therefore, other than with respect to UBS contribution obligations under the Underwriting Agreement, as a result of such resignations, and in contrast to other transactions where the underwriters and financial advisors did not resign and waive rights to fees or deferred underwriting commissions, as the case may be, the potential financial liability of D-Wave and DPCM with respect to an indemnified loss where such indemnification is otherwise unavailable to the indemnified party may be higher under the respective agreements than it would have been had such underwriters and financial advisors not resigned and waived their rights to any fees or deferred underwriting commissions.

The DPCM Board has considered the potential impact of the resignations of each of Morgan Stanley, Citi and UBS on its assessment of the Transaction and does not view such resignations as significant because, at the time of their respective resignations, the services to be provided by each of Morgan Stanley, Citi and UBS were substantially complete, and UBS’ services in connection with the deferred underwriting commission were completed when the DPCM IPO was completed. Pursuant to the UBS Engagement Letter, UBS was appointed on February 7, 2022, simultaneously with DPCM’s entry into the Transaction Agreement and the PIPE Subscription Agreements, to provide ad hoc capital markets advisory services to DPCM on a go-forward basis and was not involved in the selection of the target or the negotiation of the Transaction or the PIPE Financing. Upon its engagement, UBS agreed to perform such role without requesting or receiving additional compensation from DPCM. While UBS’ agreement to provide capital markets advisory services was ongoing and would not have been completed until the consummation of the Transaction, DPCM did not materially engage with UBS or request any services prior to UBS’ resignation as capital markets advisor. The DPCM Board to this point had not relied on UBS in its role as capital markets advisor and does not believe UBS’ resignation will have a material adverse impact on DPCM’s ability to successfully consummate the Transaction. In addition, the DPCM Board did not receive an opinion from any of Morgan Stanley, Citi or UBS. The DPCM Board understands and considered that other financial advisory firms, including Morgan Stanley, Citi and UBS, have withdrawn or are seeking to withdraw from a number of similar pending transactions as part of a broader market reaction to potential regulatory uncertainty regarding special purpose acquisition companies. While the DPCM Board relied on the advice, analysis and work product of Citi in connection with the Transaction and the PIPE Financing, and both Citi and Morgan Stanley advised on materials reviewed by DPCM’s Board and management, such advice, analysis and work product had been completed prior to the resignations of each of Morgan Stanley, Citi and UBS (and prior to any communication of an intention to resign) and none of Morgan Stanley, Citi or UBS has retracted, modified or disclaimed reliance on such advice, analysis or work product. For these reasons, the

DPCM Board has no reason to discount the advice, analysis or work product provided prior to the resignations of Morgan Stanley, Citi and UBS. The DPCM Board does not expect that the resignation of Morgan Stanley, Citi or UBS will have any significant impact on the Transaction other than reducing the amount of expenses associated with the Transaction and potentially adversely affecting investors’ perception of the Transaction. See the section titled “Proposal No. 1—The Transaction Proposal—Background of the Transaction,” the section titled “Proposal No. 1—The Transaction Proposal—The DPCM Board’s Reasons for the Approval of the Transaction” and the section titled “Risk Factors—Risks Related to DPCM, D-Wave Quantum and the Transaction—Each of Morgan Stanley, Citi and UBS has resigned from its advisory role in connection with the Transaction, and investors should not place any reliance on the fact that any of Morgan Stanley, Citi or UBS was involved with any aspect of the Transaction.”

D-Wave Quantum’s Board of Directors

Following the closing, it is expected that the current CEO of D-Wave, Alan Baratz, will become the CEO of D-Wave Quantum, and D-Wave Quantum’s board of directors will consist of seven directors, which will be divided among the three classes as follows:

•	the Class I directors will be Alan Baratz and Eduard van Gelderen and their terms will expire at the annual meeting of stockholders to be held in 2023;

•	the Class II directors will be Emil Michael and Amy Cappellanti-Wolf and their terms term will expire at the annual meeting of stockholders to be held in 2024; and

•	the Class III directors will be Steven M. West, Michael Rogers and Roger Biscay and their terms will expire at the annual meeting of stockholders to be held in 2025.

See “Management of D-Wave Quantum.”

Special Meeting of the Stockholders of DPCM

Date, Time and Place of Special Meeting

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the Special Meeting will be held via live webcast on             , 2022, at             Eastern time. The Special Meeting can be accessed by visiting             , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental Stock Transfer and Trust Company, the transfer agent.

Proposals

At the Special Meeting, DPCM Stockholders will be asked to consider and vote on:

1.	Transaction Proposal— A proposal to approve the Transaction Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby.

2.	Equity Incentive Plan Proposal—A proposal to approve the 2022 Equity Incentive Plan, including the authorization of the initial share reserve under such plan.

3.	Employee Stock Purchase Plan Proposal—A proposal to approve the Employee Stock Purchase Plan, including the authorization of the initial share reserve under such plan.

4.

Adjournment Proposal— A proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Transaction Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal.

Voting Power; Record Date

Only DPCM Stockholders of record at the close of business on             , 2022, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. Each DPCM Stockholder is entitled to one vote for each share of DPCM Common Stock that such stockholder owned as of the close of business on the record date. If a DPCM Stockholder’s shares are held in “street name” or are in a margin or similar account, such stockholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such stockholder are properly counted. On the record date, DPCM expect that there will be 37,500,000 shares of DPCM Common Stock outstanding, of which 30,000,000 are Public Shares and 7,500,000 are Founder Shares held by the Initial Stockholders.

DPCM’s Initial Stockholders and its other officers and directors at the time of the DPCM IPO entered into a letter agreement (the “IPO Letter Agreement”) to vote their DPCM Class B Common Stock and any public shares purchased during or after the DPCM IPO, in favor of the Transaction Proposal. As of the date hereof, the Initial Stockholders own approximately 20% of the total outstanding shares of DPCM Common Stock.

Vote of DPCM’s Sponsor, Directors and Officers

DPCM entered into agreements with the Sponsor, directors and officers, pursuant to which each agreed to vote any shares of DPCM Common Stock owned by them in favor of an initial business combination. Pursuant to the Amended and Restated Sponsor Support Agreement, the Sponsor has agreed to vote any shares of DPCM Common Stock owned by them in favor of the proposals to be presented at the Special Meeting.

Quorum and Required Vote for Proposals at the Special Meeting

The presence, in person (which would include presence at the virtual Special Meeting) or by proxy, of stockholders holding a majority of the voting power of the outstanding shares entitled to vote at the Special Meeting constitutes a quorum at the Special Meeting.

The following votes are required for each proposal at the special meeting:

•

Transaction Proposal: The approval of the Transaction Proposal requires the affirmative vote of (i) a majority of the issued and outstanding shares of DPCM Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of DPCM Class A Common Stock, voting separately as a single series.

•

Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of DPCM Class A Common Stock and DPCM Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•

Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of DPCM Class A Common Stock and DPCM Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of DPCM Class A Common Stock and DPCM Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

Under the Transaction Agreement, the approval of the Transaction Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditions to the consummation of the Transaction. The Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Transaction Proposal. The Adjournment Proposal is not conditioned on, and therefore does not require the approval of, the Transaction Proposal to be effective. If our stockholders do not approve the Transaction Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, the Transaction will not be consummated.

Recommendation of DPCM’s Board of Directors

Our Board believes that each of the Transaction Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of DPCM and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

Interests of Certain Persons in the Transaction

Interests of DPCM Initial Stockholders and DPCM’s Other Current Officers and Directors

In considering the recommendation of the DPCM board of directors to vote in favor of the Transaction, DPCM Stockholders should be aware that aside from their interests as stockholders, the Sponsor and certain other members of the DPCM board of directors and officers have interests in the Transaction that are different from, or in addition to, those of other stockholders generally. The DPCM board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Transaction, and in recommending to DPCM Stockholders that they approve the Transaction. Stockholders should take these interests into account in deciding whether to approve the Transaction.

These interests include:

•	the fact that the Sponsor has waived its right to redeem any of the Founder Shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares which will convert into approximately 2.8 million D-Wave Quantum Common Shares in accordance with the terms of the Transaction Agreement (giving effect to the forfeiture of the 4,484,425 Forfeited Shares) and such securities will have a significantly higher value at the time of the Transaction, estimated at approximately $             based on the closing price of $             per public share on the NYSE on             , 2022, which Founder Shares would become worthless if DPCM fails to complete an initial business combination by October 23, 2022. As a result of the nominal price paid for the Founder Shares, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return following the consummation of the Transaction;

•

the fact that the Sponsor has agreed to waive (pursuant to the IPO Letter Agreement and for no further consideration) its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if DPCM fails to complete an initial business combination by October 23, 2022;

•

the fact that the Sponsor paid approximately $8,000,000 for 8,000,000 Private Warrants, with each such Private Warrant being exercisable at $11.50 for one share of DPCM Class A Common Stock; if DPCM does not consummate an initial business combination by October 23, 2022, then the proceeds from the sale of the Private Warrants will be part of the liquidating distribution to the Public Stockholders and the warrants held by the Sponsor will be worthless; the Private Warrants held by the Sponsor had an aggregate market value of approximately $             based upon the closing price of $             per Public Warrant on the NYSE on             , 2022;

•

the beneficial ownership of Peter Diamandis, Denmark West and Desiree Gruber, each an independent director of DPCM, of 45,000, 37,500 and 37,500 Founder Shares, respectively, initially transferred to such individuals by the Sponsor, which will convert into 120,000 D-Wave Quantum Common Shares in accordance with the terms of the Transaction Agreement. All such shares would become worthless if DPCM does not consummate an initial business combination by October 23, 2022, as these individuals have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $ based on the closing price of $ per public share on the NYSE on , 2022;

•

an entity in which Emil Michael is a manager loaned $200,000 to the Sponsor under the Sponsor Affiliate Note, the proceeds of which were directed to DPCM in order to fund working capital deficiencies or finance transaction costs in connection with a business combination. In the event that the Transaction fails to close, the Sponsor may have insufficient assets and/or funds to enable it to repay such amounts to the entity affiliated with Emil Michael;

•

the economic interests in the Sponsor of certain of DPCM’s officers and directors, which gives them an indirect pecuniary interest in the shares of DPCM Common Stock and DPCM Warrants held by the Sponsor along with a direct interest in the shares of DPCM Common Stock and DPCM Warrants held directly by certain of DPCM’s officers and directors and certain affiliates of the Sponsor, and which interests will be worthless if DPCM does not consummate an initial business combination by October 23, 2022, are summarized in the below table; the value of the DPCM Class B Common Stock and Warrants is calculated based on the price per share of DPCM Class A Common Stock and Warrants as of            , 2022:

	Investment Amount	Number of Shares of DPCM Class B Common Stock	Value of DPCM Class B Common Stock	Number of Warrants	Value of Warrants	Value of DPCM Securities	Other potential interest(1)	Total interest at risk
Emil Michael	$3,037,500	2,568,633	$	2,805,994	$	$	(2)	$
Ignacio Tzoumas	$0	21,756	$	24,000	$	$		$
Peter Diamandis	$0	45,000	$	0	$	$		$
Denmark West	$100,000	114,312	$	84,735	$	$		$
Desiree Gruber	$50,000	75,906	$	42,368	$	$		$
Kyle Wood	$150,000	245,755	$	271,103	$	$		$

Total DPCM Affiliate Interest	$3,337,500	3,071,362	$	3,228,200	$	$		$
Total Non-DPCM Affiliate Interest	$5,187,500	4,350,637	$	4,771,800	$	$		$
Total Interest in Transaction	$8,525,000	10,493,361	$	8,000,000	$	$		$

(1)

Inclusive of $220,000 in loans extended by the Sponsor to DPCM or D-Wave Quantum. There are presently no fees that will be paid to the Sponsor upon consummation of the Transaction and no of out-of-pocket expenses have been incurred that would be reimbursed upon consummation of the Transaction.

(2)	Inclusive of $200,000 loaned to the Sponsor under the Sponsor Affiliate Note by an entity of which Emil Michael is a manager.

Given (i) the differential in the purchase price that the Sponsor and certain of DPCM’s officers and directors paid for the DPCM Class B Common Stock as compared to the price of the DPCM Class A Common Stock, (ii) the differential in the purchase price that the Sponsor paid for the Private Placement Warrants as compared to the price of the Public Warrants, and (iii) the substantial number of D-Wave Quantum Common Shares that the Sponsor and these officers and directors will receive upon conversion of the DPCM Class B Common Stock and/or Private Placement Warrants, the Sponsor and these officers and directors can earn a positive return on their investment, even if DPCM public shareholders have a negative return on their investment.

•

if the Trust Account is liquidated, including in the event DPCM is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to DPCM if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which DPCM has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the DPCM IPO against certain liabilities, including liabilities under the Securities Act;

•

DPCM’s Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the DPCM Charter. DPCM does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, DPCM’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to DPCM as well as the other entities with which they are affiliated. DPCM’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entity with whom DPCM’s management has a pre-existing fiduciary obligation will be presented the opportunity before DPCM is presented with it. DPCM does not believe, however, that the fiduciary duties or contractual obligations of DPCM’s officers or directors or waiver of corporate opportunity materially affected DPCM’s search for a business combination, including the negotiation or recommendation thereof or the provision of advice in connection therewith. DPCM is not aware of any such corporate opportunity not being offered to DPCM and does not believe the renouncement of DPCM’s interest in any such corporate opportunities impacted DPCM’s search for an acquisition target;

•

members of the DPCM Board are entitled to reimbursement for all out-of-pocket expenses incurred by them on DPCM’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; no such out-of-pocket expenses have been incurred to date and are not expected to exceed $10,000;

•

in order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of DPCM’s directors and officers may, but are not obligated to, loan funds to DPCM as may be required. If a business combination were to be consummated, such loaned amounts would be repaid. In the event that the Transaction fails to close, DPCM could use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. To date, an aggregate of $220,000 is outstanding under such loans. In addition, up to $1,500,000 of such loans could be convertible into warrants identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender. No such convertible loans have been incurred to date with respect to the Transaction, nor are any such convertible loans expected to be incurred;

•

CDPM Sponsor Group II, LLC, an affiliate of the Sponsor, entered into an unsecured promissory note with the Sponsor, which note directed funds advanced thereunder to DPCM in order to fund working capital deficiencies or finance transaction costs in connection with a business combination. If a business combination were to be consummated, such loaned amounts would be repaid. In the event that the Transaction fails to close, the Sponsor may have insufficient funds to repay the promissory note. To date, an aggregate of $200,000 is outstanding under such loans. Other than as set forth above, there are no other amounts (including any fees or out-of-pocket expenses) due to affiliates of the Sponsor upon the consummation of the Transaction;

•

following the consummation of the Transaction, D-Wave will continue to indemnify DPCM’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy for the benefit of such individuals; and

•

Emil Michael, the current Chief Executive Officer of DPCM, is expected to be a director of D-Wave Quantum after the consummation of the Transaction. As such, in the future Mr. Michael will receive any cash fees, stock options, stock awards or other remuneration that D-Wave Quantum’s board of directors determines to pay them.

These interests may influence our Board in making their recommendation that you vote in favor of the approval of the Transaction.

Redemption Rights

Under the DPCM Charter, DPCM must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, DPCM has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, DPCM is seeking to obtain the approval of its stockholders of the Transaction Proposal in order to allow is Public Stockholders to effectuate redemptions of their Public Shares in connection with the consummation of the Transaction. The approval of the Transaction is required under the DGCL and the DPCM Charter. In addition, such approval is a condition to the consummation of the Transaction under the Transaction Agreement. For a more detailed description of your redemption rights please see “Special Meeting of the Stockholders of DPCM—Redemption Rights.”

Share Bonus For Non-Redeeming DPCM Shareholders

Unlike most other business combinations with special purpose acquisition companies, the Transaction is structured to provide holders of DPCM Class A Common Stock that do not redeem their shares with a pro rata right to a pool of an additional 5,000,000 D-Wave Quantum Common Shares. None of the holders of the DPCM Class B Common Stock will get the benefit of the additional shares. The holders of DPCM Class A Common Stock that do not elect to redeem their shares in connection with the Transaction will receive a number of D-Wave Quantum Common Shares for each share of DPCM Class A Common Stock equal to the Exchange Ratio between 1.1666667 (assuming the No Redemption Scenario) and 1.4541326 (if redemptions are equal to or greater than approximately 63.3%). In no event will the Exchange Ratio exceed 1.4541326, which is the Exchange Ratio that would result from redemptions equal to or greater than approximately 63.3% by the stockholders of DPCM. See “The Transaction Agreement and Related Agreements—Conversion of Shares.”

Treatment of D-Wave Equity Awards

Pursuant to the Plan of Arrangement, the D-Wave Options will become exercisable for D-Wave Quantum Common Shares. Each such D-Wave Option will be exercisable for a number of D-Wave Quantum Common Shares equal to the Per Share D-Wave Stock Consideration.

Listing of Securities

The Public Shares, Public Units and Public Warrants are traded on the NYSE under the ticker symbols “XPOA,” “XPOA.U” and “XPOA.WS,” respectively. D-Wave Quantum has applied to list the D-Wave Quantum Common Shares and D-Wave Quantum Warrants on the NYSE under the proposed symbols “QBTS” and “QBTS.WS,” respectively, upon the consummation of the Transaction.

Comparison of Stockholder Rights

There are certain differences in the rights of DPCM Stockholders and D-Wave Quantum stockholders prior to the Transaction and following the closing of the Transaction. Please see the section titled “Comparison of Stockholder Rights.”

Investment Canada Act Approval

There is no mandatory pre-closing review required under the ‘net benefit to Canada’ provisions of the Investment Canada Act with respect to the transactions contemplated by the Transaction Agreement. Receipt of the Investment Canada Act Approval relates to the completion of a national security screen and (if required) national security review process under the Investment Canada Act, and is a condition to closing. Please see the section titled “Regulatory Approvals Related to the Transaction— Investment Canada Act Approval.”

Accounting Treatment of the Transaction

While the legal acquirer in the Transaction Agreement is D-Wave Quantum, for financial accounting and reporting purposes under GAAP, D-Wave will be the accounting acquirer and the Transaction will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting and the financial statements of D-Wave Quantum represent the continuation of D-Wave’s financial statements in many respects. Under this method of accounting, DPCM will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, D-Wave will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of D-Wave (i.e., a capital transaction involving the issuance of stock by D-Wave Quantum for the stock of D-Wave).

Appraisal and Dissenters’ Rights

Appraisal rights or dissenters’ rights are not available to holders of DPCM Common Stock in connection with the Transaction. Dissenting D-Wave Shareholders are entitled to dissent pursuant to the Plan of Arrangement. See “Proposal No. 1—The Transaction Proposal — Related Agreements — Plan of Arrangement.”

Proxy Solicitation

DPCM is soliciting proxies on behalf of the DPCM Board. This solicitation is being made by mail but also may be made by telephone or in person. DPCM and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. DPCM will bear the cost of the solicitation.

DPCM has hired Morrow Sodali LLC to assist in the proxy solicitation process. DPCM will pay that firm a fee of $30,000, plus disbursements. Such fee will be paid with non-Trust Account funds.

DPCM will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. DPCM will reimburse them for their reasonable expenses.

If a DPCM Stockholder grants a proxy, such stockholder may still vote its shares in person via the virtual meeting platform if it revokes its proxy before the Special Meeting. A DPCM Stockholder may also change its vote by submitting a later-dated proxy, as described in the section titled “Special Meeting of the Stockholders of DPCM—Revoking Your Proxy.”

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may harm D-Wave Quantum’s business, financial condition and operating results. Such risks include, but are not limited to:

•	D-Wave is in its growth stage which makes it difficult to forecast its future results of operations and its funding requirements.

•	D-Wave has a history of losses and expects to incur significant expenses and continuing losses for the foreseeable future.

•

If D-Wave does not adequately fund its research and development efforts or use research and development teams effectively or build a sufficient number of annealing quantum computer production systems, it may not be able to achieve its technological goals, meet customer and market demand, or compete effectively and D-Wave’s business and operating results may be harmed.

•

D-Wave depends on its ability to retain existing senior management and other key employees and qualified, skilled personnel and to attract new individuals to fill these roles as needed. If D-Wave is unable to do so, such failure could adversely affect its business, results of operations and financial condition.

•

D-Wave expects to require additional capital to pursue its business objectives, growth strategy and respond to business opportunities, challenges or unforeseen circumstances, and it may be unable to raise capital or additional financing when needed on acceptable terms, or at all.

•

D-Wave’s industry is competitive on a global scale, from both quantum and classical competitors, and D-Wave may not be successful in competing in this industry or establishing and maintaining confidence in its long-term business prospects among current and future partners and customers, which would materially harm its reputation, business, results of operations and financial condition.

•

Any cybersecurity-related attack, significant data breach or disruption of the information technology systems, infrastructure, network, third-party processors or platforms on which D-Wave relies could damage D-Wave’s reputation and adversely affect its business and financial results.

•

Market adoption of cloud-based online quantum computing platform solutions is relatively new and unproven and may not grow as D-Wave expects and, even if market demand increases, the demand for D-Wave’s QCaaS may not increase, or certain customers may be reluctant to use a cloud-based QCaaS for applications, all of which may harm D-Wave’s business and results of operations.

•	D-Wave may in the future be adversely affected by continuation or worsening of the global COVID-19 pandemic, its various strains or future pandemics.

•

System failures, interruptions, delays in service, catastrophic events, inadequate infrastructure and resulting interruptions in the availability or functionality of D-Wave’s products and services could harm its reputation or subject D-Wave to significant liability, and adversely affect its business, financial condition and operating results.

•

D-Wave may be unable to obtain, maintain and protect its intellectual property or prevent third parties from making unauthorized use of its intellectual property, which could cause it to lose the competitive advantage resulting from its intellectual property.

•

D-Wave’s patent applications may not result in issued patents or its patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on D-Wave’s ability to prevent others from interfering with the commercialization of its products and services.

•

D-Wave may face patent infringement and other intellectual property claims that could be costly to defend, result in injunctions and significant damage awards or other costs. If third parties claim that D-Wave infringes upon or otherwise violates their intellectual property rights, D-Wave’s business could be adversely affected.

•

DPCM’s board of directors did not obtain a fairness opinion in determining whether to proceed with the Transaction and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

•

DPCM’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Transaction Proposal and approval of the other proposals described in this proxy statement/prospectus.

•

If the Transaction’s benefits do not meet the expectations of investors or securities analysts, the market price of DPCM’s securities or, following the Closing, D-Wave Quantum’s securities, may decline.

•

The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares upon completion of the Transaction. In addition, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares, even if the Transaction causes the trading price of the D-Wave Quantum Common Shares to materially decline.

•

There are risks to DPCM Stockholders who are not affiliates of the Sponsor of becoming stockholders of D-Wave Quantum through the Transaction rather than acquiring securities of D-Wave Quantum directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

•

Each of Morgan Stanley, Citi and UBS has resigned from its advisory role in connection with the Transaction, and investors should not place any reliance on the fact that any of Morgan Stanley, Citi or UBS was involved with any aspect of the Transaction.

•

Uncertainty about the effect of the Transaction may affect D-Wave Quantum’s ability to retain key employees and integrate management structures and may materially impact the management, strategy and results of its operation as a combined company.

•	Financial projections with respect to D-Wave may not prove to be reflective of actual financial results.

•

The historical financial results of D-Wave and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what D-Wave’s actual financial position or results of operations would have been if it were a public company.

•

Subsequent to the consummation of the Transaction, D-Wave Quantum may be required to take write-downs or write-offs, or D-Wave Quantum may be subject to restructuring, impairment or other charges that could have a significant negative effect on D-Wave Quantum’s financial condition, results of operations and the price of D-Wave Quantum’s securities, which could cause you to lose some or all of your investment.

•	D-Wave Quantum may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Transaction from being completed.

•	The stock price of D-Wave Quantum Common Shares may be volatile or may decline regardless of its operating performance.

•	D-Wave Quantum may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding Public Warrants.

•

D-Wave Quantum may issue additional D-Wave Quantum Common Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the D-Wave Quantum Common Shares.

•	The amended and restated certificate of incorporation of D-Wave Quantum (the “D-Wave Quantum Charter”) contains anti-takeover provisions that could adversely affect the rights of its stockholders.

•

DPCM cannot be certain as to the number of D-Wave Quantum Common Shares that will be redeemed and the potential impact to DPCM Stockholders who do not elect to redeem their D-Wave Quantum Common Shares.

Selected Comparative Per Share Information

Comparative Per Share Data of DPCM

The following table sets forth the closing market prices per share of the Public Units, Public Shares and Public Warrants as reported by the NYSE on February 7, 2022, the last trading day before the Transaction was publicly announced, and on, the last practicable trading day before the date of this proxy statement/prospectus.

Trading Date	Public Units (XPOA.U)	Public Shares (XPOA)	Public Warrants (XPOA.WS)
February 7, 2022	$9.93	$9.80	$0.42
July 11, 2022	$10.03	$9.93	$0.36

The market prices of DPCM’s securities could change significantly. Because the consideration payable in the Transaction pursuant to the Transaction Agreement will not be adjusted for changes in the market prices of the Public Shares, the value of the consideration that DPCM Equityholders and D-Wave Equityholders will receive in the Transaction may vary significantly from the value implied by the market prices of shares of Public Shares on the date of the Transaction Agreement, the date of this proxy statement/prospectus, and the date on which DPCM Stockholders vote on the approval of the Transaction Agreement and the date on which the D-Wave Shareholders and the holders of D-Wave Options vote on the approval of the D-Wave Arrangement Resolution. DPCM Stockholders are urged to obtain current market quotations for DPCM securities before making their decision with respect to the approval of the Transaction Agreement.

Comparative Per Share Data of D-Wave and D-Wave Quantum

Historical market price information regarding D-Wave and D-Wave Quantum is not provided because there is no public market for D-Wave or D-Wave Quantum capital stock.

Market Prices and Dividends

DPCM

The Public Units, Public Shares and Public Warrants trade on the NYSE, under the symbols “XPOA,” “XPOA.U” and “XPOA.WS,” respectively. Each Public Unit consists of one Public Share and one-third of a Public Warrant. The Public Units began trading on October 30, 2020, and the Public Shares and Public Warrants began trading on December 11, 2020.

On February 7, 2022, the trading date before the public announcement of the Transaction, the Public Units, Public Shares and Public Warrants closed at $9.93, $9.80 and $0.42, respectively. DPCM has not paid any cash dividends on its Public Shares to date and does not intend to pay cash dividends prior to the completion of the Transaction.

D-Wave Quantum and D-Wave

Historical market price information regarding shares of capital stock of D-Wave Quantum and D-Wave is not provided because there is no public market for D-Wave Quantum or D-Wave capital stock. Neither D-Wave Quantum nor D-Wave have paid any dividends on shares of D-Wave Quantum or D-Wave capital stock, respectively, and do not intend to pay dividends prior to the completion of the Transaction.

Neither D-Wave Quantum nor D-Wave have paid any dividends to their respective shareholders. Following the completion of the Transaction, D-Wave Quantum’s board of directors will consider whether or not to institute a dividend policy. The determination to pay dividends will depend on many factors, including, among others, D-Wave Quantum’s financial condition, current and anticipated cash requirements, contractual restrictions and financing agreement covenants, solvency tests imposed by applicable corporate law and other factors that D-Wave Quantum’s board of directors may deem relevant.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team’s, D-Wave’s and D-Wave’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “believe,” “may,” “will,” “could,” “would,” “should,” “would,” “expect,” “intend,” “plan,” “anticipate,” “trend,” “believe,” “estimate,” “predict,” “project,” “potential,” “seem,” “seek,” “future,” “outlook,” “forecast,” “projection,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties, and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. We caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, which are subject to a number of risks. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	our ability to consummate the Transaction;

•	the anticipated timing of the Transaction;

•	the expected benefits of the Transaction;

•	the listing of the D-Wave Quantum Common Shares and the D-Wave Quantum Warrants on the NYSE;

•	D-Wave’s future growth and innovations;

•	the increased adoption of quantum computing solutions and expansion of related market opportunities and use cases;

•	the estimated total addressable market for quantum computing and expectations regarding product development and functionality;

•	the consummation of private placements conducted in connection with the Transaction;

•	the initial market capitalization of D-Wave Quantum;

•	the amount of funds available in the Trust Account as a result of stockholder redemptions or otherwise;

•	D-Wave Quantum’s financial and business performance following the Transaction, including financial projections and business metrics;

•	changes in D-Wave’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	the ability of D-Wave’s products and services to meet customers’ compliance and regulatory needs;

•	D-Wave’s ability to attract and retain qualified employees and management;

•	D-Wave’s ability to develop and maintain its brand and reputation;

•	developments and projections relating to D-Wave’s competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on D-Wave’s business and the actions D-Wave may take in response thereto;

•	D-Wave’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	D-Wave’s future capital requirements and sources and uses of cash;

•	D-Wave’s ability to obtain funding for its operations and future growth; and

•	D-Wave’s business, expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties and are not predictions of actual performance. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. These forward-looking statements are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability regarding future performance, events or circumstances. Many of the factors affecting actual performance, events and circumstances are beyond the control of D-Wave, D-Wave Quantum and DPCM. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements.

Some factors that could cause actual results to differ include:

•	anticipated trends, growth rates, and challenges in companies, such as D-Wave, that are engaged in the business of quantum computing and in the markets in which they operate;

•	the occurrence of any event, change or other circumstances that could delay the Transaction or give rise to the termination of the Transaction Agreement;

•	the outcome of any legal proceedings that may be instituted against DPCM following announcement of the proposed Transaction and transactions contemplated thereby;

•	the amount of redemptions by the DPCM Stockholders;

•	the failure to consummate the PIPE Financing;

•	the inability to complete the Transaction due to the failure to obtain approval of the stockholders of DPCM or to satisfy other conditions to the closing in the Transaction Agreement;

•	the risk that D-Wave Quantum Inc.’s securities will not be approved for listing on the NYSE or, if approved, maintain the listing;

•	the volatility in the price of DPCM’s securities;

•	the risk that the proposed Transaction disrupts current plans and operations of D-Wave as a result of the announcement and consummation of the transactions described herein;

•

D-Wave’s ability to recognize the anticipated benefits of the Transaction, which may be affected by, among other things, competition and the ability of D-Wave to grow and achieve and maintain profitably following the Transaction;

•	risks related to the uncertainty of the unaudited prospective forecasted financial information;

•	risks related to the performance of D-Wave Quantum’s business and the timing of expected business or financial milestones;

•	unanticipated technological or project development challenges, including with respect to the cost and or timing thereof;

•	the performance of D-Wave Quantum’s products and services;

•	the effects of competition on D-Wave Quantum’s business;

•	changes in the business of D-Wave, D-Wave’s market, financial, political and legal conditions;

•

the risk that D-Wave Quantum will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; the amount of redemption requests made by DPCM’s Public Stockholders; the risk that D-Wave Quantum may never achieve or sustain profitability;

•	the risk that D-Wave is unable to secure or protect its intellectual property;

•	costs related to the Transaction;

•	changes in applicable laws or regulations;

•	the effect of the COVID-19 pandemic, geopolitical events, natural disasters, wars, terrorist acts or a combination of these factors on D-Wave’s business and the economy in general;

•	the ability of D-Wave to execute its business model, including market acceptance of its planned products and services;

•	D-Wave Quantum’s ability to raise capital;

•	the possibility that DPCM or D-Wave may be negatively impacted by other economic, business, and/or competitive factors;

•	any changes to U.S. tax laws; and

•	other risks and uncertainties described in this proxy statement/prospectus, including those under the section titled “Risk Factors.”

In addition, statements that “DPCM believes,” “D-Wave believes” or “D-Wave Quantum believes” and similar statements reflect DPCM’s, D-Wave’s or D-Wave Quantum’s beliefs and opinions on the relevant subject. These statements are based upon information available to D-Wave, DPCM or D-Wave Quantum, as the case may be, as of the date of this prospectus/proxy statement, and while D-Wave, DPCM or D-Wave Quantum, as the case may be, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, we present industry data, information and statistics regarding the markets in which D-Wave competes as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with D-Wave’s own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and D-Wave’s management’s judgment where information is not publicly available. This information appears in “Information About D-Wave” and other sections of this proxy statement/prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable. However, forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

RISK FACTORS

In this section, unless otherwise specified, the terms “we”, “our”, “us” and “D-Wave” refer to D-Wave Systems Inc. and its consolidated subsidiaries. You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Transaction and the proposals to be voted on at the Special Meeting. Certain of the following risk factors apply to the business and operations of D-Wave and will also apply to the business and operations of D-Wave Quantum following the completion of the Transaction. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Transaction, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of D-Wave Quantum following the Transaction. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by D-Wave Quantum, DPCM and D-Wave that later may prove to be incorrect or incomplete. D-Wave Quantum, DPCM and D-Wave may face additional risks and uncertainties that are not presently known to each entity, or that are currently deemed immaterial, which may also impair the business or financial condition of D-Wave Quantum following the Transaction. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to D-Wave’s Financial Condition and Status as an Early-Stage Company

We are in our growth stage which makes it difficult to forecast our future results of operations and our funding requirements.

Near term, our ability to generate revenue will largely be dependent on our ability to continue to develop and produce annealing quantum computers and hybrid quantum-classical solvers that are able to solve customer business problems at scale. Longer term, our ability to generate revenue will also be dependent on our ability to develop, produce and commercialize gate-model quantum computers. We have commercialized annealing quantum computers, but we have not yet commercialized a gate-model quantum computer. Our product roadmap may not be realized as quickly as hoped, or at all.

Our ability to scale our business is dependent upon building referenceable quantum-hybrid applications. Additionally, we must accelerate sales cycles to meet revenue projections and our business depends on our ability to successfully upsell customers through our on-board process and move them into production applications.

The development of our scalable business model will require the incurrence of a substantially higher level of costs than incurred to date, while our revenues may not substantially increase until more powerful products are produced, which requires a number of technological advancements which may not occur on the currently anticipated timetable or at all. As a result, our historical results should not be considered indicative of our future performance. Further, in future periods, our growth could slow or decline for any number of reasons, including but not limited to failing to achieve targeted demand for our services, increased competition, changes to technology, inability to scale up our technology, a decrease in the growth of the overall market, or our failure, for any reason, to continue to take advantage of growth opportunities.

We have also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks and uncertainties and our future growth are incorrect or change, or if we do not address these risks successfully, our operating and financial results and our funding needs could differ materially from our expectations, and our business could suffer. Our success as a business ultimately relies upon fundamental research and development breakthroughs in the coming years and decade. There is no certainty these research and development milestones will be achieved for the costs we have forecast or as quickly as hoped, or at all.

We have a history of losses and expect to incur significant expenses and continuing losses for the foreseeable future.

We have incurred net losses since inception and experienced negative cash flows from operations. We incurred net losses of $31.5 million and $10.0 million in 2021 and 2020, respectively. As of December 31, 2021, we had an accumulated deficit of $325.3 million. These losses and accumulated deficit are a result of the substantial investments we have made to grow our business and we expect to make significant expenditures to expand our business in the future. To date, our primary sources of capital have been through private placements of our convertible preferred shares, revenue from the sale of our products and services and government assistance. Until such time as we can generate significant revenue from sales of our Quantum Computing-as-a-Service (“QCaaS”) offering and our professional services, we expect to finance our cash needs through public or private equity or debt financings or other capital sources, including strategic partnerships. However, we may be unable to raise additional funds or enter into such other arrangements, when needed, on favorable terms or at all.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be, or could be, diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our shareholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, or substantially reduce our quantum computing development efforts.

On March 3, 2022, we entered into the Venture Loan and Security Agreement (the “Venture Loan Agreement”), by and between D-Wave, D-Wave US Inc., D-Wave Government Inc., D-Wave Commercial Inc., D-Wave International Inc., D-Wave Quantum Solutions Inc., and Omni Circuit Boards Ltd. (collectively, the “Borrowers”, and each a “Borrower”), as borrower, and PSPIB Unitas Investments II Inc. (“PSPIB”), as the lender. Under the Venture Loan Agreement, term loans in an aggregate principal amount of $25.0 million will become available to us in three tranches, subject to certain terms and conditions. See “D-Wave Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Venture Loan and Security Agreement.”

On June 16, 2022, D-Wave Quantum, D-Wave and DPCM entered into the Purchase Agreement with Lincoln Park pursuant to which Lincoln Park has agreed to purchase from D–Wave Quantum, at the option of D-Wave Quantum, up to $150,000,000 of D-Wave Quantum Common Shares from time to time over a 36-month period following the Commencement Date (as defined below). The Purchase Agreement is subject to certain limitations including but not limited to, the filing and effectiveness of the Lincoln Park Registration Statement. See “Proposal No. 1—The Transaction Proposal— Related Agreements—The Lincoln Park Transactions.”

We have not yet achieved profitability on an annual or quarterly basis and we do not know if we will be able to achieve or sustain, if achieved, profitability. We plan to continue to invest in our research and development, sales, marketing and professional services efforts, and we anticipate that our operating expenses will continue to increase as we scale our business and expand our operations. We also expect our general and administrative expense to increase as a result of our growth and operating as a public company. We have determined that additional financing will be required to fund our operations for the next 12 months and our ability to continue as a going concern is dependent upon obtaining additional capital and financing, including through the consummation of the Transaction. Our expenses may be greater than we anticipate, and our investments intended to reach our technical targets and scale our business and make our technical infrastructure more efficient may not be successful. Our ability to achieve and sustain profitability is based on numerous factors, many of which are beyond our control. We may never be able to generate sufficient revenue to achieve or sustain profitability.

In addition, we may make decisions that would reduce our short-term operating results if we believe those decisions will improve the experiences of our customers or if we believe such decisions will improve our operating results over the long-term. These decisions may not be consistent with the expectations of investors and may not produce the long-term benefits we expect, in which case our business may be materially and adversely affected. See “Liquidity and going concern” in the notes to the audited consolidated financial statements of D-Wave Systems Inc. as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and 2020.

If we do not adequately fund our research and development efforts or use research and development teams effectively or build a sufficient number of annealing quantum computer production systems, we may not be able to achieve our technological goals, build sufficient systems, meet customer and market demand, or compete effectively and our business and operating results may be harmed.

To remain competitive, we must continue to develop new product offerings and reach technological milestones, as well as add features and enhancements to our existing platform and products. Maintaining adequate research and development personnel and resources to meet the demands of the market is essential. If we experience high employee or management turnover, or a lack of other research and development resources, we may miss market opportunities. The success of our business is dependent on our research and development teams developing a roadmap that allows us to achieve technical milestones for both annealing and gate-model quantum computing, including with respect to our hybrid solvers and our Leap and Ocean platforms, retain and increase the spending of our existing customers and attract new customers. The computing industry is quickly evolving and we may invest significantly in particular functionality or integrations that may become obsolete in the future, and any future product offerings, features or enhancements that we develop may be unsuccessful. The success of any new product offerings, enhancements or features depends on several factors, including our understanding of market demand, timely execution, successful introduction, and market acceptance. We may not successfully develop new features or enhance our existing platform and products to meet customer needs or our new products, features or enhancements may not achieve adequate acceptance in the market. Additionally, our improvements and enhancements may not result in our ability to recoup our investments in a timely manner, or at all. We may make significant investments in new offerings, features or enhancements that may not achieve expected returns. Further, many of our competitors may expend a considerably greater amount of funds on their research and development programs, and those that do not may be acquired by larger companies that would allocate greater resources to our competitors’ research and development programs. Our failure to maintain adequate research and development resources, to use our research and development resources efficiently or to compete effectively with the research and development programs of our competitors could materially adversely affect our business.

Our estimates of the magnitude of the market opportunity, forecasts of market growth and our operating metrics may prove to be inaccurate and may not be indicative of our future growth.

Our estimates of market opportunity included in this proxy statement/prospectus may prove to be inaccurate and may not be indicative of our future growth or performance. Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. While our estimate of the total addressable market included in this proxy statement/prospectus is made in good faith and is based on assumptions and estimates we believe to be reasonable under the circumstances, this estimate may not prove to be accurate. Further, even if the estimate of our market opportunity does prove to be accurate, we could fail to capture significant portions, or any portion, of the available markets. Alternatives to our quantum computing products may present themselves and if they do, could substantially reduce the market for our computing services. Advances in classical computing may prove more robust for longer than currently anticipated and could adversely affect the timing of any quantum advantage being achieved, if at all. Any expansions in our markets depend on a number of factors, including the cost, performance, and perceived value associated with our products and services. In making such forecasts, we rely on data provided by industry sources and customers, among other things, that we have not independently verified and such data may not be accurate, and any inaccuracy will affect the accuracy of our forecasts. The accuracy of our forecasts may also be affected by human error in the interpretation of such data.

Our business could be harmed if we fail to manage growth effectively.

If we fail to manage growth effectively, our business, results of operations and financial condition could be harmed. We anticipate that a period of significant expansion will be required to address potential growth. This expansion will place a significant strain on our management, operational and financial resources. Expansion will require significant cash investments and management resources. Such investments may not result in additional sales of our products or services, and we may not be able to avoid cost overruns or be able to hire additional personnel as required. In addition, we will also need to ensure our compliance with regulatory requirements in various jurisdictions applicable to the sale, installation and servicing of our products. To manage the growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures and controls and establish and maintain a qualified finance, administrative and operations staff. We may be unable to acquire the necessary capabilities and personnel required to manage growth or to identify, manage and exploit potential strategic relationships and market opportunities. The growth we have experienced in our business places significant demands on our operational infrastructure. The scalability and flexibility of our platform depends on the functionality of our technology and network infrastructure and its ability to handle increased traffic and demand for processing and bandwidth. Any problems with the transmission of increased data and requests could result in harm to our brand or reputation.

Our growth has placed, and will likely continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. As we grow, we will be required to continue to improve our operational and financial controls and reporting procedures and we may not be able to do so effectively. Furthermore, some members of our management do not have significant experience managing a large global business operation, so our management may not be able to manage such growth effectively. As such, we may be unable to manage our revenue and expenses effectively in the future, which may negatively impact our gross profit or operating expenses. In managing our growing operations, we are also subject to the risks of over-hiring and/or overcompensating our employees and over-expanding our operating infrastructure. We intend to further expand our overall business, including headcount, with no assurance that our revenues will continue to grow. In addition, North America is currently experiencing one of the most competitive markets for human capital talent in recent times. Coupled with the incredibly complex nature of the quantum industry, we may face significant challenges and delays in hiring and challenges with employee retention.

If we fail to attract new customers and retain and increase the spending of existing customers, our revenue, business, results of operations, financial condition and growth prospects would be harmed.

Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all. Our success will depend upon our ability to expand our platform’s capabilities, scale our operations, increase our sales capability and successfully complete professional services projects, that may or may not progress to in-production applications.

Our long-term growth will ultimately be dependent upon our ability to successfully scale up manufacturing of our products in sufficient quantity and quality and in a cost-effective manner. Unforeseen issues associated with scaling up and constructing quantum computing technology at commercially viable levels could negatively impact our business, financial condition and results of operations.

Our growth is dependent upon our ability to successfully market and sell quantum computing technology. One of our marketing strategies is to drive traffic to our cloud-based services. We utilize various unpaid content marketing strategies, including customer events, seminars, webinars, blogs, thought leadership and social media engagement, as well as paid advertising and third-party event sponsorship, to attract prospective users of our cloud-based services. These unpaid or paid efforts may not attract a sufficient volume and quality of traffic to our cloud-based services and, in the future, we may be required to increase our marketing spend to achieve our volume and quality of traffic targets.

We depend on our ability to retain existing senior management and other key employees and qualified, skilled personnel and to attract new individuals to fill these roles as needed. If we are unable to do so, such failure could adversely affect our business, results of operations and financial condition.

Our future performance depends on the continued service and contributions of our senior management, and other key employees to execute on our business plan, to develop our platform and products, to attract and retain customers and to identify and pursue strategic opportunities. The failure to properly manage succession plans, develop leadership talent, and/or the loss of services of senior management or other key employees could significantly delay or prevent the achievement of our strategic objectives. From time to time, there may be changes in our senior management team resulting from the hiring or departure of executives, which could disrupt our business. In addition, our ability to identify, hire, develop, motivate and retain qualified personnel will directly affect our ability to maintain and grow our business, and such efforts will require significant time, expense and attention. The inability to attract or retain qualified personnel or delays in hiring required personnel may seriously harm our business, financial condition and operating results. Our ability to continue to attract and retain highly skilled personnel, specifically employees with technical and engineering skills and employees with high levels of experience in designing and developing software, will be critical to our future success. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that such personnel have been improperly solicited or have divulged proprietary or other confidential information. The loss of service of senior management or other key employees could significantly delay or prevent the achievement of our development and strategic objectives. The replacement of any of our senior management personnel or other key employees would likely involve significant time and costs, and such loss could adversely affect our revenue, business, results of operations and financial condition.

Our business and growth are dependent on the success of our strategic relationships with third parties.

We depend on, and anticipate that we will continue to depend on, various third-party suppliers in order to sustain and grow our business. Failure of any of these suppliers to continue to provide products and services to maintain, support or secure their technology platforms or our integrations, or errors or defects in their technologies, products or services, could adversely affect our relationships with our customers, damage our brand and reputation and result in delays or difficulties in our ability to provide our platform. Our ability to produce and scale our annealing and gate model quantum computers is dependent also upon components we must source from the electronics and semiconductor industries. Shortages or supply interruptions in any of these components will adversely impact our financial performance.

Our platform and products depend on the ability to access and integrate with third-party cloud providers. In particular, we have developed our platform and products to integrate with certain third-party cloud providers and the third-party applications of other parties. If we choose or are required to change cloud providers, we will incur costs to port our platform and products to a new service and may experience service interruptions during a change of cloud provider. Generally, third-party cloud providers and the data we receive from the third-party cloud providers are written and controlled by the application provider. Any changes or modifications to the third-party cloud providers or the data provided could negatively impact the functionality of, or require us to make changes to, our platform and products, which would need to occur quickly to avoid interruptions in service for our customers. See “Our Quantum Computing as a Service (QCaaS) business is dependent upon our relationship with third-party cloud providers and any disruption of or interference with our use of such third-party providers would adversely affect our business, results of operations and financial condition.”

Scaling our business is heavily dependent on our ability to build and maintain relationships with consulting and service partners and assist them in establishing or expanding their business by developing solutions that utilize our products and services. Solutions that utilize our products and services may compete with other quantum or classical-computing based solutions developed and/or marketed by other suppliers and our solutions may lose favour with our partners. Our current distribution partners may cease or reduce marketing our solutions with limited or no notice and with little or no penalty. Our distribution partners will generally have no obligation to maintain or renew their contractual arrangements with us and generally may terminate such arrangements with limited notice and/or transition periods. New distribution partners require extensive training and could take extended periods to achieve productivity. If any of our current or potential partners elect to not utilize our products or services, or reduce their current or potential use of our technology in favour of competing products, we may have to change our product strategies, which could have a material and adverse effect on our business, operating results and financial condition.

We expect to require additional capital to pursue our business objectives, growth strategy and respond to business opportunities, challenges or unforeseen circumstances, and we may be unable to raise capital or additional financing when needed on acceptable terms, or at all.

We expect to seek additional equity or debt financing in the future to fund our growth, increase the capabilities of our annealing quantum computers, develop gate-model quantum computers, enhance our platform-as-a-service and other products and services, expand go-to-market functions and drive market demand, grow and manage our professional services offerings, respond to competitive pressures or make acquisitions or other investments. Our business plans may change, general economic, financial or political conditions in our markets may deteriorate or other circumstances may arise, in each case that have a material adverse effect on our cash flows and the anticipated cash needs of our business. Any of these events or circumstances could result in significant additional funding needs, requiring us to raise additional capital. We cannot predict the timing or amount of any such capital requirements at this time. If financing is not available on satisfactory terms, or at all, we may be unable to expand our business at the rate desired and our results of operations may suffer. In addition, any financing through issuances of equity securities would be dilutive to holders of our shares.

In addition, on June 16, 2022, D-Wave Quantum, D-Wave and DPCM entered into the Purchase Agreement with Lincoln Park pursuant to which Lincoln Park has agreed to purchase from D-Wave Quantum up to $150,000,000 of D-Wave Quantum Common Shares (subject to certain limitations contained in the Purchase Agreement) from time to time over a 36-month period. Holders of D-Wave Quantum Common Shares will experience dilution in connection with any issuances of D-Wave Quantum Common Shares under the Purchase Agreement.

Pursuant to the Purchase Agreement, D-Wave Quantum has also agreed to pay Lincoln Park an aggregate commitment fee equal to $2,625,000 (the “Commitment Fee”). D-Wave Quantum will pay the Commitment Fee as follows: (i) on the date of Closing, $875,000 of D-Wave Quantum Common Shares and (ii) on or before the business day prior to the filing of the Lincoln Park Registration Statement, D-Wave Quantum may elect to pay the remaining $1,750,000 amount of the Commitment Fee in either cash or D-Wave Quantum Common Shares (together with the $875,000 of D-Wave Quantum Common Shares issuable on the date of Closing, the “Commitment Shares”).

Following the Closing, D-Wave Quantum will be required to satisfy various conditions in order to be able to commence purchases by Lincoln Park under the Purchase Agreement. Once such conditions are satisfied, certain purchases by Lincoln Park under the Purchase Agreement are subject to volume limitations tied to periodic market prices, ownership limitations restricting Lincoln Park from owning more than 9.9% of the then total outstanding D-Wave Quantum Common Shares and a floor price of $1.00 at which D-Wave Quantum may not sell to Lincoln Park any D-Wave Quantum Common Shares. If any of these conditions are not satisfied or limitations are in effect, we may not be able to utilize all or part of the Equity Line, which would have an adverse impact on our ability to satisfy our capital needs and could materially adversely impact our business. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.

D-Wave Quantum generally has the right to control the timing and amount of any future sales of D-Wave Quantum Common Shares to Lincoln Park. Additional sales of D-Wave Quantum Common Shares, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by D-Wave Quantum.

D-Wave Quantum may ultimately decide to sell to Lincoln Park all, some or none of the D-Wave Quantum Common Shares that may be available for D-Wave Quantum to sell pursuant to the Purchase Agreement. After the Lincoln Park Registration Statement becomes effective, if and when D-Wave Quantum does sell D-Wave Quantum Common Shares to Lincoln Park, Lincoln Park may resell all, some or none of such shares at any time or from time to time in its discretion, subject to compliance with applicable securities laws. Therefore, sales to Lincoln Park by D-Wave Quantum could result in substantial dilution to the interests of other holders of D-Wave Quantum Common Shares. Additionally, the sale of a substantial number of D-Wave Quantum Common Shares to Lincoln Park, or the anticipation of such sales, could make it more difficult for D-Wave Quantum to sell equity or equity-related securities in the future at a time and at prices that it might otherwise wish to effect such sales. See “Proposal No. 1—The Transaction Proposal—Related Agreements—The Lincoln Park Transactions.”

Currency exchange rate fluctuations may negatively affect our results of operations.

Our revenues are denominated in U.S. dollars, while some of our operating expenses, including relating to employees, are incurred in Canadian dollars. As a result, our results of operations will be adversely impacted by an increase in the value of the Canadian dollar relative to the U.S. dollar. Exchange rate fluctuations may also affect our revenue growth rates as some of our customer agreements are priced in the local currency of the country in which the customer is located and is also expected to be denominated in that currency. As a result, we will be further exposed to currency fluctuations to the extent non-U.S. dollar revenues from our platform increase. The value of the Canadian dollar relative to the U.S. dollar has varied significantly and investors are cautioned that past and current exchange rates are not indicative of future exchange rates.

Risks Related to D-Wave’s Business and Industry

The immature market for quantum computing may lead to us misreading market demand and the timeframes it will take to close customer contracts and grow revenue, which would adversely affect our business, results of operations and financial condition.

In order to grow our business, we will need to continually evolve and scale our business and operations to meet customer and market demand. Quantum computing technology has a limited history of being sold at large-scale commercial levels. Evolving and scaling our business and operations places increased demands on our management as well as our financial and operational resources to:

•	effectively manage organizational change;

•	design scalable processes;

•	accelerate and/or refocus research and development activities;

•	expand supply chain and distribution capacity, and ultimately expand manufacturing capacity;

•	increase sales and marketing efforts;

•	scale and manage our professional services;

•	broaden customer-support and services capabilities;

•	maintain or increase operational efficiencies;

•	scale support operations in a cost-effective manner;

•	implement appropriate operational and financial systems; and

•	maintain effective financial disclosure controls and procedures.

We may not be able to scale our products and services as necessary to meet market demand. We have no experience in scaling our cloud services infrastructure or professional services globally. We may not be able to cost-effectively manage the scale of our cloud services infrastructure or professional services at a scale or quality consistent with customer demand in a timely or economical manner.

We are currently constructing advanced generations of our products. As noted above, there are significant technological and logistical challenges associated with developing, producing, marketing, selling and distributing products in the advanced technology industry, including our products, and we may not be able to resolve all of the difficulties that may arise in a timely or cost-effective manner, or at all.

Our technical roadmap and plans for commercialization involve technology that is not yet available for customers and may never become available or meet desired technical specifications.

Our current and planned products are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. We have a limited frame of reference from which to evaluate the long-term performance of our products and services and we may be unable to detect and fix any defects in our quantum computers or cloud services infrastructure prior to the sale of products or services to potential consumers. Our products may contain defects in design, manufacturing and/or delivery that may cause them to fail to perform as expected or may require repair, recalls and/or design changes. We also cannot guarantee the consistency of our cloud services offerings. These could be affected by infrastructure downtime either within our own service or because of third-party service providers on which we are dependent. If our products or services fail to perform as expected, customers may delay orders or terminate further orders, each of which could adversely affect our sales and brand and could adversely affect our business, prospects and results of operations.

If we cannot evolve and scale our business and operations effectively, we may not be able to execute our business strategies in a cost-effective manner and our business, financial condition, profitability and results of operations could be adversely affected.

Building quantum computers requires advances in both science and engineering, and we may not have the ability to deliver those advances. The markets in which we operate are still rapidly evolving and highly competitive and the impact of rapidly changing science and engineering technologies could have an impact on the delivery of our technical roadmap which means that future generations of products both in quantum annealing and in gate model may be delayed or may never be delivered. We could also face the same challenges in our ability to scale our hybrid solvers to effectively meet commercial requirements. If this happens, our technical roadmap may be delayed or may never be achieved, either of which would have a material impact on our business, financial condition or results of operations.

Our business model includes a relatively new four-phase engagement model, with customers transitioning through the phases. If we cannot successfully convert customers through the phases to the extent or at the rate that we expect, our business will be negatively impacted and could fail.

Our success depends, in significant part, on our ability to engage our customers through all four phases of our engagement model (discovery, proof of concept, pilot deployment and full production) and collaboratively work with our customers and demonstrate the value of our technology. This engagement model was introduced in early 2021 and is a shift from our historical sales model. If our customers do not dedicate sufficient resources to each phase of our engagement model or their challenges or technology are not addressable by or compatible with our products and services, then our anticipated projections and revenues would be impacted. In addition, our products and services may not meet our customers’ functional, performance, technical or other requirements, which would have a negative impact on revenues. The market for our technology is still rapidly evolving and we may be required to change the duration, pricing, or structure of any or all of the phases of our model as we continue to develop our technology and deliver more engagement.

If our customers do not perceive the benefits of our technology, or if our technology does not drive continued progression of customers through the four phases, then our market may not develop as we anticipate or at all, or it may develop slower than we expect. If any of these events occur, it could have a material adverse effect on our business, financial condition or results of operations.

Our industry is competitive on a global scale, from both quantum and classical competitors, and we may not be successful in competing in this industry or establishing and maintaining confidence in our long-term business prospects among current and future partners and customers, which would materially harm our reputation, business, results of operations and financial condition.

The markets in which we operate are rapidly evolving and highly competitive. As these markets continue to mature and new technologies and competitors enter such markets, we expect competition to intensify. Our current competitors include:

•	large, well-established tech companies that generally compete in all of our markets, including Google, Honeywell, IBM, Microsoft and Amazon Web Services (“AWS”);

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countries such as China, Russia, Canada, the United States, Australia and the United Kingdom, and those in the European Union as of the date of this proxy statement/prospectus and we believe additional countries in the future;

•	less-established public and private companies with competing technology, including companies located outside the United States;

•	existing or new entrants seeking to enter the quantum annealing space; and

•	new or emerging entrants seeking to develop competing technologies.

We compete based on various factors, including technology, performance, platform availability, price, brand recognition and reputation, customer support and differentiated capabilities, including ease of administration and use, scalability and reliability, data governance and security. Many of our competitors have substantially greater brand recognition, customer relationships, and financial, technical and other resources, including an experienced sales force and sophisticated supply chain management. They may be able to respond more effectively than us to new or changing opportunities, technologies, standards, customer requirements and buying practices. In addition, many countries are focused on developing quantum computing solutions either in the private or public sector and may subsidize quantum computers which may make it difficult for us to compete. Many of these competitors do not face the same challenges we do in growing our business. In addition, other competitors might be able to compete with us by bundling their other products and services in a way that does not allow us to offer a competitive solution.

Additionally, we must be able to achieve our objectives in a timely manner lest quantum computing lose ground to competitors, including competing technologies. Because there are a large number of market participants, including certain sovereign nations, focused on developing quantum computing technology, we must dedicate significant resources to achieving any technical objectives on the timelines established by our management team. Any failure to achieve objectives in a timely manner could adversely affect our business, operating results and financial condition.

For all of these reasons, competition may negatively impact our ability to maintain and grow consumption of our platform or put downward pressure on our prices and gross margins, any of which could materially harm our reputation, business, results of operations, and financial condition.

Our products and services are dependent upon our relationship with third-party providers and any disruption of or interference with our use of such third-party providers would adversely affect our business, results of operations and financial condition.

We rely upon third parties to operate our platform, third party facilities to house some of our systems and third parties to provide our services. Any disruption of or interference with our use of such third-party providers or locations would adversely affect our business, results of operations and financial condition. If these services provided by third parties become unavailable due to extended outages, interruptions, or because they are no longer available on commercially reasonable terms, we could experience delays in our ability to provide our solutions or run our business and our expenses could increase, our ability to manage finances could be interrupted, and our processes for managing sales of our platform and supporting our customers could be impaired until equivalent services, if available, are identified, obtained, and implemented.

We have experienced, and expect that in the future we may experience, interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. Capacity constraints could be due to a number of potential causes including technical failures, natural disasters, fraud or security attacks. In addition, if our security, or that of our hosting provider, is compromised, our platform or products are unavailable or our users are unable to use our products within a reasonable amount of time or at all, then our business, results of operations and financial condition could be adversely affected. Our ability to conduct security audits on our hosting provider is limited and our contracts do not contain strong indemnification terms in our favor. In some instances, we may not be able to identify and/or remedy the cause or causes of these performance problems within a period of time acceptable to our customers. It may become increasingly difficult to maintain and improve our platform performance, especially during peak usage times, as our products become more complex and the usage of our products increases. To the extent that we do not effectively address capacity constraints, either through our hosting provider or an alternative provider of cloud infrastructure, our business, results of operations and financial condition may be adversely affected. In addition, any changes in service levels from our hosting provider may adversely affect our ability to meet our customers’ requirements.

Any of the above circumstances or events may harm our reputation, cause customers to stop using our products, impair our ability to attract new customers and increase revenue from existing customers, subject us to financial penalties and liabilities under our service level agreements and otherwise harm our revenue, business, results of operations and financial condition.

The design and manufacturing of our quantum computers are dependent on a number of critical suppliers and unknown supply chain issues that could delay the introduction of our products and services or cause a significant disruption in our supplier base could have a material adverse effect on our business, financial condition and results of operations.

We are reliant our own manufacturing of components as well as on third-party suppliers for components necessary to develop and manufacture our quantum computing solutions. Factors that could have an adverse impact on the availability of these components include:

•	our inability to enter into agreements with suppliers on commercially reasonable terms, or at all;

•	difficulties of suppliers ramping up their supply of materials to meet our requirements;

•

a significant increase in the price of one or more components, including due to industry consolidation occurring within one or more component supplier markets or as a result of decreased production capacity at manufacturers;

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any reductions or interruption in supply, including due to technological problems, equipment malfunctions, regulatory actions or disruptions on our global supply chain as a result of large scale public health restrictions or geopolitical factors, which we have experienced, and may in the future experience;

•	financial problems of either contract manufacturers or component suppliers;

•	significantly increased freight charges, or raw material costs and other expenses associated with our business;

•	a failure to develop our supply chain management capabilities and recruit and retain qualified professionals;

•	a failure to adequately authorize procurement of inventory;

•	a failure to adequately maintain our or our suppliers’ manufacturing equipment; or

•	a failure to appropriately cancel, reschedule, or adjust our requirements based on our business needs.

If any of the aforementioned factors were to materialize, it could cause us to halt production of our quantum computing solutions and/or entail higher manufacturing costs, any of which could materially adversely affect our business, operating results, and financial condition and could materially damage customer relationships. Additionally, other factors beyond our control or which we do not presently anticipate could also affect our suppliers’ ability to deliver components to us on a timely basis.

We do not have the history with our solutions or pricing models necessary to accurately predict optimal pricing necessary to attract new customers and retain existing customers.

We may need to change our pricing model from time to time. As the market for our platform matures, or as competitors introduce new solutions that compete with ours, we may be unable to attract new customers at the same prices or based on the same pricing models that we have used historically. Our assessments of competitive pricing may not be accurate and we could be underpricing or overpricing our platform and services. Further, in the past we concentrated on selling the hardware needed for customers to run dedicated systems. We have now transitioned from selling systems to selling cloud services and have added professional services as well. Our limited history of selling cloud and professional services means we do not have long-term market data on the optimal method of pricing our services and maximizing the opportunities they represent. If we do not implement a services-based business well, our financial results may suffer. In addition, if the offerings on our platform or our services change, we may need to revise our pricing strategies. Any such changes to our pricing strategies or our ability to efficiently price our offerings could adversely affect our business, results of operations and financial condition. In addition, as we continue to expand internationally, we also must determine the appropriate pricing strategy to enable us to compete effectively internationally. Pricing pressures and decisions could result in reduced sales, reduced margins, losses or the failure of our platform to achieve or maintain more widespread market acceptance, any of which could negatively impact our overall business, results of operations and financial condition. Moreover, larger organizations, which are a primary focus of our direct sales efforts, may demand substantial price concessions. As a result, we may be required to price below our targets in the future, which could adversely affect our revenue, gross margin, profitability, cash flows and financial condition.

Competitive pressures may put pressure on our pricing, which may require us to reduce our pricing in order to provide competitively priced access to our products and services.

We face competition in various aspects of our business and expect that such competition to intensify in the future as existing and new companies introduce and enhance existing services or create new services. The markets for our services in general are competitive. Competition in these markets may increase further if economic conditions or other circumstances cause customer bases and client spending to decrease and service provides to compete for fewer client resources. Our competitors may be able to undertake more effective marketing campaigns, obtain more data, adopt more aggressive pricing policies, make more attractive offers to potential employees, clients and advertisers, or may be able to respond more quickly to new or emerging technologies or changes in user requirements. If we are unable to retain clients or obtain new clients, our revenues could decline. Increased competition could result in lower revenues and higher expenses, which would reduce our profitability.

The quantum computing industry is in its early stages and is volatile, and if it does not develop, if it develops slower than we expect, if it develops in a manner that does not require use of our products and services, if it encounters negative publicity or if our solution does not drive commercial engagement, the growth of our business will be harmed.

The nascent market for quantum computers is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing customer demands and behaviors. If the market for quantum computers in general does not develop as expected, or develops more slowly than expected, our business, prospects, financial condition and operating results could be harmed.

We have focused our efforts on the optimization market with our annealing quantum computers, and in the near term expect our business to grow from this market. If optimization does not require quantum computing or if other classical or quantum solutions perform better than our products and services, we could see a decrease in customer uptake and revenue.

In addition, our growth and future demand for our products is highly dependent upon the adoption by developers and customers of quantum computing, as well as on our ability to demonstrate the value of quantum computing to our customers. Delays in future generations of our quantum computers or technical failures at other quantum computing companies could limit market acceptance of our solution. Negative publicity concerning our solution or the quantum computing industry as a whole could limit market acceptance of our solution. While we believe quantum computing will solve many large-scale problems, we do not yet have evidence that quantum computers will be able to do so and such problems may never be solvable by quantum computing technology. If our customers do not perceive the benefits of our solution, or if our solution does not drive customer engagement, then our market may not develop at all, or it may develop more slowly than we expect. If any of these events occur, it could have a material adverse effect on our business, financial condition or results of operations. If progress towards “quantum advantage” (as described below) slows relative to expectations, it could adversely impact revenues and customer confidence to continue to pay for testing, access and “quantum readiness.” This would harm or even eliminate revenues in the period before quantum advantage.

If our products and services fail to deliver customer value to a broader range of customers than classical approaches, our business, financial condition and future prospects may be harmed.

“Quantum advantage” refers to the moment when a quantum computer can compute faster than existing classical computers, while quantum supremacy is achieved once quantum computers are powerful enough to complete calculations that traditional supercomputers cannot perform at all. Broad quantum advantage is when quantum advantage is seen in many applications and developers prefer quantum computers to a traditional computer. No current quantum computers, including the D-Wave quantum hardware, have reached a broad quantum advantage, and they may never reach such advantage. Achieving a broad quantum advantage will be critical to the success of any quantum computing company, including us. However, achieving quantum advantage would not necessarily lead to commercial viability of the technology that accomplished such advantage, nor would it mean that such system could outperform classical computers in tasks other than the one used to determine a quantum advantage. Other companies, including some of our customers, are working on classical approaches that target similar use cases, increasing competition and risk of not capturing market share. As quantum computing technology continues to mature, broad quantum advantage may take decades to be realized, if ever. If we cannot develop quantum computers that have quantum advantage, customers may not continue to purchase our products and services. If customers decide to wait until broad quantum advantage is reached, this could impair the growth of our business. If other companies’ quantum computers reach a broad quantum advantage prior to the time ours reaches such capabilities, it could lead to a loss of customers. If any of these events occur, it could have a material adverse effect on our business, financial condition or results of operations. This is also true for our quantum-hybrid solvers in that they must also continue to deliver value compared to classical approaches.

We use quantum-classical hybrid solutions to get the customer the optimal answer to their particular problem. Since quantum computing is a new form of computing, some customers may want to understand the details of how our products operate. However, because this is proprietary and trade secret information we cannot or may not want to share, we may lose customers as a result.

Real or perceived errors, failures or bugs in our products and services could materially and adversely affect our operating results, financial condition and growth prospects.

The hardware and software underlying our platform and products is highly technical and complex. Our hardware and software have previously contained, and may now or in the future contain, undetected errors, bugs or vulnerabilities. In addition, errors, failures and bugs may be contained in our software utilized in building and operating our products or may result from errors in the deployment or configuration of QCaaS software. Some errors in our products may only be discovered after a product has been deployed or may never be generally known. In some instances, despite internal testing, we may not be able to identify the cause or causes of these problems or risks within an acceptable period of time. Any errors, bugs or vulnerabilities discovered in our products after it has been deployed, or never generally discovered, could result in interruptions in platform availability, product malfunctioning or data breaches. Since our customers may use our services for processes that are critical to their businesses, errors, and defects, security vulnerability, service interruptions or software bugs in our platform could result in losses to our customers and thereby result in damage to our reputation, adverse effects upon customers and users, loss of customers and relationships with third parties, significant expenditures of capital, a delay or loss in market acceptance, loss of revenue or liability for damages. In addition, provisions typically included in our agreements with our customers that attempt to limit our exposure to claims may not be enforceable or adequate and may not otherwise protect us from liabilities or damages with respect to any particular claim. Even if not successful, a claim brought against us by any of our customers would likely be time-consuming and costly to defend and could seriously damage our reputation and brand, making it harder for us to sell our solutions and retain our customers.

If we cannot successfully execute on our strategy, including changing customer needs and new technologies and other market requirements, or achieve our objectives in a timely manner, our business, financial condition and results of operations could be harmed.

The quantum computing market is characterized by rapid technological change, changing user requirements, uncertain product lifecycles and evolving industry standards. We believe that the pace of innovation will continue to accelerate as technology changes and different approaches to quantum computing mature on a broad range of factors, including system architecture, error correction, performance and scale, ease of programming, user experience, markets addressed, types of data processed, and data governance and regulatory compliance. Our future success depends on our ability to continue to innovate and increase customer adoption of our products and services. If we are unable to enhance our products and services to keep pace with these rapidly evolving customer requirements, or if new technologies emerge that are able to deliver competitive products at lower prices, more efficiently, with better functionality, more conveniently, or more securely than our platform, our business, financial condition and results of operations could be adversely affected.

A key application of our technology is for optimization problems which, while a very broad market, requires continued research and development in order for our products and services to fully address the optimization market, and if that research and development is not successful this may limit its adoption to a narrow range of customers. If we cannot successfully attract a broader range of customers to our quantum annealing technology, our business will be negatively impacted and could fail.

In addition, our planned quantum gate system, which is a strategic milestone for our technical roadmap and commercialization, is not yet available for customers and may not become available on the timelines we expect or at all.

Even if we are successful in executing on our product roadmap and strategy and delivering increasingly more powerful quantum computing systems and services, competitors in the industry may achieve technological breakthroughs which render our products and services obsolete or inferior to other products and services.

Our continued growth and success depend on our ability to innovate and develop quantum computing technology in a timely manner and effectively market these products. Without timely innovation and development, our quantum computing solutions could be rendered obsolete or less competitive by changing customer preferences or because of the introduction of a competitor’s more advanced technologies. Any technological breakthroughs which render our technology obsolete or inferior to other products could have a material effect on our business, financial condition or results of operations.

Any cybersecurity-related attack, significant data breach or disruption of the information technology systems, infrastructure, network, third-party processors or platforms on which we rely could damage our reputation and adversely affect our business and financial results.

Our operations rely on information technology systems for the use, storage and transmission of sensitive and confidential information with respect to our customers, our customers’ customers, our employees and other third parties. A malicious cybersecurity-related attack, intrusion or disruption by either an internal or external source or other breach of the systems on which our platform and products operate, and on which our employees conduct business, could lead to unauthorized access to, use of, loss of or unauthorized disclosure of sensitive and confidential information, disruption of our services, viruses, worms, spyware, or other malware being served from our platform, networks, or systems; and resulting regulatory enforcement actions, litigation, indemnity obligations and other possible liabilities, as well as negative publicity, which could damage our reputation, impair sales and harm our business. Cyberattacks and other malicious internet-based activity continue to increase, and cloud-based platform providers of products and services have been and are expected to continue to be targeted. In addition to traditional computer “hackers,” malicious code (such as viruses and worms), phishing, employee theft or misuse and denial-of-service attacks, sophisticated nation-state and nation-state supported actors now engage in attacks (including advanced persistent threat intrusions). Cyberattacks may also gain publishing access to our customers’ accounts on our platform, using that access to publish content without authorization. Despite efforts to create security barriers to such threats, it is not feasible, as a practical matter, for us to entirely mitigate these risks. If our security measures are compromised as a result of third-party action, employee, customer, or user error, malfeasance, stolen or fraudulently obtained log-in credentials or otherwise, our reputation would be damaged, our data, information or intellectual property, or those of our customers and our customers’ consumers, may be destroyed, stolen or otherwise compromised, our business may be harmed and we could incur significant liability. We have not always been able in the past and may be unable in the future to anticipate or prevent techniques used to obtain unauthorized access to or compromise of our systems because they change frequently and are generally not detected until after an incident has occurred. We also cannot be certain that we will be able to prevent vulnerabilities in our software or address vulnerabilities that we may become aware of in the future.

In addition, there may be an increased risk of cyberattacks by state actors due to the current conflict between Russia and the Ukraine. Any increase in such attacks on us or our systems could adversely affect our platform, networks, systems or other operations. Although we maintain cybersecurity policies and procedures to manage risk to our information technology systems, continuously adapt our systems and processes to mitigate such threats, and plan to enhance our protections against such attacks, we may not be able to address these cybersecurity threats proactively or implement adequate preventative measures and we may be unable to promptly detect and address any such disruption or security breach, if at all.

Further, as we rely on third-party cloud infrastructure, we depend in part on third-party security measures to protect against unauthorized access, cyberattacks and the mishandling of data and information. If these third parties fail to adhere to adequate data security procedures, or in the event of a breach of their networks, our own, our customers’ and our customers’ consumers’ data may be improperly accessed, used or disclosed. Any cybersecurity event, including any vulnerability in our software, cyberattack, intrusion or disruption or any failure or breach unrelated to our own action or inaction, could result in significant increases in costs, including costs for remediating the effects of such an event; lost revenue due to network downtime, a decrease in customer and user trust; increases in insurance premiums due to cybersecurity incidents; increased exposure to a risk of litigation and possible liability; increased costs to address cybersecurity issues and attempts to prevent future incidents; and harm to our business, financial results and our reputation because of any such incident.

We include limitation of liability provisions in our subscription agreements; however, such provisions may not be enforceable or adequate and may not otherwise protect us from any such liabilities or damages with respect to any claim related to a cybersecurity incident or other potential claim referred to above. In addition, our existing general liability insurance coverage and coverage for cyber liability or errors or omissions may not continue to be available on acceptable terms or may not be available in sufficient amounts to cover one or more large claims and our insurer may deny coverage with respect to future claims. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, would harm our business.

Many governments have enacted laws requiring companies to provide notice of data security incidents involving certain types of personal data. In addition, some of our customers require us to notify them of data security breaches. Security compromises experienced by our competitors, by our customers or by us may lead to public disclosures, which may lead to widespread negative publicity. Any security compromise in our industry, whether actual or perceived, could harm our reputation, erode confidence in the effectiveness of our security measures, negatively affect our ability to attract new customers, encourage consumers to restrict use of our platform, cause existing customers to elect not to renew their subscriptions or subject us to third-party lawsuits, regulatory fines or other action or liability, which could harm our business.

Market adoption of cloud-based online quantum computing platform solutions is relatively new and unproven and may not grow as we expect and, even if market demand increases, the demand for our QCaaS may not increase, or certain customers may be reluctant to use a cloud-based QCaaS for applications, all of which may harm our business and results of operations.

We derive substantially all of our revenue from our cloud-based quantum computing platform and professional services, which we expect to continue for the foreseeable future. As such, the market acceptance of our platform is critical to our continued success. It is difficult to predict customer adoption rates and demand for our solutions and professional services, the entry of competitive platforms and service providers, or the future growth rate and size of our markets.

In addition, in order for cloud-based solutions to be widely accepted, organizations must overcome any concerns with moving sensitive information to a cloud-based platform. In addition, demand for our platform in particular is affected by a number of other factors, some of which are beyond our control. These factors include continued market acceptance of our cloud-based quantum computing platform and cloud-based QCaaS, the pace at which existing customers realize benefits from the use of our platform and decide to expand deployment of our platform across their business, the timing of development and release of new products by our competitors, technological change, reliability and security, the pace at which enterprises undergo digital transformation, and developments in data privacy regulations. In addition, we expect that the needs of our customers will continue to rapidly change and increase in complexity. We will need to improve the functionality and performance of our platform continually to meet those rapidly changing, complex demands. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of relevant solutions in general or our platform in particular, our business operations, financial results, and growth prospects will be materially and adversely affected.

Government actions and regulations, such as tariffs and trade protection measures, may limit our ability to provide products and services to our customers and obtain products from our suppliers, which could have a material adverse impact on our business operations, financial results and growth plans.

We currently offer our platform in more than 35 countries and our international sales are a substantial and critical part of our current business and future growth plans. Our international sales and the use of our platform in various countries subject us to risks that we do not generally face with respect to domestic sales within North America. For example, we may face additional risks relating to:

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lack of familiarity and burdens and complexity involved with complying with multiple, conflicting and changing foreign laws, standards, regulatory requirements, tariffs, export controls and other barriers;

•	difficulties in ensuring compliance with countries’ multiple, conflicting and changing privacy, data security, international trade, customs and sanctions laws;

•	differing technology standards; and

•	new and uncertain protection for intellectual property rights in some countries.

We may be unsuccessful in navigating such risks, which could have a material adverse impact on our business operations, financial results and growth plans.

If we engage in acquisitions, divestitures, strategic investments or strategic partnerships and fail to achieve favorable results, our business, financial condition and operating results could be harmed.

We may in the future make acquisitions, divestitures or certain investments. Any transactions that we enter into could be material to our financial condition and results of operations. The process of acquiring and integrating another company or technology could create unforeseen operating difficulties and expenditures. Acquisitions and investments involve a number of risks, such as:

•	use of resources that are needed in other areas of our business;

•	in the case of an acquisition, implementation or remediation of controls, procedures and policies of the acquired company;

•	in the case of an acquisition, difficulty integrating the accounting systems and operations of the acquired company, including potential risks to our corporate culture;

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in the case of an acquisition, coordination of product, engineering and selling and marketing functions, including difficulties and additional expenses associated with supporting legacy services and products and hosting infrastructure of the acquired company, as applicable, difficulties associated with supporting new products or services, difficulty converting the customers of the acquired company onto our platform and difficulties associated with contract terms, including disparities in the revenues, licensing, support or professional services model of the acquired company;

•	in the case of an acquisition, retention and integration of employees from the acquired company;

•	in the case of an acquisition, past intellectual property infringement or data security issues arising from the acquired company;

•	unforeseen costs or liabilities;

•	adverse effects on our existing business relationships with customers as a result of the acquisition or investment;

•	the possibility of adverse tax consequences;

•	litigation or other claims arising in connection with the acquired company or investment; and

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in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations. Acquisitions and investments may also result in dilutive issuances of equity securities, which could adversely affect our share price, or result in issuances of securities with superior rights and preferences to our common shares or the incurrence of debt with restrictive covenants that limit our future uses of capital in pursuit of business opportunities.

We may not be able to identify acquisition or investment opportunities that meet our strategic objectives, or to the extent such opportunities are identified, we may not be able to negotiate terms with respect to the acquisition or investment that are acceptable to us. At this time, we have made no commitments or agreements with respect to any such material transactions.

We may in the future be adversely affected by continuation or worsening of the global COVID-19 pandemic, its various strains or future pandemics.

The COVID-19 pandemic has caused, and may result in further, significant disruption of global financial markets and economic uncertainty. The COVID-19 pandemic has reached across the globe, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans intended to control the spread of the virus. We have modified our business practices in response to the COVID-19 pandemic and we may take further actions as required by government authorities or that we determine are warranted. For instance, we have enabled our employees to work remotely, implemented travel restrictions for all non-essential business and shifted company events to virtual-only experiences, and we may deem it advisable to similarly alter, postpone or cancel additional events in the future. While we may ease these restrictions in response to evolving conditions relating to the COVID-19 pandemic, it is unclear what the extent of these restrictions will be in the future, and there is no certainty that any such measures will be sufficient to mitigate the direct and indirect effects of the virus, which could continue to adversely affect our business, financial condition and results of operations. Additionally, economic uncertainty as a result of the COVID-19 pandemic may cause our current or potential future customers to modify, delay or cancel plans to purchase our products and services.

The duration and extent to which the COVID-19 pandemic impacts our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including: new information that may emerge concerning the severity and transmission rate of COVID-19 and any variants thereof; the continued rollout-of mass vaccinations for COVID-19; the extent and effectiveness of containment measures and vaccines; the impact of the COVID-19 pandemic and related restrictions on economic activity and domestic and international trade during the pandemic and in the post-pandemic recovery period and the impact of these and other factors on our employees, customers, vendors and partners, including their respective productivity; and the actions taken by governments to curtail or treat its impact, including shelter in place directives, business limitations and shutdowns, travel bans and restrictions, loan payment deferrals (whether government-mandated or voluntary), moratoriums on debt collection activities and other actions, which, if imposed or extended, may impact the economies in which we now, or may in the future, operate.

Our limited operating history combined with the uncertainty created by the COVID-19 pandemic significantly increases the difficulty of forecasting operating results and of strategic planning. If we are unable to effectively predict and manage the impact of the COVID-19 pandemic on our business, our results of operations and financial condition may be negatively impacted.

System failures, interruptions, delays in service, catastrophic events, inadequate infrastructure and resulting interruptions in the availability or functionality of our products and services could harm our reputation or subject us to significant liability, and adversely affect our business, financial condition and operating results.

Our brand, reputation and ability to attract, retain and serve our customers are also dependent upon the reliable performance of our platform, including our underlying technical infrastructure. Our systems and those of our third-party data center facilities may experience service interruptions, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks and other geopolitical unrest, computer viruses, or other events. Our systems are also subject to break-ins, sabotage, and acts of vandalism. Our platform and technical infrastructure may not be adequately designed with sufficient reliability and redundancy and our disaster recovery planning, which includes using geographically distinct and multi-region data centers, may not be sufficient to avoid performance delays or outages that could be harmful to the businesses of our customers and our business. Our disaster recovery plan stores some of our electronic data to a cloud back up system center in the event of a catastrophe, but such program may not be sufficient to recover all information or for all eventualities.

We have in the past experienced and may in the future experience service interruptions which disrupt the availability or reduce the speed or functionality of our platform. These events have resulted and likely will result in loss of revenue and could result in significant expense to remedy resultant data loss or corruption and/or recover from the interruption. A prolonged interruption in the availability or reduction in the speed or other functionality of our platform could materially harm our reputation and business. Frequent or persistent interruptions in access to functionality of our platform could cause our customers to believe that our platform is unreliable. If our platform is unavailable when our customers attempt to access it, or if it does not perform to expected levels, our customers may cease to use our platform entirely. Moreover, to the extent that any system failure or similar event results in damages to customers or their businesses, these customers could seek compensation from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly to address. While we have implemented measures intended to prevent or mitigate such interruptions, such measures may not be successful in preventing service interruptions in the future.

Unfavorable conditions in our industry or the global economy, including uncertain geopolitical conditions, could limit our ability to grow our business and negatively affect our results of operations.

Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers and potential customers. Negative conditions in the general economy both in Canada, the U.S. and foreign jurisdictions, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, inflation, international trade relations, pandemics (such as the COVID-19 pandemic), political turmoil, uncertain geopolitical conditions, natural catastrophes, warfare, and terrorist attacks could cause a decrease in business investments, including the progress on development of quantum technologies, and negatively affect the growth of our business. In February 2022, Russia launched a large-scale invasion of Ukraine. The extent and duration of the military action, resulting sanctions and resulting future market disruptions, are impossible to predict, but could be significant. Although we do not have business operations or customers in Russia or Ukraine, sanctions, an increase in cyberattacks and increases in energy costs, among other potential impacts on regional and global economic environment and currencies, may cause demand for our products and services to be volatile, cause abrupt changes in our customers’ buying patterns, interrupt our ability to supply products to this or other regions or limit customers’ access. In addition, in challenging economic times, our current or potential future customers may experience cash flow problems and as a result may modify, delay or cancel plans to purchase our products and services. Many of our customers invest in quantum computing products and services as part of their medium to longer-term strategies to optimize aspects of their business, and significant global disruptions such as the COVID-19 pandemic or geopolitical conflicts may result in potential customers focusing on short-term challenges, resulting in a reduction in their investments in quantum computing. Additionally, if our customers are not successful in generating sufficient revenue or are unable to secure financing, they may not be able to pay, or may delay payment of, accounts receivable due to us. Moreover, our key suppliers may reduce their output or become insolvent, thereby adversely impacting our ability to manufacture our products. Furthermore, uncertain economic conditions may make it more difficult for us to raise funds through borrowings or private or public sales of debt or equity securities. We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry.

If we fail to offer high-quality customer support, or if the cost of such support is not consistent with corresponding levels of revenue, our business, results of operations and reputation may be harmed.

Due to our innovative technology and our planned technical roadmap, our customers will require particular support and service functions, some of which are not currently available, and may never be available. If we experience delays in adding such support capacity or servicing our customers efficiently, or experience unforeseen issues with the reliability of our technology, it could overburden our servicing and support capabilities. Similarly, increasing the number of our products and services would require us to rapidly increase the availability of these services. Failure to adequately support and service our customers may inhibit our growth and ability to expand.

Our current customers rely on our customer support organization to respond to inquiries and resolve issues related to their use of our platform quickly and effectively. Our customer support relies on third-party technology platforms, which may become unavailable or otherwise prevent our customers and customer support team from interacting on a timely basis. Our response times to customers and prospects may be impacted for reasons outside our control, such as changes to software and computing services, which may interrupt aspects of our service to our customers. From time to time, we experience spikes in the number of customer support tickets that we receive, which may result in an increase in customer requests and significant delays in responding to our customers’ requests. Customer demand for support may also increase as we expand and enhance our operations and product offerings. Increased customer demand for our support services, without corresponding revenue increases, could increase our costs and harm our operating results. As we continue to grow our operations and support our global user base, we need to continue to provide efficient and high-quality support that meets our customers’ needs globally at scale. Our sales process is highly dependent on the ease of use of our platform and products, our business reputation and positive recommendations from our existing customers. Any failure to maintain a high-quality customer support organization, or a market perception that we do not maintain such levels of support, could harm our reputation, our ability to sell to existing and prospective customers and our business, results of operation and financial condition.

Risks Related to Litigation and Government Regulation

Changing Canadian and U.S. federal, state, provincial and foreign laws and regulations related to privacy, information security and data protection could adversely affect how we collect and use personal information and harm our brand.

We may receive, store and otherwise process personal information and other data from and about our customers, employees and from other stakeholders like our vendors. There are numerous federal, provincial, local and international laws and regulations regarding privacy, data protection, information security and the storing, sharing, use, processing, transfer, disclosure, retention and protection of personal information and other content, the scope of which is rapidly changing, subject to differing interpretations and may be inconsistent among; regions, countries and states, or conflict with other legal requirements. We are also subject to contractual obligations from our customers and other third parties related to privacy, data protection and information security, and disclosures and commitments made in our privacy policies. We strive to comply with applicable laws, regulations, policies and other legal obligations relating to privacy, data protection and information security. However, the regulatory framework for privacy, data protection and information security worldwide is, and is likely to remain, uncertain for the foreseeable future, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices.

We also expect that there will continue to be new laws, regulations and industry standards concerning privacy, data protection and information security proposed and enacted in various jurisdictions. The United States, Canada, the European Union, the United Kingdom and other countries in which we operate are increasingly adopting or revising privacy, information security and data protection laws and regulations that could have a significant impact on our current and planned privacy, data protection and information security-related practices, our collection, use, sharing, retention and safeguarding of customer, consumer and/or employee information, as well as any other third-party information we receive, and some of our current or planned business activities. New and changing laws, regulations, and industry standards concerning privacy, data protection and information security may also impact the computing services and software industry platforms and data providers we utilize, and thereby indirectly impact our business. In the United States, this includes the California Consumer Privacy Act of 2018, or CCPA which came into effect on January 1, 2020. In the European Union and the United Kingdom, this includes the General Data Protection Regulation, or GDPR, which came into effect in May 2018. In Canada, this includes Canada’s Personal Information Protection and Electronic Documents Act, or PIPEDA and the Personal Information Protection Act in British Columbia. While we have taken measures to comply with applicable requirements contained in the GDPR, we may need to continue to make adjustments as more clarification and guidance on the requirements of the GDPR and how to comply with such requirements becomes available. Further, Brexit has created uncertainty with regard to the regulation of data protection in the United Kingdom including how the United Kingdom version of the GDPR will be implemented alongside its existing United Kingdom data protection regulations, and how data transfers to and from the United Kingdom will generally be regulated.

Uncertainty in the laws and regulations affecting cross border transfers of personal data may affect the demand and functionality of our services. In the past, we have relied on a variety of adequacy mechanisms, including the European Commission Decision 2002/2/EC regarding the adequacy of Canadian law, Standard Contractual Clauses, and Binding Corporate Rules, to enable us to provide our services around the globe at scale. Different European data protection regulators may impose additional requirements or apply differing standards for the transfer of personal data or even prohibit data transfers to certain non-EU countries, like the United States and Canada. Such standards may be particularly targeted at the software companies with whom we work. This creates significant additional uncertainty regarding our ability to lawfully transfer certain personal data from the EU and we may need to implement substantial changes to our information technology infrastructure as a result, which could take time and be costly. In addition, the CCPA affords consumers expanded privacy protections and control over the collection, use and sharing of their personal information. The potential effects of this legislation are far-reaching and may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply. For example, the CCPA gives California residents expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The California State Attorney General began enforcing the CCPA on July 1, 2020; to the extent that we have not fully implemented the data processing practices and policies necessary to comply with the CCPA, the Attorney General may serve us with an enforcement notice under the CCPA and impose civil penalties for violations. The CCPA also provides for a private right of action for data breaches that may increase data breach litigation.

With laws and regulations such as the CCPA in the United States, the PIPEDA in Canada, and GDPR in the European Union imposing new and relatively burdensome obligations, and with substantial uncertainty over the interpretation and application of these and other laws and regulations, we may face challenges in addressing their requirements and making necessary changes to our policies and practices and may incur significant costs and expenses in an effort to do so. For example, the increased consumer control over the sharing of their personal information afforded by CCPA may affect our customers’ ability to share such personal information with us or may require us to delete or remove consumer information from our records or data sets, which may create considerable costs for our organization. In addition, any failure or perceived failure by us to comply with our privacy policies, our privacy, data protection- or information security-related obligations to customers, users or other third parties or any of our other legal obligations relating to privacy, data protection or information security may result in governmental investigations or enforcement actions, litigation, claims or public statements against us by consumer advocacy groups or others, and could result in significant liability, loss of relationships with key third parties, or cause our users to lose trust in us, which could have an adverse effect on our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the overall demand for, our platform.

Additionally, if the third parties we work with, such as vendors or developers, violate applicable laws or regulations or our policies, such violations may also put our customers’ and their users at risk and could in turn have an adverse effect on our business. Any significant change to applicable laws, regulations or industry practices regarding the collection, use, retention, security or disclosure of such content, or regarding the manner in which the express or implied consent of such persons for the collection, use, retention or disclosure of such content is obtained, could increase our costs and require us to modify our services and features, possibly in a material manner, which we may be unable to complete and may limit our ability to store and process user data or develop new services and features. All of these implications could adversely affect our revenue, results of operations, business and financial condition.

We are subject to United States, Canadian and foreign anti-corruption, anti-bribery and similar laws, and non-compliance with such laws may subject us to criminal or civil liability and harm our business.

We are subject to a variety of laws and regulations in the United States, Canada and foreign jurisdictions related to anti-corruption, anti-bribery and similar laws, including governing cross-border and domestic money transmission, gift cards and other prepaid access instruments, electronic fund transfers, taxation reporting requirements, foreign exchange, privacy and data protection, banking and import and export restrictions. We are also subject to various anti-corruption and anti-money laundering laws, including the Foreign Corrupt Practices Act (U.S.), the United States domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA Patriot Act, the U.K. Bribery Act 2010 and Proceeds of Crime Act 2002, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and its regulations, and other anti-bribery and anti-money laundering laws in countries in which we conduct activities. Concern about the use of payment processing platform for illegal conduct, such as money laundering or to support terrorist activities, may result in legislation or other governmental action that could require changes to our platform. In addition, depending on how our customer base evolves, and as we expand into new geographies, we expect to become subject to additional laws in the United States, Canada, Europe and elsewhere. Any non-compliance with such laws may subject us to criminal or civil liability and harm our business.

We are subject to export and import controls and economic sanctions laws that could impair our ability to offer our products or make our platform available in some jurisdictions, or subject us to liability if we are not in compliance with applicable laws.

As a result of our international operations, we are subject to a number of United States, Canadian and foreign laws relating to economic sanctions and to export and import controls which presently limit and could further limit our ability to offer our platform in certain jurisdictions or to certain customers. In addition, the export of our software in certain jurisdictions may require governmental authorizations. Various jurisdictions also regulate the import of certain technology, including imposing import permitting and licensing requirements, and have enacted laws that could limit our ability to offer our platform in those countries. Complying with export or import controls and economic sanctions may be time-consuming and result in the delay or loss of business opportunities.

Any change in export or import controls, economic sanctions or related legislation, or change in the countries, governments, persons, or technologies targeted by such restrictions or legislation, could result in decreased use of our platform by customers or in our decreased ability to offer our platform internationally, which would harm our business, operating results and financial condition. Furthermore, failure to comply with export or import controls or with economic sanctions may expose us to government investigations and penalties, which could harm our business, operating results and financial condition.

Governmental decisions with respect to perceived national security risks associated with quantum computing technology could impede the selling of our products and services.

Political challenges between the United States and countries in which our suppliers are located, including China, and changes to trade policies, including tariff rates and customs duties, trade relations between the United States and China and other macroeconomic issues could adversely impact our business. Specifically, United States-China trade relations remain uncertain and quantum computing has been designated as a technology with national security implications in many countries, including the United States and Canada. The United States administration has announced tariffs on certain products imported into the United States with China as the country of origin, and China has imposed tariffs in response to the actions of the United States. There is also a possibility of future tariffs, trade protection measures or other restrictions imposed on our products or on our customers by the United States, China or other countries that could have a material adverse effect on our business. To the extent our technology is deemed a matter of national security, our business could be subject to increased restrictions or regulations, our customer and supplier base may be restricted, our total addressable market may be reduced and our business, operating results and financial condition could be harmed.

We are subject to requirements relating to environmental and safety regulations which could adversely affect our business, results of operation and reputation.

We are subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to manufacture with alternative technologies and materials.

Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require us to make material changes to our operations, resulting in significant increases to the cost of production.

Our hardware has operational hazards such as but not limited to hazardous operating temperatures and high voltage and/or high current electrical systems typical of large computer processing equipment and related safety incidents.

There may be environmental or safety incidents that damage machinery or product, slow or stop production, or harm employees or third parties. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact our brand, finances, or ability to operate.

The Transaction may be subject to U.S. foreign investment regulations, which may impose conditions on the consummation of the Transaction. In addition, future investments in D-Wave Quantum Common Shares may be subject to U.S. foreign investment regulations.

Investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to U.S. laws that regulate foreign investments in U.S. businesses and access by foreign persons to technology developed and produced in the United States. These laws include Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018, and the regulations at 31 C.F.R. Parts 800 and 802, as amended, administered by the Committee on Foreign Investment in the United States (“CFIUS”).

Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a “U.S. business” by a “foreign person” (in each case, as such terms are defined in 31 C.F.R. Part 800) always are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective in 2020, expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person, but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “covered investment critical infrastructure,” and/or “sensitive personal data” (in each case, as such terms are defined in 31 C.F.R. Part 800).

The Transaction will result in investments in our U.S. subsidiary by non-U.S. persons that could be considered by CFIUS to result in a covered control transaction that CFIUS would have authority to review. The Public Sector Pension Investment Board (“PSP”) is a Canadian Crown corporation and, following the closing of the Transaction and PIPE Financing, will hold between 41.4% and 54.8% of the issued and outstanding D-Wave Quantum Common Shares (assuming the No Redemption Scenario and Maximum Redemption Scenario, respectively). CFIUS or another U.S. governmental agency could choose to review the Transaction or past or proposed transactions involving new or existing foreign investors in D-Wave Quantum, even if a filing with CFIUS is or was not required at the time of such transaction.

There can be no assurances that CFIUS or another U.S. governmental agency will not choose to review the Transaction. Any review and approval of an investment or transaction by CFIUS may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS policies and agency practices are rapidly evolving, and, in the event that CFIUS reviews the Transaction or one or more proposed or existing investment by investors, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to the parties to the Transaction or such investors. Among other things, CFIUS could seek to impose limitations or restrictions on, or prohibit, investments by such investors (including, but not limited to, limits on purchasing D-Wave Quantum Common Shares, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture, among other things), or CFIUS could require us to divest a portion of D-Wave Quantum.

If CFIUS elects to review the Transaction, the time necessary to complete such review of the Transaction or a decision by CFIUS to prohibit the Transaction could prevent DPCM from completing the Transaction with D-Wave Quantum prior to October 23, 2022. If DPCM is not able to consummate the Transaction with D-Wave Quantum nor able to complete another business combination by October 23, 2022, DPCM will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In addition, if DPCM fails to complete an initial business combination by October 23, 2022, there will be no redemption rights or liquidating distributions with respect to the Public Warrants or the Private Warrants, which will expire worthless.

Risks Related to D-Wave’s Intellectual Property

We may be unable to obtain, maintain and protect our intellectual property rights and proprietary information or prevent third parties from making unauthorized use of our technology, which could cause it to lose its competitive advantage.

Our intellectual property is important to our business. We rely on a combination of confidentiality clauses, assignment agreements and license agreements with employees and third parties, patents, trade secrets, copyrights, and trademarks to protect our intellectual property and competitive advantage, all of which offer only limited protection. The steps we take to protect our intellectual property require significant resources and may be inadequate. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. We may be required to use significant resources to obtain monitor and protect our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to copy our platform and our products and use information that we regard as proprietary to create products and services that compete with ours. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our proprietary information may be unenforceable under the laws of certain jurisdictions and foreign countries. In addition, we may not be able to acquire or maintain appropriate domain names in all countries in which we do business or prevent third parties from acquiring domain names that are similar to, infringe upon, or diminish the value of our trademarks and other intellectual property. Furthermore, regulations governing domain names may not protect our trademarks or similar proprietary rights.

We enter into confidentiality and intellectual property agreements with our employees and consultants and enter into confidentiality agreements with the parties with whom we have strategic relationships and business alliances. These agreements may not be effective in securing ownership of our intellectual property or controlling access to our proprietary information and trade secrets. The confidentiality agreements on which we rely to protect certain technologies may be breached, may not be adequate to protect our confidential information, trade secrets and proprietary technologies and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, trade secrets or proprietary technology. Further, these agreements do not prevent our competitors or others from independently developing technology that is substantially equivalent or superior to our technology. In addition, others may independently discover our trade secrets and confidential information, and in such cases, we likely would not be able to assert any trade secret rights against such parties. Additionally, we may from time to time be subject to opposition or similar proceedings with respect to applications for registrations of our intellectual property, including our trademarks. While we aim to acquire adequate protection of our brand through trademark registrations in key markets, occasionally third parties may have already registered or otherwise acquired rights to identical or similar marks for services that also address our market. We rely on our brand and trademarks to identify our platform and to differentiate our platform and services from those of our competitors, and if we are unable to adequately protect our trademarks third parties may use our brand names or trademarks similar to ours in a manner that may cause confusion in the market, which could decrease the value of our brand and adversely affect our business and competitive advantages.

Policing unauthorized use of our intellectual property and misappropriation of our technology and trade secrets is difficult and we may not always be aware of such unauthorized use or misappropriation. Despite our efforts to protect our intellectual property rights, unauthorized third parties may attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or technology or otherwise develop services with the same or similar functionality as our platform and products. If our competitors infringe, misappropriate or otherwise misuse our intellectual property rights and we are not adequately protected, or if our competitors are able to develop a platform or product with the same or similar functionality as ours without infringing our intellectual property, our competitive advantage and results of operations could be harmed. Litigation brought to protect and enforce our intellectual property rights could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. As a result, we may be aware of infringement by our competitors, but may choose not to bring litigation to enforce our intellectual property rights due to the cost, time and distraction of bringing such litigation. Furthermore, if we do decide to bring litigation, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits challenging or opposing our right to use and otherwise exploit particular intellectual property, services and technology or the enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our solutions, impair the functionality of our platform, prevent or delay introductions of new or enhanced solutions, result in our substituting inferior or more costly technologies into our platform or injure our reputation. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to developing and protecting their technology or intellectual property rights than we do.

Our patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with the commercialization of our products.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that any patent applications we have or will file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. In addition to those who may have patents or patent applications directed to relevant technology with an effective filing date earlier than any of our existing patents or pending patent applications, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued United States patents will be issued.

Even if our patent applications succeed and we are issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that it needs to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

We may face patent infringement and other intellectual property claims that could be costly to defend, result in injunctions and significant damage awards or other costs. If third parties claim that we infringe upon or otherwise violate their intellectual property rights, our business could be adversely affected.

The computing and software industries are characterized by the existence of a large number of patents and frequent claims and related litigation regarding patents, copyright and other intellectual property rights. Third parties may assert that our platform, solutions, technology, methods or practices infringe, misappropriate or otherwise violate their intellectual property. We face the risk of claims that we have infringed or otherwise violated third parties’ intellectual property rights. Our future success depends in part on not infringing upon or otherwise violating the intellectual property rights of others. From time to time, our competitors or other third parties may claim that we are infringing upon or otherwise violating their intellectual property rights, and we may be found to be infringing upon or otherwise violating such rights. We may be unaware of the intellectual property rights of others that may cover some or all of our technology or conflict with our trademark rights. Any claims of intellectual property infringement or other intellectual property violations, even those without merit, could:

•	be expensive and time consuming to defend;

•	cause us to cease making, licensing or using our platform or products that incorporate the challenged intellectual property;

•	require us to modify, redesign, reengineer or rebrand our platform or products, if feasible;

•	cause significant delays in introducing new or enhanced services or technology;

•	divert management’s attention and resources; or

•	require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.

Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us could result in our being required to pay significant damages, enter into costly settlement agreements, or prevent us from offering our platform or products, any of which could have a negative impact on our operating profits and harm our future prospects. We may also be obligated to indemnify our customers or business partners in connection with any such litigation and to obtain licenses, modify our platform or products, or refund subscription fees, which could further exhaust our resources. Such disputes could also disrupt our platform or products, adversely affecting our customer satisfaction and ability to attract customers.

Some of our intellectual property has been conceived or developed pursuant to government-funding agreements which impose certain obligations on us. Compliance with such obligations may limit our ability to freely transfer our assets without incurring substantial additional repayment obligations.

Our government-funding agreements may contain certain restrictive covenants that either limit our ability to, or require a prepayment, in the event we incur additional indebtedness or liens, merge with other companies or consummate certain changes of control, acquire other companies, engage in new lines of business, add new offices or business locations, make certain investments, pay dividends, transfer or dispose of certain assets, liquidate or dissolve, amend certain material agreements and enter into various specified transactions. We, therefore, may not be able to engage in any of the foregoing transactions unless we obtain the consent required by these agreements. Furthermore, our future working capital, borrowings or equity financing could be unavailable to repay or refinance the amounts outstanding under any of these agreements.

On March 3, 2022, we entered into the Venture Loan Agreement, by and between the Borrowers and PSPIB, as the lender. The Venture Loan Agreement is secured by a first-priority security interest in substantially all of the Borrowers’ assets which restricts our ability to freely transfer our assets. Under the Venture Loan Agreement, term loans in an aggregate principal amount of $25.0 million will become available to us in three tranches, subject to certain terms and conditions. See “D-Wave Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Venture Loan and Security Agreement.”

In addition, we may also incur additional indebtedness in the future. The instruments governing such indebtedness could contain provisions that are as, or more, restrictive than those to which we are presently subject. Any such present or future restrictions may limit our ability to meet or business, financing or other goals which could have a material adverse effect on our business and results of operations.

Risks Related to Being a Public Company

Our management has limited experience operating a public company, and thus its success in such endeavors cannot be guaranteed.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under U.S. securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the post-combination company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States. This could impact our ability or prevent us from timely reporting our operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

If we are unable for any reason to meet the continued listing requirements of the NYSE, such action or inaction could result in a delisting of our securities.

If, after listing, we fail to satisfy the continued listing requirements of the NYSE (for example, the NYSE corporate governance requirements or the NYSE minimum closing bid price requirement), the NYSE may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of our securities and would impair your ability to sell or purchase our securities when you wish to do so. In the event of a delisting, actions taken by us to restore compliance with listing requirements may not allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent such securities from dropping below any minimum bid price requirement or prevent future non-compliance with the NYSE listing requirements.

If securities and industry analysts do not publish research or reports about our business or publish negative reports about our business, our share price and trading volume may suffer.

The trading market for our securities will depend on the research and reports that securities or industry analysts publish about us or our business. Currently, we do not have any analyst coverage and may not obtain analyst coverage in the future. In the event we obtain analyst coverage, we will not have any control over such analysts. If one or more of the analysts who cover us downgrade the D-Wave Quantum Common Shares or D-Wave Quantum Warrants or change their opinion of the D-Wave Quantum Common Shares or D-Wave Quantum Warrants, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

There is a risk that we will fail to maintain an effective system of internal controls and our ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected. We may identify material weaknesses in our internal controls over financing reporting which we may not be able to remedy in a timely manner.

As a public company, we will operate in an increasingly demanding regulatory environment, which requires it to comply with the Sarbanes-Oxley Act, the regulations of the NYSE, the rules and regulations of the SEC, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. Prior to the Closing, we have never been required to test our internal controls within a specified period and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner.

We anticipate that the process of building our accounting and financial functions and infrastructure will require significant additional professional fees, internal costs and management efforts. We may need to enhance and/or implement a new internal system to combine and streamline the management of our financial, accounting, human resources and other functions. However, the enhancement and/or implementation of a system may result in substantial costs. Any disruptions or difficulties in implementing or using such a system could adversely affect our controls and harm our business. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management’s attention. In addition, we may discover additional weaknesses in our system of internal financial and accounting controls and procedures that could result in a material misstatement of our financial statements. Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed, investors could lose confidence in our reported financial information and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities.

We have identified a material weakness in our internal control over financial reporting. If we fail to remedy this weakness or maintain an effective system of internal controls, then our ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected. We may identify additional material weaknesses in our internal controls over financing reporting which we may not be able to remedy in a timely manner.

In connection with the preparation and audit of our financial statements as of and for the fiscal years ended December 31, 2021 and 2020, a material weakness was identified in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Specifically, a material weakness was identified in our control environment related to our financial statement close process: we lacked sufficient accounting and financial reporting personnel with requisite knowledge and experience in the application of complex areas of GAAP and SEC rules to facilitate accurate and timely financial reporting and we lacked adequate accounting personnel to perform sufficient review over certain areas including non-routine revenue transactions, equity and government assistance, which resulted in a number of material year end audit adjustments made prior to the issuance of the financial statements for the years ended December 31, 2021 and December 31, 2020.

If this material weakness is not remediated, it could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. We are implementing measures designed to improve our internal control over financial reporting to remediate this material weakness including adding additional qualified accounting personnel with experience with complex GAAP and SEC rules, engaging consultants to assist with the financial statement close process, and segregating duties among accounting personnel to enable adequate review controls. The primary costs associated with such measures are corresponding recruiting and additional salary and consulting costs, which are difficult to estimate at this time but which may be significant. These additional resources and procedures are intended to enable us to broaden the scope and quality of our internal review of underlying information related to financial reporting and to formalize and enhance our internal control procedures.

The material weakness will not be considered remediated until our remediation plan has been fully implemented, the applicable controls operate for a sufficient period of time, and we have concluded, through testing, that the newly implemented and enhanced controls are operating effectively. We currently expect that our remediation plan will be substantially implemented concurrently with the closing of this offering, following which we will continue to test such controls over time. We cannot predict the success of such efforts or the outcome of its assessment of the remediation efforts. Our efforts may not remediate this material weakness in our internal control over financial reporting, or additional material weaknesses may be identified in the future. A failure to implement and maintain effective internal control over financial reporting could result in errors in our consolidated financial statements that could result in a restatement of our financial statements, and could cause us to fail to meet our reporting obligations, any of which could diminish investor confidence in us and cause a decline in the price of our common stock.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company,” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating.

We will incur increased costs as a result of our operation as a public company, and our management will be required to devote substantial time and resources to employing new compliance initiatives in order to comply with the regulatory requirements applicable to public companies.

If we complete the Transaction and become a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the NYSE. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

General Risk Factors

Our business is exposed to risks associated with litigation and may become subject to litigation, investigations and regulatory proceedings including product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

From time to time in the ordinary course of our business, we may become involved in various legal proceedings, including commercial, product liability, employment, class action and other litigation and claims, as well as governmental and regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources and cause us to incur significant expenses. In addition, our insurance or indemnities may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. Furthermore, because litigation is inherently unpredictable, the results of such actions may have a material adverse effect on our business, operating results or financial condition.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results of operations and financial condition.

We may be subject to taxes by the U.S. federal, state, local and foreign tax authorities. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	allocation of expenses to and among different jurisdictions;

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, tax treaties, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other taxes by U.S. federal, state, and local and foreign taxing authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

Changes in tax laws or regulations that are applied adversely to us may materially adversely affect our business, prospects, financial condition and operating results.

New income, sales, use or other tax laws, statutes, rules, regulation or ordinances could be enacted at any time, or interpreted, changed, modified or applied adversely to us, any of which could adversely affect our business, prospects, financial performance and operating results. In particular, presidential, congressional, state and local elections in the United States could result in significant changes in, and uncertainty with respect to, tax legislation, regulation and government policy directly affecting our business or indirectly affecting us because of impacts on our customers, suppliers and manufacturers. For example, the United States government has, from time to time, proposed and may enact significant changes to the taxation of business entities including, among others, an increase in the corporate income tax rate and the imposition of minimum taxes or surtaxes on certain types of income. The likelihood of these changes being enacted or implemented is unclear. We are currently unable to predict whether such changes will occur and, if so, the ultimate impact on our business. To the extent that such changes have a negative impact on us, including as a result of related uncertainty, these changes may materially and adversely affect our business, prospects, financial condition and operating results.

Risks Related to DPCM, D-Wave Quantum and the Transaction

The Sponsor and DPCM’s executive officers and directors have agreed to vote in favor of the Transaction, regardless of how the Public Stockholders vote.

Unlike many other blank check companies in which the founders, executive officers and directors have agreed to vote their Founder Shares in accordance with the majority of the votes cast by the Public Stockholders in connection with an initial business combination, the Sponsor and DPCM’s executive officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with DPCM and, in the case of the Sponsor, the Amended and Restated Sponsor Support Agreement, to vote any shares of DPCM Common Stock held by them in favor of the Transaction. We expect that the Initial Stockholders (and their permitted transferees) will own approximately 20% of the issued and outstanding shares of DPCM Common Stock at the time of the Special Meeting. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the majority of the votes cast by the Public Stockholders.

DPCM’s board of directors did not obtain a fairness opinion in determining whether to proceed with the Transaction and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

In analyzing the Transaction, DPCM’s management conducted significant due diligence on D-Wave. For a complete discussion of the factors utilized by DPCM’s board of directors in approving the business combination, see the section entitled, “The Transaction — Recommendation of DPCM’s Board of Directors and Reasons for the Transaction.” DPCM’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Transaction was fair from a financial perspective to its stockholders and that D-Wave’s fair market value was at least 80% of DPCM’s net assets (excluding any taxes payable on interest earned).

Notwithstanding the foregoing, DPCM’s board of directors did not obtain a fairness opinion to assist it in its determination. DPCM’s board of directors may be incorrect in its assessment of the Transaction and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

DPCM’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Transaction Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering DPCM’s board of directors’ recommendation that its stockholders vote in favor of the approval of the Transaction Proposal and the other proposals described in this proxy statement/prospectus, DPCM Stockholders should be aware that the Sponsor and certain of DPCM’s executive officers and directors have interests in the Transaction that may be different from, or in addition to, the interests of the DPCM Stockholders generally. These interests include:

•

the fact that the Sponsor, which is controlled by Emil Michael, the DPCM Chairman and CEO, has waived its right to redeem any of the Founder Shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that each of Emil Michael and Shervin Pishevar (an affiliate of the Sponsor) entered into a PIPE Subscription Agreement with D-Wave Quantum, pursuant to which each of Mr. Michael and Mr. Pishevar subscribed for and agreed to purchase on the Closing Date, and D-Wave Quantum agreed to issue and sell to each of Mr. Michael and Mr. Pishevar on the Closing Date, the number of PIPE Shares equal to $250,000, divided by $10.00 and multiplied by the Exchange Ratio on the terms and subject to the conditions set forth therein;

•

the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares which will convert into approximately 2.8 million D-Wave Quantum Common Shares in accordance with the terms of the Transaction Agreement (giving effect to the forfeiture of the 4,484,425 Forfeited Shares) and such securities will have a significantly higher value at the time of the Transaction, estimated at approximately $             based on the closing price of $             per public share on the NYSE on             , 2022, which Founder Shares would become worthless if DPCM fails to complete an initial business combination by October 23, 2022. As a result of the nominal price paid for the Founder Shares, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return following the consummation of the Transaction;

•

the fact that the Sponsor has agreed to waive (pursuant to the IPO Letter Agreement and for no further consideration) its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if DPCM fails to complete an initial business combination by October 23, 2022;

•

the fact that the Sponsor paid approximately $8,000,000 for 8,000,000 Private Warrants, with each such Private Warrant being exercisable at $11.50 for one share of DPCM Class A Common Stock; if DPCM does not consummate an initial business combination by October 23, 2022, then the proceeds from the sale of the Private Warrants will be part of the liquidating distribution to the Public Stockholders and the warrants held by the Sponsor will be worthless; the Private Warrants held by the Sponsor had an aggregate market value of approximately $             based upon the closing price of $             per Public Warrant on the NYSE on             , 2022;

•

the beneficial ownership of Peter Diamandis, Denmark West and Desiree Gruber, each an independent director of DPCM, of 45,000, 37,500 and 37,500 Founder Shares, respectively, initially transferred to such individuals by the Sponsor, which will convert into 120,000 D-Wave Quantum Common Shares in accordance with the terms of the Transaction Agreement. All such shares would become worthless if DPCM does not consummate an initial business combination by October 23, 2022, as these individuals have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $             based on the closing price of $             per public share on the NYSE on             , 2022;

•

an entity in which Emil Michael is a manager loaned $200,000 to the Sponsor under the Sponsor Affiliate Note, the proceeds of which were directed to DPCM in order to fund working capital deficiencies or finance transaction costs in connection with a business combination. In the event that the Transaction fails to close, the Sponsor may have insufficient assets and/or funds to enable it to repay such amounts to the entity affiliated with Emil Michael;

•

the economic interests in the Sponsor of certain of DPCM’s officers and directors, which gives them an indirect pecuniary interest in the shares of DPCM Common Stock and DPCM Warrants held by the Sponsor along with a direct interest in the shares of DPCM Common Stock and DPCM Warrants held directly by certain of DPCM’s officers and directors and certain affiliates of the Sponsor, and which interests will be worthless if DPCM does not consummate an initial business combination by October 23, 2022, are summarized in the below table: the value of the DPCM Class B Common Stock and Warrants is calculated based on the price per share of DPCM Class A Common Stock and Warrants as of             , 2022:

	Investment Amount	Number of Shares of DPCM Class B Common Stock	Value of DPCM Class B Common Stock	Number of Warrants	Value of Warrants	Value of DPCM Securities	Other potential interest (1)	Total interest at risk
Emil Michael	$3,037,500	2,568,633	$	2,805,994	$	$	(2)	$
Ignacio Tzoumas	$0	21,756	$	24,000	$	$		$
Peter Diamandis	$0	45,000	$	0	$	$		$
Denmark West	$100,000	114,312	$	84,735	$	$		$
Desiree Gruber	$50,000	75,906	$	42,368	$	$		$
Kyle Wood	$150,000	245,755	$	271,103	$	$		$

Total DPCM Affiliate Interest	$3,337,500	3,071,362	$	3,228,200	$	$		$
Total Non-DPCM Affiliate Interest	$5,187,500	4,350,637	$	4,771,800	$	$		$
Total Interest in Transaction	$8,525,000	10,493,361	$	8,000,000	$	$		$

(1)

Inclusive of $220,000 in loans extended by the Sponsor to DPCM or D-Wave Quantum. There are presently no fees that will be paid to the Sponsor upon consummation of the Transaction and no of out-of-pocket expenses have been incurred that would be reimbursed upon consummation of the Transaction.

(2)	Inclusive of $200,000 loaned to the Sponsor under the Sponsor Affiliate Note by an entity of which Emil Michael is a manager.

Given (i) the differential in the purchase price that the Sponsor and certain of DPCM’s officers and directors paid for the DPCM Class B Common Stock as compared to the price of the DPCM Class A Common Stock, (ii) the differential in the purchase price that the Sponsor paid for the Private Placement Warrants as compared to the price of the Public Warrants, and (iii) the substantial number of D-Wave Quantum Common Shares that the Sponsor and these officers and directors will receive upon conversion of the DPCM Class B Common Stock and/or Private Placement Warrants, the Sponsor and these officers and directors can earn a positive return on their investment, even if DPCM public shareholders have a negative return on their investment.

•

if the Trust Account is liquidated, including in the event DPCM is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to DPCM if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which DPCM has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the DPCM IPO against certain liabilities, including liabilities under the Securities Act;

•

DPCM’s Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the DPCM Charter.

DPCM does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, DPCM’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to DPCM as well as the other entities with which they are affiliated. DPCM’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entity with whom DPCM’s management has a pre-existing fiduciary obligation will be presented the opportunity before DPCM is presented with it. DPCM does not believe, however, that the fiduciary duties or contractual obligations of DPCM’s officers or directors or waiver of corporate opportunity materially affected DPCM’s search for a business combination, including the negotiation or recommendation thereof or the provision of advice in connection therewith. DPCM is not aware of any such corporate opportunity not being offered to DPCM and does not believe the renouncement of DPCM’s interest in any such corporate opportunities impacted DPCM’s search for an acquisition target;

•

members of the DPCM Board are entitled to reimbursement for all out-of-pocket expenses incurred by them on DPCM’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; no such out-of-pocket expenses have been incurred to date and are not expected to exceed $10,000;

•

in order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of DPCM’s directors and officers may, but are not obligated to, loan funds to DPCM as may be required. If a business combination were to be consummated, such loaned amounts would be repaid. In the event that the Transaction fails to close, DPCM could use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. To date, an aggregate of $220,000 is outstanding under such loans. In addition, up to $1,500,000 of such loans could be convertible into warrants identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender. No such convertible loans have been incurred to date with respect to the Transaction, nor are any such convertible loans expected to be incurred;

•

CDPM Sponsor Group II, LLC, an affiliate of the Sponsor, entered into an unsecured promissory note with the Sponsor, which note directed funds advanced thereunder to DPCM in order to fund working capital deficiencies or finance transaction costs in connection with a business combination. If a business combination were to be consummated, such loaned amounts would be repaid. In the event that the Transaction fails to close, the Sponsor may have insufficient funds to repay the promissory note. To date, an aggregate of $200,000 is outstanding under such loans. Other than as set forth above, there are no other amounts (including any fees or out-of-pocket expenses) due to affiliates of the Sponsor upon the consummation of the Transaction;

•

following the consummation of the Transaction, D-Wave will continue to indemnify DPCM’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy for the benefit of such individuals; and

•

Emil Michael, the current Chief Executive Officer of DPCM, is expected to be a director of D-Wave Quantum after the consummation of the Transaction. As such, in the future Mr. Michael will receive any cash fees, stock options, stock awards or other remuneration that D-Wave Quantum’s board of directors determines to pay them and any applicable compensation.

These interests may have influenced DPCM’s directors in making their recommendation that you vote in favor of the Transaction Proposal and the other proposals described in this proxy statement/prospectus.

If the Transaction’s benefits do not meet the expectations of investors or securities analysts, the market price of DPCM’s securities or, following the Closing, D-Wave Quantum’s securities, may decline.

If the perceived benefits of the Transaction do not meet the expectations of investors or securities analysts, the market price of DPCM’s securities prior to the Closing may decline. The market values of D-Wave’s securities at the time of the Transaction may vary significantly from their prices on the date the Transaction Agreement was executed, the date of this proxy statement/prospectus, or the date on which the DPCM Stockholders vote on the Transaction, which may affect stockholder approval and the number of stockholder redemptions.

In addition, following the Transaction, fluctuations in the price of D-Wave Quantum’s securities could contribute to the loss of all or part of your investment. Currently, there is no public market for any series or class of D-Wave Quantum Common Shares or D-Wave Quantum Warrants. Accordingly, the valuation ascribed to D-Wave may not be indicative of the price that will prevail in the trading market following the Transaction. If an active market for D-Wave Quantum’s securities develops and continues, the trading price of D-Wave Quantum’s securities following the Transaction could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond D-Wave Quantum’s control. Any of the factors listed below could have a material adverse effect on your investment in D-Wave Quantum’s securities and D-Wave Quantum’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of D-Wave Quantum’s securities may not recover and may experience a further decline.

Factors affecting the trading price of D-Wave Quantum’s securities may include:

•	actual or anticipated fluctuations in D-Wave Quantum’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about D-Wave Quantum’s operating results;

•	success of competitors;

•	D-Wave Quantum’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning D-Wave Quantum or the industries in which D-Wave Quantum operates;

•	operating and share price performance of other companies that investors deem comparable to D-Wave Quantum;

•	D-Wave Quantum’s ability to market new and enhanced products and technologies on a timely basis;

•	changes in laws and regulations affecting D-Wave Quantum’s business;

•	D-Wave Quantum’s ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving D-Wave Quantum;

•	changes in D-Wave Quantum’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of D-Wave Quantum Common Shares available for public sale;

•	any changes in D-Wave Quantum’s board of directors or management;

•	sales of substantial amounts of D-Wave Quantum Common Shares by D-Wave Quantum’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism. See “—Risks Related to D-Wave’s Business and Industry”

Broad market and industry factors may materially harm the market price of D-Wave Quantum’s securities irrespective of D-Wave Quantum’s operating performance. The stock market in general, and the NYSE in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of D-Wave Quantum’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to D-Wave Quantum could depress D-Wave Quantum’s share price regardless of D-Wave Quantum’s business, prospects, financial conditions or results of operations. A decline in the market price of D-Wave Quantum’s securities also could adversely affect D-Wave Quantum’s ability to issue additional securities and D-Wave Quantum’s ability to obtain additional financing in the future.

D-Wave Quantum will qualify as an “emerging growth company” within the meaning of the Securities Act, and if D-Wave Quantum takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make D-Wave Quantum’s securities less attractive to investors and may make it more difficult to compare D-Wave Quantum’s performance to the performance of other public companies.

D-Wave Quantum will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, D-Wave Quantum will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. D-Wave Quantum will remain an emerging growth company until the earliest of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, (b) in which D-Wave Quantum has total annual gross revenue of at least $1.07 billion, or (c) in which D-Wave Quantum is deemed to be a large accelerated filer, which means the market value of D-Wave Quantum Common Shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which D-Wave Quantum has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as D-Wave Quantum is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, D-Wave Quantum may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find DPCM Common Stock less attractive because D-Wave Quantum will rely on these exemptions, which may result in a less active trading market for the DPCM Common Stock and its price may be more volatile.

If a significant number of holders of shares of DPCM Class A Common Stock elect to redeem their shares in connection with the Transaction, D-Wave Quantum may become a “controlled company” within the meaning of the rules of the NYSE and the rules of the SEC. As a result, D-Wave Quantum may qualify for exemptions from certain corporate governance requirements that would otherwise provide protection to stockholders of other companies. In addition, the interests of D-Wave Quantum’s principal stockholder may conflict with the interests of D-Wave Quantum or its stockholders in the future.

If a significant number of holders of shares of DPCM Class A Common Stock elect to redeem their shares in connection with the Transaction, immediately following the completion of the Transaction, PSP would control a majority of the voting power of D-Wave Quantum. For example, assuming the Maximum Redemption Scenario and including its purchase of PIPE Shares pursuant to the PIPE Financing, upon consummation of the Transaction, PSP would control approximately 54.8% of the outstanding D-Wave Quantum Common Shares. As a result, depending on the number of redemptions, D-Wave Quantum may be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the D-Wave Quantum board of directors consist of “independent directors” as defined under the rules of the NYSE;

•	the requirement that D-Wave Quantum have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•

the requirement that D-Wave Quantum have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the compensation and nominating and corporate governance committees.

Following the consummation of the Transaction, regardless of whether D-Wave Quantum becomes a “controlled company” as a result of holders of shares of DPCM Class A Common Stock electing to redeem their shares in connection with the Transaction, D-Wave Quantum does not intend to utilize any of the exemptions available to controlled companies. However, D-Wave Quantum would be able to elect to utilize any of these exemptions at its discretion if and for so long as it is a “controlled company.” Accordingly, if D-Wave Quantum becomes a “controlled company”, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

In addition, depending on the number of redemptions of DPCM Class A Common Stock in connection with the Transaction, upon consummation of the Transaction, PSP may be able to control the vote on all matters submitted to a vote of D-Wave Quantum stockholders, which would enable them to control the election of the members of D-Wave Quantum’s board of directors and other significant corporate decisions. Even if PSP does not own a majority of the D-Wave Quantum Common Shares upon consummation of the Transaction, it will own a significant percentage of such shares and will be able to exert significant influence over such matters. In particular, for so long as PSP continues to own a significant percentage of such shares, PSP may be able to prevent a change of control of D-Wave Quantum or a change in the composition of its board of directors and could effectively preclude any unsolicited acquisition of D-Wave Quantum. Such concentration of ownership could deprive you of an opportunity to receive a premium for your D-Wave Quantum Common Shares as part of a sale of D-Wave Quantum, and ultimately may affect the market price of such shares. PSP and its affiliates engage in a broad spectrum of activities, and in the ordinary course of their business may engage in activities where their interests conflict with the interests of D-Wave Quantum or those of its other stockholders.

inal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares upon completion of the Transaction. In addition, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares, even if the Transaction causes the trading price of the D-Wave Quantum Common Shares to materially decline.

The Sponsor invested an aggregate of $8,025,000 in DPCM, comprised of the $25,000 purchase price for the Founder Shares and the $8,000,000 purchase price for the Private Placement Units. The amount held in the Trust Account was $300,229,704 as of March 31, 2022, implying a value of $10.00 per Public Share.

The following table shows the Public Stockholders’ and DPCM’s Initial Stockholders’ (including the Sponsor’s) investment per share and how these compare to the implied value of one D-Wave Quantum Common Share upon the completion of the Transaction. The following table assumes (i) that DPCM’s valuation is

$300,229,704 (which is the amount DPCM held in the Trust Account as of March 31, 2022), (ii) no additional interest is earned on the funds held in the Trust Account, (iii) no Public Shares are redeemed in connection with the Transaction and (iv) the Sponsor forfeits the 4,484,425 Forfeited Shares and all remaining Founder Shares are held by the Sponsor, independent directors and special advisors upon completion of the Transaction, and does not take into account other potential impacts on DPCM’s valuation at the time of the Transaction such as (a) the value of DPCM’s Public Warrants and Private Warrants, (b) the trading price of DPCM’s common stock, (c) the initial business combination transaction costs, (d) any equity issued or cash paid to D-Wave’s shareholders, (e) any equity issued to other third party investors, (f) the forfeiture by the Sponsor of Founder Shares in connection with the Sponsor’s Aggregate Transaction Proceeds-based and DPCM Expenses-based forfeiture obligations, in each case, contained in the Amended and Restated Sponsor Support Agreement or (g) D-Wave’s business itself.

Public Shares held by Public Stockholders	30,000,000 shares
Founder Shares held by the Sponsor, independent directors and other Initial Stockholders	7,500,000 shares

Total shares of common stock	37,500,000 shares
Total funds in trust (1)	$300,229,704
Public Stockholders’ investment per Public Share(2)	$10.00
Initial Stockholders’ investment per Founder Share(3)	$0.003
Implied value per share of D-Wave Quantum common shares upon the Closing of the Transaction	$8.00

(1)	Amount held in the Trust Account as of December 31, 2021.
(2)	While the Public Stockholders’ investment is in both the Public Shares and the Public Warrants, for purposes of this table the full investment amount is ascribed to the Public Shares only.
(3)

The Sponsor’s total investment in the equity of D-Wave, inclusive of the Founder Shares and the Sponsor’s $8,000,000 investment in the Private Warrants, is $8,025,000. For purposes of this table, the full investment amount is ascribed to the Founder Shares only.

(4)

Investment per Founder Share reflects (i) the stock dividends with respect to DPCM Class B Common Stock of an aggregate of 2,875,000 shares and (ii) the Sponsor’s forfeiture of 1,125,000 Founder Shares upon the expiration of the underwriter’s over-allotment option.

Based on these assumptions, each D-Wave Quantum Common Share would have an implied value of $8.00 per share upon completion of the Transaction, representing a 20.0% decrease from the initial implied value of $10.00 per Public Share. While the implied value of $8.00 per share upon completion of the Transaction would represent a dilution to DPCM’s Public Stockholders, this would represent a significant increase in value for the Sponsor relative to the price it paid for each Founder Share. At $8.00 per share, the 7,500,000 D-Wave Quantum Common Shares that the Sponsor and DPCM’s independent directors and special advisors holding Founder Shares would own upon completion of the Transaction would have an aggregate implied value of $60,000,000. As a result, even if the trading price of D-Wave Quantum Common Shares significantly declines, the value of the Founder Shares held by the Sponsor and independent directors will be significantly greater than the amount the Sponsor paid to purchase such shares. In addition, the Initial Stockholders could potentially recoup its entire investment, inclusive of its investment in the Private Warrants, even if the trading price of D-Wave Quantum Common Shares after the completion of the Transaction is as low as $1.07 per share. As a result, the Sponsor and independent directors holding Founder Shares are likely to earn a substantial profit on their investment in DPCM upon disposition of D-Wave Quantum Common Shares even if the trading price of D-Wave Quantum Common Shares declines after the completion of the Transaction. The Sponsor and independent directors and special advisors of DPCM holding Founder Shares may therefore be economically incentivized to complete the Transaction, even if its terms are not in the best interests of the Public Stockholders, rather than liquidating DPCM. This dilution would increase to the extent that Public Stockholders seek redemptions from the Trust Account for their Public Shares.

There are risks to DPCM Stockholders who are not affiliates of the Sponsor of becoming stockholders of D-Wave Quantum through the Transaction rather than acquiring securities of D-Wave Quantum directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Transaction or the issuance of common stock and warrants in connection therewith, investors will not receive the benefit of any outside independent review of DPCM’s and D-Wave’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, and the rules of the Financial Industry Regulatory Authority, Inc. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. The due diligence conducted by underwriters in an underwritten public offering is expected to provide additional assurance that the disclosure does not contain material misstatements or material omissions. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Transaction, prior to the opening of trading on the trading day immediately following the closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of D-Wave Quantum’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of D-Wave Quantum’s securities or helping to stabilize, maintain or affect the public price of D-Wave Quantum’s securities following the closing.

In addition, D-Wave Quantum will not engage in, has not requested and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with D-Wave Quantum’s securities that will be outstanding immediately following the closing. In addition, since D-Wave Quantum will become public through a business combination, securities analysts of major brokerage firms may not provide coverage of D-Wave Quantum since there is no incentive to brokerage firms to recommend the purchase of its securities. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on D-Wave Quantum’s behalf. All of these differences from an underwritten public offering of D-Wave Quantum’s securities could result in a more volatile price for D-Wave Quantum’s securities.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if D-Wave Quantum became a publicly listed company through an underwritten initial public offering instead of upon completion of the Transaction.

In addition, the Sponsor and certain of DPCM’s executive officers and directors have interests in the Transaction that may be different from, or in addition to, the interests of the DPCM Stockholders generally. Such interests may have influenced DPCM’s directors in making their recommendation that you vote in favor of the Transaction Proposal and the other proposals described in this proxy statement/prospectus. See “—DPCM’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Transaction Proposal and approval of the other proposals described in this proxy statement/prospectus,” “—The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares in the event DPCM completes the Transaction. In addition, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event DPCM completes the Transaction, even if the Transaction causes the trading price of D-Wave’s common stock to materially decline” and “—Certain of DPCM’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by DPCM and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.”

Each of Morgan Stanley, Citi and UBS has resigned from its advisory role in connection with the Transaction, and investors should not place any reliance on the fact that any of Morgan Stanley, Citi or UBS was involved with any aspect of the Transaction.

On May 13, 2022, each of Morgan Stanley and Citi resigned from its role as financial advisor to D-Wave and capital markets advisor to DPCM, respectively, and from its role as co-placement agent for a portion of the PIPE Financing. On May 20, 2022, UBS resigned from its role as capital markets advisor to DPCM. Despite our repeated requests that a reason be provided, none of Morgan Stanley, Citi or UBS provided a reason for its resignation or, in the case of Morgan Stanley and Citi, waiver of fees or, in the case of UBS, waiver of its deferred underwriting commission in connection with the DPCM IPO, in the case of Morgan Stanley and Citi despite having performed substantially all of the work to earn its respective fees prior to the date of its resignation, and in the case of UBS, despite having completed its services required to earn its deferred underwriting commission, in each case, subject to the completion of the Transaction.

None of Morgan Stanley, Citi or UBS communicated to D-Wave or DPCM, and neither D-Wave nor DPCM are aware, that the resignations were the result of any dispute or disagreement with D-Wave or DPCM, including any disagreement relating to the disclosure in the registration statement of which this proxy statement/prospectus forms a part, the scope of their respective engagements or their ability to complete such engagements, or any matter relating to D-Wave’s or DPCM’s operations, prospects, policies, procedures or practices. In connection with such resignations, Morgan Stanley waived its entitlement to $12,000,000 of fees payable upon completion of the Transaction, and Citi waived its entitlement to $10,000,000 of fees payable upon completion of the Transaction. Additionally, each of Citi and Morgan Stanley waived their respective entitlements to placement fees equal to 2.00% (for a total of 4.00%) of the gross proceeds received by DPCM or D-Wave Quantum upon consummation of the PIPE Financing (excluding any proceeds from PIPE Investors identified by DPCM or D-Wave without the involvement of Citi or Morgan Stanley), which was contingent and payable upon consummation of the PIPE Financing. Accordingly, none of D-Wave Quantum, D-Wave or DPCM has paid to either of Morgan Stanley or Citi, and is not liable for, any fees, including any fees for services already rendered. None of D-Wave Quantum, D-Wave or DPCM are party to any ongoing engagement or other relationship with any of Morgan Stanley, Citi or UBS. Prior to their respective resignations, D-Wave had been negotiating with each Morgan Stanley and Citi to reduce the fees payable to Morgan Stanley or Citi, as applicable, upon completion of the Transaction. In addition, prior its resignation, D-Wave had been negotiating with UBS to reduce the underwriting commission payable to UBS upon completion of the Transaction, and on June 15, 2022, UBS agreed to waive its entitlement to the deferred underwriting commission of $10,500,000 to which it became entitled upon completion of the DPCM IPO, subject to the completion of the Transaction. Accordingly, none of D-Wave Quantum, D-Wave or DPCM is liable for payment of the deferred underwriting commission of $10,500,000 to UBS. UBS was previously paid $6,000,000 of underwriter commission in connection with the DPCM IPO. Neither D-Wave nor DPCM expect to incur additional costs as a result of the resignations of each of Morgan Stanley, Citi and UBS and neither D-Wave nor DPCM believe that such resignations will affect the timing of the Transaction.

Neither Morgan Stanley nor Citi advised D-Wave or DPCM, as applicable, with respect to the identification or evaluation of potential business combination targets, nor did they introduce D-Wave and DPCM to each other. Morgan Stanley advised D-Wave in connection with the negotiation of the LOI, structuring the Transaction (including the bonus share structure), identifying potential investors in the PIPE Financing (although none of the investors identified by Morgan Stanley invested in the PIPE Financing) and reviewing related materials, including investor presentations. Citi advised DPCM in connection with the negotiation of the LOI, structuring the Transaction (including the bonus share structure), identifying potential investors in the PIPE Financing (although none of the investors identified by Citi invested in the PIPE Financing) and reviewing related materials, including investor presentations. Citi’s advice, analysis, and work product related to each of these topics (other than the investors identified for the PIPE Financing) were integrated into documentation related to the Transaction, which was reviewed by the DPCM Board in connection with the approval of the Transaction. Morgan Stanley did not prepare any materials that the DPCM board reviewed, but advised D-Wave in connection with the negotiation of the LOI, structuring the Transaction (including the bonus share structure), identifying potential investors in the PIPE Financing (although none of the investors identified by Morgan Stanley invested in the PIPE Financing) and reviewing related materials, including investor presentations, certain of which materials were reviewed by the DPCM Board as described above. In addition, Morgan Stanley reviewed and commented on the financial projections disclosed in the Registration Statement under the section titled “Proposal No. 1—The Transaction Proposal—Certain Projected Financial Information”, which were developed by D-Wave and were provided by D-Wave to the DPCM Board. Citi was not involved in the preparation or review of such financial projections.

UBS advised DPCM in connection with its consideration of potential business combination transactions. In addition, Morgan Stanley and Citi conducted a review of the disclosure contained in a previously filed version of this proxy statement/prospectus describing their respective roles in connection with the Transaction. UBS did not conduct such a review. Each of Morgan Stanley and Citi performed substantially all of the work required to earn its respective fees prior to the date of its resignation and UBS had completed its services required to earn its deferred underwriting commission in connection with the DPCM IPO, in each case, subject to the completion of the Transaction. No additional work was required under the terms of the respective engagements for each of Morgan Stanley and Citi to be entitled to the fees that they subsequently elected to waive, as described above. Pursuant to the UBS Engagement Letter, UBS was appointed on February 7, 2022, simultaneously with DPCM’s entry into the Transaction Agreement and the PIPE Subscription Agreements, to provide ad hoc capital markets advisory services to DPCM on a go-forward basis and was not involved in the selection of the target or the negotiation of the Transaction or the PIPE Financing. Upon its engagement, UBS agreed to perform such role without requesting or receiving additional compensation from DPCM. While UBS’ agreement to provide capital markets advisory services was ongoing and would not have been completed until the consummation of the Transaction, DPCM did not materially engage with UBS or request any services prior to UBS’ resignation as capital markets advisor. The DPCM Board to this point had not relied on UBS in its role as capital markets advisor and does not believe UBS’ resignation will have a material adverse impact on DPCM’s ability to successfully consummate the Transaction. UBS’ deferred underwriting commission, which it subsequently elected to waive, had been earned upon completion of the DPCM IPO, subject to the completion of the Transaction.

None of Morgan Stanley, Citi or UBS provided an opinion in connection with the transactions described in this proxy statement/prospectus, and none of Morgan Stanley, Citi or UBS has retracted, modified or otherwise indicated that any of D-Wave Quantum, D-Wave or DPCM may not or should not rely on any advice, analysis or work product it has provided in connection with the Transaction or its engagement. Neither D-Wave nor DPCM believes that Morgan Stanley’s, Citi’s or UBS’ resignations will impact the Transaction or the PIPE Financing, other than by (i) reducing aggregate fees payable to such firms by approximately $32,500,000 (as described above) and (ii) potentially adversely affecting investors’ perception of the Transaction as a result of such resignations as the resignations of Morgan Stanley, Citi and UBS, including the waiver of fees by each of them for services that have already been rendered, are unusual and some investors may find the Transaction less attractive as a result.

Each of Morgan Stanley, Citi and UBS claim no remaining role in the Transaction, declined to review the disclosure regarding its resignation and have disclaimed any responsibility for any portion of this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus forms a part, despite having previously rendered services in connection with the Transaction. Each of Morgan Stanley, Citi and UBS’ resignation indicates that it does not want to be associated with the disclosure or the underlying business analysis related to the Transaction. Each of Morgan Stanley, Citi and UBS declined to review the disclosure in this proxy statement/prospectus pertaining to its resignation, and there can be no assurance that any of Morgan Stanley, Citi or UBS agrees with this disclosure and no inference should be drawn to such effect. Investors should not place any reliance on the fact that Morgan Stanley, Citi or UBS were involved with any aspect of the Transaction. None of D-Wave Quantum, D-Wave or DPCM are party to any ongoing engagement or other relationship with any of Morgan Stanley, Citi or UBS.

Litigation or legal proceedings could expose any of DPCM, D-Wave, and, following the consummation of the Transaction, D-Wave Quantum, to significant liabilities and have a negative impact on DPCM’s, D-Wave’s or D-Wave Quantum’s respective reputations or business, as applicable, and may be negatively impacted in light of the resignations of Morgan Stanley, Citi and UBS.

Each of DPCM, D-Wave and, following the consummation of the Transaction, D-Wave Quantum, may become subject to claims, litigation, disputes and other legal proceedings from time to time. We evaluate these claims, litigation, disputes and other legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to each management team at the time of its respective assessment and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates.

As is customary, certain provisions of D-Wave and DPCM’s respective agreements with Morgan Stanley, Citi and UBS, including the Underwriting Agreement, survived such firms’ resignations. These provisions include D-Wave and DPCM’s respective obligations to indemnify such firms from and against any losses and claims arising out of, or in connection with, the services provided under their respective agreements, and obligations to maintain information, advice and opinions in confidence. No right of first refusal or other right to participate in subsequent transactions, nor any obligation to pay fees, survived the termination of such agreements.

Under the terms of the Underwriting Agreement with UBS, the Citi Engagement Letter, the UBS Engagement Letter and the Placement Agent Engagement Letter, DPCM agreed to indemnify and hold harmless each of the respective firms, their affiliates and each of their respective directors, officers, agents and employees from and against any losses and claims arising in any manner out of or in connection with the services provided to DPCM thereunder. Under the terms of the Morgan Stanley Engagement Letter, D-Wave agreed to indemnify and hold harmless Morgan Stanley, its affiliates and each of their respective directors, officers, employees and agents from and against any losses and claims arising in any manner out of or in connection with the services provided to D-Wave thereunder. Accordingly, if any claims, litigation, disputes or other legal proceedings are brought by third parties against any of Morgan Stanley, Citi or UBS in relation to the services it provided to DPCM or D-Wave under any of these agreements, then DPCM or D-Wave, respectively, may be liable to pay for or reimburse such firm or firms for the losses and costs it incurs unless the losses and costs are finally judicially determined to have resulted from the bad faith or gross negligence of such firm or firms or their respective directors, officers, employees and agents. Additionally, other than the Underwriting Agreement, each of the agreements described above contains a contribution provision in the event that such indemnification is unavailable or otherwise prohibited by law, however, the contribution obligations of each firm are limited to the amount of compensation or fees actually paid to such party in respect of the engagement. As a result, none of Morgan Stanley, Citi or UBS has any further contribution liability under their respective engagement letters because they have each waived their rights to any fees in connection with their resignations. UBS, however, retains its contribution obligations under the Underwriting Agreement. Therefore, other than with respect to UBS contribution obligations under the Underwriting Agreement, as a result of such resignations, and in contrast to other transactions where the underwriters and financial advisors did not resign and waive rights to fees or deferred underwriting commissions, as the case may be, the potential financial liability of D-Wave and DPCM with respect to an indemnified loss where such indemnification is otherwise unavailable to the indemnified party may be higher under the respective agreements than it would have been had such underwriters and financial advisors not resigned and waived their rights to any fees or deferred underwriting commissions.

If such losses and claims are brought following the consummation of the Transaction, then D-Wave Quantum may be exposed to similar liabilities and negative impact. Even when not merited or whether or not DPCM, D-Wave or D-Wave Quantum, as applicable, ultimately prevails, the defense of these lawsuits may divert management’s attention, and we may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against any of DPCM, D-Wave and, following the consummation of the Transaction, D-Wave Quantum, which could negatively impact any of our financial positions, cash flows or results of operations. An unfavorable outcome of any legal dispute following the consummation of the Transaction could imply that D-Wave Quantum becomes liable for damages or may have to modify its business model. Further, any liability or negligence claim against D-Wave Quantum may, if successful, result in damages being awarded that contain punitive elements and therefore may significantly exceed the loss or damage suffered by the successful claimant. Any claims or litigation, even if fully-indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future. A settlement or an unfavorable outcome in a legal dispute could have an adverse effect on D-Wave Quantum’s business, financial condition, results of operations, cash flows and/or prospects.

Certain of DPCM’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by DPCM and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Until DPCM consummates its initial business combination, it intends to engage in the business of identifying and combining with one or more businesses. The Sponsor and DPCM’s officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.

DPCM’s officers and directors also may become aware of business opportunities which may be appropriate for presentation to DPCM and the other entities to which they owe certain fiduciary or contractual duties. DPCM’s amended and restated certificate of incorporation provides that it renounces interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as DPCM’s director or officer and such opportunity is one DPCM is legally and contractually permitted to undertake and would otherwise be reasonable for DPCM to pursue, and to the extent the director or officer is permitted to refer that opportunity to DPCM without violating any legal obligation.

In the absence of the “corporate opportunity” waiver in DPCM’s charter, certain candidates would not be able to serve as an officer or director. DPCM believes it substantially benefits from having representatives who bring significant, relevant and valuable experience to DPCM’s management and, as a result, the inclusion of the “corporate opportunity” waiver in DPCM’s amended and restated certificate of incorporation provides it with greater flexibility to attract and retain the officers and directors that it feels are the best candidates.

However, the personal and financial interests of DPCM’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause DPCM’s directors and officers to prioritize a different business combination over finding a suitable acquisition target for DPCM’s business combination. Consequently, DPCM’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in the DPCM Stockholders’ best interest, which could negatively impact the timing for a business combination. DPCM is not aware of any such conflicts of interest and do not believe that any such conflicts of interest impacted DPCM’s search for an acquisition target.

During the pendency of the Transaction, DPCM will not be able to enter into a business combination with another party because of restrictions in the Transaction Agreement. Furthermore, certain provisions of the Transaction Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Transaction Agreement.

Covenants in the Transaction Agreement impede the ability of DPCM to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Transaction. As a result, DPCM may be at a disadvantage to its competitors during that period. In addition, while the Transaction Agreement is in effect, neither DPCM nor D-Wave may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to DPCM’s shareholders than the Transaction. In addition, if the Transaction is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Transaction Agreement due to the passage of time during which these provisions have remained in effect.

In connection with the Plan of Arrangement, registered holders of D-Wave Common Shares are entitled to dissent rights and if the number of Dissenting Shareholders (as defined below) is larger than expected, significant additional costs may be incurred.

D-Wave’s registered shareholders are entitled to dissent from the Transaction and to receive payment of the “fair value” of their D-Wave Shares following its consummation. See “Summary—Appraisal and Dissenting Rights” and “Proposal No. 1—The Transaction Proposal — Related Agreements — Plan of Arrangement.” If the Transaction is completed, a registered D-Wave Shareholder who has duly and validly exercised their rights of Dissent pursuant to the Plan of Arrangement, the Interim Order and the BCBCA shall be deemed not to have participated in the Transaction and will be entitled to the payment by CallCo in cash of the fair value of such dissenting D-Wave Shareholder’s D-Wave Common Shares as of the close of business on the day prior to the date on which the vote to approve the Transaction was taken, excluding any appreciation or depreciation, directly or indirectly induced by the proposed Transaction. If an agreement as to “fair value” cannot be reached, a statutory appraisal procedure is available to determine the “fair value.” While the “fair value” of a registered holder of D-Wave Shares as determined under this appraisal procedure could be more than or the same as the Transaction Proceeds, it could also be determined to be less than the Transaction Proceeds. DPCM and D-Wave cannot predict the number of D-Wave Shares that will constitute dissenting shares in the Transaction, the additional amount of cash that may be required to be paid following the Transaction with respect to dissenting shares, or the expenses that may be incurred in connection with addressing any assertion of dissenters’ appraisal rights. If substantial costs are incurred in connection with any assertion of dissenters’ rights, it could have a material and adverse effect on D-Wave Quantum.

DPCM or D-Wave may waive one or more of the conditions to the Transaction.

DPCM or D-Wave may agree to waive, in whole or in part, some of the conditions to the obligations to complete the Transaction, to the extent permitted by the governing documents of DPCM and D-Wave. For example, it is a condition to close the Transaction that certain of D-Wave’s representations and warranties are true and correct in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect. If DPCM’s Board determines that it is in DPCM Stockholders’ best interest to waive any such breach, then DPCM’s Board may elect to waive that condition and consummate the Transaction. If this condition is not met, the Transaction may not be consummated unless DPCM’s Board agrees to waive this condition.

On June 16, 2022, D-Wave agreed to waive the minimum cash condition in the Transaction Agreement of Aggregate Transaction Proceeds being equal to or greater than $115,000,000, subject to Aggregate Transaction Proceeds being equal to or greater than $30,000,000, which is a condition to D-Wave’s obligation to close the

Transaction. Since D-Wave elected to waive the minimum cash condition in the Transaction Agreement, subject to Aggregate Transaction Proceeds being equal to or greater than $30,000,000, upon the consummation of the Transaction, D-Wave Quantum may have less capital to execute its business plan and pursue its growth prospects, which could have a material adverse effect on D-Wave Quantum’s financial condition following the consummation of the Transaction.

On June 16, 2022, D-Wave Quantum, D-Wave and DPCM entered into the Purchase Agreement with Lincoln Park pursuant to which Lincoln Park has agreed to purchase from D-Wave Quantum, at the option of D-Wave Quantum, up to $150,000,000 of D-Wave Quantum Common Shares from time to time over a 36-month period following the Commencement Date (as defined below). The Purchase Agreement is subject to certain limitations including but not limited to, the filing and effectiveness of the Lincoln Park Registration Statement. D-Wave Quantum anticipates using the Equity Line to partially fund its operations and business. See “Proposal No. 1—The Transaction Proposal—Related Agreements—The Lincoln Park Transactions.”

Notwithstanding the foregoing, certain closing conditions may not be waived due to the parties’ charter or organizational documents, applicable law, or otherwise. The following closing conditions may not be waived: receipt of the requisite stockholder approvals, the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, the issuance of the Interim Order and the Final Order (each as defined in the Transaction Agreement) by the Supreme Court of British Columbia on terms consistent with the Transaction Agreement and the Plan of Arrangement and the absence of any law or order that would prohibit the consummation of the Transaction. See the section “Proposal No. 1—The Transaction Proposal—The Transaction Agreement—Conditions to the Closing of the Transaction” for further information.

DPCM’s current directors and executive officers beneficially own shares of DPCM Common Stock and DPCM Warrants that will be worthless if the Transaction is not approved. Such interests may have influenced their decision to approve the Transaction.

Certain of DPCM’s officers and directors and/or their affiliates beneficially own or have a pecuniary interest in shares of DPCM Common Stock and DPCM Warrants that the Sponsor purchased prior to DPCM’s IPO. DPCM’s executive officers and directors and their affiliates have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Transaction or another business combination is not approved by October 23, 2022, such securities held by such persons will be worthless. Such shares and warrants had an aggregate market value of approximately $72.8 million and $3.2 million, respectively based upon the closing prices of DPCM Class A Common Stock and DPCM Public Warrants on the NYSE on May 20, 2022. Furthermore, members of the DPCM Board are entitled to reimbursement for all out-of-pocket expenses incurred by them on DPCM’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of DPCM’s directors and officers may, but are not obligated to, loan funds to DPCM as may be required. If a business combination were to be consummated, such loaned amounts would be repaid. In the event that the Transaction fails to close, DPCM could use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. To date, an aggregate of $220,000 is outstanding under such loans. In addition, up to $1,500,000 of such loans could be convertible into warrants identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender. No such convertible loans have been incurred to date with respect to the Transaction, nor are any such convertible loans expected to be incurred. Additionally, CDPM Sponsor Group II, LLC, an affiliate of the Sponsor, entered into an unsecured promissory note with the Sponsor, which note directed funds advanced thereunder to DPCM in order to fund working capital deficiencies or finance transaction costs in connection with a business combination. If a business combination were to be consummated, such loaned amounts would be repaid. In the event that the Transaction fails to close, the Sponsor may have insufficient funds to repay the promissory note. To date, an aggregate of $200,000 is outstanding under such loans. Other than as set forth above, there are no other amounts (including any fees or out-of-pocket expenses) due to affiliates of the Sponsor upon the consummation of the Transaction. See the section entitled “The Transaction—Interests of Certain Persons in the Transaction.”

These financial interests may have influenced the decision of DPCM’s directors to approve the Transaction and to continue to pursue the Transaction. In considering the recommendations of the DPCM board of directors to vote for the Transaction Proposal and other proposals, DPCM’s Public Stockholders should consider these interests.

The exercise of discretion by DPCM’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Transaction Agreement may result in a conflict of interest when determining whether such changes to the terms of the Transaction Agreement or waivers of conditions are appropriate and in the best interests of DPCM’s securityholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Transaction Agreement, would require DPCM to agree to amend the Transaction Agreement, to consent to certain actions or to waive rights that we are entitled to under those agreements. Such events could arise because of changes in the course of D-Wave’s business, a request by D-Wave to undertake actions that would otherwise be prohibited by the terms of the Transaction Agreement or the occurrence of other events (including those that would have a material adverse effect on D-Wave’s business) and would entitle DPCM to terminate the Transaction Agreement. In any of such circumstances, it would be in DPCM’s discretion, acting through DPCM’s board of directors, to grant consent or waive DPCM’s rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what they may believe is best for DPCM and DPCM’s securityholders and what they may believe is best for themself or their affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, DPCM does not believe there will be any changes or waivers that DPCM’s directors and officers would be likely to make after stockholder approval of the Transaction has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the transaction that would have a material impact on the stockholders, DPCM will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of the DPCM Stockholders with respect to the Transaction Proposal.

Each of DPCM and D-Wave have incurred and will incur substantial costs in connection with the Transaction and related transactions, such as legal, accounting, consulting and financial advisory fees.

As part of the Transaction, each of DPCM and D-Wave are utilizing professional service firms for legal, accounting and financial advisory. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates. In addition, D-Wave Quantum may retain consulting services to assist in the integration of the businesses, including but not limited to organizational decisions. These consulting services may extend beyond the current estimated time frame thus resulting in higher-than-expected costs.

The parties expect the aggregate transaction expenses as a result of the Transaction to be substantial. The per-share amount DPCM will distribute to Public Stockholders who properly exercise their redemption rights will not be reduced by the transaction expenses and after such redemptions, the per-share value of shares held by non-redeeming stockholders will reflect DPCM’s obligation to pay the transaction expenses.

Uncertainty about the effect of the Transaction may affect D-Wave Quantum’s ability to retain key employees and integrate management structures and may materially impact the management, strategy and results of its operation as a combined company.

Uncertainty about the effect of the Transaction on D-Wave Quantum’s business, employees, customers, third parties with whom it has relationships, and other third parties, including regulators, may have an adverse effect on D-Wave Quantum. These uncertainties may impair its ability to attract, retain and motivate key personnel for a period of time after the Transaction. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with D-Wave Quantum following the completion of the Transaction, its business could be harmed.

Furthermore, the Transaction may require D-Wave Quantum to make changes and reconsider the executive roles that will be most beneficial to it as it integrates executives from DPCM. D-Wave Quantum may not be successful in completing these changes and the lack of proper management structures or suitable personnel may materially impact the management, strategy and results of its operation as a combined company.

Some of D-Wave’s relationships with third party intellectual property right holders and vendors may experience disruptions in connection with the Transaction, including as a result of existing agreements that contain change in control or early termination rights that may be implicated by the Transaction.

Parties which D-Wave currently does business with, or D-Wave Quantum may do business with in the future, including third party intellectual property right holders and vendors, may experience uncertainty associated with the Transaction, including with respect to current or future business relationships with D-Wave Quantum. As a result, D-Wave Quantum’s business relationships may be subject to disruptions if third party intellectual property rights owners, vendors or others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than us. For example, certain vendors and third-party providers may have contractual consent rights, transfer fees or termination rights that may be triggered by a change of control or assignment of the rights and obligations of contracts that will be transferred in the Transaction. These disruptions could harm D-Wave’s relationships with existing third parties with whom D-Wave has prior relationships and preclude D-Wave from attracting new third parties, all of which could have a material adverse effect on DPCM’s business, financial condition and results of operations, cash flows, and/or share price. The effect of such disruptions could be exacerbated by a delay in the consummation of the Transaction.

Financial projections with respect to D-Wave may not prove to be reflective of actual financial results.

In connection with the Transaction, the DPCM Board considered, among other things, internal financial forecasts prepared by, or at the direction of, the management of D-Wave, the key elements of which are set forth in the section titled “Proposal No. 1—The Transaction Proposal—The DPCM Board’s Reasons for the Approval of the Transaction.” D-Wave does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. None of these projections or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, U.S. GAAP, IFRS or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. Neither DPCM’s independent registered public accounting firm nor D-Wave’s independent registered public accounting firm, PricewaterhouseCoopers LLP have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the unaudited prospective financial information, and accordingly, they do not express an opinion or any other form of assurance with respect thereto. These projections and forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections and forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of D-Wave. There can be no assurance that D-Wave Quantum’s financial condition, including its cash flows or results of operations, will be consistent with those set forth in such projections and forecasts, which could have an adverse impact on the market price of the D-Wave Quantum Common Shares or the business, financial condition and results of operations of D-Wave Quantum following the Closing.

The historical financial results of D-Wave and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what D-Wave’s actual financial position or results of operations would have been if it were a public company.

The historical financial results of D-Wave included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a public company during the periods presented or those that D-Wave Quantum will achieve in the future. D-Wave Quantum’s financial condition and future results of operations could be materially different from amounts reflected in D-Wave’s historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare D-Wave Quantum’s future results to historical results or to evaluate its relative performance or trends in its business.

As a privately held company, D-Wave has not been required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a result of the Transaction, D-Wave Quantum will be a public company with significant operations, and as such (and particularly after it is no longer an “emerging growth company”), will face increased legal, accounting, administrative and other costs and expenses as a public company that D-Wave did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations implemented by the SEC, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require it to carry out activities D-Wave has not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. If any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or additional material weaknesses in the internal control over financial reporting), D-Wave Quantum could incur additional costs to rectify those issues, and the existence of those issues could adversely affect its reputation or investor perceptions. In addition, D-Wave Quantum will purchase director and officer liability insurance, which has substantial additional premiums. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs. The additional reporting and other obligations associated with being a public company will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, D-Wave being treated as the “acquiror” for financial reporting purposes in the Transaction, the total debt obligations and the cash and cash equivalents of D-Wave on the date the Transaction closes and the number of DPCM Public Shares that are redeemed in connection with the Transaction.

Accordingly, such pro forma financial information may not be indicative of D-Wave Quantum’s future operating or financial performance and D-Wave Quantum’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Combined Financial Information.”

The Sponsor or DPCM’s directors, executive officers or advisors or their respective affiliates may elect to purchase shares from Public Stockholders, which may influence the vote on the Transaction and reduce the public “float” of DPCM Common Stock.

The Sponsor or DPCM’s directors, executive officers or advisors or their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Transaction, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of DPCM’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or DPCM’s directors, executive officers or advisors or their respective affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Transaction and thereby increase the likelihood of obtaining stockholder approval of the Transaction, where it appears that such requirement would otherwise not be met. This may result in the completion of the Transaction that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of DPCM Common Stock and the number of beneficial holders of DPCM’s securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of DPCM’s securities on a national securities exchange.

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their securities, potentially at a loss.

Public Stockholders are entitled to receive funds from the Trust Account only (i) in the event of a redemption to Public Stockholders prior to any winding up in the event DPCM does not consummate its initial business combination or its liquidation, (ii) if they redeem their shares in connection with an initial business combination that DPCM consummates or, (iii) if they redeem their shares in connection with a stockholder vote to amend DPCM’s amended and restated certificate of incorporation (A) to modify the substance or timing of DPCM’s obligation to redeem 100% of the Public Shares if DPCM does not complete its initial business combination by October 23, 2022 or (B) with respect to any other provision relating to DPCM’s pre-business combination activity and related stockholders’ rights. In addition, if DPCM does not complete an initial business combination by October 23, 2022 for any reason, compliance with Delaware law may require it submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Public Stockholders may be forced to wait beyond by October 23, 2022 before they receive funds from the Trust Account. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their securities, potentially at a loss.

DPCM’s directors may decide not to enforce indemnification obligations against the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below $10.00 per Public Share and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, DPCM’s independent directors would determine whether to take legal action against the Sponsor to enforce such indemnification obligations. It is possible that DPCM’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If DPCM’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Public Stockholders may be reduced below $10.00 per Public Share.

DPCM’s ability to successfully effect the Transaction and D-Wave Quantum’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of D-Wave, all of whom DPCM expects to stay with D-Wave Quantum following the Transaction. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

DPCM’s ability to successfully effect the Transaction and D-Wave Quantum’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of D-Wave. Although DPCM expects key personnel to remain with D-Wave Quantum following the Transaction, there can be no assurance that they will do so. It is possible that D-Wave Quantum will lose some key personnel, the loss of which could negatively impact the operations and profitability of D-Wave Quantum.

There can be no assurance that the D-Wave Quantum Common Shares will be approved for listing on the NYSE or any other exchange or that D-Wave Quantum will be able to comply with the continued listing standards of the NYSE any other exchange.

D-Wave Quantum has applied to list the D-Wave Quantum Common Shares and D-Wave Quantum Warrants on the NYSE under the proposed symbols “QBTS” and “QBTS.WS,” respectively, upon the consummation of the Transaction. D-Wave Quantum’s continued eligibility for listing may depend on the number of DPCM’s shares that are redeemed. If, after the Transaction, the NYSE delists the D-Wave Quantum Common Shares or D-Wave Quantum Warrants from trading on its exchange for failure to meet the listing standards, D-Wave Quantum and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for D-Wave Quantum’s securities;

•	reduced liquidity for D-Wave Quantum’s securities;

•

a determination that the D-Wave Quantum Common Shares are a “penny stock” which will require brokers trading in the D-Wave Quantum Common Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for D-Wave Quantum Common Shares;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

DPCM may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.

The Sponsor and DPCM’s executive officers and directors have agreed that DPCM must complete its initial business combination by October 23, 2022. DPCM may not be able to consummate an initial business combination within such time period. However, DPCM’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein.

If DPCM is unable to consummate its initial business combination within the required time period, it will, as promptly as reasonably possible but not more than ten business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), pro rata to the Public Stockholders by way of redemption and cease all operations except for the purposes of winding up of its affairs, as further described herein. This redemption of Public Stockholders from the Trust Account will be effected as required by function of the DPCM Certificate of Incorporation and prior to any voluntary winding up.

For illustrative purposes, based on funds in the Trust Account of approximately $300.2 million on March 31, 2022, the estimated per share redemption price would have been approximately $10.00.

DPCM may face litigation and other risks as a result of the material weakness in its internal control over financial reporting.

Following the issuance of the SEC Staff Statement, DPCM’s audit committee concluded that it was appropriate to restate DPCM’s previously-issued financial statements as of December 31, 2020 and for the period from March 24, 2020 (date of inception) through December 31, 2020 (the “First Restatement”). As part of the First Restatement, DPCM identified a material weakness in its internal control over financial reporting.

In light of recent comment letters issued by the SEC Staff, DPCM has re-evaluated its application of ASC 480-10-S99-3A to its accounting classification of its Public Shares. Historically, a portion of the Public Shares was classified as permanent equity to maintain net tangible assets greater than $5,000,000 on the basis that DPCM will consummate its initial business combination only if DPCM has net tangible assets of at least $5,000,001. Pursuant to such re-evaluation, DPCM’s management determined that the Public Shares include certain provisions that require classification of the Public Shares as temporary equity regardless of the minimum net tangible assets required to complete DPCM’s initial business combination.

Therefore, DPCM’s management and audit committee concluded that it was appropriate to restate DPCM’s previously-issued (i) audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2020, as previously restated, (ii) interim financial statements included in the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 and (iii) interim financial statements included in the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 (the “Second Restatement” and, together with the First Restatement, the “Restatements”). As part of the Second Restatement, DPCM identified a material weakness in its internal control over financial reporting.

In connection with the preparation and audit (or review, as applicable), of our financial statements as of and for the fiscal years ended December 31, 2021 and 2020 and the three months ended March 31, 2022 and 2021, a material weakness was identified in our internal control over financial reporting. Specifically, a material weakness was identified in our control environment related to our disclosure of material agreements and related contingent fees, which resulted in a revision of the financial statements for the years ended December 31, 2021 and December 31, 2020 and the three months ended March 31, 2022 and 2021 to include such omitted disclosure.

As a result of such material weaknesses, the Restatements, the change in accounting for DPCM’s Private Warrants, Public Warrants and Public Shares and other matters raised or that may in the future be raised by the SEC, DPCM may face potential for litigation or other disputes, including, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatements and material weaknesses in DPCM’s internal control over financial reporting and the preparation of DPCM’s financial statements. As of the date of this proxy statement/prospectus statement, DPCM has no knowledge of any such litigation or dispute. However, DPCM can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on DPCM’s business, results of operations and financial condition or its ability to complete the Transaction.

The Public Warrants and Private Warrants are accounted for as liabilities and the changes in value of the Public Warrants and Private Warrants could have a material effect on DPCM’s financial results.

On April 12, 2021, the staff of the SEC issued a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (the “SEC Staff Statement”). The SEC Staff Statement focused on certain accounting and reporting considerations related to warrants of a kind similar to those issued by DPCM at the time of its initial public offering and the exercises by the underwriters of their over-allotment options in November 2020. In response to the SEC Staff Statement, DPCM reevaluated the accounting treatment of the Public Warrants and the Private Warrants, and determined to classify the Public Warrants and the Private Warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on DPCM balance sheet as of December 31, 2020 and December 31, 2021 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within the Public Warrants and the Private Warrants. Accounting Standards Codification (“ASC”) 815-40 provides for the re-measurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of income. As a result of the recurring fair value measurement, DPCM’s financial statements and results of operations may fluctuate quarterly based on factors which are outside of its control. Due to the recurring fair value measurement, DPCM expects that it will recognize non-cash gains or losses on the Public Warrants and the Private Warrants each reporting period and that the amount of such gains or losses could be material.

Risks Related to Ownership of the D-Wave Quantum Common Shares

D-Wave Quantum will have broad discretion in the use of its cash, cash equivalents and investments, including the proceeds of the Transaction, and it may invest or spend such amounts in ways with which you may not agree or in ways which may not yield a return.

D-Wave Quantum’s management will have considerable discretion in the application of the net proceeds of the Transaction, and its stockholders will not have the opportunity to approve how the proceeds are being used. If the net proceeds are used for corporate purposes that do not result in an increase to the value of its business, D-Wave Quantum’s stock price could decline. Pending their use, D-Wave Quantum, may invest its cash, cash equivalents and investments, including the net proceeds from the Transaction, in a manner that does not produce income or that loses value.

Subsequent to the consummation of the Transaction, D-Wave Quantum may be required to take write-downs or write-offs, or D-Wave Quantum may be subject to restructuring, impairment or other charges that could have a significant negative effect on D-Wave Quantum’s financial condition, results of operations and the price of D-Wave Quantum’s securities, which could cause you to lose some or all of your investment.

Although DPCM has conducted due diligence on D-Wave, this diligence may not surface all material issues that may be present with D-Wave’s business. Factors outside of D-Wave’s and outside of DPCM’s control may, at any time, arise. As a result of these factors, D-Wave Quantum may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in D-Wave Quantum reporting losses. Even if DPCM’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with DPCM’s preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on D-Wave Quantum’s liquidity, the fact that D-Wave Quantum reports charges of this nature could contribute to negative market perceptions about D-Wave Quantum or its securities. In addition, charges of this nature may cause D-Wave Quantum to be unable to obtain future financing on favorable terms or at all.

D-Wave Quantum may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Transaction from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger or business combination agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on DPCM’s or D-Wave Quantum’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Transaction, then that injunction may delay or prevent the Transaction from being completed, which may adversely affect DPCM’s or D-Wave’s or, if the Transaction is completed but delayed, D-Wave Quantum’s business, financial position and results of operations. We cannot predict whether any such lawsuits will be filed.

While DPCM and D-Wave work to complete the Transaction, D-Wave’s management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful completion of the Transaction may place a significant burden on management and other internal resources of D-Wave. The diversion of management’s attention and any difficulties encountered in the transition process could harm D-Wave’s business, financial condition, results of operations and prospects and D-Wave Quantum’s following the Transaction. In addition, uncertainty about the effect of the Transaction on D-Wave’s employees, consultants, customers, suppliers, partners, and other third parties, including regulators, may have an adverse effect on D-Wave Quantum following the Transaction. These uncertainties may impair D-Wave Quantum’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Transaction.

D-Wave Quantum may be subject to securities litigation, which is expensive and could divert management attention.

Following the Transaction, D-Wave Quantum’s share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. D-Wave Quantum may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on D-Wave Quantum’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject D-Wave Quantum to significant liabilities.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about D-Wave Quantum’s business, the price and trading volume of D-Wave Quantum’s securities could decline.

The trading market for D-Wave Quantum’s securities will be influenced by the research and reports that industry or securities analysts may publish about D-Wave Quantum, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on D-Wave Quantum. If no securities or industry analysts commence coverage of D-Wave Quantum, D-Wave Quantum’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover D-Wave Quantum change their recommendation regarding the D-Wave Quantum Common Shares adversely, or provide more favorable relative recommendations about D-Wave Quantum’s competitors, the price of the D-Wave Quantum Common Shares would likely decline. If any analyst who may cover D-Wave Quantum were to cease coverage of D-Wave Quantum or fail to regularly publish reports on it, D-Wave Quantum could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Sales of a substantial amount of the D-Wave Quantum Common Shares in the public markets may cause the market price of the D-Wave Quantum Common Shares to decline.

Pursuant to the Registration Rights and Lock-Up Agreement, after the consummation of the Transaction and subject to certain exceptions certain DPCM Stockholders receiving D-Wave Quantum Common Shares as consideration pursuant to the Transaction Agreement will be contractually restricted from selling or transferring any of their shares.

However, following the expiration of the lock-up period, such equityholders will not be restricted from selling shares of D-Wave Quantum held by them, other than by applicable securities laws. As such, sales of a substantial number of D-Wave Quantum Common Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of D-Wave Quantum Common Shares.

Pursuant to the PIPE Subscription Agreements for the PIPE Financing, we will be required to register the resale of the shares issued to the PIPE Investors and D-Wave Quantum Common Shares received by certain shareholders as consideration pursuant to the Transaction Agreement.

As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in D-Wave’s share price or the market price of D-Wave shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Pursuant to the Lincoln Park Registration Rights Agreement, D-Wave Quantum will be required to file a registration statement covering D-Wave Quantum Common Shares that are issuable to Lincoln Park under the Purchase Agreement (the “Lincoln Park Registration Statement”) with the SEC within thirty (30) days following the Closing. After the Lincoln Park Registration Statement becomes effective, if and when D-Wave Quantum does sell D-Wave Quantum Common Shares to Lincoln Park, Lincoln Park may resell all, some or none of such shares at any time or from time to time in its discretion, subject to compliance with applicable securities laws. Therefore, sales to Lincoln Park by D-Wave Quantum could result in substantial dilution to the interests of other holders of D-Wave Quantum Common Shares. Additionally, the sale of a substantial number of D-Wave Quantum Common Shares to Lincoln Park, or the anticipation of such sales, could make it more difficult for D-Wave Quantum to sell equity or equity-related securities in the future at a time and at prices that it might otherwise wish to effect such sales.

The stock price of D-Wave Quantum Common Shares may be volatile or may decline regardless of its operating performance.

The market price of D-Wave Quantum Common Shares may fluctuate significantly in response to numerous factors, many of which are beyond its control, including:

•	actual or anticipated fluctuations in its revenue or other operating metrics;

•	changes in the financial guidance provided to the public or D-Wave Quantum’s failure to meet this guidance;

•

failure of securities analysts to initiate or maintain coverage of D-Wave Quantum, changes in financial estimates by any securities analysts who follow D-Wave Quantum, or its failure to meet the estimates or the expectations of investors;

•	changes in accounting standards, policies, guidelines, interpretations, or principles;

•	the economy as a whole and market conditions in its industry;

•	rumors and market speculation involving D-Wave Quantum or other companies in its industry;

•	announcements by D-Wave Quantum or its competitors of significant innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to its business;

•	lawsuits threatened or filed against us;

•	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events;

•	the expiration of contractual lock-up or market standoff agreements; and

•	sales of additional D-Wave Quantum Common Shares by D-Wave Quantum or its stockholders.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If D-Wave Quantum were to become involved in securities litigation, it could be subjected to substantial costs, divert resources and the attention of management from its business, and harm its business.

D-Wave Quantum may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding Public Warrants.

The Public Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and DPCM. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, D-Wave Quantum may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants approve of such amendment. Although D-Wave Quantum’s ability to amend the terms of the Public Warrants with the consent of a majority of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, convert the Public Warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of a Public Warrant.

If the Transaction is consummated, the DPCM Stockholders will experience dilution.

Following completion of the Transaction, the Public Stockholders will own approximately 21.9% of the fully diluted common equity of D-Wave Quantum (assuming, among other things, the No Redemption Scenario). If any shares of DPCM Class A Common Stock are redeemed in connection with the Transaction, the percentage of D-Wave Quantum’s fully diluted common equity held by the current Public Stockholders of DPCM will decrease relative to the percentage held if none of the shares of DPCM Class A Common Stock are redeemed. To the extent that, following the consummation of the Transaction, any of the outstanding D-Wave Quantum Warrants are exercised for D-Wave Quantum Common Shares, the Public Stockholders may also experience substantial dilution.

As the number of redemptions of shares of DPCM Common Stock increases, the number of shares of outstanding DPCM Common Stock decreases and increases the Exchange Ratio. If Exchange Ratio increases, then the number of D-Wave Quantum Common Shares issuable to holders of D-Wave Quantum Warrants after the Effective Time will also increase. See “Questions and Answers — Questions and Answers about DPCM’s Special Stockholder Meeting and the Transaction — Do I have redemption rights?” and “—What equity stake will the current equityholders of DPCM and D-Wave hold in D-Wave Quantum after the consummation of the Transaction and what are the possible sources of dilution that the public stockholders that elect not to redeem their shares will experience in connection with the Transaction?”

The DPCM Warrants may have an adverse effect on the market price of the D-Wave Quantum Common Shares.

DPCM issued DPCM Public Warrants to purchase 10,000,000 shares of DPCM Class A Common Stock as part of the DPCM Units offered in the DPCM IPO and, simultaneously with the closing of the DPCM IPO, DPCM issued to the Sponsor in the DPCM Private Placement an aggregate of 8,000,000 Private Warrants, each exercisable to purchase one share of DPCM Class A Common Stock at $11.50 per share. At the Effective Time, the DPCM Warrants will be assumed and converted into D-Wave Quantum Warrants and will entitle the holders to purchase D-Wave Quantum Common Shares. Such D-Wave Quantum Warrants, when exercised, will increase the number of issued and outstanding D-Wave Quantum Common Shares and reduce the value of the D-Wave Quantum Common Shares.

As the number of redemptions of shares of DPCM Class A Common Stock increases, the number of shares of outstanding DPCM Class A Common Stock decreases and increases the Exchange Ratio. If the Exchange Ratio increases, then the number of D-Wave Quantum Common Shares issuable to holders of D-Wave Quantum Warrants after the Effective Time will also increase. See “Questions and Answers — Questions and Answers about DPCM’s Special Stockholder Meeting and the Transaction — Do I have redemption rights?”

D-Wave Quantum may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

D-Wave Quantum will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of D-Wave Quantum Common Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date D-Wave Quantum gives notice of redemption. If and when the Public Warrants become redeemable by D-Wave Quantum, D-Wave Quantum may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. None of the Private Warrants will be redeemable by D-Wave Quantum so long as they are held by their initial purchasers or their permitted transferees.

D-Wave Quantum may issue additional D-Wave Quantum Common Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the D-Wave Quantum Common Shares.

D-Wave Quantum may issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, financings, future acquisitions, repayment of outstanding indebtedness, employee benefit plans and exercises of outstanding options, warrants and other convertible securities without stockholder approval, in a number of circumstances.

On June 16, 2022, D-Wave Quantum, D-Wave and DPCM entered into the Purchase Agreement with Lincoln Park pursuant to which Lincoln Park has agreed to purchase from D-Wave Quantum, at the option of D-Wave Quantum, up to $150,000,000 of D-Wave Quantum Common Shares from time to time over a 36-month period following the Commencement Date (as defined below). The Purchase Agreement is subject to certain limitations including but not limited to, the filing and effectiveness of the Lincoln Park Registration Statement. Pursuant to the Purchase Agreement, D-Wave Quantum has also agreed to pay Lincoln Park the Commitment Fee. D-Wave Quantum will pay the Commitment Fee as follows: (i) on the date of Closing, $875,000 of D-Wave Quantum Common Shares and (ii) on or before the business day prior to the filing of the Lincoln Park Registration Statement, D-Wave Quantum may elect to pay the remaining $1,750,000 amount of the Commitment Fee in either cash or D-Wave Quantum Common Shares. See “Proposal No. 1—The Transaction Proposal—Related Agreements—The Lincoln Park Transactions.”

D-Wave Quantum’s issuance of additional shares of common stock or other equity securities of equal or senior rank would have the following effects:

•	Public Stockholders’ proportionate ownership interest in D-Wave Quantum would decrease;

•	the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

•	the relative voting strength of each previously outstanding share of DPCM Common Stock may be diminished; and

•	the market price of the D-Wave Quantum Common Shares may decline.

See, “—DPCM Stockholders who do not redeem their shares of DPCM Common Stock will have a reduced ownership and voting interest after the Transaction and will exercise less influence over management.”

The D-Wave Quantum Charter contains anti-takeover provisions that could adversely affect the rights of its stockholders.

The D-Wave Quantum Charter contains provisions to limit the ability of others to acquire control of D-Wave Quantum or cause it to engage in change-of-control transactions, including, among other things:

•

provisions that authorize its board of directors, without action by its stockholders, to issue additional D-Wave Quantum Common Shares and preferred stock with preferential rights determined by its board of directors;

•

provisions that permit only a majority of its board of directors, the chairperson of the board of directors or the chief executive officer to call stockholder meetings and therefore do not permit stockholders to call special meetings of the stockholders;

•	provisions generally eliminating stockholders’ ability to act by written consent;

•	provisions requiring a two-thirds super majority vote to remove a director; and

•	provisions requiring certain amendments to the D-Wave Quantum Governing Documents be made by a two-thirds super majority vote.

These provisions could have the effect of depriving the DPCM Stockholders of an opportunity to sell their D-Wave Quantum Common Shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of D-Wave Quantum in a tender offer or similar transaction.

The D-Wave Quantum Charter provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit D-Wave Quantum’s stockholders’ ability to obtain a favorable judicial forum for disputes with D-Wave Quantum or D-Wave Quantum’s directors, officers, employees or stockholders.

The D-Wave Quantum Charter requires, to the fullest extent permitted by law, that, unless DPCM’s consent in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of D-Wave Quantum; (b) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of D-Wave Quantum to D-Wave Quantum or D-Wave Quantum’s stockholders; (c) any claim or cause of action against D-Wave Quantum or any current or former director, officer or other employee of D-Wave Quantum, arising out of or pursuant to any provision of the DGCL, the D-Wave Quantum Charter or the amended and restated bylaws of D-Wave Quantum (the “D-Wave Quantum Bylaws”) (as each may be amended from time to time); (d) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of D-Wave Quantum Charter or D-Wave Quantum Bylaws (as each may be amended from time to time, including any right, obligation or remedy thereunder); (e) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (f) any claim or cause of action against D-Wave Quantum or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. Subject to the preceding sentence, the federal district courts of the United States of America are to be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, such forum selection provisions do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction or for which there is concurrent federal and state jurisdiction.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with D-Wave Quantum or its directors, officers, or other employees, which may discourage such lawsuits against D-Wave Quantum and its directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the D-Wave Quantum Charter to be inapplicable or unenforceable in an action, D-Wave Quantum may incur additional costs associated with resolving such action in other jurisdictions, which could harm D-Wave Quantum’s business, results of operations, and financial condition.

Because D-Wave Quantum has no current plans to pay cash dividends on D-Wave Quantum Common Shares for the foreseeable future, you may not receive any return on investment unless you sell D-Wave Quantum Common Shares for a price greater than that which you paid for it.

D-Wave Quantum may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of D-Wave Quantum’s board of directors and will depend on, among other things, D-Wave Quantum’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that D-Wave Quantum’s board of directors may deem relevant. In addition, D-Wave Quantum’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness it or its subsidiaries incur. As a result, you may not receive any return on an investment in D-Wave Quantum Common Shares unless you sell D-Wave Quantum Common Shares for a price greater than that which you paid for it. See the section entitled “Market Price and Dividend Information.”

Risks Related to the Redemption

DPCM Stockholders who do not redeem their shares of DPCM Common Stock will have a reduced ownership and voting interest after the Transaction and will exercise less influence over management.

Upon the issuance of the D-Wave Quantum Common Shares in connection with the Transaction, the percentage ownership of Public Stockholders who do not redeem their shares of DPCM Common Stock will be diluted. The percentage of D-Wave Quantum Common Shares that will be owned by Public Stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Transaction. For an illustration of the potential ownership percentages of Public Stockholders under different redemption levels, see “Questions and Answers—Questions and Answers about DPCM’s Special Stockholder Meeting and the Transaction—What equity stake will the current equityholders of DPCM and D-Wave hold in D-Wave Quantum after the consummation of the Transaction and what are the possible sources of dilution that the public stockholders that elect not to redeem their shares will experience in connection with the Transaction?” Because of this, Public Stockholders, as a group, will have less influence on the board of directors, management and policies of D-Wave Quantum than they now have on the board of directors, management and policies of DPCM.

Unlike many blank check companies, DPCM does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for DPCM to consummate the Transaction even if a substantial majority of the DPCM Stockholders do not agree.

Since DPCM has no specified percentage threshold for redemption contained in its amended and restated certificate of incorporation, its structure is different in this respect from the structure used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company’s public shares voted against a proposed business combination and elected to convert or redeem more than a specified maximum percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the amount of shares voted by their Public Stockholders electing conversion or redemption exceeded the maximum conversion or redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, DPCM may be able to consummate the Transaction even if a substantial majority of the Public Stockholders do not agree with the Transaction and have redeemed their shares. However, in no event will DPCM redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of the Transaction. If enough Public

Stockholders exercise their redemption rights such that DPCM cannot satisfy the net tangible asset requirement, DPCM would not proceed with the redemption of the Public Shares and the Transaction, and instead may search for an alternate business combination. However, because the Aggregate Transaction Proceeds requirement provided in the Transaction Agreement may be waived by D-Wave, if DPCM did not proceed with the Transaction in such situation, it may be in breach of its obligations under the Transaction Agreement, which could have an adverse effect on its ability to consummate an alternate business combination.

DPCM Public Stockholders who wish to redeem their shares of DPCM Common Stock in connection with the Transaction must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” must tender their certificates to DPCM’s transfer agent two business days prior to the Special Meeting, or deliver their shares to the transfer agent electronically using DTC’s DWAC System, at the holder’s option. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and DPCM’s transfer agent will need to act to facilitate this request. It is DPCM’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because DPCM does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. While DPCM has been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Accordingly, if it takes longer than DPCM anticipates for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.

Additionally, despite DPCM’s compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.

DPCM cannot be certain as to the number of D-Wave Quantum Common Shares that will be redeemed and the potential impact to DPCM Stockholders who do not elect to redeem their D-Wave Quantum Common Shares.

There is no guarantee that a DPCM Stockholder’s decision whether to redeem its shares of DPCM Class A Common Stock for a pro rata portion of the Trust Account will put the DPCM Stockholder in a better future economic position. DPCM can give no assurance as to the price at which a DPCM Stockholder may be able to sell its D-Wave Quantum Common Shares in the future following the Closing or its shares of DPCM Class A Common Stock following any alternative business combination. Certain events following the consummation of any initial business combination, including the Transaction, and including redemptions of shares of DPCM Class A Common Stock may cause an increase or decrease in the share price of DPCM or D-Wave Quantum, as applicable, and may result in a lower value realized now than a DPCM Stockholder might realize in the future had the DPCM Stockholder not redeemed its shares of DPCM Class A Common Stock. Similarly, if a DPCM Stockholder does not redeem its shares of DPCM Class A Common Stock, the DPCM Stockholder will bear the risk of ownership of the shares of DPCM Class A Common Stock or D-Wave Quantum Common Shares, as applicable, after the consummation of any initial business combination, and there can be no assurance that a DPCM Stockholder can sell its shares in the future for a greater amount than the redemption price for shares of DPCM Class A Common Stock. A DPCM Stockholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.

On July 11, 2022, the closing price per share of DPCM Class A Common Stock was $9.93. DPCM Stockholders should be aware that while DPCM is unable to predict the price per D-Wave Quantum Common Shares following the consummation of the Transaction (and accordingly it is unable to calculate the potential impact of redemptions on the per share market price of DPCM Class A Common Stock owned by non-redeeming

DPCM Stockholders), increased levels of redemptions by DPCM Stockholders may be a result of the price per share of DPCM Class A Common Stock falling below the redemption price. We expect that more DPCM Stockholders may elect to redeem their DPCM Class A Common Stock if the share price of the DPCM Class A Common Stock is below the projected redemption price of $10.00 per share, and the DPCM expects that more DPCM Stockholders may elect not to redeem their DPCM Class A Common Stock if the share price of the DPCM Class A Common Stock is above the projected redemption price of $10.00 per share. Each share of DPCM Class A Common Stock that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to D-Wave Quantum from the Trust Account and (ii) an increase in each DPCM Stockholder’s pro rata ownership interest in D-Wave Quantum following the consummation of the Transaction.

If third parties bring claims against DPCM, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

DPCM’s placing of funds in the Trust Account may not protect those funds from third-party claims against DPCM. Although DPCM has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with DPCM waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against DPCM’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, DPCM’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to DPCM than any alternative.

Examples of possible instances where DPCM may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where DPCM is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with DPCM and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if DPCM is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, DPCM will be required to provide for payment of claims of creditors that were not waived that may be brought against DPCM within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to DPCM if and to the extent any claims by a third party (other than DPCM’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which DPCM has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay DPCM’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under DPCM’s indemnity of the underwriters of the DPCM IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. DPCM believes that the Sponsor’s only assets are securities of DPCM and, therefore, the Sponsor may not be able to satisfy those obligations. DPCM has not asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for DPCM’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, DPCM may not be able to complete its initial business combination, and its stockholders would receive such lesser amount per share in connection with any redemption of their Public Shares. None of DPCM’s officers or directors will indemnify DPCM for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

The ability of Public Stockholders to exercise redemption rights with respect to a large number of shares could deplete the Trust Account prior to the Transaction and thereby diminish the amount of working capital of D-Wave Quantum.

At the time the parties entered into the Transaction Agreement and related agreements for the Transaction, the parties did not know how many stockholders would exercise their redemption rights. D-Wave has agreed to waive the minimum cash condition in the Transaction Agreement of Aggregate Transaction Proceeds being equal to or greater than $115,000,000, subject to Aggregate Transaction Proceeds being equal to or greater than $30,000,000. Based on the amount of approximately $300.2 million in the Trust Account as of March 31, 2022, and taking into account the anticipated gross proceeds of approximately $40 million from the PIPE Financing, 100% of Public Stockholders may redeem their shares of DPCM Class A Common Stock and still enable DPCM to have sufficient cash to satisfy such condition.

As the number of redemptions of shares of DPCM Class A Common Stock increases, the number of shares issuable under the DPCM Warrants will also increase.

As of the record date, there we expect that there will be shares of DPCM Class A Common Stock issued and outstanding and 18,000,000 Warrants issued and outstanding, consisting of 8,000,000 Private Warrants and 10,000,000 Public Warrants. The holders of DPCM Class A Common Stock that do not elect to redeem their shares will share in a pool of 5,000,000 additional D-Wave Quantum Common Shares, based on the Exchange Ratio of between 1.1666667 and 1.4541326 depending on the number of unredeemed shares. As the number of redemptions of shares of outstanding DPCM Class A Common Stock increases, the number of shares of outstanding DPCM Class A Common Stock decreases, which results in the increase of the Exchange Ratio. If the Exchange Ratio increases, the number of D-Wave Quantum Common Shares issuable to holders of D-Wave Quantum Warrants upon the Effective Time will also increase. The increase in the number of D-Wave Quantum Common Shares issuable to holders of DPCM Warrants upon the Effective Time means that the Public Stockholders’ holdings in D-Wave Quantum will be diluted in comparison to those of the DPCM Warrant holders at the Effective Time.

For illustrative purposes only:

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In the No Redemption Scenario, the Exchange Ratio will increase to 1.1666667 and immediately prior to the Effective Time there will be 35,000,000 shares of DPCM Class A Common Stock outstanding. Upon the Effective Time, the Public Stockholders will hold 35,000,000 D-Wave Quantum Common Shares, and the holders of DPCM Warrants will have the right to hold 21,000,000 D-Wave Quantum Common Shares.

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If redemptions are equal to or greater than approximately 63.3%, the Exchange Ratio will increase to 1.4541326 and immediately prior to the Effective Time there will be approximately 11 million shares of DPCM Class A Common Stock outstanding. Upon the Effective Time, the Public Stockholders will hold approximately 16 million D-Wave Quantum Common Shares, and the holders of DPCM Warrants will have the right to acquire 26 million D-Wave Quantum Common Shares. In the Maximum Redemption Scenario, upon the Effective Time, the Public Stockholders will hold no D-Wave Quantum Common Shares, and the holders of DPCM Warrants will have the right to acquire 26 million D-Wave Quantum Common Shares.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its D-Wave Quantum Common Shares in the future following the completion of the Transaction or shares of common stock following any alternative business combination. Certain events following the consummation of any initial business combination, including the Transaction, may cause an increase in DPCM’s share price, and may result in a lower value realized now than a stockholder of DPCM might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the D-Wave Quantum Common Shares after the consummation of the Transaction, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

In addition, if a stockholder does not redeem their shares of DPCM Class A Common Stock, but other Public Stockholders do elect to redeem, the non-redeeming stockholders would own shares with a lower book value per share. The more redemptions of DPCM Class A Common Stock, the higher or larger the Exchange Ratio. In other words, as the number of redemptions of DPCM Class A Common Stock increases, the number of D-Wave Quantum Common Shares issuable in respect of each share of DPCM Class A Common Stock held by non-redeeming Public Stockholders also increases. For informational purposes only, please see the table below for an illustration of such increase. On a pro forma basis for the year ended December 31, 2021, the basic and diluted net loss per share attributable to DPCM Class A Common Stockholders ranges from $0.04 per share assuming the No Redemption Scenario to nil per share assuming the Maximum Redemption Scenario.

Redemption Rate	0%	20%	40%	63.3%	100%
Trust Account Size (in millions)	$300.2	$240.1	$180.1	$100.9	$—
Assumed Price Per Share of DPCM Class A Common Stock at Closing of Transaction	$10.00	$10.00	$10.00	$10.0	$10.00
Remaining Public Shares (in millions)	30	24.0	18.0	11.0	—
Additional Shares of DPCM Class A Common Stock Available to Non-Redeeming Holders (in millions)	5.0	5.0	5.0	5.0	—
Exchange Ratio	1.1666667	1.2083333	1.2777777	1.4541326	1.4541326
Implied Price Per Share of DPCM Class A Common Stock	$8.57	$8.27	$7.82	$6.30	$—
Implied Consideration Per Share of DPCM Class A Common Stock	$11.67	$12.08	$12.77	$14.54	$—

For illustrative purposes only, assuming a price of $10.00 per share of DPCM Class A Common Stock at the closing of the Transaction, each share of DPCM Class A Common Stock would receive D-Wave Quantum Common Shares with a value ranging between $11.67 (assuming the No Redemption Scenario) and $14.54 (assuming the Maximum Redemption Scenario). Based on the closing price of $             per share of DPCM Class A Common Stock on the NYSE on                 , 2022, each share of DPCM Class A Common Stock would receive D-Wave Quantum Common Shares with a value ranging between $             (assuming the No Redemption Scenario) and $             (assuming the Maximum Redemption Scenario).

DPCM Stockholders may be held liable for claims by third parties against DPCM to the extent of distributions received by them upon redemption of their Public Shares.

DPCM’s amended and restated certificate of incorporation provides that DPCM will continue in existence only until 24 months from the closing of the DPCM IPO. As promptly as reasonably possible following the redemptions DPCM is required to make to the Public Stockholders in such event, subject to the approval of

DPCM’s remaining stockholders and board of directors, DPCM would dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. DPCM cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, DPCM Stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of the DPCM Stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, DPCM cannot assure you that third parties will not seek to recover from DPCM Stockholders amounts owed to them by DPCM.

If DPCM is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against DPCM which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by DPCM Stockholders.

Furthermore, because DPCM intends to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after expiration of the time DPCM has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from DPCM’s assets. Furthermore, DPCM’s board of directors may be viewed as having breached their fiduciary duties to DPCM’s creditors and/or may have acted in bad faith, and thereby exposing itself and DPCM to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. DPCM cannot assure you that claims will not be brought against DPCM for these reasons.

If, after DPCM distributes the proceeds in the Trust Account to its Public Stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against DPCM that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the DPCM Board may be viewed as having breached their fiduciary duties to DPCM’s creditors, thereby exposing the members of the DPCM Board and DPCM to claims of punitive damages.

If, after DPCM distributes the proceeds in the Trust Account to its Public Stockholders, DPCM files a bankruptcy petition or an involuntary bankruptcy petition is filed against DPCM that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by DPCM Stockholders. In addition, the DPCM Board may be viewed as having breached its fiduciary duty to DPCM’s creditors and/or having acted in bad faith by paying DPCM’s Public Stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and DPCM to claims of punitive damages.

If, before distributing the proceeds in the Trust Account to DPCM’s Public Stockholders, DPCM files a bankruptcy petition or an involuntary bankruptcy petition is filed against DPCM that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of DPCM Stockholders and the per-share amount that would otherwise be received by DPCM Stockholders in connection with DPCM’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to DPCM’s Public Stockholders, DPCM files a bankruptcy petition or an involuntary bankruptcy petition is filed against DPCM that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in DPCM’s bankruptcy estate and subject to the claims of third parties with priority over the claims of DPCM Stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by DPCM’s Public Stockholders in connection with its liquidation would be reduced.

There is uncertainty regarding the federal income tax consequences to holders of DPCM Common Stock who exercise their redemption rights.

There is some uncertainty regarding the federal income tax consequences to holders of DPCM Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of DPCM Common Stock following the redemption, and if so, the total number of shares of DPCM Common Stock held by the holder both before and after the redemption relative to all shares of DPCM Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in DPCM or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the Internal Revenue Service (the “IRS”), there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section entitled “Material U.S. Federal Income Tax Considerations— Redemption of DPCM Class A Shares.”

Public Stockholders who redeem their shares of DPCM Common Stock may continue to hold any Public Warrants they own, which results in additional dilution to non-redeeming holders upon exercise of the Public Warrants.

Public Stockholders who redeem their shares of DPCM Common Stock may continue to hold any Public Warrants they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Public Warrants. Assuming (i) all redeeming Public Stockholders acquired Public Units in the DPCM IPO and continue to hold the Public Warrants that were included in the Public Units, and (ii) redemption of all 30,000,000 of the shares of DPCM Common Stock by the redeeming Public Stockholders, 10,000,000 Public Warrants would be retained by redeeming Public Stockholders with a value of $            , based on the market price of $             of the Public Warrants as of             , 2022. As a result, the redeeming Public Stockholders would recoup their entire investment and continue to hold Public Warrants with an aggregate market value of $            , while non-redeeming Public Stockholders would suffer additional dilution in their percentage ownership and voting interest of D-Wave Quantum upon exercise of the Public Warrants held by redeeming Public Stockholders.

There may be tax consequences of the DPCM Merger that adversely affect holders of DPCM Class A Shares or Public Warrants.

Although we expect the exchange of DPCM Class A Shares for D-Wave Quantum Common Shares pursuant to the DPCM Merger to qualify as a tax-free exchange for U.S. federal income tax purposes, the requirements for tax-free treatment are complex and qualification for such treatment could be adversely affected by events or actions that occur following the consummation of the DPCM Merger that are beyond DPCM’s control. If the DPCM Merger does not so qualify, a U.S. holder (as defined under the section entitled “Material U.S. Federal Income Tax Considerations”) of DPCM Class A Shares could be required to recognize gain in respect of the DPCM Merger.

The appropriate U.S. federal income tax treatment of the Public Warrants in connection with the DPCM Merger is uncertain and depends on whether the DPCM Merger, in addition to qualifying as an exchange described in Section 351 of the U.S. Tax Code, will also qualify as a “reorganization” under Section 368 of the U.S. Tax Code. If the transfer of Public Warrants does not qualify as part of a “reorganization” within the meaning of Section 368 of the U.S. Tax Code, a U.S. holder of Public Warrants could be required to recognize gain in respect of the DPCM Merger.

The requirements for tax-free treatment are discussed in more detail under the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — The DPCM Merger.” If you are a U.S. holder exchanging DPCM Class A Shares in the DPCM Merger or holding Public Warrants at the time of the consummation of the DPCM Merger, you should consult with your tax advisors to determine the tax consequences thereof.

Risks Related to the Exchangeable Shares

The Exchangeable Shares will not be listed on any stock exchange.

The Exchangeable Shares are not expected to be listed on any stock exchange. Although each Exchangeable Share will be exchangeable at the option of the holder for D-Wave Quantum Common Shares, there is no market through which the Exchangeable Shares may be sold, and holders may not be able to sell their Exchangeable Shares.

D-Wave Shareholders who elect to receive Exchangeable Shares will experience a delay in receiving D-Wave Quantum Common Shares from the date they request an exchange, which may affect the value of the shares the holder receives in an exchange.

D-Wave Shareholders who elect to receive Exchangeable Shares in the Arrangement and later request to receive D-Wave Quantum Common Shares in exchange for their Exchangeable Shares may not receive D-Wave Quantum Common Shares until a period of time after the applicable request is received. During this period, the market price of D-Wave Quantum Common Shares may increase or decrease. Any such increase or decrease would affect the value of the consideration to be received by such a holder of Exchangeable Shares upon a subsequent sale of D-Wave Quantum Common Shares received in the exchange.

There may be a taxable event for an Eligible Holder as result of a transaction beyond his or her control.

A D-Wave Shareholder that is: (a) a resident of Canada for purposes of the Income Tax Act (Canada) and the regulations promulgated thereunder (the “Tax Act”) (and not exempt from tax under Part I of the Tax Act, (b) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act or (c) Public Sector Pension Investment Board and its controlled affiliates (each an “Eligible Holder”) who (a) disposes of D-Wave Shares pursuant to the Arrangement and who receives, as part of the consideration, Exchangeable Shares, and (b) validly makes a joint election under subsection 85(1) or subsection 85(2) of the Tax Act in respect of such shares, may obtain a full or partial tax deferral of any capital gain that may otherwise arise on the exchange of such D-Wave Shares. However, an Eligible Holder will be considered to have disposed of Exchangeable Shares (i) on a redemption (including pursuant to a Retraction Request (as defined below)) of such Exchangeable Shares by ExchangeCo, and (ii) on an acquisition of such Exchangeable Shares by CallCo or D-Wave Quantum. Although each is a taxable event, the Canadian federal income tax consequences of the disposition will be different depending on whether the event giving rise to the disposition is a redemption or an acquisition.

Prior to the Sunset Date (as defined below), ExchangeCo may choose to redeem Exchangeable Shares in limited circumstances, and ExchangeCo shall redeem the Exchangeable Shares on the Sunset Date (as defined below). In addition, an Eligible Holder (including an Eligible Holder who exercises the right to require redemption of its Exchangeable Shares by giving a Retraction Request) cannot control whether the Exchangeable Shares will be acquired by CallCo or D-Wave Quantum under the relevant call right or redeemed by ExchangeCo. Thus, an Eligible Holder may have a taxable event in a transaction beyond his or her control and may have no control over the Canadian federal tax consequences arising from such event.

Readers should consider possible Canadian federal tax implications and should seek independent advice from their own tax and legal advisors.

SPECIAL MEETING OF THE STOCKHOLDERS OF DPCM

General

DPCM is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the DPCM Board for use at the Special Meeting to be held on             , 2022, and at any adjournments or postponements thereof. This proxy statement/prospectus is first being furnished to the DPCM Stockholders on or about             , 2022 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides the DPCM Stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting will be held via live webcast at             , Eastern Time, on             , 2022, at             , to consider and vote upon the proposals to be submitted to the Special Meeting, including if necessary, the adjournment proposal. The special meeting can be accessed by visiting             , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact Continental Stock Transfer and Trust Company, the transfer agent.

Registering for the Special Meeting

Pre-registration at             is recommended but is not required in order to attend.

Any stockholder wishing to attend the virtual meeting should register for the meeting by             , 2022. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of DPCM Common Stock:

•

If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to             , enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

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Beneficial stockholders (those holding shares through a stock brokerage account or a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Purpose of the Special Meeting

At the Special Meeting, DPCM is asking holders of its common stock:

•	To consider and vote upon the Transaction Proposal. A copy of the Transaction Agreement is attached to this proxy statement/prospectus as Annex A;

•	To consider and vote upon the Equity Incentive Plan Proposal. A copy of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex B;

•	To consider and vote upon the Employee Stock Purchase Plan Proposal. A copy of the Employee Stock Purchase Plan is attached to this proxy statement/prospectus as Annex C; and

•	To consider and vote upon the Adjournment Proposal, if it is presented at the Special Meeting.

Recommendation of the DPCM Board with Respect to the Proposals

The DPCM Board believes that the Transaction Proposal and the other proposals to be presented at the Special Meeting are in the best interest of the DPCM Stockholders and unanimously recommends that our stockholders vote “FOR” the Transaction Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

Record Date; Who is Entitled to Vote

We have fixed the close of business on             , 2022, as the “record date” for determining the stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on             , 2022, there were 37,500,000 shares of DPCM Common Stock outstanding and entitled to vote. Each share of common stock is entitled to one vote per share at the special meeting.

The Initial Stockholders and our other officers and directors at the time of the DPCM IPO entered into a letter agreement to vote their Class B Common Stock and any public shares purchased during or after the DPCM IPO, in favor of the Transaction Proposal. As of the date hereof, the Initial Stockholders owns approximately 20% of our total outstanding shares of DPCM Common Stock.

Quorum

The presence, in person (which would include presence at the virtual Special Meeting) or by proxy, of stockholders holding a majority of the voting power of the outstanding shares entitled to vote at the Special Meeting constitutes a quorum at the Special Meeting.

Abstentions and Failure to Vote

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the Transaction Proposal and no effect on the outcome of any of the other proposals in this proxy statement/prospectus.

Abstentions will be counted in connection with the determination of whether a valid quorum is established but will not count as a vote “FOR” or “AGAINST” any of the respective proposals. For purposes of approval, abstentions will have the same effect as a vote “AGAINST” the Transaction Proposal and will have no effect on the remaining proposals.

Vote Required for Approval

The following votes are required for each proposal at the special meeting:

•

Transaction Proposal: The approval of the Transaction Proposal requires the affirmative vote of (i) a majority of the issued and outstanding shares of DPCM Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of DPCM Class A Common Stock, voting separately as a single series.

•

Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of DPCM Class A Common Stock and DPCM Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•

Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of DPCM Class A Common Stock and DPCM Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of DPCM Class A Common Stock and DPCM Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

Under the Transaction Agreement, the approval of the Transaction Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditions to the consummation of the Transaction. The Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Transaction Proposal. The Adjournment Proposal is not conditioned on, and therefore does not require the approval of, the Transaction Proposal to be effective. If our stockholders do not approve the Transaction Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, the Transaction will not be consummated.

Voting Your Shares

Each share of common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of DPCM Common Stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your shares of DPCM Common Stock at the special meeting.

•

You Can Vote by Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the DPCM Board “FOR” the Transaction Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the special meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•

You Can Attend the Special Meeting and Vote at the Special Meeting. We will be hosting the Special Meeting via live webcast. If you attend the Special Meeting, you may submit your vote at the Special Meeting online at , in which case any votes that you previously submitted will be superseded by the vote that you cast at the Special Meeting. See “— Registering for the Special Meeting” above for further details on how to attend the Special Meeting.

Revoking Your Proxy

Stockholders may send a later-dated, signed proxy card to DPCM’s Secretary at the address set forth below so that it is received by DPCM’s Secretary prior to the vote at the Special Meeting (which is scheduled to take place , 2022) or attend the Special Meeting in person (which would include presence at the virtual Special Meeting) and vote. Stockholders also may revoke their proxy by sending a notice of revocation to DPCM’s Chief Executive Officer, which must be received by DPCM’s Secretary prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of common stock, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing XPOA.info@investor.morrowsodali.com.

Vote of DPCM’s Sponsor, Directors and Officers

DPCM entered into agreements with the Sponsor, directors and officers, pursuant to which each agreed to vote any shares of DPCM Common Stock owned by them in favor of an initial business combination. Pursuant to the Support Agreement, the Sponsor has agreed to vote any shares of DPCM Common Stock owned by them in favor of the proposals to be presented at the Special Meeting.

DPCM’s Sponsor, directors and officers have waived any redemption rights, including with respect to any shares of common stock purchased in the DPCM IPO or in the aftermarket, in connection with the Transaction. The shares held by our Sponsor have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us by October 23, 2022. However, our initial stockholders are entitled to redemption rights upon our liquidation with respect to any public shares they may own.

Redemption Rights

Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for the proposed Transaction, against the proposed Transaction or do not vote in relation to the proposed Transaction. Any public stockholder may request redemption of their public shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Transaction, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then outstanding public shares. If a holder properly seeks redemption as described in this section and the Transaction is consummated, the holder will no longer own these shares following the Transaction.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

DPCM’s Initial Stockholders will not have redemption rights with respect to any shares of DPCM Common Stock owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to             , Eastern Time, on             , 2022 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the transfer agent that DPCM redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC (Deposit/Withdrawal At Custodian) system. The transfer agent will typically charge the tendering broker

$80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Transaction is not consummated this may result in an additional cost to stockholders for the return of their shares.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that DPCM instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

If the Transaction is not approved or completed for any reason, then DPCM’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, DPCM will promptly return any shares previously delivered by public holders.

The closing price of shares of DPCM Class A Common Stock on             , 2022 was $            . As of             , 2022 was approximately $             or approximately $             per public share. Prior to exercising redemption rights, stockholders should verify the market price of shares of DPCM Class A Common Stock as they may receive higher proceeds from the sale of their shares of DPCM Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. DPCM cannot assure our stockholders that they will be able to sell their shares of DPCM Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares you hold, no later than the close of the vote on the Transaction Proposal, and deliver your public shares (either physically or electronically) to the transfer agent, prior to             , Eastern Time, on             , 2022 (two business days prior to the vote at the special meeting), and the Transaction is consummated.

Holders of our warrants will not have redemption rights with respect to the warrants.

Appraisal and Dissenters’ Rights

Neither DPCM Stockholders nor DPCM warrant holders have appraisal rights in connection with the Transaction under the DGCL, nor will they have dissenters’ rights in connection with the Transaction.

Proxy Solicitation Costs

DPCM is soliciting proxies on behalf of the DPCM Board. This solicitation is being made by mail but also may be made by telephone or in person. DPCM and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. DPCM will bear the cost of the solicitation.

DPCM has hired Morrow Sodali LLC to assist in the proxy solicitation process. DPCM will pay that firm a fee of $30,000, plus disbursements. Such fee will be paid with non-Trust Account funds.

DPCM will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. DPCM will reimburse them for their reasonable expenses.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding DPCM, DPCM’s Initial Stockholders, DPCM and/or our respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of DPCM Class A Common Stock or vote their shares in favor of the Transaction Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Transaction. This may result in the completion of the Transaction that may not otherwise have been possible.

Entering into any such incentive arrangements may have a depressive effect on shares of DPCM Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares they own, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Transaction to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. DPCM will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of DPCM and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors”, “The Transaction — Interests of Certain Persons in the Transaction” and “Beneficial Ownership of Securities” for more information and other risks.

THE TRANSACTION

The following is a discussion of the merger and the material terms of the Transaction Agreement among DPCM, D-Wave Quantum, Merger Sub, CallCo, ExchangeCo and D-Wave. You are urged to read carefully the Transaction Agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Transaction Agreement that is important to you. We encourage you to read the Transaction Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about DPCM or D-Wave. Such information can be found elsewhere in this proxy statement/prospectus.

Terms of the Transaction

On February 7, 2022, DPCM entered into the Transaction Agreement with D-Wave Quantum, Merger Sub, CallCo, ExchangeCo and D-Wave.

For a discussion of the terms of the Transaction Agreement and its related agreements please see “The Transaction Agreement and Related Agreements.”

The DPCM Board’s Reasons for the Approval of the Transaction

DPCM’s board of directors, in evaluating the Transaction, consulted with DPCM’s management and accounting and legal advisors. In reaching its unanimous decision to approve the Transaction Agreement and the transactions contemplated by the Transaction Agreement, DPCM’s board of directors considered a range of factors. For a more detailed description of the DPCM Board’s reasons for the approval of the Transaction, please see the section titled “Proposal No. 1—The Transaction Proposal—The DPCM Board’s Reasons for the Approval of the Transaction.”

Certain Projected Financial Information

In connection with the DPCM Board’s evaluation of the Transaction, D-Wave management provided to DPCM non-public, internal unaudited financial projections regarding D-Wave’s anticipated future operations for fiscal 2022 through fiscal 2026. For a summary of the information from such financial projections, please see the section titled “Proposal No. 1—The Transaction Proposal—Certain Projected Financial Information.”

Interests of Certain Persons in the Transaction

Certain entities and individuals that are party to the Transaction may have interests which differ from your own. For a more detailed description of these interests please see the sections titled “Certain Relationships and Related Transactions” and “Risk Factors- DPCM’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Transaction Proposal and approval of the other proposals described in this proxy statement/prospectus.”

Certain Engagements in Connection with the Transaction and Related Transactions

Morgan Stanley was engaged by D-Wave to act as financial advisor to D-Wave in connection with the Transaction and, prior to its resignation, had been entitled to an advisory fee in connection therewith. Citi was engaged by DPCM to act as lead capital markets advisor to DPCM and, prior to its resignation, had been entitled to an advisory fee in connection therewith. In addition, DPCM engaged Morgan Stanley and Citi to act as co-placement agents with respect to a portion of its $40 million PIPE Financing in connection with which the co-placement agents had been entitled to receive customary fees and expense reimbursement prior to their respective resignations. Morgan Stanley and Citi were not engaged for, involved in, nor had they been entitled to receive any fees for the portion of the PIPE Financing that was conducted by D-Wave. In connection with its resignation, each of Morgan Stanley and Citi waived any claim it may have to any fees under its respective engagement letter with D-Wave and DPCM and, accordingly, neither D-Wave nor DPCM has paid to either of Morgan Stanley or Citi, and is not liable for, any fees, including any fees for services already rendered. In connection with the Transaction, DPCM also engaged UBS to act as its capital markets advisor; however, no fees were payable to UBS in such capacity. On June 15, 2022, UBS agreed to waive its entitlement to the deferred underwriting commission of $10,500,000 to which it became entitled upon completion of the DPCM IPO, subject to the consummation of the Transaction. Accordingly, none of D-Wave Quantum, D-Wave or DPCM is liable for payment of the deferred underwriting commission of $10,500,000 to UBS. UBS was previously paid $6,000,000 of underwriter commission in connection with the DPCM IPO. Neither D-Wave nor DPCM expect to incur additional costs as a result of the resignations of each of Morgan Stanley, Citi and UBS and neither D-Wave nor DPCM believe that such resignations will affect the timing of the Transaction.

Resignation of Financial and Capital Markets Advisors

On May 13, 2022, each of Morgan Stanley and Citi resigned from its role as financial advisor to D-Wave and capital markets advisor to DPCM, respectively, and from its role as co-placement agent for a portion of the PIPE Financing. On May 20, 2022, UBS resigned from its role as capital markets advisor to DPCM. According to the Morgan Stanley Engagement Letter, Morgan Stanley agreed to provide D-Wave with financial advice and assistance in connection with the Transaction, including, as appropriate, advice and assistance with respect to defining objectives, performing valuation analyses, and structuring, planning and negotiating the Transaction. According to the Citi Engagement Letter, Citi agreed to perform such advisory and investment banking services for DPCM in connection with the Transaction as are customary and appropriate in transactions of such type (including advice on the structure, negotiation strategy, valuation analyses, financial terms, investor meetings and presentations and other matters) that DPCM reasonably requested. According to the UBS Engagement Letter, UBS was to serve as non-exclusive capital markets adviser to DPCM, in which capacity it was authorized to contact existing shareholders of DPCM and other potential investors on a non-reliance basis on behalf of DPCM, and to share with such persons information approved by DPCM expressly for such purpose regarding the Transaction. According to the Placement Agent Engagement Letter, each of Morgan Stanley and Citi agreed to identify and contact prospective PIPE Investors, advise DPCM as to the strategy and tactics of negotiations with such prospective PIPE Investors and participate in such negotiations, advise DPCM as to the timing, structure and pricing of the PIPE Financing and provide such other investment banking services as are customary for similar transactions and as may from time to time be agreed upon by Morgan Stanley, Citi and DPCM.

None of Morgan Stanley, Citi or UBS communicated to D-Wave or DPCM, and neither D-Wave nor DPCM are aware, that the resignations were the result of any dispute or disagreement with D-Wave or DPCM, including any disagreement relating to the disclosure in the registration statement of which this proxy statement/prospectus forms a part, the scope of their respective engagements or their ability to complete such engagements, or any matter relating to D-Wave’s or DPCM’s operations, prospects, policies, procedures or practices. In connection with such resignations, Morgan Stanley waived its entitlement to $12,000,000 of fees payable upon completion of the Transaction, and Citi waived its entitlement to $10,000,000 of fees payable upon completion of the Transaction. Additionally, each of Citi and Morgan Stanley waived their respective entitlements to placement fees equal to 2.00% (for a total of 4.00%) of the gross proceeds received by DPCM or D-Wave Quantum upon consummation of the PIPE Financing (excluding any proceeds from PIPE Investors identified by DPCM or D-Wave without the involvement of Citi or Morgan Stanley), which was contingent and payable upon consummation of the PIPE Financing. Accordingly, none of D-Wave Quantum, D-Wave or DPCM has paid to either of Morgan Stanley or Citi, and is not liable for, any fees, including any fees for services already rendered. Prior to their respective resignations, D-Wave had been negotiating with each Morgan Stanley and Citi to reduce the fees payable to Morgan Stanley or Citi, as appliable, upon completion of the Transaction. In addition, prior its resignation, D-Wave had been negotiating with UBS to reduce the underwriting commission payable to UBS upon completion of the Transaction, and on June 15, 2022, UBS agreed to waive its entitlement to the deferred underwriting commission of $10,500,000 to which it became entitled upon completion of the DPCM IPO, subject to the consummation of the Transaction. Accordingly, none of D-Wave Quantum, D-Wave or DPCM is liable for payment of the deferred underwriting commission of $10,500,000 to UBS. UBS was previously paid $6,000,000 of underwriter commission in connection with the DPCM IPO. Neither D-Wave nor DPCM expect to incur additional costs as a result of the resignations of each of Morgan Stanley, Citi and UBS and neither D-Wave nor DPCM believe that such resignations will affect the timing of the Transaction.

Each of Morgan Stanley, Citi and UBS claim no remaining role in the Transaction, declined to review the disclosure regarding its resignation and have disclaimed any responsibility for any portion of this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus forms a part, despite having previously rendered services in connection with the Transaction. Each of Morgan Stanley, Citi and UBS’ resignation indicates that it does not want to be associated with the disclosure or the underlying business analysis related to the Transaction. As a result of such resignations, you should not place any reliance on the participation of Morgan Stanley, Citi or UBS prior to such resignations in the transactions contemplated by this proxy statement/prospectus.

DPCM continues to have customary obligations with respect to use of information and indemnification under the Citi Engagement Letter, the UBS Engagement Letter and the Underwriting Agreement and with respect to indemnification under the Placement Agent Engagement Letter, and D-Wave continues to have customary obligations with respect to use of information and indemnification pursuant to the Morgan Stanley Engagement Letter. In particular, as is customary, certain provisions of the Underwriting Agreement shall survive UBS’ waiver of the deferred underwriting commission. These provisions include the relevant clauses of the UBS’ standard terms and conditions, including DPCM’s obligation to indemnify and hold harmless UBS against any losses, claims, damages or liabilities, joint or several, to which UBS may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus (all as defined in the Underwriting Agreement), or any amendment or supplement thereto, any Issuer Free Writing Prospectus (as defined in the Underwriting Agreement), any “roadshow” as defined in Rule 433(h) under the Securities Act (a “roadshow”), any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any Testing-the-Waters Communication (as defined in the Underwriting Agreement), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse UBS for any legal or other expenses reasonably incurred by UBS in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that DPCM is not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus or any Written Testing-the-Waters Communication, in reliance upon and in conformity with written information furnished to DPCM by or on behalf of UBS expressly for use therein.

Additionally, certain provisions of the Morgan Stanley Engagement Letter survive Morgan Stanley’s resignation and the termination of the Morgan Stanley Engagement Letter. These provisions include the non-disclosure, jury trial waiver, governing law and venue provisions and the related indemnity agreement contained in and forming part of the Morgan Stanley Engagement Letter which will remain operative regardless of any termination of the Morgan Stanley Engagement Letter. In particular, the indemnity agreement in the Morgan Stanley Engagement Letter specifies D-Wave’s Surviving Indemnity Obligations.

Certain provisions of the Citi Engagement Letter survive Citi’s resignation and the termination of Citi Engagement Letter. These provisions include the relevant clauses of Citi’s standard terms and conditions contained in the Citi Engagement Letter, including (i) that Citi will not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any publicly available information and information in reports and other materials provided by others, including, without limitation, the Information Obligations and (ii) indemnification in favor of Citi similar to those provided in the Surviving Indemnity Obligations, and including, with respect to DPCM’s indemnity obligations to Citi for any losses, expenses, claims or proceedings related to or arising out of (A) the contents of oral or written information provided by DPCM, its affiliates and their respective employees or its other agents, which information either DPCM or Citi provides to any actual or potential buyers, sellers, investors or offerees, or (B) any other action or failure to act by DPCM, its affiliates and their respective employees or its other agents or by Citi or any indemnified party in accordance with and at DPCM’s request or with DPCM’s consent.

Additionally, certain provisions of the UBS Engagement Letter survive UBS’ resignation and the termination of the UBS Engagement Letter. These provisions include the treatment of confidential information and the related indemnity agreement incorporated by reference into the UBS Engagement Letter, pursuant to which DPCM agreed to provide UBS with indemnification in favor of UBS similar to the Surviving Indemnity Obligations.

Additionally, certain provisions of the Placement Agent Engagement Letter shall survive each of Morgan Stanley’s and Citi’s resignations as co-placement agents and the termination of the Placement Agent Engagement Letter. These provisions include jury trial waiver, governing law and venue provisions and the related indemnity agreement contained in and forming part of the Placement Agent Engagement Letter which will remain operative regardless of any termination of the Placement Agent Engagement Letter, pursuant to which DPCM agreed to provide indemnification in favor of Morgan Stanley and Citi similar to the Surviving Indemnity Obligations.

In addition, each of the Morgan Stanley Engagement Letter, Citi Engagement Letter, UBS Engagement Letter, Placement Agent Engagement Letter and the Underwriting Agreement described above contains a contribution provision in the event the Surviving Indemnity Obligations (or such similar indemnity obligations) are unavailable or otherwise prohibited by law, however, the contribution obligations of each firm under each of the Morgan Stanley Engagement Letter, Citi Engagement Letter, UBS Engagement Letter and Placement Agent Engagement Letter are limited to the amount of compensation or fees actually paid to such party in respect of the engagement, and the contributions obligations of UBS under the Underwriting Agreement are limited to any amount in excess of the amount by which the total price at which the DPCM Units underwritten by UBS and distributed to the public were offered to the public exceeds the amount of any damages which UBS has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. As a result, none of Morgan Stanley, Citi or UBS has any further contribution liability under their respective engagement letters because they have each waived their rights to any fees in connection with their resignations. UBS, however, retains its contribution obligations under the Underwriting Agreement. Therefore, other than with respect to UBS contribution obligations under the Underwriting Agreement, as a result of such resignations, and in contrast to other transactions where the underwriters and financial advisors did not resign and waive rights to fees or deferred underwriting commissions, as the case may be, the potential financial liability of D-Wave and DPCM with respect to an indemnified loss where such indemnification is otherwise unavailable to the indemnified party may be higher under the respective agreements than it would have been had such underwriters and financial advisors not resigned and waived their rights to any fees or deferred underwriting commissions.

The DPCM Board has considered the potential impact of the resignations of each of Morgan Stanley, Citi and UBS on its assessment of the Transaction and does not view such resignations as significant because, at the time of their respective resignations, the services to be provided by each of Morgan Stanley and Citi were substantially complete, and UBS’ services in connection with the deferred underwriting commission were completed when the DPCM IPO was completed. Pursuant to the UBS Engagement Letter, UBS was appointed on February 7, 2022, simultaneously with DPCM’s entry into the Transaction Agreement and the PIPE Subscription Agreements, to provide ad hoc capital markets advisory services to DPCM on a go-forward basis and was not involved in the selection of the target or the negotiation of the Transaction or the PIPE Financing. Upon its engagement, UBS agreed to perform such role without requesting or receiving additional compensation from DPCM. While UBS’ agreement to provide capital markets advisory services was ongoing and would not have been completed until the consummation of the Transaction, DPCM did not materially engage with UBS or request any services prior to UBS’ resignation as capital markets advisor. The DPCM Board to this point had not relied on UBS in its role as capital markets advisor and does not believe UBS’ resignation will have a material adverse impact on DPCM’s ability to successfully consummate the Transaction. In addition, the DPCM Board did not receive an opinion from any of Morgan Stanley, Citi or UBS. The DPCM Board understands and considered that other financial advisory firms, including Morgan Stanley, Citi and UBS, have withdrawn or are seeking to withdraw from a number of similar pending transactions as part of a broader market reaction to potential regulatory uncertainty regarding special purpose acquisition companies. While the DPCM Board relied on the advice, analysis and work product of Citi in connection with the Transaction and the PIPE Financing, and both Citi and Morgan Stanley advised on materials reviewed by DPCM’s Board and management, such advice, analysis and work product had been completed prior to the resignations of each of Morgan Stanley, Citi or UBS (and prior to any communication of an intention to resign) and none of Morgan Stanley, Citi or UBS has retracted, modified or disclaimed reliance on such advice, analysis or work product. For these reasons, the DPCM Board has no reason to discount the advice, analysis or work product provided prior to the resignations of Morgan Stanley, Citi and UBS. The DPCM Board does not expect that the resignation of Morgan Stanley, Citi or UBS will have any significant impact on the Transaction other than reducing the amount of expenses associated with the Transaction and potentially adversely affecting investors’ perception of the Transaction. See the section titled “Proposal No. 1—The Transaction Proposal—Background of the Transaction,” the section titled “Proposal No. 1—The Transaction Proposal—The DPCM Board’s Reasons for the Approval of the Transaction” and the section titled “Risk Factors—Risks Related to DPCM, D-Wave Quantum and the Transaction— Each of Morgan Stanley, Citi and UBS has resigned from its advisory role in connection with the Transaction, and investors should not place any reliance on the fact that any of Morgan Stanley, Citi or UBS was involved with any aspect of the Transaction.”

Public Trading Markets

The Public Shares, Public Units and Public Warrants are currently listed on the NYSE under the symbols “XPOA,” “XPOA.U” and “XPOA.WS,” respectively. D-Wave Quantum has applied to list the D-Wave Quantum Common Shares and D-Wave Quantum Warrants on the NYSE under the proposed symbols “QBTS” and “QBTS.WS,” respectively, upon the consummation of the Transaction. It is a condition to the consummation of the Transaction that the D-Wave Quantum Common Shares to be issued in connection with the Transaction shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof. D-Wave Quantum, D-Wave and DPCM have certain obligations in the Transaction Agreement to use reasonable best efforts in connection with the Transaction, including with respect to satisfying the NYSE listing condition. The NYSE listing condition may be waived by the parties to the Transaction Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax considerations for beneficial owners of DPCM Class A Shares and Public Warrants (collectively, “DPCM securities”) (i) electing to have their DPCM Class A Common Stock redeemed for cash if the Transactions are completed, (ii) of the DPCM Merger and (iii) of the ownership and disposition of D-Wave Quantum Common Shares and D-Wave Quantum Warrants (collectively, “D-Wave Quantum securities”) acquired pursuant to the DPCM Merger. This discussion applies only to DPCM securities and D-Wave Quantum securities held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

•	brokers, dealers and other investors that do not own their DPCM securities or D-Wave Quantum securities as capital assets;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•	banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•	U.S. expatriates or former long-term residents of the United States;

•	persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the stock of DPCM or D-Wave Quantum (except to the limited extent provided below);

•	partnerships or other pass-through entities for U.S. federal income tax purposes or beneficial owners of partnerships or other pass-through entities;

•	persons holding DPCM securities or D-Wave Quantum securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•

persons required to accelerate the recognition of any item of gross income with respect to DPCM securities or D-Wave Quantum securities as a result of such income being recognized on an applicable financial statement;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons that acquired DPCM securities prior to DPCM’s initial public offering or otherwise not on the public market;

•	persons that received DPCM securities or D-Wave Quantum securities as compensation for services; or

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

In addition, this summary does not address any tax consequences to investors that hold (directly, indirectly or by attribution) hold equity interests in D-Wave prior to the Transaction, including holders of DPCM securities that also hold (directly, indirectly or by attribution) equity interests in D-Wave.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds DPCM securities or D-Wave Quantum securities, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Partners should consult their tax advisors regarding the U.S. federal income tax treatment of the DPCM Merger and of holding the DPCM securities or D-Wave Quantum securities.

This discussion is based on the U.S. Tax Code, its legislative history, existing and proposed Treasury regulations promulgated under the U.S. Tax Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of DPCM securities or D-Wave Quantum securities. We have not and do not intend to seek any rulings from the IRS regarding the Transaction. There is no assurance that the IRS will not take positions concerning the tax consequences of the Transaction that are different from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF DPCM SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DPCM MERGER AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF D-WAVE QUANTUM SECURITIES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of DPCM securities or D-Wave Quantum securities that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Redemption of DPCM Class A Shares

Subject to the qualifications, assumptions and limitations in the opinion attached as Exhibit 8.1, the statements of law and legal conclusions set forth below constitute the opinion of Greenberg Traurig, P.A.

In the event that a U.S. holder of DPCM Class A Shares exercises such holder’s right to have such holder’s DPCM Class A Shares redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the U.S. Tax Code or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of DPCM Common Shares treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning warrants) relative to all outstanding DPCM Common Shares both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in DPCM or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of DPCM Common Shares that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such

U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include common stock that could be acquired pursuant to the exercise of the Public Warrants. In order to meet the substantially disproportionate test, the percentage of DPCM’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of DPCM Class A Shares must, among other requirements, be less than 80% of the percentage of DPCM’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. Because, prior to the DPCM Merger, the DPCM Class A Shares may not be considered voting stock, it is unclear whether this test could be satisfied by a U.S. holder. There will be a complete termination of a U.S. holder’s interest if either all the DPCM Common Shares actually and constructively owned by the U.S. holder are redeemed or all the DPCM Common Shares actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the DPCM Class A Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in DPCM. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in DPCM will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption.

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the U.S. Tax Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of DPCM Class A Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. Any such capital gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for such DPCM Class A Shares exceeds one year. It is unclear, however, whether the redemption rights of a U.S. holder with respect to the DPCM Class A Shares may suspend the running of the applicable holding period for this purpose. If the running of the holding period is suspended, then non-corporate U.S. holders may not be able to satisfy the one year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the DPCM Class A Shares would be subject to short-term capital gain treatment. Net short-term capital gains generally are taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in such holder’s shares of DPCM Class A Shares generally will equal the cost of such shares less any prior distributions treated as a return of capital. A U.S. holder that purchased DPCM Units would have been required to allocate the cost between the shares of DPCM Class A Shares and the Public Warrants comprising the units based on their relative fair market values at the time of the purchase.

If the redemption does not qualify as a sale of stock under Section 302 of the U.S. Tax Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s DPCM Class A Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the DPCM Class A Shares. Special rules apply to dividends received by U.S. holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed DPCM Class A Shares will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, to the basis of stock constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

The DPCM Merger

Subject to the qualifications, assumptions and limitations in the opinion attached as Exhibit 8.1, the statements of law and legal conclusions set forth below constitute the opinion of Greenberg Traurig, P.A.

The DPCM Merger, taken together with certain related transactions, should qualify as an exchange governed by Section 351 of the U.S. Tax Code. However, the provisions of Section 351 of the U.S. Tax Code are complex and qualification for nonrecognition thereunder could be adversely affected by events or actions that occur following the Transactions that are beyond DPCM’s control. For example, if more than 20% of the D-Wave Quantum Common Shares were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Transactions, one of the requirements for qualification under Section 351 of the U.S. Tax Code would be violated.

On the basis that the DPCM Merger, taken together with certain related transactions, should qualify as an exchange governed by Section 351 of the U.S. Tax Code, subject to the discussion below regarding Public Warrants, a U.S. holder that exchanges DPCM Class A Shares for D-Wave Quantum Common Shares in the DPCM Merger should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the D-Wave Quantum Common Shares received by a U.S. holder in the DPCM Merger should be equal to the adjusted tax basis of the DPCM Class A Shares surrendered in the DPCM Merger in exchange therefor and the holding period of the D-Wave Quantum Common Shares received by a U.S. holder in the DPCM Merger should include the holding period of the DPCM Class A Shares surrendered in the DPCM Merger in exchange therefor. If the DPCM Merger does not so qualify, then a U.S. holder that exchanges DPCM Class A Shares for D-Wave Quantum Common Shares in the DPCM Merger generally should recognize gain, if any, in an amount equal to the excess of (i) the fair market value of the D-Wave Quantum Common Shares (and, if such U.S. holder is also surrendering Public Warrants, D-Wave Quantum Warrants) received over (ii) such U.S. holder’s adjusted tax basis in the DPCM Class A Shares (and Public Warrants, if any) exchanged therefor.

It is also possible that the DPCM Merger will qualify as a “reorganization” under Section 368 of the U.S. Tax Code. However, such qualification is uncertain because the requirements for qualification of the DPCM Merger as a “reorganization” under Section 368 of the U.S. Tax Code are more stringent in certain respects than the requirements for qualification as an exchange under Section 351 of the U.S. Tax Code. For example, it is unclear as a matter of law whether a special purpose acquisition company such as DPCM can satisfy the “continuity of business enterprise” requirement under Section 368 of the U.S. Tax Code. In addition, reorganization treatment could be adversely affected by events or actions, some of which are outside the control of DPCM, such the magnitude of DPCM Common Stock redemptions that occur in connection with the DPCM Merger. Accordingly, due to the factual uncertainty and the lack of authority, Greenberg Traurig is unable to opine with respect to the DPCM Merger’s qualification as a reorganization under Section 368 of the U.S. Tax Code. If the transfer of Public Warrants qualifies as part of a “reorganization” within the meaning of Section 368 of the U.S. Tax Code, a U.S. holder of Public Warrants generally should not recognize any gain or loss on any such transfer of Public Warrants.

If the DPCM Merger does not qualify as a “reorganization” within the meaning of Section 368 of the U.S. Tax Code, the exchange of Public Warrants for D-Wave Quantum Warrants may be treated as a transaction distinct from the exchange of DPCM Class A Shares for D-Wave Quantum Common Shares such that a U.S. holder of Public Warrants would be treated as exchanging such Public Warrants for “new” warrants in a taxable exchange. If so treated, a U.S. holder would be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the D-Wave Quantum Warrants held by such U.S. holder immediately following the DPCM Merger and the adjusted tax basis of the Public Warrants held by such U.S. holder immediately prior to the DPCM Merger. Alternatively, a U.S. holder of Public Warrants could be treated as exchanging its Public Warrants and DPCM Class A Shares for D-Wave Quantum Warrants and D-Wave Quantum Common Shares in an exchange governed only by Section 351 of the U.S. Tax Code (and not by Section 368 of the U.S. Tax Code). If so treated, a U.S. holder should be required to recognize gain (but not loss)

in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the D-Wave Quantum Warrants treated as received by such holder and the D-Wave Quantum Common Shares received by such holder over (y) such holder’s aggregate adjusted tax basis in the Public Warrants and DPCM Class A Shares treated as having been exchanged therefor) and (ii) the fair market value of the D-Wave Quantum Warrants treated as having been received by such holder in such exchange.

U.S. holders of Public Warrants are urged to consult with their tax advisors regarding the treatment of their exchange of Public Warrants for D-Wave Quantum Warrants in connection with the DPCM Merger.

Ownership of D-Wave Quantum Common Shares and D-Wave Quantum Warrants

Distributions on D-Wave Quantum Common Shares

The gross amount of any distribution on D-Wave Quantum Common Shares that is made out of D-Wave Quantum’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. To the extent that the amount of the distribution exceeds D-Wave Quantum’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its D-Wave Quantum Common Shares, and thereafter as capital gain recognized on a sale or exchange of D-Wave Quantum Common Shares.

Dividends paid by D-Wave Quantum to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. In addition, preferential tax rates may apply to dividends paid by D-Wave Quantum to a non-corporate U.S. holder, provided that certain holding period requirements and other conditions are satisfied.

Sale, Exchange, Redemption or Other Taxable Disposition of D-Wave Quantum Common Shares and D-Wave Quantum Warrants

A U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of D-Wave Quantum securities in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such securities. Any gain or loss recognized by a U.S. holder on a taxable disposition of D-Wave Quantum securities generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in such securities exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders. The deductibility of capital losses is subject to limitations.

Exercise or Lapse of a D-Wave Quantum Warrant

Except as discussed below with respect to the cashless exercise of a D-Wave Quantum Warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of a D-Wave Quantum Common Share on the exercise of a D-Wave Quantum Warrant for cash. A U.S. holder’s tax basis in a D-Wave Quantum Common Shares received upon exercise of the D-Wave Quantum Warrant generally should be an amount equal to the sum of the U.S. holder’s tax basis in the D-Wave Quantum Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a D-Wave Quantum Common Share received upon exercise of the D-Wave Quantum Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the D-Wave Quantum Warrant and will not include the period during which the U.S. holder held the D-Wave Quantum Warrant. If a D-Wave Quantum Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the D-Wave Quantum Warrant.

The tax consequences of a cashless exercise of a D-Wave Quantum Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s basis in the D-Wave Quantum Common Shares received would equal the holder’s basis in the D-Wave Quantum Warrants exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the D-Wave Quantum Common Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the D-Wave Quantum Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the D-Wave Quantum Common Shares would include the holding period of the D-Wave Quantum Warrants exercised therefor.

It is also possible that a cashless exercise of a D-Wave Quantum Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised D-Wave Quantum Warrants treated as surrendered to pay the exercise price of the D-Wave Quantum Warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the total exercise price for the total number of warrants to be exercised and (ii) the U.S. holder’s adjusted basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the D-Wave Quantum Common Shares received would equal the U.S. holder’s tax basis in the D-Wave Quantum Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. holder’s holding period for the D-Wave Quantum Common Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the D-Wave Quantum Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of D-Wave Quantum Warrants.

Possible Constructive Distributions

The terms of each D-Wave Quantum Warrant provide for an adjustment to the number of D-Wave Quantum Common Shares for which the D-Wave Quantum Warrant may be exercised or to the exercise price of the D-Wave Quantum Warrant in certain events, as discussed in the section of this proxy statement/prospectus captioned “Description of D-Wave Quantum Securities.” An adjustment that has the effect of preventing dilution generally is not taxable. A U.S. holder of a D-Wave Quantum Warrant would, however, be treated as receiving a constructive distribution from D-Wave Quantum if, for example, the adjustment increases the holder’s proportionate interest in D-Wave Quantum’s assets or earnings and profits (e.g., through an increase in the number of D-Wave Quantum Common Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the D-Wave Quantum Common Shares which is taxable to the U.S. holders of such shares as described under “—Distributions on D-Wave Quantum Common Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from D-Wave Quantum equal to the fair market value of such increased interest.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of DPCM securities or D-Wave Quantum securities that is, for U.S. federal income tax purposes:

•	a nonresident alien individual, other than certain former citizens and residents of the United States;

•	a foreign corporation; or

•	a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in a taxable year. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of DPCM securities or D-Wave Quantum securities.

Redemption of DPCM Class A Shares

The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. holder’s DPCM Class A Shares pursuant to the redemption provisions described herein will generally correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s DPCM Class A Shares, as described under “—U.S. Holders — Redemption of DPCM Class A Shares,” above.

If the redemption qualifies as a sale of stock by the non-U.S. holder under Section 302 of the U.S. Tax Code, the tax consequences for a non-U.S. holder of recognizing gain in such a redemption would correspond to the tax consequences of recognizing gain on a sale or other disposition of D-Wave Quantum Common Shares as described below under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of D-Wave Quantum Common Shares and D-Wave Quantum Warrants.”

If the redemption does not qualify as a sale of stock under Section 302 of the U.S. Tax Code, the non-U.S. holder will be treated as receiving a corporate distribution from DPCM, the tax consequences of which would correspond to the tax consequences of receiving a corporate distribution from D-Wave Quantum as described below under the heading “— Ownership of D-Wave Quantum Common Shares and D-Wave Quantum Warrants — Distributions on D-Wave Quantum Common Shares.”

The DPCM Merger

The U.S. federal income tax consequences of the DPCM Merger to non-U.S. holders generally will correspond to the U.S. federal income tax consequences described under “— U.S. Holders — The DPCM Merger,” above, except that, to the extent the DPCM Merger results in a taxable exchange of DPCM securities, the tax consequences for a non-U.S. holder of recognizing gain in such a taxable exchange would correspond to the tax consequences of recognizing gain on a sale or other disposition of D-Wave Quantum Securities described under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of D-Wave Quantum Common Shares and D-Wave Quantum Warrants,” below.

Ownership of D-Wave Quantum Common Shares and D-Wave Quantum Warrants

Distributions on D-Wave Quantum Common Shares

The gross amount of any distribution on D-Wave Quantum Common Shares to a non-U.S. holder will, to the extent paid out of D-Wave Quantum’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), constitute a dividend and will be subject to a U.S. federal withholding tax on the gross amount of the dividend at a rate of 30%, unless (i) such dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), or (ii) such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). To the extent that the amount of the distribution exceeds D-Wave Quantum’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in its D-Wave Quantum Common Shares, and thereafter as gain realized from the sale of D-Wave Quantum Common Shares, the tax consequences of which would be the same as the consequences of recognizing gain on a sale or other disposition of D-Wave Quantum Common Shares as described below under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of D-Wave Quantum Common Shares and D-Wave Quantum Warrants.”

Dividends paid by D-Wave Quantum to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will generally not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected income will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A corporate non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Sale, Exchange, Redemption or Other Taxable Disposition of D-Wave Quantum Common Shares and D-Wave Quantum Warrants

Subject to the discussion below under “— Information Reporting and Backup Withholding” and “— FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income taxes on any gain recognized on any sale, exchange, redemption or other taxable disposition of D-Wave Quantum securities, unless:

•

such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States); or

•

D-Wave Quantum is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the D-Wave Quantum securities and, if the D-Wave Quantum Common Shares are regularly traded on an established securities market, the non-U.S. holder has owned, directly or constructively, more than 5% of the D-Wave Quantum Common Shares at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the D-Wave Quantum securities. There can be no assurance that the D-Wave Quantum Common Shares will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to U.S. federal income tax as if the non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A corporate non-U.S. holder may also be subject to an additional “branch profits tax” at a rate of 30% (or a lower treaty rate).

With respect to the second bullet point above, D-Wave Quantum believes that it currently is not, and does not anticipate becoming, a USPRHC. Because the determination of whether D-Wave Quantum is a USRPHC depends, however, on the fair market value of its “United States real property interests,” relative to the fair market value of its non-U.S. real property interests and other business assets, there can be no assurance D-Wave Quantum will not become a USPRHC in the future. If, contrary to expectations, the second bullet point above applies to a non-U.S. holder, gain recognized by such holder will be subject to U.S. federal income tax as if the non-U.S. holder were a U.S. resident. In addition, the transferee in the sale, exchange, redemption or other taxable disposition may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such sale, exchange, redemption or other taxable disposition.

Exercise or Lapse of a D-Wave Quantum Warrant

The U.S. federal income tax characterization of a non-U.S. holder’s exercise of a D-Wave Quantum Warrant, or the lapse of a D-Wave Quantum Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax characterization of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a D-Wave Quantum Warrant,” above. To the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs for a non-U.S. holder’s gain on the sale or other disposition of D-Wave Quantum Warrants.

Possible Constructive Distributions

The characterization for U.S. federal income tax purposes of adjustments to the number of D-Wave Quantum Common Shares for which a D-Wave Quantum Warrant may be exercised or the exercise price of a D-Wave Quantum Warrant in certain events will generally correspond to the U.S. federal income tax characterization of such adjustments with respect to a U.S. holder’s D-Wave Quantum Warrant, as described above under “— U.S. Holders — Possible Constructive Distributions.” The U.S. federal income tax consequences for a non-U.S. holder of a constructive distribution would be the same as the U.S. federal income tax consequences of receiving a cash distribution from D-Wave Quantum equal to the fair market value of the increased interest in D-Wave Quantum’s assets or earnings and profits, as described above under “—Distributions on D-Wave Quantum Common Shares.”

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of DPCM Class A Shares, dividends received or deemed received with respect to DPCM securities or D-Wave Quantum securities, and the proceeds received on the disposition of DPCM securities or D-Wave Quantum securities effected within the United States (and, in certain cases, outside the United States), in each case other than in the case of U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent) or is otherwise subject to backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their DPCM securities or their D-Wave Quantum securities, in transactions effected in the United States or through certain U.S.-related financial intermediaries, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

FATCA

Sections 1471 to 1474 of the U.S. Tax Code (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on payments of U.S.-source dividends (including amounts treated as dividends received pursuant to a redemption of stock or a constructive distribution), and subject to the discussion of certain proposed Treasury Regulations below, on the gross proceeds from a sale, exchange or other taxable disposition of stock (including a redemption treated as a sale), in each case if paid to “foreign financial institutions” (which is broadly defined for this purpose and generally includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, certain non-U.S. holders may be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Non-U.S. holders located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the possible implications of FATCA upon the redemption of their DPCM Class A Shares or the sale, exchange, or other taxable disposition of, or distribution (including constructive distribution) with respect to, the D-Wave Quantum securities.

The IRS released proposed Treasury Regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds from the sale, exchange or other taxable disposition of stock (including a redemption treated as a sale). In its preamble to such proposed Treasury Regulations, the IRS stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.

THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS

The following is a summary of the material provisions of the Transaction Agreement. A copy of the Transaction Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Transaction Agreement, including the exhibits attached thereto, in its entirety for a more complete description of the terms and conditions of the Transaction.

The representations, warranties and covenants contained in the Transaction Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Transaction Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Transaction Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. You should not rely on the representations and warranties as characterizations of the actual state of affairs of DPCM without considering the entirety of public disclosure about DPCM as set forth in DPCM’s SEC filings. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Transaction Agreement, which subsequent information may or may not be fully reflected in this proxy statement/prospectus or in other public disclosures by DPCM.

Transaction with D-Wave

On February 7, 2022, DPCM entered into the Transaction Agreement with D-Wave Quantum, Merger Sub, CallCo, ExchangeCo and D-Wave.

The terms of the Transaction Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Transaction, are summarized below.

Closing and Effective Time of the Transaction

The Closing will take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions set forth in Article VIII of the Transaction Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as DPCM and D-Wave may agree in writing.

Directors and Officers of D-Wave Quantum

The size and composition of the D-Wave Quantum board of directors immediately after the Closing shall be determined by D-Wave in consultation with DPCM; provided, at least one director shall be designated by the Sponsor with the consent of DPCM (such consent not to be unreasonably withheld, conditioned or delayed). At least a majority of the D-Wave Quantum board of directors shall qualify as independent directors under the Securities Act and the NYSE rules.

Conversion of Shares

At the Effective Time, each issued and outstanding share of DPCM Class A Common Stock (other than any Excluded Shares and after giving effect to the DPCM Stockholder Redemption) will be automatically converted into and exchanged for the right to receive from the depositary, for each share of DPCM Class A Common Stock, a number of D-Wave Quantum Common Shares equal to the Exchange Ratio, following which, each share of DPCM Class A Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist by virtue of the DPCM Merger and each former holder of DPCM Class A Common Stock will thereafter cease to have any rights with respect to the share of DPCM Class A Common Stock. If the Exchange Ratio increases, then the number of D-Wave Quantum Common Shares issuable to holders of D-Wave Quantum Warrants after the Effective Time will also increase. The number of D-Wave Quantum Common Shares converted and exchanged as a product of the Exchange Ratio will be rounded down to the nearest whole number of D-Wave Quantum Common Shares.

At the Effective Time, each issued and outstanding share of DPCM Class B Common Stock (other than any Excluded Shares) will be automatically converted into and exchanged for the right to receive from the depositary, one D-Wave Quantum Common Share, following which, each share of DPCM Class B Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist by virtue of the DPCM Merger and each former holder of DPCM Class B Common Stock will thereafter cease to have any rights with respect to the shares of DPCM Class B Common Stock, except as provided in the Transaction Agreement or by applicable law.

At the Arrangement Effective Time, pursuant to the Plan of Arrangement, each outstanding D-Wave Share will be automatically converted into and exchanged for the right to receive a number of D-Wave Quantum Common Shares or Exchangeable Shares equal to, in the aggregate, the Per Share D-Wave Stock Consideration.

Representations and Warranties

The Transaction Agreement contains customary representations and warranties and covenants of D-Wave and ExchangeCo, DPCM, D-Wave Quantum, Merger Sub and CallCo, (the “DPCM Parties”). These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time. These representations and warranties have been made solely for the benefit of the other parties to the Transaction Agreement.

In the Transaction Agreement, D-Wave makes certain representations and warranties (with certain exceptions set forth in the D-Wave disclosure letter delivered in connection with the Transaction Agreement) relating to, among other things:

•	Organization and Qualification

•	Capitalization

•	Authority

•	Financial Statements; Undisclosed Liabilities

•	Consents and Requisite Governmental Approvals; No Violations; Permits

•	Material Contracts

•	Absence of Changes

•	Litigation

•	Compliance with Applicable Law

•	Employee Plans

•	Environmental Matters

•	Intellectual Property

•	Labor Matters

•	Insurance

•	Tax Matters

•	Brokers

•	Real and Personal Property

•	Transactions with Affiliates

•	Data Privacy and Security

•	Compliance with International Trade & Anti-Corruption Laws

•	Reporting Issuer

•	Information Supplied

•	Investigation; No Other Representations

•	Exclusivity of Representations and Warranties

In the Transaction Agreement, the DPCM Parties make certain representations and warranties relating to, among other things:

•	Organization and Qualification

•	Authority

•	Consents and Requisite Governmental Approvals; No Violations

•	Brokers / Information Supplied

•	Capitalization

•	Restrictions on Transfer

•	SEC Filings

•	Trust Account

•	Transactions with Affiliates

•	Litigation

•	Compliance with Applicable Law

•	DPCM Party Activities

•	Internal Controls; Listing; Financial Statements

•	No Undisclosed Liabilities

•	Tax Matters

•	Investigation; No Other Representations

•	Exclusivity of Representations and Warranties

Conduct of Business Pending the Transaction; Covenants

D-Wave has agreed that, from the date of the Transaction Agreement until the earlier of the effective time or the termination of the Transaction Agreement in accordance with its terms, subject to certain exceptions, it will conduct its business in the ordinary course of business consistent with past practices.

In addition to the general covenant above, D-Wave has agreed that, from the date of the Transaction Agreement until the earlier of the Closing or the termination of the Transaction Agreement in accordance with its terms, subject to certain exceptions, it will not, without the written consent of DPCM (which may not be unreasonably withheld, conditioned or delayed):

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any equity securities of any of D-Wave or its subsidiaries (together, the “Group Companies”), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such equity securities (including any phantom interest) of any Group Company other than (A) the issuance of D-Wave Options to employees in the ordinary course of business, (B) the issuance of equity securities upon the exercise of or settlement of D-Wave Options or D-Wave Warrants, (B) the issuance of equity securities to any lender in connection with a permitted incurrence of indebtedness and (C) (a) any direct or indirect acquisition, in one or a series of transactions, (i) of or with D-Wave or any of its controlled affiliates or (ii) of all or a material portion of assets, equity securities or businesses of D-Wave or any of its controlled affiliates, or (b) any equity or similar investment in D-Wave or any of its controlled affiliates, in each case, other than and with the consent of DPCM (such consent not to be unreasonably withheld, conditioned or delayed), any acquisition of equity securities of D-Wave or similar investment in D-Wave of up to $50,000,000 (each a “D-Wave Acquisition Proposal”);

•

declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of any Group Company or repurchase or redeem any outstanding equity securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of D-Wave’s subsidiaries to D-Wave or any subsidiary that is, directly or indirectly, wholly-owned by D-Wave;

•

(A) merge, consolidate, combine or amalgamate any Group Company with any person or (B) purchase or otherwise acquire (whether by merging or consolidating or amalgamating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

•	adopt any amendments, supplements, restatements or modifications to any Group Company’s governing documents or the 2020 Equity Incentive Plan of D-Wave Systems Inc.;

•

incur, create or assume any indebtedness which would result in the Group Companies having aggregate indebtedness for borrowed money in excess of $50,000,000 (excluding, for the avoidance of doubt, intercompany loans between D-Wave and any of its wholly-owned subsidiaries);

•

(A) amend, modify or terminate any Material Contracts (as defined in the Transaction Agreement) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Material Contract), (B) waive any material benefit or right under any Material Contract or (C) enter into any contract that would constitute a Material Contract, in each case, other than in the ordinary course of business;

•

except in the ordinary course of business, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, other than (A) intercompany loans or capital contributions between D-Wave and any of its wholly-owned subsidiaries and (B) the reimbursement of expenses of employees and consultants in the ordinary course of business consistent with past practice;

•

except as required under the terms of any employee benefit or compensatory plan, program, policy or contract that any Group Company maintains, sponsors or contributes to, or under or with respect to which any Group Company has any liability, including, without limitation, those relating to employment, incentive, equity or equity-based, retirement, health and welfare, severance, change in control and retention, other than any plan sponsored or maintained by a governmental entity (each an “Employee Benefit Plan”), (A) other than in the ordinary course of business, establish, amend, modify, adopt, enter into or terminate any material Employee Benefit Plan or any other benefit or compensation plan, policy, program, or Contract that would be an Employee Benefit Plan if in effect as of the date of the Transaction Agreement, (B) materially increase or decrease any salary, bonus, benefit, incentive or any other compensation payable to any current or former director, executive officer or employee with an annual salary exceeding $500,000 of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, executive officer or employee with an annual salary exceeding $500,000 of any Group Company or (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former director or executive officer or employee with an annual salary exceeding $500,000 of any Group Company;

•

make an entity classification election for U.S. federal income tax purposes for any of the Group Companies, enter into any tax sharing or tax indemnification agreement (except solely between or among Group Companies), or fail to pay any material Taxes when due (including estimated taxes) other than those that are being contested in good faith and for which sufficient reserves have been established in accordance with GAAP;

•	enter into any settlement, conciliation or similar contract the performance of which would involve the payment by the Group Companies in excess of $250,000, in the aggregate;

•

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

•	change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

•

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transaction;

•

except in the ordinary course of business, make any success, change of control, retention, transaction bonus, severance or other similar payment or amount to any person as a result of or in connection with the Transaction Agreement or the Transaction;

•	terminate, hire or engage a director, executive officer or employee with an annual salary exceeding $500,000 of any Group Company; or

•	enter into any contract to take, or cause to be taken, any of the actions set forth above.

DPCM has agreed that, from the date of the Transaction Agreement until the earlier of the effective time or the termination of the Transaction Agreement in accordance with its terms, subject to certain exceptions, it will not, without the written consent of D-Wave (which may not be unreasonably withheld, conditioned or delayed):

•

other than the Assignment, Assumption and Amendment Agreement, adopt any amendments, supplements, restatements or modifications to the Investment Management Trust Agreement, dated October 20, 2020, between DPCM and Continental Stock Transfer & Trust Company, as trustee, Warrant Agreement or the governing documents of any DPCM Party or any of its subsidiaries;

•

declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of DPCM or any of its subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of DPCM or any of its subsidiaries;

•	split, combine, reclassify, subdivide or consolidate any of its equity securities or issue any other security in respect of, in lieu of or in substitution for its equity securities;

•	other than non-interest-bearing working capital loans provided by Sponsor to DPCM, incur, create or assume any indebtedness or guarantee any liability of any person (other than any DPCM Party);

•	make any loans or advances to, or capital contributions in, any other person, other than to, or in, DPCM or any of its subsidiaries;

•

other than the Additional PIPE Financing, issue any equity securities of DPCM, D-Wave Quantum or any of their respective subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of DPCM, D-Wave Quantum or any of their respective subsidiaries;

•	enter into, amend, modify or renew any contract with any officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of DPCM or the Sponsor;

•

engage in any activities or business, or incur any material liabilities of the DPCM Parties as of any determination time that are due and payable by the DPCM Parties as of such time, excluding (a) any DPCM Expenses, (b) any D-Wave Expenses or (c) any liabilities arising out of, or related to, any proceeding related to the Transaction Agreement, the ancillary documents or the Transaction, including any shareholder demand or other shareholder proceedings (including derivative claims) arising out of, or related to, any of the foregoing (the “DPCM Liabilities”), other than any activities, businesses or DPCM Liabilities that are either permitted under Section 7.9 of the Transaction Agreement (including, for the avoidance of doubt, any activities, businesses or DPCM Liabilities contemplated by, incurred in connection with or that are otherwise incidental or attendant to the Transaction Agreement or any ancillary document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the Transaction) or in accordance with Section 7.9 of the Transaction Agreement;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•

(i) make, change or revoke any material election concerning taxes or amend any tax returns, (ii) enter into any material tax closing agreement, (iii) settle, compromise or agree to the entry of judgment with respect to any proceeding related to taxes, (iv) enter into any tax sharing, tax allocation or tax indemnification agreement, (v) make a request for a tax ruling to any governmental entity, or (vi) consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim, assessment or reassessment, other than any such extension or waiver that is obtained in the ordinary course of business;

•

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transaction;

•

other than any shareholder demands or other shareholder proceedings (including derivative claims and the rights of dissent in respect of the Arrangement described in the Plan of Arrangement) relating to the Transaction Agreement, any ancillary document or any matters relating thereto, which is subject to Section 7.2(d) of the Transaction Agreement, commence, release, assign, compromise, settle or agree to settle any proceeding;

•	except as required by GAAP (or any interpretation thereof) or applicable law, make any change in accounting methods, principles or practices; or

•	enter into any contract to take, or cause to be taken, any of the actions set forth in Section 7.9 of the Transaction Agreement.

Additional Agreements

No Solicitation

Under the terms of the Transaction Agreement, from the date of the Transaction Agreement until the earlier of the Closing or the termination of the Transaction Agreement in accordance with its terms:

•

D-Wave shall not, and shall cause the other Group Companies not to, and shall cause its and their respective representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a D-Wave Acquisition Proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a D-Wave Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a D-Wave Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of any Group Company (or any affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any person to do or seek to do any of the foregoing. D-Wave agrees to (A) notify DPCM promptly upon receipt of any D-Wave Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such D-Wave Acquisition Proposal in reasonable detail (including the identity of the persons making such D-Wave Acquisition Proposal) and (B) keep DPCM reasonably informed on a current basis of any modifications to such offer or information.

•

The DPCM Parties shall not, and each of them shall cause its representatives not to, directly or indirectly: (i) knowingly solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to any direct or indirect acquisition (or other business combination), in one or a series of related transactions, by DPCM (a) of or with an unaffiliated entity or (b) of all or a material portion of the assets, equity securities or businesses of an unaffiliated entity (in the case of each of clause (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) (each a “DPCM Acquisition Proposal”); (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a DPCM Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a DPCM Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any person to do or seek to do any of the foregoing. DPCM agrees to (A) notify D-Wave promptly upon receipt of any DPCM Acquisition Proposal by any DPCM Party, and to describe the material terms and conditions of any such DPCM Acquisition Proposal in reasonable detail (including the identity of any person or entity making such DPCM Acquisition Proposal) and (B) keep D-Wave reasonably informed on a current basis of any modifications to such offer or information.

Stock Exchange Listing

DPCM shall use its reasonable best efforts to (a) cause the D-Wave Quantum Common Shares issuable in accordance with the Transaction Agreement (including the D-Wave Quantum Common Shares issuable pursuant to the exchange or exercise of the Exchangeable Shares) to be approved for listing on NYSE, subject to official notice of issuance thereof, and (b) to satisfy any applicable initial and continuing listing requirements of NYSE, in each case as promptly as reasonably practicable after the date of the Transaction Agreement, and in any event prior to the Effective Time. D-Wave shall, and shall cause its representatives to, reasonably cooperate with DPCM and its representatives in connection with the foregoing.

Other Covenants and Agreements

The Transaction Agreement contains other covenants and agreements, including, but not limited to, covenants related to:

•	the parties using commercially reasonable efforts to consummate the Transaction

•	confidentiality and access to information

•	publicity relating to the Transaction

•	tax matters

•	preparation of this proxy statement/prospectus

•	the Special Meeting

•	the Exchangeable Shares

•	DPCM making appropriate arrangements for certain disbursements from the Trust Account

•	insurance and indemnification with respect to DPCM and D-Wave’s respective directors and officers

•	the post-closing directors and officers of D-Wave Quantum

•	governing documents and incentive equity plan of D-Wave Quantum

•	D-Wave’s delivery of certain financial statements

Conditions to Closing

Mutual

The obligations of the parties to consummate the Transaction are subject to the satisfaction or, if permitted by applicable law, waiver by D-Wave and DPCM of the following conditions:

(a)

the D-Wave Arrangement Resolution shall have been approved by at least (i) two-thirds of the votes cast by D-Wave Shareholders, in person or by proxy at the D-Wave Shareholders Meeting, and (ii) two-thirds of the votes cast by the D-Wave Shareholders and the holders of D-Wave Options, voting together as a single class, in person or by proxy at the D-Wave Shareholders Meeting (the “D-Wave Required Approval”) in accordance with the Interim Order;

(b)

the Interim Order and the Final Order shall have been obtained on terms consistent with the Transaction Agreement and shall not have been set aside or modified in a manner unacceptable to either DPCM or D-Wave, each acting reasonably, on appeal or otherwise;

(c)	the Investment Canada Act approval shall have been obtained;

(d)	no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect;

(e)

this Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to this Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threated or initiated by the SEC and remain pending;

(f)

DPCM shall have obtained the approval of each Transaction Agreement Proposal by the affirmative vote of the holders of the requisite number of shares DPCM Common Stock entitled to vote thereon, whether in person or by proxy at the Special Meeting in accordance with the Governing Documents of DPCM and applicable law (the “DPCM Stockholder Approval”); and

(g)

after giving effect to the Transaction (including the PIPE Financing), DPCM shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

DPCM Parties’ Conditions to Closing

The obligations of the DPCM Parties to consummate the Transaction are subject to the satisfaction or, if permitted by applicable law, waiver by DPCM (on behalf of itself and the other DPCM Parties) of the following further conditions:

(a)	the representations and warranties of D-Wave shall be true and correct, subject to materiality and material adverse effect standards contained in the Transaction Agreement (“D-Wave Bringdown”);

(b)

D-Wave shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by D-Wave under the Transaction Agreement at or prior to the Closing (“D-Wave Material Performance”);

(c)	since the date of the Transaction Agreement, no D-Wave Material Adverse Effect (as defined below) shall have occurred that is continuing; and

(d)

at or prior to the Closing, D-Wave shall have delivered, or shall have caused to be delivered, to DPCM a certificate duly executed by an authorized officer of D-Wave, dated as of the Closing Date, to the effect that the conditions specified in Sections (a), (b) and (c) above have been satisfied, in a form and substance reasonably satisfactory to DPCM.

D-Wave’s Conditions to Closing

The obligations of D-Wave to consummate the Transaction are subject to the satisfaction or, if permitted by applicable law, waiver by D-Wave of the following further conditions:

(a)

the representations and warranties of the DPCM Parties shall be true and correct, subject to materiality and material adverse effect standards contained in the Transaction Agreement (“DPCM Bringdown”);

(b)

the DPCM Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Transaction Agreement at or prior to the Closing (“DPCM Material Performance”);

(c)	the D-Wave Quantum Common Shares to be issued pursuant to the Transaction shall have been approved for listing on NYSE;

(d)	since the date of the Transaction Agreement, no DPCM Material Adverse Effect (as defined in the Transaction Agreement) shall have occurred that is continuing;

(e)

DPCM shall have taken all actions necessary or appropriate such that the Class B Adjustment (as defined below) and certain number of D-Wave Quantum Common Shares becoming subject to certain vesting conditions immediately prior to, and contingent upon, the Closing, with such shares thereafter subject to the vesting and forfeiture provisions set forth therein (the “Sponsor Share Adjustment”) shall take effect at or prior to the Closing; and

(f)

at or prior to the Closing, DPCM shall have delivered, or caused to be delivered, to D-Wave a certificate duly executed by an authorized officer of DPCM, dated as of the Closing Date, to the effect that the conditions specified in the sections (a), (b) and (d) above have been satisfied, in a form and substance reasonably satisfactory to D-Wave.

Termination

The Transaction Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the closing only as follows:

•	by the mutual written consent of D-Wave and DPCM;

•

by DPCM, if any of the representations or warranties set forth in ARTICLE V of the Transaction Agreement shall have become untrue and incorrect or if D-Wave shall have failed to perform any covenant or agreement on the part of D-Wave set forth in the Transaction Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either the D-Wave Bringdown or D-Wave Material Performance cannot be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, shall not have been cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to D-Wave by DPCM, and (ii) August 7, 2022 (the “Termination Date”); provided, however, that none of the DPCM Parties is then in breach of the Transaction Agreement so as to prevent the DPCM Bringdown or DPCM Material Performance from being satisfied;

•	by D-Wave, if any of the representations or warranties set forth in ARTICLE VI of the Transaction Agreement shall have become untrue and incorrect or if any DPCM Party shall have failed to perform any covenant or agreement on the part of such applicable DPCM Party set forth in the Transaction Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either the DPCM Bringdown or DPCM Material Performance cannot not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, shall not have been cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to DPCM by D-Wave and (ii) the Termination Date; provided, however, that D-Wave is not then in breach of the Transaction Agreement so as to prevent the D-Wave Bringdown or D-Wave Material Performance from being satisfied;

•

by either DPCM or D-Wave, if the Transaction shall not have been consummated on or prior to the Termination Date; provided, that (i) the right to terminate the Transaction Agreement pursuant to this provision will not be available to DPCM if any DPCM Party’s breach of any of its covenants or obligations under the Transaction Agreement shall have proximately caused the failure to consummate the Transaction on or before the Termination Date, and (ii) the right to terminate the Transaction Agreement pursuant to this provision will not be available to D-Wave if D-Wave’s breach of its covenants or obligations under the Transaction Agreement shall have proximately caused the failure to consummate the Transaction on or before the Termination Date;

•

by either DPCM or D-Wave, if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transaction and such order or other action shall have become final and nonappealable;

•

by either DPCM or D-Wave if the Special Meeting shall have been held (including any adjournment thereof), shall have concluded, DPCM’s shareholders shall have duly voted and the DPCM Stockholder Approval shall not have been obtained;

•	by either DPCM or D-Wave, if the D-Wave Required Approval shall not have been obtained at the D-Wave Shareholders Meeting in accordance with the Interim Order;

•

by D-Wave, if the Aggregate Transaction Proceeds shall be less than $115,000,000 as of the date that is twenty (20) days following the Special Meeting (or the later date that the Special Meeting is reconvened following all adjournments permitted pursuant to Section 7.8 of the Transaction Agreement) or at any time thereafter; or

•

by DPCM, if copies of the audited consolidated balance sheet of the Group Companies as of December 31, 2021 and December 31, 2020 and the related audited consolidated statements of operations, cash flows and changes of equity of the Group Companies for the years then ended, together with the auditor’s reports thereon (i) prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (ii) fairly presenting, in all material respects, the financial position, results of operations, cash flows and changes of equity of the Group Companies as at the date thereof and for the period indicated therein, and (iii) prepared in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Financials”), shall not have been delivered to DPCM on or before April 30, 2022.

Effect of Termination

If the Transaction Agreement is terminated, the entire Transaction Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties and their respective non-party affiliates except as set forth in the Transaction Agreement or in the case of termination subsequent to a willful material breach of the Transaction Agreement by a party thereto or in the event of fraud.

Recommendation of the DPCM Board

THE DPCM BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE

TRANSACTION PROPOSAL.

Related Agreements

The material provisions of certain additional agreements entered into or to be entered into in connection with the transactions contemplated by the Transaction Agreement are provided in the sections referenced below, but such summaries do not purport to describe all of the terms thereof. The referenced summaries are qualified in their entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and such descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Plan of Arrangement

For a description of the Plan of Arrangement please see the section titled “Proposal No. 1—The Transaction Proposal — Related Agreements — Plan of Arrangement.”

PIPE Subscription Agreements

For a description of the PIPE Subscription Agreements please see the section titled “Proposal No. 1—The Transaction Proposal — Related Agreements — PIPE Financing.”

Amended and Restated Sponsor Support Agreement

For a description of the Amended and Restated Sponsor Support Agreement please see the section titled “Proposal No. 1—The Transaction Proposal — Related Agreements — Sponsor Support Agreement.”

Transaction Support Agreement

For a description of the Transaction Support Agreement please see the section titled “Proposal No. 1—The Transaction Proposal — Related Agreements —Transaction Support Agreement.”

Registration Rights and Lock-Up Agreement

For a description of the Registration Rights and Lock-Up Agreement, please see the section titled “Proposal No. 1—The Transaction Proposal — Related Agreements —Registration Rights and Lock-Up Agreement.”

DESCRIPTION OF EXCHANGEABLE SHARES AND RELATED AGREEMENTS

Description of Exchangeable Shares

The Exchangeable Shares will be issued by ExchangeCo and will carry, as nearly as reasonably practicable, equivalent economic entitlements to those of the D-Wave Quantum Common Shares, for which they are exchangeable. There are possible disadvantages or risks of holding Exchangeable Shares. See “Risk Factors — Risks Related to the Exchangeable Shares.”

D-Wave Shareholders who are Eligible Holders may wish to elect to receive Exchangeable Shares rather than D-Wave Quantum Common Shares in order to take advantage of a full or partial tax deferral available under the Tax Act. The Canadian tax consequences of receiving or holding Exchangeable Shares may differ significantly from the Canadian tax consequences of receiving or holding D-Wave Quantum Common Shares depending upon the particular circumstances of an Eligible Holder. Careful consideration should be given by Eligible Holders to the tax consequences in determining whether or not an election should be made to receive Exchangeable Shares. The following summary description of certain material provisions of the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares (the “Exchangeable Share Provisions”), is not comprehensive and is qualified in its entirety by reference to the complete text thereof which forms part of Annex D to this proxy statement/prospectus.

Ranking

The Exchangeable Shares shall be entitled to a preference over the common shares of ExchangeCo and any other shares ranking junior to the Exchangeable Shares with respect to (i) the payment of dividends or other distributions, and (ii) the distribution of assets in the event of the liquidation, dissolution or winding-up of ExchangeCo, whether voluntary or involuntary, or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, in each case, as and to the extent provided therefor in the terms attaching to the Exchangeable Shares.

Dividends and Other Distributions

A holder of an Exchangeable Share shall be entitled to receive and the board of directors of ExchangeCo shall, subject to applicable law, on each date (a “D-Wave Quantum Dividend Declaration Date”) on which the D-Wave Quantum Board declares any dividend or other distribution on the D-Wave Quantum Common Shares, declare a dividend or other distribution on each Exchangeable Share:

(a)

in case of a cash dividend or other distribution declared on the D-Wave Quantum Common Shares, in an amount in cash, payable in United States dollars, for each Exchangeable Share equal to the cash dividend or other distribution declared on each D-Wave Quantum Common Share multiplied by the relevant Exchangeable Share Exchange Ratio on the D-Wave Quantum Dividend Declaration Date;

(b)

in the case of a stock or share dividend or other distribution declared on the D-Wave Quantum Common Shares to be paid in D-Wave Quantum Common Shares, by the issue or transfer by ExchangeCo of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of D-Wave Quantum Common Shares to be paid on each D-Wave Quantum Common Share multiplied by the relevant Exchangeable Share Exchange Ratio on the D-Wave Quantum Dividend Declaration Date; or

(c)

in the case of a dividend or other distribution declared on the D-Wave Quantum Common Shares in property other than cash or D-Wave Quantum Common Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent (as determined by the board of directors of ExchangeCo) and adjusted for the relevant Exchangeable Share Exchange Ratio to the type and amount of property declared as a dividend or other distribution on each D-Wave Quantum Common Share.

Such dividends or other distributions shall be paid out of money, assets or property of ExchangeCo properly applicable to the payment of dividends or other distributions, or out of authorized but unissued shares of ExchangeCo; provided that ExchangeCo may, in lieu of paying such dividend or other distributions, elect to adjust the ratio at which Exchangeable Shares may be exchanged for D-Wave Quantum Common Shares, which ratio (the “Exchangeable Share Exchange Ratio”) shall be equal to 1.00000 at the Effective Time and shall be cumulatively adjusted from time to time thereafter in the event ExchangeCo, in its sole discretion, determines that ExchangeCo would be liable for any unrecoverable tax as a result of paying any such dividend or distribution. The holders of Exchangeable Shares shall not be entitled to any dividends or other distributions other than or in excess of the foregoing.

The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend or other distribution declared on the Exchangeable Shares will be the same dates as the record date and payment date, respectively, for the corresponding dividend or other distribution declared on the D-Wave Quantum Common Shares.

If on any payment date for any dividends or other distributions declared on the Exchangeable Shares, the dividends or other distributions are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends or other distributions that remain unpaid will be paid on a subsequent date or dates determined by the board of directors of ExchangeCo on which ExchangeCo shall have sufficient monies, assets or property properly applicable to the payment of such dividends or other distributions.

The board of directors of ExchangeCo is required to determine, in good faith and in its sole discretion (with the assistance of such financial or other advisors as the board of directors of ExchangeCo may determine), “economic equivalence” for the purposes of the Exchangeable Shares and each such determination will be conclusive and binding on ExchangeCo and its shareholders. In making each such determination, a number of factors set out in the Exchangeable Share Provisions shall, without excluding other factors determined by the board of directors of ExchangeCo to be relevant, be considered by the board of directors of ExchangeCo.

Certain Restrictions

So long as any of the Exchangeable Shares are outstanding, ExchangeCo shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares:

(a)

pay any dividends or other distributions to any shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or other distributions (other than to common shares of ExchangeCo), provided that ExchangeCo may pay stock or share dividends payable in common shares of ExchangeCo or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b)

redeem or purchase or make any capital distribution in respect of common shares of ExchangeCo or any other shares ranking equally or junior to the Exchangeable Shares with respect to the payment of dividends or the distribution of assets in the event of the liquidation, dissolution or winding-up of ExchangeCo, whether voluntary or involuntary, or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs; or

(c)

issue any Exchangeable Shares or any other shares of ExchangeCo ranking equally with, or superior to, the Exchangeable Shares, other than, in each case, by way of stock or share dividend to the holders of such Exchangeable Shares.

The restrictions listed in (a), (b), and (c) above shall not apply if all dividends or other distributions on the outstanding Exchangeable Shares corresponding to dividends or other distributions declared and paid on the D-Wave Quantum Common Shares shall have been declared and paid in full on the Exchangeable Shares and the Exchangeable Share Exchange Ratio shall have been adjusted in accordance with the Exchangeable Share Provisions, prior to or as at the date of any such event referred to in (a), (b), and (c) above.

Distribution on Liquidation and Associated Call Right

Subject to applicable law and the due exercise by D-Wave Quantum or CallCo of the Liquidation Call Right (as defined below) (which shall itself be subject to the sale and purchase contemplated by the automatic exchange of Exchangeable Shares for D-Wave Quantum Shares provided for in the agreement made among D-Wave Quantum, ExchangeCo, CallCo and the Trustee (as defined below) in connection with the Plan of Arrangement (the “Voting and Exchange Trust Agreement”) (the “Automatic Exchange Right”)), in the event of the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, that does not trigger a redemption by ExchangeCo (as described below), a holder of Exchangeable Shares shall be entitled to receive from the assets of ExchangeCo in respect of each Exchangeable Share held by such holder on the effective date of the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs (the “Liquidation Date”), before any distribution of any part of the assets of ExchangeCo among the holders of the common shares of ExchangeCo or any other shares ranking junior to the Exchangeable Share with respect to dividends or other distributions, an amount per share (the “Liquidation Amount”) equal to (i) the fair market value at such time, of that number of D-Wave Quantum Common Shares multiplied by the Exchangeable Share Exchange Ratio (subject to adjustment) plus (ii) the declared and unpaid dividends on such Exchangeable Share (the “Exchangeable Share Price”) on the last business day prior to the Liquidation Date, which price shall be satisfied in full by ExchangeCo delivering or causing to be delivered to such holder the Exchangeable Share Consideration (as defined below) representing the Liquidation Amount.

D-Wave Quantum and CallCo will each have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs and subject to the sale and purchase contemplated by the Automatic Exchange Right, to purchase from all but not less than all of the holders of Exchangeable Shares (other than D-Wave Quantum or an affiliate of D-Wave Quantum) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by D-Wave Quantum or CallCo, as the case may be, to each such holder of an amount per share (the “Liquidation Call Purchase Price”) equal to the Exchangeable Share Price (payable in the form of (a) one D-Wave Quantum Common Share multiplied by the Exchangeable Share Exchange Ratio on the business day immediately preceding the date on which the Exchangeable Share Price being delivered is calculated; plus (b) a cheque or cheques payable at par at any branch of the bankers of the payor in the amount of all declared, payable and unpaid, and all undeclared but payable, cash dividends deliverable in connection with such action; plus (c) such stock or other property constituting any declared, payable and unpaid non-cash dividends deliverable in connection with such action; provided that: (i) the part of the consideration which represents (c) above shall be fully paid and satisfied by delivery of such non-cash items; (ii) in each case, any such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest; and (iii) in each case, any such consideration shall be paid without interest and less any tax required to be deducted and withheld therefrom (the “Exchangeable Share Consideration”)) on the last business day prior to the Liquidation Date. The Liquidation Call Purchase Price shall be satisfied in full by D-Wave Quantum or CallCo depositing or causing to be deposited with the registrar and transfer agent for the Exchangeable Shares as appointed by ExchangeCo from time to time (the “Exchangeable Shares Transfer Agent”), on or before the Liquidation Date, the Exchangeable Share Consideration representing the aggregate Liquidation Call Purchase Price. In the event of the exercise of the Liquidation Call Right by D-Wave Quantum or CallCo, as the case may be, each such holder (other than D-Wave Quantum or an affiliate of D-Wave Quantum) shall be obligated to sell all of the Exchangeable Shares held by the holder to D-Wave Quantum or CallCo, as the case may be, on the Liquidation Date on payment by D-Wave Quantum or CallCo, as the case may be, to the holder of the Liquidation Call Purchase Price for each such share, and ExchangeCo shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased.

CallCo shall only be entitled to exercise the Liquidation Call Right with respect to those Exchangeable Shares, if any, in respect of which D-Wave Quantum has not exercised the Liquidation Call Right. To exercise the Liquidation Call Right, D-Wave Quantum or CallCo must notify the Exchangeable Shares Transfer Agent, as agent for the holders of Exchangeable Shares, and ExchangeCo of its intention to exercise such right (i) in the case of a voluntary liquidation, dissolution or winding-up of ExchangeCo or any other voluntary distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, at least 15 business days before the Liquidation Date, or (ii) in the case of an involuntary liquidation, dissolution or winding-up of ExchangeCo or any other involuntary distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, at least five business days before the Liquidation Date. The Exchangeable Shares Transfer Agent will notify the holders of Exchangeable Shares as to whether or not D-Wave Quantum and/or CallCo has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by D-Wave Quantum or CallCo. If D-Wave Quantum and/or CallCo exercises the Liquidation Call Right, then on the Liquidation Date, D-Wave Quantum and/or CallCo, as the case may be, will purchase and the holders of the Exchangeable Shares (other than D-Wave Quantum or an affiliate of D-Wave Quantum) will sell, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Liquidation Call Purchase Price (payable in the form of the Exchangeable Share Consideration).

Retraction of Exchangeable Shares and Associated Call Right

Subject to applicable law and the due exercise by D-Wave Quantum or CallCo of the Retraction Call Right (as defined below), a holder of Exchangeable Shares shall be entitled at any time to require ExchangeCo to redeem, or D-Wave Quantum to purchase (at the holder’s discretion) any or all Exchangeable Shares registered in the name of such holder and for an amount per share equal to the Exchangeable Share Price on the last business day prior to the Retraction Date (as defined below) (the “Retraction Price”), which price shall be satisfied in full by ExchangeCo or D-Wave Quantum delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Price. A holder of Exchangeable Shares must give notice of a request to redeem or purchase, as applicable, by presenting and surrendering to ExchangeCo or D-Wave Quantum, as applicable, at the registered office of ExchangeCo or D-Wave Quantum, as applicable, or at any office of the Exchangeable Shares Transfer Agent as may be specified by ExchangeCo or D-Wave Quantum, as applicable, by notice to the holders of the Exchangeable Shares, the certificate(s) representing the Exchangeable Shares (if any) that the holder desires to have ExchangeCo or D-Wave Quantum redeem or purchase, as applicable, together with (i) such other documents and instruments as may be required to effect a transfer of the Exchangeable Shares under the BCBCA and the articles of ExchangeCo, as applicable, together with such additional documents, instruments and payments as the Exchangeable Shares Transfer Agent and ExchangeCo or D-Wave Quantum, as applicable, may reasonably require and (ii) a duly executed request (“Retraction Request”) in the form of Appendix I to the Exchangeable Share Provisions or in such other form as may be acceptable to ExchangeCo or D-Wave Quantum, as applicable: (A) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate(s) (if any) or by any non-transferable acknowledgement (the “Retracted Shares”) redeemed by ExchangeCo or purchased by D-Wave Quantum, as applicable; (B) stating the business day on which the holder desires to have ExchangeCo redeem or D-Wave Quantum purchase, as applicable, the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall not be less than 10 business days nor more than 15 business days after the date on which the Retraction Request is received by ExchangeCo or D-Wave Quantum, as applicable, and further provided that, in the event that no such business day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th business day after the date on which the Retraction Request is received by ExchangeCo or D-Wave Quantum, as applicable; and (C) acknowledging the overriding Retraction Call Right (as defined below) of D-Wave Quantum and CallCo to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to D-Wave Quantum or CallCo in accordance with the Retraction Call Right (as defined below) on the Retraction Date for the Retraction Call Right Purchase Price (as defined below) and on the other terms and conditions set out in the Exchangeable Share Provisions.

In the event that a holder of Exchangeable Shares delivers a Retraction Request, D-Wave Quantum and CallCo shall have the overriding right (the “Retraction Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by ExchangeCo or purchase of the Exchangeable Shares by D-Wave Quantum, as applicable, to purchase from such holder on the Retraction Date all but not less than all of the Retracted Shares held by such holder on payment by D-Wave Quantum or CallCo, as the case may be, of an amount per share equal to the Exchangeable Share Price applicable on the last business day prior to the Retraction Date (the “Retraction Call Right Purchase Price”), which price shall be satisfied in full by D-Wave Quantum or CallCo, as the case may be, delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Call Right Purchase Price. Upon the exercise of the Retraction Call Right by D-Wave Quantum (provided that the applicable Retraction Request has not been revoked in the manner described below), the holder of such Retracted Shares shall be obligated to sell all of such Retracted Shares to D-Wave Quantum or CallCo, as the case may be, on the Retraction Date on payment by D-Wave Quantum or CallCo, as the case may be, of the aggregate Retraction Call Right Purchase Price in respect of such shares.

Upon receipt by ExchangeCo or D-Wave Quantum, as applicable, of a Retraction Request, ExchangeCo or D-Wave Quantum, as applicable, shall immediately notify D-Wave Quantum and CallCo thereof and shall provide D-Wave Quantum or CallCo with a copy of the Retraction Request. CallCo shall only be entitled to exercise the Retraction Call Right with respect to those Exchangeable Shares, if any, in respect of which D-Wave Quantum has not exercised the Retraction Call Right or in respect of which D-Wave Quantum has received the relevant Retraction Request and in respect of which D-Wave Quantum has not exercised its Retraction Call Right. To exercise its Retraction Call Right, D-Wave Quantum or CallCo, as the case may be, must notify ExchangeCo or D-Wave Quantum, as applicable, and the Exchangeable Shares Transfer Agent, as agent for the holders of the Exchangeable Shares, in writing of its determination to do so within five business days after ExchangeCo or D-Wave Quantum, as applicable, notifies D-Wave Quantum and CallCo of the Retraction Request. If neither D-Wave Quantum nor CallCo so notifies ExchangeCo or D-Wave Quantum, as applicable, within such five business day period, ExchangeCo or D-Wave Quantum, as applicable, shall notify the holder as soon as possible thereafter that neither D-Wave Quantum nor CallCo will exercise the Retraction Call Right. Provided that the aggregate Retraction Call Right Purchase Price has been so deposited with the Exchangeable Shares Transfer Agent, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by ExchangeCo or purchase by D-Wave Quantum, as applicable, of such Retracted Shares shall take place on the Retraction Date.

A holder of Exchangeable Shares who has made a Retraction Request may, by notice in writing given by the holder to ExchangeCo or D-Wave Quantum, as applicable, before the close of business on the second business day immediately preceding the Retraction Date, withdraw such Retraction Request, in which event such Retraction Request will be null and void and the revocable offer constituted by the Retraction Request to sell such Exchangeable Shares to D-Wave Quantum or CallCo pursuant to the exercise of the Retraction Call Right will be deemed to have been revoked.

If neither D-Wave Quantum nor CallCo notifies the Exchangeable Shares Transfer Agent and ExchangeCo or D-Wave Quantum, as applicable, of its intention to exercise the Retraction Call Right in the manner and timing described above, each holder of Exchangeable Shares will, at the holder’s discretion, be entitled to demand (by way of notice given to ExchangeCo or D-Wave Quantum) that D-Wave Quantum exercise (provided that D-Wave Quantum may, in its sole discretion, cause CallCo to exercise in its stead) the Retraction Call Right in respect of the shares covered by the notice.

Redemption of Exchangeable Shares and Associated Call Right

Subject to applicable law and the due exercise by D-Wave Quantum or CallCo of the Redemption Call Right (as defined below), ExchangeCo shall on the Redemption Date (as defined below) redeem all but not less than all of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by D-Wave Quantum and its affiliates) for an amount per share (the “Redemption Price”) equal to the Exchangeable Share Price on the last business day prior to the Redemption Date, which price shall be satisfied in full by ExchangeCo delivering or causing to be delivered to each holder of Exchangeable Shares the Exchangeable Share Consideration for each Exchangeable Share held by such holder.

The “Redemption Date” is the date, if any, established by the board of directors of ExchangeCo for the redemption by ExchangeCo of all but not less than all of the outstanding Exchangeable Shares, which date shall be the later of (A) the fifth anniversary of the effective date of the Arrangement (the “Effective Date”) and (B) the date that the redemption of the Exchangeable Shares would not result in any holder of Exchangeable Shares being in violation of Canadian pension regulations that restrict it from owning more than 30% of the securities that vote for the election of directors of D-Wave Quantum (including, for greater certainty, the rule precluding Public Sector Pension Investment Board from investing in, directly or indirectly, securities to which are attached more than thirty percent (30%) of the right to vote for the election of directors of a corporation (or members of any similar governing body of a company or entity) (the “30% Rule”)) (the “Sunset Date”) unless, prior to that time:

(a)

the aggregate number of Exchangeable Shares issued and outstanding (other than Exchangeable Shares held by D-Wave Quantum and its affiliates) is less than 5% of the number of Exchangeable Shares issued on the Effective Date (as such number of shares may be adjusted as deemed appropriate by the board of directors of ExchangeCo in certain circumstances set forth in the Exchangeable Share Provisions) and provided that the exercise of such redemption right does not result in any shareholder being in violation of Canadian pension regulations that restrict it from owning more than 30% of the securities that vote for the election of directors of D-Wave Quantum (including, for greater certainty, the 30% Rule), in which case the board of directors of ExchangeCo may accelerate such Redemption Date to such date as it may determine, upon at least 30 days’ prior written notice to the holders of the Exchangeable Shares and the Trustee;

(b)

(i) any person acquires, directly or indirectly, any voting security of D-Wave Quantum, immediately after such acquisition, directly or indirectly owns, or exercises control and direction over, voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of D-Wave Quantum; (ii) the shareholders of D-Wave Quantum approve a merger, consolidation, recapitalization or reorganization of D-Wave Quantum, other than any such transaction which would result in the holders of outstanding voting securities of D-Wave Quantum immediately prior to such transaction directly or indirectly owning, or exercising control and direction over, voting securities representing more than 50% of the total voting power of all of the voting securities of the surviving entity outstanding immediately after such transaction; (iii) the shareholders of D-Wave Quantum approve a liquidation of D-Wave Quantum; (iv) D-Wave Quantum sells or disposes of all or substantially all of its assets; (v) D-Wave Quantum distributes securities or other property, by way of dividend, distribution, reorganization, spin-off, split-off or other similar event, to all holders of D-Wave Quantum Common Shares that constitutes, prior to the date of distribution, business securities or assets (including equity interests of affiliates or investees of D-Wave Quantum) with a fair market value (as determined by the board of directors of D-Wave Quantum in its good faith judgment) equal to 10% or more of the fair market value of, or that constitutes 10% or more of the revenue or assets of, D-Wave Quantum and its affiliates, taken as a whole; or (vi) any other transaction or series of related transactions having a substantially similar effect as those described above (each a “D-Wave Quantum Extraordinary Transaction”) is proposed, in which case, provided that the board of directors of ExchangeCo determines in good faith, that it is not practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such D-Wave Quantum Extraordinary Transaction or that the redemption of all but not less than all of the outstanding Exchangeable Shares (other than Exchangeable Shares held by D-Wave Quantum and its affiliates) is necessary to enable the completion of such D-Wave Quantum Extraordinary Transaction in accordance with its terms, the board of directors of ExchangeCo may accelerate such Redemption Date to such date as it may determine, upon such number of days’ prior written notice to the holders of the Exchangeable Shares and the Trustee as the board of directors of ExchangeCo may determine to be reasonably practicable in such circumstances, unless so accelerating such redemption date and exercising such redemption right on such accelerated redemption date would result in any holder of Exchangeable Shares being in violation of Canadian pension regulations that restrict it from owning more than 30% of the securities that vote for the election of directors of D-Wave Quantum (including, for greater certainty, the 30% Rule);

D-Wave Quantum and CallCo shall each have the overriding right (the “Redemption Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by ExchangeCo, to purchase from all but not less than all of the holders of Exchangeable Shares (other than D-Wave Quantum or an affiliate of D-Wave Quantum) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by D-Wave Quantum or CallCo, as the case may be, of an amount per share (the “Redemption Call Purchase Price”) equal to the Exchangeable Share Price on the last business day prior to the Redemption Date. The Redemption Call Purchase Price shall be satisfied in full by D-Wave Quantum or CallCo depositing or causing to be deposited with the Exchangeable Shares Transfer Agent, on or before the Redemption Date, the Exchangeable Share Consideration representing the aggregate Redemption Call Purchase Price. In the event of the exercise of the Redemption Call Right by D-Wave Quantum or CallCo, as the case may be, each holder of Exchangeable Shares (other than D-Wave Quantum and its affiliates) shall be obligated to sell all of the Exchangeable Shares held by the holder to D-Wave Quantum or CallCo, as the case may be, on the Redemption Date on payment by D-Wave Quantum or CallCo, as the case may be, to the holder of the Redemption Call Purchase Price for each such share, and ExchangeCo shall have no obligation to redeem, or pay the Redemption Price, in respect of the shares so purchased.

CallCo shall only be entitled to exercise the Redemption Call Right with respect to those Exchangeable Shares, if any, in respect of which D-Wave Quantum has not exercised the Redemption Call Right, other than in the case where the Redemption Date is the Sunset Date (such redemption, the “Sunset Redemption”) with respect to which CallCo shall always be entitled to exercise the Redemption Call Right. To exercise the Redemption Call Right, D-Wave Quantum or CallCo must notify the Exchangeable Shares Transfer Agent, as agent for the holders of Exchangeable Shares, and ExchangeCo of its intention to exercise such right (i) in the case of a redemption occurring as a result of a D-Wave Quantum Extraordinary Transaction, on or before the Redemption Date, and (ii) in any other case, at least 15 business days before the Redemption Date. The Exchangeable Shares Transfer Agent will notify the holders of Exchangeable Shares as to whether or not D-Wave Quantum and/or CallCo has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by D-Wave Quantum or CallCo. If D-Wave Quantum and/or CallCo exercises the Redemption Call Right, then on the Redemption Date, D-Wave Quantum and/or CallCo, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is D-Wave Quantum or any of its affiliates) will sell all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Redemption Call Purchase Price (payable in the form of the Exchangeable Share Consideration).

If neither D-Wave Quantum nor CallCo notifies the Exchangeable Shares Transfer Agent and ExchangeCo of its intention to exercise the Redemption Call Right in the manner and timing described above, each holder of Exchangeable Shares will, at the holder’s discretion, be entitled to demand (by way of notice given to ExchangeCo or D-Wave Quantum) that D-Wave Quantum exercise (provided that D-Wave Quantum may, in its sole discretion, cause CallCo to exercise in its stead) the Redemption Call Right in respect of the shares covered by the notice.

Change of Law Call Right

D-Wave Quantum and CallCo shall each have the overriding right (the “Change of Law Call Right”), in the event of any amendment to the Tax Act and other applicable provincial income tax laws that permits Canadian resident holders of the Exchangeable Shares, who hold the Exchangeable Shares as capital property and deal at arm’s length with D-Wave Quantum and ExchangeCo (all for the purposes of the Tax Act and other applicable provincial income tax laws), to exchange their Exchangeable Shares for D-Wave Quantum Common Shares on a basis that will not require such holders to recognize any income, gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Tax Act or applicable provincial income tax laws, or any change to the Public Sector Pension Investment Board Act, S.C. 1999, c.34, as amended from time to time (including the regulations adopted thereunder) that impacts the 30% Rule (a “Change of Law”), to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is D-Wave Quantum or any of its affiliates) on the Change of Law Call Date (as defined below) all but not less than all of the Exchangeable Shares held by each such holder on payment by D-Wave Quantum or CallCo, as the case may be, to each such holder an amount per share (the “Change of Law Call Purchase Price”) equal to the Exchangeable Share Price applicable on the last business day prior to the date on which D-Wave Quantum or ExchangeCo acquires the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right (the “Change of Law Call Date”), which shall be satisfied in full by D-Wave Quantum or CallCo depositing or causing to be deposited with the Exchangeable Shares Transfer Agent, on or before the Change of Law Call Date, the Exchangeable Share Consideration representing the total Change of Law Call Purchase Price. In the event of the exercise of the Change of Law Call Right by D-Wave Quantum or CallCo, as the case may be, each such holder of Exchangeable Shares (other than D-Wave Quantum and its affiliates) shall be obligated to sell all of the Exchangeable Shares held by the holder to D-Wave Quantum or CallCo, as the case may be, on the Change of Law Call Date upon payment by D-Wave Quantum or CallCo, as the case may be, to such holder of the Change of Law Call Purchase Price (payable in the form of Exchangeable Share Consideration) for each such share.

CallCo shall only be entitled to exercise the Change of Law Call Right with respect to those Exchangeable Shares, if any, in respect of which D-Wave Quantum has not exercised the Change of Law Call Right. To exercise the Change of Law Call Right, D-Wave Quantum or CallCo, as the case may be, must notify the Exchangeable Shares Transfer Agent, as agent for the holders of Exchangeable Shares, and ExchangeCo of its intention to exercise such right at least 15 business days before the Change of Law Call Date. The Exchangeable Shares Transfer Agent will notify the holders of Exchangeable Shares as to D-Wave Quantum or CallCo exercising the Change of Law Call Right forthwith after receiving notice of such exercise from D-Wave Quantum and/or CallCo. If D-Wave Quantum and/or CallCo exercises the Change of Law Call Right, then on the Change of Law Call Date, D-Wave Quantum and/or CallCo, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is D-Wave Quantum or any of its affiliates) will sell, all of the Exchangeable Shares then outstanding for a price per share equal to the Change of Law Call Purchase Price (payable in the form of Exchangeable Share Consideration).

If neither D-Wave Quantum nor CallCo notifies the Exchangeable Shares Transfer Agent and ExchangeCo of its intention to exercise the Change of Law Call Right in the manner and timing described above, each holder of Exchangeable Shares will, at the holder’s discretion, be entitled to demand (by way of notice given to ExchangeCo or D-Wave Quantum) that D-Wave Quantum exercise (provided that D-Wave Quantum may, in its sole discretion, cause CallCo to exercise in its stead) the Change of Law Call Right in respect of the shares covered by the notice.

Notwithstanding anything else in the articles of ExchangeCo, if a Change of Law takes place and, following that Change of Law, if exercised, the rights set out above would result in Public Sector Pension Investment Board being in breach of the 30% Rule in the reasonable opinion of its counsel, then ExchangeCo, the holders of Exchangeable Shares, D-Wave Quantum and CallCo shall all work in good faith to take all reasonable steps to ensure that Public Sector Pension Investment Board remains in compliance with the 30% Rule, as it exists at such time.

Voting Rights

Except as required by applicable law and in respect of certain matters as further described in the Exchangeable Share Provisions, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of ExchangeCo or to vote at any such meeting. Without limiting the generality of the foregoing, the holders of the Exchangeable Shares shall not be entitled to class votes except as required by applicable law. Each holder of Exchangeable Shares shall have the right to instruct the Trustee to cast and exercise, in the manner instructed, the number of votes to which a holder of one D-Wave Quantum Common Share is entitled with respect to any matter, proposition or question for each Exchangeable Share multiplied by the Exchangeable Share Exchange Ratio owned of record by such holder. See “Description of Exchangeable Shares and Related Agreements – Voting and Exchange Trust Agreement.”

Amendment and Approval

Any approval required to be given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares in accordance with applicable law shall be deemed to have been sufficiently given if it has been given in accordance with applicable law, subject to, in respect of any approval required by Sections 1.4, 1.5(d), 1.11 or 1.12 of the Exchangeable Share Provisions, a minimum requirement that such approval be evidenced by a resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 10% of the outstanding Exchangeable Shares at that time are present in person or represented by proxy.

Voting and Exchange Trust Agreement

The following is a summary description of certain material provisions of the Voting and Exchange Trust Agreement, is not comprehensive and is qualified in its entirety by reference to the complete text of the Voting and Exchange Trust Agreement which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

The purpose of the Voting and Exchange Trust Agreement is to create a trust for the benefit of the registered holders from time to time of Exchangeable Shares, other than D-Wave Quantum, CallCo and their affiliates (the “Beneficiaries”). The Trustee will hold the special voting share in the capital of D-Wave Quantum which entitles the holder to that number of votes at meetings of holders of D-Wave Quantum Common Shares equal to the number of Exchangeable Shares outstanding at such time (excluding Exchangeable Shares held by D-Wave Quantum and its affiliates) multiplied by the Exchangeable Share Exchange Ratio (the “Special Voting Share”) in order to enable the Trustee to exercise the voting rights attached thereto and will hold the Exchange Right (as defined below) and the Automatic Exchange Right in order to enable the Trustee to exercise or enforce such rights, in each case as trustee for and on behalf of the Beneficiaries.

Voting Rights

Pursuant to the Voting and Exchange Trust Agreement, D-Wave Quantum will issue to and deposit with the Trustee the Special Voting Share to be held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of the Voting and Exchange Trust Agreement.

Under the Voting and Exchange Trust Agreement, the Trustee shall be entitled to exercise all of the voting rights, including the right to vote in person or by proxy, attaching to the Special Voting Share on any matters, question, proposal or proposition that may properly come before the D-Wave Quantum Shareholders at a meeting of D-Wave Quantum Shareholders.

With respect to all meetings of shareholders of D-Wave Quantum at which D-Wave Quantum Shareholders are entitled to vote, each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, the number of votes to which a holder of one D-Wave Quantum Common Share is entitled with respect to such matter, proposition or question for each Exchangeable Share owned of record by such Beneficiary at the close of business on the record date established by D-Wave Quantum or by applicable law, multiplied by the Exchangeable Share Exchange Ratio, and in respect of each Beneficiary, rounded down to the nearest whole vote.

The aggregate voting rights attached to the Special Voting Share at a meeting of shareholders of D-Wave Quantum at which shareholders of D-Wave Quantum are entitled to vote shall consist of a number of votes equal to one vote per outstanding Exchangeable Share from time to time not owned by D-Wave Quantum and its affiliates on the record date established by D-Wave Quantum, multiplied by the Exchangeable Share Exchange Ratio and for which the Trustee shall have received voting instructions from the holder of the Exchangeable Share.

The Trustee will exercise each vote attached to the Special Voting Share only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, the Trustee will not exercise voting rights with respect to such Exchangeable Share. A holder may, upon instructing the Trustee, obtain a proxy from the Trustee entitling the holder to vote directly at the relevant meeting the votes attached to the Special Voting Share to which the holder is entitled.

The Trustee will send to the Beneficiaries the notice of each meeting at which the D-Wave Quantum Shareholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Trustee to exercise the votes attaching to the Special Voting Share, at the same time as D-Wave Quantum sends such notice and materials to the D-Wave Quantum Shareholders. The Trustee will also send to the holders of Exchangeable Shares copies of all information statements, interim and annual financial statements, reports and other materials sent by D-Wave Quantum to the D-Wave Quantum Shareholders at the same time as such materials are sent to the D-Wave Quantum Shareholders. To the extent such materials are provided to the Trustee by D-Wave Quantum, the Trustee will also send to the holders all materials sent by third parties to D-Wave Quantum Shareholders generally, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to D-Wave Quantum Shareholders.

All rights of a holder of Exchangeable Shares to exercise votes attached to the Special Voting Share will cease upon the exchange of such holder’s Exchangeable Shares for D-Wave Quantum Common Shares.

ExchangeCo Insolvency Event – Exchange Right

Upon the occurrence and during the continuance of (i) the institution by ExchangeCo of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of ExchangeCo to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, (ii) the filing by ExchangeCo of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), or the failure by ExchangeCo to contest in good faith any such proceedings commenced in respect of ExchangeCo within 30 days of becoming aware thereof, or the consent by ExchangeCo to the filing of any such petition or to the appointment of a receiver, (iii) the making by ExchangeCo of a general assignment for the benefit of creditors, or the admission in writing by ExchangeCo of its inability to pay its debts generally as they become due, or (iv) ExchangeCo not being permitted, pursuant to solvency requirements of applicable law, to redeem any Exchangeable Shares pursuant to the terms of the Exchangeable Share Provisions specified in a Retraction Request delivered to ExchangeCo in accordance with the terms of the Exchangeable Share Provisions (each an “ExchangeCo Insolvency Event”), the Trustee shall have the right (the “Exchange Right”) to require CallCo or D-Wave Quantum (provided that D-Wave Quantum may, in its sole discretion, cause CallCo to purchase in its stead to the extent permitted by applicable law) to purchase from each Beneficiary all or any part of the Exchangeable Shares from each or any Beneficiary, provided that the Trustee may exercise such right only on the basis of instructions received from each such holder. The purchase price payable by D-Wave Quantum or CallCo, as the case may be, for each Exchangeable Share purchased pursuant to the exercise of the Exchange Right will be the Exchangeable Share Price on the last business day prior to the closing of the purchase and sale of such Exchangeable Share, which price will be satisfied in full by D-Wave Quantum or CallCo, as the case may be, delivering the Exchangeable Share Consideration representing such Exchangeable Share Price to the Trustee.

As soon as practicable following the occurrence of an ExchangeCo Insolvency Event or any event that with the passage of time or the giving of notice or both would be an ExchangeCo Insolvency Event, D-Wave Quantum and ExchangeCo will give written notice thereof to the Trustee. As soon as practicable after receiving such notice, or upon the Trustee otherwise becoming aware of an ExchangeCo Insolvency Event, the Trustee will give notice to each holder of Exchangeable Shares of such event and will advise the holder of its rights with respect to the Exchange Right.

D-Wave Quantum Liquidation Event – Automatic Exchange Right

Immediately prior to the effective date of (a) any determination by the D-Wave Quantum Board to institute voluntary liquidation, dissolution or winding-up proceedings with respect to D-Wave Quantum or to effect any other distribution of assets of D-Wave Quantum among shareholders for the purpose of winding up its affairs; or (b) the commencement of any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of D-Wave Quantum or to effect any other distribution of assets of D-Wave Quantum among its shareholders for the purpose of winding up its affairs, in each case where D-Wave Quantum has failed to contest in good faith any such proceeding commenced in respect of D-Wave Quantum within 30 days of becoming aware thereof (a “D-Wave Quantum Liquidation Event”), each of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by D-Wave Quantum, CallCo and their affiliates) shall be automatically exchanged for one D-Wave Quantum Common Share multiplied by the Exchangeable Share Exchange Ratio. To effect such automatic exchange, D-Wave Quantum (or, if D-Wave Quantum so decides, in its sole discretion and to the extent permitted by applicable law, CallCo) shall purchase all of the Exchangeable Shares outstanding immediately prior to the effective date of the D-Wave Quantum Liquidation Event. The purchase price payable by D-Wave Quantum for each Exchangeable Share purchased pursuant to such exchange will be the Exchangeable Share Price immediately prior to the effective date of the D-Wave Quantum Liquidation Event, which price will be satisfied in full by D-Wave Quantum or CallCo, as applicable, delivering the Exchangeable Share Consideration representing such Exchangeable Share Price to the holder thereof.

Exchangeable Share Support Agreement

The following is a summary description of certain material provisions of the Exchangeable Share Support Agreement, is not comprehensive and is qualified in its entirety by reference to the complete text of the Exchangeable Share Support Agreement, which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Pursuant to the Exchangeable Share Support Agreement, D-Wave Quantum has agreed that, so long as any Exchangeable Shares not owned by D-Wave Quantum or its affiliates are outstanding, D-Wave Quantum shall, among other things:

(a)

not take any action that will result in the declaration or payment of any dividend or make any other distribution on the D-Wave Quantum Common Shares unless (i) ExchangeCo shall simultaneously, declare or pay, as the case may be, an equivalent dividend or other distribution economically equivalent thereto (as determined in accordance with the Exchangeable Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”), (ii) if the dividend is a cash dividend or other distribution, receive sufficient money or other assets from D-Wave Quantum (through any intermediary entities) to enable the due declaration and the due and punctual payment, in accordance with applicable law and the Exchangeable Share Provisions, of any such Equivalent Dividend, and (iii) if the dividend or other distribution is a stock or share dividend or distribution of stock or shares, have sufficient but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law and the Exchangeable Share Provisions, of any such Equivalent Dividend; or, if the board of directors of ExchangeCo so chooses, in its sole discretion, as an alternative to taking any of the actions described above, ExchangeCo shall adjust the Exchangeable Share Exchange Ratio in accordance with the Exchangeable Share Provisions, provided however that the Exchangeable Share Exchange Ratio shall only be so adjusted to the extent that the board of directors of ExchangeCo determines in good faith and in its sole discretion that ExchangeCo would be liable for any unrecoverable tax as a result of taking any of the actions described in this paragraph and determines to adjust the Exchangeable Share Exchange Ratio in lieu of taking any such action;

(b)	advise ExchangeCo sufficiently in advance of the declaration of any dividend or other distribution on the D-Wave Quantum Common Shares and take all such other actions as are reasonably necessary or desirable, in cooperation with ExchangeCo, to ensure that the respective declaration date, record date and payment date for equivalent dividends on the Exchangeable Shares are the same as those for any corresponding dividends or other distributions on the D-Wave Quantum Common Shares;

(c)

ensure that the record date for any dividend or other distribution declared on the D-Wave Quantum Common Shares is not less than 10 business days after the declaration date of such dividend or declaration;

(d)

take all such actions and do all things as are reasonably necessary or desirable to enable and permit ExchangeCo, in accordance with applicable law, to pay the Liquidation Amount, the Retraction Price or the Redemption Price to the holders of the Exchangeable Shares in the event of a liquidation, dissolution or winding-up of ExchangeCo, whether voluntary or involuntary, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by ExchangeCo;

(e)

take all such actions and do all such things as are reasonably necessary or desirable to enable and permit the Trustee, in accordance with applicable law, to perform its obligations under the Voting and Exchange Trust Agreement, including, without limitation, all such actions and all such things as are reasonably necessary or desirable to enable and permit the Trustee in its capacity as trustee under the Voting and Exchange Trust Agreement to exercise such number of votes in respect of a meeting of D-Wave Quantum Shareholders as is equal to the aggregate number of Exchangeable Shares outstanding on an as-converted to D-Wave Quantum Shares basis at the relevant time (other than those held by D-Wave Quantum and its affiliates) multiplied by the Exchangeable Share Exchange Ratio;

(f)

take all such actions and do all things as are reasonably necessary or desirable to enable and permit D-Wave Quantum or CallCo, as the case may be, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right;

(g)

take all such actions and do all such things as are reasonably necessary or desirable to enable and permit D-Wave Quantum, in accordance with applicable law, to perform its obligations in connection with a Retraction Request and redemption by ExchangeCo pursuant to the Exchangeable Share Provisions; and

(h)

not exercise its vote as a shareholder of ExchangeCo to initiate the voluntary liquidation, dissolution or winding up of ExchangeCo or any other distribution of the assets of ExchangeCo for the purpose of winding up its affairs, nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for purpose of winding up its affairs, without the prior approval of the holders of the Exchangeable Shares in accordance with the Exchangeable Share Provisions as long as any Exchangeable Shares are outstanding.

In order to protect the economic equivalence of the Exchangeable Shares, the Exchangeable Share Support Agreement provides that, so long as any Exchangeable Shares not owned by D-Wave Quantum or its affiliates are outstanding:

(a)	D-Wave Quantum will not without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with the Exchangeable Share Provisions:

(i)

issue or distribute D-Wave Quantum Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire D-Wave Quantum Common Shares) to the holders of all or substantially all of the then outstanding D-Wave Quantum Common Shares by way of stock dividend or other distribution, other than an issue of D-Wave Quantum Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire D-Wave Quantum Common Shares) to holders of D-Wave Quantum Common Shares (A) who exercise an option to receive dividends in D-Wave Quantum Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire D-Wave Quantum Common Shares) in lieu of receiving cash dividends, or (B) pursuant to any dividend reinvestment plan or scrip dividend or similar arrangement; or

issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding D-Wave Quantum Common Shares entitling them to subscribe for or to purchase D-Wave Quantum Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire D-Wave Quantum Common Shares); or

(ii)

issue or distribute to the holders of all or substantially all of the then outstanding D-Wave Quantum Common Shares (A) shares or securities of D-Wave Quantum of any class (other than D-Wave Quantum Common Shares or securities convertible into or exchangeable for or carrying rights to acquire D-Wave Quantum Common Shares), (B) rights, options, warrants or other assets other than those referred to in clause (a)(ii) above, (C) evidence of indebtedness of D-Wave Quantum or (D) assets of D-Wave Quantum, unless, in each case, the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed by ExchangeCo simultaneously to holders of the Exchangeable Shares including, without limitation, an adjustment to the Exchangeable Share Exchange Ratio in accordance with the terms of the Exchangeable Share Provisions.

(b)	D-Wave Quantum shall not without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with the Exchangeable Share Provisions:

(i)	subdivide, redivide or change the then outstanding D-Wave Quantum Common Shares into a greater number of D-Wave Quantum Common Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding D-Wave Quantum Common Shares into a lesser number of D-Wave Quantum Common Shares; or

(iii)	reclassify or otherwise change D-Wave Quantum Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting D-Wave Quantum Common Shares;

unless, in each case, the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares.

(c)

D-Wave Quantum shall ensure that the record date for any event referred to in (a) and (b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than five business days after the date on which such event is declared or announced by D-Wave Quantum (with contemporaneous notification thereof by D-Wave Quantum to ExchangeCo).

The board of directors of ExchangeCo will determine, in good faith and in its sole discretion (with the assistance of such financial or other advisors as the board of directors of ExchangeCo may determine), “economic equivalence” for the purposes of any event referred to in paragraphs (a) or (b) above and each such determination will be conclusive and binding on D-Wave Quantum. ExchangeCo agrees that, to the extent required, upon due notice from D-Wave Quantum, ExchangeCo shall use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by ExchangeCo, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the D-Wave Quantum Common Shares and Exchangeable Shares as provided for above.

The Exchangeable Share Support Agreement provides that in the event that a tender offer, share exchange offer, issuer bid, takeover bid or similar transaction with respect to D-Wave Quantum Common Shares is proposed to D-Wave Quantum or its shareholders and is recommended by the D-Wave Quantum Board, or is otherwise effected or to be effected with the consent or approval of the D-Wave Quantum Board, and the Exchangeable Shares are not redeemed by ExchangeCo or purchased by D-Wave Quantum or CallCo pursuant to the Redemption Call Right, D-Wave Quantum and ExchangeCo will use reasonable efforts to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than D-Wave Quantum and its affiliates) to participate in such offer to the same extent and on an economically equivalent basis as the holders of D-Wave Quantum Common Shares, without discrimination.

Without limiting the generality of the foregoing, D-Wave Quantum and ExchangeCo will use reasonable efforts in good faith to ensure that all holders of Exchangeable Shares may participate in such offer without being required to retract Exchangeable Shares as against ExchangeCo (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such offer and only to the extent necessary to tender or deposit to the offer).

The Exchangeable Share Support Agreement also provides that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than D-Wave Quantum or any of its affiliates, D-Wave Quantum will, unless approval to do otherwise is obtained from the holders of the Exchangeable Shares in accordance with the Exchangeable Share Provisions, remain the direct or indirect beneficial owner of all issued and outstanding common shares of ExchangeCo and CallCo.

With the exception of changes for the purpose of (i) adding to the covenants of any or all of the parties, (ii) evidencing the succession of successors to D-Wave Quantum and the covenants and obligations assumed by such successors; (iii) making such amendments or modifications not inconsistent with the Exchangeable Share Support Agreement as may be necessary or desirable with respect to matters or questions arising thereunder or (iv) curing or correcting any ambiguities or defect or inconsistent provision or clerical omission or mistake or manifest errors (provided, in the case of (i), (iii) and (iv), that the board of directors of each of D-Wave Quantum, ExchangeCo and CallCo are of the good faith opinion that such amendments are not prejudicial to the rights or interests of the holders of the Exchangeable Shares), the Exchangeable Share Support Agreement may not be amended except by agreement in writing executed by D-Wave Quantum, CallCo and ExchangeCo and approved by the holders of the Exchangeable Shares.

Under the Exchangeable Share Support Agreement, each of D-Wave Quantum and CallCo will not, and will cause its affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time with respect to any Exchangeable Shares owned by D-Wave Quantum or its affiliates on any matter considered at meetings of holders of Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Exchangeable Share Support Agreement).

Registration of D-Wave Quantum Common Shares issued upon exchange of the Exchangeable Shares

The D-Wave Quantum Common Shares to be issued upon exchange of the Exchangeable Shares are subject to the registration requirements of the Securities Act. Pursuant to the Exchangeable Share Support Agreement, D-Wave Quantum has agreed to use its commercially reasonable efforts to file a registration statement in order to register under the Securities Act the D-Wave Quantum Common Shares issued upon exchange of the Exchangeable Shares from time to time after the Effective Time.

REGULATORY APPROVALS RELATED TO THE TRANSACTION

The transactions contemplated by the Transaction Agreement, including the Transaction, are not presently believed to be subject to any additional U.S. federal or state regulatory requirement or approval.

Investment Canada Act Approval

Under the Investment Canada Act, certain transactions involving the “acquisition of control” of a “Canadian business” by a “non-Canadian” (all as defined in the Investment Canada Act) are subject to review and cannot be implemented unless the responsible Minister or Ministers under the Investment Canada Act are satisfied or deemed to be satisfied that the transaction is likely to be of “net benefit” to Canada. The transactions contemplated by the Transaction Agreement are not subject to these requirements.

The Investment Canada Act requires any person that is a “non-Canadian” (as defined in the Investment Canada Act) who acquires control of an existing Canadian business, where the acquisition of control is not reviewable under the net benefit to Canada provisions, to file a notification form with the Investment Review Division of the Canadian government. Under the national security regime in Part IV.1 of the Investment Canada Act, a review on a discretionary basis may also be undertaken by the federal government in respect of a broad range of investments by a non-Canadian to “acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada.” A review on national security grounds is at the discretion of the federal government and may be initiated up to 45 days following the filing of a notification under the Investment Canada Act. The federal government may also decide to extend the timeline for deciding whether to initiate a national security review to 90 days from the filing of the notification, in accordance with the timeframes contemplated in Part IV.1 of the Investment Canada Act.

A notification was submitted to the Investment Review Division of the Department of Industry, Science and Economic Development and certified complete as of February 22, 2022. As of the date of this proxy statement/prospectus, no further action has been taken by the federal government to extend the time for review beyond the initial 45 days. It is a condition to closing of the Arrangement that Investment Canada Act Approval be obtained.

Stock Exchange Listings

The Public Shares, Public Units and Public Warrants are traded on the NYSE under the ticker symbols “XPOA,” “XPOA.U” and “XPOA.WS,” respectively. D-Wave Quantum has applied to list the D-Wave Quantum Common Shares and D-Wave Quantum Warrants on the NYSE under the proposed symbols “QBTS” and “QBTS.WS,” respectively, upon the consummation of the Transaction.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus. All dollar amounts are expressed in thousands of United States dollars (“$”), unless otherwise indicated.

Introduction

The following unaudited pro forma condensed combined financial statements are provided to aid you in your analysis of the financial aspects of the Transaction (including the PIPE Financing).

The unaudited pro forma condensed combined financial statements have been prepared based on the DPCM historical financial statements and the D-Wave historical consolidated financial statements as adjusted to give effect to the Transaction. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transaction as if it had been consummated on March 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives effect to the Transaction as if it had occurred on January 1, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 gives effect to the Transaction as if it had occurred on January 1, 2021.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transaction occurred on the dates indicated. Further, the pro forma combined financial information may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma combined financial statements have been derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the historical unaudited financial statements of DPCM as of and for the three months ended March 31, 2022, and the audited financial statements for the year ended December 31, 2021, and the related notes included elsewhere in this proxy statement/prospectus;

•

the historical unaudited consolidated financial statements of D-Wave as of and for the three months ended March 31, 2022, and the audited financial statements for the year ended December 31, 2021, and the related notes included elsewhere in this proxy statement/prospectus; and

•

the sections entitled “DPCM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “D-Wave’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to DPCM and D-Wave included elsewhere in this proxy statement/prospectus.

Description of the Transaction

On February 7, 2022, DPCM entered into the Transaction Agreement with D-Wave Quantum, Merger Sub, CallCo, ExchangeCo and D-Wave. Pursuant to the Transaction Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•

On the Closing Date, Merger Sub will merge with and into DPCM, as a result of which DPCM will become a direct, wholly-owned subsidiary of D-Wave Quantum, with the stockholders of DPCM receiving D-Wave Quantum Common Shares in the DPCM Merger;

•	At the Effective Time, (a) each issued and outstanding share of DPCM Class A Common Stock (other than any Excluded Shares and after giving effect to the DPCM Stockholder Redemption) will be automatically converted into and exchanged for the right to receive from the depositary, for each share of DPCM Class A Common Stock, a number of D-Wave Quantum Common Shares equal to the Exchange Ratio and (b) each issued and outstanding share of DPCM Class B Common Stock (other than any Excluded Shares) will be automatically converted into and exchanged for the right to receive from the depositary, one D-Wave Quantum Common Share;

•

Immediately following the DPCM Merger, the parties will proceed to effect the Arrangement on the terms and subject to the conditions set forth in the Plan of Arrangement and the Transaction Agreement or made at the direction of the Court in accordance with the Final Order with the prior written consent of DPCM and D-Wave, each such consent not to be unreasonably withheld, conditioned, or delayed. Pursuant to the Plan of Arrangement, (i) CallCo will acquire a portion of the issued and outstanding D-Wave Shares from certain holders in exchange for D-Wave Quantum Common Shares in the D-Wave Quantum Share Exchange, (ii) CallCo will contribute such D-Wave Shares to ExchangeCo in exchange for ExchangeCo Common Shares, (iii) following the D-Wave Quantum Exchange, ExchangeCo will acquire the remaining issued and outstanding D-Wave Shares from the remaining holders of D-Wave Shares in exchange for Exchangeable Shares and (iv) as a result of the foregoing, D-Wave will become a wholly-owned subsidiary of ExchangeCo. The holders of the Exchangeable Shares will have certain rights as specified in the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement, including the right to exchange Exchangeable Shares for D-Wave Quantum Common Shares;

•

At the Arrangement Effective Time, pursuant to the Plan of Arrangement, each outstanding D-Wave Share will be automatically converted into and exchanged the right to receive a number of D-Wave Quantum Common Shares or Exchangeable Shares equal to, in the aggregate, the Per Share D-Wave Stock Consideration; and

•

Concurrently with the execution of the Transaction Agreement, the PIPE Investors entered into the PIPE Subscription Agreements, pursuant to which, among other things, each PIPE Investor subscribed to and agreed to purchase on the Closing Date, and D-Wave Quantum agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of D-Wave Quantum Common Shares equal to the purchase price set forth therein, divided by $10.00 and multiplied by the Exchange Ratio, in each case, on the terms and subject to the conditions set forth therein.

Forfeiture Shares

Prior to the Transaction, Sponsor was the beneficial and record owner of 7,252,500 shares of DPCM Class B Common Stock, or the Founder Shares. Pursuant to the terms of the Amended and Restated Sponsor Support Agreement entered into on June 16, 2022, immediately prior to the Closing, the Sponsor has agreed to forfeit 4,484,425 Founder Shares, or the Forfeited Shares.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the historical pro forma adjustments criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). DPCM has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Transaction.

The unaudited pro forma combined balance sheet as of March 31, 2022, was derived from the unaudited historical balance sheet of DPCM as of March 31, 2022, and the unaudited historical balance sheet of D-Wave as of March 31, 2022 and gives effect to the Transaction as if it had been consummated on March 31, 2022. The unaudited pro forma combined statement of operations for the three months ended March 31, 2022, combines the historical statement of operations of DPCM for the three months ended March 31, 2022, and the historical statement of operations of D-Wave for the three months ended March 31, 2022, and gives effect to the Transaction as if it had been consummated on January 1, 2021. The unaudited pro forma combined statement of operations for the year ended December 31, 2021, combines the historical statement of operations of DPCM for the year ended December 31, 2021, and the historical statement of operations of D-Wave for the year ended December 31, 2021, and gives effect to the Transaction as if it had been consummated on January 1, 2021.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Transaction are based on certain currently available information and certain assumptions and methodologies that each of D-Wave and DPCM believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Each of D-Wave and DPCM believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Transaction based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transaction. DPCM and D-Wave have not had any historical relationship prior to the Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•

Assuming No Redemption Scenario: This scenario, which we refer to as the “No Redemption Scenario,” assumes that no DPCM Public Stockholders exercise their right to have their DPCM Public Shares converted into their pro rata share of the Trust Account; and

•

Assuming Maximum Redemption Scenario: This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes that 30,000,000 shares of DPCM Class A Common Stock are redeemed, resulting in an aggregate payment of approximately $300.0 million out of the Trust Account. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the Maximum Redemption Scenario.

The foregoing scenarios are for illustrative purposes as DPCM does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions by public stockholders that may occur.

Included in the shares outstanding and weighted average shares outstanding as presented in the unaudited pro forma condensed combined financial statements are the shares of D-Wave Quantum to be issued to D-Wave stockholders under Scenarios 1 and 2 on the Closing Date, the D-Wave Quantum Common Shares to be issued to existing DPCM investors (as adjusted, where applicable, for the Maximum Redemption Scenario), the D-Wave Quantum Common Shares to be issued in respect of the Founder Shares, and the PIPE Shares.

Upon the consummation of the Transaction, shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the following:

	Scenario 1		Scenario 2
	Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
(Shares In thousands)	Shares	%	Shares	%
D-Wave Stockholders	101,298	70%	100,318	92%
PIPE Investors	4,667	3%	5,817	5%
DPCM Public Stockholders	35,000	24%	—	0%
Shares held by Sponsor	2,770	2%	2,770	3%
Additional Former Class B Holder Shares	247	0%	247	0%

Total D-Wave Quantum Common Shares	143,982	100%	109,152	100%

The unaudited pro forma condensed combined financial statements are for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transaction taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of D-Wave Quantum.

The Public Warrants and the Private Warrants of DPCM have been reported as liability-classified instruments that will be subsequently remeasured at fair value in future reporting periods, with changes in fair value recognized in earnings. The warrants of D-Wave have been classified as permanent equity.

On November 20, 2020, D-Wave entered into an agreement (the “SIF Agreement”) with the Strategic Innovation Fund (“SIF”), whereby SIF agreed to make a repayable contribution to D-Wave of up to C$40.0 million. The contractual repayment period is 15 years and commences in the first year in which D-Wave reports annual revenue of $70.0 million. Pursuant to the SIF Agreement, repayment of the SIF contribution could be triggered early upon default of the agreement, termination of the agreement or upon a change of control (as defined in the SIF Agreement) that has not been approved by the Canadian government. D-Wave has applied for approval of the Transaction from the Canadian government and is awaiting final confirmation of such approval. In the event approval is not granted, the drawn amount of the SIF contribution becomes repayable. The SIF contribution is reflected as non-current in these pro forma condensed combined financial statements.

Accounting for the Transaction

The Transaction represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DPCM, as a direct wholly-owned subsidiary of D-Wave Quantum, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and D-Wave will be treated as the accounting acquirer. This determination was primarily based on evaluation of the following facts and circumstances:

•

D-Wave’s existing stockholders will have the majority of the voting interest in the combined entity under both the No Redemption Scenario and Maximum Redemption Scenario as described above with an approximate 70% and 92% voting interest, respectively;

•

The combined company’s board of directors will have seven board members consisting of one board member designated by DPCM, three board members retained from the D-Wave board, and one additional, independent board member. The D-Wave board members will control a majority of the governing body of the combined company.

•	D-Wave senior management will comprise all the senior management of the combined company.

•	D-Wave operations will comprise the ongoing operations of the combined company.

Accordingly, for accounting purposes, the Transaction will be treated as the equivalent of a capital transaction in which D-Wave is issuing stock for the net assets of DPCM, accompanied by a recapitalization. The net assets of DPCM will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transaction will be those of D-Wave.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2022

(in thousands, except share and per share information)

			Scenario 1			Scenario 2
	Historical		Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	DPCM Capital, Inc.	D-Wave Systems Inc.	Pro Forma Adjustments		D-Wave Quantum Inc. Pro Forma	Pro Forma Adjustments		D-Wave Quantum Inc. Pro Forma
Assets
Current assets:
Cash and cash equivalents	$31	$17,661	$300,230	(a)	$327,896	$(300,000)	(h)	$27,896
			40,000	(c)
			(15,007)	(i)
			(15,019)	(f)
Trade accounts receivable, net	—	747	—		747	—		747
Receivable research incentives	—	2,073	—		2,073	—		2,073
Inventories	—	2,052	—		2,052	—		2,052
Prepaid expenses and other current assets	123	1,332	—		1,455	—		1,455
Deferred offering costs	—	3,951	(3,951)	(f)	—	—		—

Total current assets	154	27,816	306,253		334,223	(300,000)		34,223
Property and equipment, net	—	2,986	—		2,986	—		2,986
Operating lease right-of-use assets	—	8,351	—		8,351	—		8,351
Intangible assets, net	—	266	—		266	—		266
Other noncurrent assets	—	1,354	—		1,354	—		1,354
Cash and marketable securities held in Trust Account	300,230	—	(300,230)	(a)	—	—		—

Total assets	$300,384	$40,773	$6,023		$347,180	$(300,000)		$47,180

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Trade accounts payable	$—	$3,052	$0		$3,052	$—		$3,052
Accounts payable, accrued expenses and other current liabilities	4,930	6,178	(3,951)	(f)	7,157	—		7,157
Current portion of operating lease liabilities	—	1,703	—		1,703	—		1,703
Loans payable, current	—	15,230	(14,832)	(i)	398	—		398
Deferred revenue, current	—	2,550	—		2,550	—		2,550

Total current liabilities	4,930	28,713	(18,783)		14,860	—		14,860
Warrant liabilities	12,069	—	—		12,069	—		12,069
Deferred underwriting fee payable	10,500	—	(10,500)	(b)	—	—		—
Operating lease liabilities, net of current portion	—	6,859	—		6,859	—		6,859
Loans payable, noncurrent	—	13,076	—		13,076	—		13,076
Deferred revenue, noncurrent	—	—	—		—	—		—
Other noncurrent liabilities	—	—	—		—	—		—

Total liabilities	27,499	48,648	(29,283)		46,864	—		46,864

DPCM Class A common stock subject to possible redemption	300,000	—	(300,000)	(g)	—	—		—
Stockholders’ equity (deficit):					—	—		—
D-Wave Non-redeemable convertible preferred stock	—	189,881	(189,881)	(d)	—	—		—
D-Wave Common stock	—	2,620	(2,620)	(d)	—	—		—
DPCM Class A common stock	—	—			—	—		—
DPCM Class B common stock	1	—	(1)	(g)	—	—		—
D-Wave Quantum common stock	—	—	47	(c)	1,440	(3)	(h)	1,438
			380	(g)		11	(c)
			1,013	(d)		(10)	(d)
Additional paid-in capital	—	147,020	39,953	(c)	646,787	(299,997)	(h)	346,789
						(11)	(c)
			299,621	(g)		10	(d)
			10,500	(b)
			(27,116)	(e)
			(15,019)	(f)
			191,488	(d)
			340	(j)
Accumulated deficit	(27,116)	(336,883)	27,116	(e)	(337,398)	—		(337,398)
			—	(f)
			(175)	(i)
			(340)	(j)
Accumulated other comprehensive loss	—	(10,513)			(10,513)	—		(10,513)

Total stockholders’ equity (deficit)	(27,115)	(7,875)	335,306		300,316	(300,000)		316

Total liabilities and stockholders’ equity (deficit)	$300,384	$40,773	$6,023		$347,180	$(300,000)		$47,180

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share amounts)

			Scenario 1				Scenario 2
	Historical		Assuming No Redemption Scenario				Assuming Maximum Redemption Scenario
	DPCM Capital, Inc.	D-Wave Systems Inc.	Pro Forma Adjustments		D-Wave Quantum Inc. Pro Forma		Pro Forma Adjustments	D-Wave Quantum Inc. Pro Forma
Revenue	$—	$6,279	$—		$6,279		$—	$6,279
Cost of revenue:	—	1,750	—		1,750		—	1,750

Total gross profit	—	4,529	—		4,529		—	4,529
Operating expenses:
Research and development	—	25,401			25,401		—	25,401
General and administrative	3,782	11,897	340	(cc)	16,019		—	16,019
Sales and marketing	—	6,179	—		6,179		—	6,179

Total operating expenses	3,782	43,477	340		47,599		—	47,599

Loss from operations	(3,782)	(38,948)	(340)		(43,070)		—	(43,070)
Other income (expense):								—
Interest expense	—	(1,728)	—		(1,728)		—	(1,728)
Government assistance	—	7,167	—		7,167		—	7,167
Change in fair value of warrant liabilities	27,913	—	—		27,913		—	27,913
Interest earned on marketable securities held in Trust Account	116	—	(116)	(aa)	—		—	—
Unrealized loss on marketable securities held in Trust Account	9	—	(9)	(aa)	—		—	—
Gain on investment in marketable securities		1,163			1,163			1,163
Other income (expense), net	—	801	—		801		—	801

Total other income (expense), net	28,038	7,403	(125)		35,316		—	35,316

Net income (loss) before taxes	$24,256	$(31,545)	$(465)		$(7,754)		$—	$(7,754)
Provision for income taxes	(10)	—	—		(10)		—	$(10)

Net income (loss)	24,246	(31,545)	(465)		(7,764)		—	(7,764)

Net income (loss) per share, basic and diluted		$(0.28)			$(0.05)	(bb)		$(0.07)	(bb	)

Net income per share, Class A common stock, basic and diluted	$0.65

Net income per share, Class B common stock, basic and diluted	$0.65

Weighted-average shares outstanding, basic and diluted	—	111,911,127			143,334,227			108,510,025

Weighted average shares outstanding, Class A common stock, basic and diluted	30,000,000	—

Weighted average shares outstanding, Class B common stock, basic and diluted	7,500,000	—

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2022

(in thousands, except share and per share amounts)

			Scenario 1					Scenario 2
	Historical		Assuming No Redemption Scenario					Assuming Maximum Redemption Scenario
(In thousands, except share and per share data)	DPCM Capital, Inc	D-Wave Systems Inc.	Pro Forma Adjustments			D-Wave Quantum Inc. Pro Forma		Pro Forma Adjustments	D-Wave Quantum Inc. Pro Forma
Revenue	$—	$1,713	$—			$1,713		$—	$1,713
Cost of revenue:	—	584	—			584		—	584

Total gross profit	—	1,129	—			1,129		—	1,129
Operating expenses:
Research and development	—	6,526	—			6,526		—	6,526
General and administrative	2,187	3,646	—			5,833		—	5,833
Sales and marketing	—	1,600	—			1,600		—	1,600

Total operating expenses	2,187	11,772	—			13,959		—	13,959

Loss from operations	(2,187)	(10,643)	—			(12,830)		—	(12,830)
Other income (expense):									—
Interest expense	—	(792)	—			(792)		—	(792)
Government assistance	—	—	—			—		—	—
Change in fair value of warrant liabilities	(1,282)	—	—			(1,282)		—	(1,282)
Interest earned on marketable securities held in Trust Account	49	—	(49)	(aa	)	—		—	—
Unrealized loss on marketable securities held in Trust Account	(2)	—	2	(aa	)	—		—	—
Gain on investment in marketable securities	—	—	—			—		—	—
Other income (expense), net	—	(181)	—			(181)		—	(181)

Total other income (expense), net	(1,235)	(973)	(47)			(2,255)		—	(2,255)

Net income (loss) before taxes	$(3,422)	$(11,616)	$(47)			$(15,085)		$—	$(15,085)
Provision for income taxes	—	—	—			—		—	$—

Net income (loss)	(3,422)	(11,616)	(47)			(15,085)		—	(15,085)

Net income (loss) per share, basic and diluted		(0.10)				(0.10)	(bb)		(0.14)	(bb)
Net income per share, Class A common stock, basic and diluted	(0.09)
Net income per share, Class B common stock, basic and diluted	(0.09)
Weighted-average shares outstanding ,basic and diluted	—	111,938,525				143,980,505			109,150,051
Weighted average shares outstanding, Class A common stock, basic and diluted	30,000,000	—
Weighted average shares outstanding, Class B common stock, basic and diluted	7,500,000	—

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2022

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma Transaction Accounting Adjustments:

(a)

Reflects the reclassification of the cash and marketable securities held in the Trust Account to cash and cash equivalents, assuming no DPCM public stockholders exercise their right to have their DPCM Public Shares redeemed for their pro rata share of the Trust account.

(b)

Reflects the settlement of $10.5 million in deferred underwriters’ fees incurred during DPCM’s initial public offering that are payable upon completion of the Transaction. The underwriters waived their entitlement to all or any part of the aforementioned fees. The fees were written off against “Additional Paid-in Capital”.

(c)

Reflects the proceeds of $40.0 million from the issuance and sale of D-Wave Quantum Common Shares at a par value of $0.0001 in the PIPE financing pursuant to the PIPE Subscription Agreements. Under the No Redemption Scenario, PIPE Investors will receive 4,666,667 D-Wave Quantum Common Shares. Under the Maximum Redemption Scenario PIPE investors will receive 5,816,530 D-Wave Quantum Common Shares.

(d)

Reflects the recapitalization of D-Wave through the contribution of all outstanding common shares and convertible preferred shares of D-Wave to DPCM and the issuance of 101.3 million (conversion ratio of 0.9049) and 100.3 million (conversion ratio of 0.8962) D-Wave Quantum Common Shares under the No Redemption Scenario and Maximum Redemption Scenario, respectively. As a result of the recapitalization, the carrying value of common shares of $2.6 million and non-redeemable convertible preferred shares of $189.9 million of D-Wave were derecognized. D-Wave Quantum Common Shares issued as part of the recapitalization were recorded to common shares in the amount of $1.0 million and additional paid in capital in the amount of $191.5 million under the No Redemption Scenario. D-Wave Quantum Common Shares issued as part of the recapitalization were recorded to common shares in the amount of $1.0 million and Additional paid-in capital in the amount of $191.5 million under the Maximum Redemption Scenario.

(e)	Reflects the elimination of DPCM’s historical accumulated deficit.

(f)

Reflects the pro forma adjustment to record the payment of preliminary estimated transaction costs incurred by DPCM and D-Wave for legal, financial advisory, accounting, auditing, and other professional fees. Costs directly attributable to the Transaction (excluding DPCM underwriter’s fees described in (b) amount to $15.0 million and consist of $12.9 million relating to legal, accounting, auditing, $750,000 relating to printing, $400,000 related to D&O insurance, $412,000 related to NYSE and other filing fees, and $593,000 related to other professional fees. Such costs are recorded as a reduction to additional paid-in capital. Additionally, it reflects the reduction of Deferred Offering Costs by $3.9 million for transaction costs capitalized by D-Wave and accrued liabilities by $3.9 million for transaction costs accrued by D-Wave.

(g)

Reflects the conversion of 30,000,000 shares of DPCM Class A Common Stock subject to possible redemption into 35,000,000 D-Wave Quantum Common Shares (Exchange Ratio of 1.1666). Reflects the conversion of 7,500,000 shares of DPCM Class B Common Stock into 2,768,075 D-Wave Quantum Common Shares (after giving effect to the forfeiture of the 4,484,425 Forfeited Shares). D-Wave Quantum’s Common Shares issued as part of the conversion were recorded to common stock in the amount of $395,000 and additional paid-in capital in the amount of $300.0 million, which assumes no DPCM Public Stockholders exercise their redemption rights.

(h)	Reflects the assumption that DPCM’s public stockholders exercise their redemption rights with respect to a maximum of 30,000,000 shares of DPCM Class A Common Stock prior to the consummation of the Transaction at a redemption price of approximately $10.00 per share, or approximately $300.0 million in cash. Under the Maximum Redemption Scenario, 7,500,000 shares of DPCM Class B Common Stock convert into 2,768,075 D-Wave Quantum Common Shares (after giving effect to the forfeiture of the 4,484,425 Forfeited Shares).

(i)

Reflects the D-Wave’s payment of its first tranche of its short-term debt of $15.0 million with PSPIB. This adjustment eliminates the short-term debt carrying value of $14,8 million and the unamortized debt discount of $175,000 that includes a discount due to unamortized debt issuance costs.

(j)	Reflects the stock-based compensation for stock options that are subject to accelerated vesting upon the consummation of the Transaction.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2021

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma Transaction Accounting Adjustments:

(aa)	Reflects the pro forma adjustment to eliminate the interest income earned and unrealized gain on marketable securities held in the Trust Account.

(bb)

Reflects the pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations based upon the number of D-Wave Quantum Common Shares outstanding at the closing of the Transaction, assuming the Transaction occurred on January 1, 2021. As the unaudited pro forma condensed combined statement of operations is in a loss position, anti-dilutive instruments were not included in the calculation of diluted weighted average number of common shares outstanding (the anti-dilutive instruments are described below).

(cc)	Reflects the stock-based compensation for stock options that are subject to accelerated vesting upon the consummation of the Transaction.

Pro Forma weighted average common shares outstanding—basic and diluted is calculated as follows:

	Year Ended December 31, 2021
	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario
(In thousands, except per share data)
Numerator:
Pro forma net loss	$(7,764)	$(7,764)

Denominator:
Public shareholders	35,000	—
PIPE investors	4,667	5,817
Sponsor shares	2,768	2,768
Additional Former Class B Holder shares	247	247
D-Wave Shareholders	100,652	99,678

Pro forma weighted average shares outstanding, basic and diluted	143,335	108,510

Pro forma basic and diluted net loss per share (1)	$(0.05)	$(0.07)

(1)

Because basic and diluted weighted average shares outstanding are the same in a net loss position, combined pro forma net loss per share excludes 10,000,000 Public Warrants and 8,000,000 Private Warrants of DPCM and 3,865,609 warrants of D-Wave.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Three Months Ended March 31, 2022

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma Transaction Accounting Adjustments:

(aa)	Reflects the pro forma adjustment to eliminate the interest income earned and unrealized gain on marketable securities held in Trust Account held in the DPCM Trust Account.

(bb)

Reflects the pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations based upon the number of D-Wave Quantum Common Shares outstanding at the closing of the Transaction, assuming the Transaction occurred on January 1, 2021. As the unaudited pro forma condensed combined statement of operations is in a loss position, anti-dilutive instruments were not included in the calculation of diluted weighted average number of common shares outstanding (the anti-dilutive instruments are described below).

Pro Forma weighted average common shares outstanding—basic and diluted is calculated as follows:

	Three Months Ended March 31, 2021
	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario
(In thousands, except per share data)
Numerator:
Pro forma net loss	$(15,085)	$(15,085)

Denominator:
Public shareholders	35,000	—
PIPE investors	4,667	5,817
Sponsor shares	2,768	2,768
Additional Former Class B Holder shares	247	247
D-Wave Shareholders	101,298	100,318

Pro forma weighted average shares outstanding, basic and diluted	143,980	109,150

Pro forma basic and diluted net loss per share (1)	$(0.10)	$(0.14)

(1)

Because basic and diluted weighted average shares outstanding are the same in a net loss position, combined pro forma net loss per share excludes 10,000,000 Public Warrants and 8,000,000 Private Warrants of DPCM and 3,247,637 warrants of D-Wave as of March 31, 2022.

D-Wave’s pro forma options and warrants are as follows based on a conversion ratio of 0.904921, assuming the No Redemption Scenario, and 0.896164, assuming the Maximum Redemption Scenario:

	Scenario 1	Scenario 2
(Shares In thousands)	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario
D-Wave Warrants	3,498	3,464
D-Wave Option	14,021	13,886

Total D-Wave Quantum issuable to D-Wave (Dilutive)	17,519	17,350

DPCM’s anti-dilutive pro forma Warrants are as follows:

	Scenario 1	Scenario 2
(Shares In thousands)	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario
Public Warrants	11,666	14,451
Private Warrants	9,333	11,633

Total Dilutive Shares	20,999	26,084

COMPARATIVE SHARE INFORMATION

The following table sets forth the per share data of each of DPCM and D-Wave on a stand-alone basis and the unaudited pro forma combined per share data for the three months ended March 31, 2022 and for the year ended December 31, 2021 after giving the effect to the Transaction (including the PIPE Financing with an aggregate commitment amount of $40.0 million) contemplated by the Transaction Agreement, assuming the following in the two pro forma scenarios presented:

•

Assuming No Redemption Scenario: This presentation assumes that no DPCM Public Stockholders exercise their right to have their DPCM Public Shares converted into their pro rata share of the Trust Account; and

•

Assuming Maximum Redemption Scenario: This presentation assumes that 30 million shares of DPCM Class A Common Stock are redeemed, resulting in an aggregate payment of approximately $300.0 million out of the Trust Account. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the Maximum Redemption Scenario.

The pro forma net loss information for the three months ended March 31, 2022 and for the year ended December 31, 2021 was computed as if the Transaction contemplated by the Transaction Agreement had been consummated on January 1, 2021, the beginning of the earliest period presented.

You should read the information in the following table in conjunction with the summary of historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of DPCM and D-Wave and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited DPCM and D-Wave pro forma condensed combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined loss per share information below is presented for illustrative purposes only and does not purport to represent the earnings per share which would have occurred had the companies been combined during the period presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of DPCM and D-Wave would have been had the companies combined during the period presented.

	D-Wave (Historical)	DPCM (Historical)	Pro Forma Combined (Assuming No Redemption Scenario)	Pro Forma Combined (Assuming Maximum Redemption Scenario)
(In thousands, except share and per share data)
As of and for the year ended December 31, 2021
Net loss	$(31,545)	$24,246	$(7,764)	$(7,764)
Book Value per share (1)	$0.03	$(0.003)	$2.19	$0.13
Weighted average common shares outstanding - basic and diluted (2)	111,911,127	7,500,000	143,334,227	108,510,025

Net loss per common share - basic and diluted	$(0.28)	$0.65	$(0.05)	$(0.07)

As of and for the three months ended March 31, 2022
Net income (loss)	$(11,616)	$(3,422)	$(15,085)	$(15,085)
Book Value per share (1)	$(0.07)	$(0.004)	$2.09	$—
Weighted average shares outstanding of common stock - basic and diluted (2)	111,938,525	7,500,000	143,980,505	109,150,051

Net loss per share of common stock - basic and diluted	$(0.10)	$(0.09)	$(0.10)	$(0.14)

(1)	Book value per share = Total stockholders’ (deficit) equity divided by weighted average common shares outstanding.
(2)

Shares of DPCM Class A Common Stock are not presented as these do not participate in losses but rather only in the interest on the Trust Account. Refer to Note (2) of DPCM’s audited financial statements.

INFORMATION ABOUT DPCM

General

DPCM is a blank check company incorporated as a Delaware corporation on March 24, 2020 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, exchangeable share transaction or other similar business transaction with one or more operating businesses or assets.

Public Offering

On October 23, 2020, DPCM consummated its IPO of 30,000,000 units. Each unit consists of one share of DPCM Class A Common Stock and one-third of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of DPCM Class A Common Stock for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds of $300,000,000.

On June 22, 2020, DPCM issued 5,750,000 Founder Shares to Sponsor for an aggregate purchase price of $25,000, or approximately $0.004 per share. On August 18, 2020, Sponsor transferred an aggregate of 80,000 Founder Shares to DPCM’s independent directors for their original purchase price. Subsequently, on August 27, 2020, Sponsor transferred an aggregate of 70,000 Founder Shares to certain of DPCM’s special advisors for their original purchase price. On October 2, 2020, DPCM effected a stock dividend of 1,437,500 shares with respect to DPCM Class B Common Stock, resulting in DPCM’s Initial Stockholders holding an aggregate of 7,187,500 Founder Shares. Following such dividend, on October 2, 2020, Sponsor transferred 18,750 Founder Shares to one of DPCM’s special advisors for their original purchase price.

On October 20, 2020, DPCM effected a further stock dividend of 1,437,500 shares with respect to DPCM Class B common stock, resulting in DPCM’s Initial Stockholders holding an aggregate of 8,625,000 Founder Shares. Following the expiration of the underwriter’s over-allotment option, on December 7, 2020 Sponsor forfeited 1,125,000 Founder Shares, so that DPCM’s Initial Stockholders continue to own 20% of DPCM’s issued and outstanding shares of common stock in after the DPCM IPO, described below.

On October 20, 2020, the registration statement on Form S-1 (File No. 333-249274) relating to the DPCM IPO was declared effective by the SEC, and DPCM subsequently filed, on October 20, 2020, a registration statement on Form S-1 (File No. 333-249575) pursuant to Rule 462(b) under the Securities Act, which was effective immediately upon filing. On October 23, 2020, DPCM consummated DPCM’s initial public offering of 30,000,000 units, with each unit consisting of one share of DPCM Class A Common Stock and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of DPCM Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment. The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $300,000,000.

Simultaneously with the consummation of the DPCM IPO, DPCM consummated the private placement of 8,000,000 Private Warrants to Sponsor at a price of $1.00 per Private Warrant, generating total proceeds of $8,000,000.

A total of $300,000,000, comprised of $292,000,000 of the proceeds from the DPCM IPO (which amount includes $10,500,000 of the underwriters’ deferred discount, the entitlement to which was subsequently waived by UBS) and $8,000,000 of the proceeds of the sale of the Private Warrants, was placed in a U.S.-based Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to DPCM to pay its taxes (less up to $100,000 interest to pay dissolution expenses), the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of DPCM’s initial business combination, (ii) the redemption of DPCM’s public shares if DPCM is unable to complete its initial business combination within 24 months from the closing of the DPCM IPO, subject to applicable law, or (iii) the redemption of DPCM’s public shares properly submitted in connection with a stockholder vote to amend the DPCM Charter to modify the substance or timing of DPCM’s obligation to redeem 100% of DPCM’s public shares if it has not consummated an initial business combination within 24 months from the closing of the DPCM IPO or with respect to any other material provisions relating to stockholders’ rights (including redemption rights) or pre-initial business combination activity.

After the payment of underwriting discounts and commissions (excluding the deferred portion of $8,050,000 in underwriting discounts and commissions, which amount will be payable upon consummation of an initial business combination if consummated) and approximately $1,000,000 in expenses relating to the DPCM IPO, approximately $1,000,000 of the net proceeds of the DPCM IPO and private placement was not deposited into the Trust Account and was retained by DPCM for working capital purposes. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of December 31, 2021, there was approximately $300.2 million in investments and cash held in the Trust Account and $124,720 of cash held outside the Trust Account available for working capital purposes.

Effecting a Business Combination

Fair Market Value of Target Business

Pursuant to NYSE listing rules, the target business or businesses that DPCM acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the execution of a definitive agreement for DPCM’s initial business combination. The fair market value of the target or targets will be determined by DPCM’s board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. The DPCM Stockholders will be relying on the business judgment of DPCM’s board of directors, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. As discussed in the Section entitled “Proposal No. 1—The Transaction Proposal — Satisfaction of 80% Test,” the DPCM board of directors determined that this test was met in connection with the Transaction.

Stockholder Approval of the Transaction

DPCM is seeking stockholder approval of the Transaction at the Special Meeting to which this proxy statement/prospectus relates and, in connection with such meeting, holders of public shares may redeem their shares for cash in accordance with the procedures described in this proxy statement/prospectus. Such redemption rights will be effected under the DPCM Charter and the DGCL. DPCM’s Sponsor and its directors and officers have agreed in a letter agreement with DPCM (i) to vote (A) the shares of DPCM Class B Common Stock (all of which are held by the Sponsor) and (B) any other DPCM Common Stock owned by the Sponsor or DPCM’s directors and officers, in favor of the Transaction; and (ii) to not redeem any public shares in connection with a stockholder vote to approve a proposed initial business combination, including the Transaction, or a vote to amend the provisions of the DPCM Charter relating to stockholders’ rights or pre-business combination activity. If the Transaction is not completed, then Public Stockholders electing to exercise their redemption rights will not receive such payments and their shares will not be redeemed.

DPCM will complete the Transaction (or any other proposed business combination, if the Transaction is not completed) only if DPCM has net tangible assets of at least $5,000,001 upon the completion of the Transaction, after giving effect to payments to Public Stockholders who exercise their redemption rights. DPCM chose the net tangible asset threshold of $5,000,001 to ensure that it would avoid being subject to Rule 419 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Voting Restrictions in Connection with Special Meeting

DPCM’s Sponsor and officers and directors at the time of the DPCM IPO entered into a letter agreement to vote the DPCM Class B Common Stock and any public shares purchased during or after the DPCM IPO, in favor of the Transaction Proposal. As of the date hereof, the Initial Stockholders own approximately 20% of the total outstanding shares of DPCM Common Stock.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding DPCM, or not otherwise restricted under Regulation M under the Exchange Act, the Sponsor, directors and officers, the target companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire DPCM Common Stock or vote their shares in favor of the Transaction Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Transaction. This may result in the completion of the Transaction that may not otherwise have been possible.

Liquidation if No Transaction

Unless DPCM submits and DPCM Stockholders approve an extension, if the Transaction (or combination with another target business) is not completed by October 23, 2022, such condition will trigger DPCM’s automatic winding up, dissolution and liquidation pursuant to the terms of the DPCM Charter. As a result, this has the same effect as if DPCM had formally gone through a voluntary liquidation procedure under Delaware law. Accordingly, no vote would be required from the DPCM Stockholders to commence such a voluntary winding up, dissolution and liquidation.

DPCM’s Sponsor, officers and directors have entered into a letter agreement, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any shares of DPCM Class B Common Stock they hold if DPCM fails to complete an initial business combination within 24 months from the closing of the DPCM IPO or any extended period of time that DPCM may have to consummate an initial business combination as a result of an amendment to the DPCM Charter. However, if DPCM’s Sponsor or management team acquire public shares in or after the DPCM IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if DPCM fails to complete an initial business combination within the allotted 24-month time period.

DPCM’s Sponsor, officers and directors have agreed, pursuant to a letter agreement, that they will not propose any amendment to the DPCM Charter to modify the substance or timing of DPCM’s obligation to redeem 100% of the public shares if DPCM does not complete an initial business combination within 24 months from the closing of the DPCM IPO or with respect to any other material provisions relating to stockholders’ rights (including redemption rights) or pre-initial business combination activity, unless Public Stockholders are provided with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding public shares. However, DPCM will only redeem DPCM’s public shares so long as (after such redemption) DPCM’s net tangible assets will be at least $5,000,001. If this optional redemption right is exercised with respect to an excessive number of public shares such that DPCM cannot satisfy the net tangible asset requirement, DPCM would not proceed with the amendment or the related redemption of the public shares at such time.

DPCM expects that all costs and expenses associated with implementing a plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,000,000 of proceeds held outside the Trust Account. However, if those funds are not sufficient to cover the costs and expenses associated with implementing DPCM’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, DPCM may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If all of the net proceeds of the DPCM IPO are expended, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per-share redemption amount received by stockholders upon DPCM’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of DPCM’s creditors which would have higher priority than the claims of Public Stockholders. The actual per-share redemption amount received by Public Stockholders may be substantially less than $10.00. Under Section 281(b) of the DGCL, DPCM’s plan of dissolution must provide for all claims against it to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before DPCM can make any distribution of remaining assets to stockholders. While DPCM intends to pay such amounts, if any, DPCM may not have funds sufficient to pay or provide for all creditors’ claims.

Although DPCM will seek to have all vendors, service providers (other than DPCM’s independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Public Stockholders, there is no guarantee such agreements will be executed or even if such agreements are executed that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against DPCM’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, management will consider whether competitive alternatives are reasonably available and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of DPCM under the circumstances. Examples of possible instances where DPCM may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of the DPCM IPO and the independent registered public accounting firm will not execute agreements waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to DPCM if and to the extent any claims by a third party for services rendered or products sold, or a prospective target business with which DPCM have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under DPCM’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, DPCM has not asked the Sponsor to reserve for such indemnification obligations, nor has DPCM independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and DPCM believes the Sponsor’s only assets are securities of DPCM. Sponsor may be unable to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, DPCM may not be able to complete an initial business combination, and Public Stockholders would receive such lesser amount per share in connection with any redemption of public shares. None of the officers or directors of DPCM will indemnify DPCM for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, DPCM’s independent directors would determine whether to take legal action against Sponsor to enforce its indemnification obligations. While DPCM currently expect that the independent directors would take legal action on DPCM’s behalf against Sponsor to enforce its indemnification obligations to us, it is possible that the independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, due to claims of creditors the actual value of the per-share redemption price may be less than $10.00 per share.

DPCM will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which DPCM does business execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under the indemnity of the underwriters of the DPCM IPO against certain liabilities, including liabilities under the Securities Act. DPCM will have access to up to approximately $1,250,000 from the proceeds of the DPCM IPO with which to pay any such potential claims (including costs and expenses incurred in connection with DPCM’s liquidation, currently estimated to be no more than approximately $100,000). If after liquidation it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to Public Stockholders upon the redemption of public shares in the event an initial business combination is not consummated within 24 months from the closing of the DPCM IPO may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to Public Stockholders upon the redemption of public shares in the event an initial business combination is not consummated within 24 months from the closing of the DPCM IPO is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If an initial business combination is not consummated within 24 months from the closing of the DPCM IPO, DPCM will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is DPCM’s intention to redeem public shares as soon as reasonably possible following DPCM’s 24th month and, therefore, DPCM does not intend to comply with those procedures. As such, stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of stockholders may extend well beyond the third anniversary of such date.

Because DPCM will not be complying with Section 280, Section 281(b) of the DGCL requires DPCM to adopt a plan, based on facts known at such time that will provide for payment of all existing and pending claims or claims that may be potentially brought against DPCM within the subsequent 10 years. However, because DPCM is a blank check company, rather than an operating company, and operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from vendors (e.g. lawyers and investment bankers) or prospective target businesses. As described above, pursuant to the obligation contained in the underwriting agreement, DPCM will seek to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under the indemnity of the underwriters of the DPCM IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If DPCM files a bankruptcy petition or an involuntary bankruptcy petition is filed against DPCM that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in the bankruptcy estate and subject to the claims of third parties with priority over the claims of stockholders. To the extent any bankruptcy claims deplete the Trust Account, $10.00 per share may be unavailable to return to DPCM’s Public Stockholders. Additionally, if a bankruptcy petition is filed by DPCM or an involuntary bankruptcy petition is filed against DPCM that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by stockholders. Furthermore, DPCM’s board of directors may be viewed as having breached its fiduciary duty to creditors and/or may have acted in bad faith, and thereby exposing itself and DPCM to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. DPCM cannot assure you that claims will not be brought against DPCM for these reasons.

Public Stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of public shares if an initial business combination is not completed within 24 months from the closing of the DPCM IPO, (ii) in connection with a stockholder vote to amend the DPCM Charter to modify the substance or timing of the obligation to redeem 100% of public shares if an initial business combination is not completed within 24 months from the closing of the DPCM IPO or with respect to any other material provisions relating to stockholders’ rights (including redemption rights) or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of an initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event DPCM seeks stockholder approval in connection with an initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares or an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of the DPCM Charter, like all provisions of the DPCM Charter, may be amended with a stockholder vote.

Employees

DPCM currently has three officers: Emil Michael, Ignacio Tzoumas and Kyle Wood. These individuals are not obligated to devote any specific number of hours to DPCM’s matters but they devote as much of their time as they deem necessary and intend to continue doing so until an initial business combination has been consummated. The amount of time they devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the business combination process. DPCM does not intend to have any full-time employees prior to the consummation of the initial business combination.

Facilities

DPCM currently maintains its executive offices at 382 NE 191 Street, #24148, Miami, FL 33179 executive offices are provided to DPCM by the Sponsor. The cost for this space is included in the $10,000 per month fee Sponsor began charging DPCM for office space, utilities and secretarial and administrative support commencing on October 20, 2020 pursuant to a letter agreement between DPCM and DPCM’s sponsor. DPCM considers DPCM’s current office space adequate for DPCM’s current operations.

Legal Proceedings

There are no legal proceedings pending against DPCM.

Periodic Reporting and Audited Financial Statements

DPCM has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC.

MANAGEMENT OF DPCM

Directors and Executive Officers

DPCM’s current directors and officers are as follows:

Name	Age	Position
Emil Michael	49	Chairman of the Board and Chief Executive Officer
Ignacio Tzoumas	47	Chief Financial Officer
Kyle Wood	45	Chief Legal Officer and Secretary
Peter Diamandis	60	Director
Desiree Gruber	54	Director
Denmark West	51	Director

Emil Michael has served as DPCM’s Chief Executive Officer since DPCM’s inception and as DPCM’s Chairman since August 2020. He is one of Silicon Valley’s most highly regarded business executives having built three successful companies including Tellme Networks (sold to Microsoft in 2007), Klout (sold to Lithium Technologies in 2014) and Uber. Mr. Michael has extensive experience identifying high-growth, tech-enabled businesses with his investments spanning a broad range of companies including Brex, GoPuff, Revolut, SpaceX, and Stripe. Mr. Michael has been the Chairman and CEO of M8 Enterprises LLC since January 2018. During his tenure as Chief Business Officer of Uber from July 2013 to June 2017, Mr. Michael led Uber’s efforts in China and Russia, which resulted in substantial market value creation. Mr. Michael played a pivotal role in raising nearly $15 billion dollars in capital from investors globally and led the merger of Uber’s China operations with key competitor in China, Didi Chiuxing. Additionally, he led the efforts to strike partnerships globally with companies such as American Express, AT&T, Daimler, Softbank, Tata Motors, and Toyota. Mr. Michael also led the Ottomotto acquisition that became the core of Uber’s Advanced Technology Group, responsible for autonomous vehicle development. He is also responsible for creating UberMilitary, a program at Uber for military veterans and their families. Prior to Uber, Mr. Michael served as Chief Operating Officer of Klout, where he played a pivotal role in growing the social media analytics company. Klout ultimately sold to Lithium Technologies for $200 million in 2014. Before joining Klout, Mr. Michael served as a White House Fellow working for the Secretary of Defense as a Special Assistant. During his tenure at the Pentagon, he ran projects in Afghanistan, Iraq and Pakistan as well as a department-wide budget cutting effort aimed at reducing overhead and bureaucracy. Mr. Michael was also part of the founding team of Tellme Networks, a pioneer in speech recognition technology and systems, that is highly regarded for weathering the technology bust of 2000 and for building a sustainable and profitable business. Mr. Michael helped Tellme Networks raise over $250 million in venture capital from investors such as Benchmark Capital and Kleiner Perkins. He also led Tellme Networks through its $800 million sale to Microsoft in 2007. Additionally, Mr. Michael has been a leadership coach and mentor to dozens of young CEOs over the years, giving him extensive exposure to early stage companies, technologies, and trends. He also serves as an advisor or investor in over 20 start-ups around the world, furthering his commitment to helping the next generation of entrepreneurs build and scale. He started his career at Goldman Sachs, where he was an Associate in the Investment Banking Division for a short period. Mr. Michael received his B.A. from Harvard University and his J.D. from Stanford Law School. Mr. Michael is well-qualified to serve on DPCM’s board of directors due to his extensive operating, investment and corporate finance experience, along with his public company leadership experience.

Peter Diamandis has served as one of DPCM’s directors since October 2020. He has been the Chief Executive Officer of PHD Ventures, Inc. since October 1993 which is his personal holding company for his writing, speaking and consulting activities. He is the Founder and Executive Chairman of the XPRIZE Foundation, a non-profit foundation which, since 1996, has designed and operated large-scale incentive competitions for the benefit of humanity. He is also the Executive Founder of Singularity University, a graduate-level Silicon Valley institution founded in 2010 that counsels the world’s leaders on exponentially growing technologies. Dr. Diamandis was a Founder, Vice Chairman and is currently a shareholder of Human Longevity,

Inc. an advanced health diagnostic company committed to delivering data driven health diagnostics, he resigned from the board of directors in December 2018. Dr. Diamandis is the Vice Chairman and co-Founder of Celularity Inc., founded in July 2017, a commercial-stage cell therapeutics company delivering allogenic cellular therapies engineered from the postpartum human placenta Dr. Diamandis is also a founder and board member of Fountain Therapeutic Services, Inc. which was formed in November 2018 to increase lifespan and optimize healthspan by harnessing regenerative medicine technologies and integrating extensive wellness solutions. In March 2020, Dr. Diamandis co-founded and is the Vice-Chairman of Covaxx, Inc. a pharmaceutical company that has developed a COVID-19 lgG antibody test and a vaccine that is currently in clinical trials. Dr. Diamandis has also served as a director of three other special purpose acquisition companies, Software Acquisition Group Inc., which completed its initial public offering in November 2019 and its business combination with CuriosityStream Inc. in October 2020, Software Acquisition Group Inc. II, which completed its initial public offering in September 2020 and its business combination with Otonomo Technologies Ltd. in August 2021, and Software Acquisition Group Inc. III, which completed its initial public offering in August 2021 and announced a proposed business combination with Branded Online Inc. on February 14, 2022. As an entrepreneur, Dr. Diamandis has started over 20 companies in the areas of longevity, space, venture capital and education. Dr. Diamandis also co-founded BOLD Capital Partners, a venture fund investing in exponential technologies, in 2015, and is a New York Times Bestselling author. Dr. Diamandis earned degrees in Molecular Engineering and Aerospace Engineering from MIT and holds an M.D. from Harvard Medical School. Dr. Diamandis is well-qualified to serve on DPCM’s board of directors due to his entrepreneurial experience in the and media industries.

Denmark West has served as one of DPCM’s directors since October 2020. He is a founding partner of Connectivity Ventures Fund, an early stage and mission oriented fund focused on innovations that transform the way we live and work, where he currently serves as Chief Investment Officer. Prior to Connectivity, Mr. West was an executive at Viacom, serving at BET as President of Digital Media, and at Viacom Media Networks as both EVP of Strategy and Business Development and Chief of Operations (EVP) for the Global Digital Media Group. During his tenure at Viacom, he launched Viacom’s first vertical ad network, first episodic web series (Webby nominated), and first mobile TV companion app. He led strategy for social media and video games, drove over $1B in M&A transactions, ran post-merger integration initiatives, and oversaw the e-commerce P&L. He also oversaw new online audience records every year while at BET, and supported the first event on Twitter to capture all Top 10 Trending topics simultaneously. Prior to Viacom, Mr. West worked at Microsoft in the Corporate Development & Strategy Group and as the Chief of Staff of Windows Client Division ($12B in revenues at that time). There he helped to incubate new businesses, notably Xbox and Windows Media. He supported joint ventures with Qualcomm, Softbank and Ford. He led strategy initiatives for the Microsoft CEO and the board of directors, respectively, around streaming media, software as a service, and open source software. He also led Corporate Venture investments in internet infrastructure companies including Akamai and supported over $12B in strategic investments and M&A transactions. Mr. West also has passion around and speaks on technology trends and financial markets. He has appeared on The Today Show, CNBC, Al Jazeera and CCTV. He also has been referenced in business books like Stealing MySpace, the New York Times best seller The Facebook Effect, and Leapfrog: The New Revolution for Women Entrepreneurs. He started his career on Wall Street with Smith Barney and Goldman Sachs. Mr. West is a strategic advisor to the USO and the National Basketball Players Association, the union for NBA players. He is an operating advisor to K1 Investment Management, a private equity fund focused on enterprise software with over $1B AUM. He is also a member of the board of directors for SOCAP Global, Questbridge, Culture Shift Labs, IDEA Initiative and Mirror Digital. Mr. West received both his A.B. in Applied Mathematics and his M.B.A. from Harvard University. Mr. West is well-qualified to serve on DPCM’s board of directors due to his extensive experience in the technology industry, expertise in corporate finance and operations, as well as his public company experience.

Desiree Gruber has served as a one of DPCM’s directors since October 2020. She founded and has been the Chief Executive Officer since inception of Full Picture, a brand accelerator, content production, communications, and consulting services company now in its 21st year, with a passion to help her clients more effectively tell their stories and launch new ideas into the world. Ms. Gruber continues to evolve her mission of shaping zeitgeist-defining moments and reimagining how brands delight and engage global audiences in her work as an entrepreneur, business strategist, and venture capitalist. Through DGNL, Ms. Gruber has embraced a preeminent role in developing and supporting female founders and C-suite executives. With a goal of creating real opportunities for women to achieve measurable success, DGNL invests in and architects transformational deals across the consumer, technology, and media spectrum in order to establish a legacy of female empowerment. Among Ms. Gruber’s many accomplishments to date is co-founding the Project Runway television series. In addition to her Peabody Award, as executive producer of the groundbreaking show for 16 seasons she has received a GLAAD Media Award and earned 14 Emmy nominations. A lifelong advocate for a more equitable and inclusive world, she proudly serves on the boards of UNICEF USA, Tech:NYC, and God’s Love We Deliver, and was the recipient of UNICEF’s 2018 Spirit of Compassion Award. She is also an advisor to leading organizations such as Anthos Capital, Pharrell Williams’ Something in the Water and Chegg. Ms. Gruber lives with her husband, Kyle MacLachlan, and their son, and splits her time between NYC and LA. Ms. Gruber is well-qualified to serve on DPCM’s board of directors due to her extensive experience in the financial and investment industries.

Ignacio Tzoumas has served as DPCM’s Chief Financial Officer since DPCM’s inception. He has extensive financial management experience through over 20 years in the financial services industry. He has been the Chief Financial Officer of Bolt Mobility since November 2018, Pishevar Family Foundation since February 2019 and The Edison Companies since April 2019 and the Vice President of Finance of Stara since November 2018. During his tenure at Pishevar Family Foundation, he has advised and directed investments exceeding $200 million in value and in his tenure at Edison, he has led venture capital and private equity financing efforts for transportation and communications startups resulting in over $10 million in investment. He is an expert at lean financial management and has created a sustainable business model for continuous research, design, and innovation. Additionally, he is an active angel investor and mentors emerging talent in various financial roles. Earlier in his career, Mr. Tzoumas was a founding partner of the quantitative trading group at Triton Global, and a macro hedge fund, The Mercury Fund. Mr. Tzoumas received a B.S. from the University of Pennsylvania.

Kyle Wood has served as DPCM’s Chief Legal Officer and Secretary since DPCM’s inception. He currently serves as Chief Legal Officer for Sofreh Capital LP and Pishevar Family Office since January 2020. He has over 15 years of experience in technology transactions focusing primarily on public and private financings and M&A. He has also drafted and negotiated billions of dollars of acquisitions for Fortune 100 clients, advised on intellectual property licensing and development strategies, and counseled buyers and sellers on corporate transactions. From October 2016 to December 2019, Mr. Wood was a partner in Perkins Coie’s Technology Transactions and Privacy Law practice, as well as head of the firm’s Blockchain Operations Team, Hiring Partner in the Dallas Office, and member of the Associate Compensation Committee. His prior legal experience includes counsel at Hunton Andrews Kurth from April 2014 to October 2016, technology associate at Jones Day, and working in the in-house legal team at Sun Microsystems (acquired by Oracle) and Nominum, Inc. (acquired by Akamai Technologies). Mr. Wood received his B.A. from the University of Virginia and J.D. from Santa Clara University School of Law.

Special Advisors

In addition to DPCM’s management team, DPCM is supported by the following special advisors. DPCM currently expects DPCM’s special advisors to (i) assist DPCM in sourcing and negotiating with potential business combination targets, (ii) provide business insights when DPCM assesses potential business combination targets and (iii) upon DPCM’s request, provide business insights as DPCM works to create additional value in the business or businesses that DPCM acquires. In this regard, DPCM’s special advisors fulfil some of the same functions as DPCM’s board members; however, they do not owe any fiduciary obligations to DPCM nor do they perform board or committee functions or have any voting or decision-making capacity on DPCM’s behalf. They also are not required to devote any specific amount of time to DPCM’s efforts. While certain of DPCM’s special advisors have ownership interests in Sponsor or purchased founder shares from DPCM’s sponsor, none of DPCM’s special advisors have any employment, consulting fee or other similar compensation arrangements with us.

Shervin Pishevar is an accomplished entrepreneur and investor with over 20 years of experience. He is a co-founder of Sofreh Capital, the Manager of the Pishevar Family Office, and a Managing Member of The Edison Companies, LLC. Mr. Pishevar was the co-founder of Sherpa Capital, LLC, a leading venture capital firm, and served as the General Partner of its first three funds. Upon the close of the third fund, Sherpa Capital had $650 million under management and hundreds of millions more in co-investments and SPVs. Prior to Sherpa Capital, he was a Managing Director at Menlo Ventures where he helped consecutive funds return 3.0x Distribution to Paid-In Capital (DPI) and led key early investments in companies such as Uber (Series B), Warby Parker (Series A), Machine Zone and Tumblr. While at Menlo Ventures, he was a founder of the Menlo Talent Fund, a seed investment program that helped close over 35 seed investments including in companies like Parse (acquired by Facebook) and Scan (acquired by Snap). Through his investments from 2011 to 2018, he generated an average gross cash-on-cash multiple of 6.6x, returning 88.3% IRR and was ranked #93 on the Forbes Midas List Top 100 Venture Capitalists in 2017 (where he has appeared at least four times).

Dr. Eric Schmidt was the former executive chairman of the board of Alphabet, responsible for external business matters and advising their CEOs and leadership on business and policy issues. Prior to the establishment of Alphabet, Dr. Schmidt was the chairman of Google Inc. for four years. From 2001 to 2011, he served as Google’s Chief Executive Officer, overseeing the company’s technical and business strategy alongside founders Sergey Brin and Larry Page. Under his leadership, Google dramatically scaled its infrastructure and diversified its product offerings while maintaining a strong culture of innovation, growing from a Silicon Valley startup to a global leader in technology. Prior to joining Google, Dr. Schmidt was the chairman and CEO of Novell and Chief Technology Officer at Sun Microsystems, Inc. Previously, he served on the research staff at Xerox Palo Alto Research Center (PARC), Bell Laboratories and Zilog. Dr. Schmidt received his B.A. from Princeton University and his M.S. and Ph.D. from the University of California, Berkeley.

Betsy Atkins is a serial entrepreneur and the Chief Executive Officer and founder of Baja Corporation. Ms. Atkins has co-founded enterprise software companies in multiple industries including energy, healthcare and networking. Ms. Atkins is an expert at scaling companies through hyper growth and leading them to successful initial public offerings and acquisitions, including serving as the Chief Executive Officer of Clear Standards, Inc. during its acquisition by SAP in 2009. Ms. Atkins also co-founded Ascend Communications Inc., a Nasdaq-listed company that reached $5.4 billion in revenue prior to its acquisition by Lucent Technologies Inc. for $23 billion in 1999. At Baja Corporation, Betsy has built three early stage funds investing in enterprise, software, healthcare, and energy. Ms. Atkins is a corporate governance expert with an eye for making boards a competitive asset, currently serving on the boards of Wynn Resorts, SL Green Realty and Volvo Cars. Her corporate board experience is vast and covers multiple industries including: Technology, Retail, Financial Services, Healthcare, Hospitality, Auto, CPG, Manufacturing, and Logistics. Her expertise is emphasized by her third published book Be Board Ready: The Secrets to Landing a Board Seat and Being a Great Director. Ms. Atkins brings an operational perspective to corporate governance which focuses on taking friction out of the consumer experience, leveraging broad contemporary knowledge of digital technology to reduce costs and driving efficiency and productivity using AI machine learning analytics to streamline processes. Ms. Atkins received her B.A. from the University of Massachusetts, Amherst.

Number and Terms of Office of Officers and Directors

DPCM’s board of directors consists of four members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to the first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Ms. Gruber, will expire at DPCM’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. West, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Dr. Diamandis and Mr. Michael, will expire at the third annual meeting of stockholders. DPCM may not hold an annual meeting of stockholders until after DPCM consummates its initial business combination.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. DPCM’s board of directors is authorized to appoint persons to the offices set forth in DPCM’s bylaws as it deems appropriate. DPCM’s bylaws provide that its officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the board of directors.

Director Independence

NYSE listing standards require that a majority of the board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The board of directors has determined that Peter Diamandis, Denmark West and Desiree Gruber are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. The audit committee is entirely composed of independent directors meeting the NYSE’s additional requirements applicable to members of the audit committee. The independent directors have scheduled meetings at which only independent directors are present.

Officer and Director Compensation

No compensation will be paid to the Sponsor, officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of an initial business combination. Commencing on the date that DPCM’s securities were first listed on NYSE through the earlier of the consummation of an initial business combination and liquidation, DPCM has paid an entity affiliated with Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of DPCM’s management team. Additionally, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on DPCM’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Independent directors will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or DPCM or their affiliates.

After the completion of DPCM’s initial business combination, current directors or members of DPCM’s management team who become directors or members of the combined company’s management team may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to DPCM Stockholders in connection with a proposed business combination. DPCM has not established any limit on the amount of such fees that may be paid by the combined company to DPCM’s directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination because the directors of the combined company will be responsible for determining officer and director compensation. Any compensation to be paid to DPCM officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on DPCM’s board of directors.

DPCM does not intend to take any action to ensure that members of DPCM’s management team become members of the management team of the combined company after the consummation of DPCM’s initial business combination, although it is possible that some or all of DPCM’s officers and directors may negotiate employment or consulting arrangements with the combined company. The existence or terms of any such employment or consulting arrangements may influence DPCM’s management’s motivation in identifying or selecting a target business but DPCM does not believe that the ability of DPCM’s management to remain with us after the consummation of DPCM’s initial business combination will be a determining factor in DPCM’s decision to proceed with any potential business combination. DPCM is not party to any agreements with DPCM’s officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

The board of directors has three standing committees: an audit committee, a nominating and corporate governance committee, and a compensation committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of the NYSE require that the nominating and corporate governance committee and the compensation committee of a listed company be comprised solely of independent directors. Each committee will operate under a charter that complies with the NYSE rules, will be approved by DPCM’s board of directors and will have the composition and responsibilities described below. The charter of each committee is available on DPCM’s website.

Audit Committee

The board of directors has established an audit committee. Dr. Diamandis (chair), Mr. West and Ms. Gruber are serving as members of the audit committee. Dr. Diamandis serves as chairperson of the audit committee. All members of DPCM’s audit committee meet the independent director standard under NYSE listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and the board of directors has determined that Dr. Diamandis qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

DPCM has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•

assisting board oversight of (1) the integrity of DPCM’s financial statements, (2) DPCM’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence and (4) the performance of DPCM’s internal audit function and the independent registered public accounting firm,

•

the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent registered public accounting firm all relationships they have with DPCM in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and DPCM to assess the independent registered public accounting firm’s independence;

•

meeting to review and discuss DPCM’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing DPCM’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to DPCM entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and DPCM’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding DPCM’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The board of directors has established a compensation committee. Ms. Gruber, Dr. Diamandis and Mr. West serve as members of the compensation committee. Ms. Gruber serves as chairperson of the compensation committee. All members of the compensation committee meet the independent director standard under NYSE listing standards applicable to members of the compensation committee.

DPCM has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to DPCM’s Chief Executive Officer’s compensation, if any is paid by us, evaluating DPCM’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of DPCM’s Chief Executive Officer based on such evaluation;

•

reviewing and making recommendations on an annual basis to DPCM’s board of directors with respect to (or approving, if such authority is so delegated by DPCM’s board of directors) the compensation, if any is paid by us, and any incentive-compensation and equity-based plans that are subject to board approval of DPCM’s other officers;

•	reviewing on an annual basis DPCM’s executive compensation policies and plans;

•	implementing and administering DPCM’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with DPCM’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for DPCM’s officers and employees;

•	if required, producing a report on executive compensation to be included in DPCM’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of the Sponsor of $10,000 per month, for up to 24 months, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of DPCM’s existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The DPCM Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

DPCM has established a nominating and corporate governance committee. The members of DPCM’s nominating and corporate governance are Mr. West, Dr. Diamandis and Ms. Gruber. Mr. West serves as chair of the nominating and corporate governance committee.

The primary purposes of DPCM’s nominating and corporate governance committee will be to assist the board in:

•

identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of DPCM’s corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of DPCM; and

•	reviewing on a regular basis DPCM’s overall corporate governance and recommending improvements as and when necessary.

The Nominating and Corporate Governance Committee Charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in DPCM’s Nominating and Corporate Governance Committee Charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.

Director Nominations

The nominating and corporate governance committee will recommend to the board of directors candidates for nomination for election at the annual meeting of the stockholders. Prior to the initial business combination, the board of directors will also consider director candidates recommended for nomination by holders of the Class B common stock during such times as they are seeking proposed nominees to stand for election at an annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Prior to the initial business combination, holders of public shares will not have the right to recommend director candidates for nomination to DPCM’s board of directors.

DPCM has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of DPCM’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of the DPCM Stockholders.

Compensation Committee Interlocks and Insider Participation

None of DPCM’s officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more officers serving on DPCM’s board of directors.

Code of Business Conduct and Ethics, Corporate Governance Guidelines and Committee Charters

DPCM has adopted a Code of Business Conduct and Ethics applicable to its directors, officers and employees in accordance with applicable federal securities laws. A copy of DPCM’s Code of Business Conduct and Ethics will be provided without charge upon request to DPCM in writing at 382 NE 191 Street, #24148, Miami, FL 33179 or by telephone at (305) 857-5086. DPCM intends to disclose any amendments to or waivers of certain provisions of its Code of Business Conduct and Ethics in a Current Report on Form 8-K.

DPCM’s board of directors has also adopted Corporate Governance Guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which the board of directors and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.

Copies of DPCM’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter are available on DPCM’s corporate website. The information contained on or accessible through DPCM’s corporate website or any other website that it may maintain is not incorporated by reference into this report.

DPCM MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to “DPCM,” “we,” “our” or “us” refer to DPCM Capital, Inc., a Delaware corporation.

Overview

We are a blank check company formed under the laws of the State of Delaware on March 24, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination.

We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and, if required, the sale of the private placement warrants, our capital stock, debt or a combination of cash, stock and debt. We are incurring and expect to continue to incur significant costs in the pursuit of our acquisition plans, including in connection with the Transaction. We cannot assure you that our plans to complete the Transaction, or any other initial business combination, will be successful.

Transaction

On February 7, 2022, we entered into the Transaction Agreement with D-Wave Quantum, Merger Sub, CallCo, ExchangeCo and D-Wave relating to the Transaction with D-Wave.

Concurrently with the execution of the Transaction Agreement, we entered into (i) the Sponsor Support Agreement with D-Wave, D-Wave Quantum and the Sponsor, pursuant to which the Sponsor agreed to vote shares representing approximately 19.3% of the aggregate voting power of DPCM Common Stock in favor of the each of the proposals presented at the Special Meeting, regardless of how Public Stockholders vote and (ii) the Transaction Support Agreement with the Supporting D-Wave Shareholders and D-Wave, pursuant to which each such Supporting D-Wave Shareholder agreed to, among other things, support and vote in favor of the D-Wave Arrangement Resolution.

Concurrently with the execution of the Transaction Agreement, the PIPE Investors entered into the PIPE Subscription Agreements, pursuant to which, among other things, each PIPE Investor subscribed to and agreed to purchase on the Closing Date, and D-Wave Quantum agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of D-Wave Quantum Common Shares equal to the purchase price set forth therein, divided by $10.00 and multiplied by the Exchange Ratio, in each case, on the terms and subject to the conditions set forth therein.

At the Closing, D-Wave Quantum, Sponsor, the other holders of DPCM Class B Common Stock and the D-Wave Shareholders party thereto will, pursuant to the Plan of Arrangement, become parties to the Registration Rights and Lock-Up Agreement, pursuant to which, among other things, each of Sponsor, the other holders of DPCM Class B Common Stock and D-Wave Shareholders (a) will agree not to effect any sale or distribution of certain equity securities of D-Wave Quantum held by any of them during the lock-up period described therein and (b) will be granted certain registration rights with respect to their respective D-Wave Quantum Common Shares, in each case, on the terms and subject to the conditions set forth therein. See “The Transaction Agreement and Related Agreements.”

Previously Terminated Business Combination Agreement

On May 19, 2021, we entered into the Jam City BCA with VNNA Merger Sub, Jam City and New JC LLC, relating to the then-contemplated business combination with Jam City (the “Jam City Business Combination”).

On July 23, 2021, we entered into Termination Agreement with VNNA Merger Sub, our sponsor, Jam City and New JC LLC, pursuant to which the parties agreed to mutually terminate the Jam City BCA effective as of July 23, 2021. As a result of the termination of the Jam City BCA, the Jam City BCA is void and there is no liability under the Jam City BCA on the part of any party thereto, except as set forth in the Jam City BCA, and each of the transaction agreements entered into in connection with the Jam City BCA, including, but not limited to, (i) the sponsor support agreement, dated as of May 19, 2021, by and among our company, our sponsor, Jam City and New JC LLC, (ii) the Stockholder Support Agreement, dated as of May 19, 2021, by and among our company and certain stockholders of Jam City, and (iii) the subscription agreements entered into between our company and certain investors concurrently with the execution of the Jam City BCA, dated as of May 19, 2021, were automatically either terminated in accordance with their terms or of no further force and effect. Pursuant to the Termination Agreement, subject to certain exceptions, we and Jam City also agreed, on behalf of ourselves and our respective related parties, to a release of claims relating to the Jam City Business Combination. We intend to pursue the Transaction as described above.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities through March 31, 2022 were organizational activities, those necessary to prepare for our initial public offering and, since our initial public offering, our activity has been limited to identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination, including the Transaction.

For the three months ended March 31, 2022, we had net loss of $3,422,503, which consists of the change in fair value of warrant liabilities of $1,281,600 and operating costs of $2,187,285, offset by interest earned on marketable securities held in the Trust Account of $48,658 and an unrealized loss on marketable securities held in the Trust Account of $2,276.

For the year ended December 31, 2021, we had net income of $24,245,377, which consists of the change in fair value of warrant liabilities of $27,912,600, interest earned on marketable securities held in the Trust Account of $115,883 and unrealized gain on marketable securities held in the Trust Account of $8,962, offset by operating costs of $3,781,644.

For the three months ended March 31, 2021, we had net income of $15,398,020, which consists of the change in fair value of warrant liabilities of $16,120,000, an unrealized gain on marketable securities held in the Trust Account of $1,041, and interest earned on marketable securities held in the Trust Account of $58,851, offset by operating costs of $781,872.

For the period from March 24, 2020 (inception) through December 31, 2020, we had net loss of $27,406,287, which consisted of formation and operating costs of $343,208, change in fair value of warrant liability of $26,740,000 and transaction cost allocable to warrants of $381,556, offset by interest earned on marketable securities held in the Trust Account of $48,914 and unrealized gain on marketable securities held in the Trust Account of $9,563.

Liquidity and Capital Resources

Until the consummation of our initial public offering, our only source of liquidity was an initial purchase of founder shares by our sponsor and loans from our sponsor.

On October 23, 2020, we consummated our initial public offering of 30,000,000 units, at $10.00 per unit, generating gross proceeds of $300,000,000. Simultaneously with the closing of our initial public offering, we consummated the private placement of 8,000,000 private placement warrants to our sponsor at a price of $1.00 per private placement warrant, generating gross proceeds of $8,000,000.

Following our initial public offering and the sale of the private placement warrants, a total of $300,000,000 was placed in the Trust Account. We incurred $16,977,876 in transaction costs, including $6,000,000 of underwriting fees, $10,500,000 of deferred underwriting commissions (the entitlement to which was subsequently waived by UBS) and $477,876 of other costs.

For the three months ended March 31, 2022, cash used in operating activities was $293,966. Net loss of $3,422,503 was affected by interest earned on marketable securities held in the Trust Account of $39,820, an unrealized gain on marketable securities held in the Trust Account of $6,562, and the change in fair value of warrant liabilities of $1,281,600. Changes in operating assets and liabilities provided $1,893,319 of cash for operating activities.

For the year ended December 31, 2021, cash used in operating activities was $959,837. Net income of $24,245,377 was affected by interest earned on marketable securities held in the Trust Account of $115,883, an unrealized gain on marketable securities held in the Trust Account of $8,962, and the change in fair value of warrant liabilities of $27,912,600. Changes in operating assets and liabilities provided $2,832,231 of cash for operating activities.

For the three months ended March 31, 2021, cash used in operating activities was $159,971. Net income of $15,398,020 was affected by interest earned on marketable securities held in the Trust Account of $58,851, unrealized gain on marketable securities held in the Trust Account of $1,041, and the change in fair value of warrant liabilities of $16,120,000. Changes in operating assets and liabilities provided $621,901 of cash for operating activities.

For the period from March 24, 2020 (inception) through December 31, 2020, cash used in operating activities was $462,567. Net loss of $27,406,287 was affected by interest earned on marketable securities held in the Trust Account of $48,914, an unrealized gain on marketable securities held in the Trust Account of $9,563, transaction cost allocable to warrants of $381,556 and change in fair value of warrant liabilities of $26,740,000. Changes in operating assets and liabilities used $119,359 of cash.

As of March 31, 2022, we had marketable securities held in the Trust Account of $300,229,704 (including $46,382 of interest income and unrealized gains) consisting of U.S. Treasury Bills with a maturity of 185 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through March 31, 2022, we have not withdrawn any interest earned from the Trust Account.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions and income taxes payable), to complete our initial business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of March 31, 2022, we had cash of $30,754 outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our sponsor or an affiliate of our sponsor or certain of our directors and officers may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the private placement warrants, at a price of $1.00 per warrant at the option of the lender.

On February 28, 2022, the Sponsor issued an unsecured promissory note of up to $1,000,000 to CDPM Sponsor Group II, LLC, an affiliate of the Sponsor (the “Sponsor Affiliate Note”), in connection with providing us with additional working capital. The Sponsor Affiliate Note is not convertible and bears no interest. The Sponsor Affiliate Note is due and payable upon the earlier of the date on which we consummate our initial business combination or the date that the winding up of DPCM is effective. As of March 31, 2022, the Sponsor had borrowed a total of $200,000 under the Sponsor Affiliate Note, which amount was delivered to us for our working capital needs.

On April 13, 2022, we issued an unsecured promissory note of up to $1,000,000 to the Sponsor (the “Sponsor Note”), of which $220,000 was funded by the Sponsor upon execution of the Sponsor Note, in connection with providing us with additional working capital. The Sponsor Note is not convertible and bears no interest. The Sponsor Note is due and payable upon the earlier of the date on which we consummate our initial Business Combination or the date that the winding up of DPCM is effective.

We may need to raise additional capital through loans or additional investments from our sponsor or an affiliate of our sponsor or certain of our directors and officers. Our sponsor or an affiliate of our sponsor or certain of our directors and officers may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction and reducing overhead expenses. Other than the Sponsor Affiliate Note and the Sponsor Note described above, we cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.

In connection with our assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 205-40, “Basis of Presentation – Going Concern,” management has determined that the expected shortfall in working capital over the period of time between the date the financial statements are issued and our estimated initial business combination date raises substantial doubt about our ability to continue as a going concern until the earlier of the consummation of our initial business combination or the date we are required to liquidate. Based on the above factors, management determined there is substantial doubt about our ability to continue as a going concern within one year after the date the financial statements are issued. The financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern. Our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of March 31, 2022.

Contractual Obligations

Other than the Sponsor Affiliate Note and the Sponsor Note described above, we do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an agreement to pay our sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. We began incurring these fees on October 20, 2020 and will continue to incur these fees monthly until the earlier of the completion of our initial business combination and our liquidation.

Critical Accounting Policies and Estimates

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liabilities

We account for our warrants in accordance with the guidance contained in ASC 815-40 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The private placement warrants and the public warrants for periods where no observable traded price was available are valued using a binomial lattice model. For periods subsequent to the detachment of the public warrants from the units, the public warrant quoted market price was used as the fair value as of each relevant date.

Class A Common Stock Subject to Possible Redemption

We account for our Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ deficit. Our Class A common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of our condensed balance sheets.

Net Income (Loss) Per Common Stock

Net income (loss) per common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. We apply the two-class method in calculating income (loss) per common stock. Accretion associated with the redeemable shares of DPCM Class A Common Stock is excluded from income (loss) per common stock as the redemption value approximates fair value.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

INFORMATION ABOUT D-WAVE

References in this section to “D-Wave,” “we,” “our” or “us” refer to D-Wave Systems Inc., a British Columbia corporation.

Overview

As the Practical Quantum Computing Company, our mission is to unlock the power of quantum computing today to benefit business and society. We define “practical” as being focused on delivering quantum offerings and access, built to provide customer value for commercial use. We define “commercial” as customer use primarily focused on revenue-generating or cost-saving use cases. Our commercial-first approach brings quantum products to market that serve the needs of enterprise customers by solving their most complex and computationally intensive problems. We deliver this in real-time via cloud services. Today, customers can access our annealing quantum computer and quantum hybrid solvers, and we are developing a gate-model system with cross platform tools to help address a broader range of customer problem sets in the longer term.

We are a pioneer in the quantum industry. We were the first company to lease, deliver and install a quantum system (2010-2011). We were the first to enable early complex optimization applications on quantum computers, used by Volkswagen for taxi routing modelling (2017). We were the first to demonstrate peer-reviewed quantum mechanical effects within a quantum annealer (2018), as published in both Science and Nature. We were the first to deliver real-time quantum access via the cloud (2018), and we continue serving our customers via cloud-based offerings today.

We were also the first to deliver hybrid solver services, bringing quantum and classical resources together to run problems with up to one million variables (2020). Most recently, we were the first to deliver a 5,000-qubit system (2020) and the first to demonstrate a three-million-times speed-up over the best-known classical approaches—the latter published in Nature Communications (2021). Today, we are the only quantum computing company building commercial annealing quantum computing systems and developing gate-model quantum computing systems. All of these achievements have resulted in a blue-chip customer base, which now includes approximately 25 companies from the Forbes Global 2000 and 55+ commercial customers. In 2021, 68% of our QCaaS revenue was from commercial customers in a variety of industries including financial, manufacturing, automotive, pharmaceutical, information technology, retail and professional services.

Both our successful track record in running a quantum computing company—we’ve developed and delivered five generations of annealing quantum systems for practical use by customers—and our deep scientific and technical capabilities in hardware and software are key market differentiators. Delivered in the cloud, our real-time QCaaS (Quantum computing as a service) is available in 38 countries. Additionally, with our professional services-enabled application development, we are the only quantum computing company that supports business applications at production scale today.

Our differentiated approach focuses on controlling the entire production cycle, from fabricating the quantum chips that power our quantum computers to developing the associated software and open-source development tools for quantum applications. This full-stack approach, coupled with our real-time quantum cloud delivery of those products, yields a regular, rapid product-to-market benefit. It also provides our customers with a powerful platform to address complex problems that can benefit from quantum computational power.

We believe that this product delivery and product enhancement cadence, integrated with our services-enabled approach and three-pronged go-to-market model (across direct sales, re-sellers and developers), gives us first-mover advantage and sustainable competitive differentiation. Altogether, this also allows us to offer demonstrable and repeatable business value to our customers by identifying potential quantum use cases, piloting quantum hybrid applications, and working with customers to bring those applications into production.

While classical computing technology has delivered significant advancements, it has limitations. In classical computation, binary information is encoded in bits that can be in a 0 or 1 state. Classical processors manipulate and transform this binary information to run classical algorithms and perform computations. Still, many important and high-value problems remain problematic, which creates the irreplaceable demand for quantum computing capabilities. Our quantum computing systems harness the remarkable properties of quantum mechanics, in which quantum bits (qubits) can be both 0 and 1 simultaneously and can provide previously unavailable computational resources to enable new algorithms and applications and provide solutions that are outside the reach of classical computational computing systems.

The computational value of quantum computing underpins the promise of even greater societal and business impact, from the creation of new products and identification of new lines of business to solutions unimagined in drug discovery, weather modelling, global supply chain distribution, financial market optimization and new materials. As the only quantum computing company in the world building commercial annealing quantum computing systems and developing gate-model quantum computing systems, we can help customers benefit from a simplified, cross-platform experience that provides access to the full breadth of potential quantum applications. This dual-system approach is crucial to serving the full quantum total addressable market (“TAM”), as different types of quantum systems benefit different types of quantum applications: annealing systems are optimal for optimization problems, which today account for approximately 25 percent of the quantum TAM (as defined in “Our Growth Strategy” below); gate-model systems are best for differential equations, such as those in quantum chemistry; and both annealing and gate-model systems can solve linear algebraic and factoring problems, such as those in cryptography. And as use of quantum computers accelerates, we expect to find new, yet to be discovered, use cases that may be better suited for one or the other system.

By offering both annealing and gate-model quantum computers, we intend to impact the lifecycles of a broader range of use cases and serve as the only cross-platform solution for enterprise customers. For example, in the pharmaceutical sector, annealing systems are best suited for patient trial and supply chain optimization, as well as protein folding, while gate-model systems are best suited to assist with drug discovery. And both systems will likely play a role in quantum machine learning for toxicity mitigation. In manufacturing, new materials will be designed with gate-model systems, while factory automation improvements will be designed to deliver new products, built with those new materials, to market more efficiently using annealing systems. By providing both annealing and gate-model quantum compute capabilities, D-Wave will be able to address the entire use case rather than only a portion thereof, unlocking customers’ ability to use annealing and gate-model systems as a single-point solution.

Quantum computing enables our customers to find solutions to problems that couldn’t previously be solved or to arrive at optimal solutions far more quickly—both of which can significantly improve our customers’ profitability. In a 2020 report by 451 Research, an S&P Global market intelligence company, 31 percent of enterprises surveyed stated they abandoned complex problems because of the time they took to solve. The report also found that 39 percent of companies are currently experimenting with quantum computing and 81 percent plan to have quantum use cases within the next three years. All of this contributes to acceleration in the use of, and demand for, quantum computing. The need for quantum computing solutions is here today, and we believe D-Wave is well positioned to capture a significant portion of the commercial quantum computing market.

Our customer base reflects a highly diversified global portfolio of blue-chip enterprise customers, including Volkswagen, Save-On-Foods, DENSO, BBVA, NEC, Accenture, and Lockheed Martin. In addition, thousands of developers around the globe have built early quantum software applications on our systems in areas as diverse as resource scheduling, mobility, logistics, drug discovery, portfolio optimization and manufacturing processes, plus many more under development, demonstrating increased recognition of the benefits of quantum computing across industries.

We believe that most commercial quantum computation and successful application development will be hybrid, meaning that problems will be solved using both classical and quantum resources. Much like the value of a graphical processing unit in classical computation, quantum computers are accelerators. Our quantum hybrid approach offers customers the best of classical and quantum solvers, automatically determining which parts of problems are more suited to classical or quantum solutions and, in turn, enabling customers to see early quantum value on their current computational problems while preparing them to address more complex problems in the future.

We have already demonstrated important results. As noted in a recent peer-reviewed paper published in Nature Communications, our systems have demonstrated a three-million-times speed-up over the best-known classical approaches on an application in quantum materials simulation. This work illustrates that quantum computing provides superior outcomes for certain types of problems. Our customers have also been able to realize demonstrable value. For example, we worked with Save-On-Foods to create a quantum hybrid solution that saw time spent on grocery optimization tasks reduced from 25 hours to less than two minutes.

We believe that our hybrid quantum computing approach will accelerate the value of quantum computing for enterprises today, and our cross-platform offerings of both annealing and gate-model systems will provide access to the full quantum TAM. We are poised to disrupt and revolutionize the notion of computational power. In turn, this will enable business and society to harness the value of the technology.

We are more than our innovative products. We are an organization of professionals across many disciplines and boast distinguished domain experts with decades of experience in their respective fields. We believe the maturity of our technologies, our deep professional services expertise, our history of delivering both scientific advancements and new quantum products via cloud services, and our proven track record of building and growing new markets fully equip us to partner with customers on their quantum journey and to continue to capture a significant portion of the growing market.

All of our systems, tools and products are, and will continue to be, focused on providing an accelerated path to practical, real-world applications that deliver measurable value to our customers.

Our Quantum Computers, Developer Tools and Quantum Hybrid Solvers Delivered via QCaaS

We believe we are uniquely positioned to serve the growing market for quantum computing solutions and services. Our revenue is derived from cloud-based QCaaS, which includes access to a quantum computer with more than 5,000 qubits and quantum-classical hybrid solvers that can solve problems with up to one million variables. We also recognize revenue by helping customers build quantum hybrid applications through our professional services offerings. For a breakdown of revenue by type of product or service, please see Note 3 “Revenue from contracts with customers” included in the notes to our audited consolidated financial statements. While we generate revenue from these products and services, we have a history of net losses since inception and experienced negative cash flows from operations. See “Risk Factors—Risks Related to D-Wave’s Financial Condition and Status as an Early-Stage Company—We have a history of losses and expect to incur significant expenses and continuing losses for the foreseeable future.”

Advantage™ quantum computers: We are at the forefront of providing annealing quantum computers. Today’s Advantage annealing quantum system was built for business and excels at optimization problems ubiquitous in real-world commercial applications, such as optimizing manufacturing processes and reducing waste. Advantage is available in the Leap quantum cloud service (see below) and through Amazon Web Services’ (“AWS”) Amazon Braket offering. Our planned scalable gate-model program will extend the Advantage platform to deliver gate-based quantum computing in a multilayer fabrication stack (as described below). We plan to do this by validating gate-model multi-layer fabrication, demonstrating scalable on-chip control, and ultimately delivering a 5,000 qubit scaled gate-model system with either full or partial error correction. We intend to apply the learning from our five generations of building annealing quantum computers to the manufacturing, scale and implementation of the gate-model program. However, the five-year financial model described in “Proposal No. 1—The Transaction Proposal” does not include any revenue from gate-model systems. At the same time, we’ll continue to invest in our Advantage annealing program with future generations of increasingly more powerful and connected quantum annealing systems.

A multilayer fabrication stack is composed of multiple alternating layers of superconducting metals, dielectric insulators, as well as other superconducting device layers, that allow for a dense, or space efficient implementation of complex circuitry. This approach allows us to integrate control and readout circuitry into the fabric of the quantum processor unit, and facilitates scaling to large processor sizes. Much like our existing annealing quantum computers, access to the gate-model quantum computers will be available via our Leap quantum cloud service, though there may be unique government classified applications that require stand-alone systems on customer premises.

Our offerings include:

Leap™ quantum cloud service: We are also at the forefront of providing real-time quantum cloud service offerings for production quantum use cases. Launched in 2018, and available in 38 countries and counting around the world, the Leap quantum cloud service was built to access state-of-the-art quantum computers and a quantum-classical hybrid solver service that can handle problems with up to one million variables. Users log in and immediately benefit from not only the quantum systems and hybrid solvers, but also a robust fully integrated development environment (“IDE”) and access to resources, tools and an emerging quantum developer community. Ocean™ developer tools: Offering a full suite of open-source programming tools, the Ocean software development kit (“SDK”) simplifies the process of building quantum hybrid applications while reducing associated time and cost.

D-Wave Launch™ on-board to quantum computing program: D-Wave Launch offers a phased approach to identifying and building in-production quantum hybrid applications. Across four distinct phases, our professional services team works with customers to help discover which problems would be most impacted by quantum solutions, develop quantum proofs-of-concept, pilot hybrid quantum applications and put those applications into production. Training and quantum computing access accompany the phases.

Customers and Applications

We categorize quantum use cases as either pre-production or production. For more than 10 years, customers have been using our quantum computers for modelling, testing and research while also providing a feedback loop that has not only grown into a collection of examples of how the system can be used today but also provides insight into emerging use cases. These are pre-product use cases.

We’re now observing a shift in certain quantum use cases, notably optimization-based, that are beginning to move into production, with customers identifying real business problems, developing quantum hybrid proofs-of-concept, piloting them, and beginning to run those use cases in production environments.

But this is just the beginning. As quantum annealing becomes more powerful and gate-model systems begin to come online over the next five to 10 years, other pre-production and production use cases are expected to emerge.

Pre-production: As of 2021, hundreds of user-built early applications have been developed to run on our quantum systems and in our hybrid solver service. Spanning a wide range of diverse industries, these applications include examples in airline scheduling, election modelling, quantum chemistry simulation, manufacturing optimization, preventative health care, portfolio optimization and logistics.

For example:

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Volkswagen has investigated multiple use cases, including a commercial application that depended on live access to a quantum processor. During Web Summit 2019 in Lisbon, Volkswagen’s Quantum Shuttle project combined live Android data from buses, live traffic data and access to a D-Wave hybrid solver through Leap to optimize bus routes in real time.

Production: Our annealing quantum computer runs an algorithm that natively solves optimization problems. As a result, the use cases emerging from pre-production tend to fall into an optimization category. Applications include peptide design, employee scheduling, last-mile vehicle routing, paint shop scheduling, financial portfolio return optimization, farm-to-market food delivery, digital marketing, Organic Light-Emitting Diode materials development, financial risk reduction, marketing campaign optimization, shipping container logistics, ribonucleic acid folding and clinical trial optimization.

Examples include:

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Save-On-Foods, a western Canadian grocery retailer, successfully used our hybrid solver service in Leap, which incorporates the Advantage quantum processing unit (“QPU”), to find solutions to optimization problems in grocery logistics. The company was able to reduce the time needed for one optimization task from 25 hours to less than two minutes per week. Although the gain solely from the time saving is impressive, the real value is in allowing this business optimization, previously done weekly, to be done in real time, providing optimal solutions to ever-changing inputs and conditions. Save-On-Foods is now looking to apply our hybrid quantum capability to other challenges across its business.

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BBVA, a global financial institution, along with financial quantum applications partner Multiverse Computing, set out to identify management strategies that yield the highest Sharpe ratio—a metric reflecting the rate of return at a given level of risk. An algorithmic solver was used to find the optimal solution to a cost function equation that describes the risk, return and transaction costs associated with a given portfolio. Utilizing D-Wave’s hybrid solver service, BBVA was able to find the maximum value at the lowest risk in 171 seconds, even with 10382 possible portfolios. In comparison, tensor networks took an entire day and other classical solvers failed to find a solution.

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Volkswagen identified a commercial optimization application, the binary paint shop problem, which was run on D-Wave’s hybrid solver service. The solver outperformed four purely classical methods on problem sizes at commercial scale (N=3,000). In a separate project, similar inputs were tested using a leading ion trap system, which failed to find any commercial solution.

We expect the movement of pre-production into production will continue as quantum technologies advance. Below is an example of how this is expected to impact pharmaceuticals, while other verticals like manufacturing, logistics, financial services, mobility, energy and telecommunications also stand to benefit.

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Pharmaceuticals: Quantum annealing today is showing early promise in use cases, including protein folding and optimization in drug trials, supply chain and manufacturing. We consider these use cases to be moving out of pre-production and into production. For example, Menten AI used our quantum hybrid solvers to design peptide therapeutics that could potentially help fight COVID-19. Menten AI was able to solve protein design problems by finding better solutions than those of competing classical solvers for de novo (from scratch) protein design, which can create better proteins and ultimately enable new drug discoveries. Menten AI is now in wet-lab testing phase. As annealing quantum computers mature, we expect to see use cases emerge that will utilize quantum machine learning for objectives such as anticipating drug toxicity. And as gate-model systems become less “noisy” and more error-tolerant, we expect to see an emergence in quantum chemistry for new drug discovery.

Enterprises are beginning to see ongoing benefit from their initial use cases. Moreover, the accumulated quantum learning experience is expected to accelerate the addition of new use cases, both as new applications emerge and technologies mature. The cycle of moving through pre-production into production provides continuous learning and innovation. Providing tangible customer value is an important way in which we differentiate ourselves from other companies in the market, whose primary focus, out of necessity, is scientific discovery rather than the delivery of quantum products for business-scale commercial applications.

Scientific applications: Our focus on customer value notwithstanding, we’re also able to demonstrate excellence in scientific applications. Over the past several years, simulation of quantum magnetic systems has emerged as a promising application and better means of studying the dynamics of the QPU, realizing Richard Feynman’s original vision of programmable quantum systems. Responding to a 2021 Nature Communications paper on a simulation of topological phenomena in a quantum magnet using a D-Wave 2000Q system, Nobel laureate J. Michael Kosterlitz, who won the prize for his work on this topic, said: “This paper represents a breakthrough in the simulation of physical systems which are otherwise essentially impossible.”

The History of Building a Quantum Ecosystem

Building a quantum ecosystem of developers, talent, systems, software, tools, and users has been a core company focus. Throughout our history, we’ve demonstrated a successful track record of providing technology and innovation to customers. And we’ve gathered significant operational and commercial experience for running a quantum computing company at scale. Our hardware and software expertise provides us with a unique capability to address customer needs.

The early years of D-Wave were largely dedicated to research and development, leading to our first working qubits and scalable systems. In 2004, we made the critical and deliberate decision to focus on quantum annealing to deliver practical business value with quantum computing. By 2011, we’d officially moved our research and development into a new phase when we announced our collaboration with Lockheed Martin, allowing for outside scientists and engineers to work with quantum systems and to provide critical feedback on our continuing quantum system development. Since the Lockheed Martin engagement, our technology has been used for a variety of research and academic applications at companies and institutions including Google, the Oak Ridge National Laboratory, Los Alamos National Laboratory, Jülich Supercomputing Centre, NASA Quantum Artificial Intelligence Laboratory and University Space Research Organization. Through this early quantum access, we gained crucial feedback on how to improve quantum computers and make them more accessible for practical use. As a result, each generation of our quantum systems has enabled organizations to achieve dramatic improvements in performance.

In 2018, we removed barriers to access by launching Leap, which was the first real-time, publicly accessible quantum cloud service that allowed developers to access live quantum processors and create applications using

Python, a high-level general-purpose programming language. D-Wave’s cloud approach facilitated and increased access to quantum computers, thereby allowing businesses, developers, and researchers to directly access our systems.

With thousands of developers active in Leap today, our focus on growing an ecosystem of quantum developers is paving the way for increasingly diverse quantum computing applications. As founding mentors of the Creative Destruction Lab’s quantum work stream, we’ve mentored companies using quantum computing, including OTI Lumionics, which is working on new material design; Menten AI and its drug discovery efforts; and Multiverse Computing, which is developing applications in the financial services space.

In 2019, our customers began to put application pilots into production. As previously mentioned, Volkswagen debuted the first-ever real-time quantum application in limited production, a quantum shuttle service that carried people between conference centers in Lisbon.

A year later, we released the Advantage quantum annealing computer, a 5,000-qubit system, along with new quantum hybrid solvers in the Leap quantum cloud service. This marked an inflection point that allowed far larger, more complex, business-scale problems to be solved on our systems. And in 2021, we released performance upgrades to the Advantage system and added a new hybrid solver to make it easier to solve problems with constraints. Business optimization problems use constraints, such as the distance a truck can travel before running out of gas (rather than assuming the truck can run indefinitely). By incorporating constraints, the new solver is valuable in addressing real business problems of current and future customers.

In October 2021, we announced a preview of our next-generation quantum computing platform, which will include both annealing and gate-model quantum computers. With the expansion of our products and services to include gate-model systems, we believe we will be poised to provide the multiplatform computational power required to tackle a broad array of problems facing businesses.

Our Business Strategy and Differentiators

We are the Practical Quantum Computing Company for a reason. We have the longest track record of working with customers on real-world, computationally complex, optimization problems. We are the only company in the industry with operational and commercial experience running a quantum computing business at scale. We are leaders in the development of the intersection of quantum hardware and software, unlocking greater ease of use and quantum hybrid application performance for customers. We are the only quantum computing company building annealing and developing gate-model quantum computers. What’s more, our commercial-first approach focuses on building products delivered via cloud services that help enterprises solve complex business problems and drive business value today. Combined, this gives us a unique perspective on how to anticipate and address the needs of customers, with a goal to accelerate quantum computing market creation and adoption.

Full stack for the entire quantum journey: We are the only quantum computing company building annealing and developing gate-based quantum systems with a full-stack, cross-platform vision for the future. Our quantum-in-the-cloud offering comprises a complete portfolio of products and services that supports building in-production applications across broad use cases for businesses and developers. We currently deliver commercial annealing quantum systems via cloud services like our QCaaS, open-source application development tools and professional services that bring demonstrable business value to our customers. We’re also expanding into gate-model systems to provide coverage for a wider variety of customer use cases.

Cross-platform: Our platform-agnostic approach will help customers solve their toughest and most complex business problems without having to worry about which quantum technology approach or platform to use. Customers will not have to choose between annealing or gate-model systems, as our cross-platform open-source developer tools will enable them to invest in one tool and use it across multiple quantum systems.

Hybrid strategy: Some problems are solved with classical resources, others with quantum resources. But many are best solved with a combination of both. That is why our product strategy enables customers to tap into and harness the power of both quantum and classical resources to satisfy their given use case. Our hybrid solvers (part of our Leap quantum cloud service) offer a seamless way for end users to easily leverage both our quantum and classical resources via the cloud to run complex problems. Nearly 11 million problems have been run on the Advantage annealing quantum computer through hybrid solvers since its launch in September 2020.

Annealing for optimization: While our strategy encompasses both annealing and gate-model technologies, we are the only quantum computing company in the world that builds and delivers annealing quantum computers. Quantum annealing is uniquely effective at solving optimization problems, and this problem class makes up a significant proportion of the enterprise problem universe. Moreover, optimization use cases are suitable to a recurring revenue model, as many are repeatable, real-time (always-on) processes. Recent publications point to the fact that annealing is better for solving optimization problems both today and in the future. Conversely, the pre-processing overhead and lesser performance of current gate-model systems make them ineffective in solving optimization problems.

Practical quantum computing for accelerated time-to-value: We build products and services that help enterprises solve complex business problems and deliver business value today. All of our systems, tools and products are, and will continue to be, focused on providing an accelerated path to practical, real-world applications that deliver value to our customers.

Cloud-first and enterprise scale: The Leap quantum cloud service provides real-time access to production-grade annealing quantum computers with enterprise class performance and scalability. Leap is engineered for high reliability and availability and provides the security and privacy measures needed for enterprises to go live with in-production quantum hybrid applications.

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Professional services accelerate QCaaS: Our consumption and delivery models feature a professional-services-enabled approach for application discovery and proof-of-concept development, and a QCaaS model for recurring revenue as applications move to production. This model enables us to capture professional services revenue in the first half of the customer journey and recurring QCaaS revenue in the second half once the application has been built and validated.

Our Business Model

•	Three-pronged go-to-market model: Our go-to-market model—across direct sales, re-sellers and developers—drives enterprise value and extends reach to scale.

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Our direct sales strategy involves: (1) growing our existing customer base by accelerating the path from pre-production to in-production application deployment on Leap, our quantum cloud service; and (2) acquiring net new customers using D-Wave Launch, a services-enabled journey to the adoption of quantum technology. For direct to enterprise sales, we sell through a four-phased customer engagement that we call D-Wave Launch. We describe phase 1 as our discovery phase. In this phase, our professional services organization works with customers to identify one or more applications that are valuable for their business and that could be run on one of our quantum hybrid solvers. We describe phase 2 as our proof of concept (PoC) phase. In this phase, again our professional services organization works with the customer to build out an actual software implementation and we begin to run the software on the Leap quantum cloud service to test if the implementation works correctly and if the customer begins to see early business value. We describe phase 3 as our pilot deployment phase. In this phase, we expand the implementation to support running the application at business scale. For example: in the case of delivery scheduling, we would add more vehicles to the model, for example from 10 trucks to 100. Or in the case of a portfolio optimization problem, we would add additional portfolios to test the performance of the quantum hybrid solver at larger business size problems. We describe phase 4 as putting the quantum hybrid application into full production. In this phase, our customer is running the problem in their infrastructure and connected to the Leap quantum cloud service, at full scale, deriving additional business benefits beyond those identified in earlier phases. Phases 1-3 are considered non-recurring revenue per application as they are phases that the customer moves through to get to full production (phase 4). Phase 4 represents recurring revenue as the application in full production consumes QCaaS resources to run the full production application on an ongoing basis. As an application consumes QCaaS resources, D-Wave recognizes the revenue. See “—Our Quantum Computers, Developer Tools and Quantum Hybrid Solvers Delivered via QCaaS—D-Wave Launch™ on-board to quantum computing program”.

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Our partner strategy involves: (1) expanding our reach by providing D-Wave QPU access via cloud providers such as AWS’ Amazon Braket (available since its launch in 2020); (2) creating new markets and unlocking new use cases via systems consultants such as Accenture; and (3) building an ecosystem of global re-sellers such as NEC Corporation (“NEC”) and regional re-sellers such as Strangeworks and Sigma-i. For our partner-led strategy, we work with system integrators, independent software vendors and cloud providers to resell either our Leap quantum cloud service or, with cloud vendors, access to our quantum processing units (QPU) around the globe to scale our business.

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Our developer strategy involves: (1) providing access to a free trial of Leap, our quantum cloud service; (2) driving developer product usage, quantum application development and community engagement to maximize developer conversions (from free to paid); and (3) lead generation, i.e., engaging our developer base for potential new enterprise customer accounts. We do this by offering free, unlimited access to our Leap quantum cloud service platform. In this platform, users have unlimited “always on” access to demos, code samples, training materials, an integrated developer environment, and a community forum. Initially, they also receive up to one minute of free use of the actual quantum processing units (QPUs) and quantum hybrid solvers. Because of the speed of the QPU, one minute of QPU time is equal to running between 400 and 4000 different problems. Developers who attach their GitHub account to their Leap sign ups continue to receive one free minute monthly. There is currently no limit to the ability to receive an additional one minute of free time each month, assuming developers continue to open source their work and associate their GitHub account. To date, more than 25,000 people have signed up for our Leap quantum cloud service free trial.

Our Growth Strategy

According to the Boston Consulting Group (“BCG”), the quantum computing TAM is projected to grow from $2 billion to $5 billion near-term to $450 billion to $850 billion longer-term with 20 percent of the overall TAM being available to quantum hardware, software, and service providers, with the remaining 80% of the TAM being the value captured by quantum computing end-users.

BCG estimates that combinatorial optimization problems, which are best suited for annealing systems, will represent approximately 24 to 26 percent of the TAM, which translates to $500 million to $1.2 billion near-term growing to $112 billion to $212 billion longer-term. The 20% of this that is expected to be available to quantum hardware, software and service providers is $100 million to $250 million near-term growing to $22 billion to $42 billion longer-term. This, coupled with the broad TAM for other emerging quantum use cases such as quantum chemistry, quantum machine learning and quantum cryptography that our annealing and gate-model systems will support, represents a significant and growing opportunity.

We believe our full-stack, cross-platform approach, alongside our go-to-market strategy, technical capabilities and product vision, positions us to capture a significant portion of the quantum TAM available to hardware, software and service providers.

Our overall growth strategy has three key focus areas: (1) build the business; (2) advance the science; and (3) improve the technology.

Build the business: We continue to build the business through a combination of QCaaS cloud services, professional services, and developer ecosystem growth. The key elements of this strategy are:

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Win the fast-growing optimization market: Quantum annealing is uniquely suited for solving optimization problems and, as noted above, this problem class is anticipated to comprise $22 billion to $42 billion of the longer-term quantum computing TAM that is available to hardware, software and service providers. As the only company in the world offering quantum annealing, we’ll continue to leverage this competitive position and acquire additional customers with optimization use cases across multiple verticals, including financial services, manufacturing/logistics, mobility, and life sciences/pharmaceuticals.

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Direct sales, recurring revenue and expanding partner strategy: We’re pursuing multiple revenue streams from our three-pronged go-to-market model. Our main line of business—cloud service—has seen significant year-over-year growth, which we anticipate will continue through 2022 and beyond. Specifically, between 2018, when we introduced our Leap cloud service, and the end of 2021, cloud revenue has grown at a compound annual growth rate of 33 percent. We have two types of cloud revenue contracts: large, multiyear engagements and smaller, recurring contracts that are often multimonth in duration. We continue to acquire net new customers through the D-Wave Launch program and further drive recurring QCaaS revenue by moving existing customers from their pre-production journey into production applications. We recognize professional services revenue from phase 1 (discovery) and phase 2 (PoC) of Launch projects, many of which are contracted together. We’re seeing more than 80 percent of phase 1 (discovery) projects convert into phase 2 (PoC) projects, demonstrating early customer value and continued engagement and retention. We also intend to expand our channel partner and reseller relationships to identify new geographies, customers, and use cases, all of which could potentially utilize our products. We’ve also seen that as businesses identify and build use cases, customers learn more about quantum computing and begin to explore alternative use cases, yielding additional professional services and QCaaS revenues.

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Grow our existing user base and developer ecosystem: Our developer ecosystem is a source of innovation for new quantum applications, extended brand awareness and new use case discovery. We plan to continue to drive developer community engagement and product adoption to grow the ecosystem.

Advance the science: We advance the science through the pursuit and creation of new knowledge in the quantum space, with the goal of demonstrating customer value and ultimately quantum advantage (i.e., a computational quantum outcome that cannot be achieved by any existing classical computation system) in a growing portfolio of problems. The key elements of this strategy are:

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Demonstrate the power of our quantum technology through benchmarking: Our annealing quantum computers have outperformed the best classical computers in several specific use cases. As noted in a recent peer-reviewed paper published in Nature Communications, our systems demonstrated a solution to a problem three million times faster than the best-known classical approaches on an application in quantum materials simulation. In the context of real-world applications, our customers have shown material efficiency improvements in solving business problems (for example, up to 500 times faster for Save-On-Foods, as described above).

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Pursue the cutting edge and push the boundaries of quantum knowledge: We plan to continue to create new knowledge in the quantum space that shows the power of our scientific and technological approaches and pushes the frontiers of quantum information science. We have an active research program that focuses on quantifying the increases in performance we achieve with increasingly coherent quantum systems. And we’ve seen promising new results on interesting physics problems, currently in peer-review, because of even greater coherence in our systems.

Improve the technology: We improve the technology through continuous innovation in quantum annealing and gate-model development, hybrid algorithm advancement and leveraging customer and market feedback to inform our product innovations and lifecycle. The key elements of this strategy are:

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Continue to invest in our differentiated quantum annealing technology: As discussed above, while our technology approach encompasses both annealing and gate-model technologies, we are the only company that builds and delivers annealing quantum computers. Our extensive intellectual property (“IP”) portfolio around our annealing systems and 10-year head start in superconducting expertise give us a first-mover advantage, making it difficult for others to enter this space. Annealing is the only quantum computing model that, as part of the hybrid solver service, can efficiently solve large combinatorial optimization problems at enterprise scale, which make up approximately 25% of the addressable quantum market.

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Build and deliver a unified quantum platform that offers solutions for broad quantum use cases for customers: The intersection of systems, software, services and tools is familiar to us. We’re utilizing our integrated engineering expertise to build a cross-platform quantum service with both annealing and gate-model systems that we believe will be the first and only quantum computing offering to impact full product lifecycles across multiple industries.

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Extend our track record of continuous innovation, execution, and operational excellence: We have a strong track record of innovation in building and delivering quantum annealing systems to market. From the D-Wave One, D-Wave Two, D-Wave 2X, D-Wave 2000Q, D-Wave 2000Q LN, Advantage and Advantage Performance Update to the forthcoming Advantage 2 system, we have shown a relentless pursuit of increased qubit count, coherence (qubit quality), qubit connectivity and performance. This has resulted in a rapid increase in the complexity of problems our customers are able to solve. We plan to continue this trajectory and focus on driving additional improvements in coherence and connectivity in our annealing systems to further expand the universe of solvable problems, while utilizing this expertise to build our gate-model system.

Our Technology Approach

Quantum computing technology landscape

There are two primary approaches to building quantum computers:

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Quantum annealing: Heavily inspired by physics and uniquely effective at solving challenging, ubiquitous optimization problems, quantum annealing is the first and only approach to date that delivers large-scale quantum computing and is a core of our product platform.

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Gate-model computation: Heavily inspired by classical digital computation, gate-model computation replaces classical registers of bits with qubits and performs a series of single and multiqubit operations, or gates, on the registers to run a computation. This includes superconducting, ion trap and photonic approaches to quantum computing.

Our quantum systems approach

In 2004, D-Wave made a singular strategic choice, guided both by analysis of the market for potential quantum applications and the state of available technology. Our decision to first develop a large-scale quantum annealing technology for optimization remains prescient today. Challenging optimization problems are found across all areas of business, and a growing body of theoretical and empirical evidence identifies quantum annealing as the best approach for solving them. Exploiting the natural tendency of systems to remain in ground or low energy configurations, this model of quantum computing is more error-tolerant than gate-model architectures and therefore easier to develop into a large-scale technology.

To quickly develop and scale a quantum computer based on quantum annealing, we built a Manhattan Project-style organization. We have a multidisciplinary team of scientists, technicians, software developers and engineers of all types working together on all aspects of the technology, systems, and software. We implement our qubits with superconducting circuits built in a multilayer integrated circuit process. Our fabrication is done with mature, proven, reliable and readily available industry-standard technology, processes, and components wherever possible. As a result, we can work with existing third-party foundries without the need to invest capital in a new fabrication facility.

At the same time, some critical elements of the technology are fabricated and tested with our own equipment, in our own facilities. We have an in-house team of superconducting application-specific integrated circuit designers, and we perform all our own superconducting circuit design. All testing and characterization of superconducting circuits is performed in-house at our facilities by a team of scientists trained in cryogenic characterization and operation of superconducting circuits and devices. By collocating, co-developing, and controlling both design and testing, we maximize speed of development and control product quality.

With our current product fabrication at Very Large-Scale Integration (“VLSI”), we also benefit from the ability to integrate on-chip superconducting control circuitry. This can serve to tune and control qubits and implement scalable readout. “Scalable” in this context means that many tens of thousands of devices can be controlled and read with only hundreds of wires—a characteristic rare in the quantum computing world. Our superconducting VLSI control circuitry has enabled us to scale our systems from a handful of qubits to the more than 5,000 in the current Advantage product.

Control electronics are an integral part of all quantum computing architectures, and we’ve designed and built more than seven generations of semiconductor-based electronics for control and readout of superconducting quantum processors. Co-developing the cryogenic superconducting and room temperature semiconducting-based electronics is essential to optimizing performance.

Our current head office facility hosts system development and manufacturing. To ensure that we have an efficient and sustainable manufacturing process that can continue to scale, we have capacity to expand across all our core technology areas: in fabrication, our existing foundry can scale to a level significantly higher than our current throughput; we have plans to begin using a second fabrication source once funding is in place and we have demonstrated experience in leveraging a second source to speed up development, as was seen with our D-Wave 2000Q lower noise development; our wiring and input/output manufacturing is in-house and we can scale this capability by adding production staff and resources; and electronics are designed in-house and built by third-party vendors, and with additional funding, electronics manufacturing can easily be scaled.

Our development philosophy emphasizes systems engineering to maximize customer benefit. This means that we must design the qubit, from the beginning, in a way that allows us to control, operate and read many thousands of qubits, not just tens of qubits.

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Scaling the quantum system: In addition to the growing number of qubits and couplers, and the increasing complexity of problems our quantum computers can handle, other notable improvements we’ve made while transitioning from the D-Wave 2000Q to the Advantage quantum system (released in October 2020) include the following:

•	Increasing the number of qubits from 2,000 to 5,000 (2.5 times)

•	Increasing connectivity between qubits from 6 to 15 (2.5 times)

•	Increasing problem precision (the precision to which a problem can be posed) by two times

•	Reducing problem latency by 60 percent.

The increase in qubits and connectivity from the previous degree-6 topology to the degree-15 topology typically allows our Advantage processor to take inputs two to four times larger than those of the D-Wave 2000Q.

In addition, the Advantage annealing quantum system performance update released in October 2021 included several key changes that boosted performance over the original Advantage release:

•	An updated processor design that increased problem precision

•	A refined fabrication process that lowered manufacturing spreads

•	An increased yield of qubits and couplers that allows more complex problems to be solved.

Expansion into gate-model: Our early focus on quantum annealing directly lends itself to our gate-model efforts. Many of the lessons learned in building a superconducting quantum annealing system are transferable to building a scalable superconducting gate-model quantum computer. Scale, superconducting chip fabrication, materials design, cryogenics, and IP are all necessary and relevant for delivering a commercial, scalable gate-model system to the market. Our deep experience and built-from-the-ground up commercial-scale design strategy, gives us a first-mover advantage over companies in the early stages of merely developing the building blocks of gate-model systems.

We believe the time is right to also pursue gate-model technology because:

•	Gate-model quantum computing (“GMQC”) theory has matured considerably since 2004.

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Over the past 15 years, we have accrued considerable experience and IP in quantum systems engineering, including cryogenics, environmental control, input/output and filtering, and scalable control and readout of superconducting devices. This can be directly brought to bear on building scalable GMQC technology.

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We have developed a mature superconducting VLSI design and manufacturing capability that can immediately be employed for our gate-model program. This is the only physical implementation of a quantum computing technology that can be utilized for both quantum annealing and gate-model computers.

While there’s still a need to further improve error-corrected GMQC theory to reduce overheads, both in physical circuit size and gate sequence depth and to the point where it can truly be practical to implement, we understand that a confluence of new theoretical developments, coupled with our practical quantum computing design experience, will ultimately be necessary to commercialize this technology.

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Power consumption and refrigeration: Our quantum computers draw 12 kilowatts of nominal power and have used the same-sized dilution refrigerators for cooling since the 2010 release of the original D-Wave One system. The refrigerators’ cryocoolers require the bulk of this power to provide cooling to 4 kelvin. While the computational power of our systems has dramatically increased with each product generation, the power requirements have remained the same and are expected to do so for at least the next two product generations. This contrasts with competitors that are using and developing massive dilution refrigerators, which will require increasingly more power to continue with technology development.

D-Wave’s 20-plus years of reliable operation: We have been delivering commercial quantum computers for longer than many of our competitors have been in existence. Our experience allows us to operate a field-tested service and support organization that can anticipate many technical challenges of quantum system deployment.

Our field systems have seen greater than 99 percent uptime in the last three years of operation, and our Leap quantum cloud service has experienced more than 99 percent uptime since it was launched in 2018.

•	Our software, tools and cloud services approach

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Software development: Our software teams use Agile and Scrum methodologies to ensure customer requirements are met and that the highest priority features are included in each release to maximize the utility of our system. The development process for Ocean developer tools follows best practices for open-source products, and we use GitHub for all open-source code. As a result, developers can edit the code in their own repository and merge it with the original repository when it’s ready for release, and external users can contribute to the codebase.

Ocean software development kit: Available on the D-Wave GitHub repository, the Ocean SDK is a suite of open-source tools for solving challenging problems with quantum computers. The latest Ocean packages are also preinstalled in the Leap IDE. The Ocean software stack provides a chain of tools that implements the steps needed to solve problems on a D-Wave system.

Cloud services approach

Leap quantum cloud service: We are the first and only quantum computing company to offer secure, real-time access to quantum computers and quantum hybrid solvers via the cloud. Multiple QPUs are online, and Leap is multi-region, which means we have physical systems available in different geographical locations. In January 2022, we added to the quantum computers available within Leap by making public the 5,000-qubit Advantage quantum system at the Jülich Supercomputing Centre in Germany.

Secure access and data protection: We implement industry-accepted controls and technology and combine enterprise-grade security features with comprehensive audits of our applications, systems and networks to ensure customer data is protected.

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Leap hybrid solver service: Launched in 2020, the hybrid solver service (“HSS”) within Leap provides a combination of quantum and classical computation resources and advanced algorithms to solve problems of enterprise scale with up to one million variables (and up to 20,000 variables for fully connected graph problems). Several hybrid solvers are available within the HSS today to support different problem formulations. Leap’s hybrid solvers enable customers to benefit from D-Wave’s deep investment in researching, developing, optimizing, and maintaining quantum hybrid algorithms. No other competitor offers a hybrid solver service.

Key Strategic Relationships

NEC: We entered into a strategic investment and subsequent global re-seller agreement with NEC in April 2019 and December 2021, respectively. The relationship includes reselling our Leap quantum cloud service in NEC’s core markets, primarily Japan and Australia.

Lockheed Martin: We have been working with Lockheed Martin since we leased the first commercial quantum computer to them in 2011. Since then, we have collaborated with Lockheed through the University of Southern California (“USC”)-Lockheed Martin Quantum Computing Center (“QCC”), hosted at the USC Viterbi School of Engineering’s Information Sciences Institute. We renewed the Lockheed contract in 2020, which has led to important upgrades at the facility. On May 12, 2022, we announced the deployment at the QCC of the first Advantage™ quantum system physically located in the United States. Advantage is the first quantum computer built for business that contains the new Advantage performance update released in October 2021 and features the highly connected Pegasus topology and more than 5000 qubits.

Jülich Supercomputing Centre: We completed the installation of the first Advantage performance update quantum system with 5,000-plus qubits and 15-way connectivity and made it available only to the Jülich users through the Leap quantum cloud service, at the Jülich Supercomputing Centre in October 2021—thus marking the cornerstone of the Jülich UNified Infrastructure for Quantum Computing lab. This quantum system is the first Leap installation outside of North America and provides cloud access to the first practically usable quantum computer for researchers, governments and enterprise customers in Europe.

AWS: We offer multiple quantum computers via the cloud in AWS’ Amazon Braket quantum cloud access system. This expands and extends the reach of our quantum computers to AWS’ broad customer base.

Accenture: We work closely with Accenture on joint quantum development projects for customers in telecommunications, financial services and pharmaceuticals, among other verticals. We regularly create joint go-to-market programs for the acceleration of quantum computing within Global 2000 enterprises.

While strategically significant to our long term goals, we have determined that our current agreements or other arrangements with each of these respective parties are not material to our business, financial condition or results of operations.

Operation Agreements

On July 31, 2006, we entered into an agreement with Cypress Semiconductor Corporation (“Cypress”) for the purchase of available capacity of Cypress’ 8” wafer pilot line for the purposes of manufacturing wafers as well as services related to the use of such pilot line (the “Pilot Line Operation Agreement”). In March 2007, the operating entity of Cypress that was obligated to perform services pursuant to the Pilot Line Operation Agreement was sold. On April 1, 2008, we agreed with SVTC Technologies, LLC., (“SVTC”), the successor entity, to, among other things, amend the Pilot Line Operation Agreement to reflect that SVTC has taken the place of Cypress as a party to such agreement. The Pilot Line Operation Agreement provided for an initial term of five years followed by automatic extension of one year and ended in September 2012.

On December 31, 2012, we entered into an agreement with Cypress for the purchase of available capacity of Cypress’ 8” wafer semiconductor line for the purposes of manufacturing wafers as well as services related to the use of such semiconductor line (the “Semiconductor Line Operation Agreement”). On September 30, 2017, Cypress assigned the Semiconductor Line Operation Agreement to SkyWater Technology Foundry, Inc. (“SkyWater”), to which we consented on November 9, 2017. The Semiconductor Line Operation Agreement, as amended, provides for an initial term of ten years followed by automatic extensions of one year unless either party provides the other party six (6) months prior written notice of its intention to terminate the agreement.

Competition

The quantum computing market is highly competitive. With new technologies and entrants into the market, we expect competition to continue to increase. Our competitive differentiators include being the only provider in the world building annealing and developing gate-model quantum computers, our longtime proven track record of delivering increasingly mature higher-performance quantum systems that scale, and our use cases with demonstrable business value.

In addition to being the only supplier of quantum annealing systems, we’re also pursuing gate-model quantum computing with the announcement of our Clarity product roadmap in October 2021. We plan to validate gate-model multi-layer fabrication, demonstrate scalable on-chip control, and ultimately deliver a 5,000 qubit scaled gate-model system with either full or partial error correction. We intend to apply the learning from our five generations of building annealing quantum computers to the manufacturing, scale and implementation of the gate-model program. However, the five-year financial model described in “Proposal No. 1—The Transaction Proposal” does not include any revenue from gate-model systems. At the same time, we’ll continue to invest in our Advantage annealing program with future generations of increasingly more powerful and connected quantum annealing systems. Other companies, including Rigetti Computing, IBM, Google, IonQ, Honeywell, PsiQuantum

and Xanadu, are pursuing gate-model quantum computing, each using different technologies for the qubits and control, and each at different levels of technical maturity. Approaches include superconducting, ion traps, photonics, spin qubits and neutral atoms. A brief summary of a few of the approaches follows:

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The superconducting gate-model approach uses the same basic underlying technology as that found in our qubits. Still, there are significant differences in the details of the implementations, levels of integration and the performance achieved to date, particularly in optimization and material simulation.

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The ion trap approach uses the state of atoms trapped in electric fields that are manipulated by electric fields and lasers for qubits. Current ion trap systems are in the range of about 20 qubits. While technologies such as optical interconnects have been proposed to connect many ion trap QPUs with high connectivity, this level of integration has not yet been demonstrated at a large enough scale to be used for business-sized problems, and early customer comparisons suggest that such technology is not commercially viable.

•	The photonic approach uses photons of light for qubits. These technologies are in the development stage, with little detail available on their level of integration or roadmaps.

Our successful technological offering and trusted commercial readiness was made evident in 2018, when the Jülich Supercomputing Centre analyzed the quantum technology readiness levels (“QTRL”) across multiple quantum systems. Using a scale from one to nine, the centre rated our technology at QTRL 8 (scalable quantum computer qualified in test) and other superconducting providers from QTRL 4 to QTRL 5 (components integrated into small-scale systems without error-correction). Our technology was found to be the only one with current commercial applications, while all other competing technologies were considered to be experimental devices.

With respect to larger technology organizations versus pure quantum computing enterprises, quantum cloud access providers, including Amazon and Microsoft, do not currently have the full-featured benefits of D-Wave’s real-time Leap quantum cloud service and quantum hybrid offerings. While some providers plan to offer quantum systems as well, as of March 2022, no systems nor prototypes were available.

Competitive analysis of the quantum industry should be viewed through the lens of what advantage customers can realize with real-world commercial applications. With our extensive IP portfolio, record of commercial execution, peer-reviewed speed-ups on real-world quantum chemistry simulations and emerging use cases demonstrating practical value to enterprise customers, we believe we’re well positioned to compete, grow, and capture a significant share of the quantum computing market.

Intellectual Property

Development, know-how and engineering skills are an essential component of our business, resulting in the creation of our broad IP portfolio. We rely on a combination of patents, trademarks, and trade secrets, as well as contractual provisions and restrictions, to establish and protect our IP and other proprietary rights in the United States, Canada and other jurisdictions.

We pursue patent protection when we believe it is consistent with our overall IP strategy and is cost effective. We have accumulated a broad patent portfolio that covers all the main aspects of our technology, including systems and software, and we intend to protect our innovative inventions.

Currently, we own all of our core intellectual property and do not license out any of our material intellectual property. As of December 31, 2021, we owned more than 200 issued U.S. patents, which will expire between 2022 and 2040, and more than 200 additional issued and pending patents worldwide. Our pending and issued patents target both the hardware and software sides of our business, including systems, qubits and other devices, fabrication, architecture, system software, cryogenics, hybrid quantum computing, and applications of quantum computing. Currently, we own all of our core patent portfolio. As of December 31, 2021, we owned four registered U.S. trademarks and seven registered foreign trademarks. We had also registered domain names for websites we use in our business, such as dwavesys.com, qubits.com, and similar variations.

In addition to the above, we also protect our IP and other proprietary rights by entering into confidentiality and invention assignment agreements (or similar agreements) with our employees, consultants, collaborators, contractors and other third parties.

Leadership

D-Wave is led by Dr. Alan Baratz, who became CEO in 2020. Previously, as executive vice-president of research and development and chief product officer, he drove the development, delivery and support of all of D-Wave’s products, technologies and applications. Dr. Baratz has more than 25 years of experience in product development and bringing new products to market at leading technology companies and software startups. As the first president of JavaSoft at Sun Microsystems, Dr. Baratz oversaw the growth and adoption of Java from its infancy to a robust platform supporting mission-critical applications in nearly 80 percent of Fortune 1000 companies. He has also held executive positions at Symphony, Avaya, Cisco and IBM, served as CEO and president of Versata, Zaplet and NeoPath Networks, and was a managing director at Warburg Pincus. Dr. Baratz holds a doctorate in computer science from the Massachusetts Institute of Technology.

In addition, D-Wave has built an executive team that brings breadth and depth in diverse areas of expertise, including technology leadership, corporate strategy and go-to-market execution. In particular, our executive team excels at building product roadmaps, delivering leading-edge technology products through the development and commercialization of technology, enabling companies to achieve successful outcomes, driving technology adoption in the market, new market creation and growing revenue. Team members also draw from experience in taking companies public and scaling private and public companies. We’re proud to represent gender parity within our executive team, with a further 28 percent female representation across our broader leadership team.

Employees

Our employees are key to D-Wave’s success. As of December 31, 2021, we have more than 190 employees across our systems, software, sales, marketing and corporate teams. Approximately two-thirds of D-Wave’s employees are based near our research and development headquarters in Burnaby, British Columbia, Canada. We continue to grow D-Wave’s U.S. presence, primarily in the fabrication, software, professional services and go-to-market areas, and have a small presence in Japan and the United Kingdom. We also engage a small number of consultants and contractors to supplement our permanent workforce. A majority of our employees are engaged in research and development and related functions, with nearly 25 percent having earned a PhD, many from the world’s top ranked universities. And our go-to-market leaders have a track record of building and growing new markets, which we believe allows us to continue to build and capture the quantum computing market.

To date, D-Wave has not experienced any work stoppages, and none of our employees are subject to a collective bargaining agreement or represented by a labor union.

Facilities

We operate three facilities in North America. Our corporate headquarters is located in Burnaby, B.C., outside of Vancouver, where we lease approximately 42,000 square feet of space under an agreement that expires in December 2033. Most of the facility is used for research and development and manufacturing. We also lease approximately 7,000 square feet of space in Richmond, B.C., outside of Vancouver, under an agreement that expires in December 2022. That facility is used to develop and manufacture proprietary superconducting circuit boards for internal consumption, and for customer sales. And our in-house fabrication activities are performed in a facility in Palo Alto, California, where we lease approximately 6,000 square feet of space under an agreement that expires in June 2023. As well, we are committed to a lease for additional office space in Burnaby for a 9,100 square foot facility under an agreement that expires in June 2023. As it was not being fully utilized, the space was subleased to a third party in February 2020. We believe our current and planned facilities are adequate for the foreseeable future and plan to renew each of the terms of our offices in Richmond and Palo Alto for an additional five years. In order to accommodate anticipated growth and to recruit and retain top talent around the globe, we anticipate seeking additional facilities in various locations and anticipate that we will be able to obtain additional space as needed under commercially reasonable terms.

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of business. There are currently no pending or threatened legal proceedings or claims against us that, in our opinion, are likely to have a material adverse effect on our business, operating results, financial condition or cash flows. Defending such proceedings is costly and can impose a significant burden on management and team members. The results of any future litigation cannot be predicted with certainty, but regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

D-WAVE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations with our audited consolidated financial statements for the year ended December 31, 2021, together with related notes thereto, and unaudited condensed consolidated financial statements for the three months ended March 31, 2022, together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and the analysis should also be read together with the section of this proxy statement/prospectus entitled “Information about D-Wave” and the unaudited pro forma combined financial information as of and for the three months ended March 31, 2022, and for the year ended December 31, 2021 (in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Combined Financial Information”). The following discussion contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk factors” or in other parts of this proxy statement/prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. In this section, unless otherwise specified, the terms “we”, “our”, “us” and “D-Wave” refer to D-Wave Systems Inc. and its consolidated subsidiaries. All dollar amounts are expressed in thousands of United States dollars (“$”), unless otherwise indicated.

Overview

D-Wave Systems Inc. is a commercial quantum computing company that provides customers with a full suite of professional services and web-based access to its superconducting quantum computer systems and integrated software environment through its cloud service, Leap (or “Leap”). Historically, D-Wave has developed its own annealing superconducting quantum computer and associated software, and its current generation quantum system is the D-Wave Advantage. D-Wave is a leader in the development and delivery of quantum computing systems, software and services, and is the world’s first commercial supplier of quantum computers—and the only company developing both annealing quantum computers and gate-model quantum computers. During the year ended December 31, 2021, D-Wave initiated the development of a gate-model quantum computing system. D-Wave was incorporated under the BCBCA and is headquartered in Burnaby, British Columbia, Canada.

D-Wave’s business model is focused primarily on generating revenue from providing customers access to our quantum computing systems via the cloud in the form of QCaaS products, and from providing professional services wherein we assist our customers in identifying and implementing quantum computing applications.

During the three months ended March 31, 2022 and 2021, we recognized revenue from our cloud and professional services of $1.7 million and $1.4 million, respectively. During the year ended December 31, 2021, we generated revenue from our cloud and professional services of $6.3 million. We have incurred significant operating losses since inception. For the three months ended March 31, 2022 and 2021, our net loss was $11.6 million and $8.8 million, respectively. For the year ended December 31, 2021, our net loss was $31.5 million and we expect to continue to incur significant losses for the foreseeable future as we continue to invest in a number of research and development programs as well as a number of go-to-market initiatives. As of March 31, 2022, we had an accumulated deficit of $336.9 million.

Following the Transaction, D-Wave will become an indirect subsidiary of D-Wave Quantum.

The Transaction Agreement and PIPE Financing.

On February 7, 2022, DPCM Capital Inc., a Delaware corporation (“DPCM”), and D-Wave entered into a definitive Transaction Agreement by and among DPCM, D-Wave, D-Wave Quantum Inc., a Delaware corporation and a direct, wholly-owned subsidiary of DPCM (“D-Wave Quantum”), DWSI Holdings Inc., a

Delaware corporation and a direct, wholly-owned subsidiary of D-Wave Quantum (“Merger Sub”), DWSI Canada Holdings ULC, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of D-Wave Quantum (“CallCo”), D-Wave Quantum Technologies Inc., a British Columbia corporation and a direct, wholly-owned subsidiary of CallCo, pursuant to which, among other things: (a) Merger Sub will merge with and into DPCM, with DPCM surviving as a direct, wholly-owned subsidiary of D-Wave Quantum, (b) D-Wave Quantum will indirectly acquire all of the outstanding share capital of D-Wave and D-Wave will become an indirect subsidiary of D-Wave Quantum, with D-Wave Quantum becoming a public company and a registrant with the SEC. D-Wave and DPCM believe that the Transaction and related proceeds will result in enhancing D-Wave’s leadership in commercial quantum computing.

While the legal acquirer in the Transaction Agreement is D-Wave Quantum, for financial accounting and reporting purposes under GAAP, D-Wave will be the accounting acquirer and the Transaction will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting and the financial statements of D-Wave Quantum represent the continuation of our financial statements in many respects. Under this method of accounting, DPCM will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, D-Wave will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of D-Wave (i.e., a capital transaction involving the issuance of stock by D-Wave Quantum for the stock of D-Wave).

Upon consummation of the Transaction and the PIPE Financing, the most significant change in our future reported financial position and results of operations is expected to be an estimated increase in cash (as compared to our condensed consolidated balance sheet as of March 31, 2022) to approximately $27.9 million, assuming the Maximum Redemption Scenario, or to $327.9 million, assuming the No Redemption Scenario, including $40.0 million in gross proceeds from the PIPE Financing. Total direct transaction costs of DPCM and D-Wave are estimated at approximately $15.0 million, substantially all of which will be recorded as a reduction to additional-paid-in-capital as costs related to the reverse recapitalization. For additional information refer to the section of this proxy statement/prospectus titled “Unaudited pro forma condensed combined financial information.”

Upon the closing of the Transaction, D-Wave Quantum will become the successor to an SEC registrant and has applied to list the D-Wave Quantum Common Shares and D-Wave Quantum Warrants on the NYSE under the ticker symbol “QBTS” and “QBTS.WS,” respectively. Being a public company will require us to hire additional personnel and implement procedures and processes to address applicable regulatory requirements and customary practices. We expect D-Wave Quantum will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit, legal, and filing fees.

COVID-19 Update

In March 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization. There are many uncertainties regarding the current pandemic, and we are closely monitoring the impact of the pandemic on all aspects of our business, including how it will impact our employees, suppliers, vendors and business partners.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact our employees and operations and the operations of our suppliers, customers and business partners. In addition, various aspects of our business cannot be conducted remotely. These measures by government authorities may continue to remain in place for a significant period of time and could adversely affect our development plans, sales and marketing activities, and business operations.

The full impact of the COVID-19 pandemic continues to evolve as of the date of this proxy statement/prospectus. As such, the full magnitude of the pandemic’s effect on our financial condition, liquidity and future results of operations is uncertain. Management continues to actively monitor our financial condition, liquidity,

operations, suppliers, industry and workforce. See “Risk Factors—Risks Related to D-Wave’s Business and Industry—We may in the future be adversely affected by continuation or worsening of the global COVID-19 pandemic, its various strains or future pandemics.”

As of March 31, 2022 and December 31, 2021, D-Wave’s financial position, business, results of operation and financial condition were not significantly impacted due to the effects of the COVID-19 outbreak.

Key Components of Results of Operations

Revenue

We currently generate our revenue from QCaaS offerings; professional services that includes problem evaluation, proof of concept, and pilot applications; training on our quantum computing systems and other revenue derived from the sale of printed circuit boards. QCaaS revenue is recognized on a ratable basis over the contract term, which generally ranges from one month to two years. Professional services revenue is recognized based on the terms of the contract, or based upon the ratio that incurred costs bear to total estimated contract costs. Other revenue is not material and is recognized upon completion. Our contracts with our customers do not, at any time, provide the customer with the right to take possession of the software that runs our cloud platform.

We expect our cloud based recurring QCaaS revenue to increase over time as a function of the increasing number of applications driven by professional services engagements with our customers.

We expect that there will be a marginal decrease in our cloud based recurring QCaaS revenue as a percentage of total revenue in 2022 when compared to 2021 due to the scaling up of our professional services revenue. In subsequent periods, we expect that the QCaaS revenue as a percentage of total revenue will increase from year to year.

Cost of Revenue

Our cost of revenue consists primarily of all direct and indirect expenses related to providing our QCaaS offering and delivering our professional services, including personnel-related expenses and costs associated with maintaining the cloud platform on which the QCaaS resides. Cost of revenue also includes depreciation and amortization related to our quantum computing systems and related software.

We expect our total cost of revenue to increase in absolute dollars in future periods, corresponding to our anticipated growth in revenue and employee headcount to support our customers and to maintain the QCaaS cloud offering, manufacturing, operations and field service team.

Operating Expenses

Our operating expenses consist of research and development, general and administrative and sales and marketing expenses.

Research and Development

Research and development expenses consist primarily of personnel-related expenses, including salaries, benefits and stock-based compensation for personnel, fabrication costs, lab supplies, and cloud computing resources and allocated facility costs for our research and development functions. Unlike a standard computer, design and development efforts continue throughout the useful life of our quantum computing systems to ensure proper calibration and optimal functionality. Research and development expenses also include purchased hardware components, fabrication and software costs related to quantum computing systems constructed for research purposes that do not have a high probability of providing future economic benefits, and have no alternate future use. We currently do not capitalize any research and development expenditures.

We expect our research and development expenses will increase on an absolute dollar basis for the foreseeable future as we continue to invest in research and development efforts to enhance the functionality of our QCaaS cloud platform, and improve the reliability, availability and scalability of our platform. In addition, research and development costs could increase in absolute dollars if we do not receive government grants and research incentives, which historically offset a portion of these costs.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses, including salaries, benefits and stock-based compensation for personnel and outside professional services expenses including legal, audit and accounting services, insurance, other administrative expenses and allocated facility costs for our administrative functions.

We expect our operating expenses to increase in absolute dollars for the foreseeable future as a result of operating as a public company. In particular, we expect our legal, accounting, tax, personnel-related expenses and directors’ and officers’ insurance costs reported within general and administrative expense to increase as we establish more comprehensive compliance and governance functions, increased security and IT compliance, review internal controls over financial reporting in accordance with the Sarbanes-Oxley Act and prepare and distribute periodic reports as required by the rules and regulations of the U.S. Securities and Exchange Commission. As a result, our historical results of operations may not be indicative of our results of operations in future periods.

Sales and marketing

Sales and marketing expenses consist primarily of personnel-related expenses, including salaries, benefits and stock-based compensation for personnel, direct advertising, marketing and promotional material costs, sales commission expense, consulting fees and allocated facility costs for our sales and marketing functions. We intend to continue to make significant investments in our sales and marketing organization to drive additional revenue, expand our global customer base, and broaden our brand awareness. We expect our sales and marketing expenses to continue to increase in absolute dollars for the foreseeable future.

Other income (expense), net

Our other income (expense), net is primarily comprised of interest expense, government assistance, gain on settlement of warranty, gain on debt extinguishment, interest income (expense), net and other miscellaneous income and expense unrelated to our core operations.

Results of Operations

The following table sets forth our results of operations for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
(In thousands)	2022	2021	2021	2020
Revenue	1,713	1,410	6,279	5,160
Cost of revenue	584	298	1,750	915

Total gross profit	1,129	1,112	4,529	4,245
Operating expenses:
Research and development	6,525	6,484	25,401	20,411
General and administrative	3,646	2,522	11,897	11,587
Sales and marketing	1,600	1,070	6,179	3,714

Total operating expenses	11,771	10,076	43,477	35,712

Loss from operations	(10,642)	(8,964)	(38,948)	(31,467)
Other income (expense):
Interest expense	(792)	(177)	(1,728)	(5,257)
Government assistance	—	—	7,167	12,027
Gain on debt extinguishment	—	—	—	3,873
Gain on settlement of warrant liability	—	—	—	7,836
Gain on investment in marketable securities	—	—	1,163	—
Other income (expense), net	(181)	315	801	2,969

Total other income (expense), net	(973)	138	7,403	21,448

Net loss	$(11,615)	$(8,826)	$(31,545)	$(10,019)

Foreign currency translation adjustment, net of tax	—	—	15	(82)

Net comprehensive loss	$(11,615)	$(8,826)	$(31,530)	$(10,101)

Comparison of the Three Months Ended March 31, 2022 and 2021

Revenue

Revenue increased $303,000, or 21%, to $1.7 million for the three months ended March 31, 2022 as compared to $1.4 million for the three months ended March 31, 2021. The increase in revenue was primarily driven by an increase in QCaaS revenue of $262,000.

Cost of Revenue

Cost of revenue increased $286,000, or 96%, to $584,000 for the three months ended March 31, 2022 as compared to $298,000 for the three months ended March 31, 2021. The increase in cost of revenue was primarily driven by:

•	An increase in personnel-related costs of $160,000 associated with the growth of our QCaaS revenue during the three months ended March 31, 2022;

•	An increase of $126,000 related to the increase in software costs, depreciation of customer systems, and travel.

Operating Expenses

Research and Development Expenses

	Three Months Ended March 31,		Change
(In thousands)	2022	2021	Amount	%
Research and development	$6,525	$6,484	$41	1%

Research and development expenses were consistent at $6.5 million for the three months ended March 31, 2022 and for the three months ended March 31, 2021.

We expect our research and development expenses to increase in absolute dollars as we continue to develop new products and enhance existing products, services, and technologies.

General and Administrative Expenses

	Three Months Ended March 31,		Change
(In thousands)	2022	2021	Amount	%
General and administrative	$3,646	$2,522	$1,124	45%

General and administrative expenses increased $1.1 million, or 45%, to $3.6 million for the three months ended March 31, 2022 as compared to $2.5 million for the three months ended March 31, 2021. The increase was primarily driven by:

•	An increase of $670,000 in personnel-related expenses, which included an increase of $530,000 in stock-based compensation;

•	An increase of $224,000 in professional services from legal and accounting consultants; and

•	An increase of $246,000 in other expenses.

We expect our general and administrative expenses to increase in absolute dollars as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and the NYSE, additional insurance costs, investor relations activities, and other administrative and professional services.

Sales and Marketing Expenses

	Three Months Ended March 31,		Change
(In thousands)	2022	2021	Amount	%
Sales and marketing	$1,600	$1,070	$530	50%

Sales and marketing expenses increased $530,000, or 50%, to $1.6 million for the three months ended March 31, 2022 as compared to $1.1 million for the three months ended March 31, 2021. The increase was primarily due to:

•	An increase of $420,000 in personnel-related costs, which included an increase of $30,000 in stock-based compensation;

•	An increase of $121,000 in promotion and public relations expenses.

We expect our sales and marketing expenses to increase in absolute dollars as we hire additional sales and marketing personnel, expand our sales professional support, and market our QCaaS cloud service offerings to further penetrate the United States and international markets.

Other Income (Expense), net

Interest Expense

	Three Months Ended March 31,		Change
(In thousands)	2022	2021	Amount	%
Interest expense	$(792)	$(177)	$(615)	nm	%

Percentage changes that are considered not meaningful are denoted with “nm”.

Interest expense increased $615,000, to $792,000 for the three months ended March 31, 2022 as compared to $177,000 for the three months ended March 31, 2021. The increase was primarily due to our higher debt balance in the current period compared to the prior period due to a $15.0 million venture loan effective on March 3, 2022 and an increase in our government loan.

Other income (expense), net

	Three Months Ended March 31,		Change
(In thousands)	2022	2021	Amount	%
Other income (expense), net	$(181)	$315	$(496)	nm

Other income (expense), net decreased $496,00, or nm%, to $(181,000) for the three months ended March 31, 2022 as compared to $315,000 for the three months ended March 31, 2021. The decrease was largely driven by the net impact of foreign exchange gains and losses of $324,000.

Comparison of the Years Ended December 31, 2021 and 2020

Revenue

Revenue increased $1.1 million, or 22%, to $6.3 million for the year ended December 31, 2021 as compared to $5.2 million for the year ended December 31, 2020. The increase in revenue was primarily driven by:

•	An increase of $1.4 million in professional services revenue related to the completion of certain customer deliverables of our remote systems located off-site;

•	An increase of $111,000 in our QCaaS revenue; and

•	A reduction of $350,000 in other revenue mainly due to the completion of a customer contract during the year ended December 31, 2020.

We expect our cloud based recurring QCaaS revenue to increase over time as a function of the increasing number of applications driven by professional services engagements with our customers.

Cost of Revenue

Cost of revenue increased $835,000, or 91%, to $1.8 million for the year ended December 31, 2021 as compared to $915,000 for the year ended December 31, 2020. The increase in cost of revenue was primarily driven by:

•

An increase of personnel-related costs of $946,000 associated with providing services as a result of the growth of our professional services and our QCaaS offerings during the year ended December 31, 2021;

•	A reduction of $111,000 for the cost of other revenue during the year ended December 31, 2021.

Operating Expenses

Research and Development Expenses

	Year ended December 31,		Change
(In thousands)	2021	2020	Amount	%
Research and development	$25,401	$20,411	$4,990	24%

Research and development expenses increased $5.0 million, or 24%, to $25.4 million for the year ended December 31, 2021 as compared to $20.4 million for the year ended December 31, 2020. The increase was primarily due to the completion of the Sustainable Development Technology Canada and BC Innovative Clean Energy (“SDTC”) project in 2020 that offset $7.4 million of our research and development expenses in 2020. The increase was also due to an increase of $2.4 million of personnel-related expenses, partially offset by a decrease of $1.2 million in stock-based compensation due to the recapitalization of D-Wave in 2020, a decrease of $3.4 million in fabrication costs due to lower fabrication activities, and a decrease of $474,000 in depreciation costs.

We expect our research and development expense to increase in absolute dollars as we continue to develop new products and enhance existing services and technologies.

General and Administrative Expenses

	Year ended December 31,		Change
(In thousands)	2021	2020	Amount	%
General and administrative	$11,897	$11,587	$310	3%

General and administrative expenses increased $310,000, or 3%, to $11.9 million for the year ended December 31, 2021 as compared to $11.6 million for the year ended December 31, 2020. The increase was primarily due to a $300,000 increase in personnel-related expenses and an increase in IT services of $321,000, partially offset by a decrease of $286,000 in professional services from legal and accounting consultants and a decrease of $25,000 in other expenses. Overall, our general and administrative expenses are aligned with prior year expenses.

We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and the NYSE, additional insurance costs, investor relations activities and other administrative and professional services. As a result, we expect general and administrative expenses to increase in absolute dollars in future periods.

Sales and Marketing Expenses

	Year ended December 31,		Change
(In thousands)	2021	2020	Amount	%
Sales and marketing	$6,179	$3,714	$2,465	66%

Sales and marketing expenses increased $2.5 million, or 66%, to $6.2 million for the year ended December 31, 2021 as compared to $3.7 million for the year ended December 31, 2020. The increase was primarily due to an increase of $1.9 million in personnel-related costs, an increase of $197,000 in consulting fees to promote our cloud service offerings and an increase of $403,000 in conference expenses, trade shows and other marketing related events. The increase in personnel-related costs includes an increase of $107,000 in stock-based compensation as a result of additional head count to the sales and marketing team.

We expect our sales and marketing expenses to increase in absolute dollars as we hire additional sales and marketing personnel, expand our sales professional support and market our cloud service offerings to further penetrate the United States and the international markets.

Other Income (Expense), net

Interest Expense

	Year ended December 31,		Change
(In thousands)	2021	2020	Amount	%
Interest expense	$(1,728)	$(5,257)	$3,529	(67)%

Interest expense decreased $3.6 million, or 67%, to $1.7 million for the year ended December 31, 2021 as compared to $5.3 million for the year ended December 31, 2020. The decrease was largely driven by the retirement of our interest-bearing convertible notes in April 2020. See Note 2 included in the notes to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for details regarding the retirement of our interest-bearing convertible notes.

Government Assistance

	Year ended December 31,		Change
(In thousands)	2021	2020	Amount	%
Government assistance	$7,167	$12,027	$(4,860)	(40)%

Government assistance decreased $4.9 million, or 40%, to $7.2 million for the year ended December 31, 2021 as compared to $12.0 million for the year ended December 31, 2020. The decrease was mainly driven by the deemed interest benefit associated with the Strategic Innovation Fund, or SIF, loan secured during the year ended December 31, 2020. See Note 2 included in the notes to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for details regarding the government assistance programs.

Gain on Debt Extinguishment

	Year ended December 31,		Change
(In thousands)	2021	2020	Amount	%
Gain on debt extinguishment	$—	$3,873	$(3,873)	nm

During the year ended December 31, 2020, we recorded $3.9 million in gain on debt extinguishment largely driven by the extinguishment of our 2019 convertible notes due to a modification of the conversion feature, which resulted in a gain on our convertible debt, and the forgiveness of our loan with the Technology Partnership of Canada. We did not record any gain on debt extinguishment during the year ended December 31, 2021 as all of our convertible notes were transferred to DWSI Holdings Inc., a Canadian corporation and predecessor of D-Wave (“Old DWSI”) in exchange of its common shares and they remained in existence under Old DWSI until the amalgamation on January 1, 2021 at which time they were automatically cancelled. See Note 2 included in the notes to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for details regarding the retirement of our interest-bearing convertible notes.

Gain on Settlement of Warrant Liability

	Year ended December 31,		Change
(In thousands)	2021	2020	Amount	%
Gain on settlement of warrant liability	$—	$7,836	$(7,836)	nm

During the year ended December 31, 2020, we recorded $7.8 million in gain on settlement of warrant liability largely driven by the transfer to Old DWSI of all then-outstanding warrants in exchange for its common shares and they remained in existence under Old DWSI until the amalgamation on January 1, 2021, at which time they were automatically cancelled. We did not record any gain on settlement of warrant liabilities during the year ended December 31, 2021 as no warrant conversion took place in 2021. See Note 2 included in the notes to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for details regarding the conversion of warrants.

Gain on Investment in Marketable Securities

	Year ended December 31,		Change
(In thousands)	2021	2020	Amount	%
Gain on investment in marketable securities	$1,163	$—	$1,163	nm

During the year ended December 31, 2021, we recorded $1.2 million in gain on investment in marketable securities based on the valuation of D-Wave’s recent $25 million financing. We did not record any gain on investment in marketable securities during the year ended December 31, 2020.

Other income (expense), net

	Year ended December 31,		Change
(In thousands)	2021	2020	Amount	%
Other income (expense), net	$801	$2,969	$(2,168)	(73)%

Other income (expense), net decreased $2.2 million, or 73%, to $800,000 for the year ended December 31, 2021 as compared to $3.0 million for the year ended December 31, 2020. The decrease was largely driven by a reduction of prior period government assistance received from SDTC and BC Innovation Clean Energy for our research and development initiatives of $2.4 million, partially offset by the net impact of foreign exchange gains and losses of $200,000.

Liquidity and Capital Resources

We have incurred net losses since inception and experienced negative cash flows from operations. To date, our primary sources of capital have been through private placements of convertible preferred shares, revenue from the sale of our products and services, government assistance and the venture loan. During the three months ended March 31, 2022 and 2021, we incurred net losses of $11.6 million and $8.8 million, respectively. During the years ended December 31, 2021 and 2020, we incurred net losses of $31.5 million and $10.0 million, respectively. We expect to incur additional losses and higher operating expenses for the foreseeable future as we continue to invest in research and development programs. We have determined that additional financing will be required to fund our operations for the next 12 months and our ability to continue as a going concern is dependent upon obtaining additional capital and financing, including through the consummation of the Transaction.

Our primary uses of cash are to fund our operations as we continue to grow our business. We will require a significant amount of cash for expenditures as we invest in ongoing research and development and business operations. Until such time as we can generate significant revenue from sales of our QCaaS offering and our professional services, we expect to finance our cash needs through public or private equity or debt financings or other capital sources, including strategic partnerships. However, we may be unable to raise additional funds or enter into such other arrangements, when needed, on favorable terms or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be, or could be, diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common shareholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, or substantially reduce our quantum computing development efforts.

We continue to assess the effect of the COVID-19 pandemic and the Russia/Ukraine crisis on our operations. The extent to which the COVID-19 pandemic will impact our business and operations will depend on future developments that are highly uncertain and cannot be predicted with confidence, such as the continuing spread of the infection, new and emerging variants of the virus, the duration of the pandemic, and the effectiveness of actions taken in the U.S. and other countries to contain and treat the disease. The extent to which the Russia/Ukraine crisis will impact our business and operations will also depend on future developments that are highly uncertain and cannot be predicted with confidence, including restrictive actions that may be taken by the U.S. and/or other countries, such as sanctions or export controls, and the duration of the conflict.

Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors—Risks Related to D-Wave’s Business and Industry.” Our management believes that the funds available under the Equity Line would be sufficient to fund our operations for at least 18 months.

Venture Loan and Security Agreement

On March 3, 2022, we entered into the Venture Loan Agreement, by and between the Borrowers and PSPIB, as the lender. Under the Venture Loan Agreement, term loans in an aggregate principal amount of $25.0 million will become available to the Borrowers in three tranches, subject to certain terms and conditions.

The first tranche in an aggregate principal amount of $15.0 million was advanced on March 3, 2022. Subject to certain terms and conditions being satisfied, the second tranche in an aggregate principal amount of $5.0 million will be available to D-Wave prior to June 30, 2022 and the third tranche in an aggregate principal amount of $5.0 million will be available to D-Wave prior to November 15, 2022.

The term loans under the Venture Loan Agreement bear interest at a rate equal to the greater of either (i) the Prime Rate (as reported in The Wall Street Journal) plus 7.25%, and (ii) 10.5%. Interest on the outstanding advances is payable monthly, on the first business day of each calendar month through the Maturity Date.

We will pay a final payment fee of 5.0% of the aggregate amount of the term loans made under the Venture Loan Agreement on the earliest of (i) the Maturity Date; (ii) the date that we prepay all of the outstanding aggregate principal amount in full, or (iii) the date the loan payments are accelerated due to an event of default (as defined in the Venture Loan Agreement). In connection with any prepayment of less than all of the outstanding principal balance of the loans, we shall pay PSPIB an amount equal to five percent of the principal balance of the loans being prepaid.

The Venture Loan Agreement is secured by a first-priority security interest in substantially all of the Borrower’s assets and contains certain operational covenants. As of the date of the proxy statement/prospectus, the Borrowers were in compliance with all covenants under the Venture Loan Agreement. The full text of the Venture Loan Agreement is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, and such description is qualified in its entirety by the full text of such exhibit.

Cash Flows

The following table sets forth our cash flows for the period indicated (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
Net cash (used in) provided by:
Operating activities	$(9,509)	$(11,149)	$(34,800)	$(29,287)
Investing activities	(144)	(739)	(1,999)	(789)
Financing activities	17,872	11,928	24,913	43,144
Effect of exchange rate changes on cash and cash equivalent	(41)	254	34	(13)

Net (decrease) increase in cash and cash equivalent	$8,178	$294	$(11,852)	$13,055

Cash Flows Used in Operating Activities

Our cash flows from operating activities are significantly affected by the growth of our business, and are primarily related to research and development, sales and marketing and general and administrative activities. Our operating cash flows are also affected by our working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable, accounts receivable and other current assets and liabilities.

Net cash used in operating activities during the three months ended March 31, 2022 was $9.5 million, resulting primarily from a net loss of $11.6 million, adjusted for non-cash charges of $0.6 million in depreciation and amortization, including amortization of operating right of use assets, $0.8 million in stock-based compensation, $1.3 million of other non-cash charges, and $0.6 million in working capital adjustments.

Net cash used in operating activities during the three months ended March 31, 2021 was $11.1 million, resulting primarily from a net loss of $8.8 million, adjusted for non-cash charges of $0.6 million in depreciation and amortization including amortization of operating right of use assets, $0.2 million in stock-based compensation, $0.3 million of other non-cash charges and $3.4 million in working capital adjustments.

Net cash used in operating activities during the year ended December 31, 2021 was $34.8 million, resulting primarily from a net loss of $31.5 million, adjusted for non-cash charges of $2.6 million in depreciation and amortization including amortization of operating right of use assets, $1.7 million in stock-based compensation, $1.9 million of other non-cash charges, and $1.2 million in working capital adjustments, which were offset by $7.1 million in government grants and $1.2 million in gain on investments.

Net cash used in operating activities during the year ended December 31, 2020 was $29.3 million, resulting primarily from a net loss of $10.0 million, adjusted for non-cash charges of $2.7 million in depreciation and amortization including amortization of operating right of use assets, $3.0 million in stock-based compensation, $5.1 million in interest expense on convertible notes, $748,000 of other non-cash charges and $7.1 million in working capital adjustments, which were offset by $12.0 million in government grants, $7.8 million in gain on settlement of our warrant liability and $3.9 million in gain on extinguishment of debt from our convertible notes.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the three months ended March 31, 2022 was $0.1 million, representing additions of $0.1 million in property and equipment primarily related to the development and upgrade of our quantum computing systems.

Net cash used in investing activities during the three months ended March 31, 2021 was $0.7 million representing additions of $0.7 in property and equipment primarily related to the development of our quantum computing systems.

Net cash used in investing activities during the year ended December 31, 2021 was $2.0 million, representing additions of $1.8 million in property and equipment primarily related to the development and upgrade of our quantum computing systems and additions of $225,000 in intangible assets related to the implementation of a customized product life cycle management and material requirement management planning software.

Net cash used in investing activities during the year ended December 31, 2020 was $789,000 representing additions of $736,000 in property and equipment primarily related to the development of our quantum computing systems and additions of $53,000 in intangible assets.

Cash Flows Provided by Financing activities

Net cash provided by financing activities during the three months ended March 31, 2022 was $17.9 million, primarily reflecting proceeds received from the venture loan signed on March 3, 2022 .

Net cash provided by financing activities during the three months ended March 31, 2021 was $11.9 million, primarily reflecting net proceeds received from SIF.

Net cash provided by financing activities during the year ended December 31, 2021 was $24.9 million, primarily reflecting proceeds received from SIF.

Net cash provided by financing activities during the year ended December 31, 2020 was $43.1 million, primarily reflecting net proceeds from the issuance of Class B Preferred stock.

Contractual Obligations and Commitments

The following table summarizes our non-cancellable contractual obligations and other commitments as of December 31, 2021 and the effects that such obligations are expected to have on our liquidity and cash flow for future periods (in thousands):

	Payments due by period (2)
	Total	Less than 1 year	1 - 3 years	4 - 5 years	More than 5 years
Lease commitment (1)	$16,356	$1,687	$2,563	$2,458	$9,648

Total	$16,356	$1,687	$2,563	$2,458	$9,648

(1)	Includes operating lease liabilities for certain of our offices and facilities.
(2)	Excludes the Venture Loan Agreement entered into on March 3, 2022 by and between the Borrowers, and PSPIB, as the lender.

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that we can cancel without a significant penalty.

Off-Balance Sheet Arrangements

We did not have, during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in foreign currency exchange rates.

Credit risk

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. We maintain cash and cash equivalents with major and reputable financial institutions. Deposits held with the financial institutions may exceed the amount of insurance provided by the Canadian Deposit Insurance Corporation on such deposits but may be redeemed upon demand. We perform periodic evaluations of the relative credit standing of the financial institutions. With respect to accounts receivable, we monitor the credit quality of our customers as well as maintain an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments.

Concentration risk

Agreements which potentially subject the Company to concentration risk consist principally of two and three customer agreements for the three months ended March 31, 2022 and 2021, respectively. For the three months ended March 31, 2022, 14% of the Company’s total revenue was earned from a single customer and 13% was earned from a second customer. For the year ended December 31, 2021, 15% of the Company’s total revenue was earned from a single customer, 13% was earned from a second customer and 12% was earned from a third customer. For the three months ended March 31, 2021, 21% of the Company’s total revenue was earned from a single customer, 14% was earned from a second customer and 11% was earned from a third customer. For the year ended December 31, 2020, 22% of the Company’s total revenue was earned from a single customer, 17% was earned from a second customer and 10% was earned from a third customer.

Foreign currency risk

Our customers are primarily located in the United States, Japan, Germany and Canada; therefore, foreign exchange risk exposures arise from transactions denominated in currencies other than our functional and reporting currency (United States dollars). To date, a majority of our sales have been denominated in United States dollars and a significant portion of our operating expenses are denominated in Canadian dollars. We also purchase certain of our key manufacturing inputs in Euros. As we expand our presence in international markets, our results of operations and cash flows may increasingly be subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any hedging arrangements to minimize the impact of these fluctuations in the exchange rates. We will periodically reassess our approach to manage our risk relating to fluctuations in currency rates.

We do not believe that foreign currency risk had a material effect on our business, financial condition, or results of operations during the periods presented.

Inflation Risk

We do not believe that inflation had a significant impact on our results of operations for any periods presented in our consolidated financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.

Critical Accounting Policies and Significant Management Estimates

Our consolidated financial statements included in this proxy statement/prospectus have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. We also make estimates and assumptions that affect the reported amounts and related disclosures for the periods presented. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly. Additionally, changes in assumptions, estimates or assessments due to unforeseen events or otherwise could have a material impact on our financial position or results of operations.

The critical accounting estimates, assumptions and judgements we believe to have the most significant impact on our audited annual consolidated financial statements are described below. See Note 2 to the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information related to critical accounting estimates and significant accounting policies.

Government assistance

US GAAP for profit-oriented entities does not define government assistance; nor is there specific guidance applicable to government assistance.

D-Wave receives various forms of government assistance including (i) government grants (ii) investment credits, and (iii) government loans, for research and development initiatives from Canadian government agencies.

D-Wave recognizes grants and investment tax credits relating to qualifying scientific research and development expenditures as a reduction of the related eligible expenses (research and development expenses) in its consolidated statement of operations and comprehensive loss. Grants and investment tax credits are recognized in the period during which the related qualifying expenses are incurred, provided that the conditions under which the grants and investment tax credits have been met. D-Wave recognizes grants and investment tax credits in an amount equal to the estimated qualifying expenses incurred in each period multiplied by the applicable reimbursement percentage. Grants and investment tax credits that are recognized upon incurring qualifying expenses in advance of receipt of grant funding or proceeds from research and development incentives are recorded in the consolidated balance sheets as research incentives receivable. In circumstances where the grants received relates to prior period eligible expenses, D-Wave recognizes these grants as other income in its consolidated statement of operations and comprehensive loss in the current period.

During the three months ended March 31, 2022 and 2021, the Company did not record any Sustainable Development Technology Canada and BC Innovative Clean Energy (“SDTC”) grants to offset its research and development expenses.

During the three months ended March 31, 2022 and 2021, the Company recorded Scientific Research and Experimental Development (“SR&ED”) investment tax credits of $0.4 million and $0.2 million, respectively, as an offset to its research and development expenses in its condensed consolidated statements of operations and comprehensive loss.

During the year ended December 31, 2020, D-Wave recorded SDTC grants of $7.6 million, as an offset to its research and development expenses in its consolidated statements of operations and comprehensive loss. D-Wave did not record any SDTC grants during the year ended December 31, 2021.

During the years ended December 31, 2021 and 2020, D-Wave recorded SR&ED investment tax credits of $1.5 million and $2.1 million, respectively, as an offset to its research and development expenses in its consolidated statements of operations and comprehensive loss.

D-Wave has received government loans under funding agreements that bear interest at rates that are below market rates of interest or interest-free. D-Wave accounts for the imputed benefit arising from the difference between a market rate of interest and the rate of interest charged as additional grant funding, and records interest expense for the loans at a market rate of interest. On the date that loan proceeds are earned, D-Wave recognizes the portion of the loan proceeds allocated to grant funding as a discount to the carrying value of the loan which is subsequently recognized as additional government assistance upon draw down of the qualified loan amounts. The valuation of the liability of the loans relies on a combination of valuation approaches that are dependent on several significant estimates and assumptions related to forecast of future revenues and the discount rate. Should projected revenue not be achieved as predicted, the adjustment to the fair value of the SIF loan could be material. The original fair value of the loan and the subsequent amortized cost value is highly sensitive to timing of loan payments and discount rate. A 5% decrease in projected revenue over the term of the SIF loan would decrease the carrying value by $157,000. As at March 31, 2022, the carrying value of the loan approximates its fair value.

During the three months ended March 31, 2022 and 2021, D-Wave did not record interest benefit on SIF government loans. During the year ended December 31, 2021, D-Wave recorded the interest benefit on SIF government loans for $7.2 million, as government assistance in its consolidated statements of operations and comprehensive loss. During the year ended December 31, 2020, D-Wave recorded the interest benefit on SIF and Technology Partnership of Canada (“TPC”) government loans for $12.0 million, as government assistance in its consolidated statements of operations and comprehensive loss.

Revenue recognition

D-Wave recognizes revenue in accordance with Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) and accounts for certain contract costs in accordance with FASB’s Accounting Standards Codification (“ASC”) 340-40, Other Assets and Deferred Costs-Contracts with Customers.

The standard was adopted on a full retrospective method on January 1, 2018. The adoption of ASC 606 had no significant impact on D-Wave and as such there was no recorded transition adjustment. The core principle of ASC 606 is that an entity shall recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

To support this core principle, D-Wave applies the following five step approach:

•	identify the contract with the customer;

•	identify the performance obligations;

•	determine the transaction price;

•	allocate the transaction price to the performance obligations; and

•	recognize revenue when (or as) the entity satisfies a performance obligation.

D-Wave generates revenue through subscription sales to access its QCaaS cloud platform and from professional services related to the practical applications of quantum computing technology to solve its customers’ business challenges, to develop quantum proofs-of-concepts, pilot hybrid quantum applications and to put those applications into production. In addition, D-Wave also earns revenue providing training regarding quantum computing systems and building related applications. In arrangements with re-sellers of D-Wave’s cloud services, the re-seller is considered the customer and D-Wave does not have any contractual relationships with the re-sellers’ end users. For these arrangements, revenue is recognized at the amount charged to the re-seller and does not reflect any mark-up to the end user.

When D-Wave determines that its contracts with customers contain multiple performance obligations, D-Wave allocates the transaction price based on the relative standalone selling price (“SSP”) method by comparing the SSP of each distinct performance obligation to the total value of the contract. D-Wave uses a range of amounts to estimate SSP for products and services sold together in a contract to determine whether there is a discount to be allocated based on the relative SSP of the various products and services. In instances where SSP is not directly observable, such as when D-Wave does not sell the product or service separately, D-Wave determines the SSP using information that may include market conditions and other observable inputs. Standalone selling price is typically established as a range. In situations in which the stated contract price for a performance obligation is outside of the applicable standalone selling price range and has a different pattern of transfer to the customer than the other performance obligations in the contract, D-Wave will reallocate the total transaction price to each performance obligation based on the relative standalone selling price of each. At times, D-Wave may sell bundled services that include professional services, QCaaS and training. For these bundled arrangements, the D-Wave’s selling prices associated with QCaaS and training are observable, predictable and consistent. Accordingly, D-Wave uses the residual method under which the total transaction price and observable SSP of the QCaaS and training performance obligations are used to arrive at the estimated SSP of the professional services performance obligation.

The transaction price is the amount of consideration to which D-Wave expects to be entitled in exchange for transferring goods and services to the customer. Revenue is recorded based on the transaction price.

D-Wave’s contracts with customers may include renewals or other options at fixed prices. Determining whether such options are considered distinct performance obligations that provide the customer with a material right and therefore should be accounted for separately requires significant judgment. Judgment is required to determine the standalone selling price for each renewal option to determine whether the renewal pricing is reflective of the standalone selling price or is reflective of a discount that would provide the customer with a material right. Based on D-Wave’s assessment of standalone selling prices, D-Wave determined that there were no significant material rights provided to its customers requiring separate recognition.

The timing of revenue recognition may not align with the right to invoice the customer. D-Wave records accounts receivable when it has the unconditional right to issue an invoice and receive payment, regardless of whether revenue has been recognized. Deferred revenue is primarily composed of fees related to QCaaS, which are generally billed in advance and recognized as revenue over the related subscription term. Unbilled receivables relate to revenue recognized for milestones completed under professional services contracts for which the related milestone billing has not yet occurred.

In instances where the timing of revenue recognition differs from the timing of the right to invoice, D-Wave has determined that a significant financing component generally does not exist. The primary purpose of D-Wave’s invoicing terms is to provide customers with a simplified and predictable way of purchasing the services and not to receive financing from or provide financing to the customer. Additionally, D-Wave has elected the practical expedient terms that permit an entity not to recognize a significant financing component if the time between the transfer of a good or service and payment is one year or less.

Payment terms on invoiced amounts are typically net 30 days. D-Wave does not offer rights of return for its services in the normal course of business and contracts generally do not include service-type warranties that provide any incremental service to the customer beyond providing assurance that the services conform to applicable specifications or customer-specific or subjective acceptance provisions. D-Wave also excludes from revenue government-assessed and imposed taxes on revenue-generating activities that are invoiced to customers.

Revenue from QCaaS is recognized evenly over the contractual period, on a straight-line basis over the subscription term, beginning on the date that the service is made available to the customer. Professional services are recognized as they are earned based on the terms of the contract or based on the cost-to-cost method. Under the cost-to-cost method, revenue is recognized based upon the ratio that incurred costs bear to total estimated contract costs with related cost of revenue recorded as the costs are incurred. Each month management reviews estimated contract costs through a process of aggregating actual costs incurred and estimating additional costs to completion based upon the current available information and status of the contract. The effect of any change in the estimated gross margin rate for a contract is reflected in revenues in the period in which the change is known. Provisions for the full amount of anticipated losses on contracts are made in the period in which they become determinable.

Stock-Based Compensation

D-Wave measures its stock-based awards made to employees based on the estimated fair value of the awards as of the grant date using the Black-Scholes option-pricing model. Stock-based compensation expense is recognized over the requisite service period using the straight-line method and is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. As such, D-Wave’s stock-based compensation is reduced for the estimated forfeitures at the grant date and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Stock-based compensation expenses to non-employees as consideration for services received are measured on the date of performance at the fair value of the consideration received or the fair value of the equity instruments issued, using the Black-Scholes option-pricing model, whichever can be more reliably measured. Compensation expense for options granted to non-employees is remeasured each period as the underlying options vest.

The Black-Scholes option-pricing model requires the use of subjective assumptions, which determine the fair value of share-based awards, including the fair value of D-Wave’s common shares, the option’s expected term, the price volatility of the underlying common shares, risk-free interest rates, and the expected dividend yield of the common shares. The assumptions used to determine the fair value of the stock awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

Common Share Valuations

D-Wave obtained third-party valuations to estimate the fair value of its common shares for purposes of measuring stock-based compensation expense. The third-party valuations were prepared using methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting & Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“Practice Guide”).

In accordance with the Practice Guide, D-Wave considered the following methods for allocating the enterprise value across its classes of capital stock to determine the fair value of its common shares at each valuation date:

The Option Pricing Method (“OPM”) estimates the value of the common equity of D-Wave using the various inputs in the Black-Scholes option pricing model. The OPM treats the rights of the holders of common shares as equivalent to that of call options on any value of the enterprise above certain break points of value based upon the liquidation preferences of the holders of D-Wave preferred stock, as well as their rights to participation, and the stock prices of the outstanding options. Thus, the value of the common shares can be determined by estimating the value of its portion of each of these call option rights. Under this method, the common share has value only if the funds available for distribution to stockholders exceed the value of the liquidation preference at the time of a liquidity event, such as a merger or sale. Given the common share represents a non-marketable equity interest in a private enterprise, an adjustment to the preliminary value estimates had to be made to account for the lack of liquidity that a stockholder experiences. This adjustment is commonly referred to as a discount for lack of marketability.

The Probability-Weighted Expected Return Method (“PWERM”) employs additional information not used in the OPM, including various market approach calculations depending upon the likelihood of various discrete future liquidity scenarios, such as the sale of D-Wave to a special purpose acquisition company (“SPAC”), as well as the probability of remaining a private company. The PWERM is typically used when the range of possible future outcomes and liquidity events for an enterprise, including a business combination such as a merger of D-Wave and a SPAC, has narrowed, giving the enterprise a higher degree of confidence in the achievement of a particular outcome. As such, the PWERM can give more weight to the likely liquidity scenarios as compared to the normative distribution of the outcomes in the OPM.

For financial reporting purposes, D-Wave also retrospectively assessed the deemed fair value of its common shares used for calculating and recording stock-based compensation charges after considering the fair value reflected on subsequent valuation reports and other facts and circumstances on the date of grant. D-Wave used a linear interpolation method to estimate the fair value between valuation dates. D-Wave believes that the linear interpolation methodology provides the most reasonable basis for the valuation of its common shares because D-Wave did not identify any significant events that occurred during the intervening periods that would have caused a material change in fair value.

In addition to considering the results of these third-party valuation reports, our board of directors used assumptions based on various objective and subjective factors, combined with management judgment, to determine the fair value of our common shares as of each grant date, including:

•

the prices at which we sold shares of non-redeemable convertible preferred stock and the superior rights and preferences of the non-redeemable convertible preferred stock relative to its common shares at the time of each grant;

•	external market conditions affecting our research and development industry and trends within the industry;

•	D-Wave’s stage of development and business strategy;

•	D-Wave’s financial condition and operating results, including its levels of available capital resources, and forecasted results;

•	developments in D-Wave’s business;

•	the progress of D-Wave’s research and development efforts;

•	equity market conditions affecting comparable public companies; and

•	general market conditions and the lack of marketability of its common shares.

Application of these approaches involves the use of estimates, judgment and assumptions that are subjective, such as those regarding D-Wave’s expected future revenue, expenses and cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact D-Wave’s valuations as of each valuation date and may have a material impact on the valuation of its common shares.

Leases

D-Wave adopted ASC 842, Leases (“ASC 842”) as of January 1, 2018. ASC 842 was adopted using the modified retrospective transition approach, with no restatement of prior periods or cumulative adjustments to retained earnings. Upon adoption, D-Wave elected the package transition practical expedients, which allowed D-Wave to carry forward prior conclusions related to whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases and initial direct costs for existing leases. D-Wave chose not to elect the use-of-hindsight to reassess lease term. D-Wave also elected not to recognize leases with an initial term of 12 months or less within the consolidated balance sheets and to recognize those lease payments on a straight-line basis in the consolidated statements of operation over the lease term. The new lease accounting standard also provides practical expedients for an entity’s ongoing accounting. D-Wave elected the practical expedient to not separate lease and non-lease components for all leases.

D-Wave determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and current operating lease liabilities and operating lease liabilities, net of current portion on D-Wave’s consolidated balance sheets. D-Wave recognizes lease expense for its operating leases on a straight-line basis over the term of the lease.

ROU assets represent D-Wave’s right to use an underlying asset for the lease term and lease liabilities represent D-Wave’s obligation to make lease payments arising from a lease. ROU assets and operating lease liabilities are recognized at the commencement date based on the present value of the future minimum lease payments over the lease term. Operating lease ROU assets also include the impact of any lease incentives. Amendments to a lease are assessed to determine if it represents a lease modification or a separate contract. Lease modifications are reassessed as of the effective date of the modification using an incremental borrowing rate based on the information available at the commencement date. For modified leases D-Wave also reassesses the lease classification as of the effective date of the modification.

The interest rate used to determine the present value of the future lease payments is D-Wave’s incremental borrowing rate, because the interest rate implicit in D-Wave’s leases is not readily determinable. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located.

D-Wave’s lease terms include periods under options to extend or terminate the lease when it is reasonably certain that D-Wave will exercise that option in the measurement of its ROU assets and liabilities. D-Wave considers contractual-based factors such as the nature and terms of the renewal or termination, asset-based factors such as physical location of the asset and entity-based factors such as the importance of the leased asset to D-Wave’s operations to determine the lease term. D-Wave generally uses the base, non-cancelable, lease term when determining the ROU assets and lease liabilities. The right-of-use asset is tested for impairment in accordance with Accounting Standards Codification Topic 360, Property, Plant, and Equipment.

Income Taxes

D-Wave accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the estimated future tax consequences of events that have been included in the consolidated financial statements or in D-Wave’s tax returns. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax bases of assets and liabilities using the enacted tax rates and laws in effect for the years in when the differences are expected to reverse. Deferred income taxes are classified as current or non-current, based on the classification of the related assets and liabilities giving rise to the temporary differences. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. In assessing the need for a valuation allowance, D-Wave considers factors such as past operating results and expected future taxable income within each jurisdiction in which D-Wave operates.

To the extent that new information becomes available, which causes D-Wave to change its judgment regarding the adequacy of tax liabilities or valuation allowances, such changes will impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.

D-Wave follows the authoritative guidance under ASC 740, which clarifies the accounting for uncertainty in tax positions recognized in the financial statements. ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.

Net Income (Loss) per Share

D-Wave calculates earnings per share using the two-class method under ASC 260 Earnings Per Share.

Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares outstanding for the period, including potential dilutive shares assuming the dilutive effect of outstanding stock options and of convertible preferred stock.

For periods in which D-Wave has reported net losses, diluted net loss per common share is the same as basic net loss per share, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Recently Issued and Adopted Accounting Standards

A discussion of recent accounting pronouncements is included in Note 2 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

JOBS Act Accounting Election

In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies. In addition, as an emerging growth company, we may take advantage of certain reduced disclosure and other requirements that are otherwise applicable generally to public companies. D-Wave Quantum will take advantage of these exemptions until such earlier time that it is no longer an emerging growth company. D-Wave Quantum would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (ii) the last day of the fiscal year in which its total annual gross revenue is equal to or more than $1.07 billion; (iii) the date on which it has issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which it is deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

D-WAVE EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding the compensation of D-Wave’s named executive officers for the fiscal year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Alan E. Baratz President & Chief Executive Officer, Director	2021	450,000	—	144,000	1,329	595,329
John M. Markovich(4) Chief Financial Officer	2021	118,834	5,161,080	30,294	—	5,310,208
Jennifer S. Houston(5) Chief Marketing Officer	2021	290,000	224,457	65,600	—	580,057

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2021 computed in accordance with ASC 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in note 12 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)	Represents the annual bonus payable as determined by the compensation committee.
(3)	Represents a reimbursement to Dr. Baratz for tax accounting expenses.
(4)	Mr. Markovich commenced employment on August 20, 2021.
(5)	Ms. Houston was promoted to Chief Marketing Officer in May 2021.

Outstanding Equity Awards at 2021 Fiscal Year End

The following table presents information regarding outstanding option awards held by the D-Wave named executive officers as of December 31, 2021. All awards were granted pursuant to the 2020 Equity Incentive Plan (the “2020 Plan”). See the section titled “—Equity Incentive Plans – 2020 Plan” below for additional information.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Alan E. Baratz	954,880 99,466 1,058,076	— 19,894 1,150,084	(1) (2)	0.81 0.81 0.81	5/5/2030 5/5/2030 5/5/2030

John M. Markovich	140,633	1,546,969	(3)	0.82	8/20/2031

Jennifer S. Houston	237,041 37,881 —	40,471 57,819 210,000	(4) (5) (6)	0.81 0.81 0.82	5/5/2030 5/5/2030 5/6/2031

(1)	The remaining portion of the option vests in equal monthly installments on the 10th of each month through August 10, 2022.
(2)	The remaining portion of the option vests in equal monthly installments on the 1st of each month through January 1, 2024.

(3)	The remaining portion of the option vests in equal monthly installments on the 20th of each month through August 20, 2025.
(4)	The remaining portion of the option vests in equal monthly installments on the 9th of each month through July 9, 2022.
(5)	The remaining portion of the option vests in equal monthly installments on the 5th of each month through May 5, 2024.
(6)	The option vests 25% on May 1, 2022, and then in equal monthly installments thereafter on the 1st of each month through May 1, 2025.

Employment Arrangements with Named Executive Officers

Alan E. Baratz. In January 2020, D-Wave entered into an amended and restated employment agreement with Dr. Baratz which governs the current terms of his employment as D-Wave’s President and Chief Executive Officer. Dr. Baratz’s current annual base salary for 2022 is $450,000. Dr. Baratz is eligible to participate in our management bonus plan, with a target bonus percentage of 50% of his base salary, based on achievement of corporate objectives under our corporate bonus plan and personal objectives set by our board of directors. For 2021, D-Wave’s bonus plan achievement was based on objectives directed at providing stockholder value, with elements including product and technology development, financial metrics and customer sales, and taking into account both individual and company-wide performance. Dr. Baratz is also eligible to participate in D-Wave’s standard employee benefit plans and programs for D-Wave’s US-based employees, and is entitled to reimbursement of up to $7,500 per year for reasonable tax accounting expenses. Dr. Baratz’s employment agreement also provided for a grant of options, which are no longer outstanding as a result of the D-Wave 2020 recapitalization. Pursuant to his employment agreement, if Dr. Baratz’s employment is terminated by D-Wave without cause, he is entitled to receive 12 months’ base salary as a severance payment. In addition, pursuant to Dr. Baratz’s option award agreements, (i) in the event of a change in control (as defined in the 2020 Plan), the portion of the option that is scheduled to vest in the immediately succeeding 24 months shall immediately vest, and the vesting date for the remaining unvested tranches of each outstanding option shall accelerate by 24 months, and (ii) in the event of his termination by D-Wave without cause within the 12 month period following a change in control, the remaining unvested portion of his outstanding options shall fully vest. The completion of the Transaction will constitute a change in control for purposes of the 2020 Plan. The restrictive covenants in Dr. Baratz’s employment agreement include confidentiality, invention assignment and a 1-year non-solicitation of employees.

John M. Markovich. In August 2021, D-Wave entered into an employment agreement with Mr. Markovich which governs the current terms of his employment as D-Wave’s Chief Financial Officer. Mr. Markovich’s current annual base salary for 2022 is $325,000. Mr. Markovich is eligible to participate in any bonus plan that may be established for executive officers, with a target bonus percentage of 40% of base salary, based on achievement of corporate objectives under our corporate bonus plan and personal objectives set by our Chief Executive Officer. For 2021, D-Wave’s bonus plan achievement was based on objectives directed at providing stockholder value, with elements including product and technology development, financial metrics and customer sales, and taking into account both individual and company-wide performance. Mr. Markovich’s employment agreement provides for a grant of 1,687,602 options, with vesting terms as described above in the Outstanding Equity Awards Table. Mr. Markovich is eligible to participate in D-Wave’s standard employee benefit plans and programs for D-Wave’s U.S.-based employees. Pursuant to his employment agreement, if Mr. Markovich’s employment is terminated by D-Wave without cause (as defined in his employment agreement), he is entitled to receive 12 months’ base salary as a severance payment. In addition, pursuant to Mr. Markovich’s option award agreements, in the event of his termination by D-Wave without cause within the 12 month period following a change in control, the portion of his outstanding options that would have vested in the next 24 months shall fully vest. The restrictive covenants in Mr. Markovich’s employment agreement include confidentiality, invention assignment and a 1-year non-solicitation of employees.

Jennifer S. Houston. In May 2018, D-Wave entered into an employment agreement with Ms. Houston (which has been subsequent amended most recently as of May 1, 2021 in connection with her promotion to Chief Marketing Officer). Ms. Houston’s current annual base salary for 2022 is $300,000. Ms. Houston is eligible to participate in any bonus plan that may be established for executive officers, with a target bonus percentage of 40% of base salary, based on achievement of corporate objectives under our corporate bonus plan and personal objectives set by our Chief Executive Officer. For 2021, D-Wave’s bonus plan achievement was based on objectives directed at providing stockholder value, with elements including product and technology development, financial metrics and customer sales, and taking into account both individual and company-wide performance. Ms. Houston’s employment agreement provided for a grant of options, which are no longer outstanding as a result of the D-Wave 2020 recapitalization (plus an additional 210,000 options in connection with her promotion to Chief Marketing Officer) with vesting terms as described above in the Outstanding Equity Awards Table. Ms. Houston is eligible to participate in D-Wave’s standard employee benefit plans and programs for D-Wave’s US-based employees. Pursuant to her employment agreement, if Ms. Houston’s employment is terminated by D-Wave without cause (as defined in her employment agreement) during the 12 month period following a change in control (as defined in the 2020 Plan), she is entitled to receive 6 months’ base salary as a severance payment. In addition, pursuant to Ms. Houston’s option award agreements, in the event of her termination by us without cause within the 12 month period following a change in control, the portion of her outstanding options that would have vested in the next 12 months shall fully vest. The restrictive covenants in Ms. Houston’s employment agreement include confidentiality, invention assignment and a 6-month noncompete.

Health and Welfare and Retirement Benefits; Perquisites

Each of the executive officers is eligible to participate in D-Wave’s employee benefit plans offered in their respective country of employment, including medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of D-Wave’s other full-time employees. D-Wave generally does not provide perquisites or personal benefits to its named executive officers, except in limited circumstances, and except for annual tax preparation assistance provided to Dr. Baratz (described above), it did not provide any perquisites or personal benefits to its named executive officers in 2021.

Eligible US-based employees, including D-Wave’s U.S.-based executive officers, are eligible to participate in a defined contribution retirement plan that provides such employees with an opportunity to save for retirement on a tax advantaged basis. Eligible US-based employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Code. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. D-Wave currently does not make any matching contributions into the 401(k) plan on behalf of participants. Participants are always vested in their contributions to the plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. D-Wave currently does not offer a retirement savings plan structure to any of its Canada-based employees.

Equity Incentive Plans

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as D-Wave believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. D-Wave believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation for D-Wave Quantum have not yet been determined, but it is expected that the 2022 Plan described in Proposal No. 2 will be an important element of our compensation arrangements for our executives and directors, and that our executives (including our named executive officers) will also be eligible to participate in the Employee Stock Purchase Plan described in Proposal No. 3. Prior to the Transaction, D-Wave granted equity-based compensation pursuant to its 2020 Plan, described below.

2020 Plan. The following summary describes the material terms of the 2020 Plan, which was adopted by the D-Wave board of directors in 2020.

Purpose. The purpose of the 2020 Plan is to provide eligible participants an opportunity from time to time to acquire a proprietary interest in D-Wave and to develop the interest of eligible participants in the growth and development of D-Wave, providing an incentive to eligible participants to further the success of D-Wave, attracting and retaining eligible participants, and rewarding eligible participants with the benefits associated with having a proprietary interest in D-Wave. Employees, officers, directors and consultants of D-Wave or its affiliates are eligible to participate in the 2020 Plan to the extent approved by the compensation committee of D-Wave (the “D-Wave Compensation Committee”) or the Board of directors of D-Wave (the “D-Wave Board”).

Administration. The 2020 Plan is administered by the D-Wave Board or the D-Wave Compensation Committee. The D-Wave Board or the D-Wave Compensation Committee may issue rules and regulations for administration of the 2020 Plan. The D-Wave Board or D-Wave Compensation Committee, as applicable, has the authority to implement and carry out the 2020 Plan, including without limitation, the authority to determine the participants to whom awards will be granted; determine the type or types of awards to be granted under the 2020 Plan; determine the number of shares to be issuable pursuant to (or with respect to which payments, rights or other matters are to be calculated in connection with) awards; determine the terms and conditions of any award, determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, shares, other awards, other property, net settlement, cashless exercise, broker-assisted cashless exercise or any combination thereof, or cancelled, forfeited or suspended, and the method or methods by which awards may be settled, exercised, cancelled, forfeited or suspended; determine whether, to what extent and under what circumstances cash, shares, other awards, other property and other amounts payable with respect to an award under the 2020 Plan shall be deferred either automatically or at the election of the holder thereof or of the D-Wave Compensation Committee; interpret and administer the 2020 Plan; establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the 2020 Plan; grant waivers, amend or modify an award, and correct any defect or reconcile any inconsistency with the 2020 Plan or an award; and make any other determination and take any other action that the D-Wave Compensation Committee deems necessary or desirable for the administration of the 2020 Plan.

Grants of Awards. The D-Wave Board may, at any time, subject to the terms of the 2020 Plan, grant to a participant an award or awards in respect of the number of shares the D-Wave Board determines and the D-Wave Board may specify the grant date, exercise price, vesting timing and conditions, expiration date and such other terms and conditions of the award. The exercise price per share purchasable under an award is determined by the D-Wave Board at the time of grant, provided, that, except in the case of substitute awards, such exercise price shall not be less than the fair market value of a share on the date of grant of such award.

Share Reserve. Subject to adjustments for changes in capitalization, the maximum number of shares available for grant under the 2020 Plan and all other plans of a similar nature will not exceed 15% of the aggregate D-Wave Common Shares, on a fully diluted basis. If an award expires, terminates, is surrendered, is cancelled or otherwise becomes unexercisable without having been exercised in full (a “Surrendering Event”), such shares will be available for future grant, the maximum number of shares that may be issued upon the exercise of awards as well as the maximum number of shares that may be issued upon the exercise of incentive stock options will not exceed 15% of the aggregate D-Wave Common Shares, on a fully diluted basis on the date of adoption of the plan, plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any shares that become available for issuance under the 2020 Plan as a result of a Surrendering Event. Any shares delivered pursuant to an award may consist, in whole or in part, of authorized and unissued shares or shares acquired by D-Wave.

Options. The term of an option may be determined by the D-Wave Board, but in any event, subject to accelerated termination of an option and other early termination as provided for in the 2020 Plan or an award agreement, each option will expire on the earlier of the expiration date; and the tenth anniversary of the date that the shares become publicly listed for trading on a securities exchange, provided that the D-Wave Board may (but shall not be required to) provide in an award agreement for an extension of the expiration date of the award in the event the exercise of the option would be prohibited by law at the time of expiration pursuant to the terms of the award agreement or this 2020 Plan. Each option will vest in accordance with the vesting schedule as determined by the D-Wave Board. The D-Wave Board has the discretion to accelerate the date upon which any portion of any option may vest. The consideration to be paid for the shares to be issued upon exercise of an option, including the method of payment, shall be determined by the D-Wave Compensation Committee. Such consideration may be paid by: (i) cash or certified check or combination thereof; (ii) net settlement or broker-assisted cashless exercise; or (iii) to the extent expressly permitted by the D-Wave Compensation Committee, (A) except for an award holder that is resident in Canada, other shares which have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which said option shall be exercised; or (B) such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws.

Share Appreciation Rights (“SARs”). The exercise price or hurdle price per share under a SAR shall be determined by the D-Wave Compensation Committee; provided, however, that, except in the case of substitute awards, such exercise price or hurdle price shall not be less than the fair market value of a share on the date of grant of such SAR. The term of each SAR shall be fixed by the D-Wave Compensation Committee but shall not exceed 10 years from the date of grant of such SAR. The D-Wave Compensation Committee shall determine the time or times at which a SAR may vest and/or be exercised or settled in whole or in part. The D-Wave Compensation Committee may specify in an award agreement that an “in- the-money” SAR shall be automatically exercised on its expiration date.

Restricted Shares. D-Wave may grant restricted shares in such number and at such times as the D-Wave Compensation Committee may, in its sole discretion, determine, as a bonus or similar payment in respect of services rendered by the participant for a fiscal year of D-Wave or otherwise as compensation, including as an incentive for future performance by the participant. The award agreement for awards of restricted shares shall specify the vesting schedule; the exercise price, which, to the extent required by applicable law, will not be less than the par value of a share; the consideration permissible for the payment of the purchase price of the restricted shares, which shall be satisfied in one of the following ways: (i) in cash at the time of purchase; (ii) by services rendered or to be rendered to D-Wave; or (iii) in any other form of legal consideration that may be acceptable to the D-Wave Board; and transferability. Restricted shares shall be subject to such restrictions as the D-Wave Compensation Committee may impose (including any limitation on the right to vote a share of restricted shares or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the D-Wave Compensation Committee may deem appropriate.

Restricted Share Units (“RSUs”). The D-Wave Compensation Committee may grant RSUs in such number and at such times as the D-Wave Compensation Committee may, in its sole discretion, determine, as a bonus or similar payment in respect of services rendered by a participant for a fiscal year of D-Wave or otherwise as compensation, including as an incentive for future performance by a participant. The award agreement shall specify the vesting schedule and the delivery schedule (which may include deferred delivery later than the vesting date). RSUs shall be subject to such restrictions as the D-Wave Compensation Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the D-Wave Compensation Committee may deem appropriate. Dividend equivalents may be credited in respect of RSUs, as the D-Wave Compensation Committee deems appropriate. Such dividend equivalents may be converted into additional RSUs by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of shares equal to the number of RSUs then credited by (2) the fair market value per share on the payment date for such dividend. The additional RSUs credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying RSUs to which they relate. A director that is not an employee and is subject to Canadian taxation shall not be entitled to receive RSUs.

Performance Awards. The D-Wave Compensation Committee is authorized to grant performance awards in such number and at such times as the D-Wave Compensation Committee may, in its sole discretion, determine, as a bonus or similar payment in respect of services rendered by the participant for a fiscal year of D-Wave or otherwise as compensation, including as an incentive for future performance by the participant. Performance awards may be denominated as a cash amount, number of shares or a combination thereof and are awards which may be earned upon achievement or satisfaction of performance conditions specified by the D-Wave Compensation Committee. In addition, the D-Wave Compensation Committee may specify that any other award shall constitute a performance award by conditioning the right of an award holder to exercise the award or have it settled or vest, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the D-Wave Compensation Committee. The D-Wave Compensation Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the 2020 Plan, the performance goals to be achieved during any performance period, the length of any performance period, the termination provisions, the amount of any performance award granted and the amount of any payment or transfer to be made pursuant to any performance award shall be determined by the D-Wave Compensation Committee. Performance awards will be settled only after the end of the relevant performance period. The D-Wave Compensation Committee shall specify the circumstances in which, and the extent to which, performance awards shall be paid or forfeited in the event of an award holder’s termination.

Other Share-Based awards. The D-Wave Compensation Committee is authorized, subject to limitations under applicable law, to grant to participants such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, awards with value and payment contingent upon performance of D-Wave or business units thereof or any other factors designated by the D-Wave Compensation Committee. The D-Wave Compensation Committee shall determine the terms and conditions of such awards. shares delivered pursuant to an award in the nature of a purchase right granted shall be purchased for such consideration, paid for at such times, by such methods and in such forms, including cash, shares, other awards, other property, or any combination thereof, as the D-Wave Compensation Committee shall determine. Cash awards, as an element of or supplement to any other award under the 2020 Plan, may also be granted.

Treatment on Termination. If an award holder’s employment or service as a director or a consultant terminates for any reason, voluntarily or involuntarily, any part of an award that has not vested will immediately cease vesting on the termination date and the award holder will not be entitled to any compensation in respect of any part of an award that has not vested. In the case of employees: upon termination of their employment for cause, the award will expire immediately; upon termination of their employment generally for any other reason other than death, any vested but unexercised part of the award may be exercised until the earlier of 90 days following the termination date and the date its term expires, as applicable; upon termination of employment due to death, any vested but unexercised part of an award may be exercised until the earlier of 180 days following the termination date and the date its term expires. In the case of directors: if the director ceases to hold office due to removal in accordance with section 129 of the BCBCA or due to becoming otherwise disqualified to hold office as a director, the award will expire immediately upon the termination date; otherwise if the director ceases to hold office as a director for any other, all non-vested awards will expire upon the termination date and any vested but unexercised part of the award may be exercised until the earlier of 90 days (180 days in the case of death or disability) following the date the award holder ceases to be a director and the date its term expires, as applicable. If a participant’s services as a consultant are terminated for any reason, all non-vested awards will expire upon the termination date and any vested but unexercised part of the award may be exercised until the earlier of 90 days following the termination date and the date its term expires.

Transferability. In general, awards are not transferable or assignable, and may not be made subject to any other alienation, sale, pledge, hypothecation, disposal, encumbrance, execution, attachment or similar process, otherwise than by will or by the operation of laws. During the lifetime of the award holder, an award is exercisable only by the award holder, and any elections with respect to an award, may be made only by the award holder.

Adjustments Upon Changes in Capitalization, Amalgamation, Dissolution, etc. The number of shares subject to an outstanding award, and the number of shares which have been authorized and reserved for issuance under the 2020 Plan but as to which no awards have yet been granted or which have been returned to the 2020 Plan upon cancellation or expiration of an award, as well as the exercise price for each such outstanding award, will be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a share split, reverse share split, share dividend, recapitalization, reorganization, subdivision, consolidation, combination or reclassification of the shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by D-Wave, and if the adjustment would result in fractional number of shares, the number of shares will be rounded down to the nearest whole number. In the event of an amalgamation or merger of D-Wave with or into any other company or companies (other than an amalgamation or merger with a wholly-owned subsidiary or a transaction in which there is no substantial change in shareholders of D-Wave) or the sale of all or substantially all of the assets of D-Wave (and the right to do so is hereby expressly reserved), whether by way of statutory amalgamation, plan of arrangement, sale of assets and undertaking, or otherwise howsoever, then the successor corporation may assume, convert, replace or substitute any or all outstanding awards, which assumption, conversion, replacement or substitution will be binding on the holder of the award, with (i) equivalent awards or (ii) substantially similar consideration to the holder of the award as was provided to shareholders of D-Wave (after taking into account the existing provisions, restrictions and terms of the award). In the event that the successor corporation refuses to assume, convert, replace or substitute an award, the award will fully vest and D-Wave will notify the holder of the award in writing in advance of the amalgamation, merger or sale that the award will be fully exercisable for a period of fifteen (15) days from the date of such notice, and the award will terminate upon the expiration of such period. To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of the dissolution or liquidation of D-Wave. In the event of the proposed dissolution or liquidation of D-Wave, D-Wave will notify each award holder as soon as practicable prior to the effective date of such proposed transaction. The D-Wave Board, in its sole discretion, may provide for an award holder to have the right to exercise his or her award until fifteen (15) days prior to such transaction as to all of the shares covered by the award, including shares as to which the award would not otherwise be exercisable.

Amendment and Termination. The D-Wave Board shall have the power to, at any time and from time to time, either prospectively or retrospectively, and without shareholder approval, amend, suspend or terminate the 2020 Plan or any award granted under the 2020 Plan; provided however that: (i) such amendment, suspension or termination is in accordance with applicable laws and the rules of any Securities Exchange on which the shares are listed; (ii) no such amendment, suspension or termination shall be made at any time to the extent such action would adversely affect the existing rights of an award holder with respect to any then outstanding award held by such award holder, as determined by the D-Wave Board acting in good faith, without the award holder’s consent; and (iii) the D-Wave Board shall obtain shareholder approval of the following: (x) such approval as may be required pursuant to D-Wave’s organizational documents and applicable law, including securities laws and the rules and policies of a Securities Exchange upon which the shares of D-Wave are listed; and (y) any amendment that would reduce the exercise price or hurdle price of an outstanding award (other than as provided above). If the 2020 Plan is terminated, the provisions of the 2020 Plan and any administrative guidelines and other rules and regulations adopted by the D-Wave Board and in force on the date of termination will continue in effect as long as any award or any rights pursuant thereto remain outstanding and, notwithstanding the termination of the 2020 Plan, the D-Wave Board shall remain able to make such amendments to the 2020 Plan or the award as they would have been entitled to make if the 2020 Plan were still in effect. The 2020 Plan is scheduled to terminate on April 14, 2030. The termination of the 2020 Plan will have no effect on outstanding awards, which will continue in effect in accordance with their terms and conditions and the terms and conditions of the 2020 Plan and award agreements.

Non-Employee Director Compensation.

During 2021, D-Wave granted 100,000 options to each of its three independent directors (V. Paul Lee, J. Haig Deb. Farris, and Steven M. West), such grants vesting 1/12th at the end of each month of active service as a director.

The following table sets forth information concerning the compensation of D-Wave’s non-employee directors for the year ended December 31, 2021.

Name	Cash	Option Awards ($) (1)	All Other Compensation	Total ($)
V. Paul Lee	$—	305,823	—	305,823
J. Haig Deb. Farris	$—	305,823	—	305,823
Steven M. West	$—	305,823	—	305,823

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2021 computed in accordance with ASC 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in note 12 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

The table below shows for each non-employee director who was serving, and held outstanding equity awards, as of December 31, 2021, the aggregate number of option awards (vested and unvested) held by each such non-employee director as of such date.

Name	Shares Underlying Options Outstanding (Vested) at Fiscal Year End	Shares Underlying Options Outstanding (Unvested) at Fiscal Year End
V. Paul Lee	224,319	66,667
J. Haig Deb. Farris	224,319	66,667
Steven M. West	284,002	66,667

D-Wave’s board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that D-Wave Quantum is able to recruit and retain qualified directors. Following the consummation of the Transaction, D-Wave Quantum intends to develop a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling D-Wave Quantum to attract, retain, incentivize and reward directors who contribute to the long-term success of D-Wave Quantum.

MANAGEMENT OF D-WAVE QUANTUM

Executive Officers and Directors After the Transaction

Upon the consummation of the Transaction, the business and affairs of D-Wave Quantum will be managed by or under the direction of its board of directors. It is expected that the directors and executive officers of D-Wave Quantum upon the consummation of the Transaction will include the following:

Name	Age	Position
Executive Officers
Alan Baratz	67	President & Chief Executive Officer and Director
John M. Markovich	66	Chief Financial Officer
Jennifer Houston	51	Chief Marketing Officer
Tanya J. Rothe	50	General Counsel
Victoria Brydon	48	Senior Vice President, People and Operational Excellence

Non-Employee Directors
Steven M. West	68	Chairman
Emil Michael	49	Director
Eduard van Gelderen	57	Director
Roger Biscay	54	Director
Amy Cappellanti-Wolf	57	Director
Michael Rogers	58	Director

Executive Officers

Alan Baratz. Dr. Baratz became the CEO of D-Wave in January 2020. Previously, as Executive Vice President of R&D and Chief Product Officer from August 2018 to December 2019, he drove the development, delivery, and support of all of D-Wave’s products, technologies, and applications. Dr. Baratz also acted as Senior Vice President of Software & Applications of D-Wave from August 2017 to August 2018. He has over 25 years of experience in product development and bringing new products to market at leading technology companies and software startups. As the first president of JavaSoft at Sun Microsystems, Dr. Baratz oversaw the growth and adoption of the Java platform from its infancy to a robust platform supporting mission-critical applications in nearly 80 percent of Fortune 1000 companies. He has also held executive positions at Symphony, Avaya, Cisco, and IBM. He served as CEO and president of Versata, Zaplet, and NeoPath Networks, and as a managing director at Warburg Pincus LLC. Dr. Baratz holds a doctorate in computer science from the Massachusetts Institute of Technology.

John M. Markovich. Mr. Markovich is a strategic financial leader with nearly thirty years of executive financial management experience working with rapidly growing private and public technology companies across all stages of development. He has directed the finance, accounting, tax, treasury, M&A, legal, operations, customer service, IR, HR, and IT functions for companies ranging from privately held pre-revenue startups to a NYSE-listed Fortune 500 multi-national company with over $1.2 billion in annual revenue. During his career, he has negotiated and closed over 150 debt, equity, M&A, and joint venture transactions exceeding $2.5 billion in value; over a dozen private placements; nearly a dozen M&A transactions; and several international joint ventures. Mr. Markovich has served as D-Wave’s Chief Financial Officer since August 2021. From August 2020 to July 2021, Mr. Markovich had his own consulting firm where he advised early-stage technology companies on various financial and strategic matters. From June 2019 to July 2020, Mr. Markovich served as Chief Financial Officer of XANT, Inc., a privately held SaaS company with an AI-powered sales enablement platform. From August 2016 to May 2019, he served as Chief Financial Officer of OmniGuide Holdings, Inc. a private equity-backed multinational medical device manufacturer. Previously, Mr. Markovich held Chief Financial positions at three public companies including Optical Coating Laboratories, Inc., Tickets.com Inc., and Emcore Corp., and several private technology companies including Auto-By-Tel.com, Inc., Energy Innovations, Inc., Veritone, Inc. and XANT, Inc. Mr. Markovich holds a BS in Business from Miami University and an MBA from the Michigan State Graduate School of Business.

Jennifer Houston. Ms. Houston is D-Wave’s Chief Marketing Officer, after serving as Senior Vice President of Global Marketing and Public Affairs. Ms. Houston, who has led D-Wave’s global marketing, public affairs, and communications strategy for the past three years, brings more than 20 years of experience in the technology and software industries. Prior to D-Wave, she was Vice President of Marketing at Apptio and a vital member of the senior leadership team who led the company to its IPO in 2016. In May 2017, Ms. Houston helped establish Pluck Disrupt, a marketing and communications consulting firm, as its Chief Disruption Officer. Ms. Houston joined D-Wave in July 2018 as the Senior Vice President Marketing until June 2020 when she became the Senior Vice President Global Marketing & Public Affairs. Ms. Houston held this position until May 2021 and is currently D-Wave’s Chief Marketing Officer.

Tanya J. Rothe. Ms. Rothe joined D-Wave as Director, Intellectual Property in 2005 and was promoted to General Counsel in 2006. She is a member of the bars of California and British Columbia and is a registered patent agent and trade-mark agent. In 2016, she was recognized in The Legal 500 “GC Powerlist, Canada” as being an influential and innovative lawyer who is instrumental in driving the legal business forward. Her innovative approach to developing and protecting intellectual property was featured in Canadian Lawyer Magazine in January 2017. Through her leadership, D-Wave has developed a world-class patent portfolio, catching the attention of industry watchers. In 2012, D-Wave was added to the IEEE Patent Power scorecard for computer systems, ranked fourth, behind IBM, HP, and Fujitsu, each of which had more than fifty times the number of U.S. patents granted that year compared to D-Wave. D-Wave had the top score for pipeline growth, impact and generality out of all 18 companies listed. Since then, D-Wave has continued to appear in IEEE’s annual list of the “technology world’s most valuable patent portfolios”.

Victoria Brydon. Ms. Brydon is a seasoned business executive with 20 years of progressive and broad experience. Currently the Senior Vice President, People and Operational Excellence, she leads the development and execution of talent strategy for D-Wave, and works cross functionally to provide executive oversight to ensure business operational excellence. Previously, Ms. Brydon acted as Vice President, People & Operational Excellence from July 2021 to February 2022 and Vice President, Human Resources from September 2016 to July 2021. Prior experience includes Kasian Architecture, Sierra Systems, and PMC-Sierra. Victoria holds a Masters of Business Administration from Royal Roads University, and a Bachelor of Commerce from Queen’s University. Ms. Brydon is a Certified Executive Coach, and Chair of the Board of the BC SPCA where she also serves as President and Chair of the Executive and Human Resources Committee.

Non-Employee Directors

Steven M. West. Mr. West is a 30-year veteran of the information technology and media marketplace. He is the founder and has been a managing partner of Emerging Company Partners LLC, a technology-consulting firm located in Incline Village, Nevada, since February 2004. Mr. West has held executive leadership positions in both large and early-stage information technology companies located in North America, Asia and Europe. His leadership positions have included CEO of Entera, an Internet content delivery firm (acquired by Blue Coat Systems, Inc.), President and CEO of Hitachi Data Systems in Santa Clara California and Group Executive of EDS in Plano Texas. As a partner in Emerging Company Partners LLC, Mr. West has completed consulting engagements with numerous companies specializing in early-stage firms. Mr. West’s public board experience includes Cisco Systems from 1996 to 2019. As a board director of Cisco, he was Audit Committee chair and a member of the Finance Committee. He also served as a board member of Autodesk from 2008 to 2018 and was member of the Audit Committee and chair of their Compensation Committee. He has also served on the boards of Delta-Q Technologies and Bycast Inc. Currently, Mr. West is a licensed Broadcast Engineer by the Federal Communications Commission. He also is an active member in the Society of Broadcast Engineers (SBE) and the Institute of Electrical and Electronics Engineers (IEEE).

Eduard van Gelderen. Mr. van Gelderen joined PSP in July 2018 as Senior Vice President and Chief Investment Officer. Mr. van Gelderen oversees the organization’s total portfolio and establishes the long-term investment portfolio strategy and also heads Responsible Investment, including oversight of ESG and government & sponsor relations. Prior to joining PSP, Mr. van Gelderen was Senior Managing Director at the Office of the

Chief Investment Officer of the University of California from July 2017 to July 2018 and the Chief Executive Officer of the Dutch financial services provider APG Asset Management from September 2014 to July 2017. Mr. van Gelderen has also served as Deputy CIO of ING Investment Management. He began his career as an investment banker in London and Amsterdam. Mr. van Gelderen is a certified Financial Risk Manager and a Chartered Financial Analyst and has served on several investment advisory boards.

Roger Biscay. Mr. Biscay holds over 20 years of diverse leadership experience driving strategy, organizational planning, financial management, and compliance across high-tech public and private companies and non-profit organizations. He has served as Senior Vice President and Treasurer of Cisco Systems since April 2017 where his responsibilities include corporate finance, investments, cash management, foreign exchange, risk transfer, safety, security and business resiliency. Mr. Biscay has also served on the board of directors of Wasabi Technologies since August 2021, including as a member of the audit committee and governance committee. Mr. Biscay has also held senior financial markets positions in the areas of fixed income, equity capital markets and foreign exchange with major global financial institutions including the Royal Bank of Canada, Banque Paribas and Lehman Brothers in New York, London, Paris and San Francisco. Mr. Biscay is a graduate of the University of San Francisco where he received both his MBA and BS in Finance.

Amy Cappellanti-Wolf. Ms. Cappellanti-Wolf is an accomplished senior human resources professional, business transformer and executive coach with expertise in working with startups to Fortune 500 enterprises. Her management roles span high-tech (Symantec, Silver Spring Networks, Cisco, Sun Microsystems), entertainment (The Walt Disney Company), and consumer goods (Frito-Lay). Since May 2022 she has served as Chief Human Resources Officer and Real Estate Leader of Cohesity. From January 2014 to February 2020, Ms. Cappellanti-Wolf was the Chief Human Resources Officer and Real Estate Leader for Symantec. She also serves on the board of directors of Softchoice, a North American provider of technology solutions and managed services where she also serves as the chair of the compensation committee and is a member of the nomination and governance committee, Betterworks, a continuous performance management platform company, and Pivotal, a non-profit that focuses on foster youth education and employment. Ms. Cappellanti-Wolf holds an M.S. in Industrial and Labor Relations and a B.S. in Journalism and Public Relations from West Virginia University.

Michael Rogers. Mr. Rogers is a leader and adviser on emerging technologies, geopolitics, and cybersecurity. He currently serves on the board of trustees of MITRE Corporation, which he joined in August 2016, and served as vice chairman from November 2018 until he was elected as its Chairman in November 2021. In April 2021, Mr. Rogers joined the Board of Directors of D-Wave Government Inc., a subsidiary providing D-Wave quantum computing systems, software, services and expertise to the U.S. government. Mr. Rogers also currently serves on the board of directors of IronNet Cybersecurity, Elite Detection K9, Contstella Intelligence, IAP Worldwide Services and IP3 Corporation. Mr. Rogers represented Michigan’s 8th Congressional District in the U.S. House of Representatives from 2001 to 2015. He also sat on the Energy and Commerce Committee and chaired the House Permanent Select Committee on Intelligence. Mr. Rogers holds a bachelor’s degree in criminal justice and sociology from Adrian College.

For information regarding our director, Emil Michael, please see “Management of DPCM–Directors and Executive Officers” above.

Family Relationships

There are no family relationships among any of D-Wave Quantum’s directors or executive officers.

Board Composition

D-Wave Quantum’s business and affairs will be organized under the direction of its board of directors. The board of directors of D-Wave Quantum will meet on a regular basis and additionally as required.

In accordance with the terms of the D-Wave Quantum Bylaws, D-Wave Quantum’s board of directors may establish the authorized number of directors from time to time by resolution. D-Wave Quantum’s board of directors will consist of seven members upon the consummation of the Transaction, which will be divided among the three classes as follows:

•	the Class I directors will be Alan Baratz and Eduard van Gelderen and their terms will expire at the annual meeting of stockholders to be held in 2023;

•	the Class II directors will be Emil Michael and Amy Cappellanti-Wolf and their terms will expire at the annual meeting of stockholders to be held in 2024; and

•	the Class III directors will be Steven M. West, Michael Rogers and Roger Biscay and their terms will expire at the annual meeting of stockholders to be held in 2025.

As nearly as possible, each class will consist of one-third of the directors.

The division of D-Wave Quantum’s board of directors into three classes with staggered three-year terms may delay or prevent a change of its management or a change in control.

Prior to the consummation of the Transaction, the D-Wave Quantum board of directors will undertake a review of the independence of each director. Based on information provided by each director concerning their background, employment and affiliations, it is expected that the D-Wave Quantum board of directors will determine that none of the directors, other than Alan Baratz, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors is “independent” as that term is defined under the NYSE listing standards. In making these determinations, the D-Wave Quantum board of directors will consider the current and prior relationships that each non-employee director has with D-Wave Quantum and all other facts and circumstances the D-Wave Quantum board of directors deems relevant in determining their independence, including the beneficial ownership of securities of D-Wave Quantum by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Person Transactions.”

Role of the Board of Directors in Risk Oversight/Risk Committee

Upon the consummation of Transaction, one of the key functions of D-Wave Quantum’s board of directors will be informed oversight of D-Wave Quantum’s risk management process. D-Wave Quantum’s board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through D-Wave Quantum’s board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors will be responsible for monitoring and assessing strategic risk exposure and D-Wave Quantum’s audit committee will have the responsibility to consider and discuss D-Wave Quantum’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. D-Wave Quantum’s compensation committee will also assess and monitor whether D-Wave Quantum’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Board of Directors

Upon the consummation of the Transaction, D-Wave Quantum’s board of directors will reconstitute its audit committee, compensation committee and nominating and corporate governance committee. The board of directors will adopt a new charter for each of these committees, which will comply with the applicable requirements of current SEC and NYSE rules. D-Wave Quantum intends to comply with future requirements to the extent applicable. Following the consummation of the Transaction, copies of the charters for each committee will be available on the investor relations portion of D-Wave Quantum’s website.

Audit Committee

The audit committee will consist of Roger Biscay, Michael Rogers and Steven M. West, each of whom D-Wave Quantum’s board of directors has determined satisfies the independence requirements under NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of the audit committee will be Roger Biscay. D-Wave Quantum’s board of directors has determined that Roger Biscay is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, D-Wave Quantum’s board of directors has examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of the audit committee will be to discharge the responsibilities of the board of directors with respect to the corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. Specific responsibilities of the audit committee will include:

•	helping the board of directors oversee corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related person transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee will consist of Amy Cappellanti-Wolf, Michael Rogers and Eduard van Gelderen. The chair of the compensation committee will be Amy Cappellanti-Wolf. D-Wave Quantum’s board of directors has determined that each member of the compensation committee is independent under the NYSE listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee will be to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:

•	reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

•	administering the equity incentive plans and other benefit programs;

•

reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will consist of Steven M. West, Amy Cappellanti-Wolf and Emil Michael. The chair of the nominating and corporate governance committee will be Steven M. West. D-Wave Quantum’s board of directors has determined that each member of the nominating and corporate governance committee is independent under the NYSE listing standards.

Specific responsibilities of the nominating and corporate governance committee will include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the board of directors;

•	considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;

•	developing and making recommendations to the board of directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•	overseeing periodic evaluations of the performance of the board of directors, including its individual directors and committees.

Compensation Committee Interlocks and Insider Participation

None of the intended members of D-Wave Quantum’s compensation committee has ever been an executive officer or employee of D-Wave Quantum. None of D-Wave Quantum’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of D-Wave Quantum’s board of directors or compensation committee.

Code of Ethics

Following the consummation of the Transaction, the board of directors will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of D-Wave Quantum’s employees, executive officers and directors. The Code of Conduct will be available at the investors section of D-Wave Quantum’s website at https://www.dwavesys.com/investors. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on its website to the extent required by applicable rules and exchange requirements. The reference to D-Wave Quantum website address does not constitute incorporation by reference of the information contained at or available through D-Wave Quantum’s website, and you should not consider it to be a part of this proxy statement/prospectus.

Limitation on Liability and Indemnification of Directors and Officers

The D-Wave Quantum Charter limits a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the D-Wave Quantum Bylaws provide that D-Wave Quantum will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, D-Wave Quantum will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require D-Wave Quantum to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

D-Wave Quantum plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the D-Wave Quantum Charter and the D-Wave Quantum Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF D-WAVE QUANTUM SECURITIES

The following description summarizes the terms of D-Wave Quantum’s capital stock, as expected to be in effect upon the consummation of the Transaction. This description summarizes the provisions included in the D-Wave Quantum Charter and the D-Wave Quantum Bylaws. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of D-Wave Quantum Securities,” you should refer to the D-Wave Quantum Charter and the D-Wave Bylaws, which are included as exhibits to this proxy statement/prospectus, and to the applicable provisions of Delaware law.

Authorized and Outstanding Shares

The D-Wave Quantum Charter authorizes the issuance of 695,000,000 shares of capital stock, consisting of:

•	675,000,000 common shares, par value $0.0001 per share, and

•	20,000,000 preferred stock, par value $0.0001 per share.

As of the record date for the Special Meeting, there are expected to be 37,500,000 shares of DPCM’s common stock outstanding, held of record by                holders of DPCM Common Stock, no shares of preferred stock outstanding and 8,000,000 Private Warrants outstanding, held of record by the Sponsor. The number of stockholders of record does not include DTC participants or beneficial owners holding shares through nominee names. D-Wave Quantum will be authorized, without stockholder approval except as required by the listing standards of NYSE, to issue additional shares of its capital stock.

Common Stock Following the Transaction

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of D-Wave Quantum Common Shares possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of D-Wave Quantum Common Shares are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of D-Wave Quantum Common Shares will be entitled to receive dividends as and when declared by D-Wave Quantum’s board of directors at its discretion out of funds properly applicable to the payment of dividends, subject to the rights, if any, of shareholders holding shares with special rights to dividends. The timing, declaration, amount and payment of future dividends will depend on D-Wave Quantum’s financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that D-Wave Quantum’s board of directors deems relevant.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of D-Wave Quantum Common Shares will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock, if any, have been satisfied.

Preemptive or Other Rights

There are no preemptive rights relating to the D-Wave Quantum Common Shares.

Fully Paid and Non-Assessable

The outstanding D-Wave Quantum Common Shares, and the D-Wave Quantum Common Shares issued in the Transaction will be duly authorized, validly issued, fully paid and non-assessable.

Election of Directors

There will be no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors will be in a position to elect all of the directors.

DPCM Common Stock Prior to the Transaction

DPCM is providing its the holders of DPCM Common Stock with the opportunity to redeem, upon the consummation of the Transaction, shares of DPCM Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the Transaction) in the Trust Account that holds the proceeds of the DPCM IPO (including interest not previously released to DPCM to pay its taxes). The per-share amount DPCM will distribute to investors who properly redeem their shares will not be reduced by transaction expenses incurred in connection with the Transaction. If the Transaction is not completed, these shares will not be redeemed.

DPCM will consummate the Transaction only if (i) a majority of the issued and outstanding shares of DPCM Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of DPCM Class A Common Stock, voting separately as a single series vote in favor of the Transaction Proposal.

DPCM’s Initial Stockholders, including the Sponsor, have agreed to vote any shares of DPCM Common Stock owned by them in favor of the Transaction. Public Stockholders may elect to redeem their public shares without voting on the Transaction Proposal and irrespective of whether they vote for or against the Transaction.

Pursuant to the DPCM Charter, if DPCM does not complete an initial business combination by October 23, 2022, DPCM will:

(i)	cease all operations except for the purpose of winding up;

(ii)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and

(iii)

as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Public Unit in the DPCM IPO.

In addition, if DPCM fails to complete an initial business combination by October 23, 2022, there will be no redemption rights or liquidating distributions with respect to the Public Warrants or the Private Warrants, which will expire worthless. DPCM expects to consummate the Transaction and does not intend to take any action to extend the life of DPCM beyond October 23, 2022 if DPCM is unable to effect an initial business combination by that date.

DPCM Class B Common Stock Prior to the Transaction

The Founder Shares are designated as DPCM Class B Common Stock and, except as described below, are identical to the DPCM Class A Common Stock included in the units sold in the DPCM IPO, and holders of these shares have the same stockholder rights as Public Stockholders, except that (i) the DPCM Class B Common Stock is subject to certain transfer restrictions, as described in more detail below, (ii) the Initial Stockholders have entered into a letter agreement with DPCM, pursuant to which they have agreed (A) to waive their redemption rights with respect to any DPCM Class B Common Stock and public shares they hold in connection with the completion of the initial business combination, (B) to waive their redemption rights with respect to any DPCM Class B Common Stock and public shares they hold in connection with a stockholder vote to approve an amendment to DPCM’s amended and restated certificate of incorporation to modify the substance or timing of DPCM’s obligation to redeem 100% of its public shares if it fails to complete an initial business combination by October 23, 2022, or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any DPCM Class B Common Stock they hold if DPCM fails to complete its initial business combination by October 23, 2022 or any extended period of time that DPCM may have to consummate an initial business combination as a result of an amendment to its amended and restated certificate of incorporation, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if DPCM fails to complete an initial business combination within such time period, and (iii) the DPCM Class B Common Stock is automatically convertible into DPCM Class A Common Stock upon the consummation of an initial business combination on a one-for-one basis, subject to adjustment as described herein and in DPCM’s amended and restated certificate of incorporation. The Initial Stockholders have agreed to vote their DPCM Class B Common Stock and any public shares purchased during, or after, the DPCM IPO in favor of the Transaction.

With certain limited exceptions, the DPCM Class B Common Stock is not transferable, assignable or salable (except to DPCM’s officers and directors and other persons or entities affiliated with the sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of an initial business combination or earlier if, subsequent to an initial business combination, the closing price of the DPCM Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination, and (B) the date following the completion of an initial business combination on which DPCM completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their DPCM Class A Common Stock for cash, securities or other property.

The holders of DPCM Class B Common Stock have also agreed (A) to vote any shares owned by them in favor of any proposed initial business combination and (B) not to redeem any shares in connection with a stockholder vote to approve a proposed Transaction.

Preferred Stock

The DPCM Charter provides that shares of preferred stock may be issued from time to time in one or more series. The DPCM board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The DPCM board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the DPCM board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of DPCM or the removal of existing management.

DPCM has no preferred stock outstanding at the date hereof.

Warrants

The following provides a summary of the material provisions governing the D-Wave Quantum Warrants. References in this section to the Warrant Agreement shall mean the Assignment, Assumption and Amendment Agreement, to be entered into immediately prior to the Effective Time, by and among DPCM, D-Wave Quantum, Continental Stock Transfer & Trust Company, as the existing warrant agent, and Computershare, as the successor warrant agent.

Pursuant to the terms of the Warrant Agreement, at the Effective Time, by virtue of the DPCM Merger and without any action on the part of any holder of a DPCM Warrant, each DPCM Warrant that is issued and outstanding immediately prior to the Effective Time will be automatically and irrevocably converted into one (1) D-Wave Quantum Warrant. Each such D-Wave Quantum Warrant will be exercisable for a number of D-Wave Quantum Common Shares equal to the Exchange Ratio, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Transaction. Consequently, if the Exchange Ratio increases, then the number of D-Wave Quantum Common Shares issuable to holders of D-Wave Quantum Warrants after the Effective Time will also increase.

Pursuant to the Warrant Agreement, a warrant holder may exercise its D-Wave Quantum Warrants only for a whole number of D-Wave Quantum Common Shares. The D-Wave Quantum Warrants will expire five years after the completion of the Transaction, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

D-Wave Quantum will not be obligated to deliver any shares of common stock pursuant to the exercise of a D-Wave Quantum Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the D-Wave Quantum Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying D-Wave Quantum’s obligations described below with respect to registration. No D-Wave Quantum Warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a D-Wave Quantum unless the common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the D-Wave Quantum Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a D-Wave Quantum, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

In connection with the Assignment, Assumption and Amendment Agreement, D-Wave Quantum will agree that as soon as practicable, but in no event later than 20 business days, after the consummation of the Transaction, D-Wave Quantum will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the D-Wave Quantum Common Shares issuable upon exercise of the warrants. D-Wave Quantum will use commercially reasonable efforts to cause the same to become effective within 60 business days after the consummation of the Transaction and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if D-Wave Quantum Common Shares at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, D-Wave Quantum may, at its option, require holders of D-Wave Quantum Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event D-Wave Quantum does so elect, it will not be required to file or maintain in effect a registration statement, but it will be required to use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of the common stock equals or exceeds $18.00. Once the D-Wave Quantum Warrants become exercisable, D-Wave Quantum may call the D-Wave Quantum Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per D-Wave Quantum Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the D-Wave Quantum Common Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before D-Wave Quantum sends the notice of redemption to the warrant holders.

If and when the D-Wave Quantum Warrants become redeemable by D-Wave Quantum, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

D-Wave Quantum has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and D-Wave Quantum issues a notice of redemption of the D-Wave Quantum Warrants, each warrant holder will be entitled to exercise its D-Wave Quantum Warrant prior to the scheduled redemption date. However, the price of the common stock of D-Wave Quantum may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of the common stock equals or exceeds $10.00. Once the D-Wave Quantum Warrants become exercisable, D-Wave Quantum may call the D-Wave Quantum Warrants for redemption:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of the common stock except as otherwise described below; and upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of the common stock of D-Wave Quantum equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—D-Wave Quantum Warrants—Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

In the event that D-Wave Quantum elects to redeem all of the redeemable warrants as described above, D-Wave Quantum will fix a date for the redemption (the “Warrant Redemption Date”). Pursuant to the terms of the Assignment, Assumption and Amendment Agreement, notice of redemption will be mailed by first class mail, postage prepaid, by D-Wave Quantum not less than 30 days prior to the Warrant Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. In addition, D-Wave Quantum will issue a press release and file a current report on Form 8-K with the Securities and Exchange Commission containing notice of redemption.

D-Wave Quantum is not contractually obligated to notify investors when its warrants become eligible for redemption and does not intend to so notify investors upon eligibility of the warrants for redemption, unless and until it elects to redeem such warrants pursuant to the terms of the Assignment, Assumption and Amendment Agreement.

The numbers in the table below represent the “redemption prices,” or the number of shares of the common stock that a warrant holder will receive upon redemption by D-Wave Quantum pursuant to this redemption feature, based on the “fair market value” of the common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of D-Wave Quantum Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the D-Wave Quantum Warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “-Anti-Dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a D-Wave Quantum Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a D-Wave Quantum Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a D-Wave Quantum Warrant.

The values provided in the table below, including in the column headings, will be adjusted based on the Exchange Ratio in accordance with the terms of the Warrant Agreement (as amended by the Assignment, Assumption and Amendment Agreement).

	Fair Market Value of Common Stock
Redemption Date (period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of the common stock shall mean the average last reported sale price of the D-Wave Quantum Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of D-Wave Quantum Warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each D-Wave Quantum Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of DPCM Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the D-Wave Quantum Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the

D-Wave Quantum Warrants, holders may choose to, in connection with this redemption feature, exercise their D-Wave Quantum Warrants for 0.277 D-Wave Quantum Common Shares for each whole D-Wave Quantum Warrants. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the D-Wave Quantum Common Shares for the ten trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the D-Wave Quantum Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the D-Wave Quantum Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 D-Wave Quantum Common Shares for each whole D-Wave Quantum Warrant. In no event will the D-Wave Quantum Warrants be exercisable in connection with this redemption feature for more than 0.365 D-Wave Quantum Common Shares per D-Wave Quantum Warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of DPCM Class A Common Stock.

No fractional shares of common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder.

Redemption Procedures and Cashless Exercise. If D-Wave Quantum calls the D-Wave Quantum Warrants for redemption as described above, D-Wave Quantum’s management will have the option to require any holder that wishes to exercise its D-Wave Quantum Warrant to do so on a “cashless basis.” In such an event, each holder would pay the exercise price by surrendering the warrants for that number of D-Wave Quantum Common Shares equal to the quotient obtained by dividing (x) the product of the number of D-Wave Quantum Common Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the D-Wave Quantum Common Shares for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Anti-Dilution Adjustments. If the number of outstanding D-Wave Quantum Common Shares is increased by a share dividend payable in D-Wave Quantum Common Shares, or by a split-up of D-Wave Quantum Common Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of D-Wave Quantum Common Shares issuable on exercise of each D-Wave Quantum Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of D-Wave Quantum Common Shares entitling holders to purchase D-Wave Quantum Common Shares at a price less than the fair market value will be deemed a share dividend of a number D-Wave Quantum Common Shares equal to the product of (a) the number of D-Wave Quantum Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for D-Wave Quantum Common Shares) multiplied by (b) 1 minus the quotient of (x) the price per D-Wave Quantum Common Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for D-Wave Quantum Common Shares, in determining the price payable for D-Wave Quantum Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of D-Wave Quantum Common Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

If the number of outstanding D-Wave Quantum Common Shares is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of D-Wave Quantum Common Shares issuable on exercise of each D-Wave Quantum Warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of D-Wave Quantum Common Shares purchasable upon the exercise of the D-Wave Quantum Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of D-Wave Quantum Common Shares purchasable upon the exercise of the D-Wave Quantum Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of D-Wave Quantum Common Shares so purchasable immediately thereafter.

The D-Wave Quantum Warrants have been registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, DPCM and D-Wave Quantum. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the D-Wave Quantum Warrants. The Warrant Agreement provides that the terms of the D-Wave Quantum Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding D-Wave Quantum Warrants to make any change that adversely affects the interests of the registered holders of D-Wave Quantum Warrants.

In connection with the Transaction, at the Closing, DPCM, D-Wave Quantum, Continental Stock Transfer & Trust Company, as the existing warrant agent, and Computershare, as the successor warrant agent, will enter into the Assignment, Assumption and Amendment Agreement, pursuant to which, as of the Effective Time, (a) each DPCM Warrant that is outstanding immediately prior to the Effective Time will no longer represent a right to acquire one share of DPCM Common Stock and will instead be automatically and irrevocably converted into one (1) D-Wave Quantum Warrant. Each such D-Wave Quantum Warrant will be exercisable at an exercise price of $11.50 for a number of D-Wave Quantum Common Shares equal to the Exchange Ratio, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Transaction and (b) DPCM will assign to D-Wave Quantum all of DPCM’s right, title and interest in and to such existing Warrant Agreement and D-Wave Quantum will assume, and agree to pay, perform, satisfy and discharge in full, all of DPCM’s liabilities and obligations under such existing Warrant Agreement arising from and after the Effective Time.

The D-Wave Quantum Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of D-Wave Quantum Warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive D-Wave Quantum Common Shares. After the issuance of shares upon exercise of the D-Wave Quantum Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the D-Wave Quantum Warrants. If, upon exercise of the D-Wave Quantum Warrants, a holder would be entitled to receive a fractional interest in a share, D-Wave Quantum will, upon exercise, round down to the nearest whole number of D-Wave Quantum Common Shares to be issued to the warrant holder.

Private D-Wave Quantum Warrants

The private D-Wave Quantum Warrants (including the common stock issuable upon exercise of the private D-Wave Quantum Warrants) will not be transferable, assignable or salable until 30 days after the closing of the Transaction (except, among other limited exceptions as described under the subsection of this proxy statement/prospectus titled “Shares Eligible for Future Sale—Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies,” to the officers and directors of DPCM and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the private D-Wave Quantum Warrants will have terms and provisions that are identical to those of the D-Wave Quantum Warrants, including as to exercise price, exercisability and exercise period.

Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders

The D-Wave Quantum Charter and the D-Wave Quantum Bylaws provide that special meetings of stockholders may be called only by a majority vote of D-Wave Quantum’s board of directors, by the Chairman of the board of directors, or by the chief executive officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The D-Wave Quantum Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be considered timely, a stockholder’s notice will need to be received by the company secretary at the principal executive offices not earlier than 120 days prior to such special meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which D-Wave Quantum first makes a public announcement of the date of the special meeting and of the nominees proposed by D-Wave Quantum’s board of directors to be elected at such meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in D-Wave Quantum’s annual proxy statement must comply with the notice periods contained therein. The D-Wave Quantum Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares

D-Wave Quantum’s authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of D-Wave Quantum by means of a proxy contest, tender offer, merger or otherwise.

Choice of Forum

The D-Wave Quantum Charter provides that, unless D-Wave Quantum consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (a) any derivative claim or cause of action brought on behalf of D-Wave Quantum; (b) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of D-Wave Quantum to D-Wave Quantum or D-Wave Quantum’s stockholders; (c) any claim or cause of action against D-Wave Quantum or any current or former director, officer or other employee of D-Wave Quantum Bylaws, arising out of or pursuant to any provision of the DGCL, the D-Wave Quantum Charter or the D-Wave Quantum (as each may be amended from time to time); (d) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the D-Wave Quantum Charter or the D-Wave Quantum Bylaws (as each may be amended from time to time, including any right, obligation or remedy thereunder); (e) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (f) any claim or cause of action against D-Wave Quantum or any current or former director, officer or other employee of D-Wave Quantum, governed by the internal-affairs doctrine or otherwise related to D-Wave Quantum’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. However, such choice of forum provisions shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.

Unless D-Wave Quantum consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, D-Wave Quantum would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the D-Wave Quantum Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with D-Wave Quantum or its directors, officers, or other employees, which may discourage lawsuits against D-Wave Quantum or its directors, officers and other employees. If a court were to find either exclusive-forum provision in the D-Wave Quantum Charter to be inapplicable or unenforceable in an action, D-Wave Quantum may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm D-Wave Quantum’s business.

Section 203 of the Delaware General Corporation Law

D-Wave Quantum will be subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire D-Wave Quantum even though such a transaction may offer its stockholders the opportunity to sell their stock at a price above the prevailing market price.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. D-Wave Quantum will not opt out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of it.

Limitation of Liability and Indemnification

The D-Wave Quantum Charter contains provisions that limit the liability of D-Wave Quantum’s current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

D-Wave Quantum will also enter into agreements with its officers and directors to provide contractual indemnification. D-Wave Quantum will purchase a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures D-Wave Quantum against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against D-Wave Quantum’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit D-Wave Quantum or its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent D-Wave Quantum pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. D-Wave Quantum believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to D-Wave Quantum’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, D-Wave Quantum has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

COMPARISON OF STOCKHOLDER RIGHTS

DPCM and D-Wave Quantum are incorporated under the laws of the State of Delaware and the rights of DPCM and D-Wave Quantum stockholders are governed by the laws of the State of Delaware, including the DGCL. The rights of DPCM Stockholders are further governed by DPCM’s Charter and DPCM’s Bylaws. The rights of D-Wave Quantum’s stockholders are further governed by D-Wave Quantum’s Charter and D-Wave Quantum’s Bylaws.

As a result of the Transaction, DPCM Stockholder and D-Wave Shareholders who receive D-Wave Quantum Common Shares will become D-Wave Quantum shareholders. D-Wave Quantum is incorporated under the laws of the State of Delaware and the rights of D-Wave Quantum stockholders are governed by the laws of the State of Delaware, including the DGCL, the D-Wave Quantum Charter and D-Wave Quantum Bylaws. Thus, following the Transaction, the rights of DPCM Stockholders who become D-Wave Quantum shareholders will no longer be governed by the DPCM Charter or the Bylaws of DPCM (the “DPCM Bylaws”), respectively and instead will be governed by the D-Wave Quantum Charter and D-Wave Quantum Bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences: (i) between the rights of DPCM Stockholders under the DPCM Governing Documents (left column), and (ii) the rights of D-Wave Quantum’s shareholders under the D-Wave Quantum Governing Documents (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s respective governing documents. This summary is qualified in its entirety by reference to the full text of DPCM Charter and DPCM Bylaws and the D-Wave Quantum Charter and D-Wave Quantum Bylaws, as well as the relevant provisions of the DGCL.

	DPCM	D-Wave Quantum

Authorized Capital Stock	100,000,000 shares of DPCM Class A Common Stock, 10,000,000 shares of DPCM Class B Common Stock and 1,000,000 shares of DPCM Preferred Stock.	675,000,000 shares of Common Stock, and 20,000,000 shares of Preferred Stock.

Rights of Preferred Stock	As authorized by the DPCM Board contained in the preferred stock designation filed with the Delaware Secretary of State.	As authorized by the D-Wave Quantum Board contained in the preferred stock designation filed with the Delaware Secretary of State.

Number and Qualification of Directors	The number of directors is set by resolution of the board.	The number of directors is set by resolution of the board.

Classified Board of Directors	DPCM’s board of directors is divided into three classes with each class (except for those directors initially appointed as Class I and Class II directors) serving a three-year term.	The D-Wave Quantum Board is divided into three classes with each class (except for those directors initially appointed as Class I and Class II directors) serving a three-year term.

Election of Directors

Prior to the initial business combination, the holders of DPCM Class B Common Stock have the exclusive right to elect directors, and the holders of DPCM Class A Common Stock have no right to vote on the election of any director. The election of directors is determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

The election of directors is determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

	DPCM	D-Wave Quantum

Removal of Directors

Prior to the initial business combination, the holders of DPCM Class B Common Stock have the exclusive right to remove and replace any director, and the holders of DPCM Class A Common Stock have no right to vote on the removal or replacement of any director. Subject to the potential rights of Preferred Stock and the contractual rights of any stockholder, neither the entire DPCM Board or any individual director may be removed without cause. Any director or the entire DPCM Board may be removed with cause by the affirmative vote of a majority of the voting power of all then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

Subject to the potential rights of Preferred Stock, neither the entire D-Wave Quantum Board or any individual director may be removed without cause. Any director or the entire Board may be removed with cause by the affirmative vote of at least 66 2/3% of the voting power of all then outstanding shares.

Voting

Except as required by law or provided in any preferred stock designation, the holders of common stock exclusively possess all voting power, and each holder of common stock has one vote for each share of stock held on the books of the corporation for the election of directors and on all matters submitted to a vote of stockholders, with the holders of DPCM Class A Common Stock and DPCM Class B Common Stock voting on all matters submitted to a vote of stockholders together as a single class. Holders of common stock will not be entitled to vote on any amendments that relate solely to the terms of one or more outstanding series of preferred stock. Prior to the initial business combination, the holders of DPCM Class B Common Stock have the exclusive right to vote on the election, removal or replacement of directors, as discussed above.

Except as required by law or provided in any preferred stock designation, the holders of common stock exclusively possess all voting power, and each holder of common stock has one vote for each share of stock held on the books of the corporation for the election of directors and on all matters submitted to a vote of stockholders except holders of common stock will not be entitled to vote on any amendments that relate solely to the terms of one or more outstanding series of preferred stock.

Cumulative Voting	No stockholder has cumulative voting rights.	No stockholder has cumulative voting rights.

Vacancies on the Board of Directors

Vacancies, created either by a newly created directorship or the death, resignation, retirement, disqualification, removal or other cause of a director may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director elected in this way shall hold office for the remainder of the full term of the director for which the vacancy was created.

Vacancies, created either by a newly created directorship or the death, resignation, retirement, disqualification, removal or other cause of a director may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director elected in this way shall hold office for the remainder of the full term of the director for which the vacancy was created.

	DPCM	D-Wave Quantum

Special Meeting of the Board of Directors

Special meetings of DPCM’s board of directors (a) may be called by the Chairman of the Board or the President and (b) must be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office.

Special meetings of the D-Wave Quantum Board may be held at any time and place within or without the State of Delaware and called by the Chairperson of the D-Wave Quantum Board, the Chief Executive Officer or the D-Wave Quantum Board.

Stockholder Action by Written Consent

Other than with respect to certain actions taken by the holders of DPCM Class B Common Stock, any action required or permitted to be taken by DPCM Stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Any action required or permitted to be taken by D-Wave Quantum’s stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Amendment to Certificate of Incorporation

DPCM reserves the right under the DPCM Charter, to amend, alter, change or repeal any provision contained in the DPCM Charter, and any other provisions authorized by the DGCL may be added or inserted, in the manner prescribed by law.

D-Wave Quantum reserves the right under the D-Wave Quantum Charter, to amend, alter, change or repeal any provision contained in the D-Wave Quantum Charter, and any other provisions authorized by the DGCL may be added or inserted, in the manner prescribed by law; provided that the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of D-Wave Quantum entitled to vote, voting together as a single class, shall be required to alter, amend or repeal Article V (Management of the Business), Article VI (Limitation of Liability), Article VII (Exclusive Forum), and/or Article VIII (Exclusive Forum) of the D-Wave Quantum Charter.

Amendment of the Bylaws

The DPCM Board is authorized to adopt, amend or repeal the DPCM Bylaws, without any action on the part of the stockholders, by the vote of at least a majority of the directors then in office.

In addition to any vote of the holders of any class or series of stock required by applicable law or the DPCM Charter (including any preferred stock designation), the DPCM Bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares of DPCM capital stock entitled to vote in the election of directors, voting as one class.

Any adoption, amendment or repeal of the D-Wave Quantum Bylaws by the Board requires the approval of a majority of the Board.

The stockholders also have power to amend the D-Wave Quantum Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote.

	DPCM	D-Wave Quantum

Stockholder Quorum

Except as otherwise provided by applicable law, the DPCM Charter or DPCM Bylaws, at each meeting of stockholders, the presence, in person or by proxy, of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock constitutes a quorum for the transaction of business, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series constitutes a quorum of such class or series for the transaction of such business.

Except as otherwise provided by applicable law, the D-Wave Quantum Charter or D-Wave Quantum Bylaws, at each meeting of stockholders, the presence, in person or by proxy, of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock constitutes a quorum for the transaction of business, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series constitutes a quorum of such class or series for the transaction of such business.

Corporate Opportunity

Under DPCM’s Charter, the doctrine of corporate opportunity does not apply with respect to DPCM or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have.

None.

Special Stockholder Meetings

Special meetings may be called by Chairman of the DPCM Board, the Chief Executive Officer of the DPCM, or the Board pursuant to a resolution adopted by a majority of the Board. Stockholders may not call a special meeting.

Special meetings may be called by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Notice of Stockholder Meetings

Notice shall be provided to each stockholder entitled to vote at a stockholder meeting not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL.

If not for an annual meeting, the notice must also state the purposes of the meeting and the business to be transacted will be limited to the matters stated in the notice of meeting.

Notice shall be provided to each stockholder entitled to vote at a stockholder meeting not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL.

If not for an annual meeting, the notice must also state the purposes of the meeting and the business to be transacted will be limited to the matters stated in the notice of meeting.

Stockholder Proposals

A stockholder’s notice to DPCM’s Secretary with respect to such business, to be timely, must be received by the Secretary not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting

A stockholder’s notice to D-Wave Quantum’s Secretary with respect to such business, to be timely, must be received by the Secretary not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of

	DPCM	D-Wave Quantum

is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by.

stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by.

Limitation of Liability of Directors and Officers	DPCM has agreed to hold harmless its officers and directors to the fullest extent permitted by law.	D-Wave Quantum has agreed to hold harmless its directors to the fullest extent permitted by law.

Indemnification of Directors, Officers	DPCM has agreed to indemnify its officers and directors to the fullest extent permitted by law.	D-Wave Quantum has agreed to indemnify its officers, directors, legal representatives or those serving at the request of D-Wave Quantum as a director or officer to the fullest extent permitted by law.

Anti-Takeover Provisions and Other Stockholder Protections

DPCM’s Charter contains provisions that may discourage unsolicited takeover proposals. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make the removal of management more difficult and may discourage takeover transactions.

DPCM has affirmatively elected not to be governed by the anti-takeover provisions of Section 203 of the DGCL.

D-Wave Quantum’s Charter contains provisions that may discourage unsolicited takeover proposals. These provisions include the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make the removal of management more difficult and may discourage takeover transactions.

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of D-Wave Quantum’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

Preemptive Rights and Share Transfer Restrictions	There are no preemptive rights or transfer restrictions relating to the shares of DPCM Common Stock.	There are no preemptive rights or transfer restrictions relating to the D-Wave Quantum Common Shares.

Inspection of Books and Records	Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in	Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the

	DPCM	D-Wave Quantum

person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business. The DPCM Bylaws permit DPCM’s books and records to be kept within or outside the state of Delaware.

proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business.

Choice of Forum

The DPCM Charter provides that the Court of Chancery of the State of Delaware will be the forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the DPCM, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the DPCM to the DPCM or the DPCM Stockholders, (iii) any action asserting a claim against the DPCM, its directors, officers or employees arising pursuant to any provision of the DGCL or the DPCM Charter or DPCM Bylaws, or (iv) any action asserting a claim against the DPCM, its directors, officers or employees governed by the internal affairs doctrine subject to certain exceptions for (i) determinations of jurisdiction made by the Court of Chancery and (ii) claims brought under the Exchange Act, the Securities Act or where the federal government has exclusive jurisdiction.

The D-Wave Quantum Charter provides that the Court of Chancery of the State of Delaware will be the forum for any stockholder (including a beneficial owner) to bring (i) any derivative claim or cause of action brought on behalf of the D-Wave Quantum, (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the D-Wave Quantum to the D-Wave Quantum or the D-Wave Quantum’s stockholders, (iii) any action asserting a claim against the D-Wave Quantum, its directors, officers or employees arising pursuant to any provision of the DGCL or the D-Wave Quantum Charter or D-Wave Quantum Bylaws, (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws, (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware and (vi) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants.

This provision does not apply to claims or causes of action brought under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, D-Wave Quantum will be authorized to issue 675,000,000 D-Wave Quantum Common Shares and 20,000,000 D-Wave Quantum Preferred Shares and based on the assumptions set out elsewhere in this proxy statement/prospectus, up to approximately 142 million D-Wave Quantum Common Shares will be issued and outstanding, assuming no shares of DPCM Class A Common Stock are redeemed in connection with the Transaction. In addition, D-Wave Quantum is expected to have 21,000,000 D-Wave Quantum Warrants outstanding, each exercisable at an exercise price of $11.50 for a number of D-Wave Quantum Common Shares equal to the Exchange Ratio. All of the D-Wave Quantum Common Shares and D-Wave Quantum Warrants issued in connection with the Transaction will be freely transferable without further registration under the Securities Act by persons other than by (i) D-Wave Quantum’s “affiliates” or DPCM’s “affiliates” with respect to their D-Wave Quantum Common Shares and D-Wave Quantum Common Shares underlying their Warrants, (ii) the deemed parties to the Registration Rights and Lock-Up Agreement, and (iii) the PIPE Investors pursuant to the PIPE Subscription Agreements. Sales of substantial amounts of D-Wave Quantum Common Shares in the public market could adversely affect prevailing market prices of D-Wave Quantum Common Shares. Prior to the Transaction, there has been no public market for D-Wave Quantum Common Shares. D-Wave Quantum intends to apply for listing of the D-Wave Quantum Common Shares and D-Wave Quantum Warrants on the NYSE, but D-Wave Quantum cannot assure you that a regular trading market will develop in the D-Wave Quantum Common Shares and D-Wave Quantum Warrants.

Lock-Up Provisions

Registration Rights and Lock-Up Agreement. At the Closing, the Registration Rights Holders will, pursuant to the Plan of Arrangement, become parties to the Registration Rights and Lock-Up Agreement, pursuant to which, among other things, D-Wave Quantum will be obligated to file a registration statement to register the resale of certain equity securities of D-Wave Quantum held by the Registration Rights Holders. The Registration Rights and Lock-Up Agreement will also provide the Registration Rights Holders with demand registration rights and “piggy-back” registration rights, in each case, subject to certain requirements and customary conditions. Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the securities of D-Wave Quantum held by the Registration Rights Holders to be locked-up for a period of time as set forth below.

D-Wave Lock-up Period. The D-Wave Lock-Up Period will apply to the shareholders of D-Wave who will receive D-Wave Quantum Common Shares or Exchangeable Shares pursuant to the Transaction Agreement and refers to the period ending on the earlier of (A) six (6) months following the Closing and (B) the date on which (x) the last reported sale price of the D-Wave Quantum Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the ninetieth (90th) day following the Closing or (y) the completion by D-Wave of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of D-Wave’s public shareholders having the right to exchange their D-Wave Quantum Common Shares for cash, securities or other property.

Founder Lock-up Period. The Founder Lock-Up Period will apply to the holders of shares of DPCM Class B Common Stock who will receive D-Wave Quantum Common Shares pursuant to the Transaction Agreement and refers to (i) with respect to the Founder Shares, the period ending on the earlier of (A) one (1) year following the Closing and (B) the date on which (x) the last reported sale price of the D-Wave Quantum Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the one hundred and fiftieth (150th) day following the Closing, or (y) the completion by D-Wave of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of D-Wave’s public shareholders having the right to exchange their D-Wave Quantum Common Shares for cash, securities or other property, and (ii) with respect to the Private Warrants, thirty (30) days after the Closing.

Rule 144. Generally, pursuant to Rule 144, a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. However, see “—Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” below.

Persons who have beneficially owned restricted shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of D-Wave Quantum Common Shares then outstanding; or

•	the average weekly reported trading volume of the D-Wave Quantum Common Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company (including successors to a shell company). However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•

at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Transaction, reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Transaction, we will not be a shell company (having been the successor to a shell company), and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DPCM Related Person Transactions

Founder Shares

On June 22, 2020, DPCM issued an aggregate of 5,750,000 shares of DPCM Class B Common Stock to the Sponsor (the “Founder Shares”) for an aggregate purchase price of $25,000, for which DPCM received payment for the Founder Shares on August 21, 2020. On August 18, 2020, the Sponsor transferred an aggregate of 80,000 Founder Shares to DPCM’s independent directors for their original purchase price of approximately $0.004 per share. Subsequently, on August 27, 2020, the Sponsor transferred an aggregate of 70,000 Founder Shares to DPCM’s special advisors for their original purchase price. These 150,000 Founder Shares are not subject to forfeiture in the event the underwriter’s over-allotment option is not exercised. On October 2, 2020, DPCM effected a stock dividend of 1,437,500 shares with respect to the DPCM Class B Common Stock, resulting in an aggregate of 7,187,500 Founder Shares issued and outstanding. On October 2, 2020, the Sponsor transferred 18,750 Founder Shares to one of DPCM’s special advisors. On October 20, 2020, DPCM effected a stock dividend of 1,437,500 shares with respect to the DPCM Class B Common Stock, resulting in an aggregate of 8,625,000 Founder Shares issued and outstanding. All shares and per-share amounts have been retroactively restated to reflect the share transactions.

The Founder Shares include an aggregate of up to 1,125,000 shares of DPCM Class B Common Stock subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the initial stockholders will own, on an as-converted basis, 20% of DPCM’s issued and outstanding shares after the DPCM IPO. On December 7, 2020, the underwriters’ election to exercise their over-allotment option expired unexercised, resulting in the forfeiture of 1,125,000 shares. Accordingly, there are 7,500,000 Founder Shares issued and outstanding.

Private Warrants

On November 30, 2020, simultaneously with the closing of the DPCM IPO, DPCM completed the private sale of an aggregate of 8,000,000 warrants to the Sponsor at a purchase price of $1.00 per Private Warrant, generating gross proceeds to DPCM of $8,000,000.

Each Private Warrant is exercisable for one whole share of DPCM Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Warrants to the Sponsor was added to the proceeds from the DPCM IPO held in the Trust Account. If DPCM does not complete a business combination by October 23, 2022, the Private Warrants will expire worthless. The Private Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and DPCM’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Warrants until 30 days after the completion of the initial business combination.

Related Party Loans

On April 8, 2020, DPCM issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which DPCM could borrow up to an aggregate principal amount of $250,000. The Promissory Note was non-interest-bearing and payable on the earlier of (i) December 31, 2020 or (i) the consummation of the DPCM IPO. The outstanding balance under the Promissory Note of $250,000 was repaid subsequent to the closing of the DPCM IPO on October 26, 2020.

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of DPCM’s directors and officers may, but are not obligated to, loan DPCM funds as may be required (“Working Capital Loans”). If DPCM completes a business combination, DPCM would repay the Working Capital Loans out of the proceeds of the Trust Account released to DPCM. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, DPCM may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

On April 13, 2022, DPCM issued an unsecured promissory note of up to $1,000,000 to the Sponsor (the “Sponsor Note”), of which $220,000 was funded by the Sponsor upon execution of the Sponsor Note, in connection with providing DPCM with additional working capital. The Sponsor Note is not convertible and bears no interest. The Sponsor Note is due and payable upon the earlier of the date on which DPCM consummates its initial business combination or the date that the winding up of DPCM is effective.

Except for the foregoing, the terms of any additional Working Capital Loans have not been determined and no written agreements exist with respect to such loans. If any additional Working Capital Loans are entered into, such Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants.

On February 28, 2022, the Sponsor issued an unsecured promissory note of up to $1,000,000 to CDPM Sponsor Group II, LLC, an affiliate of the Sponsor (the “Sponsor Affiliate Note”), in connection with providing DPCM with additional working capital. The Sponsor Affiliate Note is not convertible and bears no interest. The Sponsor Affiliate Note is due and payable upon the earlier of the date on which DPCM consummates its initial business combination or the date that the winding up of DPCM is effective. To date, the Sponsor had borrowed a total of $200,000 under the Sponsor Affiliate Note, which amount was delivered to DPCM for its working capital needs.

Registration and Stockholder Rights Agreement

On October 20, 2020, DPCM, the Sponsor and certain of DPCM’s securityholders entered into a stockholder rights agreement pursuant to which the holders of the Founder Shares, Private Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of DPCM Class A Common Stock issuable upon the exercise of the Private Warrants and warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring DPCM to register such securities for resale (in the case of the Founder Shares, only after conversion to DPCM Class A Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that DPCM register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial business combination and rights to require DPCM to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration and stockholder rights agreement provides that DPCM will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. DPCM will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Services Agreement

DPCM entered into an agreement that provides that, subsequent to the closing of the DPCM IPO and continuing until the earlier of DPCM’s consummation of an initial business combination or DPCM’s liquidation, DPCM will pay to an affiliate of the Sponsor a total of up to $10,000 per month for office space, secretarial and administrative services.

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on DPCM’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. DPCM’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates.

Registration Rights and Lock-Up Agreement

Contemporaneously with the Closing, D-Wave Quantum, Sponsor, the other holders of DPCM Class B Common Stock and each D-Wave Shareholder will enter into the Registration Rights and Lock-Up Agreement. See “Proposal No. 1—The Transaction Proposal — Related Agreements — Registration Rights and Lock-Up Agreement.”

Transaction Support Agreement

Concurrently with the execution of the Transaction Agreement, DPCM and D-Wave entered into a Transaction Support Agreement with each of the Supporting D-Wave Shareholders. See “Proposal No. 1—The Transaction Proposal — Related Agreements – Transaction Support Agreement.”

Sponsor Support Agreement

Concurrently with the execution of the Transaction Agreement, Sponsor, DPCM, D-Wave Quantum and D-Wave entered into the Sponsor Support Agreement. On June 16, 2022, Sponsor, DPCM, D-Wave Quantum and D-Wave entered into an Amended and Restated Sponsor Support Agreement. See “Proposal No. 1—The Transaction Proposal— Related Agreements—Sponsor Support Agreement.”

PIPE Financing

Emil Michael, the Chairman and CEO of DPCM and Shervin Pishevar, an affiliate of the Sponsor, each entered into a PIPE Subscription Agreement with D-Wave Quantum, pursuant to which, each of Mr. Michael and Mr. Pishevar subscribed to and agreed to purchase on the Closing Date, and D-Wave Quantum agreed to issue and sell to each of Mr. Michael and Mr. Pishevar on the Closing Date, the number of PIPE Shares equal to $250,000, divided by $10.00 and multiplied by the Exchange Ratio on the terms and subject to the conditions set forth therein.

D-Wave Quantum Relationships and Related Person Transactions

Below is a description of transactions since January 1, 2021 to which D-Wave Quantum was a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of D-Wave Quantum’s current or expected directors, executive officers or holders of more than 5% of D-Wave Quantum’s capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Venture Loan and Security Agreement

On March 3, 2022, D-Wave entered into the Venture Loan Agreement, by and between the Borrowers and PSPIB, as the lender. PSPIB is an affiliate of Public Sector Pension Investment Board, a majority shareholder of D-Wave and an expected beneficial owner of greater than 5% of D-Wave Quantum’s capital stock. Under the Venture Loan Agreement, term loans in an aggregate principal amount of $25.0 million will become available to the Borrowers in three tranches, subject to certain terms and conditions.

The first tranche in an aggregate principal amount of $15.0 million was advanced on March 3, 2022. Subject to certain terms and conditions being satisfied, the second tranche in an aggregate principal amount of $5.0 million will be available to D-Wave prior to June 30, 2022 and the third tranche in an aggregate principal amount of $5.0 million will be available to D-Wave prior to November 15, 2022. This pro forma has been prepared based on D-Wave’s current assessment that the required terms and conditions will be met, and the total amount of the loan will be drawn.

The term loans under the Venture Loan Agreement bear interest at a rate equal to the greater of either (i) the Prime Rate (as reported in The Wall Street Journal) plus 7.25%, and (ii) 10.5%. Interest on the outstanding advances is payable monthly, on the first business day of each calendar month through the earliest of December 31, 2022 and the closing of the Transaction (the “Maturity Date”).

D-Wave will pay a final payment fee of 5.0% of the aggregate amount of the term loans made under the Venture Loan Agreement on the earliest of (i) the Maturity Date; (ii) the date that D-Wave prepays all of the outstanding aggregate principal amount in full, or (iii) the date the loan payments are accelerated due to an event of default (as defined in the Venture Loan Agreement). In connection with any prepayment of less than all of the outstanding principal balance of the loans, D-Wave shall pay PSPIB an amount equal to five percent of the principal balance of the loans being prepaid.

The Venture Loan Agreement is secured by a first-priority security interest in substantially all of the Borrowers’ assets and contains certain operational covenants. As of the date of the proxy statement/prospectus, the Borrowers were in compliance with all covenants under the Venture Loan Agreement. The full text of the Venture Loan Agreement is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, and such description is qualified in its entirety by the full text of such exhibit.

Upon consummation of the Transaction the debt will be fully repaid. See “D-Wave Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Venture Loan and Security Agreement.”

PIPE Financing

Concurrently with the execution of the Transaction Agreement, the PIPE Investors entered into the PIPE Subscription Agreements, pursuant to which, among other things, each PIPE Investor subscribed to and agreed to purchase on the Closing Date, and D-Wave Quantum agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of D-Wave Quantum Common Shares equal to the purchase price set forth therein, divided by $10.00 and multiplied by the Exchange Ratio, in each case, on the terms and subject to the conditions set forth therein. The table below sets forth the number of D-Wave Quantum Common Shares to be purchased by D-Wave Quantum’s related parties in the PIPE Financing:

	D-Wave Quantum Common Shares
Stockholder	No Redemption Scenario	Maximum Redemption Scenario	Total Purchase Price
Public Sector Pension Investment Board (“PSP”) (1)	3,500,000	4,362,398	$30,000,000
Goldman Sachs & Co. LLC(2)	583,333	727,066	$5,000,000
Emil Michael(3)	29,167	36,372	$250,000

(1)	Upon the Closing of the Transaction, PSP will beneficially own more than 5% of D-Wave Quantum’s capital stock.
(2)	Upon the Closing of the Transaction, Goldman Sachs & Co. LLC will beneficially own more than 5% of D-Wave Quantum’s capital stock.
(3)	Upon the Closing of the Transaction, Emil Michael will be a member of the D-Wave Quantum board of directors.

See “Beneficial Ownership of Securities.”

Transaction Support Agreement

On February 7, 2022, concurrently with the execution of the Transaction Agreement, DPCM and D-Wave entered into a Transaction Support Agreement with each of the Supporting D-Wave Shareholders, pursuant to which, among other things, such Supporting D-Wave Shareholders have agreed to (a) vote their D-Wave Shares in support and favor of the D-Wave Arrangement Resolution and (b) vote in favor and support all other matters or resolutions that could reasonably be expected to facilitate the Transaction. In addition, the Supporting D-Wave Shareholders have agreed to terminate the Shareholder Agreement, (as defined below), the Investor Rights Agreement (as defined below) and any rights under any letter agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to the D-Wave Shareholders.

Indemnification Agreements

The D-Wave Quantum Charter contains provisions limiting the liability of executive officers and directors and the D-Wave Quantum Bylaws provide that D-Wave Quantum will indemnify each of its executive officers and directors to the fullest extent permitted under Delaware law. The D-Wave Quantum Charter and the D-Wave Quantum Bylaws also provide the board of directors with discretion to indemnify certain key employees when determined appropriate by the board of directors of D-Wave Quantum.

DPCM entered into indemnification agreements with each of its officers and directors to indemnify such individuals, to the fullest extent permitted by law and subject to certain limitations, against all liabilities, costs, charges and expenses reasonably incurred by such individuals in an action or proceeding to which any such individual was made a party by reason of being an officer or director of DPCM or an organization of which DPCM is a shareholder or creditor if such individual serves such organization at DPCM’s request. Such indemnification obligation will survive the Transaction. Additionally, prior to the completion of the Transaction, D-Wave Quantum intends to enter into similar indemnification agreements with each of its directors and certain officers.

Related Person Transactions Policy Following the Transaction

Upon the consummation of the Transaction, D-Wave Quantum’s board of directors will adopt a written related person transactions policy that sets forth D-Wave Quantum’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of D-Wave Quantum’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which D-Wave Quantum or any of its subsidiaries was, is or will be a participant involving an amount that exceeds $120,000, in which any “related person” has or will have a direct or director interest.

Under the policy, prior to entering into any related person transaction, (i) the related person, (ii) the director, executive officer, nominee or beneficial owner who is an immediate family member of the related person or (iii) the business unit or function/department head responsible for the potential related person transaction shall provide notice to the Legal Department of the facts and circumstances of the proposed related person transaction. The Legal Department will assess whether the proposed transaction is a related person transaction for purposes of the policy. If the Legal Department determines that the proposed transaction is a related person transaction for purposes of the policy, the proposed related person transaction shall be submitted to D-Wave Quantum’s audit committee for consideration at the next audit committee meeting. Any potential related person transaction involving D-Wave Quantum’s General Counsel (or, in the absence a General Counsel, the senior most member of the Legal Department) shall be submitted directly to the D-Wave Quantum audit committee for its review. In considering related person transactions, D-Wave Quantum’s audit committee or where submitted to the Chair of the audit committee, the Chair, will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the benefits to D-Wave Quantum;

•

the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services ;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

D-Wave Quantum’s audit committee (or the Chair of D-Wave Quantum’s audit committee) will approve only those transactions that are in, or are not inconsistent with, the best interests of D-Wave Quantum, as D-Wave Quantum’s audit committee (or the Chair of the D-Wave Quantum audit committee) determines in good faith. All of the transactions described above were entered into prior to the adoption of such policy.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of DPCM’s voting shares of common stock as of April 30, 2022 and (ii) expected beneficial ownership of the D-Wave Quantum Common Shares immediately following the Closing, assuming that no Public Shares are redeemed, and alternatively that 100% of the Public Shares are redeemed by:

•

each person who is, or is expected to be, the beneficial owner of more than 5% of the issued and outstanding DPCM Class A Common Stock or DPCM Class B Common Stock or of the D-Wave Quantum Common Shares;

•	each of DPCM’s current executive officers and directors;

•	each person who is expected to become an executive officer or director of D-Wave Quantum post-Transaction; and

•	all executive officers and directors of DPCM as a group pre-Transaction and all expected executive officers and directors of D-Wave Quantum post-Transaction.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of April 30, 2022.

The beneficial ownership of the DPCM Common Stock pre-Transaction is based on 37,500,000 shares of Common Stock (including 30,000,000 Public Shares and 7,500,000 Founder Shares) issued and outstanding as of April 30, 2022.

The expected beneficial ownership of D-Wave Quantum Common Shares post-Transaction, assuming none of the Public Shares are redeemed, has been determined based upon the following: (i) that no Public Stockholders exercise their redemption rights (the No Redemption Scenario), (ii) that none of the investors set forth in the table below has purchased or purchases DPCM Common Stock (pre-Transaction) or D-Wave Quantum Common Shares (post-Transaction), (iii) that 4,666,667 D-Wave Quantum Common Shares are issued to the PIPE Investors, including 666,667 Bonus Shares, (iv) that 35,000,000 D-Wave Quantum Common Shares are issued to the Public Stockholders, including 5,000,000 Bonus Shares, (v) that 101,898,657 D-Wave Quantum Common Shares are issued to the D-Wave Shareholders in the Transaction, (vi) that the Sponsor will forfeit the 4,484,425 Forfeited Shares in connection with the Transaction (with no D-Wave Quantum Common Shares being issued in exchange therefore) pursuant to the Amended and Restated Sponsor Support Agreement, and (vii) that there will be an aggregate of 144,580,899 D-Wave Quantum Common Shares issued and outstanding at Closing.

The expected beneficial ownership of D-Wave Quantum’s Common Shares post-Transaction, assuming the Maximum Redemption Scenario, has been determined based on the following: (i) that Public Stockholders exercise their redemption rights with respect to all 30,000,000 Public Shares (Maximum Redemption Scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of DPCM Common Stock (pre-Transaction) or D-Wave Quantum Common Shares (post-Transaction), (iii) that 5,816,530 D-Wave Quantum Common Shares are issued to the PIPE Investors, including 1,816,530 Bonus Shares, (iv) that 0 D-Wave Quantum Common Shares are issued to the Public Stockholders, (v) that 97,931,635 D-Wave Quantum Common Shares are issued to the D-Wave Shareholders in the Transaction, (vi) that the Sponsor will forfeit the 4,484,425 Forfeited Shares in connection with the Transaction (with no D-Wave Quantum Common Shares being issued in exchange therefore) pursuant to the Amended and Restated Sponsor Support Agreement, and (vii) that there will be an aggregate of 109,744,634 D-Wave Quantum Common Shares issued and outstanding at Closing.

The beneficial ownership information below excludes D-Wave Quantum Common Shares expected to be issued or reserved under the Equity Incentive Plan or the Employee Stock Purchase Plan, excludes the Commitment Shares issuable to Lincoln Park pursuant to the Purchase Agreement, and excludes the up to 3,287,762 D-Wave Quantum Common Shares that D-Wave may allocate in connection with the consummation of the Transaction pursuant to the Amended and Restated Sponsor Support Agreement, and assumes that all Exchangeable Shares have been exchanged for D-Wave Quantum Common Shares. Other than D-Wave Quantum Options and D-Wave Quantum Warrants exercisable within 60 days of April 30, 2022 by a particular holder, which are reflected as described above, the beneficial ownership information below assumes no exercises of such D-Wave Quantum Options or D-Wave Quantum Warrants.

						D-Wave Quantum After the Transaction and PIPE Transaction
	DPCM Before the Transaction and PIPE Transaction(2)					Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
Name and Address of Beneficial Owner	Number of Shares of DPCM Class A Common Stock	%	Number of Shares of DPCM Class B Common Stock	%	% of Outstanding Common Stock(3)	Number of D-Wave Quantum Common Shares		%	Number of D-Wave Quantum Common Shares		%
CDPM Sponsor Group, LLC (4)	—	—	7,252,500	96.7%	19.3%	12,101,408	(7)	7.9%	14,401,136	(7)	11.9%

Directors and Executive Officers of DPCM(1):
Emil Michael	—	—	7,252,500	96.7%	19.3%	12,130,575		7.9%	14,437,489		11.9%
Ignacio Tzoumas	—	—	—	—		—		—	—		—
Kyle Wood	—	—	—	—		—		—	—		—
Peter Diamandis	—	—	45,000	*		45,000		*	45,000		*
Denmark West	—	—	37,500	*		37,500		*	37,500		*
Desiree Gruber	—	—	37,500	*		37,500		*	37,500		*
All Directors and Executive Officers of DPCM as a Group (6 Individuals)	—	—	7,372,500	98.3%	19.7%	12,250,575		8.0%	14,557,589		12.0%
5% or More Stockholders of DPCM:
Aristeia Capital, L.L.C.(5)	1,749,637	5.8%	—	—	4.7%	2,041,243		1.4%	2,544,204		2.3%
Glazer Capital, LLC (6)	1,664,691	5.5%	—	—	4.4%	1,942,140		1.3%	2,420,681		2.2%

Directors and Executive Officers of D-Wave Quantum After Consummation of the Transaction(8):
Alan Baratz(9)	—	—	—	—	—	2,985,251		2.0%	2,956,361		2.6%
John M. Markovich(10)	—	—	—	—	—	319,755		*	316,660		*
Jennifer Houston(11)	—	—	—	—	—	334,188		*	340,857		*
Steven M. West(12)	—	—	—	—	—	328,974		*	325,791		*
Emil Michael	—	—	7,252,500	96.7%	19.3%	12,130,575		7.9%	14,437,489		11.9%
Eduard van Gelderen	—	—	—	—	—	—		—	—		—
Roger Biscay	—	—	—	—	—	—		—	—		—
Amy Cappellanti-Wolf	—	—	—	—	—	—		—	—		—
Michael Rogers	—	—	—	—	—	—		—	—		—
All Directors and Executive Officers of D-Wave Quantum as a Group (11 individuals)	—	—	7,252,500	96.7%	19.3%	16,852,200		10.6%	19,113,421		15.2%

Five Percent Holders of D-Wave Quantum After Consummation of the Transaction:
Public Sector Pension Investment Board(13)	—	—	—	—	—	59,795,451		41.4%	60,113,047		54.8%
BDC Capital Inc.(14)	—	—	—	—	—	9,634,629		6.7%	9,541,390		8.7%
Goldman Sachs & Co. LLC(15)	—	—	—	—	—	7,956,056		5.5%	8,028,439		7.3%

*	less than one percent.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is DPCM Capital, Inc., 382 NE 191 Street, #24148, Miami, FL 33179.
(2)

Interests shown consist solely of Founder Shares, classified as shares of DPCM Class B Common Stock. Such shares are convertible into shares of DPCM Class A Common Stock on a one-for-one basis, subject to adjustment.

(3)

The shares of DPCM Class A Common Stock and DPCM Class B Common Stock vote on Transaction Proposal (i) together as a single class, and (ii) the outstanding shares of DPCM Class A Common Stock separately as a single series. The shares of DPCM Class A Common Stock and DPCM Class B Common Stock will vote together on all other matters at the Special Meeting as a single class.

(4)

The Sponsor is the record holder of such shares. Mr. Michael is the manager of the Sponsor, and as such has voting and dispositive power over the securities held by the Sponsor and may be deemed to have beneficial ownership of such securities. Mr. Michael disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(5)

Based solely on a Schedule 13G filed with the SEC on February 14, 2022, on behalf of Aristeia Capital, L.L.C. (“Aristeia”). Aristeia is the investment manager of, and has voting and investment control with respect to the shares of DPCM Class A Common Stock described in such Schedule 13G held by, one or more private investment funds. The business address of this stockholder is One Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.

(6)

Based solely on a Schedule 13G filed with the SEC on February 14, 2022, on behalf of Glazer Capital LLC (“Glazer”) and Paul J. Glazer with respect to shared voting and dispositive over the shares. Glazer serves as investment manager of certain funds and managed accounts (the “Glazer Funds”) and Mr. Glazer serves as the Managing Member of Glazer with respect to the shares of DPCM Class A Common Stock held by the Glazer Funds. The business address of this stockholder is 250 West 55th Street, Suite 30A, New York, New York 10019.

(7)

Includes 9,333,333 and 11,633,061 shares underlying D-Wave Quantum Warrants issued to the Sponsor in exchange for Private Placement Warrants in the Transaction, assuming the No Redemption Scenario and the Maximum Redemption Scenario, respectively, which D-Wave Quantum Warrants are exercisable commencing 30 days following the Closing of the Transaction.

(8)	Unless otherwise noted, the business address of each of the following entities or individuals is D-Wave Systems Inc., 3033 Beta Avenue, Burnaby, BC V5G 4M9.
(9)	Consists of options to purchase D-Wave Quantum Common Shares issued in exchange for 3,282,402 options to purchase shares of D-Wave and that are exercisable within 60 days of April 30, 2022.
(10)	Consists of options to purchase D-Wave Quantum Common Shares issued in exchange for 351,583 options to purchase shares of D-Wave and that are exercisable within 60 days of April 30, 2022.
(11)	Consists of options to purchase D-Wave Quantum Common Shares issued in exchange for 378,448 options to purchase shares of D-Wave and that are exercisable within 60 days of April 30, 2022.
(12)

Consists of (i) D-Wave Quantum Common Shares issued in exchange for 27,718 shares of D-Wave held by Emerging Company Partners, an entity controlled by Steven M. West, prior to the Transaction and (ii) options to purchase D-Wave Quantum Common Shares issued in exchange for 334,002 options to purchase shares of D-Wave and that are exercisable within 60 days of April 30, 2022.

(13)

Consists of (i) D-Wave Quantum Common Shares held of record by the Public Sector Pension Investment Board (“PSP”) issued in exchange for 61,899,042 shares of D-Wave held by PSP prior to the Transaction and (ii) D-Wave Quantum Common Shares issued pursuant to PSP’s $30.0 million investment in the PIPE. PSP is a Canadian Crown corporation with a share capital created by a special act of Legislature in Canada on September 14, 1999. All the shares of PSP are held by the President of Treasury Board on behalf of her Majesty in Right of Canada, in accordance with the PSP Act. Neil Cunningham, the CEO of PSP, has authority to vote and dispose of the shares held by PSP. The business address for PSP is 1250 René-Lévesque Boulevard West, Suite 1400, Montréal, Québec, Canada H3B 5E9.

(14)

Consists of (i) D-Wave Quantum Common Shares held of record by BDC Capital Inc. (“BDC”) issued in exchange for 10,593,650 shares of D-Wave held by BDC prior to the Transaction. BDC Capital Inc. is a wholly-owned subsidiary of the Business Development Bank of Canada which is itself wholly-owned by the federal government of Canada. Jerôme Nycz, Executive Vice-President, BDC, and Karl Reckziegel, Senior Vice-

President, Direct Investments, BDC, have authority to vote and dispose of the shares held by BDC Capital. The business address of the foregoing persons is 5 Place Ville Marie, Suite 300, Montreal Quebec (Canada) H3B 5E7.

(15)

Consists of (i) an aggregate of 8,106,596 D-Wave Quantum Common Shares issued in exchange for shares of D-Wave held by Broad Street Principal Investments, L.L.C. (“Broad Street”), Bridge Street 2014, L.P., Stone Street 2014 Holdings, L.P., MBD 2014, L.P., and 2014 Employee Offshore Aggregator, L.P. (collectively, the “GS Entities”) prior to the Transaction and (ii) D-Wave Quantum Common Shares issued pursuant to Broad Street’s $5.0 million investment in the PIPE. Goldman Sachs & Co. LLC, or GS, is a wholly owned subsidiary of The Goldman Sachs Group, Inc., or GSG. Affiliates of GSG are the general partner, managing general partner or investment manager, as applicable, of the GS Entities. Each of GS and GSG disclaims beneficial ownership of the equity interests and the shares described above held directly or indirectly by the GS Entities, except to the extent of their pecuniary interest therein, if any. The address of each of the GS Entities, GS and GSG is 200 West Street, New York, NY 10282.

PROPOSAL NO. 1—THE TRANSACTION PROPOSAL

DPCM is asking its stockholders to approve and adopt the Transaction Agreement and the transactions contemplated thereby. DPCM Stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Transaction Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the subsection entitled “The Transaction Agreement” below, for additional information and a summary of certain terms of the Transaction Agreement. You are urged to read carefully the Transaction Agreement in its entirety before voting on this proposal.

The approval of the Transaction Proposal requires the affirmative vote of at least (i) a majority of the issued and outstanding shares of DPCM Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of DPCM Class A Common Stock, voting separately as a single series. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes will have the same effect as voting “AGAINST” the Transaction Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as voting “AGAINST” the Transaction Proposal. Our Initial Stockholders have agreed to vote their shares of common stock in favor of the Transaction Proposal.

The Transaction Agreement

For a discussion of the Transaction Agreement please see the section titled “The Transaction Agreement and Related Agreements.”

General; Structure of the Transaction

The Transaction is structured as follows:

(a)

On the Closing Date, Merger Sub will merge with and into DPCM (the “DPCM Merger”), with DPCM continuing as the surviving company after the DPCM Merger, as a result of which DPCM will become a direct, wholly-owned subsidiary of D-Wave Quantum, with the stockholders of DPCM receiving D-Wave Quantum Common Shares;

(b)

Immediately following the DPCM Merger, by means of a statutory plan of arrangement under the Business Corporations Act (British Columbia) (the “Plan of Arrangement”), (i) CallCo will acquire a portion of the issued and outstanding D-Wave Shares from certain holders in exchange for D-Wave Quantum Common Shares (the “D-Wave Quantum Share Exchange”), (ii) CallCo will contribute such D-Wave Shares to ExchangeCo in exchange for ExchangeCo Common Shares, (iii) following the D-Wave Quantum Share Exchange, ExchangeCo will acquire the remaining issued and outstanding D-Wave Shares from the remaining holders of D-Wave Shares in exchange for Exchangeable Shares and (iv) as a result of the foregoing, D-Wave will become a wholly-owned subsidiary of ExchangeCo. The holders of the Exchangeable Shares will have certain rights as specified in the Exchangeable Share Term Sheet, including the right to exchange Exchangeable Shares for D-Wave Quantum Common Shares;

(c)

On June 16, 2022, the Sponsor, DPCM, D-Wave Quantum and D-Wave entered into an Amended and Restated Sponsor Agreement, pursuant to which, among other things, the Sponsor agreed to (i) vote in favor of the Transaction Agreement and the Transaction, (ii) reimburse or otherwise compensate DPCM for an aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable (and not otherwise expressly allocated to the Group Companies or any holder of D-Wave Shares, D-Wave Options or D-Wave Warrants pursuant to the terms of the Transaction Agreement or any ancillary document), whether or not due, by the DPCM Parties in connection with the negotiation, preparation or execution of the Transaction Agreement or any ancillary document or the consummation of the Transaction, including any DPCM Expenses in excess of $6,750,000 and (iii) the forfeiture of 4,484,425 shares of DPCM Class B Common Stock. Pursuant to the Amended and Restated Sponsor Support Agreement, D-Wave may allocate up to 3,287,762 D-Wave Quantum Common Shares if D-Wave determines, in its sole discretion following consultation with DPCM, that such allocation would be advisable in connection with the consummation of the Transaction. D-Wave has not discussed allocating such shares to any person and has not identified any person that it might allocate such shares to. However, if prior to consummation of the Transaction, an opportunity arises to sell the shares to a potential investor in a private placement, and D-Wave believes that such a sale would provide D-Wave Quantum with additional liquidity after the consummation of the Transaction and would otherwise be in the best interest of D-Wave Quantum, D-Wave wishes to reserve the right to do so following consultation with DPCM;

(d)

Concurrently with the execution of the Transaction Agreement, each of the Supporting D-Wave Shareholders entered into a Transaction Support Agreement with DPCM and D-Wave, pursuant to which each such Supporting D-Wave Shareholder agreed to, among other things, support and vote in favor of the D-Wave Arrangement Resolution;

(e)

Concurrently with the execution of the Transaction Agreement, the PIPE Investors entered into the PIPE Subscription Agreements, pursuant to which, among other things, each PIPE Investor subscribed to and agreed to purchase on the Closing Date, and D-Wave Quantum agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of D-Wave Quantum Common Shares equal to the purchase price set forth therein, divided by $10.00 and multiplied by the Exchange Ratio, in each case, on the terms and subject to the conditions set forth therein (the “PIPE Financing”); and

(f)

At the Closing, D-Wave Quantum, Sponsor, the other holders of DPCM Class B Common Stock and each D-Wave Shareholder party thereto will, pursuant to the Plan of Arrangement, become parties to a registration rights and lock-up agreement (the “Registration Rights and Lock-Up Agreement”), pursuant to which, among other things, each of Sponsor, the other holders of DPCM Class B Common Stock and the D-Wave Shareholders (a) will agree not to effect any sale or distribution of certain equity securities of D-Wave Quantum held by any of them during the lock-up period described therein and (b) will be granted certain registration rights with respect to their respective D-Wave Quantum Common Shares, in each case, on the terms and subject to the conditions set forth therein.

DPCM Merger

At the Effective Time, by virtue of the DPCM Merger and without any further action on the part of the parties or any other person, the following will occur:

(a)

To the extent any DPCM Units remain outstanding and unseparated, immediately prior to the Effective Time, the DPCM Common Stock and the DPCM Warrants comprising each such issued and outstanding DPCM Unit immediately prior to the Effective Time will be automatically separated and the holder of each DPCM Unit will be deemed to hold one (1) share DPCM Common Stock and one-third of one (1/3) DPCM Warrant. The DPCM Common Stock and DPCM Warrants held following such unit separation will be converted in accordance with the Transaction Agreement;

(b)

At the Effective Time, each issued and outstanding share of DPCM Class A Common Stock (other than any Excluded Shares and after giving effect to the DPCM Stockholder Redemption) will be automatically converted into and exchanged for the right to receive from the depositary, for each share of DPCM Class A Common Stock, a number of D-Wave Quantum Common Shares equal to Exchange Ratio, following which, each share of DPCM Class A Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist by virtue of the DPCM Merger and each former holder of DPCM Class A Common Stock will thereafter cease to have any rights with respect to the DPCM Class A Common Stock;

(c)

At the Effective Time, each issued and outstanding share of DPCM Class B Common Stock (other than any Excluded Shares) will be automatically converted into and exchanged for the right to receive from the depositary, one D-Wave Quantum Common Share, following which, each share of DPCM Class B

Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist by virtue of the DPCM Merger and each former holder of DPCM Class B Common Stock will thereafter cease to have any rights with respect to the DPCM Class B Common Stock, except as provided in the Transaction Agreement or by applicable law;

(d)

Pursuant to the terms of the Warrant Agreement, at the Effective Time, by virtue of the DPCM Merger and without any action on the part of any holder of a DPCM Warrant, each DPCM Warrant that is issued and outstanding immediately prior to the Effective Time will be automatically and irrevocably converted into one (1) D-Wave Quantum Warrant; and

(e)

At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time will convert automatically into one (1) share of common stock, par value $0.01 per share, of DPCM;

(f)

Each share of DPCM Common Stock held in DPCM’s treasury or owned by D-Wave or any other wholly-owned subsidiary of D-Wave or DPCM immediately prior to the Effective Time (each, an “Excluded Share”), will be cancelled and will cease to exist, and no consideration will be paid or payable to any person with respect thereto.

Closing of the Transaction

The Closing will take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third business day, following the satisfaction (or waiver) of the conditions set forth in Article VIII of the Transaction Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as DPCM and D-Wave may agree in writing.

Termination

The Transaction Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing:

(a)	by the mutual written consent of DPCM and D-Wave;

(b)

by DPCM, if any of the representations or warranties set forth in Article V of the Transaction Agreement will have become untrue and incorrect or if D-Wave will have failed to perform any covenant or agreement on the part of D-Wave set forth in the Transaction Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either the D-Wave Bringdown or D-Wave Material Performance cannot be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, will not have been cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to D-Wave by DPCM, and (ii) the Termination Date, provided, however, that none of DPCM Parties is then in breach of the Transaction Agreement so as to prevent DPCM Bringdown or DPCM Material Performance from being satisfied;

(c)

by D-Wave, if any of the representations or warranties set forth in Article VI of the Transaction Agreement will have become untrue and incorrect or if any DPCM Party will have failed to perform any covenant or agreement on the part of such applicable DPCM Party set forth in the Transaction Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either DPCM Bringdown or DPCM Material Performance cannot not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, will not have been cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to DPCM by D-Wave and (ii) the Termination Date, provided, however, D-Wave is not then in breach of the Transaction Agreement so as to prevent the D-Wave Bringdown or D-Wave Material Performance from being satisfied;

(d)

by either DPCM or the D-Wave, if the Transaction will not have been consummated on or prior to the Termination Date; provided, that (i) the right to terminate the Transaction Agreement pursuant to this provision will not be available to DPCM if any DPCM Party’s breach of any of its covenants or obligations under the Transaction Agreement will have proximately caused the failure to consummate the Transaction on or before the Termination Date, and (ii) the right to terminate the Transaction Agreement pursuant to this provision will not be available to D-Wave if D-Wave’s breach of its covenants or obligations under the Transaction Agreement will have proximately caused the failure to consummate the Transaction on or before the Termination Date;

(e)

by either DPCM or D-Wave, if any governmental entity will have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transaction and such order or other action will have become final and non-appealable;

(f)

by either DPCM or D-Wave if the Special Meeting will have been held (including any adjournment thereof), will have concluded, DPCM’s shareholders will have duly voted and the DPCM Stockholder Approval will not have been obtained;

(g)	by either DPCM or D-Wave, if the D-Wave Required Approval (as defined below) will not have been obtained at the D-Wave Shareholders Meeting in accordance with the Interim Order; or

(h)	by DPCM, if the PCAOB Financials will not have been delivered to DPCM on or before April 30, 2022.

Effect of Termination

If the Transaction Agreement is terminated, the entire Transaction Agreement will become void and there will be no liability or obligation on the part of the parties and their respective non-party affiliates except as set forth in the Transaction Agreement or in the case of termination subsequent to a willful material breach of the Transaction Agreement by a party thereto or in the event of fraud.

Conditions to the Closing of the Transaction

Mutual

The obligations of the parties to consummate the Transaction are subject to the satisfaction or, if permitted by applicable law, waiver by D-Wave and DPCM of the following conditions:

(a)

the D-Wave Arrangement Resolution will have been approved by at least (i) two-thirds of the votes cast by D-Wave Shareholders, in person or by proxy at the D-Wave Shareholders Meeting, and (ii) two-thirds of the votes cast by the D-Wave Shareholders and the holders of D-Wave Options, voting together as a single class, in person or by proxy at the D-Wave Shareholders Meeting (the “D-Wave Required Approval”) in accordance with the Interim Order;

(b)

the Interim Order and the Final Order will have been obtained on terms consistent with the Transaction Agreement and will not have been set aside or modified in a manner unacceptable to either DPCM or D-Wave, each acting reasonably, on appeal or otherwise;

(c)	the Investment Canada Act approval will have been obtained;

(d)	no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Transaction will be in effect;

(e)

this Registration Statement / Proxy Statement will have become effective in accordance with the provisions of the Securities Act, no stop order will have been issued by the SEC and will remain in effect with respect to this Registration Statement / Proxy Statement, and no proceeding seeking such a stop order will have been threated or initiated by the SEC and remain pending;

(f)	DPCM will have obtained the approval of each Transaction Agreement Proposal by the affirmative vote of the holders of the requisite number of DPCM Common Stock entitled to vote thereon, whether in person or by proxy at the Special Meeting in accordance with the Governing Documents of DPCM and applicable law (the “DPCM Stockholder Approval”); and

(g)

after giving effect to the Transaction (including the PIPE Financing), DPCM will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

DPCM Parties

The obligations of DPCM Parties to consummate the Transaction are subject to the satisfaction or, if permitted by applicable law, waiver by DPCM (on behalf of itself and the other DPCM Parties) of the following further conditions:

(a)	the representations and warranties of D-Wave will be true and correct, subject to materiality and material adverse effect standards contained in the Transaction Agreement (“D-Wave Bringdown”);

(b)

D-Wave will have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by D-Wave under the Transaction Agreement at or prior to the Closing (“D-Wave Material Performance”);

(c)	since the date of the Transaction Agreement, no D-Wave Material Adverse Effect (as defined below) will have occurred that is continuing; and

(d)

at or prior to the Closing, D-Wave will have delivered, or will have caused to be delivered, to DPCM a certificate duly executed by an authorized officer of D-Wave, dated as of the Closing Date, to the effect that the conditions specified in Sections (a), (b) and (c) above have been satisfied, in a form and substance reasonably satisfactory to DPCM.

D-Wave

The obligations of D-Wave to consummate the Transaction are subject to the satisfaction or, if permitted by applicable law, waiver by D-Wave of the following further conditions:

(a)	the representations and warranties of DPCM Parties will be true and correct, subject to materiality and material adverse effect standards contained in the Transaction Agreement (“DPCM Bringdown”);

(b)

DPCM Parties will have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Transaction Agreement at or prior to the Closing (“DPCM Material Performance”);

(c)	the D-Wave Quantum Common Shares to be issued pursuant to the Transaction will have been approved for listing on NYSE;

(d)	since the date of the Transaction Agreement, no DPCM Material Adverse Effect will have occurred that is continuing;

(e)	DPCM will have taken all actions necessary or appropriate such that the Class B Adjustment (as defined below) and the Sponsor Share Adjustment will take effect at or prior to the Closing; and

(f)

at or prior to the Closing, DPCM will have delivered, or caused to be delivered, to D-Wave a certificate duly executed by an authorized officer of DPCM, dated as of the Closing Date, to the effect that the conditions specified in the sections (a), (b) and (d) above have been satisfied, in a form and substance reasonably satisfactory to D-Wave.

Representations and Warranties

The Transaction Agreement contains customary representations and warranties by the parties thereto.

In the Transaction Agreement, D-Wave makes representations and warranties regarding itself and its subsidiaries, including relating to: organization, authority, non-contravention, required consents, capitalization, financial statements, litigation, compliance with laws, benefit plans, labor matters, taxes, insurance, compliance with permits, title to tangible assets, real property, intellectual property and information security, environmental matters, the absence of certain material adverse changes, brokers’ fees, this proxy statement/prospectus and international trade and anti-corruption matters.

In the Transaction Agreement, each DPCM Party makes customary representations and warranties regarding itself, including in relation to: organization, authority, non-contravention, litigation, required consents, Trust Account matters, brokers’ fees, DPCM’s SEC filings and financial statements and liabilities relating thereto, prior business activities, taxes, capitalization, DPCM’s listing on the NYSE, this proxy statement/prospectus and the absence of certain material adverse changes.

Fees and Expenses

Each party to the Transaction Agreement will pay the expenses (including the fees and expenses of counsel, accountants, investment bankers, experts and consultants) it incurred in connection with the Transaction Agreement and the Transaction, whether or not the Transaction is consummated, except that (a) if the Transaction Agreement is validly terminated, D-Wave will pay, or cause to be paid, all Unpaid D-Wave Expenses and DPCM will pay, or cause to be paid, all Unpaid DPCM Expenses and (b) if the Closing occurs, then DPCM will pay, or cause to be paid, all Unpaid D-Wave Expenses and all Unpaid DPCM Expenses.

Trust Account Waiver

D-Wave has (i) agreed that it does not and will not at any time have any right, title, interest or claim of any kind in or to any monies in the Trust Account (or distributions therefrom to DPCM’s public stockholders or to the underwriters of DPCM’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement), and has waived any claims it, and its equityholders and affiliates, had or may have at any time against or with respect to the Trust Account (or distributions therefrom to DPCM’s public stockholders) as a result of, or arising out of, any discussions, contracts or agreements (including the Transaction Agreement and the PIPE Subscription Agreements) among DPCM, on the one hand, and D-Wave on the other hand, and (ii) agreed not seek recourse against the Trust Account (or distributions therefrom to DPCM’s public stockholders or to the underwriters of DPCM’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement) for any reason whatsoever.

Notwithstanding the foregoing, the Company shall continue to have the right to pursue a claim against DPCM pursuant to the Transaction Agreement for legal relief or for fraud against monies or other assets of DPCM held outside the Trust Account (other than distribution therefrom directly or indirectly to DPCM’s public stockholders), or for specific performance or other equitable relief in connection with the Transaction.

D-Wave Material Adverse Effect

Under the Transaction Agreement, certain representations and warranties of D-Wave are qualified in whole or in party by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Transaction Agreement, a material adverse effect with respect to D-Wave and its subsidiaries (“D-Wave Material Adverse Effect”) means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, financial condition or assets of the Group Companies, taken as a whole, or (b) the ability of D-Wave to consummate the Transaction, in each case, in accordance with the terms of the Transaction Agreement.

However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a D-Wave Material Adverse Effect on the business, results of operations, financial condition or assets of the Group Companies, taken as a whole:

(a)	general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally;

(b)

any national or international political or social conditions in the United States, Canada or any other country, including the engagement by the United States, Canada or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism;

(c)

changes in conditions of the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries;

(d)	changes in any applicable laws,

(e)	any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates;

(f)

the execution or public announcement of the Transaction Agreement or the pendency or consummation of the Transaction, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto,

(g)

any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from the definition of D-Wave Material Adverse Effect); or

(h)

any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing;

provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (e) or clause (h) above may be taken into account in determining whether a D-Wave Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

DPCM Material Adverse Effect

Under the Transaction Agreement, certain representations and warranties of DPCM are qualified in whole or in part by a material adverse effect on the ability of DPCM to enter into and perform its obligations under the Transaction Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Transaction Agreement, a material adverse effect with respect to DPCM (“DPCM Material Adverse Effect”) means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business or financial condition of DPCM Parties, taken as a whole, or (b) the ability of any DPCM Party to consummate the Transaction, in each case, in accordance with the terms of this Agreement.

However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a DPCM Material Adverse Effect on the business or financial condition of DPCM Parties, taken as a whole:

(a)	general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally;

(b)

any national or international political or social conditions in the United States, Canada or any other country, including the engagement by the United States, Canada or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism;

(c)

changes in conditions of the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries;

(d)	changes in any applicable laws;

(e)	any change, event, effect or occurrence that is generally applicable to the industries or markets in which any DPCM Party operates;

(f)

the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any DPCM Party with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto;

(g)

any failure by any DPCM Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from the definition of DPCM Material Adverse Effect);

(h)

any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wildfires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing; or

(i)	the matters set forth on Section 1.1 of the DPCM Disclosure Schedules;

provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (e) or clause (h) may be taken into account in determining whether a DPCM Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the DPCM Parties, taken as a whole, relative to other participants operating in the industries or markets in which the DPCM Parties operate.

Extension; Waiver

At any time prior to the Closing, D-Wave may (a) extend the time for the performance of any of the obligations or other acts of DPCM Parties, (b) waive any inaccuracies in the representations and warranties of the DPCM Parties or (c) waive compliance by the DPCM Parties with any of the agreements or conditions. At any time prior to the Closing, DPCM, may (i) extend the time for the performance of any of the obligations or other acts of D-Wave, (ii) waive any inaccuracies in the representations and warranties of D-Wave or (iii) waive compliance by D-Wave with any of the agreements or conditions. Any agreement on the part of any such party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. Any waiver of any term or condition will not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder will not constitute a waiver of such rights.

The Transaction Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed by each of the parties to the Transaction Agreement.

None of the representations, warranties, covenants, obligations or other agreements in the Transaction Agreement or in any certificate, statement or instrument delivered pursuant to the Transaction Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing and will terminate and expire upon the occurrence of the Effective Time (and there will be no liability after the Closing in respect thereof), except for those covenants and agreements contained in (a) Sections 5.24, 5.25, 6.17 and 6.18 of the Transaction Agreement or (b) each covenant and agreement contained that, by its terms, expressly contemplates performance after the Effective Time will survive the Effective Time in accordance with its terms.

On June 16, 2022, (a) DPCM, D-Wave Quantum, Merger Sub, CallCo, ExchangeCo and D-Wave entered into an Amendment to the Transaction Agreement, pursuant to which, the amount of Permitted DPCM Expenses was reduced to $7,000,000 and (b) D-Wave agreed to waive the minimum cash condition in the Transaction Agreement of Aggregate Transaction Proceeds being equal to or greater than $115,000,000, subject to Aggregate Transaction Proceeds being equal to or greater than $30,000,000.

Related Agreements

Plan of Arrangement

At the Arrangement Effective Time, the parties will proceed to effect the Arrangement on the terms and subject to the conditions set forth in the Plan of Arrangement and the Transaction Agreement or made at the direction of the Supreme Court of British Columbia in accordance with the Final Order with the prior written consent of DPCM and D-Wave, each such consent not to be unreasonably withheld, conditioned or delayed. The following description of the Plan of Arrangement does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan of Arrangement. Capitalized terms not defined in this proxy statement/prospectus but used in this section shall have the meaning ascribed to them in the Plan of Arrangement.

In order to complete the Arrangement, in accordance with applicable laws and Interim Order, the D-Wave Arrangement Resolution shall have been approved by at least (i) two-thirds of the votes cast by D-Wave Shareholders, in person or by proxy at the D-Wave Shareholders Meeting, and (ii) two-thirds of the votes cast by the D-Wave Shareholders and the holders of D-Wave Options, voting together as a single class, in person or by proxy at the D-Wave Shareholders Meeting.

Actions to Be Undertaken Pursuant to the Plan of Arrangement

The following transactions will occur and will be deemed to occur in the order in which they appear without any further act or formality, effective as at five (5) minute intervals (in each case, unless otherwise specified) starting at the Arrangement Effective Time:

(a)

Cancellation of Other Securities. All securities of D-Wave, other than the D-Wave Shares, the D-Wave Options and the D-Wave Warrants, will be deemed to have been surrendered to D-Wave and terminated and cancelled by D-Wave on a basis that does not entitle the holders thereof to any consideration and, thereafter, neither the holders of any such security nor D-Wave will have any rights, liabilities or other obligations in respect thereof.

(b)

Amendment of D-Wave Equity Incentive Plan. The equity plan of D-Wave will be amended to clarify that the term “merger” as it is used in the equity plan of D-Wave means “the acquisition or establishment, direct or indirect, by one or more persons, whether by purchase or lease of shares or assets, by amalgamation, arrangement or by combination or otherwise, of control over or significant interest in the whole or a part of a business of a competitor, supplier, customer or other person.” This amendment allows existing options to be exercisable for shares of D-Wave Quantum. Upon consummation of the Arrangement, each outstanding D-Wave Option will be exercisable for a number of D-Wave Quantum Common Shares equal to the Per Share D-Wave Stock Consideration.

(c)

Dissenting Shareholders. The outstanding D-Wave Shares held by shareholders who have exercised their dissent rights pursuant to the Plan of Arrangement (“Dissenting Shareholders”) will be deemed to be transferred by the holders thereof to CallCo without any further authorization, act or formality by such holders, in consideration for the right to receive an amount determined and payable in accordance with the Plan of Arrangement, and

i.

such Dissenting Shareholders will cease to be the holders of such D-Wave Shares and to have any rights as holders of such D-Wave Shares other than the right to be paid fair value by CallCo for such D-Wave Shares;

ii.	the names of such Dissenting Shareholders will be removed from the central securities registers of D-Wave Shares; and

iii.

CallCo will be deemed to be the legal and beneficial owner of such D-Wave Shares so transferred, free and clear of all liens and will be recorded as the registered Holder thereof on the register of holders of D-Wave Shares, as applicable.

(d)

Non-Electing D-Wave Shares. Subject to the terms and conditions of the Plan of Arrangement (including proration to limit the maximum number of Exchangeable Shares such that, following the Effective Time, the aggregate number of Exchangeable Shares outstanding (other than Exchangeable Shares held by PSP) is equal to no greater than 19.9% of D-Wave Quantum Common Shares on a fully diluted basis), each outstanding D-Wave Share, other than D-Wave Shares held by (i) Dissenting Shareholders, and (ii) holders who have submitted a letter of transmittal and election form in accordance with the terms of the Plan of Arrangement and elected to receive Exchangeable Shares (collectively, the “Non-Electing D-Wave Shares”) will be transferred to CallCo without any further authorization, act or formality, in exchange for Per Share D-Wave Stock Consideration, and

i.

the holders of such Non-Electing D-Wave Shares will cease to be the holders of such Non-Electing D-Wave Shares and to have any rights related to such Non-Electing D-Wave Shares other than the right to receive D-Wave Quantum Common Shares in accordance with the Plan of Arrangement;

ii.	the names of such holders will be removed from the central securities registers for the Non-Electing D-Wave Shares; and

iii.

CallCo will be deemed to be the legal and beneficial owner of such Non-Electing D-Wave Shares so transferred, free and clear of all liens, and will be recorded as the registered holder thereof on the central securities registers for the Non-Electing D-Wave Shares.

(e)

CallCo’s D-Wave Shares. Each outstanding D-Wave Share held by CallCo pursuant to the Plan of Arrangement, and any other D-Wave Share held by CallCo for any other reason, will be transferred by CallCo to ExchangeCo without any further authorization, act or formality by CallCo, in exchange for the issuance of shares of ExchangeCo’s non-par value common stock (“ExchangeCo Common Shares”) to CallCo, and

i.

CallCo will cease to be the holder of such D-Wave Shares and to have any rights related to such D-Wave Shares other than the right to receive ExchangeCo Common Shares in accordance with the Plan of Arrangement;

ii.	CallCo’s name will be removed from the central securities registers for the D-Wave Shares; and

iii.

ExchangeCo will be deemed to be the legal and beneficial owner of such D-Wave Shares so transferred, free and clear of all liens, and will be recorded as the registered holder thereof on the central securities registers for the D-Wave Shares.

(f)

Electing D-Wave Shares. Subject to the terms and conditions of the Plan of Arrangement (including proration to limit the maximum number of Exchangeable Shares such that, following the Effective Time, the aggregate number of Exchangeable Shares outstanding (other than Exchangeable Shares held by PSP) is equal to no greater than 19.9% of D-Wave Quantum Common Shares on a fully diluted basis), each outstanding D-Wave Share held by holders who have submitted a letter of transmittal and election form in accordance with the Plan of Arrangement and elected to receive Exchangeable Shares with respect to such D-Wave Shares (collectively, the “Electing D-Wave Shares”) will be transferred to ExchangeCo without any further authorization, act or formality, in exchange for per share consideration in the form of Exchangeable Shares, and

i.

the holders of such Electing D-Wave Shares will cease to be the holders of such Electing D-Wave Shares and to have any rights related to such Electing D-Wave Shares other than the right to receive per share consideration in the form of Exchangeable Shares in accordance with the Plan of Arrangement;

ii.	the names of such holders will be removed from the central securities registers for the D-Wave Shares; and

iii.

ExchangeCo will be deemed to be the legal and beneficial owner of such Electing D-Wave Shares so transferred, free and clear of all liens, and will be recorded as the registered holder thereof on the central securities registers for the D-Wave Shares.

(g)

Documents in Support of Exchangeable Share Structure. Contemporaneously with the step contemplated in (f) above, (i) D-Wave Quantum, ExchangeCo and CallCo will execute the Exchangeable Share Support Agreement; (ii) D-Wave Quantum, ExchangeCo, CallCo and the Trustee will execute the Voting and Exchange Trust Agreement; and (iii) D-Wave Quantum, all holders of DPCM Class B Common Stock and all D-Wave Shareholders will be deemed to be parties to the Registration Rights and Lock-Up Agreement as if they had executed such agreement.

(h)

Termination of the Shareholder Agreements. The Shareholder Agreement between D-Wave and certain of its shareholders, dated as of April 14, 2020 (as amended ) (the “D-Wave Shareholder Agreement”), and the Investor Rights Agreement between D-Wave and certain of its shareholders, dated as of April 14, 2020 (as amended) (the “Investor Rights Agreement”, together with the D-Wave Shareholder Agreement, the “Shareholder Agreements”) will be deemed to be terminated without any further act or formality on the part of the D-Wave Shareholders and each D-Wave Shareholder will be deemed to have irrevocably and unconditionally released and discharged D-Wave and its subsidiaries from any and all claims which such D-Wave Shareholder has now, or may have in the future, against D-Wave or any of its subsidiaries, relating to or arising out of the Shareholder Agreements existing up to and including the Arrangement Effective Time, other than any rights under the Transaction Agreement or the Plan or Arrangement. Certain confidentiality obligations of the D-Wave Shareholders under the D-Wave Shareholder Agreement will survive the termination of the Shareholder Agreements.

The Sponsor Support Agreement

Concurrently with the execution of the Transaction Agreement, Sponsor, DPCM, D-Wave Quantum and D-Wave entered into the Sponsor Support Agreement, pursuant to which, among other things:

•

Sponsor has agreed to vote in favor and support of the Transaction Agreement and the Transaction including (i) the approval, consent, ratification and adoption of the (A) the adoption and approval of the Transaction Agreement and the Transaction; (B) the adoption and approval of each other proposal that the staff of the SEC indicates is necessary in its comments to this Registration Statement/Proxy Statement or in correspondence related thereto; (C) the adoption and approval of each other proposal reasonably agreed to by DPCM and D-Wave as necessary or appropriate in connection with the consummation of the Transaction; (D) if necessary, all actions necessary to cause the shares of DPCM Class B Common Stock to convert into D-Wave Common Shares, including, any required amendments to the certificate of incorporation of DPCM (the “Class B Adjustment”); and (E) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (E) collectively, the “Transaction Agreement Proposals”), and (ii) all other matters or resolutions that could be expected to facilitate the Transaction;

•

Sponsor has agreed that, following the Closing, 1,813,125 D-Wave Quantum Common Shares beneficially owned by Sponsor will be subject to an “earn out” pursuant to which such shares shall be forfeited by Sponsor on the fifth anniversary of the Closing unless, prior thereto, the closing price of the D-Wave Quantum Common Shares equals or exceeds an amount equal to (x)(1) $10.00 divided by (2) the Exchange Ratio multiplied by (y) 1.2 for any twenty (20) trading days within any consecutive thirty (30) trading day period;

•

Sponsor has agreed that, immediately prior to the Closing, Sponsor will irrevocably forfeit and surrender the 1,196,663 Forfeited Shares to DPCM for no consideration as a contribution to the capital of DPCM;

•

Sponsor has agreed that, in the event Aggregate Transaction Proceeds shall be equal to or less than $130,000,000 as of the redemption deadline for the DPCM Stockholder Redemption based on elections by holders of DPCM Class A Common Stock to redeem as of such date and a good faith estimate of Unpaid DPCM Expenses and other amounts through Closing, D-Wave shall be entitled to cause Sponsor to transfer the 906,563 shares of DPCM Class B Common Stock to DPCM or other DPCM Stockholders, as directed by D-Wave;

•

If, immediately prior to the Closing, DPCM Expenses shall exceed Permitted DPCM Expenses, Sponsor will, at its election, either (i) reimburse DPCM an amount equal to such excess or (ii) irrevocably forfeit and surrender a number of Sponsor Shares, equal to (x) the amount of such excess divided by (y) (1) $10.00 divided by (2) the Exchange Ratio, to DPCM for no consideration as a contribution to the capital of DPCM; and

•

Sponsor will cause there to be no conversions of DPCM Class B Common Stock such that there are an aggregate of 7,500,000 shares of DPCM Class B Common Stock outstanding as of the Closing and, to the extent any such conversions nevertheless occur, Sponsor will transfer and/or forfeit shares of DPCM Class B Common Stock in a manner that results in the other DPCM Stockholders and the D-Wave Shareholders being in the same position economically and otherwise as they would have been in, immediately following the Closing, had such conversions not occurred.

On June 16, 2022, Sponsor, DPCM, D-Wave Quantum and D-Wave entered into the Amended and Restated Sponsor Support Agreement, pursuant to which, among other things:

•

Sponsor has agreed to vote in favor and support of the Transaction Agreement and the Transaction including (i) the approval, consent, ratification and adoption of the Transaction Agreement Proposals (as defined below) and the Transaction and (ii) all other matters or resolutions that could be expected to facilitate the Transaction;

•

Sponsor has agreed that, immediately prior to the Closing, Sponsor will irrevocably forfeit and surrender the 4,484,425 Forfeited Shares to DPCM for no consideration as a contribution to the capital of DPCM;

•

D-Wave may allocate up to 3,287,762 D-Wave Quantum Common Shares if D-Wave determines, in its sole discretion following consultation with DPCM, that such allocation would be advisable in connection with the consummation of the Transaction. D-Wave has not discussed allocating such shares to any person and has not identified any person that it might allocate such shares to. However, if prior to consummation of the Transaction, an opportunity arises to sell the shares to a potential investor in a private placement, and D-Wave believes that such a sale would provide D-Wave Quantum with additional liquidity after the consummation of the Transaction and would otherwise be in the best interest of D-Wave Quantum, D-Wave wishes to reserve the right to do so following consultation with DPCM;

•

If, immediately prior to the Closing, DPCM Expenses shall exceed $6,750,000, Sponsor will reimburse DPCM an amount equal to such excess; provided, if Sponsor fails to timely reimburse DPCM an amount equal to such excess, D-Wave may, at its sole discretion, require Sponsor to irrevocably forfeit and surrender all of the shares of DPCM Class B Common Stock held by Sponsor; and

•

Sponsor will cause there to be no conversions of shares of DPCM Class B Common Stock such that, ignoring the forfeiture of the Forfeited Shares, there are an aggregate of 7,500,000 shares of DPCM Class B Common Stock outstanding as of the Closing and, to the extent any such conversions nevertheless occur, Sponsor will transfer and/or forfeit DPCM Class B Common Stock in a manner that results in the other DPCM Stockholders and the D-Wave Shareholders being in the same position economically and otherwise as they would have been in, immediately following the Closing, had such conversions not occurred.

Transaction Support Agreement

On February 7, 2022, concurrently with the execution of the Transaction Agreement, DPCM and D-Wave entered into a Transaction Support Agreement with each of the Supporting D-Wave Shareholders, pursuant to which, among other things, such Supporting D-Wave Shareholders have agreed to (a) vote their D-Wave Shares in support and favor of the D-Wave Arrangement Resolution and (b) vote in favor and support all other matters or resolutions that could reasonably be expected to facilitate the Transaction. In addition, the Supporting D-Wave Shareholders have agreed to terminate the Shareholder Agreements and any rights under any letter agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to the D-Wave Shareholders.

Registration Rights and Lock-Up Agreement

At the Closing, D-Wave Quantum, Sponsor, the other holders of the DPCM Class B Common Stock and each D-Wave Shareholder (such stockholders, the “Registration Rights Holders”) will, pursuant to the Plan of Arrangement, become parties to the Registration Rights and Lock-Up Agreement, pursuant to which, among other things, D-Wave Quantum will be obligated to file a registration statement to register the resale of certain equity securities of D-Wave Quantum held by the Registration Rights Holders. The Registration Rights and Lock-Up Agreement will also provide the Registration Rights Holders with demand registration rights and “piggy-back” registration rights, in each case, subject to certain requirements and customary conditions. Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the securities of D-Wave Quantum held by the Registration Rights Holders to be locked-up for a period of time as set forth below.

D-Wave Lock-up Period. The D-Wave Lock-Up Period will apply to the shareholders of D-Wave who will receive D-Wave Quantum Common Shares or Exchangeable Shares pursuant to the Transaction Agreement and refers to the period ending on the earlier of (A) six (6) months following the Closing and (B) the date on which (x) the last reported sale price of the D-Wave Quantum Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the ninetieth (90th) day following the Closing or (y) the completion by the D-Wave of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the D-Wave’s public shareholders having the right to exchange their D-Wave Quantum Common Shares for cash, securities or other property.

Founder Lock-up Period. The Founder Lock-Up Period will apply to the holders of shares of DPCM Class B Common Stock who will receive D-Wave Quantum Common Shares pursuant to the Transaction Agreement and refers to (i) with respect to the Founder Shares, the period ending on the earlier of (A) one (1) year following the Closing and (B) the date on which (x) the last reported sale price of the D-Wave Quantum Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the one hundred and fiftieth (150th) day following the Closing, or (y) the completion by the D-Wave of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of D-Wave’s public shareholders having the right to exchange their D-Wave Quantum Common Shares for cash, securities or other property, and (ii) with respect to the Private Warrants, thirty (30) days after the Closing.

PIPE Financing

Concurrently with the execution of the Transaction Agreement, the PIPE Investors entered into PIPE Subscription Agreements pursuant to which the PIPE Investors have committed to purchase a number of PIPE Shares equal to (x) the aggregate purchase price for all D-Wave Quantum Common Shares subscribed for by each PIPE Investor, divided by $10.00 and multiplied by the Exchange Ratio, for an aggregate purchase price of $40.0 million. The purchase of the PIPE Shares is conditioned upon, among other things, and will be consummated concurrently with, the closing of the Transaction.

Pursuant to DPCM’s IPO, DPCM issued 30,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one share of DPCM Class A Common Stock and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of DPCM Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment. Pursuant to the PIPE Subscription Agreements, the PIPE Investors have committed to purchase a number of PIPE Shares equal to (x) the aggregate purchase price for all D-Wave Quantum Common Shares subscribed for by each PIPE Investor, divided by $10.00 and multiplied by the Exchange Ratio, for an aggregate purchase price of $40.0 million.

There will be important differences between the rights of the holders of shares of DPCM Common Stock and the rights of the holders of D-Wave Quantum Common Shares. See “Comparison of Stockholder Rights.”

The Lincoln Park Transactions

On June 16, 2022, D-Wave Quantum, D-Wave and DPCM entered into the Purchase Agreement with Lincoln Park pursuant to which Lincoln Park has agreed to purchase from D-Wave Quantum, at the option of D-Wave Quantum, up to $150,000,000 of D-Wave Quantum Common Shares from time to time over a 36-month period following the Commencement Date (as defined below). The Purchase Agreement is subject to certain limitations including but not limited to, the filing and effectiveness of the Lincoln Park Registration Statement. In connection with the Purchase Agreement, D-Wave Quantum, D-Wave and DPCM also entered into the Lincoln Park Registration Rights Agreement with Lincoln Park pursuant to which D-Wave Quantum has agreed to file the Lincoln Park Registration Statement with the SEC within thirty (30) days following the Closing.

Following (i) the Closing and (ii) upon the satisfaction of certain other conditions set forth in the Purchase Agreement (the “Commencement Date”), D-Wave Quantum will have the right, but not the obligation, from time to time to direct Lincoln Park to purchase D-Wave Quantum Common Shares having a value of up to $250,000 on any business day (the “Purchase Date”), which may be increased to up to $1,000,000 depending on certain conditions as set forth in the Purchase Agreement (and subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement) (each, a “Regular Purchase”).

The purchase price per share for a Regular Purchase will be the lower of: (i) the lowest trading price for D-Wave Quantum Common Shares on the applicable Purchase Date and (ii) the average of the three lowest closing sale prices for D-Wave Quantum Common Shares during the ten consecutive business days ending on the business day immediately preceding such Purchase Date.

From and after the Commencement Date, D-Wave Quantum will also have the right, but not the obligation, to direct Lincoln Park on each Purchase Date to make “accelerated purchases” on the following business day (the “Accelerated Purchase Date”) up to the lesser of (i) 300% of the number of shares purchased pursuant to a Regular Purchase or (ii) 30% of the trading volume on such Accelerated Purchase Date (during a time period specified in the Purchase Agreement) at a purchase price equal to the lesser of 95% of (x) the closing sale price of D-Wave Quantum Common Shares on the Accelerated Purchase Date and (y) of the volume weighted average price of D-Wave Quantum Common Shares on the Accelerated Purchase Date (during a time period specified in the Purchase Agreement) (each, an “Accelerated Purchase”). D-Wave Quantum will also have the right in its sole discretion to set a minimum price threshold for each Accelerated Purchase in the notice provided with respect to such Accelerated Purchase and D-Wave Quantum may direct multiple Accelerated Purchases in a day provided that delivery of D-Wave Quantum Common Shares has been completed with respect to any prior Regular and Accelerated Purchases.

Pursuant to the Purchase Agreement, D-Wave Quantum has agreed to pay Lincoln Park the Commitment Fee. D-Wave Quantum will pay the Commitment Fee as follows: (i) on the date of Closing, $875,000 of D-Wave Quantum Common Shares and (ii) on or before the business day prior to the filing of the Lincoln Park Registration Statement, D-Wave Quantum may elect to pay the remaining $1,750,000 amount of the Commitment Fee in either cash or D-Wave Quantum Common Shares.

The Purchase Agreement may be terminated by D-Wave Quantum at any time after the Commencement Date, at its sole discretion, without any cost or penalty, by giving one business day’s notice to Lincoln Park.

The Purchase Agreement prohibits D-Wave Quantum from directing Lincoln Park to purchase any D-Wave Quantum Common Shares if (i) the closing price of the D-Wave Quantum Common Shares is less than the floor price of $1.00 or (ii) those shares, when aggregated with all other D-Wave Quantum Common Shares then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership of more than 9.9% of the then total outstanding D-Wave Quantum Common Shares, as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder.

Actual sales of D-Wave Quantum Common Shares to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by D-Wave Quantum from time to time, including (among others) market conditions, the trading price of D-Wave Quantum Common Shares and determinations by D-Wave Quantum as to available and appropriate sources of funding for D-Wave Quantum and its operations.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification provisions by, among and for the benefit of the parties. Lincoln Park has agreed that neither it nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly any short selling or hedging that establishes a net short position with respect to the D-Wave Quantum Common Shares. There are no limitations on the use of proceeds, financial or business covenants, restrictions on future financings (other than restrictions on D-Wave Quantum’s ability to enter into a similar type of agreement or equity line of credit during the term of the Purchase Agreement, excluding an At-The-Market transaction with a registered broker-dealer), rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

The Purchase Agreement and the Lincoln Park Registration Rights Agreement are filed as Exhibits 10.43 and 10.44, respectively, to this proxy statement/prospectus and incorporated herein by reference. The foregoing descriptions of the Purchase Agreement and the Lincoln Park Registration Rights Agreement and the transactions contemplated thereby are qualified in their entirety by reference to such Exhibits.

Background of the Transaction

DPCM is a blank check company formed under the laws of the State of Delaware and incorporated on March 24, 2020. DPCM was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The terms of the Transaction were the result of extensive arm’s-length negotiations between DPCM’s management team, in consultation with its board of directors and financial and legal advisors, the Sponsor, representatives of D-Wave, in consultation with D-Wave’s financial and legal advisors, and certain D-Wave Equityholders.

The following is a brief description of the background of these negotiations, the Transaction and related transactions. The following does not purport to catalogue every conversation among representatives of DPCM, D-Wave and other parties.

After its initial public offering was consummated on October 20, 2020, DPCM commenced an active search for prospective businesses to acquire. DPCM’s efforts to identify a prospective target business were not limited to a particular industry or geographic region. DPCM’s management considered a variety of factors in evaluating prospective target businesses, including, but not limited to, the following:

•	financial condition and results of operation;

•	growth potential;

•	brand recognition and potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry;

•	stage of development of the products, processes or services;

•	existing distribution and potential for expansion;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary aspects of products and the extent of intellectual property or other protection for products or formulas;

•	impact of regulation on the business;

•	regulatory environment of the industry within which a target business operates;

•	costs associated with effecting a business combination;

•	industry leadership, sustainability of market share and attractiveness of market industries in which a target business participates; and

•	macro competitive dynamics in the industry within which a target business competes.

DPCM’s board of directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including in respect of special purpose acquisition company transactions. Dr. Peter Diamandis has served as a director of three other special purpose acquisition companies, Software Acquisition Group Inc., which completed its initial public offering in November 2019 and its business combination with CuriosityStream Inc. in October 2020, Software Acquisition Group Inc. II, which completed its initial public offering in September 2020 and its business combination with Otonomo Technologies Ltd. in August 2021, and Software Acquisition Group Inc. III, which completed its initial public offering in August 2021 and announced a proposed business combination with Branded Online Inc. on February 14, 2022. Ms. Betsy Atkins has served on the Advisory Board of Queen’s Gambit Growth Capital, a special purpose acquisition company that completed its business combination with Swvl Inc. on March 31, 2022. The Sponsor, at the time of the search for targets and the negotiation of the Transaction, had sponsored no other special purpose acquisition companies searching for a target.

DPCM conducted due diligence to varying degrees on prospective targets, including review of such businesses’ management, business model, competitive landscape, and certain financials, in each case, to the extent available. In addition, representatives of DPCM were contacted by additional potential targets that they had not previously identified through their search process. Following DPCM’s initial public offering, representatives of DPCM, its advisors and the Sponsor:

•	developed a list of more than 70 potential acquisition candidates;

•	were contacted by or initiated contact regarding more than 40 business combination opportunities in the broad technology, media and telecommunications space;

•	entered into preliminary discussion with approximately 25 of those companies;

•	entered into non-disclosure agreements with approximately 25 target companies;

•

had in person, telephonic or email discussions with approximately 25 of those companies, of which approximately 6 were actively pursued (including D-Wave) by engaging in significant due diligence and detailed discussions directly with the senior executives and/or stockholders;

•	submitted indications of interest or letters of intent to 4 acquisition candidates (including D-Wave); and

•	discussed various targets at DPCM’s regularly scheduled board meetings.

Below is a summary of negotiations with three acquisition candidates (other than D-Wave) where DPCM submitted a term sheet or a letter of intent to the acquisition candidate:

On or about October 25, 2020, a representative of DPCM reached out to a health services technology company to see if it might be interested in a potential business combination. DPCM entered into a non-disclosure agreement with the target on October 31, 2020; and during the week of October 25, 2020, DPCM’s management team (including DPCM’s Chief Executive Officer and Chief Legal Officer) held an initial videoconference with the potential target’s management team to introduce the DPCM management team to the target and to learn more about the target. After the initial call, DPCM conducted further due diligence, which included industry research and review of company materials. After several more discussions internally and with the target, DPCM sent the target a draft letter of intent on or about November 1, 2020, which was negotiated by the parties until approximately November 30, 2020, when the target informed DPCM of the target’s intent to pursue a traditional IPO and that it would not be proceeding with DPCM’s proposal.

On or about October 30, 2020, a representative of DPCM reached out to a real estate title insurance and settlement company to see if it might be interested in a potential business combination. DPCM entered into a non-disclosure agreement with the target on November 3, 2020; and on December 2, 2020, DPCM’s management team (including DPCM’s Chief Executive Officer and Chief Legal Officer) held an initial videoconference with the potential target’s management team to introduce the DPCM management team to the target and to learn more about the target. After the initial call, DPCM conducted further due diligence, which included industry research and review of company materials. After several more discussions internally and with the target, the target sent DPCM a draft letter of intent on January 26, 2021, which was negotiated by the parties until approximately February 4, 2021, when the target informed DPCM of the target’s intent to pursue a business combination with another party.

On January 22, 2021, a third-party hosted an initial meeting with DPCM and UBS Securities LLC to discuss a potential SPAC acquisition of Jam City, Inc., a Delaware corporation and producer of mobile gaming entertainment (“JC”). From January 24, 2021 onward, the parties held numerous discussions and management meetings, and DPCM’s management team (including DPCM’s Chief Executive Officer and Chief Legal Officer) and DPCM’s respective financial and legal advisors conduced due diligence on JC. During this time DPCM’s management team and the Sponsor continued to search for prospective business combination opportunities. In connection therewith, DPCM’s management team (including DPCM’s Chief Executive Officer and Chief Legal Officer) met with Dr. Baratz and other members of D-Wave’s management, as detailed below. On February 24, 2021, DPCM and JC entered into a letter of intent providing for, among other things, a business combination between DPCM and JC, and DPCM discontinued discussions with other potential business combination partners, including D-Wave. On May 19, 2021, DPCM and JC, inter alios, entered into a definitive business combination agreement (the “BCA”).

On July 23, 2021, DPCM and JC jointly announced the termination of the BCA (along with all transaction documents entered into in connection with the BCA) due to market conditions.

After reviewing and considering the foregoing opportunities, DPCM continued to cull its list of prospects based on a core set of criteria including maturity of the business, size of the business, management team, public market readiness, and growth prospects.

On January 19, 2021, Emil Michael, Chief Executive Officer of DPCM, was introduced to Alan Baratz, Chief Executive Officer of D-Wave, by a third party via email.

DPCM’s management team (including DPCM’s Chief Executive Officer and Chief Legal Officer) conducted an introductory meeting with Dr. Baratz and other members of D-Wave’s management on January 27, 2021 and participated in a discussion regarding the quantum computing industry with Dr. Baratz on February 10, 2021.

On July 9, 2021, Dr. Baratz contacted DPCM’s Chief Executive Officer, Emil Michael, to discuss renewing conversations regarding a business combination between DPCM and D-Wave.

On July 20, 2021, Dr. Baratz and other members of D-Wave’s management team gave a management presentation to DPCM’s management team (including DPCM’s Chief Executive Officer and Chief Legal Officer) and certain of its respective advisors, addressing developments since previous discussions had terminated, financial projections, targeted cash needs, and the valuation of D-Wave. Also on July 20, 2021, representatives of Morgan Stanley, in its capacity as financial advisor to D-Wave and at the request of D-Wave sent an initial draft of the letter of intent with respect to a potential business combination with D-Wave (the “LOI”) to DPCM.

From July 20, 2021 to August 3, 2021, DPCM’s management team (including DPCM’s Chief Executive Officer and Chief Legal Officer) conducted further diligence on the quantum computing industry.

On July 21, 2021, Dr. Baratz and other members of D-Wave’s management team held a conference call with DPCM’s management team (including DPCM’s Chief Executive Officer and Chief Legal Officer) and certain of its advisors, addressing D-Wave’s business model and projections. At this meeting, D-Wave’s management team and DPCM’s management team discussed the assumptions underlying the projections.

On July 23, 2021, DPCM and JC jointly announced the termination of the BCA (along with all transaction documents entered into in connection with the BCA) due to market conditions.

The potential targets that DPCM actively pursued during its initial search and following the termination of the BCA covered a variety of industries, including communications, media, fitness and medical technology, real estate and transportation. DPCM’s due diligence on potential targets included review of each business’s management, stockholders, business model, valuation, balance sheet and historical and projected financials, in each case to the extent made available, among other due diligence workstreams. The decision to pursue a business combination with D-Wave over other potential targets included, but was not limited to, one or more of the following reasons:

•

a difference in valuation expectations between DPCM and the senior executives or stockholders of the other potential targets, particularly in competitive processes where the potential target chose to pursue other bids;

•	the decision by the potential targets to pursue alternative strategic transactions or to postpone their review of strategic alternatives;

•

the maturity of the business of the potential target companies, the companies’ financial performance and other factors identified during DPCM’s due diligence review and the presence of other potential business combination opportunities that more closely met DPCM’s criteria and guidelines, including D-Wave;

•

the level of engagement by, and advanced negotiations and discussions with, D-Wave as compared to other potential targets where engagement was more limited and negotiations and discussions did not progress as rapidly or productively; and

•

DPCM’s and its board’s belief, based on their preliminary evaluation and the terms of the non-binding letter of intent, that D-Wave was the most attractive potential business combination target that met its key criteria in a target.

DPCM decided to pursue a combination with D-Wave because it determined that D-Wave represented a compelling opportunity, particularly due to D-Wave’s proprietary real-time cloud quantum computing systems, large total addressable market, large customer base comprised of multi-national organizations in various diverse industries, proprietary product pipeline, and intellectual property portfolio.

On August 6, 2021, DPCM circulated a revised draft of the LOI to D-Wave, which included, among other things, a proposed valuation range of $1.0 billion to $1.4 billion for D-Wave and $250 million for the minimum cash condition, a “lock-box” mechanism and changes to the Sponsor’s economics, including the proposed terms of the Sponsor’s earn-out.

On August 11, 2021, D-Wave circulated a revised draft of the LOI to DPCM reflecting, among other things, comments to the valuation of D-Wave, the Sponsor’s earn-out, removal of the “lock-box” mechanism and the addition of (i) a forfeiture of up to 50% of the Sponsor’s Founder Shares if the amount of available cash at Closing is less than $300 million with the number of forfeited shares being determined by a straight line interpolation between $150 million to $300 million of available cash and (ii) the Sponsor’s participation in the PIPE Financing.

On August 16, 2021, members of DPCM’s management team and the Sponsor held a meeting, which was attended by representatives of Morgan Stanley, in its capacity as financial advisor to D-Wave and at the request of D-Wave, to discuss outreach to certain investors.

On August 18, 2021, DPCM circulated a revised draft of the LOI to D-Wave reflecting, among other things, reducing the valuation of D-Wave from $1.2 billion to $1.0 billion, the Sponsor’s earn-out, adding back the “lock-box” mechanism and removing the (i) forfeiture of Sponsor’s Founder Shares based on the amount of available cash at Closing and (ii) Sponsor’s participation in the PIPE Financing.

On August 19, 2021, D-Wave circulated a revised draft of the LOI to DPCM reflecting, among other things, increasing the valuation of D-Wave from $1.0 billion to $1.2 billion, removal of the “lock-box” mechanism and the addition of a cap on D-Wave’s transaction expenses.

On August 20, 2021, DPCM circulated the final version of the LOI to D-Wave, pursuant to which DPCM accepted D-Wave’s proposed terms.

On August 21, 2021, the D-Wave Board held a meeting to approve the LOI. Morgan Stanley attended the meeting in its capacity as financial advisor to D-Wave (from which capacity it subsequently resigned, as described below).

On August 23, 2021, DPCM and D-Wave executed the LOI.

On August 25, 2021, members of DPCM’s management team and the Sponsor held a meeting with Citi, in its capacity as capital markets advisor (from which capacity it subsequently resigned, as described below), to discuss the quantum computing industry and D-Wave.

On September 8, 2021 and September 20, 2021, members of DPCM’s management team (including DPCM’s Chief Executive Officer and Chief Legal Officer) held a meeting with the participation of representatives from Morgan Stanley, in its capacity as financial advisor to D-Wave (from which capacity it subsequently resigned, as described below) and at the request of D-Wave, Citi in its capacity as capital markets advisor to DPCM (from which capacity it subsequently resigned, as described below), and D-Wave’s management team to discuss outreach to certain investors.

Morgan Stanley and Citi also provided D-Wave and DPCM with waiver letters describing their respective roles with D-Wave and DPCM in connection with the Transaction. After carefully considering with their respective boards and legal counsel the potential benefits of engaging Citi and Morgan Stanley for their respective roles, (i) on September 23, 2021, DPCM and the Company formally engaged Citi as its capital markets advisor in connection with the Transaction (from which capacity it subsequently resigned, as described below), (ii) on July 8, 2021, D-Wave formally engaged Morgan Stanley as its financial advisor, with an effective engagement of June 22, 2021 (from which capacity it subsequently resigned, as described below) and (iii) on September 23, 2021, DPCM formally engaged Citi and Morgan Stanley as placement agents in connection with the PIPE Financing (from which capacity each of Citi and Morgan Stanley subsequently resigned, as described below). DPCM and D-Wave each consented to Morgan Stanley’s role as financial advisor to D-Wave and Citi’s role as capital markets advisor in connection with the Transaction and Morgan Stanley’s and Citi’s role as placement agents to DPCM in connection with the PIPE Financing, and waived any potential conflicts in connection with such dual roles. Morgan Stanley and Citi were not engaged for or involved in the portion of the PIPE Financing that was conducted by D-Wave. As described below, each of Morgan Stanley and Citi subsequently resigned from these roles.

From September 2021 through January 2022, members of DPCM’s management team (including DPCM’s Chief Executive Officer and Chief Legal Officer), D-Wave’s management team and members of D-Wave’s management team met regularly to discuss the marketing and structure of the PIPE Financing.

On November 29, 2021, D-Wave made certain conservative adjustments to the assumptions underlying the projections to take into account the then-anticipated timing for completing the Transaction. The initial projections had assumed that the Transaction would be completed in January 2022, with the proceeds being applied to D-Wave’s various growth initiatives approximately six months earlier than was assumed in the revised projections, resulting in minor reductions in anticipated revenue, Adjusted EBITDA and cash expenditures over the same projection periods. Projections incorporating such adjustments were subsequently disseminated to the DPCM Board and the PIPE Investors.

On January 6, 2022, an initial draft of the form of PIPE Subscription Agreement was circulated to potential PIPE Investors.

On January 9, 2022, Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to D-Wave (“PW”), circulated to Greenberg Traurig, P.A., as counsel to DPCM (“GT”), the initial drafts of the Transaction Agreement and Plan of Arrangement. The Transaction Agreement provided for at least one director of D-Wave Quantum to be nominated by the Sponsor with the consent of D-Wave.

On January 13, 2022, an updated draft of the form of PIPE Subscription Agreement was circulated to potential PIPE Investors, reflecting clarifications to the transaction parties and structure.

On January 18, 2022, PW circulated to GT the initial drafts of the Transaction Support Agreement, Exchangeable Share Term Sheet (“ESTS”) and Arrangement Resolutions (“AR”). Also on January 18, 2022, GT and DPCM’s management team (including DPCM’s Chief Executive Officer and Chief Legal Officer) held a telephonic conference call to discuss the initial draft of the Transaction Agreement.

On January 19, 2022, GT, Stikeman Elliot LLP, as Canadian counsel to DPCM (“Stikeman”), PW and Blake, Cassels & Graydon LLP, as Canadian counsel to D-Wave (“Blakes”), held a telephonic conference call to discuss key issues in the Transaction Agreement including, among other things, closing statement mechanics, certain closing conditions, termination, delivery of PCAOB financials, approval of the Transaction by the D-Wave Shareholders, a waiver of claims against DPCM’s Trust Account by D-Wave and the provision of information amongst the parties during the executory period.

On January 20, 2022, based on feedback from potential investors about the proposed transaction terms and following discussions by the parties, an updated draft of the form of PIPE Subscription Agreement was circulated to potential PIPE Investors, reflecting a cost basis of $9.00 per share.

On January 21, 2022, PW circulated to GT the initial drafts of the Registration Rights and Lock-Up Agreement and the Company Disclosure Schedules (as defined in the Transaction Agreement). Also on January 21, 2022, GT circulated to PW revised drafts of the Transaction Agreement and Plan of Arrangement. The key issues reflected in the draft Transaction Agreement related to, among other things, the calculation of transaction proceeds for purposes of determining satisfaction of the minimum cash condition, the bring-down standard of certain representations to be made by D-Wave, the closing statements and payment spreadsheet mechanics, the substance of certain representations and warranties of D-Wave, certain interim operating covenants of D-Wave, including with respect to the issuance of equity and incurrence of indebtedness, the insertion of covenants relating to the delivery of PCAOB financials and a proposal for DPCM to have the ability to conduct additional PIPE financings during the executory period without D-Wave’s consent, and the insertion of a closing condition regarding the amount of indebtedness of D-Wave.

On January 24, 2022, PW circulated to GT a revised draft of the Transaction Agreement. The key issues reflected in the draft Transaction Agreement related to, among other things, the calculation of transaction proceeds for purposes of determining satisfaction of the minimum cash condition, the bring-down standard of certain representations to be made by D-Wave, the substance of certain representations and warranties of D-Wave, including with respect to materiality, material adverse effect and knowledge qualifiers, certain interim operating covenants of D-Wave, including with respect to the issuance of equity and incurrence of indebtedness, the removal of the ability of DPCM to conduct additional PIPE financings during the executory without D-Wave’s consent, the removal of the closing condition regarding the amount of indebtedness of D-Wave and a reduction of the minimum cash condition from $250 million to $150 million. Also on January 24, 2022, GT, Stikeman, PW and D-Wave held a telephonic conference call to discuss due diligence of D-Wave and Blakes circulated to GT and Stikeman a revised draft of the Plan of Arrangement.

On January 25, 2022, GT circulated to PW revised drafts of the AR, ESTS, Transaction Support Agreement, Registration Rights and Lock-Up Agreement. Also on January 25, 2022, GT circulated to PW an initial draft of the Sponsor Support Agreement.

On January 26, 2022, PW circulated to GT a revised draft of the Sponsor Support Agreement. The key issues reflected in the draft Sponsor Support Agreement related to, among other things, the insertion of earn-out targets if there is a change of control of D-Wave Quantum, the forfeiture of 325,000 of Sponsor’s Founder Shares and the insertion of a provision relating to the payment of cash or the forfeiture of Sponsor’s Founder Shares if DPCM’s expenses exceeded $35 million. Also on January 26, 2022, Blakes circulated to GT and Stikeman a revised draft of the ESTS and GT circulated revised drafts of the Transaction Agreement and Plan of Arrangement to PW. The key issues reflected in the Transaction Agreement related to, among other things, certain representations and warranties of D-Wave, including with respect to materiality, material adverse effect and knowledge qualifiers and certain interim operating covenants of D-Wave, including with respect to the incurrence of indebtedness.

On January 27, 2022, PW circulated revised drafts of the Transaction Support Agreement and Registration Rights and Lock-Up Agreement to GT. Also on January 27, 2022, GT and PW held a telephonic conference call to discuss the Transaction Agreement. Also on January 27, 2022, an updated draft of the form of PIPE Subscription Agreement was circulated to potential PIPE Investors.

On January 28, 2022, PW circulated a revised draft of the Transaction Agreement to GT and GT circulated a further revised draft of the Transaction Agreement back to PW. The key issues reflected in the draft Transaction Agreement related to among other things, certain representations and warranties of D-Wave, including with respect to materiality, material adverse effect and knowledge qualifiers and certain interim operating covenants of D-Wave, including with respect to the incurrence of indebtedness. Also on January 28, 2022, due to market dynamics and increased rates of redemption across SPAC transactions, management of DPCM (including DPCM’s Chief Executive Officer and Chief Legal Officer) and D-Wave and their respective advisors held a call to discuss potentially implementing a bonus pool concept to grant additional D-Wave Quantum Common Shares to non-redeeming Public Stockholders and a corresponding pool of D-Wave Quantum Common Shares to PIPE Investors. The parties discussed recent examples of the structure being implemented in SPAC transactions.

On January 29, 2022, PW circulated an updated draft of the Company Disclosure Schedules to GT.

On February 1, 2022, PW circulated a further updated draft of the Company Disclosure Schedules to GT and GT circulated a revised draft of the Company Disclosure Schedules to PW as well as an initial draft of the SPAC Disclosure Schedules (as defined in the Transaction Agreement). Also on February 1, 2022, after reviewing various illustrative bonus pool sizes, the parties determined the size of the pool of bonus D-Wave Quantum Common Shares (with 5.0 million shares to made available to non-redeeming Public Stockholders and, assuming no redemptions, 0.7 million bonus D-Wave Quantum Common Shares to be made available to PIPE Investors).

On February 2, 2022, PW circulated revised drafts of the Transaction Agreement, Sponsor Support Agreement, Transaction Support Agreement and Company Disclosure Schedules to GT, which included proposed amendments related to, among other things (i) the calculation of transaction proceeds for purposes of determining satisfaction of the minimum cash condition, (ii) the implementation of the bonus share structure, (iii) the forfeiture of 1,196,663 Founder Shares by the Sponsor, (iv) the forfeiture of 906,563 Founder Shares by the Sponsor in the event transaction proceeds are equal to or less than $130 million after deducting DPCM’s expenses incurred in connection with the Transaction and (v) the removal of a dual-target earn-out structure with respect to certain of the Founder Shares held by the Sponsor and implementation of a single-target earn-out structure with respect to such Founder Shares. Also on February 2, 2022, GT sent its preliminary legal due diligence memorandum to DPCM and circulated revised drafts of the Transaction Agreement and Sponsor Support Agreement to PW, which included, among other things, a reduction of the minimum cash condition value to $115 million.

On February 3, 2022, PW circulated further revised drafts of the Transaction Agreement and Sponsor Support Agreement to GT, which, among other things, included further amendments to the calculation of transaction proceeds for purposes of determining satisfaction of the minimum cash condition and reduced the number of the Sponsor’s Founder Shares subject to earn-out restrictions to 1,813,125. Also on February 3, 2022, GT and PW held a telephonic conference call to discuss the Transaction Agreement and Sponsor Support Agreement. The terms related to Earn-out Shares or shares of the Sponsor subject to forfeiture.

On February 4, 2022, an updated draft of the form of PIPE Subscription Agreement was circulated to potential PIPE Investors, implementing the bonus share structure described above, pursuant to which PIPE Investors would receive a number of bonus D-Wave Quantum Common Shares based on the number of non-redeeming Public Stockholders.

On February 5, 2022, PW circulated to GT a revised draft of the Registration Rights and Lock-Up Agreement and GT circulated a revised draft of the Company Disclosure Schedules to PW.

On February 6, 2022, DPCM held a meeting of its entire board of directors to discuss the transaction documents and the transaction, including the revised projections prepared by D-Wave, which were provided to the DPCM board of directors on such date. At such meeting, DPCM and the board of directors reviewed the material economic terms of the transaction, including the PIPE Financing, the material provisions of the transaction documents, and the due diligence conducted on D-Wave in connection with the transaction.

On February 7, 2022, PW circulated a revised draft of the Company Disclosure Schedules to GT and, later that day, DPCM held a meeting of its entire board of directors to approve the transaction documents and the transaction. At such meeting, in addition to approving the transaction documents and the transaction, DPCM and the board of directors also reviewed additional due diligence conducted on D-Wave in connection with the transaction. Following such meeting, the Transaction Agreement and other ancillary agreements were executed and signature pages to the PIPE Subscription Agreements were released from escrow. Also on that date, DPCM engaged UBS as a capital markets advisor (from which capacity it subsequently resigned, as described below), for which role it was not entitled to a fee.

On February 8, 2022, the Transaction was announced to the public.

Following the announcement of the Transaction, D-Wave and DPCM agreed that Emil Michael would serve as DPCM’s nominee to the board of directors of D-Wave Quantum as a Class II director.

On May 13, 2022, each of Morgan Stanley and Citi resigned from its role as financial advisor to D-Wave and capital markets advisor to DPCM, respectively, and from its role as co-placement agent for a portion of the PIPE Financing. On May 20, 2022, UBS resigned from its role as capital markets advisor to DPCM. None of Morgan Stanley, Citi or UBS provided a reason for its resignation or, in the case of Morgan Stanley and Citi, waiver of fees, in each case despite having performed substantially all of the work to earn its respective fees, subject to the completion of the Transaction, prior to the date of its resignation, and despite our repeated requests that a reason be provided. In each case, D-Wave or DPCM, as applicable, were notified of such resignation by telephone and subsequently in writing, and each of Morgan Stanley, Citi and UBS also provided notice to the SEC pursuant to Section 11(b)(1) of the Securities Act. Each of Morgan Stanley, Citi and UBS terminated its engagement with D-Wave or DPCM, as applicable and, in the case of Morgan Stanley and Citi, waived fees to which it was entitled, pursuant to the provisions of the applicable engagement letter without D-Wave or DPCM’s consent. With respect to UBS, DPCM agreed to waive the ten-day notice period for termination that would otherwise have been required under its engagement letter with UBS.

None of Morgan Stanley, Citi or UBS communicated to D-Wave or DPCM, and neither D-Wave nor DPCM are aware, that the resignations were the result of any dispute or disagreement with D-Wave or DPCM, including any disagreement relating to the disclosure in the registration statement of which this proxy statement/prospectus forms a part, the scope of their respective engagements or their ability to complete such engagements, or any matter relating to D-Wave’s or DPCM’s operations, prospects, policies, procedures or practices. In connection with such resignations, Morgan Stanley waived its entitlement to $12,000,000 of fees payable upon completion of the Transaction, and Citi waived its entitlement to $10,000,000 of fees payable upon completion of the Transaction. Additionally, each of Citi and Morgan Stanley waived their respective entitlements to placement fees equal to 2.00% (for a total of 4.00%) of the gross proceeds received by DPCM or D-Wave Quantum upon consummation of the PIPE Financing (excluding any proceeds from PIPE Investors identified by DPCM or D-Wave without the involvement of Citi or Morgan Stanley), which was contingent and payable upon consummation of the PIPE Financing. Accordingly, none of D-Wave Quantum, D-Wave or DPCM has paid to either of Morgan Stanley or Citi, and is not liable for, any fees, including any fees for services already rendered. Prior to their respective resignations, D-Wave had been negotiating with each Morgan Stanley and Citi to reduce the fees payable to Morgan Stanley or Citi, as applicable, upon completion of the Transaction. In addition, prior its resignation, D-Wave had been negotiating with UBS to reduce the underwriting commission payable to UBS upon completion of the Transaction.

As is customary, certain provisions of D-Wave and DPCM’s respective agreements with Morgan Stanley, Citi and UBS survived such firms’ resignations. These provisions include D-Wave and DPCM’s respective obligations to indemnify such firms from and against any losses and claims arising out of, or in connection with, the services provided under their respective agreements, and obligations to maintain information, advice and opinions in confidence. No right of first refusal or other right to participate in subsequent transactions, nor any obligation to pay fees, survived the termination of such agreements. As a result, we do not expect such ongoing obligations to have a material impact on us.

Neither Morgan Stanley nor Citi advised D-Wave or DPCM, as applicable, with respect to the identification or evaluation of potential business combination targets, nor did they introduce D-Wave and DPCM to each other. Morgan Stanley advised D-Wave in connection with the negotiation of the LOI, structuring the Transaction (including the bonus share structure), identifying potential investors in the PIPE Financing (although none of the investors identified by Morgan Stanley invested in the PIPE Financing) and reviewing related materials, including investor presentations. Citi advised DPCM in connection with the negotiation of the LOI, structuring the Transaction (including the bonus share structure), identifying potential investors in the PIPE Financing (although none of the investors identified by Citi invested in the PIPE Financing) and reviewing related materials, including investor presentations. Citi’s advice, analysis, and work product related to each of these topics (other than the investors identified for the PIPE Financing) were integrated into documentation related to the Transaction, which was reviewed by the DPCM Board in connection with the approval of the Transaction. Morgan Stanley did not prepare any materials that the DPCM board reviewed, but advised D-Wave in connection with the negotiation of the LOI, structuring the Transaction (including the bonus share structure), identifying potential investors in the PIPE Financing (although none of the investors identified by Morgan Stanley invested in the PIPE Financing) and reviewing related materials, including investor presentations, certain of which materials were reviewed by the DPCM Board as described above. In addition, Morgan Stanley reviewed and commented on the financial projections disclosed in the Registration Statement under the section titled “Proposal No. 1—The Transaction Proposal—Certain Projected Financial Information”, which were developed by D-Wave and were provided by D-Wave to the DPCM Board. Citi was not involved in the preparation or review of such financial projections.

UBS advised DPCM in connection with its consideration of potential business combination transactions. In addition, Morgan Stanley and Citi conducted a review of the disclosure contained in a previously filed version of this proxy statement/prospectus describing their respective roles in connection with the Transaction. UBS did not conduct such a review. Each of Morgan Stanley and Citi performed substantially all of the work required to earn its respective fees prior to the date of its resignation and UBS had completed its services in connection with the deferred underwriting commission when the DPCM IPO was completed. No additional work was required under the terms of the respective engagements for each of Morgan Stanley and Citi to be entitled to the fees that they subsequently elected to waive, as described above. Pursuant to the UBS Engagement Letter, UBS was appointed on February 7, 2022, simultaneously with DPCM’s entry into the Transaction Agreement and the PIPE Subscription Agreements, to provide ad hoc capital markets advisory services to DPCM on a go-forward basis and was not involved in the selection of the target or the negotiation of the Transaction or the PIPE Financing. Upon its engagement, UBS agreed to perform such role without requesting or receiving additional compensation from DPCM. While UBS’ agreement to provide capital markets advisory services was ongoing and would not have been completed until the consummation of the Transaction, DPCM did not materially engage with UBS or request any services prior to UBS’ resignation as capital markets advisor. The DPCM Board to this point had not relied on UBS in its role as capital markets advisor and does not believe UBS’ resignation will have a material adverse impact on DPCM’s ability to successfully consummate the Transaction. UBS’ capacity of capital markets advisor to DPCM, and its deferred underwriting commission, which it subsequently elected to waive, had been earned upon completion of the DPCM IPO, subject to the completion of the Transaction.

None of Morgan Stanley, Citi or UBS provided an opinion in connection with the transactions described in this proxy statement/prospectus, and none of Morgan Stanley, Citi or UBS has retracted, modified or otherwise indicated that any of D-Wave Quantum, D-Wave or DPCM may not or should not rely on any advice, analysis or work product it has provided in connection with the Transaction or its engagement. In light of this, and because none of Morgan Stanley, Citi or UBS had additional work or analysis to perform in connection with the Transaction at the time of its resignation, we do not view the resignations as creating a risk related to the structure of, or disclosure with respect to, the Transaction. Neither D-Wave nor DPCM believes that Morgan Stanley’s, Citi’s or UBS’ resignations will impact the Transaction or the PIPE Financing, other than by (i) reducing aggregate fees payable to such firms by approximately $32,500,000 (as described above) and (ii) potentially adversely affecting investors’ perception of the Transaction as a result of such resignations as the resignations of Morgan Stanley, Citi and UBS, including the waiver of fees by each of them for services that have already been rendered, are unusual and some investors may find the Transaction less attractive as a result. None of Morgan Stanley, Citi or UBS would have played any role in the closing of the Transaction or the PIPE Financing, and PIPE Investors have committed to complete the PIPE Financing upon closing of the Transaction.

Each of Morgan Stanley, Citi and UBS claim no remaining role in the Transaction, declined to review the disclosure regarding its resignation and have disclaimed any responsibility for any portion of this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus forms a part, despite having previously rendered services in connection with the Transaction. Each of Morgan Stanley, Citi and UBS’ resignation indicates that it does not want to be associated with the disclosure or the underlying business analysis related to the Transaction. Each of Morgan Stanley, Citi and UBS declined to review the disclosure in this proxy statement/prospectus pertaining to its resignation, and there can be no assurance that any of Morgan Stanley, Citi or UBS agrees with this disclosure and no inference should be drawn to such effect. Investors should not place any reliance on the fact that Morgan Stanley, Citi or UBS were involved with any aspect of the Transaction. None of D-Wave Quantum, D-Wave or DPCM are party to any ongoing engagement or other relationship with any of Morgan Stanley, Citi or UBS.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the consummation of the Transaction. The resignations of Morgan Stanley, Citi and UBS and, in the case of Morgan Stanley and Citi, waiver of the fees to which they were entitled under their respective engagements, has not altered D-Wave Quantum, D-Wave and DPCM’s views of the merits of the Transaction or determination to proceed with the consummation of the Transaction. See the section titled “—The DPCM Board’s Reasons for the Approval of the Transaction” and the section titled “Risk Factors—Risks Related to DPCM, D-Wave Quantum and the Transaction—Each of Morgan Stanley, Citi and UBS has resigned from its advisory role in connection with the Transaction, and investors should not place any reliance on the fact that any of Morgan Stanley, Citi or UBS was involved with any aspect of the Transaction.”

On June 12, 2022 and June 13, 2022, Dr. Baratz and Mr. Michael had several discussions regarding the entering into a Purchase Agreement with Lincoln Park. Dr. Baratz favored immediately entering into the agreement because the agreement would provide D-Wave Quantum with potential liquidity in the event of significant redemptions and, therefore, would provide D-Wave the option to potentially waive the minimum cash condition and consummate the Transaction notwithstanding significant redemptions. Mr. Michael was concerned that entering into a Purchase Agreement with Lincoln Park prior to consummation of the Transaction could cause DPCM Stockholders to be concerned about potential dilution resulting from sales of D-Wave Quantum Common Shares to Lincoln Park, which in turn could cause increased redemptions. Following such discussion, Mr. Michael agreed that DPCM would be prepared to enter into the a Purchase Agreement with Lincoln Park at such time but only if D-Wave agreed to waive the minimum cash condition. In response, Dr. Baratz, indicated that D-Wave would consider such a waiver but only if the Sponsor agreed to forfeit additional shares. Following those discussions, counsel for D-Wave and counsel for DPCM negotiated the terms of the waiver and the forfeiture, being that D-Waive would agree to waive the minimum cash condition in the Transaction Agreement of Aggregate Transaction Proceeds being equal to or greater than $115,000,000, subject to Aggregate Transaction Proceeds being equal to or exceeding $30,000,000 and that the Sponsor would forfeit 4,484,425 Founder Shares.

On June 15, 2022, UBS agreed to waive its entitlement to the deferred underwriting commission of $10,500,000 to which it became entitled upon completion of the DPCM IPO, subject to the consummation of the Transaction. UBS has not provided a reason for its waiver of its deferred underwriting commission, despite having completed its services in connection with the deferred underwriting commission when the DPCM IPO was completed. DPCM was notified of such waiver of fees by telephone and subsequently in writing, without DPCM’s consent.

On June 16, 2022, following discussions between D-Wave and DPCM regarding the challenging market environment, D-Wave and DPCM agreed to several modifications to previously agreed on terms to facilitate the consummation of the Transaction. Specifically, the Sponsor agreed to the forfeiture by Sponsor of 3,577,862 additional shares of DPCM Class B Stock. The parties also agreed to amend the Transaction Agreement to reduce the amount of Permitted DPCM Expenses and D-Wave agreed to waive the minimum cash condition in the Transaction Agreement of Aggregate Transaction Proceeds being equal to or greater than $115,000,000, subject to Aggregate Transaction Proceeds being equal to or exceeding $30,000,000. See “Proposal No. 1—The Transaction Proposal—The Transaction Agreement.”

Also on June 16, 2022, in connection with the modifications to the Transaction terms and to facilitate the consummation of the Transaction, D-Wave Quantum, D-Wave and DPCM entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from D-Wave Quantum, at the option of D-Wave Quantum, up to $150,000,000 of D-Wave Quantum Common Shares from time to time over a 36-month period following the Commencement Date. The Purchase Agreement is subject to certain limitations including but not limited to, the filing and effectiveness of the Lincoln Park Registration Statement. In connection with the Purchase Agreement, D-Wave Quantum, D-Wave and DPCM also entered into the Lincoln Park Registration Rights Agreement with Lincoln Park pursuant to which D-Wave Quantum has agreed to file the Lincoln Park Registration Statement with the SEC within thirty (30) days following the Closing. See “Proposal No. 1—The Transaction Proposal—Related Agreements—The Lincoln Park Transactions.”

Certain Projected Financial Information

DPCM and D-Wave do not as a practice make public projections as to future revenue, earnings or other results. However, in connection with the DPCM Board’s evaluation of the Transaction, D-Wave management prepared and provided to the DPCM Board and DPCM’s financial advisors certain non-public, unaudited prospective financial information of D-Wave for fiscal 2022 through fiscal 2026, which unaudited prospective financial information was finalized on November 29, 2021 and provided to the DPCM Board on February 6, 2022. DPCM has included such unaudited prospective financial information in the table below to give its stockholders access to certain previously non-public information because such information was considered by the DPCM Board for purposes of evaluating the Transaction. Inclusion of summary information regarding the financial projections in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Transaction.

Neither D-Wave’s independent auditors, PricewaterhouseCoopers LLP, nor any other independent accountants, have audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information.

The projections are forward-looking statements that are based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant technology, business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited prospective financial information, including, among others, risks and uncertainties, as described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” The unaudited prospective financial information is subjective in many respects and is thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As a result, there can be no assurance that the unaudited prospective financial projections will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. Accordingly, there can be no assurance that the unaudited prospective financial projections are indicative of the future performance of D-Wave or that actual results will not differ materially from those presented in the unaudited prospective financial information.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information.

The accompanying unaudited prospective financial information includes financial measures that were not calculated in accordance with GAAP. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

D-Wave’s unaudited prospective financial information reflects numerous estimates and assumptions made by D-Wave with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to D-Wave’s business, all of which are difficult to predict and many of which are beyond D-Wave’s control, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement/prospectus.

The unaudited prospective financial projections were requested by, and disclosed to, DPCM for use as a component in its overall evaluation of D-Wave and are included in this proxy statement/prospectus on that account. Given the quantum computing market is emerging, D-Wave management made numerous material assumptions, in addition to the assumptions described above, regarding technology development, competition, customer adoption and many other uncontrollable external factors. Key assumptions were made based on available information and estimates, including:

•	An increase in the number of customers and revenue per customer each year, is based on the following assumptions:

•	the expected portion of the proceeds from the Transaction targeted for investing in go-to-market initiatives are available to D-Wave Quantum including for:

•	expanding D-Wave’s direct sales organization;

•	growing D-Wave’s network of re-sellers and channel partners;

•	building D-Wave’s sales pipeline through increased marketing efforts;

•

an increase in the number of quantum use cases to share and make available to customers, the average number of quantum-accelerated applications developed by customers and in the number of monetizable product offerings in the D-Wave QCaaS platform;

•	a gradual shortening of the sales cycle from 12 to 6 months between 2022 and 2026 facilitated by an increase in the number of referenceable customer applications;

•	a gradual increase in QCaaS pricing enabled by the introduction of incrementally more powerful annealing computing systems capable of solving more higher-priced computationally complex problems;

•

an increase in the number of annealing quantum computing production systems necessary to support the growth in revenue while strategically locating such incremental systems geographically for market access;

•	The ability of each annealing quantum computing production system to support $20 million to $30 million QCaaS cloud services revenue;

•

D-Wave revenue during the relevant period is derived from professional services and QCaaS cloud services, with QCaaS increasing from approximately 45% of total revenue in 2022 to approximately 95% of total revenue in 2026, with such shift contributing to the growth in gross margins due to the higher proportion of higher margin QCaaS revenue. We expect this shift to QCaaS revenue to result in higher gross profit as our QCaaS revenue scales over the projection period, because we have the computational infrastructure in place to support such revenue and therefore the incremental costs attributable to such revenue are expected to grow at a significantly slower rate than such revenue over the projection period;

•	a gradual improvement during the relevant period in customer retention rates across the four phases (discovery, PoC, pilot deployment and full production) of the professional services model;

•	an increased number of applications per customer, from 1.1 in 2022 to 2.5 in 2026; and

•	an increased conversion rate from professional services to QCaaS, from 24% in 2022 to 51% in 2026.

•	The external maturation of the market and quantum computing ecosystem to increase customer adoption, based on the following assumptions:

•	the total available market (TAM) for quantum computing services growing in line with the BCG projections set forth in the section titled “Information About D-Wave—Our Growth Strategy”;

•

the total available market (TAM) for addressing combinatorial optimization problems growing in line with the BCG projections set forth in the section titled “Information About D-Wave—Our Growth Strategy”;

•	D-Wave’s annealing quantum computing systems being uniquely positioned to solve combinatorial optimization problems that represent approximately 25% of the total quantum computing TAM

•

D-Wave revenue during the relevant period being derived primarily from the combinatorial optimization problem portion of the TAM, but also deriving a portion of revenue from the linear algebra and factorization problems portions of the TAM;

•	an ecosystem of third-party quantum computing application developers and independent software vendors (ISV’s) that grows in line with the growth in the TAM for QCaaS cloud services; and

•

an ecosystem of third-party channel partners, including Global Re-sellers, regional and market-specific Value Added Re-sellers (VARs), Systems Integrators (SIs), consultancies and other indirect sales partners including Business Process Outsourcers (BPOs), Managed Service Providers (MSPs) and Cloud Service Providers to develop in line with the growth in the TAM.

•	The Closing of the Transaction in June 2022.

The relative mix of QCaaS and professional services revenue is subject to significant fluctuation from quarter to quarter based on a number of factors, including the specific customer mix during a particular quarter and periods in which a higher proportion of customers elect to forego professional services and begin developing their applications directly in the cloud-based Leap QCaaS environment. At the time they were prepared, the unaudited prospective financial projections reflected management’s expectation that the overall trend in D-Wave’s revenue mix would be towards a higher percentage of QCaaS revenue, recognizing that such percentage is likely to fluctuate from quarter to quarter, and anticipating a lower percentage of QCaaS revenue in 2022 compared to the prior year due to D-Wave’s focus on scaling professional services to create new customer relationships. However, if a greater percentage of customers than expected elect to develop their own applications and move directly to higher-margin QCaaS services, as has been observed in the quarter ended March 31, 2022, the Company expects this to have a positive effect on its financial results given the higher gross margins associated with the QCaaS revenue.

The unaudited prospective financial projections do not assume that D-Wave will continue to receive any government assistance.

Estimates of adjusted EBITDA exclude interest, taxes, depreciation, and stock-based compensation expense, which will vary, as applicable, based on borrowing requirements, available interest rates to D-Wave at the time capital is required, depreciation of assets and any estimates of stock-based compensation based on stock-price projections, all of which are unknown. A more comprehensive discussion of uncertainties is included in “Risk Factors.”

The unaudited prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, D-Wave’s management. It was not prepared with a view toward public disclosure, nor was it prepared with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of unaudited prospective financial information, or GAAP. Neither DPCM’s independent registered public accounting firm nor the independent registered public accounting firm of D-Wave, PricewaterhouseCoopers LLP, has audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The PricewaterhouseCoopers LLP report included elsewhere in this proxy statement/prospectus relates to the historical financial information of D-Wave. It does not extend to the unaudited prospective financial information and should not be read to do so.

Inclusion of the unaudited prospective financial information in this proxy statement/prospectus should not be regarded as a representation by D-Wave, DPCM, D-Wave Quantum or any other person that the results contained in the unaudited prospective financial information will be achieved, and should not be regarded as an indication that DPCM, the DPCM Board, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Transaction. You are cautioned not to rely on the unaudited prospective financial projections in making a decision regarding the transaction, as the projections may be materially different than actual results. D-Wave Quantum will not refer back to the unaudited prospective financial projections in its future periodic reports filed under the Exchange Act.

D-Wave Quantum does not expect to generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, neither DPCM, D-Wave or D-Wave Quantum intend to update or otherwise revise the unaudited prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, neither DPCM, D-Wave nor D-Wave Quantum intend to update or revise the unaudited prospective financial information to reflect changes in general economic or industry conditions. Additional information relating to the principal assumptions used in preparing the projections is described above. See “Risk Factors” for a discussion of various factors that could materially affect D-Wave’s financial condition, results of operations, business, prospects and securities.

Accordingly, there can be no assurance that the unaudited prospective financial projections are indicative of the future performance of us or D-Wave or that actual results will not differ materially from those presented in the unaudited prospective financial information. Inclusion of the unaudited prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the unaudited prospective financial information will be achieved.

Considering that the special meeting will be held months after the date the unaudited prospective financial projections referenced above was prepared, as well as the uncertainties inherent in any projected information, stockholders are cautioned not to place undue reliance on the unaudited prospective financial projections. This information constitutes “forward-looking statements” and actual results likely will differ from it and the differences may be material. See “Cautionary Note Regarding Forward-Looking Statements.”

BY INCLUDING THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS, NEITHER D-WAVE, D-WAVE QUANTUM NOR DPCM UNDERTAKES ANY OBLIGATION, AND EACH OF THEM EXPRESSLY DISCLAIMS ANY RESPONSIBILITY, TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE SHOWN TO BE IN ERROR OR CHANGE, IN EACH CASE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO RELY ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW IN MAKING A DECISION REGARDING THE TRANSACTION PROPOSAL, AS ACTUAL RESULTS ARE LIKELY TO DIFFER MATERIALLY FROM THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION. NONE OF D-WAVE, D-WAVE QUANTUM, DPCM NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS,

ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY D-WAVE SHAREHOLDER, D-WAVE QUANTUM SHAREHOLDER, DPCM STOCKHOLDER OR ANY OTHER PERSON THAT THE RESULTS ANTICIPATED BY THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION, OR ANY OTHER RESULTS, WILL BE ACHIEVED. THE COMBINED ENTITY DOES NOT INTEND TO REFERENCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.

The key elements of the unaudited prospective financial projections provided by management of D-Wave to DPCM are summarized in the table below:

Financial Projections

$M	2022E	2023E	2024E	2025E	2026E
QCaaS	5	19	58	199	524
Professional Services	5	7	13	18	24
Other revenue	1	1	1	2	3
Total revenue, net (1)	11	27	72	219	551
Year-over-Year Growth %	119%	135%	166%	206%	151%
Gross Profit (2)	7	18	54	180	465
Gross Profit Margin %	57%	66%	75%	82%	84%
Operating Expenses
Sales and Marketing (3)	10	16	25	49	89
Research and Development (4,5)	42	63	71	85	112
General and Administration (6)	14	24	29	36	48
Total Operating Expenses	66	103	125	170	249
Adjusted EBITDA (7)(8)	(59)	(83)	(70)	14	226
Adjusted EBITDA Margin % (9)	n.m.	n.m.	n.m.	7%	41%

(1)	These revenue projections do not include any contribution from D-Wave’s Gate Model quantum computer development program.
(2)	Gross Profit is equal to Revenue minus Cost of Revenue. Cost of Revenue includes System Cost Depreciation. System Cost Depreciation is added back in to calculate Adjusted EBITDA.
(3)	Sales and Marketing expenses increase primarily due to growth in headcount, from 81 employees in 2022 to 514 employees in 2026.
(4)	Research and Development expenses incorporate costs related to the development of D-Wave’s Gate Model quantum computer development program.
(5)	Research and Development expenses increase primarily due to growth in headcount, from 217 employees in 2022 to 378 employees in 2026.
(6)	General and Administration expenses increase primarily due to growth in headcount, from 53 employees in 2022 to 125 employees in 2026.
(7)	Adjusted EBITDA, a non-GAAP measure, excludes all future interest, taxes, depreciation, and amortization, as well as Stock Based Compensation expense.
(8)

Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results. We cannot reconcile Adjusted EBITDA to net loss, the most directly comparable GAAP measure, without unreasonable efforts because of the uncertainty around certain items that may impact net loss, including stock-based compensation expense and depreciation and amortization, that are not within our control or cannot be reasonably predicted.

(9)

The anticipated increase in Adjusted EBITDA Margin, from 7% in 2025 to 41% in 2026, is due primarily to the anticipated shift to QCaaS revenue resulting in higher gross profit, with costs attributable to such revenue expected to grow at a significantly slower rate than such revenue, as described above.

Satisfaction of 80% Test

It is a requirement under the DPCM Charter and NYSE rules that we complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination.

As of the date of the execution of the Transaction Agreement, the balance of funds in the Trust Account was approximately $300.2 million, and DPCM had incurred $16,977,876 in transaction costs, including $6,000,000 of underwriting fees, $10,500,000 of deferred underwriting commission and $477,876 of other costs payable on the income earned on the Trust Account. On June 15, 2022, UBS agreed to waive its entitlement to the deferred underwriting commission of $10,500,000 to which it became entitled upon completion of the DPCM IPO, subject to the consummation of the Transaction.

In determining whether the enterprise value represents the fair market value of D-Wave, our board of directors considered all of the factors described in the section entitled “Proposal No. 1 — The Transaction Proposal — The DPCM Board’s Reasons for the Approval of the Transaction,” and the fact that the purchase price for D-Wave was the result of an arm’s length negotiation. As a result, our board of directors concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and board of directors are qualified to determine whether the Transaction meets the 80% test. Our board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

The DPCM Board’s Reasons for the Approval of the Transaction

As described under “—Background of the Transaction” above, DPCM’s board of directors, in evaluating the Transaction, consulted with DPCM’s management and accounting and legal advisors. In reaching its unanimous decision to approve the Transaction Agreement and the transactions contemplated by the Transaction Agreement, DPCM’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the combination, DPCM’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. DPCM’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of DPCM’s reasons for the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the DPCM board of directors reviewed the results of the due diligence conducted by our management, which included:

•	extensive meetings and calls with D-Wave’s management to understand and analyze D-Wave’s business and to understand D-Wave’s unaudited prospective financial information and projections;

•	consultation with financial advisors regarding competitive landscape, industry outlook and D-Wave’s business model;

•	consultation with DPCM’s legal and accounting advisors;

•	review of D-Wave’s material contracts and financial, tax, legal, accounting, environmental, and intellectual property due diligence

•	review of D-Wave’s financial statements;

•	research on comparable public companies; and

•	research on comparable transactions.

In approving the combination, DPCM’s board of directors did not obtain a fairness opinion. The officers and directors of DPCM have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, enabled them to make the necessary analyses and determinations regarding the Transaction.

DPCM’s management also considered a comparable company analysis to assess the potential value that the public markets would likely ascribe to D-Wave, and this analysis was discussed with DPCM’s board. These companies were selected by DPCM as publicly traded companies having businesses that were considered, in certain respects, to be similar to the combined company’s business.

As no directly comparable public companies in the quantum computing industry were available at the time of DPCM’s analysis, DPCM looked at potentially comparable companies in the computer processing industry. DPCM determined that based on D-Wave’s size and business model, and the implied enterprise value of $1,347 million of D-Wave, the D-Wave transaction represents an attractive discount relative to its peer group.

$M	Valuation	Enterprise Value/ Revenue		Enterprise Value/ (Adjusted) EBITDA(1)
NVIDIA Corporation(2)	474,000	17.3x	(3)	35.7x	(4)
Advanced Micro Devices, Inc. (“AMD”)(2)	110,000	6.5x	(3)	26.6x	(4)
D-Wave	1,347	2.4x	(5)	6.0x	(6)

(1)

EBITDA, a non-GAAP measure, excludes all future interest, taxes, depreciation, and amortization. Adjusted EBITDA, a non-GAAP measure, excludes all future interest, taxes, depreciation, and amortization, as well as Stock Based Compensation expense. EBITDA and Adjusted EBITDA are non-GAAP financial measures. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results. We cannot reconcile D-Wave’s Adjusted EBITDA to net loss, the most directly comparable GAAP measure, without unreasonable efforts because of the uncertainty around certain items that may impact net loss, including stock-based compensation expense and depreciation and amortization, that are not within our control or cannot be reasonably predicted.

(2)	Based on publicly available market data and market data from S&P Capital IQ and Refinitiv as of July 27, 2021.
(3)	Equals enterprise value divided by normalized 2022 revenue estimates sourced from Refinitiv.
(4)	Equals enterprise value divided by normalized 2022 EBITDA estimates sourced from Refinitiv.
(5)	Equals enterprise value divided by expected 2026 revenue. See “Cautionary Note Regarding Forward- Looking Statements” and “The Transaction–Certain Projected Financial Information.”
(6)	Equals enterprise value divided by expected 2026 Adjusted EBITDA. See “Cautionary Note Regarding Forward- Looking Statements” and “The Transaction–Certain Projected Financial Information.”

Although none of the selected companies reviewed in this analysis were directly comparable to D-Wave, the companies had one or more similar operating and financial characteristics as D-Wave. DPCM’s board considered this analysis and viewed D-Wave to be favorable compared to such other companies.

DPCM’s board of directors considered a number of factors pertaining to the Transaction as generally supporting its decision to enter into the Transaction Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•

Large and Growing Market Opportunity. DPCM’s management and board of directors considered D-Wave’s current and projected market opportunity, including the expected growth in the total addressable quantum computing market;

•

Complementary and Experienced Management Teams. DPCM’s management and board of directors believe that the complementary business, industry and investing experience of DPCM’s board members and D-Wave’s management team will help to accelerate the growth for the combined company. In addition, D-Wave has a strong management team with a successful track record of providing quantum computing systems, which is expected to remain with the Combined Company to seek to execute D-Wave’s strategic and growth goals;

•

D-Wave’s Business Model. DPCM’s board of directors and management considered D-Wave’s proprietary real-time cloud quantum computing systems, large total addressable market, large customer base comprised of multi-national organizations in various different industries, proprietary product pipeline, and intellectual property portfolio which the board of directors believes can provide strong growth prospects for the combined company;

•

Financial Condition. DPCM’s board of directors also considered factors such as D-Wave’s outlook, financial plan and capital structure, as well as valuations and trading of similar publicly traded companies;

•

Due Diligence. DPCM’s management conducted due diligence examinations of D-Wave, including discussions with D-Wave’s management. DPCM then had discussions with its financial and legal advisors concerning DPCM’s due diligence examination of D-Wave;

•

Other Alternatives. DPCM’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to DPCM, that the proposed Transaction represents the best available business combination opportunity for DPCM based upon the process utilized to evaluate and assess other potential combination targets, and DPCM’s board of directors’ belief that such process has not presented a better available alternative; and

•

Negotiated Transaction. The financial and other terms of the Transaction Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between DPCM and D-Wave.

In the course of its deliberations, DPCM’s board of directors considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Transaction, including the below:

•	D-Wave may not be able to execute on its business plan or achieve or sustain profitability.

•

The potential benefits of the Transaction may not be fully achieved or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the Transaction.

•

The Transaction might not be consummated or completed in a timely manner or that the Closing might not occur despite our best efforts, including by reason of a failure to obtain the approval of our stockholders, litigation challenging the Transaction or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Transaction.

•

Competition in the quantum computing industry is intense and, as a result, D-Wave may fail to develop new products and identify and attract new customers, which may negatively impact D-Wave’s operations, its ability to generate revenue, achieve profitability, and its growth prospects.

•

Economic downturns and political and market conditions beyond D-Wave’s control, including a reduction in technology spending, changes in regulations applicable to the quantum computing industry, and potential economic effects of COVID-19, could adversely affect its business, financial condition, results of operations and prospects.

•

DPCM’s public stockholders will experience dilution as a consequence of, among other transactions, the issuance of D-Wave Quantum Common Shares as consideration in the Transaction, and having a minority share position may reduce the influence that DPCM’s current stockholders have on the management of D-Wave Quantum.

•

D-Wave may be subject to litigation in the operation of its business and D-Wave’s insurance may not provide adequate levels of coverage against any claims. An adverse outcome in one or more legal proceedings or inadequate insurance coverage could adversely affect D-Wave’s business.

•

The requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain D-Wave’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Transaction may be greater than D-Wave anticipates.

•

DPCM’s board of directors did not obtain an opinion from any independent investment banking or accounting firm that the consideration DPCM would pay to acquire D-Wave is fair to DPCM or its stockholders from a financial point of view. In addition, DPCM’s board of directors considered the limits of the due diligence performed by DPCM’s management and outside advisors and the inherent risk that even a thorough review may not uncover all potential risks of the business. Accordingly, DPCM’s board of directors may be incorrect in its assessment of the Transaction.

•	The risk factors associated with D-Wave’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

After considering the foregoing potentially negative and potentially positive reasons, DPCM’s board of directors concluded, in its business judgment, that the potentially positive reasons relating to the Transaction and the other related transactions outweighed the potentially negative reasons. The DPCM board of directors recognized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing discussion.

The above discussion of the material factors considered by DPCM’s board of directors sets forth the principal factors it considered but is not intended to be exhaustive.

On May 13, 2022, each of Morgan Stanley and Citi resigned from its role as financial advisor to D-Wave and capital markets advisor to DPCM, respectively, and from its role as co-placement agent for a portion of the PIPE Financing. On May 20, 2022, UBS resigned from its role as capital markets advisor to DPCM. Each of Morgan Stanley, Citi and UBS claim no remaining role in the Transaction, declined to review the disclosure regarding its resignation and have disclaimed any responsibility for any portion of the accompanying proxy statement/prospectus or the registration statement of which such proxy statement/prospectus forms a part, despite having previously rendered services in connection with the Transaction. On June 15, 2022, UBS agreed to waive its entitlement to the deferred underwriting commission of $10,500,000 to which it became entitled upon completion of the DPCM IPO, subject to the completion of the Transaction. Each of Morgan Stanley, Citi and UBS’ resignation indicates that it does not want to be associated with the disclosure or the underlying business analysis related to the Transaction. As a result of such resignations, you should not place any reliance on the participation of Morgan Stanley, Citi or UBS prior to such resignations in the transactions contemplated by the accompanying proxy statement/prospectus.

None of Morgan Stanley, Citi or UBS communicated or indicated to DPCM, D-Wave or the Company, and none of DPCM, D-Wave or the Company are aware that the resignation of any of Morgan Stanley, Citi or UBS was the result of any dispute or disagreement with DPCM, D-Wave or the Company, including any disagreement relating to the disclosure in the registration statement of which this proxy statement/prospectus forms a part, the scope of their respective engagements or their ability to complete such engagements, or any matters relating to DPCM’s, D-Wave’s or the Company’s businesses, operations, prospects, policies, procedures or practices, or the contents of this proxy statement/prospectus.

The DPCM Board has considered the potential impact of the resignations of each of Morgan Stanley, Citi and UBS on its assessment of the Transaction and does not view such resignations as significant because, at the time of their respective resignations, the services to be provided by each of Morgan Stanley and Citi were substantially complete, and UBS’ services in connection with the deferred underwriting commission were completed when the DPCM IPO was completed. Pursuant to the UBS Engagement Letter, UBS was appointed on February 7, 2022, simultaneously with DPCM’s entry into the Transaction Agreement and the PIPE Subscription Agreements, to provide ad hoc capital markets advisory services to DPCM on a go-forward basis and was not involved in the selection of the target or the negotiation of the Transaction or the PIPE Financing. Upon its engagement, UBS agreed to perform such role without requesting or receiving additional compensation from DPCM. While UBS’ agreement to provide capital markets advisory services was ongoing and would not have been completed until the consummation of the Transaction, DPCM did not materially engage with UBS or request any services prior to UBS’ resignation as capital markets advisor. The DPCM Board to this point had not relied on UBS in its role as capital markets advisor and does not believe UBS’ resignation will have a material adverse impact on DPCM’s ability to successfully consummate the Transaction. In addition, the DPCM Board did not receive an opinion from any of Morgan Stanley, Citi or UBS. The DPCM Board understands and considered that other financial advisory firms, including Morgan Stanley, Citi and UBS, have withdrawn or are seeking to withdraw from a number of similar pending transactions as part of a broader market reaction to potential regulatory uncertainty regarding special purpose acquisition companies. While the DPCM Board relied on the advice, analysis and work product of Citi in connection with the Transaction and the PIPE Financing, and both Citi and Morgan Stanley advised on materials reviewed by DPCM’s Board and management, such advice, analysis and work product had been completed prior to the resignations of each of Morgan Stanley, Citi and UBS (and prior to any communication of an intention to resign) and none of Morgan Stanley, Citi or UBS has retracted, modified or disclaimed reliance on such advice, analysis or work product. For these reasons, the DPCM Board has no reason to discount the advice, analysis or work product provided prior to the resignations of Morgan Stanley, Citi and UBS. The DPCM Board does not expect that the resignation of Morgan Stanley, Citi or UBS will have any significant impact on the Transaction other than reducing the amount of expenses associated with the Transaction and potentially adversely affecting investors’ perception of the Transaction. See the section titled “—Background of the Transaction” and the section titled “Risk Factors—Risks Related to DPCM, D-Wave Quantum and the Transaction— Each of Morgan Stanley, Citi and UBS has resigned from its advisory role in connection with the Transaction, and investors should not place any reliance on the fact that any of Morgan Stanley, Citi or UBS was involved with any aspect of the Transaction.”

Certain Benefits of DPCM’s Directors and Officers and Others in the Transaction

In considering the recommendation of DPCM’s Board of Directors to vote in favor of the Transaction, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and DPCM’s directors, officers and advisors and DPCM’s current owners have interests in the Transaction that are different from, or in addition to, those of DPCM’s other stockholders generally. DPCM directors were aware of and considered these interests, among other matters, in evaluating the Transaction, and in recommending to the DPCM Stockholders that they approve the Transaction. Stockholders should take these interests into account in deciding whether to approve the Transaction. These interests include, among other things:

•

the fact that the Sponsor, which is controlled by Emil Michael, the DPCM Chairman and CEO, has waived its right to redeem any of the Founder Shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that each of Emil Michael and Shervin Pishevar (an affiliate of the Sponsor) entered into a PIPE Subscription Agreement with D-Wave Quantum, pursuant to which each of Mr. Michael and Mr. Pishevar subscribed for and agreed to purchase on the Closing Date, and D-Wave Quantum agreed to issue and sell to each of Mr. Michael and Mr. Pishevar on the Closing Date, the number of PIPE Shares equal to $250,000, divided by $10.00 and multiplied by the Exchange Ratio on the terms and subject to the conditions set forth therein;

•

the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares which will convert into approximately 2.8 million D-Wave Quantum Common Shares in accordance with the terms of the Transaction Agreement (giving effect to the forfeiture of the 4,484,425 Forfeited Shares) and such securities will have a significantly higher value at the time of the Transaction, estimated at approximately $                 based on the closing price of $                 per public share on the NYSE on                 , 2022, which Founder Shares would become worthless if DPCM fails to complete an initial business combination by October 23, 2022. As a result of the nominal price paid for the Founder

Shares, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return following the consummation of the Transaction;

•

the fact that the Sponsor has agreed to waive (pursuant to the IPO Letter Agreement and for no further consideration) its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if DPCM fails to complete an initial business combination by October 23, 2022;

•

the fact that the Sponsor paid approximately $8,000,000 for 8,000,000 Private Warrants, with each such Private Warrant being exercisable at $11.50 for one share of DPCM Class A Common Stock; if DPCM does not consummate an initial business combination by October 23, 2022, then the proceeds from the sale of the Private Warrants will be part of the liquidating distribution to the Public Stockholders and the warrants held by the Sponsor will be worthless; the Private Warrants held by the Sponsor had an aggregate market value of approximately $         based upon the closing price of $         per Public Warrant on the NYSE on                 , 2022;

•

the beneficial ownership of Peter Diamandis, Denmark West and Desiree Gruber, each an independent director of DPCM, of 45,000, 37,500 and 37,500 Founder Shares, respectively, initially transferred to such individuals by the Sponsor, which will convert into 120,000 D-Wave Quantum Common Shares in accordance with the terms of the Transaction Agreement. All such shares would become worthless if DPCM does not consummate an initial business combination by October 23, 2022, as these individuals have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $         based on the closing price of $         per public share on the NYSE on                 , 2022;

•

an entity in which Emil Michael is a manager loaned $200,000 to the Sponsor under the Sponsor Affiliate Note, the proceeds of which were directed to DPCM in order to fund working capital deficiencies or finance transaction costs in connection with a business combination. In the event that the Transaction fails to close, the Sponsor may have insufficient assets and/or funds to enable it to repay such amounts to the entity affiliated with Emil Michael;

•

the economic interests in the Sponsor of certain of DPCM’s officers and directors, which gives them an indirect pecuniary interest in the shares of DPCM Common Stock and DPCM Warrants held by the Sponsor along with a direct interest in the shares of DPCM Common Stock and DPCM Warrants held directly by certain of DPCM’s officers and directors and certain affiliates of the Sponsor, and which interests will be worthless if DPCM does not consummate an initial business combination by October 23, 2022, are summarized in the below table; the value of the DPCM Class B Common Stock and Warrants is calculated based on the price per share of DPCM Class A Common Stock and Warrants as of             , 2022:

	Investment Amount	Number of Shares of DPCM Class B Common Stock	Value of DPCM Class B Common Stock	Number of Warrants	Value of Warrants	Value of DPCM Securities	Other potential interest (1)	Total interest at risk
Emil Michael	$3,037,500	2,568,633	$	2,805,994	$	$	(2)	$
Ignacio Tzoumas	$0	21,756	$	24,000	$	$		$
Peter Diamandis	$0	45,000	$	0	$	$		$
Denmark West	$100,000	114,312	$	84,735	$	$		$
Desiree Gruber	$50,000	75,906	$	42,368	$	$		$
Kyle Wood	$150,000	245,755	$	271,103	$	$		$
Total DPCM Affiliate Interest	$3,337,500	3,071,362	$	3,228,200	$	$		$
Total Non-DPCM Affiliate Interest	$5,187,500	4,350,637	$	4,771,800	$	$		$
Total Interest in Transaction	$8,525,000	10,493,361	$	8,000,000	$	$		$

(1)

Inclusive of $220,000 in loans extended by the Sponsor to DPCM or D-Wave Quantum. There are presently no fees that will be paid to the Sponsor upon consummation of the Transaction and no of out-of-pocket expenses have been incurred that would be reimbursed upon consummation of the Transaction.

(2)	Inclusive of $200,000 loaned to the Sponsor under the Sponsor Affiliate Note by an entity of which Emil Michael is a manager.

Given (i) the differential in the purchase price that the Sponsor and certain of DPCM’s officers and directors paid for the DPCM Class B Common Stock as compared to the price of the DPCM Class A Common Stock, (ii) the differential in the purchase price that the Sponsor paid for the Private Placement Warrants as compared to the price of the Public Warrants, and (iii) the substantial number of D-Wave Quantum Common Shares that the Sponsor and these officers and directors will receive upon conversion of the DPCM Class B Common Stock and/or Private Placement Warrants, the Sponsor and these officers and directors can earn a positive return on their investment, even if DPCM public shareholders have a negative return on their investment.

•

if the Trust Account is liquidated, including in the event DPCM is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to DPCM if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which DPCM has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the DPCM IPO against certain liabilities, including liabilities under the Securities Act;

•

DPCM’s Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the DPCM Charter. DPCM does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, DPCM’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to DPCM as well as the other entities with which they are affiliated. DPCM’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entity with whom DPCM’s management has a pre-existing fiduciary obligation will be presented the opportunity before DPCM is presented with it. DPCM does not believe, however, that the fiduciary duties or contractual obligations of DPCM’s officers or directors or waiver of corporate opportunity materially affected DPCM’s search for a business combination, including the negotiation or recommendation thereof or the provision of advice in connection therewith. DPCM is not aware of any such corporate opportunity not being offered to DPCM and does not believe the renouncement of DPCM’s interest in any such corporate opportunities impacted DPCM’s search for an acquisition target;

•

members of the DPCM Board are entitled to reimbursement for all out-of-pocket expenses incurred by them on DPCM’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; no such out-of-pocket expenses have been incurred to date and are not expected to exceed $10,000;

•

in order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of DPCM’s directors and officers may, but are not obligated to, loan funds to DPCM as may be required. If a business combination were to be consummated, such loaned amounts would be repaid. In the event that the Transactions fails to close, DPCM could use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. To date, an aggregate of $220,000 is outstanding under such loans. In addition, up to $1,500,000 of such loans could be convertible into warrants identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender. No such convertible loans have been incurred to date with respect to the Transaction, nor are any such convertible loans expected to be incurred;

•

CDPM Sponsor Group II, LLC, an affiliate of the Sponsor, entered into an unsecured promissory note with the Sponsor, which note directed funds advanced thereunder to DPCM in order to fund working capital deficiencies or finance transaction costs in connection with a business combination. If a business combination were to be consummated, such loaned amounts would be repaid. In the event that the Transaction fails to close, the Sponsor may have insufficient funds to repay the promissory note. To date, an aggregate of $200,000 is outstanding under such loans. Other than as set forth above, there are no other amounts (including any fees or out-of-pocket expenses) due to affiliates of the Sponsor upon the consummation of the Transaction;

•

following the consummation of the Transaction, D-Wave will continue to indemnify DPCM’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy for the benefit of such individuals; and

•

Emil Michael, the current Chief Executive Officer of DPCM, is expected to be a director of D-Wave Quantum after the consummation of the Transaction. As such, in the future Mr. Michael will receive any cash fees, stock options, stock awards or other remuneration that D-Wave Quantum’s board of directors determines to pay them.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of DPCM and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors”, “The Transaction — Interests of Certain Persons in the Transaction” and “Beneficial Ownership of Securities” for more information and other risks.

Anticipated Accounting Treatment

While the legal acquirer in the Transaction Agreement is D-Wave Quantum, for financial accounting and reporting purposes under GAAP, D-Wave will be the accounting acquirer and the Transaction will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting and the financial statements of D-Wave Quantum represent the continuation of our financial statements in many respects. Under this method of accounting, DPCM will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, D-Wave will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of D-Wave (i.e., a capital transaction involving the issuance of stock by D-Wave Quantum for the stock of D-Wave).

Exchange Listing

DPCM’s units (each consisting of one share of DPCM Class A Common Stock and one-third of one warrant), DPCM Class A Common Stock and Warrants (each to purchase one share of DPCM Class A Common Stock) are currently traded on the NYSE under the symbols “XPOA.U,” “XPOA” and “XPOA WS.” D-Wave Quantum intends to apply to list its D-Wave Quantum Common Shares and D-Wave Quantum Warrants on the NYSE with the ticker symbols “QBTS” and “QBTS.WS,” respectively. It is a condition to consummate the Transaction that the D-Wave Quantum Common Shares to be issued in connection with the Transaction will have been approved for listing on the NYSE, subject only to official notice of issuance thereof. D-Wave Quantum, D-Wave and DPCM have certain obligations in the Transaction Agreement to use reasonable best efforts in connection with the Transaction, including with respect to satisfying the NYSE listing condition. The NYSE listing condition may be waived by the parties to the Transaction Agreement.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding DPCM, DPCM’s Initial Stockholders, DPCM and/or our respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of DPCM Class A Common Stock or vote their shares in favor of the Transaction Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Transaction. This may result in the completion of the Transaction that may not otherwise have been possible.

Entering into any such incentive arrangements may have a depressive effect on shares of DPCM Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares they own, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Transaction to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. DPCM will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Sources and Uses of Funds for the Transaction

The following table summarizes the sources and uses for funding the Transaction. Where actual amounts are not known or knowable, the figures below represent DPCM’s good faith estimate of such amounts.

Sources	No Redemption(1)	50% Redemption(2)	Maximum Redemption Scenario(3)
Cash Held in Trust Account(4)	$300.2	150.2	0.2
Private Placement Equity Financing(5)	40.0	40.0	40.0
Rollover Equity	1,200.0	1,200.0	1,200.0

Total Sources	$1,540.1	1,350.2	1,240.2

Uses
DPCM Fees and Expenses	$7.0	7.0	7.0
D-Wave Fees & Expenses	8.0	8.0	8.0
Rollover Equity	1,200.0	1,200.0	1,200.0
Cash to Balance Sheet(6)	300.2	177.9	27.9

Total Uses	$1,515.2	1,392.9	1,242.9

(1)	Assumes that none of the holders of public shares of DPCM Class A Common Stock exercise their redemption rights.
(2)	Assumes that holders of 15,000,000 shares of DPCM Class A Common Stock exercise their redemption rights.
(3)	Assumes that holders of 30,000,000 shares of DPCM Class A Common Stock exercise their redemption rights.
(4)	Represents the expected amount of the cash held in the Trust Account prior to the Closing (and prior to any redemption by DPCM Stockholders), excluding any interest earned on the funds.
(5)	Represents the proceeds from the PIPE as of the consummation of the Transaction.
(6)	Represents the sum of proceeds from the PIPE as of the consummation of the Transaction, cash held in the Trust Account prior to the Closing and existing cash on the balance sheet less expenses.

Vote Required for Approval

The Closing is conditioned on the approval of the Transaction Proposal, the Equity Incentive Proposal and the Employee Stock Purchase Plan at the Special Meeting.

The approval of the Transaction Proposal requires the affirmative vote of (i) a majority of the issued and outstanding shares of DPCM Common Stock, voting together as a single class, and (ii) a majority of the outstanding shares of DPCM Class A Common Stock, voting separately as a single series, broker non-votes and the failure to vote on this proposal will have the same effect as a vote “AGAINST” this proposal.

As of the record date, our Sponsor, directors and officers have agreed to vote any shares of DPCM Class A Common Stock and DPCM Class B Common Stock owned by them in favor of the Transaction.

Recommendation of the DPCM Board

THE DPCM BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE TRANSACTION PROPOSAL.

The existence of financial and personal interests of DPCM’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of DPCM and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Transaction — Interests of Certain Persons in the Transaction” for a further discussion.

PROPOSAL NO. 2—THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

Our board of directors approved the D-Wave Quantum 2022 Equity Incentive Plan (the “2022 Plan”), effective as of the consummation of the Transaction, subject to the approval of our shareholders. The purpose of the 2022 Plan is to (i) attract and retain individuals to serve as employees, consultants or directors by providing them the opportunity to acquire an equity interest in the Company or other incentive compensation and (ii) align their interests with those of the Company’s shareholders. We are seeking shareholder approval of the 2022 Plan (i) in order for incentive stock options to meet the requirements of the Code and (ii) in order to comply with the NYSE Listing Rules.

We believe that the 2022 Plan is essential to our success. Equity awards are intended to motivate high levels of performance and align the interests of our directors, employees and consultants with those of our shareholders by giving them an equity stake in the Company and providing a means of recognizing their contributions to the success of the Company. The Board of Directors of DCPM and management believe that equity awards are necessary to remain competitive in our industry and are essential to recruiting and retaining the highly qualified employees who help the Company meet its goals.

If approved by our shareholders, the 2022 Plan will become effective upon the consummation of the Transaction.

Summary of the 2022 Plan

Set forth below is a summary of the material terms of the 2022 Plan. This summary is qualified in its entirety by reference to the complete text of the 2022 Plan, a copy of which is attached to this proxy statement/prospectus statement as Annex B. We urge our shareholders to read carefully the entire 2022 Plan before voting on this proposal.

Administration.    The compensation committee of our board of directors (or subcommittee thereof) will administer the 2022 Plan. The compensation committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under the 2022 Plan and to adopt, alter and repeal rules, guidelines and practices relating to the 2022 Plan. The compensation committee will have full discretion to administer and interpret the 2022 Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility.    Any current or prospective employees, directors, officers, consultants or advisors of the Company who are selected by the compensation committee will be eligible for awards under the 2022 Plan. The compensation committee will have the sole and complete authority to determine who will be granted an award under the 2022 Plan.

Number of Shares Authorized.    Pursuant to the 2022 Plan, we have reserved an aggregate number of shares of our common stock equal to 10% of the shares that will be outstanding as of closing of the Transaction (calculated on a fully-diluted basis) for issuance of awards to be granted thereunder, subject to an annual increase on January 1st of each year for a period of ten years commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (a) 5% of the fully-diluted number of shares of our common stock outstanding on December 31st of the immediately preceding calendar year (inclusive of the share reserve under the ESPP and the 2022 Plan (or any successor to either of the foregoing)) and (b) such smaller number of shares as is determined by our board of directors. The number of shares that may be issued with respect to incentive stock options under the 2022 Plan is equal to                 . The maximum grant date fair value of cash and equity awards that may be awarded to a non-employee director under the 2022 Plan during any one fiscal year, taken together with any cash fees paid to such non-employee director during such fiscal year, in respect of service as a member of the board of directors during such year will be $750,000 (or, $1,000,000 in the event such non-employee director is first appointed or elected to the Board during such fiscal year); provided that the foregoing limitation shall not apply to compensation approved by the other non-employee members of the Board to be provided to a non-employee member of the Board in respect of their service as an employee or consultant (including as an interim officer).    Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, the NYSE and its applicable rules and guidance, and such issuance will not reduce the number of shares available for issuance under the 2022 Plan. The following actions do not reduce the number of shares available for issuance under the 2022 Plan: (1) the expiration or termination of any portion of an award without the shares covered by such portion of the award having been issued, (2) the settlement of any portion of an award in cash, (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an award. The following shares will be added back and again become available for issuance under the 2022 Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an award.

Change in Capitalization.    If there is a change in our capitalization in the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of our common stock or other relevant change in capitalization (including a change in control, as defined in 2022 Plan) or applicable law or circumstances, such that the compensation committee determines that an adjustment to the terms of the 2022 Plan (or awards thereunder) is necessary or appropriate, then the compensation committee shall make adjustments in a manner that it deems equitable, including by: (i) adjusting the number of shares reserved for issuance under the 2022 Plan, the number of shares covered by awards then outstanding under the 2022 Plan, the limitations on awards under the 2022 Plan, the exercise price of outstanding options, the strike price of outstanding stock appreciation rights or any applicable performance measures or criteria, (ii) providing for a substitution or assumption of awards under the 2022 Plan (iii) accelerating the delivery, vesting and/or exercisability of, lapse of restrictions and/or other conditions on, or termination of, awards under the 2022 Plan, (iv) providing for a period of time not exceeding ten (10) days for the exercise of awards under the 2022 Plan prior to the occurrence of such event (v) cancelling any awards under the 2022 Plan in exchange for consideration equal to value of the underlying award, or (vi) such other equitable substitution or adjustments as the compensation committee may determine appropriate.

Awards Available for Grant.    The compensation committee may grant awards of nonqualified stock options, incentive (qualified) stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, other stock-based awards, other cash-based awards, deferred awards or any combination of the foregoing. Awards may be granted under the 2022 Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines, which are referred to herein as “Substitute Awards.”

Stock Options.    The compensation committee will be authorized to grant options to purchase shares of our common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the 2022 Plan shall be nonqualified unless the applicable award agreement expressly states that the option is intended to be an incentive stock option. Options granted under the 2022 Plan will be subject to the terms and conditions established by the compensation committee. Under the terms of the 2022 Plan, the exercise price of the options will not be less than the fair market value (or 110% of the fair market value in the case of a qualified option granted to a 10% shareholder) of our common stock at the time of grant (except with respect to Substitute Awards). Options granted under the 2022 Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the compensation committee and specified in the applicable award agreement. The maximum term of an option granted under the 2022 Plan will be 10 years from the date of grant (or five years in the case of a qualified option granted to a 10% shareholder), provided that if the term of a nonqualified option would expire at a time when trading in the shares of our common stock is prohibited by the Company’s insider trading policy, the option’s term may be extended automatically until the 30th day following the expiration of such prohibition (as long as such extension shall not violate Section 409A of the Code). Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent, or by such other method as the compensation committee may permit in its sole discretion, including (i) by delivery of other property (including previously owned shares that are not subject to any pledge or other security interest) having a fair market value equal to the exercise price and all applicable required withholding taxes, (ii) if there is a public market for the shares of our common stock at such time, by means of a broker-assisted cashless exercise mechanism or (iii) by means of a “net exercise” procedure effected by withholding the minimum number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes, based upon the fair market value of the withheld shares on the date of exercise. In all events of cashless or net exercise, any fractional shares of common stock will be settled in cash.

Stock Appreciation Rights.    The compensation committee will be authorized to award SARs under the 2022 Plan. SARs will be subject to the terms and conditions established by the compensation committee. A SAR is a contractual right that allows a participant to receive, in the form of either cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the 2022 Plan may include SARs, and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs, including with respect to vesting and expiration. Except as otherwise provided by the compensation committee (in the case of Substitute Awards or SARs granted in tandem with previously granted options), the strike price per share of our common stock underlying each SAR shall not be less than 100% of the fair market value of such share, determined as of the date of grant and the maximum term of a SAR granted under the 2022 Plan will be 10 years from the date of grant; provided that if the term of a SAR would expire at a time when trading in the shares of our common stock is prohibited by the Company’s insider trading policy, the SAR’s term may be extended automatically until the 30th day following the expiration of such prohibition (as long as such extension shall not violate Section 409A of the Code).

Restricted Stock.    The compensation committee will be authorized to grant restricted stock under the 2022 Plan, which will be subject to the terms and conditions established by the compensation committee. Restricted stock is common stock that is generally non-transferable and is subject to other restrictions determined by the compensation committee for a specified period. Any accumulated dividends will be payable at the same time that the underlying restricted stock vests.

Restricted Stock Unit Awards.    The compensation committee will be authorized to grant restricted stock unit awards, which will be subject to the terms and conditions established by the compensation committee. A restricted stock unit award, once vested, may be settled in a number of shares of our common stock equal to the number of units earned, in cash equal to the fair market value of the number of shares of our common stock earned in respect of such restricted stock unit award or in a combination of the foregoing, at the election of the compensation committee. Restricted stock units may be settled at the expiration of the period over which the units are to be earned or at a later date selected by the compensation committee. To the extent provided in an award agreement, the holder of outstanding restricted stock units shall be entitled to be credited with dividend equivalent payments upon the payment by us of dividends on shares of our common stock, which accumulated dividend equivalents shall be payable at the same time that the underlying restricted stock units are settled.

Other Stock-Based Awards and Other Cash-Based Awards.    The compensation committee will be authorized to grant awards of unrestricted shares of our common stock, rights to receive grants of awards at a future date, other awards denominated in shares of our common stock, or awards that provide for cash payments based in whole or in part on the value of our common stock under such terms and conditions as the compensation committee may determine and as set forth in the applicable award agreement.

Deferred Awards.    The compensation committee is authorized, subject to limitations under applicable law, to grant to participants deferred awards, which may be a right to receive shares or cash under the 2022 Plan (either independently or as an element of or supplement to any other award under the 2022 Plan), including, as may be required by any applicable law or regulations or determined by the compensation committee, in lieu of any annual bonus, commission or retainer that may be payable to a participant under any applicable, bonus, commission or retainer plan or arrangement, under such terms and conditions as the compensation committee may determine and as set forth in the applicable award agreement.

Effect of a Change in Control.    The following provisions shall apply only in the case an award agreement specifically provided that they will apply. Unless otherwise provided in an award agreement, or any applicable employment, consulting, change in control, severance or other agreement between us and a participant, in the event of a change in control (as defined in the 2022 Plan): (i) if the acquirer or successor company in such change in control has agreed to provide for the substitution, assumption, exchange or other continuation of awards, then, if the participant’s employment with or service to the Company is terminated by the Company without cause (and other than due to death or disability) on or within 12 months following a change in control, then unless otherwise provided by the Committee, all options and SARs held by such participant shall become immediately exercisable with respect to 100% of the shares subject to such Options and SARs, and the restricted period (and any other conditions) shall expire immediately with respect to 100% of the shares of restricted stock and restricted stock units and any other awards (other than another cash-based award) held by such participant (including a waiver of any applicable performance conditions); provided that if the vesting or exercisability of any Award would otherwise be subject to the achievement of performance conditions, the portion of such award that shall become fully vested and immediately exercisable shall be based on the assumed achievement of actual or target performance as determined by the compensation committee; (ii) if the acquirer or successor company in such change in control has not agreed to provide for the substitution, assumption, exchange or other continuation of awards, then unless otherwise provided by the Committee, all options and SARs held by such participant shall become immediately exercisable with respect to 100% of the shares subject to such options and SARs, and the restricted period (and any other conditions) shall expire immediately with respect to 100% of the shares of restricted stock and restricted stock units and any other awards (other than another cash-based award) held by such participant (including a waiver of any applicable performance conditions); provided that if the vesting or exercisability of any award would otherwise be subject to the achievement of performance conditions, the portion of such award that shall become fully vested and immediately exercisable shall be based on the assumed achievement of actual or target performance as determined by the compensation committee; and (iii) in addition, the compensation committee may upon at least ten (10) days’ advance notice to the affected participants, cancel any outstanding award and pay to the holders thereof, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such awards based upon the price per share received or to be received by other stockholders of the Company in the event (it being understood that any option or SAR having a per-share exercise or hurdle price equal to, or in excess of, the fair market value (as of the date specified by the compensation committee) of a share subject thereto may be canceled and terminated without any payment or consideration therefor).

Nontransferability.    Each award may be exercised during the participant’s lifetime by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution unless the compensation committee permits the award to be transferred to a permitted transferee (as defined in the 2022 Plan).

Amendment.    The 2022 Plan will have a term of 10 years. The board of directors may amend, suspend or terminate the 2022 Plan at any time, subject to shareholder approval if necessary to comply with any tax, exchange rules, or other applicable regulatory requirement. No amendment, suspension or termination will materially and adversely affect the rights of any participant or recipient of any award without the consent of the participant or recipient.

The compensation committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to any award theretofore granted will not to that extent be effective without the consent of the affected participant. Unless otherwise required by applicable law, no shareholder approval will be required for any of the following amendments: (i) reducing the exercise price of any option or the strike price of any SAR, (ii) cancelling any outstanding option and replacing it with a new option (with a lower exercise price) or cancelling any SAR and replacing with a new SAR (with a lower strike price) or, in each case, with another award or cash in a manner that would be treated as a repricing (for compensation disclosure or accounting purposes), (iii) taking any other action considered a repricing for purposes of the shareholder approval rules of the applicable securities exchange on which our common shares are listed and (iv) cancelling any outstanding option or SAR that has a per-share exercise price or strike price (as applicable) at or above the fair market value of a share of our common stock on the date of cancellation and paying any consideration to the holder thereof.

Clawback/Forfeiture.    Awards may be subject to clawback or forfeiture to the extent (i) the participant engaged in or engages in activity that is in conflict with or adverse to the interests of the Company, including fraud or conduct contributing to any financial restatements or irregularities, (ii) the participant violates a non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company, (iii) the participant is terminated for Cause (as defined in the 2022 Plan), (iv) required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of NYSE or other applicable securities exchange, or (v) if so required pursuant to a written policy adopted by the Company or the provisions of an award agreement. In addition, the compensation committee will have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes.

Summary of Federal Income Tax Consequences of Awards

The following is a brief summary of the principal United States federal income tax consequences of awards and transactions under the 2022 Plan. This summary is not intended to be exhaustive and, among other things, does not describe local, state or foreign tax consequences.

Stock Options and Stock Appreciation Rights.    A participant will not recognize any income at the time an NSO or SAR is granted, nor will the Company be entitled to a deduction at that time.

•

When a nonqualified option is exercised, the participants will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received as of the date of exercise over the exercise price.

•

When an incentive stock option (“ISO”) is exercised, a participant will not recognize any income at the time of grant or exercise. However, the excess of the fair market value of the shares received on the date of exercise over the exercise price paid could create a liability under the alternative minimum tax.

•

If a participant disposes of the shares acquired on exercise of an ISO after the later of two years after the date of grant of the ISO or one year after the date of exercise of the ISO (the “holding period”), the gain (i.e., the excess of the proceeds received on sale over the exercise price paid), if any, will be long-term capital gain eligible for favorable tax rates.

•

If the participant disposes of the shares prior to the end of the holding period, the disposition is a “disqualifying disposition”. The participant will then recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the lesser of (i) the fair market value of the shares received on the date of exercise or (ii) the amount received for the shares, over the exercise price paid. The balance of the gain or the loss, if any, will be long-term or short-term capital gain or loss, depending on how long the shares were held by the participant prior to disposition. If a participant recognizes ordinary income as a result of a disqualifying disposition, the Company will be entitled to a deduction in the same amount as the participant recognizes ordinary income.

•

When a SAR is exercised, a participant will recognize ordinary income in an amount equal to the cash received or, if the SAR is paid in shares, the fair market value of the shares received as of the date of exercise.

Upon the exercise of stock options or SARs, the compensation committee may require that the participant pay the Company an amount sufficient to satisfy any applicable tax withholding obligations (as calculated at the applicable minimum statutory rate). The compensation committee may also accept payment of tax withholding obligations through any of the exercise price payment methods described in the 2022 Plan.

The Company will be entitled to a tax deduction with respect to an nonqualified option in the same amount as the participant recognizes income. The Company is not entitled to a deduction as a result of the grant or exercise of an ISO.

•

Restricted Stock Units and Restricted Stock:    A participant will not recognize any income at the time an RSU or award of restricted stock is granted, nor will the Company be entitled to a deduction at that time.

•	Upon settlement of an RSU: The participant will recognize ordinary income in an amount equal to the fair market value of the shares received or, if the RSU is paid in cash, the amount payable.

•

Upon vesting of shares of restricted stock:    In the year in which shares of restricted stock are no longer subject to a substantial risk of forfeiture (i.e., in the year that the shares vest), the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of vesting over the amount, if any, the participant paid for the shares. A participant may, however, elect within 30 days after being granted restricted stock to recognize ordinary income in the year of receipt instead of the year of vesting. If an election is made, the amount of income recognized by the participant will be equal to the excess of the fair market value of the shares on the date of receipt over the amount, if any, the participant paid for the shares.

Payroll taxes are required to be withheld from the participant on the amount of ordinary income recognized by the participant. The Company will be entitled to a tax deduction in the same amount as the participant recognizes income.

Cash Awards.    A participant will not recognize any income at the time a cash-based award is granted. The participant will recognize income at the time that cash is paid to the participant pursuant to a cash-based award, in the amount paid. The Company will satisfy the participant’s tax withholding obligations by withholding cash from the payment. The Company will be entitled to a tax deduction in the same amount as the participant recognizes income.

New Plan Benefits

Awards under the 2022 Plan are subject to the discretion of the compensation committee of the D-Wave Quantum Board and thus the grants that may be made to eligible persons under the 2022 Plan are not currently determinable.

Interests of DPCM’s Directors and Officers in the Equity Incentive Plan Proposal

When you consider the recommendation of our Board in favor of approval of the 2022 Plan, you should keep in mind that certain of our directors and officers have interests in the 2022 Plan that are different from, or in addition to, your interests as a stockholder or warrant holder, including, among other things, the potential future issuance of awards to Emil Michael as a director of D-Wave Quantum. See the section titled “The Transaction—Interests of Certain Persons in the Transaction” for a further discussion.

Equity Compensation Plan Information

As of December 31, 2021, DPCM had no compensation plans (including individual compensation arrangements) under which equity securities of DPCM were authorized for issuance.

Registration with the SEC

If the 2022 Plan is approved by our stockholders and becomes effective, D-Wave Quantum intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2022 Plan as soon as reasonably practicable after D-Wave Quantum becomes eligible to use such form.

Vote Required for Approval

Approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of DPCM Class A Common Stock and DPCM Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote online at the virtual Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Equity Incentive Plan Proposal.

Adoption of the Equity Incentive Plan Proposal is conditioned on the approval of the Transaction Proposal and the Employee Stock Purchase Plan Proposal at the Special Meeting.

The closing is conditioned on the approval of the Transaction Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal at the Special Meeting.

The Sponsor has agreed to vote the shares of DPCM common stock owned by them in favor of the Equity Incentive Plan Proposal. See “Proposal No. 1—The Transaction Proposal — Related Agreements —Sponsor Support Agreement” for more information.

Recommendation of the DPCM Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS

THAT DPCM STOCKHOLDERS VOTE “FOR”

THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 3—THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

Our board of directors approved the D-Wave Quantum Employee Stock Purchase Plan (the “ESPP”) and adopt the ESPP, effective as of the consummation of the Transaction, subject to the approval of our shareholders. The purpose of the ESPP is to provide eligible employees of the Company and certain designated subsidiaries with a convenient opportunity to purchase shares of our common stock. We believe by providing eligible employees with an opportunity to increase their proprietary interest in the success of the Company, the ESPP will motivate employees to offer their maximum effort to the Company and help focus them on the creation of long-term value consistent with the interests of our shareholders.

If approved by our shareholders, the ESPP will become effective upon the consummation of the Transaction.

Summary of the Employee Stock Purchase Plan

Set forth below is a summary of the material terms of the ESPP. This summary is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex E. We urge our shareholders to read carefully the entire ESPP before voting on this proposal.

Administration.     The compensation committee of our board of directors (or any person or institution selected by the compensation committee) will administer the ESPP. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under the ESPP, the plan administrator has full discretion to administer and interpret the ESPP and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the duration, frequency, start date and end dates of offering periods. The ESPP includes two components: a 423 Component and a Non-423 Component. D-Wave Quantum intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by D-Wave Quantum Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Eligibility.     Generally, all regular employees, including executive officers, employed by the Company or one of the Company’s designated subsidiaries, will be eligible to participate in the ESPP and may contribute, normally through payroll deductions, an aggregate amount equal to their contribution for the purchase of our common stock under the ESPP. Unless otherwise determined by the plan administrator, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share equal to not less than the lesser of (i) 85% of the fair market value of a share of common stock on the first trading date of an offering or (ii) 85% of the fair market value of a share of common stock on the date of purchase. The administrator may impose different eligibility requirements with respect to the Non-423 Component.

Number of Shares Authorized.     Pursuant to the ESPP, we have reserved an aggregate number of shares of our common stock for issuance of awards to be granted thereunder equal to 5% of the shares that will be outstanding as of closing of the Transaction (calculated on a fully-diluted basis), subject to an annual increase on January 1st of each year for a period of ten years commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (a) 1% of the fully-diluted number of shares of our common stock outstanding on December 31st of the immediately preceding calendar year (inclusive of the share reserve under the ESPP and the 2022 Plan (or any successor to either of the foregoing)), (b)              shares and (c) such smaller number of shares as is determined by our board of directors. For the avoidance of doubt, up to the maximum number of shares reserve under the ESPP may be used to satisfy purchases of shares under the 423 Component of the ESPP and any remaining portion may be used to satisfy purchases of shares under the Non-423 Component.

Limitations.     Employees may have to satisfy one or more of the following service requirements before participating in the 423 Component of the ESPP, as determined by the plan administrator, including: (i) being customarily employed for more than 20 hours per week; (ii) being customarily employed for more than five months per calendar year; or (iii) classified as an employee for tax purposes. No employee will be eligible for the grant of any purchase rights under the 423 Component of the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our capital stock measured by vote or value pursuant to Section 424(d) of the Code.

Changes to Capital Structure.     In the event that there occurs a change in the Company’s capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transactions, the plan administrator will make appropriate adjustments to (i) the class(es) and maximum number of shares reserved under the ESPP, (ii) the class(es) and maximum number of shares by which the share reserve may increase automatically each year, (iii) the class(es) and maximum number of shares and purchase price applicable to all outstanding offerings and purchase rights and (iv) the class(es) and number of shares that are subject to purchase limits under ongoing offerings.

Corporate Transactions.     In the event of a corporate transaction, as defined in the ESPP, any then-outstanding rights to purchase shares under the ESPP may be assumed, continued or substituted by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such purchase rights, then each offering period in progress will be shortened and a new purchase date will be set by the compensation committee, and such purchase rights will terminate immediately.

ESPP Amendment or Termination.     Our board of directors will have the authority to amend or terminate the ESPP, provided that except in certain circumstances such amendment or termination may not materially and adversely affect any outstanding purchase rights without the holder’s consent. The Company must obtain shareholder approval of any amendment to the ESPP to the extent required by applicable law or listing rules.

Certain Federal Income Tax Consequences of Participating in the ESPP

The following brief summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the shares purchased under the ESPP does not purport to be complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or non-U.S. jurisdiction in which the participant may reside.

423 Component of the ESPP. Rights granted under the 423 Component of the ESPP, and the right of U.S. participants to make purchases thereunder, are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon whether the sale occurs before or after expiration of the holding periods described in the following sentence. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) the excess of the fair market value of a share on the offering date that the right was granted over the purchase price for the right as determined on the offering date. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally will not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Non-423 Component of the ESPP. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by D-Wave Quantum or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to the fair market value of the shares on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after the shares are transferred to the participant.

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make an individual decision regarding whether and to what extent to participate in the ESPP. Therefore, DPCM cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Interests of DPCM’s Directors and Officers in the Employee Stock Purchase Plan Proposal

When you consider the recommendation of our board of directors in favor of approval of the ESPP, you should keep in mind that certain of DPCM’s board of directors and officers have interests in the ESPP that are different from, or in addition to, your interests as a stockholder or warrant holder, including, among other things, the existence of financial and personal interests. See the section titled “The Transaction—Interests of Certain Persons in the Transaction” for a further discussion.

Vote Required for Approval

Approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of DPCM Class A Common Stock and DPCM Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote online at the virtual Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Equity Incentive Plan Proposal.

Adoption of the Employee Stock Purchase Plan Proposal is conditioned on the approval of the Transaction Proposal and the Equity Incentive Plan Proposal at the Special Meeting.

The closing is conditioned on the approval of the Transaction Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal at the Special Meeting.

The Sponsor has agreed to vote the shares of DPCM common stock owned by them in favor of the Employee Stock Purchase Plan Proposal. See “Proposal No. 1—The Transaction Proposal — Related Agreements — Sponsor Support Agreement” for more information.

Recommendation of the DPCM Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS

THAT DPCM STOCKHOLDERS VOTE “FOR”

THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

PROPOSAL NO. 4—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the DPCM Board to submit a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Transaction Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Special Meeting and is not approved by the stockholders, the DPCM Board may not be able to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Transaction Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal. In such events, the Transaction would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of DPCM Class A Common Stock and DPCM Class B Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class. Failure to vote by proxy or to vote in person (which would include presence at the virtual Special Meeting) at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

The Adjournment Proposal is not conditioned upon any other proposal.

Recommendation of the DPCM Board

THE DPCM BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of DPCM’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of DPCM and its stockholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Transaction — Interests of Certain Persons in the Transaction” for a further discussion.

ADDITIONAL INFORMATION

Accounting Treatment

While the legal acquirer in the Transaction Agreement is D-Wave Quantum, for financial accounting and reporting purposes under GAAP, D-Wave will be the accounting acquirer and the Transaction will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting and the financial statements of D-Wave Quantum represent the continuation of our financial statements in many respects. Under this method of accounting, DPCM will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, D-Wave will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of D-Wave (i.e., a capital transaction involving the issuance of stock by D-Wave Quantum for the stock of D-Wave).

Appraisal and Dissenters’ Rights

Appraisal rights or dissenters’ rights are not available to holders of the DPCM Common Stock in connection with the Transaction. Dissenting D-Wave Shareholders are entitled to dissent pursuant to the Plan of Arrangement. See “Summary—Appraisal and Dissenting Rights” and “Proposal No. 1—The Transaction Proposal — Related Agreements —Plan of Arrangement.”

Legal Matters

The legality of the D-Wave Quantum Common Shares and D-Wave Quantum Warrants offered by the proxy statement/prospectus will be passed upon for DPCM and D-Wave Quantum by Greenberg Traurig, P.A. Certain legal matters relating to U.S. law will be passed upon for D-Wave by Paul, Weiss, Rifkind, Wharton & Garrison LLP. Certain Canadian legal matters will be passed upon for D-Wave by Blake, Cassels & Graydon LLP. Certain Canadian legal matters will be passed upon for DPCM and D-Wave Quantum by Stikeman Elliott LLP.

Experts

The financial statements of D-Wave Systems Inc. at December 31, 2021 and 2020, and for the years then ended, included in this proxy statement of DPCM Capital, Inc. have been so included in reliance of the report (which contains an explanatory paragraph relating to D-Wave Systems Inc.’s ability to continue as a going concern as described in Note 2 to the financial statements), of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on their authority of such firm as experts in accounting and auditing.

The financial statements of DPCM Capital, Inc. as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period March 24, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in its report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of DPCM Capital, Inc. to continue as a going concern as described in Note 1 to such financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

Householding Information

Unless we have received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are DPCM Stockholders will be “householding” this proxy statement/prospectus. DPCM Stockholders who participate in “householding” will continue to receive separate proxy cards. If stockholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at DPCM Capital, Inc., 382 NE 191 Street, #24148, Miami, Florida 33179 or by telephone at (305) 857-5086, to inform us of their request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

Transfer Agent and Registrar

The transfer agent for DPCM Capital, Inc.’s securities is Continental Stock Transfer Company. The transfer agent for D-Wave Quantum Inc. is expected to be, together, Computershare Trust Company, N.A. and Computershare Inc.

Future Stockholder Proposals

The Special Meeting to be held on                 , 2022 will be held in lieu of the 2022 annual meeting of DPCM. The next annual meeting of stockholders will be held in 2023. For any proposal to be considered for inclusion in our proxy statement/prospectus and form of proxy for submission to the stockholders at DPCM’s 2023 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and DPCM’s bylaws. Such proposals must be received by us at our executive offices a reasonable time before we begin to print and mail its 2022 annual meeting proxy materials in order to be considered for inclusion in the proxy materials for the 2022 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statement and other information with the SEC required by the Exchange Act. Our public filings are available to the public from the SEC’s website at www.sec.gov. You may request a copy of our filings with the SEC (excluding exhibits) at no cost by contacting us at the address and/or telephone number below.

If you would like additional copies of this proxy statement/prospectus or our other filings with the SEC (excluding exhibits) or if you have questions about the Transaction or the proposals to be presented at the Special Meeting, you should contact us at the following address and telephone number:

DPCM Capital, Inc.

382 NE 191 Street, #24148

Miami, FL 33179

(305) 857-5086

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from our proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow Street, 5th

Floor, South Tower

Stamford CT 06902

Tel: Toll-Free (800) 662-5200 or (203) 658-9400

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a DPCM Stockholder and would like to request documents, please do so by                , 2022, or five business days prior to the Special Meeting, in order to receive them before the Special Meeting. If you request any documents from us, such documents will be mailed to you by first class mail, or another equally prompt means.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus in addition to being a proxy statement for the Special Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.

We are responsible for all the information contained in this proxy statement/prospectus. Such information does not constitute any representation, estimate or projection of any other party. This document is a proxy statement for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Transaction or the parties thereto, including us, which is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Audited consolidated financial statements of D-Wave Systems Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020

Condensed consolidated financial statements of D-Wave Systems Inc. as of March 31, 2022 and December 31, 2021 and for the three months ended March 31, 2022 and 2021

DPCM Capital, Inc. Financial Statements

DPCM Capital, Inc. Financial Statements as of March 31, 2022 and December 31, 2021 and for the three months ended March 31, 2022 and 2021

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of D-Wave Systems Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of D-Wave Systems Inc. and its subsidiaries (together, the Company) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, including the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has recurring losses from operations and cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

PricewaterhouseCoopers LLP

PricewaterhouseCoopers Place, 250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada V6C 3S7

T: +1 604 806 7000, F: +1 604 806 7806

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada

March 15, 2022

We have served as the Company’s auditor since 2010.

D-Wave Systems Inc.

Consolidated balance sheets

	December 31,
(In thousands of U.S. dollars, except share and per share data)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$9,483	$21,335
Trade accounts receivable, net	421	590
Research incentives receivable	4,774	15,585
Inventories	2,114	2,521
Prepaid expenses and other current assets	1,116	1,253
Deferred offering costs	1,250	—

Total current assets	$19,158	$41,284
Property and equipment, net	3,249	2,894
Operating lease right-of-use assets	8,578	2,948
Intangible assets, net	272	148
Other noncurrent assets	1,353	187

Total assets	$32,610	$47,461

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	2,109	2,176
Accrued expenses and other current liabilities	3,614	3,183
Current portion of operating lease liabilities	1,687	1,544
Loans payable, net, current	220	355
Deferred revenue, current	2,665	4,713

Total current liabilities	10,295	11,971
Operating lease liabilities, net of current portion	6,990	1,440
Loans payable, noncurrent	12,233	1,321
Deferred revenue, net, noncurrent	54	—
Other noncurrent liabilities	18	—

Total liabilities	$29,590	$14,732

Commitments and contingencies (Note 14)
Stockholders’ equity:
Non-redeemable convertible preferred stock, no par value; unlimited number of shares authorized as of December 31, 2021 and 2020; 137,765,828 shares issued and outstanding as of December 31, 2021 and 2020.	189,881	189,881
Common stock, no par value; unlimited number of shares authorized; 3,166,949 and 3,061,746 shares issued and outstanding as of December 31, 2021 and 2020, respectively.	2,610	2,492
Additional paid-in capital	146,240	144,537
Accumulated deficit	(325,268)	(293,723)
Accumulated other comprehensive loss	(10,443)	(10,458)

Total stockholders’ equity	$3,020	$32,729

Total liabilities and stockholders’ equity	$32,610	$47,461

The accompanying notes are an integral part of these consolidated financial statements.

D-Wave Systems Inc.

Consolidated statements of operations and comprehensive loss

	Year ended December 31,
(In thousands of U.S. dollars, except share and per share data)	2021	2020
Revenue	6,279	5,160
Cost of revenue	1,750	915

Gross profit	4,529	4,245
Operating expenses:
Research and development, net	25,401	20,411
General and administrative	11,897	11,587
Sales and marketing	6,179	3,714

Total operating expenses	43,477	35,712

Loss from operations	(38,948)	(31,467)
Other income:
Interest expense	(1,728)	(5,257)
Government assistance	7,167	12,027
Gain on debt extinguishment	—	3,873
Gain on settlement of warrant liability	—	7,836
Gain on investment in marketable securities	1,163	—
Other income, net	801	2,969

Total other income, net	7,403	21,448

Net loss	$(31,545)	$(10,019)

Net loss per share, basic and diluted	$(0.28)	$(0.08)

Weighted-average shares used in calculating net loss per share, basic and diluted	111,911,127	121,358,898

Comprehensive loss:
Net loss	$(31,545)	$(10,019)
Foreign currency translation adjustment, net of tax	15	(82)

Comprehensive loss	$(31,530)	$(10,101)

The accompanying notes are an integral part of these consolidated financial statements.

D-Wave Systems Inc.

Consolidated statements of stockholders’ equity

	Non-redeemable convertible preferred stock		Common shares		Additional Paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total stockholders’ (deficit) equity
(In thousands of U.S. dollars, except share data)	Shares	Amount	Shares	Amount
Balances at December 31, 2019	135,012,939	$152,091	15,220,212	$16,337	$21,784	$(283,704)	$(10,376)	$(103,868)
D-Wave exercise of stock options			11,250	10	(6)			4
D-Wave stock-based compensation					269			269
D-Wave issuance of preferred stock pursuant to exercise of warrants	313,159	818						818
D-Wave share issuance costs		(110)						(110)
D-Wave stock exchanged on transaction (See Note 2)	(135,326,098)	(152,799)	(15,231,462)	(16,347)				(169,140)
DWSI Common Stock issued on D-Wave common stock conversion (see Note 2)			3,060,746	2,491	5,966			8,450
DWSI Class A Preferred Stock issued on D-Wave preferred stock conversion (See Note 2)	27,065,220	47,336			113,354			160,690
DWSI Class B Preferred Stock issued for cash (See Note 2)	53,958,748	43,679						43,679
DWSI Class B Preferred Stock issued on D-Wave convertible debt transfer (see Note 2)	56,741,860	99,298						99,298
DWSI share issuance costs		(432)						(432)
DWSI fair value of warrants issued for services					450			450
DWSI exercise of stock options			1,000	1				1
DWSI stock-based compensation					2,720			2,720
Foreign currency translation adjustment, net of tax							(82)	(82)
Net loss						(10,019)		(10,019)

Balances at December 31, 2020	137,765,828	189,881	3,061,746	$2,492	$144,537	$(293,723)	$(10,458)	$32,729

D-Wave exercise of stock options			105,203	118	(36)			82
D-Wave stock-based compensation					1,739			1,739
Foreign currency translation adjustment, net of tax							15	15
Net loss						(31,545)		(31,545)

Balances at December 31, 2021	137,765,828	$189,881	3,166,949	$2,610	$146,240	$(325,268)	$(10,443)	$3,021

The accompanying notes are an integral part of these consolidated financial statements.

D-Wave Systems Inc.

Consolidated statements of cash flows

	Year ended December 31,
(In thousands of U.S. dollars)	2021	2020
Cash flows from operating activities:
Net loss	$(31,545)	$(10,019)
Adjustments to reconcile net loss to cash used in by operating activities:
Depreciation and amortization	1,534	1,886
Stock-based compensation	1,739	2,989
Amortization of operating right of use assets	1,068	840
Provision for excess and obsolete inventory	269	246
Non-cash interest expense on convertible debt	—	5,095
Non-cash interest expense on government assistance	1,722	137
Gain on settlement of warrant liability	—	(7,836)
Gain on investments in marketable securities	(1,163)	—
Gain on debt extinguishment	—	(3,873)
Interest benefit on debt	(19)	—
Government assistance	(7,140)	(12,027)
Fair value of warrants issued for services	—	451
Non-cash lease expense	—	201
Unrealized foreign exchange loss (gain)	(100)	(287)
Change in operating assets and liabilities:
Trade accounts receivable	163	8,002
Research incentive receivable	2,236	(9,053)
Inventories	182	(652)
Prepaid expenses and other current assets	(1,012)	(16)
Trade accounts payable	(379)	1,279
Accrued expenses and other current liabilities	578	(5,579)
Deferred revenue	(1,902)	(335)
Operating lease liability	(1,031)	(736)

Net cash used in operating activities	(34,800)	(29,287)

Cash flows from investing activities:
Purchase of property and equipment	(1,774)	(736)
Purchase of software	(225)	(53)

Net cash used in investing activities	(1,999)	(789)

Cash flows from financing activities:
Proceeds from issuance of preferred stock for cash	—	43,679
Proceeds from government assistance	25,147	—
Proceeds from debt financing	111	—
Share issuance costs	—	(542)
Proceeds from issuance of common stock upon exercise of stock options	85	5
Debt payment	(31)	—
Government loan payment	(399)	—
Proceeds from exercise of warrants	—	2

Net cash provided by financing activities	24,913	43,144

Effect of exchange rate changes on cash and cash equivalents	34	(13)
Net (decrease) increase in cash and cash equivalents	(11,852)	13,055

Cash and cash equivalents at beginning of period	$21,335	$8,280

Cash and cash equivalents at end of period	$9,483	$21,335

Supplemental disclosure of noncash investing and financial activities:
Operating lease right-of-use assets recognized in exchange for new operating lease obligations	$11,870	$4,932

Acquisition of property and equipment included in account receivable and payable	$14	$(79)

Cash payments included in the measurement of operating lease liabilities	$1,573	$1,474

Unpaid deferred costs	$1,142	$—

The accompanying notes are an integral part of these consolidated financial statements.

D-Wave Systems Inc.

Notes to consolidated financial statements

1.	Description of business

D-Wave Systems Inc. (“D-Wave” or the “Company”), previously DWSI Holdings Inc. (“DWSI”) is a commercial quantum computing company that provides customers with a full suite of professional services and web-based access to its superconducting quantum computer systems and integrated software environment through its cloud service, LeapTM. Historically, the Company has developed its own annealing superconducting quantum computer systems and associated software and its current-generation quantum system is the D-Wave AdvantageTM. During the year ended December 31, 2021, the Company initiated the development of a gate-model quantum computing system.

References to the “Company” herein for the periods before April 14, 2020, shall be to D-Wave Inc., a federally incorporated corporation (“Old D-Wave”) and its subsidiaries, collectively. References to the “Company” from April 14, 2020 to December 31, 2020 (inclusive) shall be to DWSI and its subsidiaries, collectively. References to the “Company” herein for the periods including and after January 1, 2021, shall be to D-Wave Systems Inc. and its subsidiaries, collectively.

D-Wave is a British Columbia corporation headquartered in Burnaby, British Columbia.

On February 7, 2022, DPCM Capital Inc., a Delaware corporation (the “SPAC” or “DPCM”), and D-Wave entered into a definitive Transaction Agreement by and among DPCM, D-Wave, D-Wave Quantum Inc., a Delaware corporation and a direct, wholly owned subsidiary of SPAC (the “Issuer”), DWSI Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Issuer (“Merger Sub”) and a separate entity from the former DWSI, DWSI Canada Holdings ULC, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of the Issuer (“CallCo”), D-Wave Quantum Technologies Inc., a British Columbia corporation and a direct, wholly-owned subsidiary of CallCo, pursuant to which, among other things: a) Merger Sub will merge with and into DPCM, with DPCM surviving as a direct, wholly owned subsidiary of the Issuer, and b) D-Wave will become an indirect subsidiary of the Issuer (the “Merger”).

For the years ended December 31, 2021 and 2020, the Company’s revenue was derived primarily from customers located in the United States, Japan, and Germany.

2.	Basis of presentation and summary of significant accounting policies

The Company has prepared the accompanying financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) of the Financial Accounting Standards Board (“FASB”).

Liquidity and going concern

The Company has prepared its consolidated financial statements assuming that it will continue as a going concern. Since its inception, the Company has incurred net losses and negative cash flows from operations. As of December 31, 2021, and 2020, the Company had an accumulated deficit of $325.3 million and $293.7 million, respectively. For the years ended December 31, 2021, and 2020, the Company incurred a net loss of $31.5 million and $10.0 million, respectively and had net cash outflows from operations of $34.8 million and $29.3 million, respectively. The Company expects to incur additional operating losses and negative cash flows from operations as it continues to expand its commercial operations and research and development programs.

During the year ended December 31, 2021, the Company secured $25.1 million in additional financing through an arrangement with the Strategic Innovation Fund (“SIF”) to receive up to C$40 million in repayable contributions. As of December 31, 2021, the Company had received $25.1 million (C$32 million) from SIF. As of December 31, 2021, the Company had $9.5 million of cash and cash equivalents and $8.9 million of working capital.

As further discussed in Note 1 – Description of the business, on February 7, 2022, the Company entered into a Transaction Agreement with DPCM. In addition to the cash resources that will be made available through the Merger, the Company anticipated $40.0 million in additional financing will be made available to the Company through a Private Investment in Public Equity (“PIPE”) offering. There can be no assurance that the Merger and the PIPE offering will be completed as currently contemplated, or at all.

As further discussed in Note 17 – Subsequent events, on March 3, 2022, the Company entered into a Venture Loan and Security Agreement (the “Venture Loan Agreement”) with PSPIB Investments II Inc. (“PSPIB”), as the lender. Under the Venture Loan Agreement, term loans in an aggregate principal amount of $25.0 million have become available to the Company in three tranches, subject to certain terms and conditions. The maturity date of these term loans is the earliest of December 31, 2022, or the closing of the Merger.

To the extent additional capital is not obtained through the Merger and PIPE offering, or through the cash received in connection with the Merger, management will be required to obtain additional capital through the sale of debt or equity, or other arrangements. However, there can be no assurance that the Company will be able to raise additional capital when needed or under acceptable terms. The sale of additional equity may dilute existing stockholders and newly issued shares may contain senior rights and preferences compared to currently outstanding shares. Any future debt may contain covenants and limit the Company’s ability to pay dividends or make other distributions to stockholders. If the Company is unable to obtain additional financing, operations may be scaled back or discontinued. These conditions give rise to material uncertainties that may cast substantial doubt on the ability of the Company’s ability to continue as a going concern.

These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. Such adjustments could be material.

Principles of consolidation

The consolidated financial statements include the accounts of the Company. All intercompany accounts and transactions have been eliminated on consolidation.

Transaction between entities under common control

In April 2020, DWSI was formed with the primary objective of facilitating additional financing from existing shareholders and additional investors.

Old D-Wave, certain shareholders holding more than 75% of the equity securities, all the holders of the convertible notes of Old D-Wave and certain parties who wished to provide equity financing to the Company executed a Recapitalization Agreement (the “Transaction”) whereby DWSI was formed. In order to facilitate the additional financing all outstanding warrants, common stock, preferred stock and convertible notes of Old D-Wave were converted or assigned to DWSI for newly issued preferred and common stock of the Company.

The Company was able to achieve this additional financing in April 2020 through the issuance of DWSI’s Class B Preferred Stock. DWSI issued 11,787,320 Class B1 Preferred Stock, 13,142,857 Class B2 Preferred

Stock and 29,000,000 Class B3 Preferred Stock for $43.6 million of proceeds. The DWSI newly non-redeemable convertible preferred stock issue price was $1.75 per share for Class B1 and Class B2 Preferred Stock and $0.00001 for Class B3 Preferred Stock.

The Transaction was recorded as a transaction between entities under common control that led to a change in the reporting entity. In the accompanying consolidated financial statements, the assets and the liabilities and relating operations of the transferring entity (Old D-Wave) are retrospectively presented at their carrying amounts without change in the basis for all periods during which Old D-Wave was under common control. The share capital as well as the share and per share information included in the accompanying consolidated financial statements have been retrospectively adjusted to reflect the share capital of the Company after the Transaction. Differences in the par value of the common stock between the transferring and the receiving entity were reflected by adjustments to the non-redeemable convertible preferred stock and additional paid-in capital.

Amalgamation of Old D-Wave and DWSI

In order to simplify the corporate structure of DWSI Holdings Inc. and to reduce administrative costs, effective January 1, 2021, the Company completed a vertical short-form amalgamation pursuant to the British Columbia Business Corporations Act with its previously wholly owned subsidiary, Old D-Wave. Pursuant to the amalgamation, all of the issued and outstanding equity securities of Old D-Wave were cancelled, and the assets and liabilities of Old D-Wave were assumed by the Company. Immediately after the amalgamation, DWSI Holdings Inc. changed its name to D-Wave Systems Inc. No additional equity securities were issued in connection with the amalgamation and the share capital of the Company remained unchanged.

The amalgamation did not have a significant effect on the business and operations of D-Wave.

COVID-19 pandemic

The Company is subject to risks and uncertainties relating to the ongoing outbreak of the novel strain of coronavirus (“COVID-19”), which the World Health Organization declared a pandemic in March 2020. The COVID-19 pandemic has resulted in authorities implementing numerous measures to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. Work-from-home and other measures have introduced additional operational risks, including cybersecurity risks, and may adversely affect the way the Company and its third-party partners operate. The extent to which the COVID-19 pandemic impacts the Company’s workforce, business, financial condition, and results of operations will depend on future developments, which are highly uncertain and cannot be predicted at this time. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results may be materially adversely affected. As of December 31, 2021, and 2020, the Company’s business, results of operation and financial condition was not significantly impacted due to the effects of COVID-19.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in the Company’s consolidated financial statements and accompanying notes as of the date of the consolidated financial statements. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. On an ongoing basis, management evaluates its estimates as there are changes in circumstances, facts, and experience.

The Company’s accounting estimates and assumptions may change over time in response to COVID-19 and the change could be material in future periods. As of the date of issuance of these consolidated financial statements, the Company is not aware of any specific event or circumstances that would require the Company to update estimates, judgments or revise the carrying value of any assets or liabilities. Actual results may differ from those estimates or assumptions.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting and consulting fees incurred through the balance sheet date that are directly related to the Merger mentioned in Note 1 – Description of the business and that will be charged to shareholder’s equity upon the completion of the Merger mentioned in Note 1. Should the Merger prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. As of December 31, 2021, the Company recorded $1.2 million in transaction costs in deferred offering costs in its consolidated balance sheets. As of December 31, 2020, no transaction costs were accrued.

Operating segment

Operating segments are defined as components of an enterprise for which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s Chief Executive Officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for allocating and evaluating financial performance. As such, the Company views its operations and manages its business in one operating and reportable segment (See Note 16 - Geographic areas).

Foreign currency translation and transactions

The Company’s reporting currency is the US dollar. Generally, the functional and reporting currency of its international subsidiaries is the currency of their primary economic environment. Accordingly, all foreign balance sheet accounts have been translated into the U.S. dollars using the rate of exchange at the respective balance sheet date. Components of the consolidated statements of operation and comprehensive loss have been translated at the average exchange rate for the year or the corresponding period. Translation gains and losses are recorded in accumulated other comprehensive loss as a component of stockholders’ equity. Gains or losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in the consolidated statements of operations and comprehensive loss. For the years ended December 31, 2021, and 2020, the Company recorded $608,000 and $623,000 in foreign currency transaction gains, respectively, in other income in its consolidated statements of operations and comprehensive loss.

Comprehensive loss

Comprehensive loss consists of two components, net loss and other comprehensive loss. The Company’s other comprehensive loss consists of foreign currency translation adjustments that result from consolidation of its foreign entities.

Cash and cash equivalents

The Company’s cash and cash equivalents consists of money held in demand depositary accounts and highly liquid investments, including commercial papers with original maturities of three months or less at the date of the purchase. The carrying amount of cash and cash equivalents was $9.5 million and $21.3 million as of December 31, 2021, and 2020, respectively, which approximates fair value and was determined based upon Level 1 inputs. The Company’s short-term investments, including commercial papers included in cash equivalents are carried at fair market value based on market quotes and other observable inputs (Level 2 inputs).

The following table provides a reconciliation of cash and cash equivalents on the consolidated balance sheets to the totals presented on the consolidated statement of cash flows (in thousands):

	December 31,
	2021	2020
Cash	$9,483	$10,272
Cash equivalents - commercial papers	—	11,063

Total cash and cash equivalents on the consolidated statements of cash flows	$9,483	$21,335

Trade accounts receivable, net

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company periodically reviews the need for an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the Company’s customers’ respective financial conditions, the amounts of receivables in dispute and the current receivables aging and current payment patterns. To the extent identified, account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. To date, the Company’s customers have proven to be credit worthy. As of December 31, 2021, and 2020, the Company did not recognize any material write-offs and has not recorded activity for its allowance for doubtful accounts.

Inventories

Inventories are stated at the lower of cost, using the weighted average cost method, or net realizable value. Inventory that is obsolete or in excess of forecasted usage is written down to its estimated net realizable value based on the assumptions about future demand and market conditions. Inventory write-downs are charged to cost of revenue and establish a new cost basis for the inventory. Inventories include raw materials, which consist of parts and supplies used in the Company’s manufacturing process and research and development activities as well as service parts for the Company’s quantum computer systems, work-in-process and finished goods.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment. Depreciation is recognized using the straight-line method over the estimated useful lives of the depreciable property, or for leasehold improvements, the remaining term of the lease, whichever is shorter. Costs for capital assets not yet placed into service are capitalized as construction-in-progress and depreciated once placed into service. The Company’s estimated useful lives of its property and equipment are as follows:

Estimated Useful Lives
Quantum computer systems	5 years
Lab equipment	5 years
Computer equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of expected lease term or estimated useful life

Upon sale or retirement of the assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations and comprehensive loss. Expenditures for general maintenance and repairs are expensed as incurred.

Intangible assets, net

The Company’s intangible assets consist of acquired computer software, including off-the-shelf software applications as well as costs associated with systems’ implementations. Computer software is stated at cost less accumulated amortization and impairment. Off-the-shelf software is amortized on a straight-line basis over three years while the costs of implementing systems are amortized over the initial licence term. Annual licence fees for off-the-shelf software are expensed as incurred.

Internally developed software

Costs related to the formulation and design of internally developed software are expensed as incurred to research and development.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment and other long-term assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount of the underlying asset exceeds its fair value.

The Company did not record any impairment loss on long-lived assets during the years ended December 31, 2021 and 2020.

Fair value of financial instruments

Certain assets and liabilities are carried at fair value under US GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The categorization of a financial instrument within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company recognizes transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer.

The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, trade accounts receivable, net, trade accounts payable and accrued expenses approximate their fair values (Level 1).

The Company carries its marketable investments at cost, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments by the same issuer, as they represent investments in privately held companies for which there are no quoted market prices. As of December 31, 2021, and 2020, the Company estimates the fair value of its securities denominated in Canadian dollars to be C$10.2 million for both periods presented, and its securities denominated in United States dollars to be $1.2 million and $279,000, respectively. The carrying value of its securities as of December 31, 2021, and 2020 was $1.2 million and $5,000, respectively and is included in other assets on the consolidated balance sheet.

Concentration of credit risk and other risks and uncertainties

Credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with major and reputable financial institutions. Deposits held with the financial institutions may exceed the amount of insurance provided by the Canadian Deposit Insurance Corporation on such deposits but may be redeemed upon demand. The Company performs periodic evaluations of the relative credit standing of the financial institutions. With respect to accounts receivable, the Company monitors the credit quality of its customers as well as maintain an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments.

Concentration risk

Agreements which potentially subject the Company to concentration risk consist principally of three customer agreements. For the year ended December 31, 2021, 15% of the Company’s total revenue was earned from a single customer, 13% was earned from a second customer and 12% was earned from a third customer. For the year ended December 31, 2020, 22% of the Company’s total revenue was earned from a single customer, 17% was earned from a second customer and 10% was earned from a third customer.

Foreign currency risk

The Company’s customers are located in the United States, Japan, Europe, Canada and other locations; therefore, foreign exchange risk exposures arise from transactions denominated in currencies other than the functional and reporting currency (United States dollars). To date, a majority of the Company’s sales have been denominated in United States dollars and a significant portion of the Company’s operating expenses are denominated in Canadian dollars. The Company also purchases certain of its key manufacturing inputs in Euros. As the Company expands its presence in international markets, the Company’s results of operations and cash flows may increasingly be subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, the Company has not entered into any hedging arrangements to minimize the impact of these fluctuations in the exchange rates. The Company will reassess its approach to manage our risk relating to fluctuations in currency rates.

The Company does not believe that foreign currency risk had a material effect on its business, financial condition, or result of operations during the periods presented.

Inflation Risk

We do not believe that inflation had a significant impact on our results of operations for any periods presented in our consolidated financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition, and results of operations.

Leases

The Company adopted ASC 842, Leases (“ASC 842”) as of January 1, 2018. ASC 842 was adopted using the modified retrospective transition approach, with no restatement of prior periods or cumulative adjustments to retained earnings. Upon adoption, the Company elected the package transition practical expedients, which allowed the Company to carry forward prior conclusions related to whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases and initial direct costs for existing leases. The Company chose not to elect the use-of-hindsight to reassess lease term. The Company also elected not to recognize leases with an initial term of 12 months or less within the consolidated balance sheets and to recognize those lease payments on a straight-line basis in the consolidated statements of operation over the lease term. The new lease accounting standard also provides practical expedients for an entity’s ongoing accounting. The Company elected the practical expedient to not separate lease and non-lease components for all leases.

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and current operating lease liabilities and operating lease liabilities, net of current portion on the Company’s consolidated balance sheets. As of December 31, 2021, the Company had no financing lease arrangements. The Company recognizes lease expense for its operating leases on a straight-line basis over the term of the lease.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from a lease. ROU assets and operating lease liabilities are recognized at the commencement date based on the present value of the future minimum lease payments over the lease term. Operating lease ROU assets also include the impact of any lease incentives. Amendments to a lease are assessed to determine if it represents a lease modification or a separate contract. Lease modifications are reassessed as of the effective date of the modification using an incremental borrowing rate based on the information available at the commencement date. For modified leases, the Company also reassesses the lease classification as of the effective date of the modification.

The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate, because the interest rate implicit in the Company’s leases is not readily determinable. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located.

The Company’s lease terms include periods under options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option in the measurement of its ROU assets and liabilities. The Company considers contractual-based factors such as the nature and terms of the renewal or termination, asset-based factors such as physical location of the asset and entity-based factors such as the importance of the leased asset to the Company’s operations to determine the lease term. The Company generally uses the base, non-cancelable, lease term when determining the ROU assets and lease liabilities. The right-of-use asset is tested for impairment in accordance with Accounting Standards Codification (“ASC”) Topic 360, Property, Plant, and Equipment.

Government assistance

US GAAP for profit-oriented entities does not define government assistance; nor is there specific guidance applicable to government assistance.

During the years ended 2021 and 2020, the Company received various forms of government assistance including (i) government grants (ii) investment credits, and (iii) government loans, for research and development initiatives from Canadian government agencies.

The Company recognizes grants and investment tax credits relating to qualifying scientific research and development expenditures as a reduction of the related eligible expenses (research and development expenses) in its consolidated statement of operations and comprehensive loss. Grants and investment tax credits are recognized in the period during which the related qualifying expenses are incurred, provided that the conditions under which the grants and investment tax credits have been met. The Company recognizes grants and investment tax credits in an amount equal to the estimated qualifying expenses incurred in each period multiplied by the applicable reimbursement percentage. Grants and investment tax credits that are recognized upon incurring qualifying expenses in advance of receipt of grant funding or proceeds from research and development incentives are recorded in the consolidated balance sheets as research incentives receivable. In circumstances where the grants received relates to prior period eligible expenses, the Company recognizes them as government assistance in its consolidated statement of operations and comprehensive loss in the current period.

During the year ended December 31, 2020, the Company recorded Sustainable Development Technology Canada and BC Innovative Clean Energy (“SDTC”) grants of $7.6 million, as an offset to its research and development expenses in its consolidated statements of operations and comprehensive loss. The Company did not record any SDTC grants during the year ended December 31, 2021.

During the years ended December 31, 2021, and 2020, the Company recorded a Scientific Research and Experimental Development (“SR&ED”) investment tax credit of $1.5 million and $2.1 million, respectively, as an offset to its research and development expenses in its consolidated statements of operations and comprehensive loss.

The Company has received government loans under funding agreements that bear interest at rates that are below market rates of interest or interest-free. The Company accounts for the imputed benefit arising from the difference between a market rate of interest and the rate of interest charged as additional grant funding, and records interest expense for the loans at a market rate of interest. On the date that loan proceeds are earned, the Company recognizes the portion of the loan proceeds allocated to grant funding as a discount to the carrying value of the loan and as other liability, which is subsequently recognized as additional government assistance upon draw down of the qualified loan amounts.

During the year ended December 31, 2021, the Company recorded the interest benefit on Strategic Innovation Fund (“SIF”) government loans for $7.2 million, as government assistance in its consolidated statements of operations and comprehensive loss. During the year ended December 31, 2020, the Company recorded the interest benefit on SIF and Technology Partnership of Canada (“TPC”) government loans for $12.0 million, as government assistance in its consolidated statements of operations and comprehensive loss. See Note 8 – Loans payable for further details on government loans.

Revenue recognition

The Company recognizes revenue in accordance with Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) and accounts for certain contract costs in accordance with FASB’s Accounting Standards Codification (“ASC”) 340-40, Other Assets and Deferred Costs-Contracts with Customers.

The standard was adopted on a full retrospective method on January 1, 2018. The adoption of ASC 606 had no impact on the Company and as such there was no recorded transition adjustment. The core principle of ASC 606 is that an entity shall recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

To support this core principle, the Company applies the following five step approach:

•	Identify the contract with the customer

•	Identify the performance obligations

•	Determine the transaction price

•	Allocate the transaction price to the performance obligations

•	Recognize revenue when (or as) the entity satisfies a performance obligation

The Company generates revenue through subscription sales to access its Quantum Computing as a Service (“QCaaS”) cloud platform and from professional services related to the practical applications of quantum computing technology to solve its customers’ business challenges, to develop quantum proofs-of-concepts, pilot hybrid quantum applications and to put those applications into production. In addition, the Company also earns revenue from providing training regarding quantum computing systems and building related applications. In arrangements with re-sellers of the Company’s cloud services, the re-seller is considered the customer and the Company does not have any contractual relationships with the re-sellers’ end users. For these arrangements, revenue is recognized at the amount charged to the re-seller and does not reflect any mark-up to the end user.

When the Company determines that its contracts with customers contain multiple performance obligations, for these arrangements, the Company allocates the transaction price based on the relative standalone selling price (“SSP”) method by comparing the SSP of each distinct performance obligation to the total value of the contract. The Company uses a range of amounts to estimate SSP for products and services sold together in a contract to determine whether there is a discount to be allocated based on the relative SSP of the various products and services. In instances where SSP is not directly observable, such as when the Company does not sell the product or service separately, the Company determines the SSP using information that may include market conditions and other observable inputs. Standalone selling price is typically established as a range. In situations in which the stated contract price for a performance obligation is outside of the applicable standalone selling price range and has a different pattern of transfer to the customer than the other performance obligations in the contract, the Company will reallocate the total transaction price to each performance obligation based on the relative standalone selling price of each. At times, the Company may sell bundled services that include professional services, QCaaS and training. For these bundled arrangements, the Company’s selling prices associated with QCaaS and training are observable, predictable and consistent. Accordingly, the Company uses the residual method under which the total transaction price and observable SSP of the QCaaS and training performance obligations are used to arrive at the estimated SSP of the professional services performance obligation.

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods and services to the customer. Revenue is recorded based on the transaction price.

The Company’s contracts with customers may include renewals or other options at fixed prices. Determining whether such options are considered distinct performance obligations that provide the customer with a material right and therefore should be accounted for separately requires significant judgment. Judgment is required to determine the standalone selling price for each renewal option to determine whether the renewal pricing is reflective of the standalone selling price or is reflective of a discount that would provide the customer with a material right. Based on the Company’s assessment of standalone selling prices, the Company determined that there were no significant material rights provided to its customers requiring separate recognition.

The timing of revenue recognition may not align with the right to invoice the customer. The Company records accounts receivable when it has the unconditional right to issue an invoice and receive payment, regardless of whether revenue has been recognized. Deferred revenue is primarily composed of fees related to QCaaS, which are generally billed in advance and recognized as revenue over the related subscription term. Unbilled receivables relate to revenue recognized for milestones completed under professional services contracts for which the related milestone billing has not yet occurred.

In instances where the timing of revenue recognition differs from the timing of the right to invoice, the Company has determined that a significant financing component generally does not exist. The primary purpose of the Company’s invoicing terms is to provide customers with simplified and predictable way of purchasing the products and services and not to receive financing from or provide financing to the customer. Additionally, the Company has elected the practical expedient terms that permit an entity not to recognize a significant financing component if the time between the transfer of a good or service and payment is one year or less.

Payment terms on invoiced amounts are typically net 30 days. The Company does not offer rights of return for its services in the normal course of business and contracts generally do not include service-type warranties that provide any incremental service to the customer beyond providing assurance that the services conform to applicable specifications or customer-specific or subjective acceptance provisions. The Company also excludes from revenue government-assessed and imposed taxes on revenue-generating activities that are invoiced to customers.

The Company has identified up to two performance obligations regularly included in arrangements involving the Leap Quantum Cloud (QCaaS) subscriptions and the D-Wave Launch professional services. The Company’s professional services are typically not coterminous with the QCaaS subscriptions. Revenue from QCaaS is recognized evenly over the contractual period, on a straight-line basis over the subscription term, beginning on the date that the service is made available to the customer. Professional services are recognized as they are earned based on the cost-to-cost method. Under the cost-to-cost method, revenue is recognized based on the ratio that incurred costs bear to total estimated contract costs with related cost of revenue recorded as the costs are incurred. Each month management reviews estimated contract costs through a process of aggregating actual costs incurred and estimating additional costs to completion based upon the current available information and status of the contract. The effect of any change in the estimated gross margin rate for a contract is reflected in revenues in the period in which the change is known. Provisions for the full amount of anticipated losses on contracts are made in the period in which they become determinable.

Contract assets and contract liabilities

The timing of revenue recognition, billings and cash collections may result in accounts receivable, contract assets, and contract liabilities (deferred revenue) on the Company’s consolidated balance sheets. A receivable is recorded in the period in which we provide services when we have an unconditional right to payment. Contract assets primarily relate to the value of services transferred to the customer for which the right to payment is not just dependent on the passage of time. Contract assets are transferred to accounts receivable when rights to payment become unconditional.

A contract liability is recognized when the Company receives payment or has an unconditional right to payment in advance of the satisfaction of performance. The contract liabilities represent deferred service revenue, which is recorded when we receive consideration, or such consideration is unconditionally due, from a customer prior to transferring services to the customer under the terms of a contract. Deferred service revenue typically results from fees related to the Company’s QCaaS platform.

Cost to obtain and fulfilling contracts

The Company has elected to apply the practical expedient to expense contract acquisition costs as incurred when the expected amortization period is one year or less. The Company capitalizes incremental costs incurred to fulfill its contracts that (i) relate directly to the contract, (ii) are expected to generate resources that will be used to satisfy the Company’s performance obligation(s) under the contract, and (iii) are expected to be recovered through revenue generated under the contract.

The Company has not identified any costs that are incremental to the acquisition of customer contracts that would be capitalized as deferred costs on the balance sheet in accordance with ASC 340-40. Incremental costs incurred to fulfill the Company’s contracts that meet the capitalization criteria in ASC 340-40 have historically been immaterial. Accordingly, the Company has not capitalized any contract fulfillment costs as of December 31, 2021 and 2020.

Cost of revenue

Cost of revenue primarily consists of expenses related to delivering the Company’s services, including direct labor costs, direct services costs and depreciation and amortization related to the Company’s quantum computing systems and related software.

Research and development costs

Research and development costs are expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities, including personnel costs, stock-based compensation, employee benefits, facility costs, depreciation, manufacturing expenses and all other costs for the Company’s hardware, software and engineering personnel who design and develop the Company’s quantum computing systems and research new quantum computing technologies. Unlike a standard computer, design and development efforts continue throughout the useful life of the Company’s quantum computing systems to ensure proper calibration and optimal functionality. Research and development expenses also include purchased hardware and software costs related to quantum computing systems constructed for research purposes that are not probable of providing future economic benefit and have no alternate future use.

Advertising Costs

Advertising costs are expensed as incurred and are primarily included in sales and marketing expenses in the consolidated statements of operations and comprehensive loss. During the years ended December 31, 2021, and 2020, these costs were $887,000 and $1.0 million, respectively.

Stock-based compensation

The Company measures its stock-based awards made to employees based on the estimated fair value of the awards as of the grant date using the Black-Scholes option-pricing model. Stock-based compensation expense is recognized over the requisite service period using the straight-line method and is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. As such, the Company’s stock-based compensation is reduced for the estimated forfeitures at the grant date and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Stock-based compensation expenses to non-employees as consideration for services received are measured on the date of performance at the fair value of the consideration received or the fair value of the equity instruments issued, using the Black-Scholes option-pricing model, whichever can be more reliably measured. Compensation expense for options granted to non-employees is remeasured each period as the underlying options vest.

The Black-Scholes option-pricing model requires the use of subjective assumptions, which determine the fair value of share-based awards, including the fair value of the Company’s common stock, the option’s expected term, the price volatility of the underlying common stock, risk-free interest rates, and the expected dividend yield of the common stock. The assumptions used to determine the fair value of the stock awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

Common stock valuations

The Company obtained third-party valuations to estimate the fair value of its common stock for purposes of measuring stock-based compensation expense. The third-party valuations were prepared using methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants (“AICPA”) Accounting & Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“Practice Guide”).

In accordance with the Practice Guide, the Company considered the following methods for allocating the enterprise value across its classes of capital stock to determine the fair value of its common stock at each valuation date.

•	Option Pricing Method (“OPM”). The OPM estimates the value of the common equity of D-Wave using the various inputs in the Black-Scholes option pricing model. The OPM treats the rights of the holders of common stock as equivalent to that of call options on any value of the enterprise above certain break points of value based upon the liquidation preferences of the holders of D-Wave preferred stock, as well as their rights to participation, and the stock prices of the outstanding options. Thus, the value of the common stock can be determined by estimating the value of its portion of each of these call option rights. Under this method, the common stock has value only if the funds available for distribution to stockholders exceed the value of the liquidation preference at the time of a liquidity event, such as a merger or sale. Given the common stock represents a non-marketable equity interest in a private enterprise, an adjustment to the preliminary value estimates had to be made to account for the lack of liquidity that a stockholder experiences. This adjustment is commonly referred to as a discount for lack of marketability (“DLOM”).

•

Probability-Weighted Expected Return Method (“PWERM”). The PWERM employs additional information not used in the OPM, including various market approach calculations depending upon the likelihood of various discrete future liquidity scenarios, such as the sale of D-Wave to a special purpose acquisition company (“SPAC”), as well as the probability of remaining a private company. The PWERM is typically used when the range of possible future outcomes and liquidity events for an enterprise, including a business combination such as a merger of D-Wave and a SPAC, has narrowed, giving the enterprise a higher degree of confidence in the achievement of a particular outcome. As such, the PWERM can give more weight to the likely liquidity scenarios as compared to the normative distribution of the outcomes in the OPM.

For financial reporting purposes, the Company also retrospectively assessed the deemed fair value of its common stock used for calculating and recording stock-based compensation charges after considering the fair value reflected on subsequent valuation reports and other facts and circumstances on the date of grant. The Company used a linear interpolation method to estimate the fair value between valuation dates. The Company believes that the linear interpolation methodology provides the most reasonable basis for the valuation of its common stock because the Company did not identify any significant events that occurred during the intervening periods that would have caused a material change in fair value.

In addition to considering the results of these third-party valuation reports, our board of directors used assumptions based on various objective and subjective factors, combined with management judgment, to determine the fair value of our common stock as of each grant date, including:

•

the prices at which the Company sold shares of non-redeemable convertible preferred stock and the superior rights and preferences of the non-redeemable convertible preferred stock relative to its common stock at the time of each grant:

•	external market conditions affecting the research and development industry and trends within the industry.

•	the Company’s stage of development and business strategy

•	the Company’s financial condition and operating results, including its levels of available capital resources, and forecasted results.

•	developments in the Company’s business.

•	the progress of the Company’s research and development efforts.

•	equity market conditions affecting comparable public companies; and

•	general market conditions and the lack of marketability of its common stock.

Application of these approaches involves the use of estimates, judgment and assumptions that are subjective, such as those regarding the Company’s expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact the Company’s valuations as of each valuation date and may have a material impact on the valuation of its common stock.

Income taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the estimated future tax consequences of events that have been included in the consolidated financial statements or in the Company’s tax returns. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax bases of assets and liabilities using the enacted tax rates and laws in effect for the years in when the differences are expected to reverse. Deferred income taxes are classified as current or non-current, based on the classification of the related assets and liabilities giving rise to the temporary differences. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. In assessing the need for a valuation allowance, the Company considers factors such as past operating results and expected future taxable income within each jurisdiction in which the Company operates.

To the extent that new information becomes available, which causes the Company to change its judgment regarding the adequacy of tax liabilities or valuation allowances, such changes will impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.

The Company follows the authoritative guidance under ASC 740, which clarifies the accounting for uncertainty in tax positions recognized in the financial statements. ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.

Net income (loss) per share

The Company calculates earnings per share using the two-class method under ASC 260 Earnings Per Share.

Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares outstanding for the period, including potential dilutive shares assuming the dilutive effect of outstanding stock options and of convertible preferred stock.

For periods in which the Company has reported net losses, diluted net loss per common share is the same as basic net loss per share, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Recently adopted accounting standards and amendments

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as private companies, including early adoption when permissible.

With the exception of standards, the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as private companies, as indicated below.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) – Measurement of Credit Losses of Financial Instruments, along with various updates and improvements. The standard, including subsequently issued amendments, requires the Company to measure credit losses for financial assets measured at amortized costs based on expected losses rather than incurred losses. For available-for-sale debt securities with unrealized losses, entities will be required to recognize credit losses through an allowance for credit losses. ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2022, with early adoption permitted. Based on the composition of the Company’s trade receivables and other financial assets, current market conditions and historical credit loss activity, the adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements and related disclosure.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement which amends the disclosure requirements for fair value measurements by removing, modifying, and adding certain disclosures. ASU 2018-13 is effective for annual reporting periods beginning after December 15, 2019. The Company adopted the requirements of Topic 820 on January 1, 2020, with such adoption not having a material impact to the Company’s consolidated financial statements. In November 2019, the FASB issued ASU 2019-08, Compensation – Stock Compensation (Topic 718), which requires entities to measure and classify share-based payment awards granted to a customer by applying the guidance in Topic 718. The amount recorded as a reduction in the transaction price should be based on the grant-date fair value of the share-based payment award. The ASU is effective in years beginning after December 15, 2019. The Company adopted ASU 2019-08 to account for warrants issued on January 1, 2020.

Recent accounting pronouncements not yet adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions related to intra-period tax allocations and deferred tax accounting on outside basis differences in foreign subsidiaries and equity method investments. Additionally, it provides other simplifying measures for the accounting for income taxes. ASU 2019-12 is effective for the Company in the first quarter of 2021 and early adoption is permitted. The Company does not expect the adoption of this standard to have a material impact on the consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity’s Own Equity (Subtopic 815-40) Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The standard removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for the exception. The standard also simplifies the diluted net income per share calculation in certain areas. The new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, and early adoption is permitted. The Company is currently evaluating the impact of the adoption of the standard on the financial statements.

3.	Revenue from contracts with customers

Disaggregation of revenue

The following table depicts the disaggregation of revenue by type of products or services and timing of transfer of products or services (in thousands):

	Years ended December 31,
	2021	2020
Type of products or services
QCaaS	$4,424	$4,313
Professional services	1,786	426
Other revenue	69	421

Total revenue, net	$6,279	$5,160

Timing of revenue recognition
Revenue recognized over time	$6,090	$4,688
Revenue recognized at a point in time	189	472

Total revenue, net	$6,279	$5,160

Other revenue includes printed circuit board sales.

Revenue by geographical markets is presented in Note 16 - Geographic areas.

Contract balances

The following table provides information about account receivable, contract assets and liabilities as of December 31, 2021, and 2020 (in thousands):

	December 31,
	2021	2020
Contract assets:
Trade account receivable, net	$421	$590
Unbilled receivables, which are included in ‘Prepaid expenses and other current assets’	17	10

Total contract assets	438	600

Contract liabilities:
Deferred revenue, current	2,665	4,713
Deferred revenue, noncurrent	54	—
Customer deposit, which are included in ‘Accrued expenses and other current liabilities’	21	—

Total contract liabilities	2,740	4,713

Changes in deferred revenue from contracts with customers were as follows (in thousands):

	Years ended December 31,
	2021	2020
Balance at beginning of period	$4,713	$4,921
Deferral of revenue	4,092	4,513
Recognition of deferred revenue	(6,086)	(4,721)

Balance at the end of period	$2,719	$4,713

Remaining performance obligations

A significant number of the Company’s product and service sales are short-term in nature with a contract term of one year or less. For those contracts, the Company has utilized the practical expedient in ASC 606-10-50-14 exempting the Company from disclosure of the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

As of December 31, 2021, the aggregate amount of remaining performance obligations that were unsatisfied or partially unsatisfied related to customer contracts was $2.7 million. This amount included deferred revenue on the Company’s consolidated balance sheets, of which approximately 98% is expected to be recognized to revenue in the next 12 months.

As of December 31, 2020, the aggregate amount of remaining performance obligations that are unsatisfied or partially unsatisfied related to customer contracts was $4.7 million which included deferred revenue on the Company’s consolidated balance sheets, of which approximately 100% was expected to be recognized to revenue in the next 12 months.

4.	Fair value of financial instruments

As of December 31, 2021, there were no assets or liabilities measured at fair value.

The following tables present information about the Company’s financial assets measured at fair value on a recurring basis and indicating the level of the fair value hierarchy utilized to determine such fair values as of December 31, 2020 (in thousands):

	Fair value measurement as of December 31, 2020, using
	Level 1	Level 2	Level 3
Assets
Cash equivalents:
Commercial paper	$—	$11,063	$—

Total assets	$—	$11,063	$—

Liabilities
Other liabilities:
Warrant liabilities	—	—	—

Total liabilities	$—	$—	$—

During the years ended December 31, 2020, there were no transfers between Level 1, Level 2, and Level 3.

5.	Balance sheet details

Inventories

Inventories consisted of the following (in thousands):

	December 31,
	2021	2020
Raw materials	$2,103	$2,516
Work-in-process	11	5

Total inventories	$2,114	$2,521

Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2021	2020
Prepaid expenses:
Prepaid software	$531	$469
Prepaid rent	151	187
Prepaid commissions	84	102
Prepaid services	125	179
Other	156	133
Other current assets:
Security deposits	52	173
Unbilled receivables	17	10

Total prepaid expenses and other current assets	$1,116	$1,253

Other noncurrent assets

Other noncurrent assets consisted of the following (in thousands):

	December 31,
	2021	2020
Investment in securities	$1,169	$5
Long-term deposits	184	182

Total other noncurrent assets	$1,353	$187

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2021	2020
Accrued expenses:
Accrued professional services	$1,953	$1,534
Accrued compensation and related benefits	1,108	1,211
Other accruals	318	147
Other current liabilities:
Other payroll expenses	175	291
Customer deposits	21	—
Current portion of long-term debt, net	39	—

Total accrued expenses and other current liabilities	$3,614	$3,183

6.	Property and equipment, net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2021	2020
Quantum computer systems	$13,425	$12,103
Lab equipment	6,645	6,315
Computer equipment	3,305	2,954
Leasehold improvements	1,074	1,072
Furniture and fixtures	316	316
Construction-in-progress	285	502

Total property and equipment	25,050	23,262
Less: Accumulated depreciation	(21,801)	(20,368)

Property and equipment, net	$3,249	$2,894

Depreciation expense for the years ended December 31, 2021, and 2020 was $1.4 million and $1.9 million, respectively. The Company has not acquired any property and equipment under capital leases.

7.	Intangible assets, net

Intangible assets, net consisted of the following (in thousands):

	December 31,
	2021	2020
Capitalized software	$1,087	$862
Other intangible assets	35	35

Total intangible assets	1,122	897
Less: Accumulated amortization	(850)	(749)

Intangible assets, net	$272	$148

Amortization expense for the years ended December 31, 2021 and 2020 was $101,000 and $64,000, respectively.

8.	Loans payable, net

As of December 31, 2021 and 2020, loans payable, net consisted of refundable government loans. The following table shows the component of loans payable, net (in thousands):

	December 31,
	2021	2020
Loans payable, beginning of year	$13,624	$5,555
SIF contribution	16,786	11,661
Payments	(399)	—
TPC debt forgiveness	—	(3,873)
Foreign exchange (gain) loss	(167)	281

Loans payable, end of year	$29,844	$13,624

Discount, beginning of year	$(11,948)	$—
SIF discount on additional contribution	(7,167)	(11,199)
TPC discount on additional contribution	—	(748)
Government interest expense	1,728	232
Foreign exchange (gain) loss	(4)	(233)

Discount, end of year	$(17,391)	$(11,948)

Total Loans payable, net	$12,453	$1,676
Short-term portion	220	355
Long-term portion	12,233	1,321

Total loans payable, net	12,453	1,676

TPC liability

During the period from 2010 through 2021, the Company received funding totalling C$12.5 million from TPC. The obligation associated with that funding was required to be repaid on a fixed schedule due in May of each year.

On November 23, 2020, the Company entered into an amendment which forgave C$5.0 million of unpaid accrued debt principal and interest owed from 2019 through 2020. During the year ended December 31, 2020, the Company recorded the debt forgiveness of $3.9 million in gain on debt extinguishment in the consolidated statement of operations and comprehensive loss.

The amendment also waived the interest charge on the remaining C$2.5 million of principal and revised the repayment schedule to C$500,000 due annually on April 30, 2021, to April 30, 2025. This repayable contribution is repayable over 5 years. The initial fair value of the TPC loan is determined by using a discounted cash flow analysis. The only significant assumption used in determining the discounted cash flow is the discount rate used by Management of 25%. Loans received under government funding agreements are recorded in the consolidated balance sheets as loans payable.

SIF liability

On November 20, 2020, the Company entered into an agreement with SIF, whereby SIF agreed to make a repayable contribution to the Company of up to C$40.0 million (“the Contribution”). Funds from the loan are to be used for projects involving the adaption of research findings for commercial applications that have the potential for market disruption; development of current product and services through the implementation of new or incremental technology that will enhance the Company’s competitive capability; and development of process improvements which reduce the environmental footprint of current production through the use of new or improved technologies.

The annual repayment of the Contribution is calculated based upon a formula using the Company’s fiscal year revenue multiplied by a repayment rate. The contractual repayment period is 15 years and commences in the first year in which the Company reports annual revenue of $70.0 million (the “Benchmark Year”). In each of those years, an annual repayment amount is due. Each annual repayment must be paid by April 30 of the year following the year for which the annual repayment due will be calculated. If the Benchmark Year is not achieved within 14 years following the fiscal year in which the project is completed, the SIF loan is forgiven. The SIF loan is initially recorded at fair value, and subsequently at amortized cost. As the SIF contribution is interest free, the difference between the carrying value and initial fair value is recorded as government assistance on the consolidated statement of operations and comprehensive loss.

The initial fair value of the SIF loan is determined by using a discounted cash flow analysis for the loan, which requires a number of assumptions. The significant assumptions used in determining the discounted cash flows include estimating the amount and timing of future revenue for the Company and the discount rate. The Company’s estimates of future revenues are derived from several significant assumptions including expected success of LeapTM and partnerships with large scale resellers. In determining the appropriate discount rates, the Company considered the weighted average cost of capital for the Company, risk adjusted based on the development risks of the Company’s product. Management used a discount rate of 26% to discount the SIF loan. Should projected revenue not be achieved as predicted, the adjustment to the fair value of the SIF loan could be material. The original fair value of the loan and the subsequent amortized cost value is highly sensitive to timing of loan payments and discount rate. A 5% decrease in projected revenue over the term of the SIF loan may decrease the carrying value by $157,000. At December 31, 2021, the carrying value of the loan approximates its fair value.

Repayments of the SIF contributions could also be triggered upon default of the agreement, or termination of the agreement, or upon a change of control that has not been approved by the Canadian government. As of the date of these financial statements, the Company has applied for approval from the Canadian government for the transaction with DPCM and is awaiting final confirmation of approval. In the event approval is not granted, the drawn amount of the SIF loan becomes repayable.

During the years ended December 31, 2021, and 2020, the Company recognized $3.1 million and $11.7 million, respectively, in research incentives receivable related to approved eligible expenditure claims from SIF. For the years ended December 31, 2021, and 2020 the difference (“discount”) between the book value and initial fair value totalling $7.2 million and $12.0 million was recorded as government assistance. During the year ended December 31, 2021, the carrying value of the loan increased by $3.8 million due to additional SIF contributions and a change in management’s forecast of future revenue

9.	Leases

The Company leases real estate, including offices and manufacturing facilities and has entered into various other agreements with respect to assets used in conducting its business. The Company’s leases have remaining lease terms ranging from less than 1 year to 10 years. Some of the lease agreements contain rent holidays and rent escalation clauses that were included in the calculation of the right of use of assets and lease liabilities.

The Company’s building leases are subject to annual operating cost charges that may change from time to time during the lease term. The Company’s lease liabilities are not remeasured as a result of changes to the operating costs; rather, these changes are treated as variable lease payments and recognized in the period in which the obligation for the payments was incurred. The annual operating costs are a non-lease component of the contracts; however, the Company has elected to adopt the practical expedient whereby such costs are not separated from the lease component.

In determining the initial values of the lease obligations, the Company made a number of assumptions, including using a weighted average discount rate of 18% or 20% and using the foreign exchange rate at the date of calculation in order to translate any foreign currency balances.

For the year ended December 31, 2021, and 2020, the Company recorded operating lease costs of $1.3 and $1.4 million, respectively. The lease costs are reflected in the statement of operations and comprehensive loss as follow (in thousands):

	December 31,
	2021	2020
Research and development	$268	$268
General and administrative	1,057	1,158

Total lease costs	$1,324	$1,426

The weighted-average remaining lease terms and discount rates for operating leases were as follows:

	December 31,
	2021	2020
Weighted average remaining lease term in years	2.89	2.39
Weighted average discount rate (1)	18%	20%

(1)	For the lease contracts denominated in Canadian dollars, the discount rate was determined on a currency-equivalent basis.

Future minimum operating lease payment under non-cancelable leases as of December 31, 2021, were as follows (in thousands):

Year ending December 31,	Operating leases
2022	$1,687
2023	1,384
2024	1,179
2025	1,212
2026	1,245
Thereafter	9,648

Total future minimum lease payments	$16,355

10.	Income taxes

Income tax expense

The following table presents domestic and foreign components of loss before income taxes for the years ended December 31, 2021, and 2020 (in thousands):

	Years ended December 31,
	2021	2020
Domestic	$(27,205)	$(7,784)
International	(4,340)	(2,235)

Net loss before income taxes	$(31,545)	$(10,019)

Significant components of the Company’s deferred income tax assets and liabilities as of December 31, 2021, and 2020 are as follows:

	Years ended December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$59,916	$54,018
Research and development credit carryforwards	13,675	12,003
Scientific research and experimental development deductions	23,071	20,137
Depreciation and amortization	5,634	5,256
Convertible notes	(4)	1,156
Deferred revenue	165	401
Other accruals and reserves	730	440

Total deferred tax assets	103,187	93,411
Valuation Allowance	(97,143)	(89,139)

Total deferred tax assets, net	$6,044	$4,272
Deferred tax liabilities:
Marketable securities	(315)	—
Loans payable	(5,729)	(4,272)

Total deferred tax liabilities	(6,044)	(4,272)

Net deferred tax assets	$—	$—

The effective tax rate differs from the statutory rate, primarily due to the Company’s history of incurring losses, which have not been utilized, the foreign rate differential related to subsidiary earnings, and other permanent differences.

A summary reconciliation of the effective tax rate calculated at the combined Canadian federal and provincial statutory corporate tax rate is as follows:

	Years ended December 31,
	2021	2020
Federal and provincial statutory tax rate	27%	27%
Foreign losses taxed at different rates	0%	1%
Research and development credits	0%	(3)%
Permanent differences	(2)%	18%
Other	1%	7%
Change in valuation allowance	(26)%	(50)%

Effective tax rate	0%	0%

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and the amount of which are uncertain.

As of December 31, 2021, the Company maintained a valuation allowance with respect to its subsidiaries’ net operating losses that it believes is more likely than not that the deferred tax asset will not be realized. The Company will continue to reassess the valuation allowance annually and if future evidence allows for a partial or full release of the valuation allowance, a tax benefit will be recorded accordingly.

As of December 31, 2021, the Company had Canadian tax losses carried forward of approximately $155.7 million that will expire between 2027 and 2041 as well as Scientific Research and Experimental Development expenditures of approximately $100.3 million that can be carried forward indefinitely, which are available to be applied against future taxable income. In addition, the Company has investment tax credits of approximately $13.5 million that will expire between 2023 and 2041 that are available to be applied against future Canadian federal income taxes payable. The Company also has US tax losses carried forward of approximately $43.9 million which may be applied against future taxable income, of which $18.4 million will expire between 2032 and 2037, while $25.5 million can be carried forward indefinitely. Future utilization of US tax losses carried forward is subject to certain limitations under the Internal Revenue Code (IRC), including limitations under IRC section 382. The Company has not performed a full analysis under IRC section 382.

11.	Common stock and non-redeemable convertible preferred stock

The Company’s capital structure consists of common shares and non-redeemable convertible preferred stock.

As of December 31, 2021 and 2020, the Company was authorized to issue an unlimited number of common stock with no par value. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of the shareholders. As of December 31, 2021 and 2020 the Company had 3,166,948 and 3,061,745 shares issued and outstanding, respectively.

The Company’s non-redeemable convertible preferred shares as of December 31, 2021 consisted of the following (in thousands, except share and per share data):

Non-redeemable convertible preferred stock	Shares authorized	Shares issued and Outstanding	Original issue price	Carrying value
Class A	Unlimited	27,065,219	$1.75	$47,336
Class B1	Unlimited	52,700,609	1.75	119,977
Class B2	Unlimited	29,000,000	1.75	23,000
Class B3	Unlimited	29,000,000	0.00001	0.29
Issuance costs				(432)

Total preferred stock	Unlimited	137,765,828		$189,881

The Company’s non-redeemable convertible preferred stock as of December 31, 2020 consisted of the following (in thousands, except share and per share data):

Non-redeemable convertible preferred stock	Shares authorized	Shares issued and outstanding	Original issue price	Carrying value
Class A	Unlimited	27,065,219	$1.75	$47,336
Class B1	Unlimited	52,700,609	1.75	119,977
Class B2	Unlimited	29,000,000	1.75	23,000
Class B3	Unlimited	29,000,000	0.00001	0.29
Issuance costs				(432)

Total preferred stock	Unlimited	137,765,828		$189,881

The Company’s non-redeemable convertible preferred stock contains the following rights:

Dividends

The holders of Class A Preferred Shares (“Class A”) are entitled, subject to the rights of the Class B1 Preferred Share (“Class B1”) holders, the Class B2 Preferred Share (“Class B2”) holders and holders of any other class of shares entitled to receive dividends in priority or concurrently with the holders of the Common Shares, to receive dividends if, as and when declared by the Board of Directors (“BOD”).

The holders of Class B1 are entitled, concurrently with holders of the Class B2 and holders of any other class of shares entitled to receive dividends in priority or concurrently with the holders of the Common Shares and the Class A, to receive dividends if, as and when declared by the BOD.

The holders of Class B3 Preferred Shares (“Class B3”) shall in no circumstances be entitled to receive any dividends from the Company, whether on a dissolution event or otherwise, and the BOD of the Company shall not declare any dividends on the Class B3.

As of December 31, 2021 and 2020, no dividends have been declared by the Company.

Liquidation rights

Upon liquidation, dissolution, or winding up of the Company, or upon certain change of control or asset sale events where holders of not less than 2/3rds of the outstanding voting preferred shares of the Company have not elected otherwise, the holders of the outstanding Class B2 shall be entitled to receive, pari passu with the holders of the Class B1 and prior and in preference to any distribution to the holders of the Class A and Common Share, an amount per share equal to the greater of (i) one times the original issue price plus any dividends accrued but unpaid thereon, or (ii) an amount that would have been paid had such shares been converted into Common Shares immediately prior to such liquidation or deemed liquidation.

After distribution to the Class B2 and Class B1 holders, holders of the Class A shall be entitled to receive, prior and in preference to any distribution to the holders of Common Shares, an amount per share equal to the greater of (i) the original issue price plus any dividends declared but unpaid thereon, or (ii) an amount that would have been payable had such share been converted into Common Shares immediately prior to such liquidation or deemed liquidation.

The remaining assets will be distributed to holders of the Company’s Common Share.

In the event of any dissolution event, the holders of Class B3 Preferred Shares then outstanding shall not be entitled to participate and share in any distribution of the property or assets of the Company.

Conversion

Each Class A, Class B1 and Class B2 will be convertible, at the option of its holder, at any time and from time to time, and without the payment of additional consideration by its holder, into such number of fully paid and non-assessable Common Shares as is determined by dividing the Class A, Class B1 and Class B2 original issue price by the respective Class A, Class B1 and Class B2 conversion price in effect at the time of conversion. The Class A, Class B1 and Class B2 conversion price will initially be equal to $1.75 and is subject to adjustment.

Upon either (i) that date and time which is immediately prior to a public offering of Common Shares with a concurrent listing on The Toronto Stock Exchange, the New York Stock Exchange or quotation for trading on Nasdaq (National Market) or such other stock exchange having received the approval of the directors of the Company which raises aggregate gross proceeds (prior to deduction of any underwriting discounts and registration expenses) of not less than $40 million at a price per Common Share that values the Company at not less than $250 million (a “Qualified IPO”), or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of Class A, Class B1 or Class B2 holding at least 2/3rds of the shares of such class, then (a) all outstanding shares of such class will automatically be converted into Common Shares, at the then effective conversion rate and (b) such shares may not be reissued by the Company.

No shareholder will (i) convert any number of Class B2 unless such shareholder causes the same number of Class B3 (on a one-for-one basis) to be delivered to the Company for cancellation concurrently with the conversion of such Class B2, or (ii) transfer, or cause to be transferred, any Class B2 or Class B3 to any purchaser, unless such shareholder causes the purchaser of such Class B2 or Class B3, as applicable, to purchase such equivalent amount (on a one-for-one basis) of the Class B2 (in the case of the Class B3) or the Class B3 (in the case of the Class B2), as applicable, concurrently with the purchase of such Class B2 or Class B3, as applicable.

Redemption

In the event of a deemed liquidation event or a Qualified IPO the holders of the Class B3 shall not be entitled to any payment, dividend, or distribution of securities, or to participate and share in any distribution of the property of assets of the Company, and immediately prior to a deemed liquidation event or the listing of the securities of the Company pursuant to a Qualified IPO, all of the Class B3 will be deemed null and void and cancelled, without any payment or other distribution whatsoever to the holders of the Class B3 (the “Cancellation Date”). For certainty, from and after the Cancellation Date, the Class B3 shall not be entitled to exercise any of the rights of shareholders in respect thereof.

Voting Rights

The holders of Class A, Class B1, Class B2 and Class B3 are entitled to receive notice of, and to attend, all meetings of the shareholders of the Company and to that number of votes equal to the number of whole Common Shares into which the Class A, Class B1, Class B2 and Class B3 held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter, at all meetings of shareholders, except for meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series, and will vote together with the holders of Common Shares and the Voting Preferred Shares on an as-converted to Common Share basis as a single class class, all provided that (i) the holders of Class B2 shall not be entitled to vote, at a meeting or otherwise, on any resolution pertaining to the election, appointment or removal of a director of the Company, and (ii) the holders of Class B3 are only entitled to vote to the extent that the vote pertains to the election, appointment or removal of a director of the Company.

12.	Stock-based compensation

In connection with a transaction between entities under common control by which the Company became the reporting entity in April 2020, the Board of Directors approved the 2020 Equity Incentive Plan (the “New Plan”) by which options granted under the New Plan were presenting similar commercial terms of the options granted under the D-Wave December 2013 Amended and Restated Equity Incentive Plan. In the accompanying consolidated financial statements and notes, options issued under previous stock option plans and respective compensation expenses are retrospectively presented as if such options had been issued and outstanding under the 2020 Equity Incentive Plan for all periods during which the previous reporting entity was under common control.

Options granted under the Plan generally vest over four years with a one-year cliff. Upon the first anniversary of the vesting start date, 25% of the options vest; the remaining 75% of the options vest in 36 equal monthly installments following the first anniversary of the vesting start date, provided the option holder continues to have a full-time active employment or service relationship with the Company on each vesting date. The options expire on the 10th anniversary of the grant date. As of December 31, 2021 and 2020, 16,336,134 and 12,654,807 options granted under the Plan remained outstanding, respectively.

Stock option valuation

The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option.

•

Risk-Free Interest Rate. The Company estimates its risk-free interest rate by using the yield on actively traded non-inflation-indexed U.S. treasury securities with contract maturities equal to the expected term.

•

Expected Term. The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has estimated the expected term of its employee awards using the SAB Topic 14 Simplified Method allowed by the FASB and SEC, for calculating expected term as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term. Certain of the Company’s options began vesting prior to the grant date, in which case the Company uses the remaining vesting term at the grant date in the expected term calculation.

•

Expected Volatility. As the Company is privately held and there has been no public market for its common stock to date, the expected volatility is based on the average historical stock price volatility of comparable publicly-traded companies in its industry peer group, financial, and market capitalization data.

•	Expected dividend Yield. The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

•

Fair Value of Underlying Common Stock. Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s Convertible Redeemable Preferred Stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares.

The assumptions used to estimate the fair value of stock options granted during the years ended December 31, 2021 and 2020 are as follows:

	Years ended December 31,
	2021	2020
Expected dividend yield	0%	0%
Expected volatility	56%	45%
Expected term (years)	8.53	9.41
Risk-free interest rate	0.87%	0.43%

Common stock option activity

The following table summarizes the Company’s stock option activity during the periods presented (in thousands except share and per share data):

	Number of options outstanding	Weighted average exercise price ($)	Weighted average remaining contractual term (years)	Aggregate intrinsic value ($)
Balance as of December 31, 2020	12,654,807	0.81	9.38	—
D-Wave options granted	4,369,866	0.82	—	—
D-Wave options exercised	(105,203)	0.81	—	—
D-Wave options forfeited	(171,204)	0.81	—	—
D-Wave options expired	(412,132)	0.81	—	—

Balance as of December 31, 2021	16,336,134	0.81	8.55	80,179

Options unvested as of December 31, 2021	6,943,273	0.81	8.53	77,423

Options exercisable as of December 31, 2021	9,392,861	0.81	8.20	46,116

The aggregate intrinsic value of stock options was calculated as the difference between the exercise price of the stock options and the estimated fair value of the Company’s common stock for those stock options that had exercise prices lower than the fair value of the Company’s common stock.

The weighted average grant date fair values per share of stock options granted during the years ended December 31, 2021 and 2020 were $1.99 and $0.35, respectively.

The total fair values of the stock options vested during the years ended December 31, 2021 and 2020 were $1,733,745 and $1,035,000, respectively.

Common stock warrants

A continuity of the Company’s United States dollar common stock warrants issued and outstanding is as follows:

	Number of common stock warrants	Weighted average exercise price ($)	Number of preferred stock warrants	Weighted average exercise price ($)
Balance as of December 31, 2020	617,972	1.75	3,247,637	1.92

Granted during the period	—	—	—	—
Expired during the period	—	—	—	—
Exercised during the period	—	—	—	—

Balance as of December 31, 2021	617,972	1.75	3,247,637	1.92

The Company did not record any movements during the year ended December 31, 2021.

As of December 31, 2021, the following United States dollar common stock warrants were outstanding and exercisable:

	Number of warrants outstanding	Weighted average exercise price ($)	Expiry Date	Number exercisable
	617,972	$1.75	14-April-22	617,972

Total, December 31, 2021	617,972	$1.75		617,972

As of December 31, 2021, the following United States dollar preferred stock warrants were outstanding and exercisable:

	Number of warrants outstanding	Weighted average exercise price ($)	Expiry Date	Number exercisable
	3,247,637	$1.92	29-Nov-26	1,299,055

Total, December 31, 2021	3,247,637	$1.92		1,299,055

Stock-based compensation

The following table summarizes the stock-based compensation expense classified in the consolidated statements of operations and comprehensive loss as follows (in thousands):

	Years ended December 31,
	2021	2020
Research and development	$338	$1,513
General and administrative	1,164	1,346
Sales and marketing	237	130

Total stock-based compensation	$1,739	$2,989

13.	Related party transactions

In 2019, the Company entered into an agreement with a third-party consulting firm who also held options for common stock in the Company. Such agreement was not outstanding as of December 31, 2020. During the year ended December 31, 2020, the Company paid the third-party consulting firm $380,000 for advisory services, and the agreement expired on December 31, 2020. During the year ended December 31, 2021, the Company did not pay the third-party consulting firm for advisory services. As of December 31, 2021 and 2020, there were no open balances to the third-party consulting firm.

In March 2022, the Company entered into a Venture Loan Agreement with PSPIB, in an aggregate principal amount of $25.0 million. PSPIB is an affiliate of Public Sector Pension Investment Board which holds 46.8%, on a fully diluted basis, of D-Wave common shares as of December 31, 2021. For details refer to Note 17 – Subsequent events.

14.	Commitment and contingencies

Warrant Transaction Agreements

In November 2020, contemporaneously with a revenue arrangement, DWSI entered into a contract, pursuant to which DWSI agreed to issue to a customer a warrant to acquire up to 3,247,637 shares of Class A Preferred

Share (the “Warrant Preferred Shares”), subject to certain vesting events. As the warrant was issued in connection with an existing commercial agreement with a customer, the value of the warrant was determined to be consideration payable to the customer and consequently will be treated as a reduction to revenue recognized under the corresponding revenue arrangement. Approximately 40% of the Warrant Preferred Shares vested and became immediately exercisable on August 13, 2020. The remaining Warrant Preferred Shares will vest and become exercisable upon satisfaction of certain milestones based on revenue generated under the commercial agreement with the customer, to the extent certain prepayments are made by the customer. The exercise price for the Warrant Preferred Shares is $1.92 per share and the warrant is exercisable through November 29, 2026.

The fair value of the Warrant Preferred Shares at the date of issuance was determined to be $1.1 million. During the year ended December 31, 2021, no Warrant Preferred Shares were vested or probable of vesting. As of December 31, 2020, Warrant Preferred Shares with a fair value of $451,000 were vested. During the year ended December 31, 2020, $451,000 of the warrant was recorded into cost of revenue.

In April 2020, DWSI entered into a contract pursuant to which DWSI agreed to issue to a customer a warrant to acquire a fixed number of 617,972 shares in the capital stock of DWSI (“Warrant Common Share” and collectively with the Warrant Preferred Shares, the “Warrant Shares”), at a fixed price of $1.75 per Warrant Common Share. As of December 31, 2021, and 2020, no Warrant Common Shares were vested or probable of vesting.

The Company estimated the fair value of Warrant Shares on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each warrant. The estimated fair value of Class A Preferred Shares and common stock was based on the Class A Preferred Shares and common stock offering price due to its proximity to the grant date of the Warrant Shares. The estimated term is based on the contractual life of the Warrant Shares. The remaining assumptions were developed consistent with the methodologies described further in Note 12 - Share Based Compensation.

The Warrant Preferred Shares are presented in the permanent equity on the balance sheets as the underlying shares are not redeemable, as discussed further in Note 11 - Common stock and non-redeemable convertible preferred stock.

Lease obligation

In November 2021, the Company amended a building lease to extend the term by 10 years and six months through December 31, 2033. The lease amendment constituted a modification as it extended the original lease term and required evaluation of the remeasurement of the lease liability and corresponding right-of-use asset. The reassessment resulted in continuing to classify the lease as an operating lease and remeasurement of the lease liability on the basis of the extended lease term. The total right-of-use asset recorded in association with the lease extension was $6.7 million with a corresponding operating lease liability.

Litigation

From time to time, the Company may become involved in various legal proceedings in the ordinary course of its business and may be subject to third-party infringement claims.

In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, other third-party claims that the Company’s products when used for their intended purposes infringe the intellectual property rights of such other third parties, or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim.

As of December 31, 2021, and 2020, the Company has not been subject to any pending litigation claims.

15.	Earnings per share

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	For the years ended December 31,
	2021	2020
Numerator:
Net Income	$(31,545)	$(10,019)

Denominator:
Weighted-average shares outstanding, basic and diluted	111,911,127	121,358,989

Net loss per share, basic and diluted	$(0.28)	$(0.08)

As of December 31, 2021 and 2020, the Company’s potentially dilutive securities were the stock options and warrants to purchase common stock and preferred stock.

Since the Company was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods as the inclusion of all potential common shares outstanding would have been anti-dilutive.

Potentially dilutive securities (upon conversion) that were not included in the diluted per share calculations because they would be anti-dilutive were as follows:

	For the years ended December 31,
	2021	2020
Options to purchase common shares	16,336	12,655
Warrants to purchase common shares	618	618
Warrants for preferred shares	3,248	3,248

16.	Geographic areas

The following table presents a summary of revenue by geography for the years ended December 31, 2021 and 2020:

	For the years ended December 31,
	2021	2020
United States	$3,425	$3,119
Japan	1,614	1,630
Germany	741	155
Other	499	256

Total revenue	$6,279	$5,160

Other includes EMEA, Canada and Australia.

The following table sets forth the long-lived assets, consisting of property and plant, net, and operating lease right-of-use assets, by geographic area as of December 31, 2021 and 2020 were as follows (in thousands):

	December 31,
	2021	2020
Canada	$11,251	$4,984
United States	576	858

Total long-lived assets	$11,827	$5,842

As of December 31, 2021 and 2020, substantially all of the Company’s long-lived assets are located in Canada and in the United States.

Significant customers

The Company had significant customers during the year ended December 31, 2021 and 2020. A significant customer is defined as one that makes up ten percent or more of total revenues in a particular year or ten percent of outstanding accounts receivable balance as of the year end.

	December 31,
	2021	2020
Customer A	15%	22%
Customer B	13%	17%
Customer C	12%	10%

As of December 31, 2021 and 2020 there were no significant customers with ten percent or more of outstanding accounts receivable balances.

All revenues derived from major customers above are included in the United States and Germany during the year ended December 31, 2021 and the United States and Japan during the year ended December 31, 2020.

17.	Subsequent events

The Company has evaluated all events occurring through March 15, 2022, the date on which the consolidated financial statements were issued, and during which time, nothing has occurred outside the normal course of business operations that would require disclosure except the following:

Venture loan and security agreement.

On March 3, 2022 (the “Effective Date”), the Company entered into the Venture Loan and Security Agreement (the “Venture Loan Agreement”), by and between D-Wave, D-Wave US Inc., D-Wave Government Inc., D-Wave Commercial Inc., D-Wave International Inc., D-Wave Quantum Solutions Inc., and Omni Circuit Boards Ltd. (collectively, the ”Borrowers”, and each, a “Borrower”), as borrowers, and PSPIB Unitas Investments II Inc., as the lender. Under the Venture Loan Agreement, term loans in an aggregate principal amount of $25.0 million have become available to the Company in three tranches, subject to certain terms and conditions.

The first tranche in an aggregate principal amount of $15.0 million was advanced on the Effective Date. Subject to certain terms and conditions being satisfied, the second tranche in an aggregate principal amount of $5.0 million will be advanced prior to June 30, 2022 and the third tranche in an aggregate principal amount of $5.0 million will be advanced prior to November 15, 2022.

All advances outstanding under the Venture Loan Agreement will bear interest at a rate equal to the greater of either (i) the Prime Rate (as reported in The Wall Street Journal) plus 7.25%, and (ii) 10.5%. Interest on the outstanding advances is payable monthly, on the first business day of each calendar month through the earliest of December 31, 2022 and the closing of the Merger (the “Maturity Date”).

The Company will pay an end of term charge of 5.0% of the aggregate amount of the advances made under the Venture Loan Agreement on the earliest date of (i) the Maturity Date; (ii) the date that the Company prepays all of the outstanding principal in full, or (iii) the date the loan payments are accelerated due to an event of default (as defined in the Venture Loan Agreement).

The Venture Loan Agreement is secured by a first-priority security interest in substantially all of the Company’s assets and contains certain operational covenants. As of the date of the proxy statement/prospectus, the Company was in compliance with all covenants under our Venture Loan Agreement.

D-Wave Systems Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(In thousands, except share and per share data)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$17,661	$9,483
Trade accounts receivable, net	747	421
Receivable research incentives	2,073	4,774
Inventories	2,052	2,114
Prepaid expenses and other current assets	1,332	1,116
Deferred offering costs	3,951	1,250

Total current assets	$27,816	$19,158
Property and equipment, net	2,986	3,249
Operating lease right-of-use assets	8,351	8,578
Intangible assets, net	266	272
Other noncurrent assets	1,354	1,353

Total assets	$40,773	$32,610

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Trade accounts payable	3,052	2,109
Accrued expenses and other current liabilities	6,178	3,614
Current portion of operating lease liabilities	1,703	1,687
Loans payable, current	15,230	220
Deferred revenue, current	2,550	2,665

Total current liabilities	28,713	10,295
Operating lease liabilities, net of current portion	6,859	6,990
Loans payable, noncurrent	13,076	12,233
Deferred revenue, noncurrent	—	54
Other noncurrent liabilities	—	18

Total liabilities	$48,648	$29,590

Commitments and contingencies (Note 9)
Stockholders’ (deficit) equity:
Non-redeemable convertible preferred stock, no par value; 137,765,828 shares authorized as of March 31, 2022; 137,765,828 shares issued and outstanding as of December 31, 2021.	189,881	189,881
Common stock, no par value; unlimited number of shares authorized; 3,175,717 and 3,166,949 shares issued and outstanding as of March 31, 2022 and December 31, 2021.	2,620	2,610
Additional paid-in capital	147,020	146,240
Accumulated deficit	(336,883)	(325,268)
Accumulated other comprehensive loss	(10,513)	(10,443)

Total stockholders’ (deficit) equity	$(7,875)	$3,020

Total liabilities and stockholders’ equity	$40,773	$32,610

The accompanying notes are an integral part of these condensed consolidated financial statements.

D-Wave Systems Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three months ended March 31,
(In thousands, except share and per share data)	2022	2021
Revenue	$1,713	$1,410
Cost of revenue	584	298

Total gross profit	1,129	1,112
Operating expenses:
Research and development	6,525	6,484
General and administrative	3,646	2,522
Sales and marketing	1,600	1,070

Total operating expenses	11,771	10,076

Loss from operations	(10,642)	(8,964)
Other income (expense), net:
Interest expense	(792)	(177)
Other income (expense), net	(181)	315

Total other income (expense), net	(973)	138

Net loss	$(11,615)	$(8,826)

Net loss per share, basic and diluted	$(0.10)	$(0.08)

Weighted-average shares used in computing net loss per share, basic and diluted	111,938,525	111,853,323

Comprehensive loss:
Net loss	$(11,615)	$(8,826)

The accompanying notes are an integral part of these condensed consolidated financial statements.

D-Wave Systems Inc.

Condensed consolidated statements of stockholders’ (deficit) equity

(Unaudited)

	Non-redeemable convertible preferred stock		Common stock		Additional Paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total stockholders’ (deficit) equity
(In thousands, except share data)	Shares	Amount	Shares	Amount
Balances at December 31, 2020	137,765,828	189,881	3,061,746	$2,492	$144,537	$(293,723)	$(10,458)	$32,729
D-Wave exercise of stock options			33,305	32	(11)			21
D-Wave stock-based compensation					160			160
Foreign currency translation adjustment, net of tax							49	49
Net loss						(8,826)		(8,826)

Balances at March 31, 2021	137,765,828	189,881	3,095,051	2,524	144,686	(302,549)	(10,409)	24,133

Balances at December 31, 2021	137,765,828	189,881	3,166,949	2,610	146,240	(325,268)	(10,443)	3,020

D-Wave exercise of stock options			8,768	10	(3)			7
D-Wave stock-based compensation					783			783
Foreign currency translation adjustment, net of tax							(70)	(70)
Net loss						(11,615)		(11,615)

Balances at March 31, 2022	137,765,828	189,881	3,175,717	2,620	147,020	(336,883)	(10,513)	(7,875)

The accompanying notes are an integral part of these condensed consolidated financial statements

D-Wave Systems Inc.

Condensed consolidated statements of cash flows

(Unaudited)

	Three months ended March 31,
(in thousands)	2022	2021
Cash flows from operating activities:
Net loss	$(11,615)	$(8,826)
Adjustments to reconcile net loss to cash used in by operating activities:
Depreciation and amortization	412	384
Stock-based compensation	783	160
Amortization of operating right of use assets	227	243
Provision for excess and obsolete inventory	268	221
Non-cash interest expense	792	177
Unrealized foreign exchange loss (gain)	259	(64)
Change in operating assets and liabilities:
Trade accounts receivable	(329)	(292)
Research incentives receivable	(429)	(224)
Inventories	(205)	(355)
Prepaid expenses and other current assets	(2,299)	4
Trade accounts payable	72	(1,134)
Accrued expenses and other current liabilities	2,920	(1,097)
Deferred revenue	(155)	(103)
Operating lease liability	(210)	(243)

Net cash used in operating activities	(9,509)	(11,149)

Cash flows from investing activities:
Purchase of property and equipment	(123)	(701)
Purchase of software	(21)	(38)

Net cash used in investing activities	(144)	(739)

Cash flows from financing activities:
Proceeds from government program	3,178	11,901
Proceeds from debt financing	14,700	—
Proceeds from issuance of common stock upon exercise of stock options	7	27
Debt payments	(13)	—

Net cash provided by financing activities	17,872	11,928

Effect of exchange rate changes on cash and cash equivalents	(41)	254
Net increase in cash and cash equivalents	8,178	294

Cash and cash equivalents at beginning of period	$9,483	$21,335

Cash and cash equivalents at end of period	$17,661	$21,629

Supplemental disclosure of noncash investing and financial activities:
Acquisition of property and equipment included in account receivable and payable	$3	$21

Unpaid deferred costs	$3,734	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

D-Wave Systems Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Description of business

D-Wave Systems Inc. (“D-Wave” or the “Company”) is a commercial quantum computing company that provides customers with a full suite of professional services and web-based access to its superconducting quantum computer systems and integrated software environment through its cloud service, LeapTM. References to the “Company” herein for the periods before April 14, 2020, shall be to D-Wave Inc., a federally incorporated corporation (“Old D Wave”) and its subsidiaries, collectively. References to the “Company” from April 14, 2020 to December 31, 2020 (inclusive) shall be to DWSI and its subsidiaries, collectively. References to the “Company” herein for the periods including and after January 1, 2021, shall be to D-Wave Systems Inc. and its subsidiaries, collectively. Historically, the Company has developed its own annealing superconducting quantum computer systems and associated software and its current-generation quantum system is the D-Wave AdvantageTM. During the year ended December 31, 2021, the Company initiated the development of a gate-model quantum computing system.

D-Wave is a British Columbia corporation headquartered in Burnaby, British Columbia.

On February 7, 2022, DPCM Capital Inc., a Delaware corporation (the “SPAC” or “DPCM”), and D-Wave entered into a definitive Transaction Agreement by and among DPCM, D-Wave, D-Wave Quantum Inc., a Delaware corporation and a direct, wholly owned subsidiary of SPAC (the “Issuer”), DWSI Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Issuer (“Merger Sub”) and a separate entity from the former DWSI, DWSI Canada Holdings ULC, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of the Issuer (“CallCo”), D-Wave Quantum Technologies Inc., a British Columbia corporation and a direct, wholly-owned subsidiary of CallCo, pursuant to which, among other things: a) Merger Sub will merge with and into DPCM, with DPCM surviving as a direct, wholly owned subsidiary of the Issuer, b) the Issuer will indirectly acquire all of the outstanding share capital of D-Wave and D-Wave will become an indirect, wholly owned subsidiary of the Issuer (the “Merger”).

For the three months ended March 31, 2022 and 2021, the Company’s revenue was derived primarily from customers located in the United States, Japan, and Germany.

2.	Basis of presentation and summary of significant accounting policies

Basis of Presentation

The Company has prepared the accompanying financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) of the Financial Accounting Standards Board (“FASB”).

Unaudited Interim Financial Information-

The interim condensed consolidated financial statements included in this quarterly report have been prepared by the Company and are unaudited, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures contained within these interim condensed consolidated financial statements comply with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended for interim condensed consolidated financial statements and are adequate to make the information presented not misleading. The interim condensed consolidated financial statements included herein reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus for the year ended December 31, 2021. The condensed consolidated statement of operations and comprehensive loss for the three months ended March 31, 2022 is not necessarily indicative of the results to be anticipated for the entire year ending December 31, 2022 or thereafter. All references to March 31, 2022 and 2021 in the notes to condensed consolidated financial statements are unaudited.

Principles of consolidation

The consolidated financial statements include the accounts of the Company. All intercompany accounts and transactions have been eliminated on consolidation.

Liquidity and going concern

The Company has prepared its consolidated financial statements assuming that it will continue as a going concern. Since its inception, the Company has incurred net losses and negative cash flows from operations. As March 31, 2022, the Company had an accumulated deficit of $336.9 million and a working capital deficiency of $897,000. For the three months ended March 31, 2022 and 2021, the Company incurred a net loss of $11.6 million and $8.8 million, respectively and had net cash outflows from operations of $9.5 million and $11.1 million, respectively. The Company expects to incur additional operating losses and negative cash flows from operations as it continues to expand its commercial operations and research and development programs.

During the three months ended March 31, 2022, the Company received $15 million in gross proceeds from a $25 million financing through a Venture Loan and Security Agreement with PSPIB Unitas Investments II Inc. (“PSPIB”) The maturity date of the loan is defined as the earliest of December 31, 2022 or the closing of the Merger or the date of acceleration of such loan following an event of default or the date of prepayment. A further $10 million can be drawn under this loan agreement subject to the Company receiving the consent from the applicable governmental authority for the granting of security interests in certain intellectual property under the Strategic Innovation Fund “SIF” Agreement, or (ii) PSPIB, in its reasonable discretion, shall have determined that the Company is diligently pursuing such consent.

As of March 31, 2022, the Company had $17.7 million of cash and cash equivalents.

As further discussed in Note 1 – Description of the business, on February 7, 2022, the Company entered into a Transaction Agreement with DPCM. In addition to the cash resources that will be made available through the Merger, the Company anticipates $40.0 million in additional financing will be made available to the Company through a Private Investment in Public Equity (“PIPE”) offering. There can be no assurance that the Merger and the PIPE offering will be completed as currently contemplated, or at all.

To the extent additional capital is not obtained through the Merger and PIPE offering, or through the cash received in connection with the Merger, management will be required to obtain additional capital through the issuance of debt or equity, or other arrangements. However, there can be no assurance that the Company will be able to raise additional capital when needed or under acceptable terms. The issuance of additional equity may dilute existing stockholders and newly issued shares may contain senior rights and preferences compared to currently outstanding ordinary shares. Any future debt may contain covenants and limit the Company’s ability to pay dividends or make other distributions to stockholders. If the Company is unable to obtain additional financing, operations may be scaled back or discontinued. These conditions give rise to material uncertainties that may cast substantial doubt on the ability of the Company’s ability to continue as a going concern.

These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. Such adjustments could be material.

Amalgamation of D-Wave and DWSI

In order to simplify the corporate structure of DWSI Holding Inc. and to reduce administrative costs, effective January 1, 2021, the Company completed a vertical short-form amalgamation pursuant to the British Columbia Business Corporations Act with its previously wholly-owned subsidiary, D-Wave Systems Inc. Pursuant to the amalgamation, all of the issued and outstanding equity securities of D-Wave Systems Inc. were cancelled, and the assets and liabilities of D-Wave Systems Inc. were assumed by the Company. Immediately after the amalgamation, DWSI Holdings Inc. changed its name to D-Wave Systems Inc. No additional equity securities were issued in connection with the amalgamation and the share capital of the Company remained unchanged.

The amalgamation did not have a significant effect on the business and operations of D-Wave.

COVID-19 pandemic

The Company is subject to risks and uncertainties relating to the ongoing outbreak of the novel strain of coronavirus (“COVID-19”), which the World Health Organization declared a pandemic in March 2020. The COVID-19 pandemic has resulted in authorities implementing numerous measures to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. Work-from-home and other measures have introduced additional operational risks, including cybersecurity risks, and may adversely affect the way the Company and its third-party partners operate. The extent to which the COVID-19 pandemic impacts the Company’s workforce, business, financial condition, and results of operations will depend on future developments, which are highly uncertain and cannot be predicted at this time. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results may be materially adversely affected. As of March 31, 2022 and 2021, the Company’s business, results of operation and financial condition was not significantly impacted due to the effects of COVID-19.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in the Company’s consolidated financial statements and accompanying notes as of the date of the consolidated financial statements. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. On an ongoing basis, management evaluates its estimates as there are changes in circumstances, facts, and experience.

The Company’s accounting estimates and assumptions may change over time in response to COVID-19 and the change could be material in future periods. As of the date of issuance of these consolidated financial statements, the Company is not aware of any specific event or circumstances that would require the Company to update estimates, judgments or revise the carrying value of any assets or liabilities. Actual results may differ from those estimates or assumptions.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting and consulting fees incurred through the balance sheet date that are directly related to the Merger mentioned in Note 1 – Description of the business and that will be charged to shareholder’s equity upon the completion of the Merger mentioned in Note 1. Should the Merger prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. The Company recorded $3.9 million and $1.2 million of transaction costs related to deferred offering costs in its consolidated balance sheets as of March 31, 2022 and December 31, 2021, respectively.

Operating segment

Operating segments are defined as components of an enterprise for which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s Chief Executive Officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for allocating and evaluating financial performance. As such, the Company views its operations and manages its business in one operating and reportable segment (See Note 10 - Geographic areas).

Foreign currency translation and transactions

The Company’s reporting currency is the US dollar. Generally, the functional and reporting currency of its international subsidiaries is the currency of their primary economic environment. Accordingly, all foreign balance sheet accounts have been translated into the U.S. dollars using the rate of exchange at the respective balance sheet date. Components of the consolidated statements of operation and comprehensive loss have been translated at the average exchange rate for the year or the corresponding period. Translation gains and losses are recorded in accumulated other comprehensive loss as a component of stockholders’ equity. Gains or losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in the consolidated statements of operations and comprehensive loss. For the three months ended March 31, 2022, the Company recorded $196,000 of net realized and unrealized foreign currency transaction loss, and for the three months ended March 31, 2021, recorded a net realized and unrealized foreign currency transaction gain of $297,000 in other income in its consolidated statements of operations and comprehensive loss.

Cash and cash equivalents

The Company’s cash and cash equivalents consists of money held in demand depositary accounts and highly liquid investments, including commercial paper with original maturities of three months or less at the date of the purchase. The carrying amount of cash and cash equivalents was $17.7 million and $9.5 million as of March 31, 2022 and December 31, 2021, respectively, which approximates fair value and was determined based upon Level 1 inputs. The Company did not hold short-term investments as of March 31, 2022 and 2021.

The increase from December 31, 2021 to March 31, 2022 was primarily the result of the Company receiving $15 million in financing proceeds through the Venture Loan and Security Agreement with PSPIB.

Fair value of financial instruments

Certain assets and liabilities are carried at fair value under US GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The categorization of a financial instrument within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company recognizes transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer.

The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, trade accounts receivable, net, trade accounts payable and accrued expenses approximate their fair values (Level 1).

The Company carries its investments at cost, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments by the same issuer, as they represent investments in privately held companies for which there are no quoted market prices. As of March 31, 2022 and December 31, 2021, the Company estimated the fair value of its investments denominated in Canadian dollars to be C$10.2 million for both periods presented, and its investments denominated in United States dollars to be $1.2 million and $279,000, respectively. The carrying value of its investments as of March 31, 2022 and December 31, 2021 was $1.2 million and is included in other assets on the consolidated balance sheets.

The Company did not have any cash equivalents as of March 31, 2022. The Company did not have any transfers of financial assets measured at fair value on a recurring basis to or from Level 1, Level 2 and Level 3 for any of the periods presented.

Concentration risk

Agreements which potentially subject the Company to concentration risk consist principally of two and three customer agreements for the three months ended March 31, 2022 and 2021, respectively. For the three months ended March 31, 2022, 14% of the Company’s total revenue was earned from a single customer and 13% was earned from a second customer. For the three months ended March 31, 2021, 21% of the Company’s total revenue was earned from a single customer, 14% was earned from a second customer and 11% was earned from a third customer.

Government assistance

The Company receives various forms of government assistance including (i) government grants (ii) investment credits, and (iii) government loans, for research and development initiatives from Canadian government agencies.

The Company recognizes grants and investment tax credits relating to qualifying scientific research and development expenditures as a reduction of the related eligible expenses (research and development expenses) in its condensed consolidated statement of operations and comprehensive loss. Grants and investment tax credits are recognized in the period during which the related qualifying expenses are incurred, provided that the conditions under which the grants and investment tax credits have been met. The Company recognizes grants and investment tax credits in an amount equal to the estimated qualifying expenses incurred in each period multiplied by the applicable reimbursement percentage. Grants and investment tax credits that are recognized upon incurring qualifying expenses in advance of receipt of grant funding or proceeds from research and development incentives are recorded in the condensed consolidated balance sheets as research incentives receivable. In circumstances where the grants received relate to prior period eligible expenses, the Company recognizes them as government assistance in its condensed consolidated statement of operations and comprehensive loss in the current period.

During the three months ended March 31, 2022 and 2021, the Company did not record any Sustainable Development Technology Canada and BC Innovative Clean Energy (“SDTC”) grants to offset its research and development expenses.

During the three months ended March 31, 2022 and 2021, the Company recorded a Scientific Research and Experimental Development (“SR&ED”) investment tax credit of $0.4 million and $0.2 million, respectively, as an offset to its research and development expenses in its condensed consolidated statements of operations and comprehensive loss.

The Company has received government loans under funding agreements with interest at rates that are below market rates of interest or are interest-free. The Company accounts for the imputed benefit arising from the difference between a market rate of interest and the rate of interest charged as additional grant funding, and records interest expense for the loans at a market rate of interest. On the date that loan proceeds are earned, the Company recognizes the portion of the loan proceeds allocated to grant funding as a discount to the carrying value of the loan which is subsequently recognized as additional government assistance upon draw down of the qualified loan amounts.

Revenue recognition

The Company recognizes revenue in accordance with Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) and accounts for certain contract costs in accordance with FASB’s Accounting Standards Codification (“ASC”) 340-40, Other Assets and Deferred Costs-Contracts with Customers.

The standard was adopted on a full retrospective method on January 1, 2018. The adoption of ASC 606 had no impact on the Company and as such there was no recorded transition adjustment. The core principle of ASC 606 is that an entity shall recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

To support this core principle, the Company applies the following five step approach:

•	Identify the contract with the customer

•	Identify the performance obligations

•	Determine the transaction price

•	Allocate the transaction price to the performance obligations

•	Recognize revenue when (or as) the entity satisfies a performance obligation

The Company generates revenue through subscription sales to access its Quantum Computing as a Service (“QCaaS”) cloud platform and from professional services related to the practical applications of quantum computing technology to solve its customers’ business problems, to develop quantum proofs-of-concepts, pilot hybrid quantum applications and to put those applications into production. In addition, the Company also earns revenue from providing training that covers quantum computing systems and building related applications. In arrangements with re-sellers of the Company’s cloud services, the re-seller is considered the customer and the Company does not have any contractual relationships with the re-sellers’ end users. For these arrangements, revenue is recognized at the amount charged to the re-seller and does not reflect any of the re-seller’s mark-up to the end user.

Revenue from QCaaS is recognized evenly over the contractual period, on a straight-line basis over the subscription term, beginning on the date that the service is made available to the customer. Professional services are recognized as they are earned based on the terms of the contract or based on the cost-to-cost method. Under the cost-to-cost method, revenue is recognized based upon the ratio that incurred costs bear to total estimated contract costs with related cost of revenue recorded as the costs are incurred.

Recently adopted accounting standards and amendments

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as private companies, including early adoption when permissible. With the exception of standards, the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as private companies, as indicated in Note 2 of its audited consolidated financial statements as of December 31, 2021 and 2020.

In November 2021, the FASB issued ASU 2021-10, “Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance”. The new standard is intended to provide increased transparency by requiring business entities to disclose information about certain types of government assistance they receive in the notes to the financial statements. ASU 2021-10 also adds a new Topic - ASC 832, Government Assistance - to the FASB’s Codification. Included in the disclosures under the guidance are the nature of the transaction including the nature of the assistance being given, the accounting policies being used to account for the transaction and other provisions of relevance. The guidance is effective for annual periods beginning after December 15, 2021, with early adoption permitted. The Company has adopted the guidance prospectively and determined that the guidance has not a material impact on its financial statements as such disclosures surrounding the government assistance, including the accounting policies used to account for the agreement have been in place since its inception.

Recent accounting pronouncements not yet adopted

Recently issued, but not yet adopted accounting standards are discussed in Note 2 of the audited consolidated financial statements as of December 31, 2021 and 2020.

3.	Revenue from contracts with customers

Disaggregation of revenue

The following table depicts the disaggregation of revenue by type of services or products and timing of transfer of services or products (in thousands):

	Three months ending March 31,
	2022	2021
Type of services or products
QCaaS	$1,384	$1,122
Professional services	309	272
Other revenue	20	16

Total revenue, net	$1,713	$1,410

Timing of revenue recognition
Revenue recognized over time	$1,662	$1,390
Revenue recognized at a point in time	51	20

Total revenue, net	$1,713	$1,410

Other revenue includes printed circuit board sales.

Revenue by geographical markets is presented in Note 10 - Geographic areas.

Contract balances

The following table provides information about account receivable, contract assets and liabilities as of March 31, 2022 and December 31, 2021 (in thousands):

	March 31,	December 31,
	2022	2021
Contract assets:
Trade account receivable, net	$747	$421
Unbilled receivables, which are included in ‘Prepaid expenses and other current assets’	9	17

Total contract assets	756	438

Contract liabilities:
Deferred revenue, current	2,550	2,665
Deferred revenue, noncurrent	—	54
Customer deposit, which are included in ‘Accrued expenses and other current liabilities’	21	21

Total contract liabilities	2,571	2,740

Changes in deferred revenue from contracts with customers were as follows (in thousands):

	March 31,	December 31,
	2022	2021
Balance at beginning of period	$2,719	$4,713
Deferral of revenue	1,551	4,092
Recognition of deferred revenue	(1,720)	(6,086)

Balance at the end of period	$2,550	$2,719

Remaining performance obligations

A significant number of the Company’s service and product sales are short-term in nature with a contract term of one year or less. For those contracts, the Company has utilized the practical expedient in ASC 606-10-50-14 exempting the Company from disclosure of the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

As of March 31, 2022, the aggregate amount of remaining performance obligations that were unsatisfied or partially unsatisfied related to customer contracts was $2.5 million. This amount included deferred revenue on the Company’s consolidated balance sheets, of which approximately 100% is expected to be recognized to revenue in the next 12 months.

As of December 31, 2021, the aggregate amount of remaining performance obligations that are unsatisfied or partially unsatisfied related to customer contracts was $2.7 million which included deferred revenue on the Company’s consolidated balance sheets, of which approximately 98% was expected to be recognized to revenue in the next 12 months.

4.	Balance sheet details

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	March 31,	December 31,
	2022	2021
Accrued expenses:
Accrued professional services	$4,230	$1,953
Accrued compensation and related benefits	1,504	1,108
Other accruals	178	318
Other current liabilities:
Other payroll expenses	198	175
Customer deposits	21	21
Current portion of long-term debt, net	47	39

Total accrued expenses and other current liabilities	$6,178	$3,614

5.	Property and equipment, net

Property and equipment, net consisted of the following (in thousands):

	March 31,	December 31,
	2022	2021
Quantum computer systems	$13,425	$13,425
Lab equipment	6,681	6,645
Computer equipment	3,317	3,305
Leasehold improvements	1,074	1,074
Furniture and fixtures	318	316
Construction-in-progress	314	285

Total property and equipment	25,129	25,050
Less: Accumulated depreciation	(22,143)	(21,801)

Property and equipment, net	$2,986	$3,249

Depreciation expense for the three months period ended March 31, 2022 and 2021 was $342,000 and $354,000, respectively. The Company has not acquired any property and equipment under capital leases.

6.	Loans payable

As of March 31, 2022 and 2021 loans payable consisted of refundable government loans and repayable Venture Loan and Security Agreement, “Venture Loan”. The following table shows the component of loans payable (in thousands):

	March 31,	December 31,
	2022	2021
Loans payable, beginning of period	$29,844	$13,624
SIF contribution	—	16,786
Venture Loan Contribution	15,000
Payments	—	(399)
Interest on Venture Loan	121	—
Foreign exchange (gain) loss	487	(167)

Loans payable, end of period	$45,452	$29,844

	March 31,	December 31,
	2022	2021
Discount, beginning of period	$(17,391)	$(11,948)
SIF discount on additional contribution	—	(7,167)
Venture Loan discount	(125)
Interest expense	792	1,728
Foreign exchange (gain) loss	(422)	(4)

Discount, end of period	$(17,146)	$(17,391)

Total Loans payable	$28,306	$12,453
Short-term portion	15,230	220
Long-term portion	13,076	12,233

Total Loans payable	28,306	12,453

SIF liability

On November 20, 2020, the Company entered into an agreement with SIF, whereby SIF agreed to make a repayable contribution to the Company of up to C$40.0 million (“the Contribution”). Funds from the loan are to be used for projects involving the adaption of research findings for commercial applications that have the potential for market disruption; development of current product and services through the implementation of new or incremental technology that will enhance the Company’s competitive capability; and development of process improvements which reduce the environmental footprint of current production through the use of new or improved technologies.

The annual repayment of the Contribution is calculated based upon a formula using the Company’s fiscal year revenue multiplied by a repayment rate. The contractual repayment period is 15 years and commences in the year after the first year in which the Company reports annual revenue of $70.0 million (the “Benchmark Year”). In each of those years, an annual repayment amount is due. Each annual repayment must be paid by April 30 of the year following the year for which the annual repayment due will be calculated. If the Benchmark Year is not achieved within 14 years following the fiscal year in which the project is completed, the SIF loan will be forgiven. The SIF loan is initially recorded at fair value, and subsequently at amortized cost. As the SIF contribution is interest free, the difference between the carrying value and initial fair value is recorded as government assistance on the consolidated statement of operations and comprehensive loss.

The initial fair value of the SIF loan is determined by using a discounted cash flow analysis for the loan, which requires a number of assumptions. The significant assumptions used in determining the discounted cash flows include estimating the amount and timing of future revenue for the Company and the discount rate. The Company’s estimates of future revenues are derived from several significant assumptions including expected success of LeapTM and partnerships with large scale resellers. In determining the appropriate discount rates, the Company considered the weighted average cost of capital for the Company, risk adjusted based on the development risks of the Company’s product. Management used a discount rate of 26% to discount the SIF loan. Should projected revenue not be achieved as predicted, the adjustment to the fair value of the SIF loan could be material. At March 31, 2022, the carrying value of the loan approximates its fair value.

Repayments of the SIF contributions could also be triggered upon default of the agreement, or termination of the agreement, or upon a change of control that has not been approved by the Canadian government. As of the date of these financial statements, the Company has applied for approval from the Canadian government for the transaction with DPCM and is awaiting final confirmation of approval. In the event approval is not granted, the drawn amount of the SIF loan becomes repayable.

Venture Loan

On March 3, 2022 the Company entered a Venture Loan and Security Agreement with PSPIB. Under this loan agreement, PSPIB is committed to provide the Company an aggregate principal amount of $25.0 million in three tranches, subject to certain terms and conditions. The loan is subject to a per annum interest rate as published in the Wall Street Journal or any successor publication as the “prime rate” plus 7.25% provided that the Wall Street Journal prime rate is not less than 3.25% and, if found to be less than 3.25%, such rate will be deemed to be 3.25%. The maturity date of the loan is defined as the earliest of December 31, 2022 or the closing of the Merger or the date of acceleration of the loan following an event of default or the date of prepayment. As of March 31, 2022, the Company received the first tranche of $15.0 million recorded in Loans Payable current in its condensed consolidated balance sheet.

The Company did not record any Venture Loan as of March 31, 2021.

7.	Stock-based compensation

Stock option valuation

The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option.

•

Risk-Free Interest Rate. The Company estimates its risk-free interest rate by using the yield on actively traded non-inflation-indexed U.S. treasury securities with contract maturities equal to the expected term.

•

Expected Term. The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has estimated the expected term of its employee awards using the SAB Topic 14 Simplified Method allowed by the FASB and SEC, for calculating expected term as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term. Certain of the Company’s options began vesting prior to the grant date, in which case the Company uses the remaining vesting term at the grant date in the expected term calculation.

•

Expected Volatility. As the Company is privately held and there has been no public market for its common stock to date, the expected volatility is based on the average historical stock price volatility of comparable publicly-traded companies in its industry peer group, financial, and market capitalization data.

•	Expected dividend Yield. The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

•

Fair Value of Underlying Common Stock. Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s Convertible Redeemable Preferred Stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares.

The assumptions used to estimate the fair value of stock options granted during the three months ended March 31, 2022 and 2021 are as follows:

	Three months ending March 31,
	2022	2021
Expected dividend yield	0%	0%
Expected volatility	47%	45%
Expected term (years)	6.08	6.18
Risk-free interest rate	0.52%	0.76%

Common stock option activity

The following table summarizes the Company’s stock option activity during the periods presented (in thousands except share and per share data):

	Number of options outstanding	Weighted average exercise price ($)	Weighted average remaining contractual term (years)	Aggregate intrinsic value ($)
Balance as of December 31, 2021	16,336,134	0.81	8.55	80,179
D-Wave options granted	—	—	—	—
D-Wave options exercised	(8,768)	0.81	—	—
D-Wave options forfeited	(825,339)	0.81	—	—
D-Wave options expired	(7,390)	0.81	—	—

Balance as of March 31, 2022	15,494,637	0.81	7.96	76,047

Options unvested as of March 31, 2022	5,455,432	0.81	7.93	74,022

Options exercisable as of March 31, 2022	10,039,205	0.81	7.48	49,288

The aggregate intrinsic value of stock options was calculated as the difference between the exercise price of the stock options and the estimated fair value of the Company’s common stock for those stock options that had exercise prices lower than the fair value of the Company’s common stock.

The weighted average grant date fair values per share of stock options granted during the three months ended March 31, 2022 was nil as no stock options were granted. The weighted average grant date fair values per share of stock options granted during the three months ended March 31, 2021 was $0.35.

The total fair value of the stock options vested during the three months ended March 31, 2022 and 2021 was $510,000 and $287,322 respectively.

Common stock warrants

The Company did not record any transactions during the three months ended March 31, 2022.

As of March 31, 2022, the following common stock warrants were outstanding and exercisable:

	Number of warrants outstanding	Weighted average exercise price ($)	Expiry Date	Number exercisable
	617,972	$1.75	14-April-22	617,972

Total, March 31, 2022	617,972	$1.75		617,972

Subsequent to March 31, 2022, these common stock warrants were not exercised and have expired.

Preferred stock warrants

The Company did not record any transaction during the three months ended March 31, 2022.

As of March 31, 2022, the following preferred stock warrants were outstanding and exercisable:

	Number of warrants outstanding	Weighted average exercise price ($)	Expiry Date	Number exercisable
	3,247,637	$1.92	29-Nov-26	1,299,055

Total, March 31, 2022	3,247,637	$1.92		1,299,055

Stock-based compensation

The following table summarizes the stock-based compensation expense classified in the consolidated statements of operations and comprehensive loss as follows (in thousands):

	Three months ending March 31,
	2022	2021
Research and development	$92	$29
General and administrative	629	99
Sales and marketing	62	32

Total stock-based compensation	$783	$160

8.	Commitment and contingencies

Warrant Transaction Agreements

In November 2020, contemporaneously with a revenue arrangement, the Company entered into a contract, pursuant to which the Company agreed to issue to a customer a warrant to acquire up to 3,247,637 shares of Class A Preferred stock (the “Preferred Stock Warrant”), subject to certain vesting events. As the warrant was issued in connection with an existing commercial agreement with a customer, the value of the warrant was determined to be consideration payable to the customer and consequently will be treated as a reduction to revenue recognized under the corresponding revenue arrangement. Approximately 40% of the Preferred Stock Warrant shares vested and became immediately exercisable on August 13, 2020. The remaining Preferred Stock Warrant shares will vest and become exercisable upon satisfaction of certain milestones based on D-Wave revenue generated under the commercial agreement with the customer, to the extent certain prepayments are made by the customer. The exercise price for the Preferred Stock Warrant shares is $1.92 per share and the warrant is exercisable through November 29, 2026.

The fair value of the Preferred Stock Warrant at the date of issuance was determined to be $1.1 million. During the year ended December 31, 2021, no Preferred Stock Warrant were vested or probable of vesting. As of December 31, 2020, Preferred Stock Warrant shares with a fair value of $451,000 were vested. During the year ended December 31, 2020, $451,000 of the warrant was recorded into cost of revenue.

In April 2020, the Company entered into a contract pursuant to which the Company agreed to issue to a customer a warrant to acquire a fixed number of 617,972 shares of the Company’s common stock (“Common

Stock Warrant” and collectively with the Preferred Stock Warrant, the “Warrant Shares”), at a fixed price of $1.75 per Common Stock Warrant Share. Subsequent to March 31, 2022, no Common Stock Warrant Shares were exercised prior to the expiration date of such warrant.

The Company estimated the fair value of Warrant Shares on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each warrant. The estimated fair value of Class A Preferred Shares and common stock was based on the Class A Preferred Shares and common stock offering price due to its proximity to the grant date of the Warrant Shares. The estimated term is based on the contractual life of the Warrant Shares. The remaining assumptions were developed consistent with the methodologies described further in Note 7 - Share Based Compensation.

Lease obligation

In November 2021, the Company amended one of its building lease agreements to extend the term by 10 years and six months through December 31, 2033. The lease amendment constituted a modification as it extended the original lease term and required evaluation of the remeasurement of the lease liability and corresponding right-of-use asset. The reassessment resulted in continuing to classify the lease as an operating lease and remeasurement of the lease liability on the basis of the extended lease term. The total right-of-use asset recorded in association with the lease extension was $6.8 million with a corresponding operating lease liability.

Litigation

From time to time, the Company may become involved in various legal proceedings in the ordinary course of its business and may be subject to third-party infringement claims.

In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, other third-party claims that the Company’s products when used for their intended purposes infringe the intellectual property rights of such other third parties, or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim.

As of March 31, 2022 and 2021, the Company has not been subject to any pending litigation claims.

9.	Earnings per share

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	For the three months period ended March 31,
	2022	2021
Numerator:
Net Income	$(11,615)	$(8,826)

Denominator:
Weighted-average common shares outstanding, basic and diluted	111,938,525	111,853,323

Net loss per share, basic and diluted	$(0.10)	$(0.08)

As of March 31, 2022 and 2021, the Company’s potentially dilutive securities were the stock options and warrants to purchase common stock and preferred stock.

Since the Company was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods as the inclusion of all potential common shares outstanding would have been anti-dilutive.

Potentially dilutive securities (upon conversion) that were not included in the diluted per share calculations because they would be anti-dilutive were as follows:

	March 31	December 31
	2022	2021
Options to purchase common stock	15,495	16,336
Warrants to purchase common stock	618	618
Warrants for Preferred shares	3,248	3,248

10.	Geographic areas

The following table presents a summary of revenue by geography for the three months period ended March 31, 2022 and 2021:

	Three months ending March 31,
	2022	2021
United States	$777	$703
Japan	434	568
Germany	263	62
Other	239	77

Total revenue	$1,713	$1,410

Other includes Canada, Australia, France, Italy, Poland, Slovenia, Spain, Switzerland, Turkey and the United Kingdom.

The following table sets forth the long-lived assets, consisting of property and plant, net, and operating lease right-of-use assets, by geographic area as of March 31, 2022 and December 31, 2021 as follows (in thousands):

	March 31,	December 31,
	2022	2021
Canada	$11,064	$11,251
United States	273	576

Total long-lived assets	$11,337	$11,827

As of March 31, 2022 and December 31, 2021, substantially all of the Company’s long-lived assets are located in Canada and in the United States.

Significant customers

The Company had significant customers during the three months ended March 31, 2022 and 2021. A significant customer is defined as one that makes up ten percent or more of total revenues in a particular year or ten percent of outstanding accounts receivable balance as of the year end.

	Three months ending March 31,
	2022	2021
Customer A	14%	21%
Customer B	13%	14%
Customer C	—	11%

As of March, 31, 2022 and 2021 there were no significant customers with ten percent or more of outstanding accounts receivable balances.

All revenue derived from major customers above are included in the United States and Germany during the three month period ended March 31, 2022 and the United States and Japan during the three month period ended March 31, 2021.

11.	Subsequent events

The Company has evaluated all events occurring through May 9, 2022, the date on which the consolidated financial statements were issued, and during which time, nothing has occurred outside the normal course of business operations that would require disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

DPCM Capital, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of DPCM Capital, Inc. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ deficit and cash flows of the year ended December 31, 2021 and for the period March 24, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period March 24, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/S/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

March 14, 2022

DPCM CAPITAL, INC.

BALANCE SHEETS

	December 31,
	2021	2020
ASSETS
Current assets
Cash	$124,720	$1,084,557
Prepaid expenses	176,223	389,413

Total Current Assets	300,943	1,473,970
Cash and marketable securities held in Trust Account	300,183,322	300,058,477

TOTAL ASSETS	$300,484,265	$301,532,447

LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ DEFICIT
Current Liabilities – Accounts payable and accrued expenses	$2,889,095	$270,054
Deferred underwriting fee payable	10,500,000	10,500,000
Warrant liabilities	10,787,400	38,700,000

Total Liabilities	24,176,495	49,470,054

Commitments and Contingencies (Note 6)(1)
Class A common stock subject to possible redemption 30,000,000 shares at redemption value	300,000,000	300,000,000
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued or outstanding (excluding 30,000,000 shares subject to possible redemption)	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 7,500,000 shares issued and outstanding	750	750
Additional paid-in capital	—	—
Accumulated deficit	(23,692,980)	(47,938,357)

Total Stockholders’ Deficit	(23,692,230)	(47,937,607)

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ DEFICIT	$300,484,265	$301,532,447

(1)	See Note 6 for revised disclosure regarding contingent fees in connection with financial advisor engagements.

The accompanying notes are an integral part of the financial statements.

DPCM CAPITAL, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	For the period March 24, 2020 (inception) through December 31, 2020
Operating and formation costs	$3,781,644	$343,208

Loss from operations	(3,781,644)	(343,208)
Other income (expenses):
Interest earned on marketable securities held in Trust Account	115,883	48,914
Change in fair value of warrant liabilities	27,912,600	(26,740,000)
Transaction cost allocated to warrants	—	(381,556)
Unrealized gain on marketable securities held in Trust Account	8,962	9,563

Other income (expenses), net	28,037,445	(27,063,079)

Income (loss) before income taxes	24,255,801	(27,406,287)
Provision for income taxes	10,424	—

Net income (loss)	$24,245,377	$(27,406,287)

Basic and diluted weighted average shares outstanding, Class A common stock	30,000,000	13,986,486

Basic and diluted net income (loss) per share, Class A common stock	$0.65	$(1.28)

Basic and diluted weighted average shares outstanding, Class B common stock	7,500,000	7,500,000

Basic and diluted net income (loss) per share, Class B common stock	$0.65	$(1.28)

The accompanying notes are an integral part of the financial statements.

DPCM CAPITAL, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT)

FOR THE PERIOD MARCH 24, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 AND THE YEAR ENDED DECEMBER 31, 2021

	Class B Common Stock		Stock Subscription Receivable from Shares	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ (Deficit)
	Shares	Amount
Balance — March 24, 2020 (inception)	—	$—	—	$—	$—	$—
Issuance of Class B common stock to Sponsor	8,625,000	863	(25,000)	24,137	—	—
Collection of stock subscription receivable from stockholder	—	—	25,000	—	—	25,000
Proceeds in excess of fair value for Private Placement Warrants	—	—	—	2,640,000	—	2,640,000
Forfeiture of Founder Shares	(1,125,000)	(113)	—	113	—	—
Remeasurement of Class A common stock to redemption Value	—	—	—	(2,664,250)	(20,532,070)	(23,196,320)
Net loss	—	—	—	—	(27,406,287)	(27,406,287)

Balance – December 31, 2020	7,500,000	750	—	—	(47,938,357)	(47,937,607)
Net income	—	—	—	—	24,245,377	24,245,377

Balance – December 31, 2021	7,500,000	$750	—	$—	$(23,692,980)	$(23,692,230)

The accompanying notes are an integral part of the financial statements.

DPCM CAPITAL, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,	For the Period March 24, 2020 through December 31,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$24,245,377	$(27,406,287)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(115,883)	(48,914)
Transaction cost allocatable to warrants	—	381,556
Change in fair value of warrant liabilities	(27,912,600)	26,740,000
Unrealized gain on marketable securities held in Trust Account	(8,962)	(9,563)
Changes in operating assets and liabilities:
Prepaid expenses	213,190	(389,413)
Accounts payable and accrued expenses	2,619,041	270,054

Net cash used in operating activities	(959,837)	(462,567)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(300,000,000)

Net cash used in investing activities	—	(300,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	294,000,000
Proceeds from sale of Private Placements Warrants	—	8,000,000
Proceeds from promissory note—related party	—	250,000
Repayment of promissory note—related party	—	(250,000)
Payments of offering costs	—	(477,876)

Net cash provided by financing activities	—	301,547,124

Net Change in Cash	(959,837)	1,084,557
Cash – Beginning of period	1,084,557	—

Cash – End of period	$124,720	$1,084,557

Supplementary cash flow information:
Cash paid for income taxes	$10,424	$—

Non-Cash investing and financing activities:
Accretion for Class A common stock subject to possible redemption	$—	$23,196,320

Deferred underwriting fee payable	$—	$10,500,000

The accompanying notes are an integral part of the financial statements.

DPCM CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

DPCM Capital, Inc. (the “Company”) is a blank check company incorporated in Delaware on March 24, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses in the technology sector. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity through December 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the marketable securities held in the Trust Account.

The registration statement for the Company’s Initial Public Offering was declared effective on October 20, 2020. On October 23, 2020, the Company consummated the Initial Public Offering of 30,000,000 units (the “Units” and, with respect to the shares of Class A common stock and warrants included in the Units sold, the “Public Shares” and “Public Warrants”, respectively), generating gross proceeds of $300,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,000,000 warrants (the “Private Placement Warrants”, and collectively with the Public Warrants, the “Warrants”) at a price of $1.00 per Private Placement Warrant, in a private placement to CDPM Sponsor Group, LLC (the “Sponsor”), generating gross proceeds of $8,000,000, which is described in Note 4.

Transaction costs amounted to $16,977,876, consisting of $6,000,000 of underwriting fees, $10,500,000 of deferred underwriting fees and $477,876 of other offering costs.

Following the closing of the Initial Public Offering on October 23, 2020, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair

DPCM CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

market value of at least 80% of the value of the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period (as defined below) and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision

DPCM CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

The Company will have until October 23, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive (pursuant to the IPO Letter Agreement and for no further consideration) its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay the Company’s taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

DPCM CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Liquidity and Going Concern

As of December 31, 2021, the Company had $124,720 in its operating bank accounts, and an adjusted working capital deficit of $2,404,830, which excludes $183,322 of interest earned on the Trust Account that is available to pay franchise and income taxes payable.

The Company will need to raise additional capital through loans or additional investments from its initial stockholders, officers or directors or their affiliates. The Company’s initial stockholders, officers or directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, “Basis of Presentation – Going Concern,” management has determined that the expected shortfall in working capital over the period of time between the date these financial statement are issued and its estimated Business Combination date raises substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the business combination or the date the Company is required to liquidate. Based on the above factors, management determined there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company’s sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not

DPCM CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities (as described in Note 8). Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.

Marketable Securities Held in Trust Account

At December 31, 2021 and 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities. Interest income is recognized when earned. The Company’s portfolio of marketable securities is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act. Upon the closing of the Initial Public Offering

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NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

and the private placement, $300 million was placed in the Trust Account and invested in money market funds that invest in U.S. government securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs

Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering. Offering costs amounting to $16,596,320 were charged to temporary equity upon the completion of the Initial Public Offering. Transaction costs related to derivative liability incurred through the balance sheets date and directly related to the Initial Public Offering amounting to $381,556, were charged to operations upon the completion of the Initial Public Offering.

Warrant Liabilities

The Company accounts for the Warrants in accordance with the guidance contained in Accounting Standards Codification (“ASC”) 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a binomial lattice model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period.

DPCM CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.

At December 31, 2020, the Class A common stock subject to redemption reflected in the balance sheets is reconciled in the following table:

Gross proceeds	$300,000,000
Less:
Proceeds allocated to Public Warrants	$(6,600,000)
Class A common stock issuance costs	$(16,596,320)
Plus:
Accretion of carrying value to redemption value	$23,196,320

Class A common stock subject to possible redemption	$300,000,000

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

On March 27, 2020, the CARES Act was enacted in response to COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “IRC”) for 2019 and 2020 to permit additional expensing of interest (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing the recoverability of alternative minimum tax credits. Given the Company’s full valuation allowance position and capitalization of all costs, the CARES Act did not have an impact on the financial statements.

DPCM CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Net Income (Loss) per Common Stock

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 18,000,000 shares of Class A common stock in the aggregate. As of December 31, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income (loss) per share of common stock is the same as basic net income (loss) per share of common stock for the periods presented.

The following table reflects the calculation of basic and diluted net income per share of common stock (in dollars, except per share amounts):

	Year Ended December 31,
	Year Ended December 31,		For the period March 24, 2020 through December 31,
	2021		2020
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per common stock
Numerator:
Allocation of net income (loss), as adjusted	$19,396,302	$4,849,075	$(17,839,941)	$(9,566,346)
Denominator:
Basic and diluted weighted average common stock outstanding	30,000,000	7,500,000	13,986,486	7,500,000

Basic and diluted net income (loss) per common stock	$0.65	$0.65	$(1.28)	$(1.28)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Fair Value Measurements

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature, except for warrant liabilities (see Note 10).

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

DPCM CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,000,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On June 22, 2020, the Company issued an aggregate of 5,750,000 shares of Class B common stock to the Sponsor (the “Founder Shares”) for an aggregate purchase price of $25,000, for which the Company received

DPCM CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

payment for the Founder Shares on August 21, 2020. On August 18, 2020, the Sponsor transferred an aggregate of 80,000 Founder Shares to the Company’s independent directors for their original purchase price of approximately $0.004 per share. Subsequently, on August 27, 2020, the Sponsor transferred an aggregate of 70,000 Founder Shares to the Company’s special advisors for their original purchase price. These 150,000 Founder Shares were not subject to forfeiture in the event the underwriter’s over-allotment option was not exercised. On October 2, 2020, the Company effected a stock dividend of 1,437,500 shares with respect to the Class B common stock, resulting in an aggregate of 7,187,500 Founder Shares issued and outstanding. On October 2, 2020, the Sponsor transferred 18,750 Founder Shares to one of the Company’s special advisors. On October 20, 2020, the Company effected a stock dividend of 1,437,500 shares with respect to the Class B common stock, resulting in an aggregate of 8,625,000 Founder Shares issued and outstanding. All shares and per-share amounts have been retroactively restated to reflect the share transactions.

The Founder Shares included an aggregate of up to 1,125,000 shares of Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the initial stockholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On December 7, 2020, the underwriter’s election to exercise its over-allotment option expired unexercised, resulting in the forfeiture of 1,125,000 shares by the Sponsor. Accordingly, there are 7,500,000 Founder Shares issued and outstanding as of December 31, 2021 and 2020.

The initial stockholders have agreed that, subject to certain limited exceptions, the Founder Shares will not be transferred, assigned or sold until the earlier of (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on October 20, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $10,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2021 and the period from March 24, 2020 (inception) through December 31, 2020, the Company incurred $120,000 and $20,000 for these services, respectively, of which $140,000 and $20,000 of such fees is included in accounts payable and accrued expenses in the accompanying December 31, 2021 and 2020 balance sheets, respectively.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working

DPCM CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021 and 2020, there were no amounts outstanding under any Working Capital Loans.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Stockholder Rights Agreement

Pursuant to a registration and stockholder rights agreement entered into on October 20, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration and stockholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter is entitled to a deferred fee of $0.35 per Unit, or $10,500,000 in the aggregate. Subject to the terms of the underwriting agreement, (i) the deferred fee will be placed in the Trust Account and released to the underwriter only upon the completion of a Business Combination and (ii) the deferred fee will be waived by the underwriter in the event that the Company does not complete a Business Combination.

Termination of Jam City Business Combination

On May 19, 2021, the Company entered into a business combination agreement (the “Business Combination Agreement”) with VNNA Merger Sub Corp., a Delaware corporation and the Company’s direct, wholly-owned subsidiary (“VNNA Merger Sub”), Jam City, Inc., a Delaware corporation (“Jam City”), and New Jam City, LLC, a Delaware limited liability company and indirect, wholly-owned subsidiary of Jam City (“New JC LLC”), relating to the contemplated Business Combination between the Company and Jam City (the “Jam City Business Combination”).

On July 23, 2021, the Company entered into a Termination of Business Combination Agreement (the “Termination Agreement”) with VNNA Merger Sub, the Sponsor, Jam City and New JC LLC, pursuant to which the parties agreed to mutually terminate the Business Combination Agreement effective as of July 23, 2021. As a result of the termination of the Business Combination Agreement, the Business Combination Agreement is void and there is no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement, and each of the transaction agreements entered into in connection with the Business Combination Agreement, including, but not limited to, (i) the Sponsor Support Agreement,

DPCM CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

dated as of May 19, 2021, by and among the Company, the Sponsor, Jam City and New JC LLC, (ii) the Stockholder Support Agreement, dated as of May 19, 2021, by and among the Company and certain stockholders of Jam City, and (iii) the subscription agreements entered into between the Company and certain investors concurrently with the execution of the Business Combination Agreement, dated as of May 19, 2021, were automatically either terminated in accordance with their terms or of no further force and effect. Pursuant to the Termination Agreement, subject to certain exceptions, the Company and Jam City also agreed, on behalf of themselves and their respective related parties, to a release of claims relating to the Jam City Business Combination. The Company intends to continue to pursue a Business Combination.

Financial Advisor Engagements

On September 23, 2021, the Company engaged Citigroup Global Markets Inc. (“Citi”) as its capital markets advisor in connection with the Proposed Transaction. Pursuant to this engagement, the Company agreed to pay to Citi a capital markets advisory fee of $10,000,000 ($1,000,000 of which was payable in the sole discretion of the Company), contingent and payable upon the closing of the Proposed Transaction.

On September 23, 2021, the Company engaged Citi and Morgan Stanley & Co. LLC (“Morgan Stanley”) as co-placement agents in connection with the transactions set forth in the PIPE Subscription Agreements (the “PIPE Financing”). Pursuant to this engagement, the Company agreed to pay to each of Citi and Morgan Stanley a placement fee equal to 2.00% (for a total of 4.00%) of the gross proceeds received by the Company upon consummation of the PIPE Financing (excluding any proceeds from PIPE Investors identified by the Company or D-Wave without the involvement of Citi or Morgan Stanley), contingent and payable upon consummation of the PIPE Financing.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2021 and 2020, there were 30,000,000 shares of Class A common stock issued and outstanding, including 30,000,000 shares of Class A common stock subject to possible redemption which is presented as temporary equity.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2021 and 2020, there were 7,500,000 shares of Class B common stock issued and outstanding.

Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares

DPCM CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued upon conversion of Working Capital Loans).

NOTE 8. WARRANT LIABILITIES

As of December 31, 2021 and 2020, there were 10,000,000 Public Warrants and 8,000,000 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company will agree that as soon as practicable, but in no event later than twenty business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days following a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

DPCM CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A common stock;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-dayperiod after written notice of redemption is given, or an exemption from registration is available.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

DPCM CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A common (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or their affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9 — INCOME TAX

The Company’s net deferred tax assets (liability) at December 31, 2021 and 2020 are as follows:

	December 31,	December 31,
	2021	2020
Deferred tax assets (liability)
Net operating loss carryforward	$25,292	$72,074
Startup/Organizational Expenses	816,763	—
Unrealized gain on marketable securities	(889)	(12,280)

Total deferred tax assets	841,166	59,794
Valuation Allowance	(841,166)	(59,794)

Deferred tax assets (liability), net	$—	$—

DPCM CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

The income tax provision for the year ended December 31, 2021 and for the period March 24, 2020 through December 31, 2020 consists of the following:

	December 31,	December 31,
	2021	2020
Federal
Current	$10,424	$—
Deferred	(682,641)	(59,794)
State and Local
Current	—	—
Deferred	(98,731)	—
Change in valuation allowance	781,372	59,794

Income tax provision	$10,424	$—

As of December 31, 2021 and 2020, the Company had $106,299 and $343,209 of U.S. federal and state net operating loss carryovers available to offset future taxable income. Federal and state net operating loss can be carried forward indefinitely.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021, the change in the valuation allowance was $781,372. For the period from March 24, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $59,794.

A reconciliation of the federal income tax rate to the Company’s effective tax rate for the year ended December 31, 2021 and for the period March 24, 2020 through December 31, 2020 is as follows:

	December 31, 2021	December 31, 2020
Statutory federal income tax rate	21.00%	21.0%
State taxes, net of federal tax benefit	2.79%	0.0%
Change in fair value of warrants	(27.38)%	(20.5)%
Transaction costs allocable to warrants	0.00%	(0.3)%
Business combination expense	0.46%	0.0%
True ups	0.04%	0.0%
Valuation allowance	3.13%	(0.2)%

Income tax provision	0.04%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities. The Company considers Florida to be a significant state tax jurisdiction.

DPCM CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 10. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2021, assets held in the Trust Account were comprised of $300,182,974 in U.S. Treasury Securities and $348 in cash.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2021	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$300,183,322	1	$300,058,477
Liabilities:
Warrant Liability – Public Warrants	1	$5,993,000	3	$21,500,000
Warrant Liability – Private Placement Warrants	2	4,794,400	3	$17,200,000

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

The Warrants were initially valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the common stock. The expected volatility as of the Initial

DPCM CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value of the Warrants as of each relevant date. The measurement of the Public Warrants after the detachment of the Public Warrants from the Units is classified as Level 1 due to the use of an observable market quote in an active market. The subsequent measurements of the Private Placement Warrants after the detachment of the Public Warrants from the Units are classified as Level 2 due to the use of an observable market quote for a similar asset in an active market.

The estimated fair value of the Level 3 Warrants was determined based upon the following significant inputs:

December 31, 2020
Exercise price	$11.50
Stock price	$10.41
Volatility	28.4%
Term	5.00
Risk-free rate	0.39%
Dividend yield	0.00%

The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$17,200,000	$21,500,000	$38,700,000
Change in fair value	(12,240,000)	(15,507,000)	(27,912,600)
Transfers to Level 1	—	(5,993,000)	(5,993,000)
Transfers to Level 2	(4,794,400)	—	(4,794,400)

Fair value as of December 31, 2021	$—	$—	$—

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the year ended December 31, 2021 was approximately $6.0 million. The estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement during the year ended December 31, 2021 was approximately $4.8 million.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Transaction Agreement

On February 7, 2022, the Company entered into a transaction agreement (the “Transaction Agreement”) with D-Wave Quantum Inc., a Delaware corporation and the Company’s direct, wholly-owned subsidiary

DPCM CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

(“NewCo”), DWSI Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of NewCo (“Merger Sub”), DWSI Canada Holdings ULC, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of NewCo (“CallCo”), D-Wave Quantum Technologies Inc., a British Columbia corporation and a direct, wholly-owned subsidiary of CallCo (“ExchangeCo”), and D-Wave Systems Inc., a British Columbia company (“D-Wave”), relating to a proposed Business Combination between the Company and D-Wave (the “Proposed Transaction”).

The Transaction Agreement contains customary representations and warranties, covenants and closing conditions, including, but not limited to, approval by the Company’s stockholders of the Transaction Agreement and the Proposed Transaction.

Sponsor Support Agreement

Concurrently with the execution of the Transaction Agreement, the Company entered into a sponsor support agreement with the Sponsor, NewCo and D-Wave, pursuant to which, among other things, the Sponsor agreed to (i) vote in favor of the Transaction Agreement and the Proposed Transaction, (ii) a certain number of NewCo common shares becoming subject to certain vesting conditions immediately prior to, and contingent upon, the closing of the Proposed Transaction, (iii) reimburse or otherwise compensate the Company for certain expenses in excess of the Company’s permitted expenses under the Transaction Agreement and (iv) the forfeiture of certain Founder Shares.

Transaction Support Agreements

Concurrently with the execution of the Transaction Agreement, the Company entered into transaction support agreements with D-Wave and certain D-Wave shareholders (collectively, the “Supporting Shareholders”), pursuant to which each such Supporting Shareholder agreed to, among other things, support and vote in favor of the Company Arrangement Resolution (as defined in the Transaction Agreement).

PIPE Subscription Agreements

Concurrently with the execution of the Transaction Agreement, the Company entered into subscription agreements with NewCo and certain investors (collectively, the “PIPE Investors”), pursuant to which, among other things, each PIPE Investor subscribed to and agreed to purchase on the date of the Closing (the “Closing Date”), and NewCo agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of NewCo common shares (“PIPE Shares”) equal to the purchase price set forth therein, divided by $10.00 and multiplied by the Exchange Ratio (as defined in the Transaction Agreement), totaling $40.0 million of PIPE Shares in the aggregate, in each case, on the terms and subject to the conditions set forth therein.

DPCM CAPITAL, INC.

CONDENSED BALANCE SHEETS

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets
Cash	$30,754	$124,720
Prepaid expenses	123,356	176,223

Total Current Assets	154,110	300,943
Cash and marketable securities held in Trust Account	300,229,704	300,183,322

TOTAL ASSETS	$300,383,814	$300,484,265

LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$4,729,547	$2,889,095
Promissory note - related party	200,000	—

Total Current Liabilities	4,929,547	2,889,095
Deferred underwriting fee payable	10,500,000	10,500,000
Warrant liabilities	12,069,000	10,787,400

Total Liabilities	27,498,547	24,176,495

Commitments and Contingencies (Note 6)(1)
Class A common stock subject to possible redemption, 30,000,000 shares at redemption value at March 31, 2022 and December 31, 2021	300,000,000	300,000,000
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued or outstanding (excluding 30,000,000 shares subject to possible redemption at March 31, 2022 and December 31, 2021)	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 7,500,000 shares issued and outstanding at March 31, 2022 and December 31, 2021	750	750
Additional paid-in capital	—	—
Accumulated deficit	(27,115,483)	(23,692,980)

Total Stockholders’ Deficit	(27,114,733)	(23,692,230)

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT	$300,383,814	$300,484,265

(1)	See Note 6 for revised disclosure regarding contingent fees in connection with financial advisor engagements.

The accompanying notes are an integral part of the unaudited condensed financial statements.

DPCM CAPITAL, INC.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2022	2021
Operating and formation costs	$2,187,285	$781,872

Loss from operations	(2,187,285)	(781,872)
Other (expense) income:
Interest earned on marketable securities held in Trust Account	48,658	58,851
Change in fair value of warrant liabilities	(1,281,600)	16,120,000
Unrealized gain on marketable securities held in Trust Account	(2,276)	1,041

Other (expense) income, net	(1,235,218)	16,179,892

Net (loss) income	$(3,422,503)	$15,398,020

Basic and diluted weighted average shares outstanding, Class A common stock	30,000,000	30,000,000

Basic and diluted net (loss) income per share, Class A common stock	$(0.09)	$0.41

Basic and diluted weighted average shares outstanding, Class B common stock	7,500,000	7,500,000

Basic and diluted net (loss) income per share, Class B common stock	$(0.09)	$0.41

The accompanying notes are an integral part of the unaudited condensed financial statements.

DPCM CAPITAL, INC.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2022

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — January 1, 2022	—	$—	7,500,000	$750	$—	$(23,692,980)	$(23,692,230)
Net loss	—	—	—	—	—	(3,422,503)	(3,422,503)

Balance – March 31, 2022	—	$—	7,500,000	$750	$—	$(27,115,483)	$(27,114,733)

THREE MONTHS ENDED MARCH 31, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — January 1, 2021	—	$—	7,500,000	$750	$—	$(47,938,357)	$(47,937,607)
Net income	—	—	—	—	—	15,398,020	15,398,020

Balance – March 31, 2021	—	$—	7,500,000	$750	$—	$(32,540,337)	$(32,539,587)

The accompanying notes are an integral part of the unaudited condensed financial statements.

DPCM CAPITAL, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net (loss) income	$(3,422,503)	$15,398,020
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(39,820)	(58,851)
Change in fair value of warrant liabilities	1,281,600	(16,120,000)
Unrealized gain on marketable securities held in Trust Account	(6,562)	(1,041)
Changes in operating assets and liabilities:
Prepaid expenses	52,867	(7,451)
Accounts payable and accrued expenses	1,840,452	629,352

Net cash used in operating activities	(293,966)	(159,971)

Cash Flows from Financing Activities:
Proceeds from promissory note - related party	200,000	—

Net cash provided by financing activities	200,000	—

Net Change in Cash	(93,966)	(159,971)
Cash – Beginning of period	124,720	1,084,557

Cash – End of period	$30,754	$924,586

The accompanying notes are an integral part of the unaudited condensed financial statements.

DPCM CAPITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2022

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

DPCM Capital, Inc. (the “Company”) is a blank check company incorporated in Delaware on March 24, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses in the technology sector. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2022, the Company had not commenced any operations. All activity through March 31, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the marketable securities held in the Trust Account.

The registration statement for the Company’s Initial Public Offering was declared effective on October 20, 2020. On October 23, 2020, the Company consummated the Initial Public Offering of 30,000,000 units (the “Units” and, with respect to the shares of Class A common stock and warrants included in the Units sold, the “Public Shares” and “Public Warrants”, respectively), generating gross proceeds of $300,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,000,000 warrants (the “Private Placement Warrants”, and collectively with the Public Warrants, the “Warrants”) at a price of $1.00 per Private Placement Warrant, in a private placement to CDPM Sponsor Group, LLC (the “Sponsor”), generating gross proceeds of $8,000,000, which is described in Note 4.

Transaction costs amounted to $16,977,876, consisting of $6,000,000 of underwriting fees, $10,500,000 of deferred underwriting fees and $477,876 of other offering costs.

Following the closing of the Initial Public Offering on October 23, 2020, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must

DPCM CAPITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2022

(Unaudited)

complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period (as defined below) and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in

DPCM CAPITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2022

(Unaudited)

connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

The Company will have until October 23, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at aper-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay the Company’s taxes. These liabilities will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the

DPCM CAPITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2022

(Unaudited)

Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of March 31, 2022, the Company had $30,754 in its operating bank accounts, and an adjusted working capital deficit of $4,545,733, which excludes $229,704 of interest earned on the Trust Account that is available to pay franchise and income taxes payable.

The Company may need to raise additional capital through loans or additional investments from its initial stockholders, officers or directors or their affiliates. The Company’s initial stockholders, officers or directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction and reducing overhead expenses. Other than the Sponsor Affiliate Note and the Sponsor Note, in each case as described in Note 5, the Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, “Basis of Presentation – Going Concern,” management has determined that the expected shortfall in working capital over the period of time between the date these financial statements are issued and its estimated Business Combination date raises substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate. Based on the above factors, management determined there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company’s Sponsor, officers and directors or their affiliates may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DPCM CAPITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2022

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on March 15, 2022. The interim results for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

DPCM CAPITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2022

(Unaudited)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2022 and December 31, 2021.

Marketable Securities Held in Trust Account

At March 31, 2022 and December 31, 2021, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities. Interest income is recognized when earned. The Company’s portfolio of marketable securities is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act. Upon the closing of the Initial Public Offering and the private placement, $300 million was placed in the Trust Account and invested in money market funds that invest in U.S. government securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Warrant Liabilities

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. These liabilities are subject tore-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a binomial lattice model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Offering Costs

Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the statements of operations.

DPCM CAPITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2022

(Unaudited)

Offering costs associated with the Class A common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering. Offering costs amounting to $16,596,320 were charged to temporary equity upon the completion of the Initial Public Offering. Transaction costs related to derivative liability incurred through the balance sheet date and directly related to the Initial Public Offering amounting to $381,556, were charged to operations upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ deficit. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.

At March 31, 2022 and December 31, 2021, the Class A common stock subject to redemption reflected in the condensed balance sheets is reconciled in the following table:

Gross proceeds	$300,000,000
Less:
Proceeds allocated to Public Warrants	$(6,600,000)
Class A common stock issuance costs	$(16,596,320)
Plus:
Accretion of carrying value to redemption value	$23,196,320

Class A common stock subject to possible redemption	$300,000,000

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The

DPCM CAPITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2022

(Unaudited)

effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company’s current taxable income primarily consists of interest earned on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three months ended March 31, 2022 and 2021, the Company recorded no income tax expense. The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to start-up costs not being currently deductible, the recording of full valuation allowances on deferred tax assets and permanent differences.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) per Common Stock

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 18,000,000 shares of Class A common stock in the aggregate. As of March 31, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income (loss) per share of common stock is the same as basic net income (loss) per share of common stock for the periods presented.

DPCM CAPITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2022

(Unaudited)

The following table reflects the calculation of basic and diluted net income (loss) per common stock (in dollars, except per share amounts):

	Three Months Ended March 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per common stock
Numerator:
Allocation of net (loss) income, as adjusted	$(2,738,002)	$(684,501)	$12,318,416	$3,079,604
Denominator:
Basic and diluted weighted average common stock outstanding	30,000,000	7,500,000	30,000,000	7,500,000
Basic and diluted net (loss) income per common stock	$(0.09)	$(0.09)	$0.41	$0.41

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Fair Value Measurements

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature, except for warrant liabilities (see Note 9).

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for

DPCM CAPITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2022

(Unaudited)

Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,000,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On June 22, 2020, the Company issued an aggregate of 5,750,000 shares of Class B common stock to the Sponsor (the “Founder Shares”) for an aggregate purchase price of $25,000, for which the Company received payment for the Founder Shares on August 21, 2020. On August 18, 2020, the Sponsor transferred an aggregate of 80,000 Founder Shares to the Company’s independent directors for their original purchase price of approximately $0.004 per share. Subsequently, on August 27, 2020, the Sponsor transferred an aggregate of 70,000 Founder Shares to the Company’s special advisors for their original purchase price. These 150,000 Founder Shares were not subject to forfeiture in the event the underwriter’s over-allotment option was not exercised. On October 2, 2020, the Company effected a stock dividend of 1,437,500 shares with respect to the Class B common stock, resulting in an aggregate of 7,187,500 Founder Shares issued and outstanding. On October 2, 2020, the Sponsor transferred 18,750 Founder Shares to one of the Company’s special advisors. On October 20, 2020, the Company effected a stock dividend of 1,437,500 shares with respect to the Class B common stock, resulting in an aggregate of 8,625,000 Founder Shares issued and outstanding. All shares and per-share amounts have been retroactively restated to reflect the share transactions.

The Founder Shares included an aggregate of up to 1,125,000 shares of Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full or in

DPCM CAPITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2022

(Unaudited)

part, so that the initial stockholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On December 7, 2020, the underwriter’s election to exercise its over-allotment option expired unexercised, resulting in the forfeiture of 1,125,000 shares by the Sponsor. Accordingly, there are 7,500,000 Founder Shares issued and outstanding as of March 31, 2022 and December 31, 2021.

The initial stockholders have agreed that, subject to certain limited exceptions, the Founder Shares will not be transferred, assigned or sold until the earlier of (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on October 20, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $10,000 per month for office space, utilities and secretarial and administrative support. For the three months ended March 31, 2022 and 2021, the Company incurred $30,000 in fees for these services. As of March 31, 2022 and December 31, 2021, there were $170,000 and $140,000 included in accounts payable and accrued expenses in the accompanying balance sheets.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing and as set forth below, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

On February 28, 2022, the Sponsor issued an unsecured promissory note of up to $1,000,000 to an affiliate of the Sponsor (the “Sponsor Affiliate Note”), in connection with providing the Company with additional working capital. The Sponsor Affiliate Note is not convertible and bears no interest. The Sponsor Affiliate Note is due and payable upon the earlier of the date on which the Company consummates its initial Business Combination or the date that the winding up of the Company is effective. As of March 31, 2022, the Sponsor had borrowed a total of $200,000 under the Sponsor Affiliate Note, which amount was delivered to the Company for its working capital needs.

DPCM CAPITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2022

(Unaudited)

On April 13, 2022, the Company issued an unsecured promissory note of up to $1,000,000 to the Sponsor (the “Sponsor Note”), of which $220,000 was funded by the Sponsor upon execution of the Sponsor Note, in connection with providing the Company with additional working capital. The Sponsor Note is not convertible and bears no interest. The Sponsor Note is due and payable upon the earlier of the date on which the Company consummates its initial Business Combination or the date that the winding up of the Company is effective.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Stockholder Rights Agreement

Pursuant to a registration and stockholder rights agreement entered into on October 20, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration and stockholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter is entitled to a deferred fee of $0.35 per Unit, or $10,500,000 in the aggregate. Subject to the terms of the underwriting agreement, (i) the deferred fee was placed in the Trust Account and will be released to the underwriter only upon the completion of a Business Combination and (ii) the deferred fee will be waived by the underwriter in the event that the Company does not complete a Business Combination.

Transaction Agreement

On February 7, 2022, the Company entered into a transaction agreement (the “Transaction Agreement”) with D-Wave Quantum Inc., a Delaware corporation and the Company’s direct, wholly-owned subsidiary (“NewCo”), DWSI Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of NewCo (“Merger Sub”), DWSI Canada Holdings ULC, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of NewCo (“CallCo”), D-Wave Quantum Technologies Inc., a British Columbia corporation and a direct, wholly-owned subsidiary of CallCo (“ExchangeCo”), and D-Wave Systems Inc., a British Columbia company (“D-Wave”), relating to a proposed Business Combination between the Company and D-Wave (the “Proposed Transaction”).

In connection with the Proposed Transaction, NewCo filed a registration statement on Form S-4 (File No. 333-263573) with the SEC on March 15, 2022 (the “NewCo Form S-4”) that includes a preliminary prospectus with respect to NewCo’s securities to be issued in connection with the Proposed Transaction and a preliminary proxy statement with respect to the meeting of the Company’s stockholders to vote on the Proposed Transaction. There can be no assurance as to whether or when the Proposed Transaction will be completed.

DPCM CAPITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2022

(Unaudited)

Pursuant to the Transaction Agreement, among other things, (a) on the date of the closing of the Proposed Transaction (the “Closing”, and such date, the “Closing Date”), Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company after the Merger, as a result of which the Company will become a direct, wholly owned subsidiary of NewCo, with the Company’s stockholders receiving shares of NewCo common stock, par value $0.01 per share (“NewCo Common Shares”), in the Merger; and (b) immediately following the Merger, by means of a statutory plan of arrangement under the Business Corporations Act (British Columbia) (the “Plan of Arrangement”), (i) CallCo will acquire a portion of the issued and outstanding share capital of D-Wave (“D-Wave Shares”) from certain holders in exchange for NewCo Common Shares (the “NewCo Share Exchange”), (ii) CallCo will contribute such D-Wave Shares to ExchangeCo in exchange for shares of ExchangeCo’s non-par value common stock (“ExchangeCo Common Shares”), (iii) following the NewCo Share Exchange, ExchangeCo will acquire the remaining issued and outstanding D-Wave Shares from the remaining holders of D-Wave Shares in exchange for the exchangeable shares in the capital of ExchangeCo (the “Exchangeable Shares”) and (iv) as a result of the foregoing, D-Wave will become a wholly-owned subsidiary of ExchangeCo. The holders of the Exchangeable Shares will have certain rights as specified in the Exchangeable Share Term Sheet (as defined in the Transaction Agreement), including the right to exchange Exchangeable Shares for NewCo Common Shares.

The Proposed Transaction is structured to provide the public stockholders that do not redeem their Public Shares with a pro rata right to a pool of an additional 5,000,000 NewCo Common Shares, subject to a redemption cap of 63.3%. None of the holders of the Founder Shares will get the benefit of such additional shares. Upon the Closing, the public stockholders that do not elect to redeem their Public Shares in connection with the Proposed Transaction will receive a number of NewCo Common Shares for each Public Share equal to the to the lower of: (A) 1.4541326; and (B) (1) (x) the Post-Redemption DPCM Share Number (as defined below), plus (y) 5,000,000 divided by (2) the Post-Redemption DPCM Share Number (the lower of (A) and (B), the “Exchange Ratio”). Additionally, upon the Closing, all of the Company’s outstanding warrants will be converted into the right to receive warrants of NewCo (“NewCo Warrants”). Each such NewCo Warrant will be exercisable for a number of NewCo Common Shares equal to the Exchange Ratio, at any time commencing 30 days after the Closing. As used herein, the “Post-Redemption DPCM Share Number” means the aggregate number of shares of the Company’s Class A common stock outstanding (other than any Excluded Shares (as defined in the Transaction Agreement)) at the Closing after giving effect to any redemptions by public stockholders.

The Transaction Agreement contains customary representations and warranties, covenants and closing conditions, including, but not limited to, approval by the Company’s stockholders of the Transaction Agreement and the Proposed Transaction. The terms of the Transaction Agreement and other related ancillary agreements entered into or to be entered into in connection with the Closing of the Proposed Transaction, including those briefly described below, are summarized in more detail in the NewCo Form S-4.

Sponsor Support Agreement

Concurrently with the execution of the Transaction Agreement, the Company entered into a sponsor support agreement (the “Sponsor Support Agreement”) with the Sponsor, NewCo and D-Wave, pursuant to which, among other things, the Sponsor agreed to (i) vote in favor of the Transaction Agreement and the Proposed Transaction, (ii) a certain number of NewCo common shares becoming subject to certain vesting conditions immediately prior to, and contingent upon, the closing of the Proposed Transaction, (iii) reimburse or otherwise compensate the Company for certain expenses in excess of the Company’s permitted expenses under the Transaction Agreement and (iv) the forfeiture of certain Founder Shares.

DPCM CAPITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2022

(Unaudited)

Pursuant to the terms of the Sponsor Support Agreement, immediately prior to the Closing, the Sponsor has agreed to forfeit 1,196,663 Founder Shares, and to potentially forfeit an additional 906,563 Founder Shares depending on the Proposed Transaction-related expenses and amount of redemptions by public stockholders in connection with the Proposed Transaction. The Sponsor will also subject 1,813,125 NewCo Common Shares (the “Earn-out Shares”) it receives in the Proposed Transaction to an earn-out based on the price of the NewCo Common Shares following the Closing, as follows: if, at any time during the period following the Closing and expiring on the fifth anniversary of the Closing Date, the last reported sales price of the NewCo Common Shares equals or exceeds an amount equal to (x)(1) $10.00 divided by (2) the Exchange Ratio multiplied by (y) 1.2, for any 20 trading days within any 30-trading day period, the Earn-out Shares will automatically vest and no longer be subject to forfeiture pursuant to the Sponsor Support Agreement.

Transaction Support Agreements

Concurrently with the execution of the Transaction Agreement, the Company entered into transaction support agreements with D-Wave and certain D-Wave shareholders (collectively, the “Supporting Shareholders”), pursuant to which each such Supporting Shareholder agreed to, among other things, support and vote in favor of the Company Arrangement Resolution (as defined in the Transaction Agreement).

PIPE Subscription Agreements

Concurrently with the execution of the Transaction Agreement, the Company entered into subscription agreements with NewCo and certain investors (collectively, the “PIPE Investors”), pursuant to which, among other things, each PIPE Investor subscribed to and agreed to purchase on the date of the closing of the Proposed Transaction (the “Closing Date”), and NewCo agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of NewCo common shares (“PIPE Shares”) equal to the purchase price set forth therein, divided by $10.00 and multiplied by the Exchange Ratio (as defined in the Transaction Agreement), totaling $40.0 million of PIPE Shares in the aggregate, in each case, on the terms and subject to the conditions set forth therein.

Financial Advisor Engagements

On September 23, 2021, the Company engaged Citigroup Global Markets Inc. (“Citi”) as its capital markets advisor in connection with the Proposed Transaction. Pursuant to this engagement, the Company agreed to pay to Citi a capital markets advisory fee of $10,000,000 ($1,000,000 of which was payable in the sole discretion of the Company), contingent and payable upon the closing of the Proposed Transaction.

On September 23, 2021, the Company engaged Citi and Morgan Stanley & Co. LLC (“Morgan Stanley”) as co-placement agents in connection with the transactions set forth in the PIPE Subscription Agreements (the “PIPE Financing”). Pursuant to this engagement, the Company agreed to pay to each of Citi and Morgan Stanley a placement fee equal to 2.00% (for a total of 4.00%) of the gross proceeds received by the Company upon consummation of the PIPE Financing (excluding any proceeds from PIPE Investors identified by the Company or D-Wave without the involvement of Citi or Morgan Stanley), contingent and payable upon consummation of the PIPE Financing.

On February 7, 2022, the Company engaged UBS Securities LLC (“UBS”) as its nonexclusive capital markets adviser. UBS was not entitled to any fee pursuant to this engagement.

DPCM CAPITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2022

(Unaudited)

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock—The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At March 31, 2022 and December 31, 2021, there were 30,000,000 shares of Class A common stock issued and outstanding, including Class A common stock subject to possible redemption which is presented as temporary equity.

Class B Common Stock—The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At March 31, 2022 and December 31, 2021, there were 7,500,000 shares of Class B common stock issued and outstanding.

Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued upon conversion of Working Capital Loans).

NOTE 8. WARRANT LIABILITIES

As of March 31, 2022 and December 31, 2021, there were 10,000,000 Public Warrants and 8,000,000 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act

DPCM CAPITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2022

(Unaudited)

with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company will agree that as soon as practicable, but in no event later than twenty business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days following a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A common stock;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and

DPCM CAPITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2022

(Unaudited)

•

if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given, or an exemption from registration is available.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A common (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or their affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

DPCM CAPITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2022

(Unaudited)

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that arere-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that arere-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

At March 31, 2022, assets held in the Trust Account were comprised of $300,277,909 in U.S. Treasury Securities and $1,795 in cash.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2022	Level	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$300,229,704	1	$300,183,322
Liabilities:
Warrant Liability – Public Warrants	1	$6,705,000	1	$5,993,000
Warrant Liability – Private Placement Warrants	2	5,364,000	2	$4,794,400

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statements of operations.

The Warrants were initially valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the

DPCM CAPITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2022

(Unaudited)

Company’s own Public Warrant pricing. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value of the Warrants as of each relevant date. The measurement of the Public Warrants after the detachment of the Public Warrants from the Units is classified as Level 1 due to the use of an observable market quote in an active market. The subsequent measurements of the Private Placement Warrants after the detachment of the Public Warrants from the Units are classified as Level 2 due to the use of an observable market quote for a similar asset in an active market.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, except as set forth below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On April 13, 2022, the Company issued an unsecured promissory note of up to $1,000,000 to the Sponsor, of which $220,000 was funded by the Sponsor upon execution of the Sponsor Note, in connection with providing the Company with additional working capital. The Sponsor Note is not convertible and bears no interest. The Sponsor Note is due and payable upon the earlier of the date on which the Company consummates its initial Business Combination or the date that the winding up of the Company is effective.

Financial Advisor Resignations

On May 13, 2022, (a) Citi resigned from its role as capital markets advisor to DPCM and waived any fees to which it was entitled pursuant to its engagement, and (b) each of Citi and Morgan Stanley resigned from their roles as co-placement agents in connection with the PIPE Financing and waived any fees to which they were entitled pursuant to their respective engagements.

On May 20, 2022, UBS resigned from its role as capital markets advisor to DPCM (for which engagement it was not entitled to any fee).

Deferred Underwriting Commission Waiver

On June 15, 2022, UBS agreed to waive its entitlement to the deferred underwriting commission of $10,500,000 to which it became entitled upon completion of the Company’s Initial Public Offering, subject to the consummation of the Proposed Transaction.

Annex A

TRANSACTION AGREEMENT

BY AND AMONG

DPCM CAPITAL, INC.,

D-WAVE QUANTUM INC.,

DWSI HOLDINGS INC.,

DWSI CANADA HOLDINGS ULC,

D-WAVE QUANTUM TECHNOLOGIES INC.,

AND

D-WAVE SYSTEMS INC.

DATED AS OF FEBRUARY 7, 2022

ANNEXES AND EXHIBITS

Annex A	Supporting Company Shareholders

Exhibit A	Form of PIPE Subscription Agreement

Exhibit B	Form of Registration Rights and Lock-Up Agreement

Exhibit C	Company Arrangement Resolution

Exhibit D	Plan of Arrangement

Exhibit E	Exchangeable Share Term Sheet

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT (this “Agreement”), dated as of February 7, 2022, is made by and among DPCM Capital, Inc., a Delaware corporation (“SPAC”), D-Wave Quantum Inc., a Delaware corporation and a direct, wholly-owned subsidiary of SPAC (“NewCo”), DWSI Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of NewCo (“Merger Sub”), DWSI Canada Holdings ULC, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of NewCo (“CallCo”), D-Wave Quantum Technologies Inc., a British Columbia corporation and a direct, wholly-owned subsidiary of CallCo (“ExchangeCo” and together with SPAC, NewCo, Merger Sub and CallCo, the “SPAC Parties”), and D-Wave Systems Inc., a British Columbia company (the “Company”). The SPAC Parties and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) SPAC is a blank check company incorporated as a Delaware corporation on March 24, 2020 and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) each of the SPAC Parties (other than SPAC) is, as of the date of this Agreement, a direct or indirect wholly-owned Subsidiary of SPAC that was incorporated for purposes of consummating certain transactions contemplated by this Agreement and the applicable Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of SPAC, SPAC is required to provide an opportunity for its stockholders to have their outstanding SPAC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SPAC Stockholder Approval;

WHEREAS, concurrently with the execution of this Agreement, Sponsor, SPAC, NewCo and the Company are entering into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed to (a) vote in favor of this Agreement and the Transactions, (b) a certain number of NewCo Common Shares becoming subject to certain vesting conditions immediately prior to, and contingent upon, the Closing, with such shares thereafter subject to the vesting and forfeiture provisions set forth therein (the “Sponsor Share Adjustment”), (c) use commercially reasonable efforts to take all actions reasonably necessary to consummate the Transactions, including providing support to backstop SPAC Stockholder Redemptions, (d) reimburse or otherwise compensate SPAC for any SPAC Expenses in excess of Permitted SPAC Expenses, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement and (e) the forfeiture of certain SPAC Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, each Company Shareholder (with respect to all Equity Securities held thereby) set forth on Annex A hereto (collectively, the “Supporting Company Shareholders”) will duly execute and deliver to SPAC a transaction support agreement (collectively, the “Transaction Support Agreements”), pursuant to which each such Supporting Company Shareholder will agree to, among other things, support and vote in favor of the Company Arrangement Resolution;

WHEREAS, concurrently with the execution of this Agreement, certain investors (collectively, the “PIPE Investors”) are entering into a subscription agreement, substantially in the form attached hereto as Exhibit A (the “PIPE Subscription Agreement”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date, and NewCo has agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of NewCo Common Shares set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (such equity financing, the “Initial PIPE Financing”), in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, at the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall merge with and into SPAC (the “Merger”), with SPAC continuing as the surviving company after the Merger (the “Surviving Company”), as a result of which SPAC will become a direct, wholly owned subsidiary of NewCo;

WHEREAS, as a result of the Merger, (a) each issued and outstanding SPAC Common Share shall no longer be outstanding and shall be automatically converted into and exchanged for one NewCo Common Share and (b) each outstanding SPAC Warrant shall be assumed by NewCo and, subject to the terms of the Warrant Agreement, thereafter exercisable to purchase one (1) NewCo Common Share;

WHEREAS, immediately following the Merger, by means of an Arrangement under the BCBCA, (a) CallCo will acquire all of the issued and outstanding Company Shares held by Ineligible Holders and Eligible Holders that do not elect to receive Exchangeable Shares in exchange for NewCo Common Shares (the “NewCo Share Exchange”), (b) CallCo will contribute the Company Shares acquired from such holders to ExchangeCo in exchange for ExchangeCo Common Shares, (c) following the NewCo Share Exchange, ExchangeCo will acquire of all of the issued and outstanding Company Shares held by Eligible Holders that elect to receive Exchangeable Shares in exchange for Exchangeable Shares (the “Canadian Share Exchange”) and (d) the Company will become a wholly-owned Subsidiary of ExchangeCo, in each case, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement and in accordance with the provisions of applicable Law;

WHEREAS, at the Closing, NewCo, Sponsor, the other holders of SPAC Class B Shares and each Company Shareholder shall, pursuant to the Plan of Arrangement, become bound by a registration rights and lock-up agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights and Lock-Up Agreement”), pursuant to which, among other things, each of Sponsor, the other holders of SPAC Class B Shares and the Company Shareholders party thereto (a) will agree not to effect any sale or distribution of any Equity Securities of NewCo held by any of them during the lock-up period described therein and (b) will be granted certain registration rights with respect to their respective NewCo Common Shares, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) approved this Agreement, the Ancillary Documents to which SPAC is or will be a party and the Transactions, including the Merger, and (b) recommended, among other things, approval of this Agreement and the Transactions, including the Merger, by the SPAC Stockholders entitled to vote thereon;

WHEREAS, the board of directors of NewCo has approved this Agreement, the Ancillary Documents to which NewCo is or will be a party and the Transactions;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that the Transactions, including the Merger, are in the best interests of Merger Sub and NewCo (as sole stockholder of Merger Sub) and (b) approved and recommended the adoption and approval by NewCo of this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the Transactions, including the Merger;

WHEREAS, NewCo, in its capacity as the sole stockholder of Merger Sub, has (a) determined that the Transactions, including the Merger, are in the best interests of Merger Sub and (b) approved the Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the Transactions, including the Merger;

WHEREAS, the board of directors of CallCo has approved this Agreement, the Ancillary Documents to which CallCo is or will be a party and the Transactions;

WHEREAS, the board of directors of ExchangeCo has approved this Agreement, the Ancillary Documents to which CallCo is or will be a party and the Transactions;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are in the best interests of the Company and fair to the Company Shareholders, (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the Transactions and (c) resolved to recommend that the Company Shareholders vote in favor of the Company Arrangement Resolution;

WHEREAS, certain of the Company Shareholders have executed or will execute concurrently with this Agreement certain waivers, approvals or other documents related to rights under the Shareholders Agreements and the Governing Documents of the Company to give effect to the Transactions;

WHEREAS, each of the Parties intends for Canadian tax purposes that the Canadian Share Exchange will occur on a tax deferred basis for certain Eligible Holders under subsection 85(1) or (2) of the Tax Act; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that the NewCo Share Exchange, the Merger, each applicable equity financing comprising the PIPE Financing and, if applicable, the Canadian Share Exchange, viewed together, constitute an exchange governed by Section 351 of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“A&R NewCo Bylaws” has the meaning set forth in Section 7.17(b).

“A&R NewCo Charter” has the meaning set forth in Section 7.17(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, hearing, proceeding (including any civil, criminal, administrative, investigative or appellate or informal proceeding), litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional PIPE Financing” means a private placement or placements of NewCo Common Shares, other than the Initial PIPE Financing, consented to by SPAC and the Company.

“Additional SPAC SEC Reports” has the meaning set forth in Section 6.8.

“Adjusted Equity Value” means the sum of (a) the Equity Value, plus (b) the Aggregate Company Option Exercise Price, plus (c) the Aggregate Company Warrant Exercise Price, less (d) Company Expenses in excess of $25,000,000, less (e) $38,033,370, less (f)(x) $10.00 multiplied by (y)(i) the number of NewCo Common Shares issued in the Initial PIPE Financing less (ii)(A) the number of Newco Common Shares issued in the Initial PIPE Financing divided by (B) the Exchange Ratio.

“Affected Person” has the meaning set forth in Section 2.3(a).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received (or deemed received) by NewCo in respect of the PIPE Financing (whether prior to or on the Closing Date). For the avoidance of doubt, any cash proceeds received (or deemed received) by NewCo or any of its Affiliates in respect of any amounts funded under a PIPE Subscription Agreement prior to the Closing Date and not refunded or otherwise used prior to the Closing shall constitute, and be taken into account for purposes of determining, the Aggregate Closing PIPE Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account the use of any such proceeds).

“Aggregate Company Option Exercise Price” means the aggregate exercise price that would be payable to the Company in respect of all Company Options (whether vested or unvested) if all Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Aggregate Company Warrant Exercise Price” means the aggregate exercise price that would be payable to the Company in respect of all Company Warrants (whether vested or unvested) if all Company Warrants were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept). For greater clarity, the Aggregate Company Warrant Exercise Price represents the amount that the holders of Company Warrants would have to pay to exercise their warrants, assuming that all such warrants were fully vested at that time and as such, shall not include any payments required in order to accelerate vesting.

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum of (i) the aggregate cash proceeds available for release at Closing to any SPAC Party (or any designees thereof acceptable to the Company) from the Trust Account in connection with the Transactions (after, for the avoidance of doubt, giving effect to the SPAC Stockholder Redemption and any restrictions placed on the use of such cash proceeds in connection with any backstop or other similar arrangements), (ii) other unrestricted cash on the balance sheet of any SPAC Party at Closing and (iii) the Aggregate Closing PIPE Proceeds, minus (b) the Deducted SPAC Expenses and Liabilities.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Amended 10-K Filings” has the meaning set forth in Section 6.8.

“Ancillary Documents” means the Registration Rights and Lock-Up Agreement, the Sponsor Support Agreement, the PIPE Subscription Agreements, the Transaction Support Agreements and each other agreement, document, instrument and/or certificate executed, or contemplated by this Agreement to be executed, in connection with the Transactions.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the Corruption of Foreign Public Officials Act (Canada), (c) the UK Bribery Act 2010 and (d) any other anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

“Arrangement” means an arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in accordance with the Final Order with the prior written consent of SPAC and the Company, each such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Arrangement Effective Time” has the meaning set forth in Section 4.1.

“BCBCA” means Business Corporations Act (British Columbia).

“Broker” has the meaning set forth in Section 2.3(b)(i).

“Business Data” means all business information and data, including Personal Data (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company IT Systems, Company Products or otherwise in the course of the conduct of the businesses of any of the Group Companies.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, Wilmington, Delaware and Vancouver, British Columbia are open for the general transaction of business.

“CallCo” has the meaning set forth in the introductory paragraph to this Agreement.

“Canadian Share Exchange” has the meaning set forth in the recitals to this Agreement.

“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“Certificate of Merger” has the meaning set forth in Section 3.1.

“Class A Consideration” has the meaning set forth in Section 3.6(b).

“Class B Adjustment” has the meaning set forth in Section 7.21.

“Class B Consideration” has the meaning set forth in Section 3.6(c).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Press Release” has the meaning set forth in Section 7.4(b).

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any direct or indirect acquisition, in one or a series of transactions, (i) of or with the Company or any of its controlled Affiliates or (ii) of all or a material portion of assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, amalgamation, consolidation, recapitalization, purchase or issuance of Equity Securities, offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates, in each case, other than and with the consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), any acquisition of Equity Securities of the Company or similar investment in the Company of up to $50,000,000. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions shall constitute a Company Acquisition Proposal.

“Company Arrangement Resolution” means a special resolution of the Company Shareholders and holders of the Company Options in respect of the Arrangement to be considered at the Company Shareholders Meeting, in substantially the form attached to this Agreement as Exhibit C.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Closing Statement” has the meaning set forth in Section 2.2(b).

“Company Common Shares” means the common shares in the capital of the Company.

“Company D&O Persons” has the meaning set forth in Section 7.15(a).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SPAC by the Company on the date of this Agreement in connection with the execution of this Agreement.

“Company Equity Plan” means the 2020 Equity Incentive Plan of the Company, dated April 14, 2020, as amended from time to time.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and otherwise payable (and not otherwise expressly allocated to a SPAC Party pursuant to the terms of this Agreement or any Ancillary Document), whether or not due, by any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants or other agents or service providers of any Group Company and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any SPAC Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in the first sentence of Section 5.1(a) (Organization and Qualification), solely in respect of the Company, clauses (i), (iii)(B) and (iv)(A) of Section 5.2(a), (Capitalization of the Group Companies), Section 5.3 (Authority), Section 5.8(a) (No Company Material Adverse Effect) and Section 5.17 (Brokers).

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company IT Systems” means all computer systems, Software, and hardware, communication systems, servers, network equipment or other technology and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned or purported to be owned by any Person (other than a Group Company) that is licensed to any Group Company or to which any Group Company has right to use.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, financial condition or assets of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the Transactions, in each case, in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, Canada or any other country, including the engagement by the United States, Canada or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company). As it relates to the Company, the term “Non-Party Affiliates” means “Company Non-Party Affiliates.”

“Company Option” means, as of any determination time, each option to purchase Company Common Shares granted under the Company Equity Plan that is outstanding and unexercised, whether vested or unvested.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any of the Group Companies.

“Company Preferred Shares” means the Class A Preferred Shares, Class B1 Preferred Shares, Class B2 Preferred Shares and Class B3 Preferred Shares in the capital of the Company.

“Company Product” means any Software or other products (excluding any Public Software therein), designed, developed, manufactured, performed, licensed, sold, distributed or other otherwise made available by or on behalf of any Group Company, from which a Group Company has derived previously, is currently deriving or expects to derive, revenue from the sale or provision thereof, including Products currently under development by any Group Company that are material to the Group Companies, taken as a whole.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed, by or in the name of, any Group Company.

“Company Related Party” has the meaning set forth in Section 5.19.

“Company Required Approval” means the approval of (i) the Company Shareholders by way of resolution passed by Company Shareholders representing at least two-thirds of the votes cast by Company Shareholders, in person or by proxy at the Company Shareholders Meeting and, (ii) the Company Shareholders and the holders of Company Options by way of resolution passed by Company Shareholders and holders of Company Options representing at least two-thirds of the votes cast by Company Shareholders and holders of Company Options, voting together as a single class, in person or by proxy at the Company Shareholders Meeting.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Arrangement Resolution.

“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.

“Company Warrant” means, as of any determination time, each warrant to purchase Company Shares that is outstanding and unexercised, whether vested or unvested.

“Confidential Information” means any material information, knowledge or data concerning the business and/or affairs of the Group Companies that is not already generally available to the public.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Company and SPAC, as may be amended, modified or supplemented from time to time.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Consideration” means the aggregate number of Consideration Shares equal to (a) the Adjusted Equity Value divided by (b) $10.00.

“Consideration Shares” means NewCo Common Shares and Exchangeable Shares.

“Contract” or “Contracts” means any agreement, contract, license, sublicense, lease, obligation, undertaking or other commitment or arrangement (whether written or oral) that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“Court” means the Supreme Court of British Columbia.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, governmental order, action, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to, the United States Coronavirus Aid, Relief and Economic Security Act of 2020 and any administrative or other guidance relating thereto.

“Creator” has the meaning set forth in Section 5.13(d).

“Deducted SPAC Expenses and Liabilities” means an amount equal the sum of (a) the Unpaid SPAC Expenses (provided that to the extent such amount exceeds the Permitted SPAC Expenses and such excess has been reimbursed by Sponsor or Sponsor has forfeited Sponsor SPAC Shares (as defined in the Sponsor Support Agreement), in each case, pursuant to Section 1.1(c)(iii) of the Sponsor Support Agreement, such excess shall not be included in this clause) and (b) the Unpaid SPAC Liabilities.

“Delayed 10-Q Filing” has the meaning set forth in Section 6.8.

“Depositary” means a bank or trust company selected by SPAC in its reasonable discretion and reasonably acceptable to the Company, which Depositary will perform the duties described in a depositary agreement in form and substance reasonably acceptable to the parties.

“DGCL” has the meaning set forth in the introductory paragraph to this Agreement.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, maliciously incapacitate, infiltrate or maliciously slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Effective Time” has the meaning set forth in Section 3.1.

“Electing Company Shares” has the meaning set forth in the Plan of Arrangement.

“Eligible Holder” means a Company Shareholder that is (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; (b) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (c) Public Sector Pension Investment Board.

“Employee Benefit Plan” means each employee benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, or under or with respect to which any Group Company has any Liability, including, without limitation, those relating to employment, incentive, equity or equity-based, retirement, health and welfare, severance, change in control and retention, other than any plan sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws, Orders, and recognized and generally accepted engineering practices and industry standards, relating to pollution or the protection of human health, safety, the environment, and/or natural resources, or Laws and Orders relating to releases or threatened releases of Hazardous Substance into the environment, or Laws and Orders otherwise relating to the manufacture, storage, use, treatment, transportation, handling, importation, exportation, sale, distribution, labeling, recycling, processing or testing of, or exposure to, any Hazardous Substance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. §653 et seq.).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, restricted share units, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $1,200,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be consistent with the terms set out in the Exchangeable Share Term Sheet, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Exchangeable Share Term Sheet” has the meaning set forth in Section 6.6(f).

“Exchangeable Shares” means the exchangeable shares in the capital of ExchangeCo.

“ExchangeCo” has the meaning set forth in the introductory paragraph to this Agreement.

“ExchangeCo Common Shares” means the shares of ExchangeCo’s non-par value common stock.

“Excluded Share” has the meaning set forth in Section 3.6(g).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and SPAC, each acting reasonably, approving the Arrangement, as such order may be amended by the Court, provided that any such amendment is reasonably acceptable to each of the Company and SPAC, or with the consent of both the Company and SPAC, each such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of both the Company and SPAC, each acting reasonably.

“Financial Statements” has the meaning set forth in Section 5.4(a).

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws and the “Governing Documents” of a British Columbia company are its notice of articles and articles.

“Governmental Entity” means any United States, Canadian, international or other (a) federal, state, provincial, local, municipal or other government entity, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).

“Government Grant” means any grant, incentive, subsidy, award, participation, exemption, status or other benefit from any Governmental Entity granted to, provided to, or enjoyed by any Group Company.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any materials, substances, pollutants, or contaminants, including any hazardous, toxic, dangerous, flammable, explosive, infectious or radioactive substances or wastes that are regulated by, defined, declared, or controlled in or under, or may give rise to standards of conduct or Liability pursuant to, any Environmental Law or Order, including, without limitation, any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls or related waste, per- and poly-fluoroakyl substances, mold, or radon.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the Transactions in respect of any of the items in the foregoing clauses (a) through (f) and (h) any of the obligations of any other Person of the type referred to in clauses (a) through (g) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Ineligible Holder” means a Company Shareholder that is not an Eligible Holder.

“Initial PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“Intellectual Property Rights” means all right, title and interest and benefit in and to intellectual property of every nature, whether registered or unregistered, and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, trade rights, know-how and other Confidential Information, including invention disclosures, inventions and formulae, processes, works, customer and supplier lists (including lists of prospects), Technology, inventions, engineering and other proprietary processes, data, specifications, prototypes, designs, records, drawings and calculations, web addresses, web sites, licenses, sub-licenses, whether patentable or not; (e) rights in or to Software or other Technology; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing and all derivative works related thereto, including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing and such all other rights protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Interim Financial Statements” has the meaning set forth in Section 5.4(a).

“Interim Order” means the interim order of the Court contemplated by Section 4.1(a) of this Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and SPAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended by the Court, provided that any such amendment is reasonably acceptable to each of the Company and SPAC, or with the consent of SPAC and the Company, each such consent not to be unreasonably withheld, conditioned or delayed.

“Investment Canada Act” means the Investment Canada Act (Canada).

“Investment Canada Act Approval” means NewCo has notified the Minister of the Transaction and (i) the Minister has not sent to NewCo a notice under subsection 25.2(1) of the Investment Canada Act within the prescribed time period and the Governor in Council has not made an order under subsection 25.3(1) of the Investment Canada Act in respect of the Transaction within the prescribed time period; (ii) if such a notice has been sent or such an order has been made, NewCo has subsequently received (A) a notice under paragraph 25.2(4)(a) of the Investment Canada Act indicating that a review of the Transaction on grounds of national security will not be commenced, (B) a notice under paragraph 25.3(6)(b) of the Investment Canada Act indicating that no further action will be taken in respect of the Transaction, or (C) a copy of an order under paragraph 25.4(1)(b) authorizing the Transaction; or (iii) if the Minister determines that a notification is not required under sections 11 and 12 of the Investment Canada Act then 45 days have passed after notifying the Minister of the Transaction.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 10.18.

“IRS” means the United States Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 5.4(a).

“Law” means any federal, state, local, provincial, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 5.18(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 5.7(a).

“Material Permits” has the meaning set forth in Section 5.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.6(c).

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub Common Shares” has the meaning set forth in Section 3.6(e).

“Minister” means the Minister of Innovation, Science and Industry.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“NewCo” has the meaning set forth in the introductory paragraph to this Agreement.

“NewCo Board” means the board of directors of NewCo.

“NewCo Common Shares” means the shares of NewCo’s common stock, par value $0.01 per share.

“NewCo Incentive Equity Plan” has the meaning set forth in Section 7.18.

“NewCo Share Exchange” has the meaning set forth in the recitals to this Agreement.

“NewCo Warrants” means the SPAC Warrants as of and following the Effective Time, which having been assume by NewCo shall be exercisable, in accordance with the terms of the Warrant Agreement, for NewCo Common Shares.

“NYSE” means the New York Stock Exchange.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Withholding Agent” has the meaning set forth in Section 2.3(a).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Payment Spreadsheet” has the meaning set forth in Section 2.2(c).

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financials” has the meaning set forth in Section 7.20.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, certificates, franchises, grants, quotas, registrations, consents, and orders of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in non-material Intellectual Property Rights in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Permitted SPAC Expenses” means the sum of (a) $35,000,000 plus (b) an amount up to $100,000 to the extent paid by SPAC to the PIPE Financing placement agents in connection with the Initial PIPE Financing plus (c) an amount equal to any fees payable by SPAC to the PIPE Financing placement agents in connection with the Additional PIPE Financing, if applicable.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data (a) relating to an identified or identifiable natural person (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and or (c) that is otherwise subject to any applicable Laws or any privacy policies of the Company governing data relating to an identified or identifiable natural person, including data defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy Law.

“PIPE Financing” means, collectively, the Initial PIPE Financing and any Additional PIPE Financing.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“PIPE Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit D with such changes as may be mutually agreed to by SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable).

“Post-Redemption SPAC Share Number” means the aggregate number of SPAC Class A Common Shares outstanding (other than any Excluded Shares) after giving effect to the SPAC Stockholder Redemption.

“Privacy and Data Security Policies” has the meaning set forth in Section 5.20(a).

“Privacy Laws” means any of the following to the extent relating to the Processing of Personal Data or data-related notifications: (a) all applicable Laws; (b) each Group Company’s own external-facing privacy policies; and (c) applicable provisions of Contracts to which any Group Company is a party or is otherwise bound.

“Proceeding” means any lawsuit, litigation, action, audit, inquiry, investigation, examination, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 10.18.

“Public Shareholders” has the meaning set forth in Section 10.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux), whether pursuant to any license that is now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL) or any similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses, or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Redemption Deadline” has the meaning set forth in Section 8.3(d).

“Reference Date” means January 1, 2019.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Rights and Lock-Up Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” means a registration statement of NewCo on Form S-4 relating to the Transactions and containing a prospectus of NewCo and proxy statement of SPAC.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Sanctions and Export Control Laws” means any Law or Order related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations and such other controls administered by the U.S. Customs and Border Protection, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, Global Affairs Canada, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or any other similar Governmental Entity with jurisdiction over any Group Company from time to time or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the SPAC Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Guidance” has the meaning set forth in Section 6.8.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws (including the applicable Canadian provincial and territorial securities laws).

“Security Incident” means any action that results in an actual or reasonably suspected cyber or security incident that could have an adverse effect on a Company IT System, Personal Data or any Company trade secret (including any processed thereby or contained therein), including an occurrence that jeopardizes or is reasonably believed to jeopardize the confidentiality, integrity, or availability of a Company IT System, Personal Data or any Company trade secret.

“Shareholder Agreements” means the Shareholder Agreement between the Company and certain of its shareholders dated April 14, 2020, as amended, and the Investor Right Agreement between the Company and certain of its shareholders dated April 14, 2020, as amended.

“Signing Filing” has the meaning set forth in Section 7.4(b).

“Signing Press Release” has the meaning set forth in Section 7.4(b).

“Software” shall mean any and all (a) computer programs and software, including any and all software implementations of algorithms, models and methodologies, whether in (and including all) source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“SPAC” has the meaning set forth in the introductory paragraph to this Agreement.

“SPAC Acquisition Proposal” means any direct or indirect acquisition (or other business combination), in one or a series of related transactions, by SPAC (a) of or with an unaffiliated entity or (b) of all or a material portion of the assets, Equity Securities or businesses of an unaffiliated entity (in the case of each of clause (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions shall constitute a SPAC Acquisition Proposal.

“SPAC Board” has the meaning set forth in the recitals to this Agreement.

“SPAC Board Recommendation” has the meaning set forth in Section 7.8.

“SPAC Class A Shares” means the shares of SPAC’s Class A common stock, par value $0.0001 per share.

“SPAC Class B Shares” means the shares of SPAC’s Class B common stock, par value $0.0001 per share.

“SPAC Closing Statement” has the meaning set forth in Section 2.2(a).

“SPAC Common Shares” means the SPAC Class A Shares and SPAC Class B Shares.

“SPAC D&O Persons” has the meaning set forth in Section 7.14(a).

“SPAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SPAC on the date of this Agreement in connection with the execution of this Agreement.

“SPAC Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable (and not otherwise expressly allocated to a Group Company or any holder of Company Shares, Company Options or Company Warrants pursuant to the terms of this Agreement or any Ancillary Document), whether or not due, by a SPAC Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any SPAC Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any SPAC Party pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein and for the avoidance of doubt, SPAC Expenses shall (i) not include (A) any Company Expenses and (B) the cash underwriting discount previously paid prior to the date of this Agreement by SPAC to UBS upon consummation of SPAC’s initial public offering in the aggregate amount of six million dollars ($6,000,000) and (ii) include the deferred underwriting fee owed by SPAC to UBS pursuant to the UBS Letter Agreement in the aggregate amount of ten million five hundred thousand dollars ($10,500,000).

“SPAC Financial Statements” means all of the financial statements of SPAC included in the SPAC SEC Reports.

“SPAC Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization and Qualification), Section 6.2 (Authority), Section 6.4 (Brokers), and Section 6.6 (Capitalization of the SPAC Parties).

“SPAC Information” has the meaning set forth in Section 4.1(c)(iv).

“SPAC Liabilities” means, as of any determination time, the aggregate amount of Liabilities of the SPAC Parties that are due and payable by the SPAC Parties as of such time. Notwithstanding the foregoing or anything to the contrary herein, SPAC Liabilities shall not include (a) any SPAC Expenses, (b) any Company Expenses or (c) any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the Transactions, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing.

“SPAC Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business or financial condition of the SPAC Parties, taken as a whole, or (b) the ability of any SPAC Party to consummate the Transactions, in each case, in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a SPAC Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, Canada or any other country, including the engagement by the United States, Canada or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any SPAC Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any SPAC Party with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) any failure by any SPAC Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing, or (ix) the matters set forth on Section 1.1 of the SPAC Disclosure Schedules; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a SPAC Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the SPAC Parties, taken as a whole, relative to other participants operating in the industries or markets in which the SPAC Parties operate.

“SPAC Non-Party Affiliates” means, collectively, each SPAC Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any SPAC Related Party (other than, for the avoidance of doubt, SPAC).

“SPAC Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“SPAC Related Party” has the meaning set forth in Section 6.10.

“SPAC SEC Reports” has the meaning set forth in Section 6.8.

“SPAC Stockholder Approval” means the approval of each Transaction Proposal by the affirmative vote of the holders of the requisite number of SPAC Common Shares entitled to vote thereon, whether in person or by proxy at the SPAC Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of SPAC and applicable Law.

“SPAC Stockholder Redemption” means the right of the holders of SPAC Class A Shares to redeem all or a portion of their SPAC Class A Shares (in connection with the Transactions) as set forth in Governing Documents of SPAC.

“SPAC Stockholders” means the holders of SPAC Common Shares as of any determination time prior to the Effective Time.

“SPAC Stockholders Meeting” has the meaning set forth in Section 7.8.

“SPAC Units” means the equity securities of SPAC each consisting of one SPAC Common Share and one-third of one SPAC Warrant.

“SPAC Warrants” means each warrant to purchase one SPAC Class A Share at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the Warrant Agreement.

“Sponsor” means CDPM Sponsor Group, LLC, a Delaware limited liability company.

“Sponsor Share Adjustment” has the meaning set forth in the recitals to this Agreement.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in the recitals to this Agreement.

“Tax” means any federal, provincial, state or local income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, designations, elections, notices, attachments and reports relating to Taxes required to be filed with any Governmental Entity, including any amendment of any of the foregoing.

“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, models, routines, Software, hardware, equipment, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Termination Date” has the meaning set forth in Section 9.1(d).

“Transaction Litigation” has the meaning set forth in Section 7.2(d).

“Transaction Proposals” has the meaning set forth in Section 7.8.

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Transactions” means the transactions contemplated by this Agreement, the Plan of Arrangement and the Ancillary Documents.

“Trust Account” has the meaning set forth in Section 10.18.

“Trust Account Released Claims” has the meaning set forth in Section 10.18.

“Trust Agreement” has the meaning set forth in Section 6.9.

“Trustee” has the meaning set forth in Section 6.9.

“UBS” means UBS Securities LLC, Inc.

“UBS Letter Agreement” means that certain Letter Agreement, dated as of October 20, 2020, by and between UBS and SPAC.

“Unit Separation” has the meaning set forth in Section 3.6(a).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SPAC Expenses” means the SPAC Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SPAC Liabilities” means the SPAC Liabilities as of immediately prior to the Closing.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as well as similar foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of October 20, 2020, by and between SPAC and the Trustee, as amended or amended and restated.

“Warrant Agreement Amendment” has the meaning set forth in Section 3.6(d).

“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

“Withholding Obligation” has the meaning set forth in Section 2.3(a).

ARTICLE II

CLOSING

Section 2.1 Closing of the Transactions. The closing of the Transactions (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 10.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as SPAC and the Company may agree in writing; provided that the Parties shall cause the Arrangement to become effective in accordance with the Plan of Arrangement.

Section 2.2 Closing Statements; Payment Spreadsheet.

(a) No later than three (3) Business Days prior to the Closing Date, SPAC shall deliver to the Company a written notice setting forth SPAC’s good faith estimate, as of the Closing, of the amount of (i) cash that will be in the Trust Account, (ii) Unpaid SPAC Expenses (including a list of all such Unpaid SPAC Expenses together with written invoices and wire transfer instructions for the payment thereof), (iii) Unpaid SPAC Liabilities and (iv) the Aggregate Transaction Proceeds (the “SPAC Closing Statement”).

(b) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to SPAC a written notice setting forth the Company’s good faith estimate, as of the Closing, of the amount of

(i) Company Expenses (including a list of all such Company Expenses together with written invoices and wire transfer instructions for the payment thereof), (ii) the Indebtedness of the Company, (iii) the Aggregate Company Option Exercise Price and (iv) the Aggregate Company Warrant Exercise Price (the “Company Closing Statement”).

(c) As promptly as practicable following delivery by (i) SPAC pursuant to Section 2.2(a) of the SPAC Closing Statement and (ii) the Company pursuant to Section 2.2(b) of the Company Closing Statement and, in any event, not less than two (2) Business Days prior to the Closing Date and based upon the SPAC Closing Statement and the Company Closing Statement, the Company shall calculate Adjusted Equity Value and deliver to SPAC a schedule (the “Payment Spreadsheet”) setting forth (A) the Company’s good faith calculation of the Consideration and (B) the portion of the Consideration Shares payable to each Company Shareholder (including the allocation of NewCo Common Shares and Exchangeable Shares). As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the Company and SPAC shall work together in good faith to finalize the calculation of the Consideration and the Payment Spreadsheet and the Company shall consider in good faith and incorporate any reasonable comments made by SPAC. The allocation of the Consideration Shares set forth in the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on the Parties and shall be used by the SPAC Parties for purposes of issuing the Consideration Shares to each Company Shareholder (including the allocation of NewCo Common Shares and Exchangeable Shares) pursuant to ARTICLE IV, absent manifest error. In issuing the Consideration Shares and pursuant to ARTICLE IV, the SPAC Parties shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error.

Section 2.3 Withholding Rights.

(a) Notwithstanding anything to the contrary contained herein, each of the Parties, the Depositary and any other Person that has any withholding obligation with respect to any amount paid or deemed paid hereunder (any such Person, an “Other Withholding Agent”) shall be entitled to deduct and withhold or direct a Party, the Depositary or any Other Withholding Agent to deduct and withhold on their behalf, from any consideration paid, deemed paid or otherwise deliverable to any Person under this Agreement or the Plan of Arrangement (an “Affected Person”), such amounts as are required to be deducted or withheld with respect to such payment or deemed payment under the Tax Act, the Code or any provision of any federal, provincial, territorial, state, local or other tax Law (a “Withholding Obligation”); provided, that a Party, the Depositary or any Other Withholding Agent, as applicable, shall (i) use commercially reasonable efforts to promptly notify the Affected Person in advance of any anticipated withholding and (ii) reasonably cooperate with such Affected Person to minimize the amount of any applicable withholding. Such deducted or withheld amounts shall be timely remitted to the appropriate Governmental Entity as required by applicable Law. To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes under this Agreement and the Plan of Arrangement as having been paid to the Affected Person to whom such amounts would otherwise have been paid or deemed paid.

(b) The Parties, the Depositary and any Other Withholding Agent shall also have the right to:

(i) withhold and sell, or direct a Party, the Depositary or any Other Withholding Agent to deduct and withhold and sell on their behalf, on their own account or through a broker (the “Broker”), and on behalf of any Affected Person; or

(ii) require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker to pay the proceeds of such sale to a Party, the Depositary or any Other Withholding Agent as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction), such number of NewCo Common Shares or Exchangeable Shares (or the NewCo Common Shares exchanged therefor) delivered or deliverable to such Affected Person pursuant to this Agreement or the Plan of Arrangement or the Exchangeable Share Provisions as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any Exchangeable Shares to be sold in accordance with this

Section 2.3 shall first be exchanged for NewCo Common Shares in accordance with their terms and the NewCo Common Shares delivered in respect of such Exchangeable Shares shall be sold. Any such sale of NewCo Common Shares shall be affected on a public market and as soon as practicable following the Closing Date. Each of the Parties, the Depositary, the Broker or any Other Withholding Agent, as applicable, shall act in a commercially reasonable manner in respect of any withholding obligation; however, none of the Parties, the Depositary, the Broker or any Other Withholding Agent will have or be deemed to have any fiduciary duty to any stockholder of NewCo or Company Shareholder and will not be liable for any loss arising out of any sale of such NewCo Common Shares, including any loss relating to the manner or timing of such sales, the prices at which the NewCo Common Shares are sold or otherwise.

ARTICLE III

THE MERGER

Section 3.1 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Parties shall cause the Merger to be effected by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and reasonably agreed by the Parties. For purposes of this Agreement, the “Effective Time” shall mean the time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and has become effective in accordance with the DGCL or such later time as SPAC and Merger Sub may agree and specify in the Certificate of Merger pursuant to the DGCL.

Section 3.2 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement in accordance with the applicable provisions of the DGCL, Merger Sub shall, automatically and without any action on the part of any Party, be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Company after the Effective Time and as a direct, wholly-owned subsidiary of NewCo.

Section 3.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of SPAC and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in this Agreement to be performed after the Effective Time.

Section 3.4 Governing Documents. At the Effective Time, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company, except all references to the name of Merger Sub shall be replaced by the name of the Surviving Company, until, thereafter changed or amended as provided therein (except that no such change or amendment shall have the effect of affecting the Company’s obligations pursuant to Section 7.14) or by applicable Law.

Section 3.5 Directors and Officers of the Surviving Company. SPAC shall take necessary corporate action so that, immediately after the Effective Time, (a) the directors of the Surviving Company shall be the individuals identified by the Company prior to the Closing Date, until any such director’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal and (b) the officers of the Surviving Company shall be the individuals identified by the Company prior to the Closing Date, each to hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Company.

Section 3.6 Effect of the Merger on Securities of SPAC and Merger Sub. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or any other Person, the following shall occur:

(a) SPAC Units. To the extent any SPAC Units remain outstanding and unseparated, immediately prior to the Effective Time, the SPAC Common Shares and the SPAC Warrants comprising each such issued and outstanding SPAC Unit immediately prior to the Effective Time shall be automatically separated (the “Unit Separation”) and the holder of each SPAC Unit shall be deemed to hold one (1) SPAC Common Share and one-third of one (1/3) SPAC Warrant. The SPAC Common Shares and SPAC Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 3.6.

(b) SPAC Class A Common Shares. At the Effective Time, each issued and outstanding SPAC Class A Common Share (other than any Excluded Shares and after giving effect to the SPAC Stockholder Redemption) shall be automatically converted into and exchanged for the right to receive from the Depositary, for each SPAC Class A Common Share, a number of NewCo Common Shares (the “Class A Consideration”) equal to the lower of: (A) 1.4541326; and (B) (1) (x) the Post-Redemption SPAC Share Number, plus (y) 5,000,000 divided by (2) the Post-Redemption SPAC Share Number (the lower of (A) and (B), the “Exchange Ratio”), following which, each SPAC Class A Common Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist by virtue of the Merger and each former holder of SPAC Class A Common Shares shall thereafter cease to have any rights with respect to the SPAC Class A Common Shares, except as provided herein or by applicable Law. NewCo shall use reasonable best efforts to cause the NewCo Common Shares issued pursuant to this Section 3.6(b) to be issued in book-entry form as of the Effective Time.

(c) SPAC Class B Common Shares. At the Effective Time, each issued and outstanding SPAC Class B Common Share (other than any Excluded Shares) shall be automatically converted into and exchanged for the right to receive from the Depositary, one NewCo Common Share (the “Class B Consideration” and together with the Class A Consideration, the “Merger Consideration”), following which, each SPAC Class B Common Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist by virtue of the Merger and each former holder of SPAC Class B Common Shares shall thereafter cease to have any rights with respect to the SPAC Class B Common Shares, except as provided herein or by applicable Law. NewCo shall use reasonable best efforts to cause the NewCo Common Shares issued pursuant to this Section 3.6(c) to be issued in book-entry form as of the Effective Time.

(d) SPAC Warrants. Pursuant to the terms of the Warrant Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of a SPAC Warrant, each SPAC Warrant that is issued and outstanding immediately prior to the Effective Time shall automatically and irrevocably be converted into one (1) NewCo Warrant on the same terms as were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement. The Parties shall take all lawful action to effect the aforesaid provisions of this Section 3.6(d), including causing the Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.6(d), including adding NewCo as a party thereto (the “Warrant Agreement Amendment”).

(e) Merger Sub Common Shares. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Shares”) that is issued and outstanding immediately prior to the Effective Time shall automatically convert into one (1) share of common stock, par value $0.01 per share, of the Surviving Company. The shares of common stock of the Surviving Company shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Company.

(f) No Liability. Notwithstanding anything to the contrary in this Section 3.6, none of the Parties or the Surviving Company or the Depositary shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Stockholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

(g) Excluded Shares. Each SPAC Common Share held in SPAC’s treasury or owned by the Company or any other wholly-owned subsidiary of the Company or SPAC immediately prior to the Effective Time (each, an “Excluded Share”), shall be cancelled and shall cease to exist, and no consideration shall be paid or payable to any Person with respect thereto.

(h) Delivery of Merger Consideration. (a) All NewCo Common Shares delivered upon the exchange of SPAC Common Shares in accordance with the terms of this ARTICLE III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Common Shares and (b) at the Effective Time, the stock transfer books of SPAC shall be closed and there shall be no further registration of transfers on the register of members of SPAC of the SPAC Common Shares that were issued and outstanding immediately prior to the Effective Time.

Section 3.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors (or their designees) of the Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE IV

THE ARRANGEMENT

Section 4.1 The Arrangement. On the terms and subject to the conditions hereof, the Parties shall proceed to effect the Arrangement under Part 9, Division 5 of the BCBCA immediately following the Effective Time (the “Arrangement Effective Time”), on the terms and subject to the conditions set forth in the Plan of Arrangement.

(a) The Interim Order. As soon as reasonably practicable, and in any event within three (3) Business Days after the date that the Registration Statement is declared effective, the Company shall apply, pursuant to Part 9, Division 5 of the BCBCA and, in cooperation with SPAC (which shall include the opportunity for SPAC and its Representatives to review all relevant documents by SPAC and the incorporation of all reasonable comments from SPAC and its Representatives thereon), prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall identify that the Transaction Support Agreements have been executed by each of the Supporting Company Shareholders and shall provide, among other things:

(i) for the class(es) of persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholders Meeting, and for the manner in which such notice is to be provided;

(ii) that the required level of approval for the Company Arrangement Resolution shall be the Company Required Approval;

(iii) that, in all other respects, the terms, restrictions and conditions of the Governing Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting;

(iv) for the grant of the Arrangement Dissent Rights to Company Shareholders as contemplated by the Plan of Arrangement;

(v) for the notice requirements regarding the presentation of the application to the Court for the Final Order;

(vi) that it is the intention of the Parties to rely upon Section 3(a)(10) of the Securities Act in connection with the exchange of the Electing Company Shares for the Exchangeable Shares in accordance with the Plan of Arrangement, based on the Court’s approval of the Arrangement, which approval through the issuance of the Final Order will constitute its determination of the fairness of the Arrangement;

(vii) that the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company, with the consent of the SPAC (such consent not to be unreasonably withheld, conditioned or delayed), and in accordance with the terms of this Agreement or as otherwise agreed by the Parties without the need for additional approval of the Court, and may be held virtually;

(viii) that the record date for the Company Shareholders entitled to notice of and to vote at the Company Shareholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Shareholders Meeting;

(ix) confirmation of the record date for the purposes of determining the Company Shareholders entitled to receive material and vote at the Company Shareholders Meeting in accordance with the Interim Order;

(x) that the Canadian Share Exchange shall be limited such that Eligible Holders electing to receive Exchangeable Shares (other than Public Sector Pension Investment Board) will not hold greater than 19.9% of NewCo on a pro forma fully diluted basis; and

(xi) for such other matters as the Parties may agree are reasonably necessary to complete the Transactions.

(b) The Company Shareholders Meeting.

(i) Subject to the terms of this Agreement, the Interim Order, and the provision of the SPAC Information, the Company shall convene and conduct the Company Shareholders Meeting in accordance with the Governing Documents of the Company, applicable Laws and the Interim Order as soon as reasonably practicable and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Shareholders Meeting without the prior written consent of SPAC, except in the case of an adjournment as required for quorum purposes. The Company shall consult with SPAC in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to SPAC of the Company Shareholders Meeting and allow SPAC’s Representatives to attend the Company Shareholders Meeting. The Company shall use its reasonable best efforts to obtain the Company Required Approval in respect of the Company Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by the Company Shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval.

(ii) The Company shall provide SPAC with (A) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (B) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement or any purported exercise or withdrawal of Arrangement Dissent Rights and written communications sent by or on behalf of the Company to any such person, and shall cooperate and consult in good faith with SPAC in advance in connection with any discussions or communications with any person in opposition to the Arrangement, (C) the right to demand postponement or adjournment of the Company Shareholders Meeting if, based on the tally of proxies, the Company will not receive the Company Required Approvals; provided, that the Company shall not be permitted to postpone the Company Shareholders Meeting more than the earlier of (1) five (5) Business Days prior to the Termination Date and (2) ten (10) days from the date of the first Company Shareholders Meeting without the prior written consent of SPAC, and (D) the right to review and comment on all material communications sent to the Company Shareholders regarding the Transactions and to participate in any material discussions, negotiations or Proceedings with or including any such Company Shareholders regarding the Transactions. The Company shall not (y) make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Arrangement Dissent Rights, or (z) waive any failure by any Company Shareholder to timely deliver a notice of exercise of Arrangement Dissent Rights, in each case without the prior written consent of SPAC.

(c) The Company Information Circular.

(i) The Company shall promptly prepare and complete, in good faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be delivered to each Company Shareholder and other person as required by the Interim Order and applicable Law.

(ii) The Company shall ensure that the Company Information Circular (A) complies in all material respects with the Governing Documents of the Company, the Interim Order and applicable Law, (B) does not contain any Misrepresentation, except with respect to SPAC Information included in the Company Information Circular and (C) provides the Company Shareholders with sufficient information, which is explained in sufficient detail, to permit them to form a reasoned judgment concerning the matters to be placed before the Company Shareholders Meeting.

(iii) Without limiting the generality of Section 4.1(c)(ii), the Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes (A) a statement that the Company Board has unanimously determined that the Arrangement is in the best interests of the Company and fair to the Company Shareholders, and recommends that the Company Shareholders vote in favor of the Company Arrangement Resolution and (B) a statement that each Supporting Company Shareholder has entered into a Transaction Support Agreement pursuant to which such Supporting Company Shareholder has agreed to support and vote in favor of the Company Arrangement Resolution.

(iv) SPAC shall reasonably assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to the SPAC Parties required to be included under applicable Laws in the Company Information Circular (the “SPAC Information”), and ensuring that the SPAC Information does not contain any Misrepresentation. The Company shall give SPAC and its Representatives a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by SPAC and its Representatives, and agrees that all information relating to the SPAC Parties included in the Company Information Circular must be in a form and content reasonably satisfactory to SPAC. The Company shall provide SPAC and its Representatives with a final copy of the Company Information Circular prior to its delivery to the Company Shareholders.

(v) Each Party shall promptly notify the other Party if it becomes aware that the Company Information Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall reasonably cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by the Court or applicable Law.

(d) The Final Order. The Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Part 9, Division 5 of the BCBCA, as soon as reasonably practicable, but in any event not later than five (5) Business Days after the Company Required Approval is obtained for the Company Arrangement Resolution as provided for in the Interim Order, unless otherwise agreed, in writing, by the Company and SPAC.

(e) Court Proceedings.

(i) In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (A) diligently pursue (and SPAC shall reasonably cooperate with the Company in diligently pursuing), the Interim Order and the Final Order; (B) provide SPAC and its Representatives with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, and reasonably consider the comments of SPAC and its Representatives, and all information relating to the SPAC Parties included in such materials must be in a form and content reasonably satisfactory to SPAC; (C) provide on a timely basis copies of any notice of appearance, response to petition, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (D) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (E) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that SPAC is not required to agree or consent to any increase or variation in the form of the Consideration or other modification or amendment to such materials that expands or increases SPAC’s obligations, or diminishes or limits SPAC’s rights, set forth in any such materials or under any such filed or served materials, this Agreement, the Arrangement, the Plan of Arrangement or the Transaction Support Agreements (F) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Plan of Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Arrangement Effective Time, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with, SPAC; and (G) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(ii) Subject to the terms of this Agreement (and Section 10.3 hereof), SPAC will reasonably cooperate with, and assist the Company in, seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any material information reasonably required or reasonably requested to be supplied by SPAC in connection therewith.

Section 4.2 Treatment of Company Options and Company Warrants. The Parties acknowledge that the outstanding Company Options and Company Warrants shall be treated in accordance with the Plan of Arrangement.

Section 4.3 U.S. Securities Law Matters. The Parties agree that the Arrangement will be carried out with the intention, and the Parties will use their commercially reasonable efforts to ensure, that all Exchangeable Shares issued under the Arrangement will be issued by ExchangeCo, whether in the United States, Canada or any other country, in reliance on the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereunder. In order to ensure the availability of the exemption under Section 3(a)(10) of the Securities Act and to facilitate the SPAC Parties’ compliance with other U.S. Securities Laws, the parties agree that the Arrangement will be carried out on the following basis:

(a) the Court will be asked to approve the procedural and substantive fairness of the terms and conditions of the Arrangement;

(b) in accordance with Section 4.1(a)(vi), prior to the issuance of the Interim Order, the Court will be advised of the intention of ExchangeCo to rely on the exemption provided by Section 3(a)(10) of the Securities Act with respect to the issuance of Exchangeable Shares pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(c) prior to the issuance of the Interim Order, the Company will file with the Court a draft copy of the proposed text of the Company Information Circular together with any other documents required by Law in connection with the Company Shareholders Meeting;

(d) the Court will be advised prior to the hearing of the Court to give approval of the Arrangement that its approval of the Arrangement will be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to all Persons who are entitled to receive Exchangeable Shares pursuant to the Arrangement;

(e) the Company will ensure that each Company Shareholder entitled to receive Exchangeable Shares pursuant to the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f) the Final Order will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair to all Persons entitled to receive Exchangeable Shares pursuant to the Arrangement;

(g) the Interim Order will specify that each Person entitled to receive Exchangeable Shares pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement;

(h) the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order; and

(i) each Person entitled to receive Exchangeable Shares will be advised that Exchangeable Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act will be issued in reliance on the exemption from registration under Section 3(a)(10) of the U.S. Securities Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 10.8, except as set forth on the Company Disclosure Schedules, the Company hereby represents and warrants to the SPAC Parties as follows:

Section 5.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, organization, amalgamation or continuation (as applicable). Section 5.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of organization, incorporation, amalgamation, continuation or formation (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of each Group Company have been made available to SPAC, in each case, as amended and in effect as of the date of this Agreement, and no action has been taken to amend or supersede such Governing Documents of each Group Company. The Governing Documents of each Group Company are in full force and effect, and no Group Company is in breach or violation of any provision set forth in its Governing Documents.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 5.2 Capitalization of the Group Companies.

(a) Section 5.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the holders thereof, (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) any applicable expiration (or similar) date, (D) whether each Company Option is vested or unvested together with any applicable vesting schedule (including acceleration provisions) (E) the name of the applicable registered holder, identifying whether such holder is not an employee of the Company, and (F) the number of Company Shares issuable upon exercise, and (iv) with respect to each Company Warrant, (A) any applicable exercise (or similar) price, (B) any applicable expiration (or similar) date, (C) the name of the registered holder, and (D) the number of Company Shares issuable upon exercise of each Company Warrant. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable. The Company Equity Plan and the issuance of Company Shares under such plan (including all outstanding Company Options) have been duly authorized by the Company Board in compliance with Law and the terms of the Company Equity Plan.

(b) The Equity Securities of the Company (i) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (iii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (iv) are free and clear of all Liens (other than transfer restrictions under the Governing Documents of the Company, the Shareholder Agreements and applicable Securities Law). Except as set forth on Section 5.2(a) of the Company Disclosure Schedules and those either permitted by Section 7.1(b) or issued, granted or entered into in accordance with Section 7.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted shares, restricted share units, phantom shares, warrants, purchase rights, subscription rights, conversion rights, exchange rights, repurchase rights, redemption rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Other than the Shareholder Agreements, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

(c) Section 5.2(c) of the Company Disclosure Schedules sets forth a true and complete statement as of the date hereof of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are holders thereof. Except as issued pursuant to the Company Equity Plan, as of the date hereof, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, repurchase rights, redemption rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. Other than the Shareholder Agreements, there are no voting trusts, proxies or other Contracts to which any Group Company is a party with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d) Except as set forth on Section 5.2(d) of the Company Disclosure Schedules, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any Person (other than other Group Companies) or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e) Section 5.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f) All dividends or distributions on the securities of all of the Group Companies that have been declared or authorized have been paid in full.

Section 5.3 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document, to which it is or will be a party, to perform its obligations hereunder and thereunder (subject to obtaining the Interim Order, Final Order and Company Required Approval) and to consummate the Transactions. Subject to the receipt of the Interim Order, Final Order and Company Required Approval of the Company Arrangement Resolution, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 5.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to SPAC a true and complete copy of (i) the audited consolidated balance sheet of the Group Companies as of December 31, 2020, December 31, 2019 and the related audited consolidated statements of operations, cash flows and changes of equity of the Group Companies for the years then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Group Companies as of September 30, 2021 and the related unaudited consolidated statements of operations, cash flows and changes of equity for the nine months ended September 30, 2021 (the “Latest Balance Sheet”) (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), which are attached as Section 5.4(a) of the Company Disclosure Schedules. The Financial Statements (including the notes thereto) (A) were prepared in accordance with Law and GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto) and (B) fairly present, in all material respects, the financial position, results of operations, cash flows and changes of equity of the Group Companies as at the date thereof and for the period indicated therein.

(b) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet, (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the Transactions and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of a type that are required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP. The Company has no off-balance sheet arrangements.

(c) The Company has established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets.

(d) Except as set forth on Section 5.4(d) of the Company Disclosure Schedules, since the Reference Date, neither the Company, nor to the Company’s knowledge, an independent auditor of the Company, has identified any (i) “significant deficiency” in the internal controls over financial reporting of the Group

Companies to the Company’s knowledge, (ii) “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

(e) Since the Reference Date, (i) no Group Company has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Group Company or their respective internal accounting controls, and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

Section 5.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the Transactions, except for (i) the Investment Canada Act Approval, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or Transactions, (iii) the filing of any documents required by the Final Order, the Interim Order and filings required pursuant to the Plan of Arrangement or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 5.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms, and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by any Group Company. Neither the Company nor any Group Company is or has been in a conflict with, or in default, breach or violation of (i) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (ii) a Material Permit, except, in each case, for any such conflicts, defaults, breaches or violations that are not or would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 5.7 Material Contracts.

(a) Section 5.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 5.7(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 5.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to (A) Indebtedness of any Group Company or (B) the placing of a Lien (other than a Permitted Lien) on any material assets or properties of any Group Company;

(ii) any (A) Contract relating to any (x) development or outsourcing involving aggregate payments in excess of $250,000 per year or (y) strategic alliance, joint venture or partnership; (B) other Contract with respect to material Company Licensed Intellectual Property (other than any Contract of the type described in clauses (A) through (C) of Section 5.13(c)); or (C) any Contract which involves the license or grant of rights to material Company Owned Intellectual Property (including any covenants not to sue or agreements to not assert rights) by any Group Company but excluding any nonexclusive licenses (or sublicenses) of Company Owned Intellectual Property granted to customers in the ordinary course of business that are substantially in the same form as the Group Companies’ standard form customer agreements as have been provided to SPAC;

(iii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of SPAC or any of its Subsidiaries after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions not in favor of a Group Company or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, SPAC or any of its Subsidiaries after the Closing;

(iv) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $500,000 annually or (B) $1,000,000 over the life of the agreement;

(v) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $250,000;

(vi) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person (other than the Company or a Subsidiary) or made any capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary);

(vii) any Contract required to be disclosed on Section 5.19 of the Company Disclosure Schedules;

(viii) any Contract with any Person (A) pursuant to which any Group Company (or SPAC or any of its Subsidiaries after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, exploration, testing, development, collection, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any assets or properties of any Group Company or any material Intellectual Property Rights;

(ix) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual salary (or, in the case of an independent contractor, annual compensation) is in excess of $300,000, or (B) providing for any success, change of control, retention, transaction bonus, severance or other similar payment or amount to any Person as a result of or in connection with this Agreement or the Transactions;

(x) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xi) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material non-monetary obligations on any Group Company (or SPAC or any of its Subsidiaries after the Closing);

(xii) any Contract with any Governmental Entity to which the Company or its Subsidiaries is a party; and

(xiii) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $250,000 or (B) aggregate payments to or from any Group Company in excess of $500,000 over the life of the agreement, and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) to the Company’s knowledge, no event has occurred that (with or without due notice or lapse of time or both) that would result in a breach of, or default under, any Material Contract by the applicable Group Company or the counterparties thereto that is not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company has made available to SPAC true and complete copies of all Material Contracts in effect as of the date hereof.

Section 5.8 Absence of Changes. During the period from the date of the Latest Balance Sheet and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the Transactions, the Group Companies have conducted their businesses in the ordinary course in all material respects, except as required by applicable Law (including any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19) or as reasonably necessary or prudent in light of COVID-19.

Section 5.9 Litigation. There is no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 5.10 Compliance with Applicable Law. Each Group Company (a) conducts (and since the Reference Date has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any Law or Order, except in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 5.11 Employee Plans.

(a) Section 5.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all Employee Benefit Plans (including, for each such Employee Benefit Plan, identifying its jurisdiction). With respect to each Employee Benefit Plan, the Group Companies have made available to SPAC true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, including, for each Employee Benefit Plan, to the extent applicable, (i) the most recent plan document and all amendments thereto, (ii) the most recent funding agreement (including any trust Contract or insurance Contract), (iii) the most recent service provider Contracts (including third-party administrative services, record-keeper, investment management and other services Contracts), (iv) copies of the most recent summary plan description and any summaries of material modifications, (v) copies of the IRS Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the two (2) most recent plan years, (vi) copies of the most recently received IRS determination, opinion or advisory letter for each such Employee Benefit Plan,(vii) the most recently prepared actuarial valuation report, (viii) all material correspondence with any applicable Governmental Entity for the current year and the previous three (3) years, and (ix) the most recent employee booklet or employee handbook.

(b) Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no member of the Group Companies nor any ERISA Affiliate currently sponsors, maintains or contributes to, nor has, within the past six (6) years, sponsored, maintained or been required to contribute to, nor has any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code or (iv) a multiple employer welfare arrangement under ERISA as defined under Section 3(40) of ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with any member of the Group Companies would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.

(c) Each Employee Benefit Plan has been established, maintained operated, and administered in all material respects in accordance with its terms and all applicable Laws. Each Employee Benefit Plan and each Contract that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in compliance with the provisions of Section 409A of the Code and the treasury regulations thereunder, except where the failure to so comply is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No Employee Benefit Plan or Contract provides for any gross ups for any taxes imposed under Sections 409A and/or 4999 of the Code.

(d) Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Employee Benefit Plan for which determination letters are currently available that the Employee Benefit Plan is so qualified and each trust established in connection with such Employee Benefit Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the Company’s knowledge, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.

(e) There are no pending or, to the Company’s knowledge, threatened, claims or Proceedings or disputes with respect to any Employee Benefit Plan (other than routine claims for benefits) and, to the Company’s knowledge, no fact or event exists that could reasonably be expected to give rise to any such Proceeding. With respect to each Employee Benefit Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of such Employee Benefit Plan and applicable Law, or if not yet due, properly accrued.

(f) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Employee Benefit Plan that could reasonably be expected to result in liability to the Group Companies except for any such transactions or reportable events that, individually or in the aggregate, have not been and would not reasonably be expected be material to the Group Companies, taken as a whole. There have been no acts or omissions by the Group Companies or any ERISA Affiliate that have been or would reasonably be expected to be, individually or in the aggregate, materially adverse to the Group Companies, taken as a whole., including giving rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Group Companies or any ERISA Affiliate may be liable.

(g) Except to the extent required by applicable Law and except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, none of the Employee Benefit Plans nor Contracts provides, nor do the Group Companies have or reasonably expect to have any obligation to provide retiree medical benefits to any current or former employee, officer, director or consultant of any member of the Group Companies after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or other applicable laws.

(h) Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Group Companies and each ERISA Affiliate have complied with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Employee Benefit Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(i) Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Group Companies and each Employee Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Group Companies, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(j) Except as set forth on Section 5.11(j) of the Company Disclosure Schedules, the execution and delivery of this Agreement and the consummation of Transactions will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any Indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting or forfeiture, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Group Companies being classified as an “excess parachute payment” under Section 280G of the Code.

(k) Each Employee Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. To the Company’s knowledge, no fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any such Employee Benefit Plan. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including national or provincial pension scheme, social security, unemployment insurance, severance or termination indemnities) have been timely made or fully accrued.

(l) No Employee Benefit Plan is: (i) a “registered pension plan” (within the meaning of subsection 248(1) of the Tax Act); (ii) a “retirement compensation arrangement” (within the meaning of subsection 248(1) of the Tax Act); or (iii) has any material unfunded or underfunded Liabilities. No Employee Benefit Plan is intended to be, or has ever been determined or alleged by a Governmental Entity to be, a “salary deferral arrangement” within the meaning of subsection 248(1) of the Tax Act.

Section 5.12 Environmental Matters. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole:

(a) the operations of the Group Companies have complied, and currently do comply, in all respects with all applicable Environmental Laws and Orders.

(b) None of the Group Companies have received any written notice, report, Order, or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or Liability under, any Environmental Laws and Orders.

(c) There are (and since the Reference Date there has been) no Proceedings pending or, threatened in writing against any Group Company in respect of any Environmental Laws and/or Orders.

(d) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, distribution, release, contamination by, or exposure of any Person, or ownership or operation of any property or facility contaminated by, any Hazardous Substances, and there have been no releases of any Hazardous Substances at any of the Leased Real Property in concentrations or circumstances that are regulated by or required by Environmental Laws to be reported, investigated or remediated by the Group Company.

(e) The Group Companies have not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any Liability of any other Person under any Environmental Law or Order.

(f) The use, handling, manufacture, treatment, processing, storage, generation, release, discharge and disposal of Hazardous Substances by each Group Company comply in all material respects with all applicable Environmental Laws and Orders.

The Group Companies have made available to SPAC copies of all environmental assessments, audits and reports and all other material environmental, and health and safety documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 5.13 Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Licensed Intellectual Property and (iii) material unregistered Marks, Copyrights, Software or Technology owned or purported to be owned by any Group Company, in each case, as of the date of this Agreement. Section 5.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the owner(s) of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement and the Closing, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement and the Closing, no issuance or registration obtained and no application filed by the Group Companies for any material Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, there are no Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property and duly licenses or otherwise has the right to use all Company Licensed Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens or as set out in the applicable license). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis. Section 5.13(c) of the Company Disclosure Schedules sets forth a list of all current Contracts for Company Licensed Intellectual Property as of the date of this Agreement to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company Owned Intellectual Property, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software and (C) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Group Companies’ form therefor that has been made available to SPAC. The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Owned Intellectual Property specified in Section 5.13(a) of the Company Disclosure Schedules and the Company Licensed Intellectual Property specified in Section 5.13(c) of the Company Disclosure Schedules constitutes all material Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses is sufficient for the conduct of such businesses (including offering of Company Products) as currently conducted. The Company Owned Intellectual Property is subsisting and, to the Company’s knowledge, valid and enforceable. To the Company’s knowledge, the Company Licensed Intellectual Property is valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The consummation of the Transactions will not (x) impair any rights under, or cause any Group Company to be in violation of or default under, any license or other agreement to use any Intellectual Property Rights or under which it grants any Person rights to use any Intellectual Property Rights, (y) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such material licenses or other agreements, or (z) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to any use or exploitation of any Intellectual Property Rights, in each case, except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(d) Each Group Company’s founders, employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since the Reference Date (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and Confidential Information in the possession or control of all Group Companies. No Group Company has disclosed any such trade secrets or Confidential Information that is material to the businesses of the Group Companies, taken as a whole, to any other Person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information. Each Group Company’s Creators have assigned or have agreed to a present assignment to such Group Company all material Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(e) Each Group Company has taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other Confidential Information owned by or in the possession or control of any Group Company. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of by any Group Company, or of any written obligations with respect to such.

(f) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole

(g) Neither the conduct of the businesses of the Group Companies nor any of the Company Products nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h) Since the Reference Date, there is no Proceeding pending nor has any Group Company received any written communications or, to the Company’s knowledge, any other communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since the Reference Date, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(j) The Group Companies owns, leases, licenses, or otherwise has the legal right to use all Company IT Systems, and such Company IT Systems are sufficient for the needs of the business of the Group Companies as currently conducted. The Group Companies maintain commercially reasonable disaster recovery procedures and facilities, and since the Reference Date, there has not been any material failure with respect to any of the Products or other Company IT Systems that has not been remedied or replaced in all material respects. Each Group Company has purchased or otherwise obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has any right to, contingent or otherwise, including to obtain access to or use, any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the unauthorized delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(k) No Public Software (or any modification or derivative thereof) has been used, licensed, or distributed by or on behalf of any of the Group Companies in a manner that:

(i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason,

(ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property,

(iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property, or

(iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(l) The Group Companies are and have been in material compliance with all applicable licenses for all Public Software that is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service in connection with, provided via a network as a service or application in connection with, or otherwise made available with, any Company Product.

(m) Section 5.2(a) of the Company Disclosure Schedules sets for a complete and accurate list of all Government Grants or funding of any university, college, other educational institution or research center or other Governmental Entity that were received by or provided to any Group Company since the Reference Date and used in the development of any Company Products.

Section 5.14 Labor Matters.

(a) Since the Reference Date, (i) none of the Group Companies (A) has or has had any Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, vacation pay, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, and (B) has or has had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the ordinary course of business and consistent with past practice); (ii) all amounts due or accrued due, as of the Effective Time, for all salary, wages, vacation with pay, commissions, bonuses, sick days and benefits under the Employee Plans have either been paid or have been properly accrued and accurately recorded in the books and records of the Company or any Group Company; and (iii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except, in each case, as has not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(b) Since the Reference Date, there has been no “group termination”, “mass layoff” or “plant closing” as defined by WARN or provincial employment standards legislation, as applicable, related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the Transactions. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, none of the Group Companies has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of WARN. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no employee of any Group Company has suffered an “employment loss” as defined by WARN within the last six (6) months.

(c) No Group Company is a party to or bound by any CBA and no employees of any Group Company are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment, whether by way of certification, interim certification, voluntary recognition or succession rights, and there is no application pending or, to the Company’s knowledge, threatened, for any labor union, labor organization, works council, employee delegate, representative or other employee collective group to be certified as the bargaining agent of any employees of any Group Company. Since the Reference Date, no Group Company is or has been engaged in any unfair labor practice and there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting any Group Company. Since the Reference Date, there have been no actual, pending or, to the Company’s knowledge, threatened labor organizing activities with respect to any employees of any Group Company and no trade union has applied to have any Group Company declared a common or related employer pursuant to applicable Law in any jurisdiction in which any Group Company carries on business or in which any employee of a Group Company resides.

(d) Except as has not or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred since March 1, 2020 or is currently contemplated, planned or announced, except as required by applicable Law (including any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19) in connection with or in response to COVID-19. The Group Companies have not experienced any employment-related Liabilities with respect to COVID-19, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No current or former employee of any Group Company has filed or threatened any Proceedings against any Group Company related to COVID-19, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e) Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Group Companies are, and for the last three (3) years have been, in compliance with all Laws and Contracts relating to employment, including all applicable Contracts and Laws related to wages, hours, vacation, profit distribution, bonuses, terms and conditions of employment, collective bargaining, equal opportunity and employment discrimination or harassment, safety and health, COVID-19, terms and conditions of employment, termination of employment, overtime payment and classification, meal and rest breaks, plant closings, employee whistle-blowing, immigration and employment eligibility verification, employee privacy, defamation, background checks and other consumer reports regarding employees and applicants, employment practices, negligent hiring or retention, classification of employees, consultants and independent contractors, labor relations, unemployment insurance, the collection and payment of withholding and/or social security taxes and any similar tax, employee benefits, layoffs, furloughs, facility closures or shutdowns, temporary layoffs, reductions in hours, and workers’ compensation (collectively “Employment Matters”).

(f) There are, and in the last three (3) years there have been, no Proceedings pending or, to the Company’s knowledge, threatened relating to any Employment Matter that could reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. None of the Group Companies is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to any Employment Matter that could reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole,.

(g) Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, to the knowledge of the Company, each employee of each Group Company in the United States is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States, or (iv) an alien authorized to work in the United States either specifically for a Group Company or for any United States employer. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each of the Group Companies has completed a Form I-9 (Employment Eligibility Verification) for each employee hired in the United States since the Reference Date, and each such Form I-9 has since been updated as required by applicable Law and, to the Company’s knowledge, is correct and complete. Further, where required by applicable Law, each Group Company utilizes E-Verify pursuant to the terms of the E-Verify Memorandum of Understanding, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h) Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, to the Company’s knowledge, (i) no employee or independent contractor is in violation of any material term of any Contract or any other common law obligation or Contract relating to confidential or proprietary information, intellectual property, competition, solicitation, or related matters; and (ii) the continued employment by the Group Companies by their respective employees, and the performance of the contracts with the Group Companies by their respective independent contractors, will not result in any such violation.

(i) The Company has made available to the SPAC all material written personnel policies, rules and procedures applicable to employees that have been adopted by the Group Companies.

(j) The Company has provided a true, correct and complete listing, as of February 7, 2022, showing without names or employee numbers, whether actively at work or not each individual employed by each Group Company by position title, together with such employee’s annual base salary or wage; status as “exempt” or “nonexempt” for employment classification purposes; accrued leave as of the date hereof; annual vacation entitlement in days, their accrued and unused vacation days as of January 1, 2022, and any other annual paid time off entitlement in days; any incentive or bonus arrangements with respect to such employee; and any contractual change of control entitlements, without cause termination notice (or payment in lieu of such notice) obligations or severance potentially payable to such employee upon termination of employment (other than such as results by applicable Law from the employment of an employee without an agreement as to termination notice or severance). The Company has provided a true, correct and complete listing, as of February 7, 2022, of the name of each individual engaged by each Group Company as an independent contractor, together with such individual’s compensation arrangement with each Group Company and whether such individual has entered into a written agreement regarding his or her contractor engagement.

(k) Each Group Company has promptly, thoroughly and impartially investigated all sexual harassment allegations made by or about any employee or independent contractor of any Group Company in the last three (3) years, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. With respect to each such allegation with potential merit, the applicable Group Company has taken prompt corrective action that is reasonably calculated to prevent further harassment. The Group Companies do not reasonably expect any material liabilities or losses with respect to any such allegations.

Section 5.15 Insurance. The Company has made available to SPAC true and complete copies of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. No claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 5.16 Tax Matters. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole:

(a) Each Group Company has prepared and filed all Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all respects and prepared in compliance in all respects with all applicable Laws and Orders, and each Group Company has paid all Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid the appropriate Tax Authority all Taxes required to have been so withheld and paid.

(c) No Group Company is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(d) No Group Company has consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local, or non-U.S. Law).

(g) There are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) No Group Company (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group consisting only of Group Companies) or (ii) has any Liability for the Taxes of any Person (other than a Group Company) under Section 160 of the Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or pursuant to any applicable Law or otherwise.

(j) No Group Company is a party to any Tax allocation, Tax sharing, Tax indemnity, Tax gross-up or similar agreements (other than (i) one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes, or (ii) with any other Group Company) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

(k) No Group Company has, or has ever been deemed to have, for purposes of the Tax Act or any relevant provincial legislation, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act. Each Group Company has complied in all respects with the transfer pricing provisions of applicable Tax Laws.

(l) The Company Shares are not “taxable Canadian property” within the meaning of the Tax Act.

(m) Except as set forth on Section 5.16(m) of the Company Disclosure Schedules, since the Reference Date, there are no circumstances which exist and would result in, or which have existed and resulted in, the application of any of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provincial provision to a Group Company.

(n) Since the Reference Date, no written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by the jurisdiction.

(o) The Company is, and has been since its formation, treated as a foreign corporation for U.S. federal income tax purposes.

(p) No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(q) No Group Company is required to include an item of income, or exclude an item of deduction, for any period or portion of any period ending on or after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. applicable Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. applicable Laws); (iii) any prepaid amounts, deposits, or advance payments received on or prior to the Closing Date outside the ordinary course of business; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date or the use of a cash or improper method of accounting on or prior to the Closing Date (including for the avoidance of doubt any adjustments under Section 481 of the Code relating to any of the foregoing or any similar provisions under state, local, or non-U.S. applicable Laws); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date; (vi) any deferred intercompany transaction or excess loss account; (vii) an income inclusion under Sections 951 or 951A of the Code or Subchapter K of the Code relating to income accruing prior to the Closing with respect to any interest held by any Group Company or any Subsidiary in a “controlled foreign corporation” (as defined in Section 957 of the Code) or entity classified as a partnership at or prior to the Closing; (viii) any election to defer income under the Code (or any corresponding or similar provision of state, local or foreign Law) made by the Company at or prior to the Closing; or (ix) the forgiveness pursuant to COVID-19 Measures of indebtedness incurred prior to the Closing by any Group Company. The Group Companies are not and shall not be required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” or any other Tax pursuant to Section 965 of the Code. No Group Company has, pursuant to COVID-19 Measures, deferred until after the Closing the payment of any payroll Taxes the due date for the original payment of which was at or prior to the Closing.

Section 5.17 Brokers. No broker, finder, investment banker or other Person, other than Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 5.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 5.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies that is material or leased pursuant to leases or agreements under which annual rental payments exceed $250,000 (the “Leased Real Property”). True and complete copies of all such Real Property Leases have been made available to SPAC. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease.

Section 5.19 Transactions with Affiliates. Section 5.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect holder of Equity Securities or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Person’s status as a holder of Company Shares, Company Options or Company Warrants and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 7.1(b) or entered into in accordance with Section 7.1(b).

Section 5.20 Data Privacy and Security. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole:

(a) Each Group Company has implemented (i) written policies relating to the Processing of Personal Data as and to the extent required by applicable Law and (ii) reasonable data security safeguards designed to protect the security and integrity of its Company IT Systems and any Personal Data or other Business Data, including implementing reasonable procedures designed to prevent unauthorized access and the introduction of Disabling Devices (collectively, the “Privacy and Data Security Policies”). Each Group Company currently and since the Reference Date has complied in all material respects with (A) all applicable Privacy Laws and (B) any applicable Privacy and Data Security Policies (collectively, the “Privacy and Data Security Requirements”). No Group Company has inserted and, to the knowledge of the Company, no other Person has inserted or alleged to have inserted any Disabling Device in any of the Company IT Systems or Company Product.

(b) The Company has not received notice of any pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, (ii) the Office of the Privacy Commissioner of Canada, or (iii) any other Governmental Entity) alleging that any Processing of Personal Data by or on behalf of a Group Company (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Requirements.

(c) Since the Reference Date, (i) there has been no unauthorized access to or Processing of Personal Data in the possession or control of any Group Company and (ii) to the Company’s knowledge, there have been no Security Incidents with respect to any Company IT Systems, or Personal Data.

(d) Each Group Company owns or has license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted.

Section 5.21 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, in the last five (5) years, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned in any part, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, in the last five (5) years, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela and Syria).

(b) In the last five (5) years, none of the Group Companies have received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to, or in connection with Sanctions and Export Control Laws.

(c) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate that violate Anti-Corruption Laws or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment prohibited under any Anti-Corruption Laws.

(d) The Group Companies have adopted a system of policies, procedures, and internal controls to the extent required by applicable Anti-Corruption Laws and any such policies, procedures and internal controls are reasonably designed to prevent violations of such Anti-Corruption Laws.

Section 5.22 Reporting Issuer(a) . None of the Group Companies is a reporting issuer (as such term is defined in the Securities Act (British Columbia)).

Section 5.23 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

Section 5.24 Investigation; No Other Representations.

(a) Each Group Company, on its own behalf and on behalf of its respective Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the SPAC Parties and (ii) it has been furnished with or given access to such documents and information about the SPAC Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Group Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in ARTICLE VI and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any SPAC Party, any SPAC Non-Party Affiliate or any other Person, either express or implied, and each Group Company, on its own behalf and on behalf of its respective Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in ARTICLE VI and in the Ancillary Documents to which it is or will be a party, none of the SPAC Parties, any SPAC Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Section 5.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY SPAC PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY SPAC PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN

CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY SPAC PARTY, ANY OF ITS REPRESENTATIVES OR ANY SPAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY SPAC PARTY, ANY OF ITS REPRESENTATIVES OR ANY SPAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES RELATING TO THE SPAC PARTIES

Subject to Section 10.8, (a) except as set forth on the SPAC Disclosure Schedules, or (b) except as set forth in any SPAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each SPAC Party hereby represents and warrants to the Company as follows:

Section 6.1 Organization and Qualification. Each SPAC Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

Section 6.2 Authority. Each SPAC Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder (subject to obtaining the Interim Order, Final Order and Company Required Approval), and to consummate the Transactions. Subject to the receipt of the Interim Order, Final Order and SPAC Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which a SPAC Party is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such SPAC Party. This Agreement has been and each Ancillary Document to which a SPAC Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such SPAC Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such SPAC Party (assuming this Agreement has been and the Ancillary Documents to which such SPAC Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against such SPAC Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 6.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a SPAC Party with respect to such SPAC Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the Transactions, except for (i) the Investment Canada Act Approval; (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iii) such filings with and approvals of NYSE to permit the NewCo Common Shares to be issued in connection with the Transactions (including the NewCo Common Shares issuable pursuant to the exchange or exercise of the Exchangeable Shares) to be listed on NYSE, (iv) the SPAC Stockholder Approval or (v) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a SPAC Material Adverse Effect.

(b) None of the execution or delivery by a SPAC Party of this Agreement or any Ancillary Document to which it is or will be a party, the performance by a SPAC Party of its obligations hereunder or thereunder or the consummation by a SPAC Party of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a breach of any provision of the Governing Documents of a SPAC Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a SPAC Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such SPAC Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a SPAC Party, except in the case of any of clauses (ii) through (iv) above, as would not have a SPAC Material Adverse Effect.

Section 6.4 Brokers. No broker, finder, investment banker or other Person, other than UBS, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of any SPAC Party for which a SPAC Party has any obligation.

Section 6.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of any SPAC Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation.

Section 6.6 Capitalization of the SPAC Parties.

(a) Section 6.6(a) of the SPAC Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding SPAC Common Shares and SPAC Warrants. All outstanding Equity Securities of SPAC have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of SPAC and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of SPAC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the SPAC Common Shares and SPAC Warrants set forth on Section 6.6(a) of the SPAC Disclosure Schedules (assuming that no SPAC Stockholder Redemptions are effected), immediately prior to Closing, there shall be no other Equity Securities of SPAC issued and outstanding.

(b) As of the execution of this Agreement, (i) the authorized share capital of NewCo is 1,000 NewCo Common Shares and 0 shares of preferred stock, par value $0.01 per share, and 100 NewCo Common Shares are issued and outstanding, (ii) the authorized share capital of Merger Sub is 1,000 Merger Sub Common Shares and 0 shares of preferred stock, par value $0.01 per share, and 100 Merger Sub Common Shares are issued and outstanding, (iii) the authorized share capital of CallCo is an unlimited number of common shares without par value and one is issued and outstanding and (iv) the authorized share capital of ExchangeCo is an unlimited number ExchangeCo Common Shares and one ExchangeCo Common Share is issued and outstanding.

(c) Prior to the Effective Time, NewCo will reserve for issuance the NewCo Common Shares to be issued upon conversion of the Exchangeable Shares.

(d) Except as expressly contemplated by this Agreement, the Ancillary Documents or the Transactions or as otherwise either permitted pursuant to Section 7.9 or issued, granted or entered into, as applicable, in accordance with Section 7.9, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require SPAC to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SPAC.

(e) Following the Merger and the Arrangement, except as contemplated by the Arrangement, NewCo will own, directly or indirectly, all of the outstanding shares of each SPAC Party other than the Exchangeable Shares to be issued to Company Shareholders in the Arrangement or in connection with the Arrangement, and ExchangeCo will be a “taxable Canadian corporation” within the meaning of the Tax Act.

(f) The Exchangeable Shares to be issued in connection with the Arrangement will be duly and validly issued by ExchangeCo and fully paid and non-assessable. The term sheet summarizing the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares is set forth in Exhibit E hereto (the “Exchangeable Share Term Sheet”).

(g) The NewCo Common Shares to be issued in connection with the Merger and the Arrangement will be duly and validly issued by NewCo and fully paid and non-assessable.

Section 6.7 Restrictions on Transfer. The NewCo Common Shares and the Exchangeable Shares to be issued pursuant to the Merger and the Arrangement shall be registered or qualified for distribution, or exempt from or not subject to any requirement for registration or qualification from distribution, under Securities Laws. Such NewCo Common Shares shall not be “restricted securities” within the meaning of Rule 144 under the Securities Act (subject to restrictions on transfers applicable to “affiliates” (as defined in Rule 405 under the Securities Act)) and such Exchangeable Shares shall be subject to restrictions on transfer under Rules 145(c) and (d) under the Securities Act. Such NewCo Common Shares and such Exchangeable Shares shall not be subject to any “hold period” resale restrictions under National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators.

Section 6.8 SEC Filings. SPAC has timely filed (taking into account any additional time permitted under Rule 12b-25 under the Exchange Act or any successor provision thereof) or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SPAC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional SPAC SEC Reports”). Each of the SPAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional SPAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SPAC SEC Reports or the Additional SPAC SEC Reports (for purposes of the Additional SPAC SEC Reports, assuming that the representation and warranty set forth in Section 5.23 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the SPAC SEC Reports did not contain any Misrepresentation (for purposes of the Additional SPAC SEC Reports, assuming that the representation and warranty set forth in Section 5.23 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports. Notwithstanding the foregoing, no representation or warranty is made as to any statement or information that relates to (i) the topics referenced in the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” issued by SEC staff on April 12, 2021 and (ii) the classification of SPAC Common Shares as permanent or temporary equity (the “SEC Guidance”), and no correction, amendment or restatement of any of the SPAC SEC Reports due to the SEC Guidance shall be deemed to be a breach of any representation or warranty by SPAC. As a result of the SEC Guidance, SPAC was unable to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 (the “Delayed 10-Q Filing”) and filed the Delayed 10-Q Filing on July 2, 2021. In addition, as a result of the SEC Guidance, on each of June 24, 2021 and December 21, 2021, SPAC filed an amendment to its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Amended 10-K Filings”).

Section 6.9 Trust Account. As of the date of this Agreement, SPAC has an amount in cash in the Trust Account equal to at least $300,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated October 20, 2020 (the “Trust Agreement”), between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or, to SPAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the SPAC Stockholders who shall have elected to redeem their SPAC Class A Shares pursuant to the Governing Documents of SPAC or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the SPAC Stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SPAC and the Trust Agreement. As of the date of this Agreement, SPAC has performed all material obligations required to be performed by it, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to SPAC’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute such a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since October 20, 2020, SPAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the Transactions (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the SPAC Stockholders who have elected to redeem their SPAC Class A Shares pursuant to the Governing Documents of SPAC, each in accordance with the terms of and as set forth in the Trust Agreement), SPAC shall have no further obligation under either the Trust Agreement or the Governing Documents of SPAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 6.10 Transactions with Affiliates. Section 6.10 of the SPAC Disclosure Schedules sets forth all Contracts between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of SPAC or the Sponsor, on the other hand (each Person identified in this clause (b), a “SPAC Related Party”), other than (i) Contracts with respect to a SPAC Stockholder’s or a holder of SPAC Warrants’ status as a holder of SPAC Common Shares or SPAC Warrants, as applicable and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 7.9 or entered into in accordance with Section 7.9.

Section 6.11 Litigation. There is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to SPAC’s knowledge, threatened against any SPAC Party that, if adversely decided or resolved, would be material to the SPAC Parties, taken as a whole. None of the SPAC Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any SPAC Party pending against any other Person.

Section 6.12 Compliance with Applicable Law. Each SPAC Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a SPAC Material Adverse Effect.

Section 6.13 SPAC Party Activities. Each of NewCo, Merger Sub, CallCo and ExchangeCo was incorporated and organized solely for the purpose of entering into this Agreement, the Ancillary Documents to which it is or will be a party, the performance of its covenants and agreements in this Agreement and the Ancillary Documents, the consummation of the Merger and the Arrangement, as applicable, and the consummation of the Transactions and has not engaged in any activities or business, other than those incident or related to, or incurred in connection with, its organization, incorporation, corporate existence or the negotiation, preparation or execution of this Agreement or any Ancillary Document to which it is or will be a party, the performance of its covenants or agreements in this Agreement or any Ancillary Document, the consummation of the Merger or the Arrangement, as applicable, or the consummation of the Transactions.

Section 6.14 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, and except as described in the Amended 10-K Filings, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC.

(b) SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, SPAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. As of the date of this Agreement, there is no material Proceeding pending or, to SPAC’s knowledge, threatened against SPAC by NYSE or the SEC with respect to any intention by such entity to deregister SPAC Class A Shares or prohibit or terminate the listing of SPAC Class A Shares on NYSE. SPAC has not taken any action that is designed to terminate the registration of SPAC Class A Shares under the Exchange Act.

(d) After giving effect to the Amended 10-K Filings, the SPAC SEC Reports contain true and complete copies of the applicable SPAC Financial Statements. After giving effect to the Amended 10-K Filings, the SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited SPAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) Except as described in the Amended 10-K Filings, SPAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s and its Subsidiaries’ assets. SPAC maintains and, for all periods covered by the SPAC Financial Statements, has maintained books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(f) Since its incorporation, neither SPAC, nor to the SPAC’s knowledge, an independent auditor of SPAC, has identified any (i) “significant deficiency”or “material weakness” in the internal controls over financial reporting of SPAC, except as described in the Amended 10-K Filings, or (ii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

Section 6.15 No Undisclosed Liabilities. Except for the Liabilities (a) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, (b) that are incurred in connection with or incident or related to a SPAC Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (c) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (d) that are either permitted pursuant to Section 7.9 or incurred in accordance with Section 7.9 or (d) set forth or disclosed in the SPAC Financial Statements included in the SPAC SEC Reports, none of the SPAC Parties has any material Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 6.16 Tax Matters. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the SPAC Parties, taken as a whole:

(a) Each SPAC Party has prepared and filed all Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all respects and prepared in compliance in all respects with all applicable Laws and Orders, and SPAC has paid all Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Each SPAC Party has timely withheld and paid the appropriate Tax Authority all Taxes required to have been so withheld and paid.

(c) No SPAC Party is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(d) No SPAC Party has consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any SPAC Party which agreement or ruling would be effective after the Closing Date.

(f) None of the SPAC Parties is and none of the SPAC Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Law).

(g) No SPAC Party is a party to any Tax allocation, Tax sharing, Tax indemnity, Tax gross-up or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no SPAC Party is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

(h) There are no Liens for Taxes on any assets of any SPAC Party other than Permitted Liens.

(i) No SPAC Party (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group only of the SPAC and its Subsidiaries, if any) or (ii) has any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or pursuant to any applicable Law or otherwise.

(j) SPAC does not and has not at any time carried on business in Canada for the purposes of the Tax Act. SPAC does not have and has never had a permanent establishment in Canada. SPAC does not and has never filed Tax Returns in Canada. SPAC is not nor has it ever been liable to pay or remit any Canadian Taxes. No claim has ever been made by any Governmental Entity in Canada that the SPAC is or may be required to file Tax Returns in Canada, or is or may be subject to the imposition of Tax in Canada, and there is no basis for any such claims to be made.

(k) No SPAC Party has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 6.17 Investigation; No Other Representations.

(a) Each SPAC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each SPAC Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in ARTICLE V and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each SPAC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in ARTICLE V and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Section 6.18 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VI OR THE ANCILLARY DOCUMENTS, NONE OF THE SPAC PARTIES, ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH SPAC PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY SPAC PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY SPAC PARTY BY OR ON BEHALF OF THE MANAGEMENT OF ANY SPAC PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, ANY OF ITS REPRESENTATIVES OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE VI OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY SPAC PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY SPAC PARTY, ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS.

ARTICLE VII

COVENANTS

Section 7.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 7.1(a) of the Company Disclosure Schedules, or as consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed), operate the business of the Group Companies in the ordinary course of business and in a manner consistent with past practice in all material respects.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 7.1(b) of the Company Disclosure Schedules or as consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any Equity Securities of any Group Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such Equity Securities

(including any phantom interest) of any Group Company other than (A) the issuance of Company Options to employees in the ordinary course of business, (B) the issuance of Equity Securities upon the exercise of or settlement of Company Options or Company Warrants, (B) the issuance of Equity Securities to any lender in connection with a permitted incurrence of Indebtedness and (C) any issuance of Equity Securities consented to by SPAC pursuant to the definition of “Company Acquisition Proposal” or otherwise;

(ii) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(iii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating or amalgamating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iv) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Equity Plan;

(v) incur, create or assume any Indebtedness which would result in the Group Companies having aggregate Indebtedness for borrowed money in excess of $50,000,000 (excluding, for the avoidance of doubt, intercompany loans between the Company and any of its wholly owned Subsidiaries);

(vi) (A) amend, modify or terminate any Material Contracts (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Material Contract), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would constitute a Material Contract, in each case, other than in the ordinary course of business;

(vii) except in the ordinary course of business, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees and consultants in the ordinary course of business consistent with past practice;

(viii) except as required under the terms of any Employee Benefit Plan, (A) other than in the ordinary course of business, establish, amend, modify, adopt, enter into or terminate any material Employee Benefit Plan or any other benefit or compensation plan, policy, program, or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) materially increase or decrease any salary, bonus, benefit, incentive or any other compensation payable to any current or former director, executive officer or employee with an annual salary exceeding $500,000 of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, executive officer or employee with an annual salary exceeding $500,000 of any Group Company or (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former director or executive officer or employee with an annual salary exceeding $500,000 of any Group Company;

(ix) make an entity classification election for U.S. federal income tax purposes for any of the Group Companies, enter into any Tax sharing or Tax indemnification agreement (except solely between or among Group Companies), or fail to pay any material Taxes when due (including estimated Taxes) other than those that are being contested in good faith and for which sufficient reserves have been established in accordance with GAAP;

(x) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $250,000, in the aggregate;

(xi) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xii) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xiv) except in the ordinary course of business, make any success, change of control, retention, transaction bonus, severance or other similar payment or amount to any Person as a result of or in connection with this Agreement or the Transactions;

(xv) terminate, hire or engage a director, executive officer or employee with an annual salary exceeding $500,000 of any Group Company; or

(xvi) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 7.1.

Notwithstanding anything in this Section 7.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give SPAC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Effective Time, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of this Section 7.1 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the Company reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of this Section 7.1.

Section 7.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including (i) the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE VIII and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) using commercially reasonable efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Subscription Agreements and (iii) amending the Plan of Arrangement and any other Ancillary Document to the extent necessary to implement the terms of any other definitive documentation agreed upon by the Parties in connection with the Exchangeable Share structure). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the Transactions. The Company and SPAC shall each bear 50% of the costs incurred in connection with obtaining such Consents and any filing fees or other costs payable to a Governmental Entity in connection the preparation, filing or mailing of the Registration Statement / Proxy Statement and any printing, mailing or similar fees or costs in connection with the preparation, filing or mailing of the Registration Statement / Proxy Statement (excluding legal fees); provided, however, that, subject to Section 10.6, each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. NewCo shall submit promptly, but in any event within seven (7) Business Days after the date of this Agreement the notification pursuant to Sections 11 and 12 of the Investment Canada Act and each Party shall respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested, pursuant to the Investment Canada Act. SPAC shall promptly inform the Company of any material communication between any SPAC Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform SPAC of any material communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the Transactions. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the Investment Canada Act or enter into any agreement with any Governmental Entity not to consummate Transactions, except with the prior written consent of SPAC and the Company.

(b) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, the SPAC Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any SPAC Party) or SPAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity specifically relating to the Transactions. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity specifically relating to Transactions unless it consults with, in the case of any SPAC Party, the Company, or, in the case of the Company, SPAC in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any SPAC Party, the Company, or, in the case of the Company, SPAC, the opportunity to attend and participate in such meeting or discussion. SPAC will cause the proxy statement to be mailed to SPAC Stockholders as promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 7.2 conflicts with any other covenant or agreement in this ARTICLE VII that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) Without limiting the Parties’ rights and obligations under Section 4.1(a), Section 4.1(d) and Section 4.1(e), from and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims and Arrangement Dissent Rights) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, any SPAC Party or any of their respective Representatives (in their capacity as a representative of a SPAC Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). Subject and in addition to Section 4.1(b)(ii) with respect to Arrangement Dissent Rights, SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, (iv) reasonably cooperate with each other and (v) refrain from settling or compromising any Transaction Litigation without the prior written consent of SPAC or the Company, as applicable (not to be unreasonably withheld, conditioned or delayed).

Section 7.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information having been and being provided in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 7.3(a) or the

Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to SPAC and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies for reasonable purposes related to the consummation of the Transactions (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to SPAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any SPAC Party, any SPAC Non-Party Affiliates or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SPAC shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the SPAC Parties for reasonable purposes related to the consummation of the Transactions (in a manner so as to not interfere with the normal business operations of the SPAC Parties). Notwithstanding the foregoing, SPAC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any SPAC Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any SPAC Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any SPAC Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), SPAC shall use, and shall cause the other SPAC Parties to use, reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a SPAC Party or the Sponsor or any of their respective Representatives, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that SPAC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

Section 7.4 Public Announcements.

(a) Subject to Section 7.4(b), Section 7.7 and Section 7.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the Company, in the case of a public announcement by SPAC or its Affiliates, or SPAC, in the case of a public announcement by the Company or its

Affiliates (such consents, in either case, not to be unreasonably withheld, conditioned or delayed); provided, however, that each Party and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) for routine disclosures to Governmental Entities made by the Company in the ordinary course of business, (ii) if such press release, public announcement or other communication is required by applicable Law, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 7.4 and (iv) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the Transactions.

(b) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement, and in any case within one (1) Business Day of the day thereof. Promptly after the execution of this Agreement, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SPAC shall consider such comments in good faith. The Company, on the one hand, and SPAC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) a press release announcing the consummation of the Transactions (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by SPAC and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. In connection with the preparation of each of the Signing Press Release, the Signing Filing and the Closing Press Release, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 7.5 Tax Matters.

(a) Tax Treatment. The Parties intend that, for U.S. federal income tax purposes, the NewCo Share Exchange, the Merger, each applicable equity financing comprising the PIPE Financing and, if applicable, the Canadian Share Exchange, viewed together, constitute an exchange governed by Section 351 of the Code. No Party has taken (or failed to take) any action or caused any action to be taken (or to fail to be taken) and will not take (or fail to take) any action or will cause any action to be taken (or to fail to be taken) (in each case other than any action provided for or prohibited by this Agreement and/or any Ancillary Document), or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the relevant Transactions from qualifying for the Intended Tax Treatment. In connection with the preparation and filing of the Registration Statement / Proxy Statement or the SEC’s review thereof, or a tax opinion with respect to the U.S. federal income tax consequences of the Transactions provided for purposes of the preparation and filing of the Registration Statement / Proxy Statement, each Party shall use reasonable best efforts to execute and deliver customary tax representation letters in support of the Intended Tax Treatment as their respective tax advisors may reasonably request in form and substance reasonably satisfactory to such advisor. The Parties shall not take any position in any Tax Return, Tax Proceeding, or otherwise for Tax purposes inconsistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code. For the avoidance of doubt, the preceding sentence shall not be interpreted to prevent a person from reporting the relevant Transactions pursuant to other applicable nonrecognition provisions of the Code, including under Section 368 of the Code, to the extent any such position is not, in and of itself, conflicting with the qualification of the relevant Transactions for the Intended Tax Treatment.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any tax audit or other tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Section 85 Elections. Each beneficial owner of Company Shares who is an Eligible Holder (other than an Eligible Holder described in paragraph (c) of the definition of Eligible Holder), and who has validly elected (or for whom the registered holder has validly elected on such beneficial owner’s behalf) to receive Exchangeable Shares shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act, or subsection 85(2) of the Tax Act if such beneficial owner is a partnership (and in each case, where applicable, the analogous provisions of provincial income tax Law), with respect to the transfer of its Company Shares to ExchangeCo and the receipt of Exchangeable Shares in respect thereof, subject to and in accordance with the Plan of Arrangement.

(d) Additional Tax Covenants. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). NewCo shall cause the SPAC and the Company not to liquidate or be treated as liquidating for U.S. federal income tax purposes following the Transactions for a period of at least two years after the Closing.

(e) Transfer Taxes. All federal, state, local, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the Transactions and all related interest and penalties shall be paid by the Company.

Section 7.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies not to, and shall cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify SPAC promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep SPAC reasonably informed on a current basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the SPAC Parties shall not, and each of them shall cause its Representatives not to, directly or indirectly: (i) knowingly solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a SPAC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a SPAC Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. SPAC agrees to (A) notify the Company promptly upon receipt of any SPAC Acquisition Proposal by any SPAC Party, and to describe the material terms and conditions of any such SPAC Acquisition Proposal in reasonable detail (including the identity of any person or entity making such SPAC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 7.6 shall not prohibit the Company, any SPAC Party or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 7.6 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or SPAC Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 7.6.

Section 7.7 Preparation of Registration Statement / Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of SPAC or the Company, as applicable), and NewCo shall, as promptly as reasonably practicable following the delivery of the PCAOB Financials, file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a prospectus of NewCo and proxy statement of SPAC which will be used for SPAC Stockholders Meeting to adopt and approve the Transaction Proposals in accordance with and as required by SPAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each of SPAC and the Company shall use its commercially reasonable efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the staff of the SEC); (b) promptly notify the other of, reasonably cooperate with each other with respect to and respond promptly to any comments of the staff of the SEC; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. SPAC, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 7.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of NewCo or SPAC to the SEC or NYSE in connection with the Transactions. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any SPAC Party, the Company, or, in the case of the Company, SPAC, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of SPAC, the Company, or, in the case of the Company, SPAC (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) NewCo shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the SPAC Stockholders. SPAC shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Consideration Shares for offering or sale in any jurisdiction, and SPAC and the Company shall each use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use commercially reasonable efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act, at the time it is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders Meeting contain any Misrepresentation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the SPAC Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any SPAC Party) or SPAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to the SEC or the NYSE relating to the Transactions. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with the SEC or the NYSE in connection with the Transactions unless it consults with, in the case of any SPAC Party, the Company, or, in the case of the Company, SPAC in advance and, to the extent not prohibited by the SEC or the NYSE, gives, in the case of any SPAC Party, the Company, or, in the case of the Company, SPAC, the opportunity to attend and participate in such meeting or discussion.

Section 7.8 SPAC Stockholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, SPAC shall (x) duly give notice of and (y) use reasonable best efforts to duly convene and hold a meeting of its shareholders (the “SPAC Stockholders Meeting”) in accordance with the Governing Documents of SPAC, for the purposes of obtaining the SPAC Stockholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a SPAC Stockholder Redemption. SPAC shall (i) through the SPAC Board, recommend to its shareholders (the “SPAC Board Recommendation”), (A) the adoption and approval of this Agreement and the Transactions; (B) the adoption and approval of each other proposal that the staff of the SEC indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (C) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions; (D) if necessary, the Class B Adjustment, and (E) the adoption and approval of a proposal for the adjournment of the SPAC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (E) collectively, the “Transaction Proposals”), and (ii) include such recommendation contemplated by clause (i) in the Registration Statement / Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, SPAC may adjourn the SPAC Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the SPAC Stockholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SPAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Stockholders prior to the SPAC Stockholders Meeting or (D) if the holders of SPAC Class A Shares have elected to redeem a number of Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 8.3(b) not being satisfied; provided that, without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), in no event shall SPAC adjourn the SPAC Stockholders Meeting to a date that is more than thirty (30) days after the date for which the SPAC Stockholders Meeting was originally scheduled or less than ten (10) days prior to the Termination Date (excluding any adjournments required by applicable Law). Except as otherwise required by applicable Law, SPAC covenants that none of the SPAC Board or SPAC nor any committee of the SPAC Board shall withdraw or modify, or propose publicly or by formal action of the SPAC Board, any committee of the SPAC Board or SPAC to withdraw or modify, in a manner adverse to the Company, the SPAC Board Recommendation or any other recommendation by the SPAC Board or SPAC of the proposals set forth in the Registration Statement / Proxy Statement.

Section 7.9 Conduct of Business of SPAC. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, SPAC shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing), as required by applicable Law, as set forth on Section 7.9 of the SPAC Disclosure Schedules or as consented to in writing by the Company (such consent (other than with respect to Section 7.9(f)) not to be unreasonably withheld, conditioned or delayed by the Company), do any of the following:

(a) other than the Warrant Agreement Amendment, adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of any SPAC Party or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of SPAC or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of SPAC or any of its Subsidiaries;

(c) split, combine, reclassify, subdivide or consolidate any of its Equity Securities or issue any other security in respect of, in lieu of or in substitution for its Equity Securities;

(d) other than non-interest bearing working capital loans provided by Sponsor to SPAC, incur, create or assume any Indebtedness or guarantee any Liability of any Person (other than any SPAC Party);

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, SPAC or any of its Subsidiaries;

(f) other than the Additional PIPE Financing, issue any Equity Securities of SPAC, NewCo or any of their respective Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of SPAC, NewCo or any of their respective Subsidiaries;

(g) enter into, amend, modify or renew any Contract with any SPAC Related Party;

(h) engage in any activities or business, or incur any material SPAC Liabilities, other than any activities, businesses or SPAC Liabilities that are either permitted under this Section 7.9 (including, for the avoidance of doubt, any activities, businesses or SPAC Liabilities contemplated by, incurred in connection with or that are otherwise incidental or attendant to this Agreement or any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the Transactions) or in accordance with this Section 7.9;

(i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(j) (i) make, change or revoke any material election concerning Taxes or amend any Tax Returns, (ii) enter into any material Tax closing agreement, (iii) settle, compromise or agree to the entry of judgment with respect to any Proceeding related to Taxes, (iv) enter into any Tax sharing, Tax allocation or Tax indemnification agreement, (v) make a request for a Tax ruling to any Governmental Entity, or (vi) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim, assessment or reassessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(k) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(l) other than any Transaction Litigation, which is subject to Section 7.2(d), commence, release, assign, compromise, settle or agree to settle any Proceeding;

(m) except as required by GAAP (or any interpretation thereof) or applicable Law, make any change in accounting methods, principles or practices; or

(n) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 7.9.

Notwithstanding anything in this Section 7.9 or this Agreement to the contrary, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any SPAC Party prior to the Closing.

Section 7.10 Stock Exchange Listing. SPAC shall use its reasonable best efforts to (a) cause the NewCo Common Shares issuable in accordance with this Agreement (including the NewCo Common Shares issuable pursuant to the exchange or exercise of the Exchangeable Shares) to be approved for listing on NYSE, subject to official notice of issuance thereof, and (b) to satisfy any applicable initial and continuing listing requirements of NYSE, in each case as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. The Company shall, and shall cause its Representatives to, reasonably cooperate with SPAC and its Representatives in connection with the foregoing.

Section 7.11 Exchangeable Shares. SPAC shall and, where appropriate, shall cause each of its Subsidiaries to:

(a) cause ExchangeCo to create the Exchangeable Shares prior to the Effective Time in a manner reasonably acceptable to the Company and consistent with Exhibit E hereto; and

(b) at the Effective Time, execute and deliver such agreements and take such other actions as are necessary to cause the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares to be consistent with Exhibit E hereto.

Section 7.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in ARTICLE VIII and provision of notice thereof to the Trustee, (a) at the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of SPAC pursuant to the SPAC Stockholder Redemption, (B) pay the amounts due to UBS for its deferred underwriting commissions pursuant to the UBS Letter Agreement and as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account as directed by SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.13 Company Shareholder Approval; PIPE Subscription Agreements; Founder Support Agreement.

(a) The Company covenants that none of the Company Board or the Company nor any committee of the Company Board shall withdraw or modify, or propose publicly or by formal action of the Company Board, any committee of the Company Board or Company to withdraw or modify, in a manner adverse to SPAC, the recommendation referred to in Section 4.1(c)(iii) that the Company Shareholders vote in favor of the Company Arrangement Resolution or any other recommendation by the Company Board or the Company of the proposals set forth in the Company Information Circular.

(b) SPAC (on behalf of itself or any other SPAC Party) or the Company, as applicable, may not terminate, modify or waive or consent to the termination, modification or waiver of any provisions of any PIPE Subscription Agreement or the Sponsor Support Agreement without the prior written consent of the other Party; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of any PIPE Subscription Agreement shall not require the prior written consent of the other Party.

Section 7.14 SPAC Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each SPAC Party, as provided for under applicable Law, in the applicable SPAC Party’s Governing Documents or under indemnification agreements in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the Transactions and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) NewCo will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, NewCo shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable SPAC Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the SPAC Parties’ Governing Documents or indemnification agreements shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any SPAC Party (the “SPAC D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such SPAC D&O Person was a director or officer of any SPAC Party on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) NewCo shall not have any obligation under this Section 7.14 to any SPAC D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such SPAC D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) SPAC shall purchase, at or prior to the Closing, and NewCo shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the SPAC Parties in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as the coverage provided under SPAC’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement.

(d) If NewCo or any of its successors or assigns (i) shall merge, amalgamate or consolidate with or merge, amalgamate or be liquidated into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation, amalgamation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of NewCo shall assume all of the obligations set forth in this Section 7.14.

(e) The SPAC D&O Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 7.14 are intended to be third-party beneficiaries of this Section 7.14. This Section 7.14 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of NewCo.

Section 7.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided for under applicable Law, in the Group Companies’ Governing Documents or under indemnification agreements in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the Transactions and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) NewCo will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, NewCo shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of NewCo or the Group Companies shall have any obligation under this Section 7.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) NewCo shall purchase at the direction of the Company, at or prior to the Closing, and shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time.

(d) If NewCo or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of NewCo shall assume all of the obligations set forth in this Section 7.15.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 7.15 are intended to be third-party beneficiaries of this Section 7.15. This Section 7.15 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of NewCo.

Section 7.16 Post-Closing Directors and Officers.

(a) The size and composition of the NewCo Board immediately after the Closing shall be determined by the Company in consultation with SPAC; provided, at least one director shall be designated by Sponsor with the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). At least a majority of the NewCo Board shall qualify as independent directors under the Securities Act and the NYSE rules.

(b) Immediately after the Closing, the officers of NewCo shall be as determined by the Company, which individuals shall serve in such capacity in accordance with the terms of the A&R NewCo Bylaws.

Section 7.17 A&R NewCo Charter and A&R NewCo Bylaws.

(a) At or prior to the Effective Time, NewCo shall cause an amended and restated certificate of incorporation of NewCo in a form and substance reasonably acceptable to the Parties (the “A&R NewCo Charter”) to be filed with, and declared effective by, the Delaware Secretary of State.

(b) At or prior to the Effective Time, NewCo shall adopt amended and restated bylaws in a form and substance reasonably acceptable to the Parties (the “A&R NewCo Bylaws”).

Section 7.18 NewCo Incentive Equity Plan. Prior to the Effective Time, the NewCo Board shall approve and adopt an equity incentive plan that is reasonable and customary for a public company of similar size to and circumstances of the Company on such terms as the Company and SPAC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) (the “NewCo Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of the Closing Date. Nothing in this Section 7.18, express or implied, shall (i) create any rights or remedies of any nature whatsoever, including third party beneficiary rights, in any Person (other than the Parties) by reason of this Section 7.18, (ii) create any right in any Person to continued employment or service with NewCo or any of its Affiliates, or any particular term or condition of employment or service, (iii) limit the ability of NewCo or any of its Affiliates from: (y) terminating the employment or service of any Person at any time for any or no reason, (z) adopting, establishing, amending, modifying or terminating any benefit or compensation plan, policy, program, agreement or arrangement, other than the NewCo Incentive Equity Plan, or (iv) be construed to establish, amend, modify or terminate any benefit or compensation plan, policy, program, agreement or arrangement.

Section 7.19 Parent Guarantee. SPAC hereby unconditionally and irrevocably guarantees the due and punctual performance by the other SPAC Parties of each and every obligation of such SPAC Parties arising under this Agreement and the Arrangement, including, without limitation, the due and punctual payment and delivery of the Consideration pursuant to the Arrangement.

Section 7.20 PCAOB Financials. The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Group Companies as of December 31, 2021 and December 31, 2020 and the related audited consolidated statements of operations, cash flows and changes of equity of the Group Companies for the years then ended, together with the auditor’s reports thereon (i) prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (ii) fairly presenting, in all material respects, the financial position, results of operations, cash flows and changes of equity of the Group Companies as at the date thereof and for the period indicated therein, and (iii) prepared in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Financials”), not later than March 31, 2022.

Section 7.21 Adjustment to SPAC Class B Common Shares. Prior to the Effective Time, SPAC shall take all actions necessary to cause the SPAC Class B Common Shares to convert into NewCo Common Shares as set forth in Section 3.6(c), including, any required amendments to the certificate of incorporation of SPAC (the “Class B Adjustment”).

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 8.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company and SPAC of the following conditions:

(a) the Company Arrangement Resolution shall have been approved by the Company Required Approval at the Company Shareholders Meeting in accordance with the Interim Order;

(b) the Interim Order and the Final Order shall have been obtained on terms consistent with this Agreement and shall not have been set aside or modified in a manner unacceptable to either SPAC or the Company, each acting reasonably, on appeal or otherwise;

(c) the Investment Canada Act Approval shall have been obtained;

(d) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect;

(e) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threated or initiated by the SEC and remain pending;

(f) the SPAC Stockholder Approval shall have been obtained; and

(g) after giving effect to the Transactions (including the PIPE Financing), SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Section 8.2 Other Conditions to the Obligations of the SPAC Parties. The obligations of the SPAC Parties to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by SPAC (on behalf of itself and the other SPAC Parties) of the following further conditions:

(a) (i) the Company Fundamental Representations shall be true and correct (except, with respect to the representations and warranties set forth in Section 5.2(a), to the extent any inaccuracies are taken into account in the Payment Spreadsheet and the allocation of NewCo Common Shares and Exchangeable Shares) (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), and (ii) the representations and warranties of the of the Company set forth in ARTICLE V (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing; and

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) are satisfied, in a form and substance reasonably satisfactory to SPAC.

Section 8.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) with respect to the SPAC Class B Shares only, the representation in the first sentence of Section 6.6(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date, (ii) the SPAC Fundamental Representations (other than, with respect to the SPAC Class B Shares only, the representation in the first sentence of Section 6.6(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (iii) the representations and warranties of the SPAC Parties contained in ARTICLE VI of this Agreement (other than the SPAC Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a SPAC Material Adverse Effect;

(b) the SPAC Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) the Aggregate Transaction Proceeds shall be equal to or greater than $115,000,000;

(d) in the event Aggregate Transaction Proceeds would be equal to or less than $130,000,000 as of the redemption deadline for the SPAC Stockholder Redemption (the “Redemption Deadline”) based on elections by holders of SPAC Class A Shares to redeem as of such date and a good faith estimate of Unpaid SPAC Expenses and other amounts through Closing, the Sponsor shall have complied with, and consummated the transfers contemplated by, Section 1.1(c)(ii) of the Sponsor Support Agreement.

(e) the NewCo Common Shares to be issued pursuant to the Transactions (including the NewCo Common Shares issuable pursuant to the exchange or exercise of the Exchangeable Shares) shall have been approved for listing on NYSE;

(f) since the date of this Agreement, no SPAC Material Adverse Effect has occurred that is continuing;

(g) SPAC shall have taken all actions necessary or appropriate such that the Class B Adjustment and the Sponsor Share Adjustment will take effect at or prior to the Closing; and

(h) at or prior to the Closing, SPAC shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of SPAC, dated as of the Closing Date, to the effect that the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(f) are satisfied, in a form and substance reasonably satisfactory to the Company.

Section 8.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 7.2, or a breach of this Agreement. None of the SPAC Parties may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was proximately caused by a SPAC Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 7.2, or a breach of this Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of SPAC and the Company;

(b) by SPAC, if any of the representations or warranties set forth in ARTICLE V shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 8.2(a) or Section 8.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by SPAC, and (ii) the Termination Date; provided, however, that none of the SPAC Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 8.3(a) or Section 8.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in ARTICLE VI shall not be true and correct or if any SPAC Party has failed to perform any covenant or agreement on the part of such applicable SPAC Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 8.3(a) or Section 8.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SPAC by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 8.2(a) or Section 8.2(b) from being satisfied;

(d) by either SPAC or the Company, if the Transactions shall not have been consummated on or prior to August 7, 2022 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to SPAC if any SPAC Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the Transactions on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the Transactions on or before the Termination Date;

(e) by either SPAC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order or other action shall have become final and nonappealable;

(f) by either SPAC or the Company if the SPAC Stockholders Meeting has been held (including any adjournment thereof), has concluded, SPAC’s shareholders have duly voted and the SPAC Stockholder Approval was not obtained; or

(g) by either SPAC or the Company, if the Company Required Approval shall not have been obtained at the Company Shareholders Meeting in accordance with the Interim Order.

(h) by the Company, if the condition set forth in Section 8.3(c) is not satisfied as of the date that is twenty (20) days following the SPAC Stockholders Meeting (or the later date that the SPAC Stockholders Meeting is reconvened following all adjournments permitted pursuant to Section 7.8) or at any time thereafter.

(i) by SPAC, if the PCAOB Financials shall not have been delivered to SPAC in accordance with Section 7.20 on or before April 30, 2022.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 7.3(a), this Section 9.2, Section 10.2 through Section 10.18 and ARTICLE I (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and the Confidentiality Agreement shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 9.1 shall not affect any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud.

ARTICLE X

MISCELLANEOUS

Section 10.1 Non-Survival. Other than the representations and warranties in Section 5.24, Section 5.25, Section 6.17 and Section 6.18, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 10.1 each of the representations, warranties, agreements or covenants of the Parties set forth in this Agreement shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any SPAC Non-Party Affiliate. Notwithstanding the foregoing, each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 10.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party without the prior written approval of the other Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.2 shall be void.

Section 10.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by each of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.3 shall be void, ab initio.

Section 10.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to any SPAC Party, to:

DPCM Capital, Inc.

382 NE 191 Street, #24148

Miami, FL 33179

Attention: Emil Michael

Email:       legal@dpcmcapital.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue

Miami, FL 33131

Attention: Alan I. Annex, Esq.

Email:       annexa@gtlaw.com

(b)	If to the Company, to:

D-Wave Systems Inc.

3033 Beta Avenue

Burnaby, BC V5G 4M9

Attention: Tanya Rothe

E-mail:     legal@dwavesys.com

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Adam M. Givertz

          Ian M. Hazlett

E-mail: agivertz@paulweiss.com

     ihazlett@paulweiss.com

Blake, Cassels & Graydon LLP

Suite 2600, 595 Burrard Street

Vancouver, B.C. V7X 1L3

Attention: Steven McKoen, Q.C.

E-mail: steven.mckoen@blakes.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware; provided, however, the laws of the Province of British Columbia, Canada and the federal laws of Canada applicable therein shall also apply to the corporate matters related to the Company Information Circular, the Company Shareholders Meeting and the Plan of Arrangement.

Section 10.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and SPAC shall pay, or cause to be paid, all Unpaid SPAC Expenses and (b) if the Closing occurs, then SPAC shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid SPAC Expenses.

Section 10.7 Construction; Interpretation. The term “this Agreement” means this Transaction Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SPAC, any documents or other materials posted to the electronic data site maintained by the Company in connection with the Transactions or otherwise provided to SPAC or its Representatives in electronic form, in each case, prior to the execution of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 10.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the SPAC Disclosure Schedules corresponding to any Section or subsection of ARTICLE V (in the case of the Company Disclosure Schedules) or ARTICLE VI (in the case of the SPAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of ARTICLE V (in the case of the Company Disclosure Schedules) or ARTICLE VI (in the case of the SPAC

Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of ARTICLE V or ARTICLE VI may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 10.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 7.14, Section 7.15 and Section 10.13 (which, in each case, will be for the benefit of the Persons named therein), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 10.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, Docusign, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 10.12 Knowledge of Company; Knowledge of SPAC. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 10.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry. For all purposes of this Agreement, the phrase “to SPAC’s knowledge” and “to the knowledge of SPAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 10.12(b) of the SPAC Disclosure Schedules, assuming reasonable due inquiry. For the avoidance of doubt, none of the individuals set forth on Section 10.12(a) of the Company Disclosure Schedules or Section 10.12(b) of the SPAC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 10.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Non-Party Affiliate, and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the SPAC Non-Party Affiliates, in the case of SPAC, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the Transactions shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the Transactions, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, SPAC or any Non-Party Affiliate concerning any Group Company, any SPAC Party, this Agreement or the Transactions.

Section 10.14 Extension; Waiver. At any time prior to the Closing, the Company may (a) extend the time for the performance of any of the obligations or other acts of the SPAC Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the SPAC Parties set forth herein or (c) waive compliance by the SPAC Parties with any of the agreements or conditions set forth herein. At any time prior to the Closing, SPAC, may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

Section 10.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 10.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 10.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 10.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.18 Trust Account Waiver. Reference is made to the final prospectus of SPAC, filed with the SEC (File Nos. 333-249274 and 333-249575) on October 23, 2020 (the “Prospectus”). The Company acknowledges and agrees and understands that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Shareholders”), and SPAC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company or any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SPAC or its Affiliates). Notwithstanding the foregoing, nothing herein shall limit or prohibit the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief or for Fraud against monies or other assets of SPAC held outside the Trust Account (other than distribution therefrom directly or indirectly to SPAC’s public stockholders), or for specific performance or other equitable relief in connection with the Transactions.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Transaction Agreement to be duly executed on its behalf as of the day and year first above written.

DPCM CAPITAL, INC.

By:	/s/ Emil Michael
Name:	Emil Michael
Title:	Chief Executive Officer

D-WAVE QUANTUM INC.

By:	/s/ Emil Michael
Name:	Emil Michael
Title:	President

DWSI HOLDINGS INC.

By:	/s/ Emil Michael
Name:	Emil Michael
Title:	President

DWSI CANADA HOLDINGS ULC

By:	/s/ Emil Michael
Name:	Emil Michael
Title:	President

D-WAVE QUANTUM TECHNOLOGIES INC.

By:	/s/ Emil Michael
Name:	Emil Michael
Title:	President

D-WAVE SYSTEMS INC.

By:	/s/ Alan Baratz
Name:	Alan Baratz
Title:	CEO

[Signature Page to Transaction Agreement]

EXECUTION VERSION

AMENDMENT TO TRANSACTION AGREEMENT

This AMENDMENT TO TRANSACTION AGREEMENT (this “Amendment”), dated as of June 16, 2022, is entered into by and among DPCM Capital, Inc., a Delaware corporation (“SPAC”), D-Wave Quantum Inc., a Delaware corporation and a direct, wholly-owned subsidiary of SPAC (“NewCo”), DWSI Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of NewCo (“Merger Sub”), DWSI Canada Holdings ULC, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of NewCo (“CallCo”), D-Wave Quantum Technologies Inc., a British Columbia corporation and a direct, wholly-owned subsidiary of CallCo (“ExchangeCo” and together with SPAC, NewCo, Merger Sub and CallCo, the “SPAC Parties”), and D-Wave Systems Inc., a British Columbia company (the “Company”). The SPAC Parties and the Company shall be referred to herein from time to time collectively as the “Parties”. Unless otherwise defined herein, all defined terms used in this Amendment shall have the meanings ascribed to such terms in the Transaction Agreement (as defined below).

RECITALS

WHEREAS, the SPAC Parties and the Company entered into that certain Transaction Agreement, dated as of February 7, 2022 (the “Transaction Agreement”);

WHEREAS, the Parties desire to amend the Transaction Agreement; and

WHEREAS, Section 10.3 of the Transaction Agreement provides that any amendment or modification to the Transaction Agreement must be made by an amendment to the Transaction Agreement signed by each of the Parties.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the SPAC Parties and the Company, intending to be legally bound, hereby agree as follows:

1.	Amendment to Definition of “Permitted SPAC Expenses”

(a) The definition of “Permitted SPAC Expenses” set forth in Section 1.1 of the Transaction Agreement is hereby amended by replacing such definition in its entirety with the following (with additions shown as bolded and underlined and deletions shown as ~~bold and struck through~~ to facilitate reading where necessary, which formatting shall not be part of the amended Transaction Agreement):

“Permitted SPAC Expenses” means $7,000,000 ~~the sum of (a) $35,000,000 plus (b) an amount up to $100,000 to the extent paid by SPAC to the PIPE Financing placement agents in connection with the Initial PIPE Financing plus (c) an amount equal to any fees payable by SPAC to the PIPE Financing placement agents in connection with the Additional PIPE Financing, if applicable~~.

2.

Ratification of the Transaction Agreement. It is the express intention of the Parties that this Amendment shall not, and shall not be interpreted to, expand or reduce the rights of any Party except as and solely to the extent expressly provided herein. Except as otherwise expressly provided herein, all of the terms and conditions of the Transaction Agreement are ratified and shall remain unchanged and continue in full force and effect.

3.	Miscellaneous Provisions. The provisions of Article X of the Transaction Agreement, to the extent applicable, are incorporated herein by reference and shall apply to this Amendment mutatis mutandis.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

DPCM CAPITAL, INC.

By:	/s/ Emil Michael
Name:	Emil Michael
Title:	Chief Executive Officer

D-WAVE QUANTUM INC.

By:	/s/ Emil Michael
Name:	Emil Michael
Title:	President

DWSI HOLDINGS INC.

By:	/s/ Emil Michael
Name:	Emil Michael
Title:	President

DWSI CANADA HOLDINGS ULC

By:	/s/ Emil Michael
Name:	Emil Michael
Title:	President

D-WAVE QUANTUM TECHNOLOGIES INC.

By:	/s/ Emil Michael
Name:	Emil Michael
Title:	President

D-WAVE SYSTEMS INC.

By:	/s/ Alan Baratz
Name:	Alan Baratz
Title:	Chief Executive Officer

[Signature Page to Amendment to Transaction Agreement]

Annex B

FORM OF 2022 EQUITY INCENTIVE PLAN

D-Wave Quantum Inc.

2022 Equity Incentive Plan

1. Purpose. The purpose of the D-Wave Quantum Inc. 2022 Equity Incentive Plan (as amended from time to time, the “Plan”) is to (i) attract and retain individuals to serve as employees, consultants or Directors of D-Wave Quantum Inc., a Delaware corporation (together with its Subsidiaries and Affiliates, whether existing or thereafter acquired or formed, and any and all successor entities, the “Company”) by providing them the opportunity to acquire an equity interest in the Company or other incentive compensation and (ii) align the interests of the foregoing with those of the Company’s stockholders.

2. Effective Date; Duration. The effective date of the Plan is [●], 2022 (the “Effective Date”), which is the date that the Plan was approved by the stockholders of the Company. The expiration date of the Plan, on and after which date no Awards may be granted under the Plan, shall be the 10th anniversary of the Effective Date (the “Expiration Date”); provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

3. Definitions. The following definitions shall apply throughout the Plan:

(a) “Affiliate” means each Subsidiary of the Company, and (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award or Other Cash-Based Award granted under the Plan.

(c) “Award Agreement” means any agreement (whether in written or electronic form) or other instrument or document evidencing any Award (other than an Other Cash-Based Award) granted under the Plan (including, in each case, in electronic form), which may, but need not, be executed or acknowledged by a Participant (as determined by the Committee).

(d) “Beneficial Ownership” has the meaning set forth in Rule 13d-3 promulgated under Section 13 of the Exchange Act.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means, with respect to any Participant, unless otherwise required under applicable law, “cause” as defined in such Participant’s Employment Agreement, if any, or if not so defined, except as otherwise provided in such Participant’s Award Agreement, such Participant’s: (i) having engaged in material misconduct in providing services to the Company; (ii) having engaged in conduct that he or she knew or reasonably should have known would be materially injurious to the Company; (iii) having been convicted of, or having entered a plea bargain or settlement admitting guilt for, (x) a felony or (y) any other criminal offense involving moral turpitude, fraud or, in the course of the performance of the Participant’s service to the Company, material dishonesty; (iv) unlawful use or possession of illegal drugs on the Company’s premises or while performing the

Participant’s duties and responsibilities to the Company; or (v) commission of an act of fraud, embezzlement or misappropriation, in each case against the Company. Any determination by the Company that the Company had Cause to terminate the Participant’s Employment Agreement for the purposes of any outstanding Award held by such Participant will have no effect on the determination of the rights or obligations of the Company or such Participant for any other purpose.

(g) “Change in Control” means, unless the applicable Award Agreement or the Committee provides otherwise, the first to occur of any of the following events:

(i) the acquisition by any Person or related “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act) of Persons, or Persons acting jointly or in concert, of Beneficial Ownership (including control or direction) of 50% or more (on a fully diluted basis) of either (A) the then-outstanding Shares, including Shares issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Shares or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote in the election of Directors (the “Outstanding Company Voting Securities”), but excluding any acquisition by the Company, or by any employee benefit plan sponsored or maintained by the Company;

(ii) a change in the composition of the Board such that members of the Board during any consecutive 24-month period (the “Incumbent Directors”) cease to constitute a majority of the Board. Any person becoming a Director through election or nomination for election approved by a valid vote of the Incumbent Directors shall be deemed an Incumbent Director; provided, however, that no individual becoming a Director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, shall be deemed an Incumbent Director;

(iii) the approval by the stockholders of the Company of a plan of complete dissolution or liquidation of the Company; or

(iv) the consummation of a reorganization, recapitalization, merger, amalgamation, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Outstanding Company Voting Securities are issued or issuable (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an Affiliate of the Company (a “Sale”), unless immediately following such Business Combination or Sale: (A) more than 50% of the total voting power of the entity resulting from such Business Combination or the entity that acquired all or substantially all of the business or assets of the Company in such Sale (in either case, the “Surviving Company”), or the ultimate parent entity that has Beneficial Ownership of sufficient voting power to elect a majority of the board of directors (or analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by Shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale, (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination or Sale were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or Sale.

(h) “Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto. References to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successors thereto.

(i) “Committee” means the Compensation Committee of the Board or subcommittee thereof or, if no such committee or subcommittee thereof exists, or if the Board otherwise takes action hereunder on behalf of the Committee, the Board.

(j) “Common Stock” means the common stock of the Company, par value of $0.0001 per share (and any stock or other securities into which such common stock may be converted or into which it may be exchanged).

(k) “Company” has the meaning set forth in Section 1 of the Plan.

(l) “Director” means any member of the Company’s Board.

(m) “Deferred Award” means an Award granted pursuant to Section 13 of the Plan.

(n) “Disability” means, unless otherwise provided in an Award Agreement, a determination that a Participant is disabled in accordance with a long-term disability insurance program maintained by the Company or a determination by the Company or applicable governmental entity having jurisdiction over the Participant that the Participant is totally disabled.

(o) “dollar” or “$” shall refer to United States dollars.

(p) “Effective Date” has the meaning set forth in Section 2 of the Plan.

(q) “Eligible Director” means a Director who satisfies the conditions set forth in Section 4(a) of the Plan.

(r) “Eligible Person” means any (i) individual employed by the Company, (ii) Director or officer of the Company, (iii) consultant or advisor to the Company who may be offered securities registrable on Form S-8 under the Securities Act, or (iv) prospective employee, director, officer, consultant or advisor who has accepted an offer of employment or service from the Company (and would satisfy the provisions of clause (i), (ii) or (iii) above once such individual begins employment with or providing services to the Company).

(s) “Employment Agreement” means any employment, severance, consulting or similar agreement (including any offer letter) between the Company and a Participant.

(t) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto. References to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successors thereto.

(u) “Expiration Date” has the meaning set forth in Section 2 of the Plan.

(v) “Fair Market Value” means, (i) with respect to a Share on a given date, (x) if the Shares are listed on a national securities exchange, the closing sales price of a Share reported on such exchange on such date or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported or (y) if the Shares are not listed on any national securities exchange, the amount determined by the Committee in good faith to be the fair market value of a Share or (ii) with respect to any other property on any given date, the amount determined by the Committee in good faith to be the fair market value of such other property as of such date; provided, however, as to Awards granted on or with a date of grant of the pricing of the Company’s initial public offering (if any), “Fair Market Value” shall be equal to the per Share price offered to the public in connection with such initial public offering.

(w) “Immediate Family Members” has the meaning set forth in Section 15(b)(ii) of the Plan.

(x) “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(y) “Intrinsic Value” with respect to an Option or SAR means (i) the excess, if any, of the price or implied price per Share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.

(z) “Indemnifiable Person” has the meaning set forth in Section 4(e) of the Plan.

(aa) “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.

(bb) “NYSE” means New York Stock Exchange

(cc) “Option” means an Award granted under Section 7 of the Plan.

(dd) “Option Period” has the meaning set forth in Section 7 of the Plan.

(ee) “Other Cash-Based Award” means an Award granted under Section 10 of the Plan that is denominated and/or payable in cash, including cash awarded as a bonus or upon the attainment of specific performance criteria or as otherwise permitted by the Plan or as contemplated by the Committee.

(ff) “Other Stock-Based Award” means an Award granted under Section 10 of the Plan.

(gg) “Participant” has the meaning set forth in Section 6 of the Plan.

(hh) “Performance Conditions” means specific levels of performance of the Company (and/or one or more divisions or operational and/or business units, product lines, brands, business segments, administrative departments, units or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis, including, without limitation, on the following measures: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, net assets, capital, gross revenue or gross revenue growth, invested capital, equity or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), which may be but are not required to be measured on a per share basis; (viii) earnings before or after taxes, interest, depreciation and amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total shareholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) customer satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other “value creation” metrics; (xvii) enterprise value; (xviii) stockholder return; (xix) client or customer retention; (xx) competitive market metrics; (xxi) employee retention; (xxii) personal targets, goals or completion of projects (including, but not limited, to succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets); (xxiii) system-wide revenues; (xxiv) cost of capital, debt leverage year-end cash position or book value; (xxv) strategic objectives, development of new product lines and related revenue, sales and margin targets, or international operations; or (xxvi) any combination of the foregoing. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the Company as a whole, and/or one or more divisions or operational and/or business units, product lines, brands, business segments, administrative departments of the Company or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a group of comparator companies, or a published or special index that the Committee deems appropriate, or as compared to various stock market indices. The Performance Conditions may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). The Committee shall have the authority to make equitable adjustments to the Performance Conditions as may be determined by the Committee, in its sole discretion.

(ii) “Permitted Transferee” has the meaning set forth in Section 15(b)(ii) of the Plan.

(jj) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares of the Company.

(kk) “Released Unit” has the meaning set forth in Section 9(g)(ii) of the Plan.

(ll) “Restricted Period” has the meaning set forth in Section 9(a) of the Plan.

(mm) “Restricted Stock” means any Share subject to certain specified restrictions and forfeiture conditions, granted pursuant to Section 9 of the Plan.

(nn) “Restricted Stock Unit” means a contractual right granted pursuant to Section 9 of the Plan that is denominated in Shares. Each Restricted Stock Unit represents an unfunded and unsecured promise to deliver Shares, cash, other securities or other property, or a combination thereof, subject to certain specified restrictions, granted pursuant to Section 9 of the Plan.

(oo) “SAR Period” has the meaning set forth in Section 8(c) of the Plan.

(pp) “Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or other interpretive guidance.

(qq) “Share” means a share of Common Stock, par value of $0.0001 per share.

(rr) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(ss) “Subsidiary” means (i) any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company and (ii) any other entity which the Committee determines should be treated as a “Subsidiary.”

(tt) “Substitute Award” means an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

4. Administration.

(a) Authority of the Committee. The Committee shall administer the Plan, and shall have the sole and plenary authority to (i) designate Participants, (ii) determine the type, size, and terms and conditions of Awards to be granted and to grant such Awards (including Substitute Awards), (iii) determine the method by which an Award may be settled, exercised, canceled, forfeited, suspended or repurchased by the Company, (iv) determine the circumstances under which the delivery of cash, property or other amounts payable with respect to an Award may be deferred, either automatically or at the Participant’s or Committee’s election, (v) interpret, administer, reconcile any inconsistency in, correct any defect in and supply any omission in the Plan and any Award granted under the Plan, (vi) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan, (vii) accelerate or modify the vesting, delivery or exercisability of, or payment for or lapse of restrictions on, or waive any condition in respect of, Awards and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan or to comply with any applicable law. To the extent determined by the Board and/or required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if applicable and if the Board is not acting as the Committee under the Plan), or any exception or exemption under applicable securities laws or the applicable rules of the NYSE or any other securities exchange or inter-dealer quotation service on which the Shares are listed or quoted, as applicable, it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan, be (1) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and/or (2) an “independent director” under the rules of the NYSE or any other securities exchange or inter-dealer quotation service on which the Shares are listed or quoted, or a person meeting any similar requirement under any successor rule or regulation (“Eligible Director”). However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted or action taken by the Committee that is otherwise validly granted or taken under the Plan.

(b) Delegation. The Committee may delegate all or any portion of its responsibilities and powers to any person(s) selected by it, except for grants of Awards to persons who are members of the Board or are otherwise subject to Section 16 of the Exchange Act. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to one or more officers of the Company the authority to grant Options, SARs, Restricted Stock Units or other Awards in the form of rights to Shares, except that such delegation shall not be applicable to any Award for a Person then covered by Section 16 of the Exchange Act, and the Committee may delegate to one or more committees of the Board (which may consist of solely one Director) the authority to grant all types of awards, in accordance with applicable law. Any such delegation may be revoked by the Committee at any time.

(c) International Participants. As further set forth in Section 15(g) of the Plan, the Committee shall have the authority to amend the Plan and Awards to the extent necessary to permit participation in the Plan by Eligible Persons who are located outside of the United States or are subject to laws outside of the United States on terms and conditions comparable to those afforded to Eligible Persons located within the United States; provided, however, that no such action shall be taken without stockholder approval if such approval is required by applicable securities laws or regulations or NYSE listing guidelines.

(d) Decisions Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions regarding the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons and entities, including, without limitation, the Company, any Participant, any holder or beneficiary of any Award and any stockholder of the Company.

(e) Limitation of Liability. No member of the Board or the Committee, nor any employee or agent of the Company (each such person, an “Indemnifiable Person”), shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or willful criminal omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be involved as a party, witness or otherwise by reason of any action taken or omitted to be taken or determination made under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval (not to be unreasonably withheld), in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of recognized standing of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or willful criminal omission or that such right of indemnification is otherwise prohibited by law or by the Company’s certificate of incorporation or bylaws. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s certificate of incorporation or by-laws, as a matter of law, individual indemnification agreement or contract, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(f) Board. The Board may at any time and from time to time grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5. Grant of Awards; Available Shares for Awards; Limitations.

(a) Awards. The Committee may grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and, if applicable, become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee and as set forth in an Award Agreement, including, without limitation, attainment of Performance Conditions.

(b) Available Shares. Subject to Section 11 of the Plan and subsection (e) below, the maximum number of Shares available for issuance under the Plan shall not exceed [●]2, plus the number of Shares set forth in the next sentence (the “Share Pool”). Subject to Section 11 of the Plan and subsection (e) below, the Share Pool will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2023 and ending on (and including) January 1, 2033, in an amount equal to 5% of the Fully-Diluted Common Stock on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(c) Incentive Stock Options Limit. The maximum number of Shares that may be delivered pursuant to the exercise of Incentive Stock Options granted under the Plan shall not exceed [●].

(d) Director Compensation Limit. The maximum amount (based on the fair value of Shares underlying Awards on the grant date as determined in accordance with applicable financial accounting rules) of Awards that may be granted in any single fiscal year to any non-employee member of the Board, taken together with any cash fees paid to such non-employee member of the Board during such fiscal year, shall be $750,000 (or in the event such non-employee member of the Board is first appointed or elected to the Board during such fiscal year, $1,000,000). For the avoidance of doubt, in a year in which a non-employee member of the Board serves as an

2	To equal 10% of the outstanding Shares as of closing of the transaction (calculated on a fully-diluted basis).

employee or consultant (including as an interim officer), such limit shall not apply to compensation approved to be paid to such non-employee member of the Board by the other non-employee members of the Board in respect of such service as an employee or consultant. The limitations in this Section 5(d) shall apply commencing on the Effective Date.

(e) Share Counting. For clarity, the Share Pool is a limit on the number of Shares that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of Shares reasonably required to satisfy its obligations to issue Shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, the NYSE and its applicable rules and guidance, and such issuance will not reduce the number of Shares available for issuance under the Plan. The following actions do not result in an issuance of Shares under the Plan and accordingly do not reduce the number of Shares subject to the Share Pool and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Shares), (3) the withholding of Shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of Shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award. The following Shares previously issued pursuant to an Award and accordingly initially deducted from the Share Pool will be added back to the Share Pool and again become available for issuance under the Plan: (1) any Shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such Shares; (2) any Shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any Shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

(f) Source of Shares. Shares delivered by the Company in settlement of Awards may be authorized and unissued Shares, Shares held in the treasury of the Company, Shares purchased on the open market or by private purchase, or a combination of the foregoing.

(g) Substitute Awards. Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by stockholders and not approved in contemplation or such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company immediately prior to such acquisition or combination. Notwithstanding the foregoing, Substitute Awards issued or intended as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of Incentive Stock Options available under the Plan.

6. Eligibility. Participation shall be for Eligible Persons who have been selected by the Committee or its delegate to receive grants under the Plan (each such Eligible Person, a “Participant”). Holders of options and other types of awards granted by a company acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

7. Options.

(a) Generally. Each Option shall be subject to the conditions set forth in the Plan and in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the Award

Agreement expressly states otherwise. Incentive Stock Options shall be granted subject to and in compliance with Section 422 of the Code, and only to Eligible Persons who are employees of the Company and who are eligible to receive an Incentive Stock Option under the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option properly granted under the Plan.

(b) Exercise Price. The exercise price per Share for each Option, which is the purchase price per Share underlying the Option, shall be determined by the Committee at the time of grant and, except in the case of a Substitute Award, such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

(c) Vesting, Exercise and Expiration. The Committee shall determine the manner and timing of vesting, exercise and expiration of Options. The period between the date of grant and the scheduled expiration date of the Option (“Option Period”) shall not exceed 10 years, unless the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the Shares is prohibited by the Company’s insider-trading policy or a Company-imposed “blackout period,” in which case, unless otherwise provided by the Committee, the Option Period may be extended automatically until the 30th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code) or the Committee may provide for the automatic exercise of such Option prior to the expiration of the Option Period. The Committee may accelerate the vesting and/or exercisability of any Option, which acceleration shall not affect any other terms and conditions of such Option.

(d) Method of Exercise and Form of Payment. No Shares shall be delivered pursuant to any exercise of an Option until the Participant has paid the exercise price to the Company in full, and an amount equal to any applicable U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. Options may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms of the Option and the Award Agreement, accompanied by payment of the exercise price and such applicable taxes. The exercise price and delivery of all applicable required withholding taxes shall be payable (i) in cash or by check or cash equivalent or (ii) by such other method as the Committee may permit, in its sole discretion, including without limitation: (A) in the form of other property (including previously owned Shares; provided that such Shares are not subject to any pledge or other security interest) having a Fair Market Value on the date of exercise equal to the exercise price and all applicable required withholding taxes; (B) if there is a public market for the Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company or its designee (including third-party administrators) is delivered a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the exercise price and all applicable required withholding taxes against delivery of the Shares to settle the applicable trade; or (C) by means of a “net exercise” procedure effected by withholding the minimum number of Shares otherwise deliverable in respect of an Option that are needed to pay for the exercise price and all applicable required withholding taxes. In all events of cashless or net exercise, any fractional Shares shall be settled in cash.

(e) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date on which the Participant makes a disqualifying disposition of any Share acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Share before the later of (i) two years after the date of grant of the Incentive Stock Option and (ii) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Share acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instruction from such Participant as to the sale of such Share.

(f) Compliance with Laws. Notwithstanding the foregoing, in no event shall the Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation service on which the Shares of the Company are listed or quoted.

(g) Incentive Stock Option Grants to 10% Stockholders. Notwithstanding anything to the contrary in this Section 7, if an Incentive Stock Option is granted to a Participant who owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or of a parent or subsidiary of the Company (within the meaning of Sections 424(e) and 424(f) of the Code), the Option Period shall not exceed five years from the date of grant of such Option and the exercise price shall be at least 110% of the Fair Market Value (on the date of grant) of the shares subject to the Option.

(h) $100,000 Per Year Limitation for Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

8. Stock Appreciation Rights (SARs).

(a) Generally. Each SAR shall be subject to the conditions set forth in the Plan and in the applicable Award Agreement.

(b) Exercise Price. The exercise or hurdle price per Share for each SAR shall be determined by the Committee at the time of grant and, except in the case of a Substitute Award, such exercise or hurdle price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such SAR.

(c) Vesting, Exercise and Expiration. The Committee shall determine the manner and timing of vesting, exercise and expiration of SARs. The period between the date of grant and the scheduled expiration of the SAR (the “SAR Period”) shall not exceed 10 years, unless the SAR Period would expire at a time when trading in the Shares is prohibited by the Company’s insider-trading policy or a Company-imposed “blackout period,” in which case, unless otherwise provided by the Committee, the SAR Period may be extended automatically until the 30th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code) or the Committee may provide for the automatic exercise of such SAR prior to the expiration of the SAR Period. The Committee may accelerate the vesting and/or exercisability of any SAR, which acceleration shall not affect any other terms and conditions of such SAR.

(d) Method of Exercise and Form of Payment. SARs may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms of the SAR and the Award Agreement, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Upon the exercise of a SAR, the Company shall pay to the holder thereof an amount equal to the number of Shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise price, less an amount equal to any applicable U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. The Company shall pay such amount in cash, in Shares valued at Fair Market Value as determined on the date of exercise, or any combination thereof, as determined by the Committee. Any fractional Shares shall be settled in cash.

9. Restricted Stock and Restricted Stock Units.

(a) Generally. Each Restricted Stock and Restricted Stock Unit shall be subject to the conditions set forth in the Plan and the applicable Award Agreement. The Committee shall establish restrictions applicable to Restricted

Stock and Restricted Stock Units, including the period over which the restrictions shall apply (the “Restricted Period”), and the time or times at which Restricted Stock or Restricted Stock Units shall become vested. The Committee may accelerate the vesting and/or the lapse of any or all of the restrictions on Restricted Stock and Restricted Stock Units, which acceleration shall not affect any other terms and conditions of such Awards. No Share shall be issued at the time an Award of Restricted Stock Units is made, and the Company will not be required to set aside a fund for the payment of any such Award.

(b) Stock Certificates; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause Share(s) to be registered in the name of the Participant, which may be evidenced in any manner the Committee may deem appropriate, including in book-entry form subject to the Company’s directions or the issuance of a stock certificate registered in the name of the Participant. In such event, the Committee may provide that such certificates shall be held by the Company or in escrow rather than delivered to the Participant pending vesting and release of restrictions, in which case the Committee may require the Participant to execute and deliver to the Company or its designee (including third-party administrators) (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock.

(d) Voting and Rights as a Stockholder. Subject to the restrictions set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder with respect to Awards of Restricted Stock, including, without limitation, the right to vote such Shares of Restricted Stock and the right to receive dividends. Unless otherwise provided by the Committee or in an Award Agreement, a Restricted Stock Unit shall not convey to the Participant the rights and privileges of a stockholder with respect to the Share subject to the Restricted Stock Unit, such as the right to vote or the right to receive dividends, unless and until a Share is issued to the Participant to settle the Restricted Stock Unit.

(e) Restrictions; Forfeiture. Restricted Stock and Restricted Stock Units awarded to the Participant shall be subject to forfeiture until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, and shall be subject to the restrictions on transferability set forth in the Award Agreement. Unless otherwise provided by the Committee, in the event of any forfeiture, all rights of the Participant to such Restricted Stock (or as a stockholder with respect thereto) and to such Restricted Stock Units, as applicable, shall terminate without further action or obligation on the part of the Company. The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of grant of the Restricted Stock Award or Restricted Stock Unit Award, such action is appropriate.

(f) Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i) Upon the expiration of the Restricted Period with respect to any Shares of Restricted Stock and the attainment of any other vesting criteria, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect, except as set forth in the Award Agreement. If an escrow arrangement is used, upon such expiration the Company shall deliver to the Participant or such Participant’s beneficiary or Permitted Transferee (via book-entry notation or, if applicable, in stock certificate form) the Shares of Restricted Stock with respect to which the Restricted Period has expired (rounded down to the nearest full Share). To the extent provided in an Award Agreement, dividends, if any, that may have been withheld by the Company and attributable to the Restricted Stock shall be distributed to the Participant in cash or in Shares (or a combination of cash and Shares) having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on the Restricted Stock.

(ii) Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee in the applicable Award Agreement, with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or such Participant’s beneficiary (via book-entry notation or, if applicable, in stock certificate form), one Share (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit that has not then been forfeited and with respect to which the Restricted Period has expired and any other such vesting criteria are attained (“Released Unit”); provided, however, that the Committee may elect to (A) pay cash or part cash and part Shares in lieu of delivering only Shares in respect of such Released Units or (B) defer the delivery of Shares (or cash or part Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Shares as of the date on which the Shares would have otherwise been delivered to the Participant in respect of such Restricted Stock Units. To the extent provided in an Award Agreement, dividend equivalents, if any, that may have been withheld by the Company and attributable to the Restricted Stock Units shall be distributed to the Participant in cash or in Shares (or a combination of cash and Shares) having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on the Restricted Stock Units.

(g) Legends on Restricted Stock. Each certificate representing Shares of Restricted Stock awarded under the Plan, if any, shall bear as appropriate a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Shares:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE D-WAVE QUANTUM INC. 2022 EQUITY INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, DATED AS OF                 , BETWEEN D-WAVE QUANTUM INC. AND                 . A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF D-WAVE QUANTUM INC.

10. Other Stock-Based Awards and Other Cash-Based Awards. The Committee may issue unrestricted Shares, rights to receive future grants of Awards, or other Awards denominated in Shares (including performance shares or performance units), or Awards that provide for cash payments based in whole or in part on the value or future value of Shares (“Other Stock-Based Awards”) and Other Cash-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts as the Committee shall from time to time determine. Each Other Stock-Based Award shall be evidenced by an Award Agreement, which may include conditions including, without limitation, the payment by the Participant of the Fair Market Value of such Shares on the date of grant. Each Other Cash-Based Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time.

11. Changes in Capital Structure and Similar Events. In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Shares or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, or the financial statements of the Company, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation service, accounting principles or law, such that in any case an adjustment is determined by the Committee to be necessary or appropriate, then the Committee shall (other than with respect to Other Cash-Based Awards), to the extent permitted under Section 409A of the Code, make any such adjustments in such manner as it may deem equitable, including, without limitation, any or all of the following:

(i) adjusting any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the exercise price with respect to any Award and/or (3) any applicable performance measures (including, without limitation, Performance Conditions and performance periods);

(ii) providing for a substitution or assumption of Awards (including awards in respect of an acquired company), accelerating the delivery, vesting and/or exercisability of, lapse of restrictions and/or other conditions on, or termination of, Awards or providing for a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate or become no longer exercisable upon the occurrence of such event); and

(iii) cancelling any one or more outstanding Awards (including awards in respect of an acquired company) and causing to be paid to the holders thereof, in cash, Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which, if applicable, may be based upon the price per Share received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate exercise price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per Share exercise price equal to, or in excess of, the Fair Market Value (as of the date specified by the Committee) of a Share subject thereto may be canceled and terminated without any payment or consideration therefor);

provided, however, that the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect any “equity restructuring” (within the meaning of the Financial Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)). Except as otherwise determined by the Committee, any adjustment in Incentive Stock Options under this Section 11 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 11 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 promulgated under the Exchange Act. Any such adjustment hereunder, upon notice, shall be conclusive and binding for all purposes. In anticipation of the occurrence of any event listed in the first sentence of this Section 11, for reasons of administrative convenience, the Committee in its sole discretion may refuse to permit the exercise of any Award or as it otherwise may determine during a period of up to 30 days prior to, and/or up to 30 days after, the anticipated occurrence of any such event. For the sake of clarity, as a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing any transaction (including a Change in Control) described in the foregoing provisions of this Section 11, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

12. Effect of Termination of Service or a Change in Control on Awards.

(a) Termination. To the extent permitted under Section 409A of the Code, the Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and to the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of the Participant’s termination of service prior to the end of a performance period or vesting, exercise or settlement of such Award.

(b) Change in Control. The provisions of this Section 12(b) shall apply only in the case an applicable Award Agreement specifically provides that it shall apply. Except to the extent otherwise provided in an Award Agreement, or any applicable employment, consulting, change-in-control, severance or other agreement between the Participant and the Company, in the event of a Change in Control, notwithstanding any provision of the Plan to the contrary:

(i) If the acquirer or successor company in such Change in Control has agreed to provide for the substitution, assumption, exchange or other continuation of Awards granted pursuant to the Plan, then, if the Participant’s employment with or service to the Company is terminated by the Company without Cause (and other than due to death or Disability) on or within 12 months following a Change in Control, then unless otherwise provided by the Committee, all Options and SARs held by such Participant shall become immediately exercisable with respect to 100% of the shares subject to such Options and SARs, and that the Restricted Period (and any other conditions) shall expire immediately with respect to 100% of the shares of Restricted Stock and Restricted Stock Units and any other Awards (other than an Other Cash-Based Award) held by such Participant (including a waiver of any applicable Performance Conditions); provided that if the vesting or exercisability of any Award would otherwise be subject to the achievement of Performance Conditions, the portion of such Award that shall become fully vested and immediately exercisable shall be based on the assumed achievement of actual or target performance as determined by the Committee.

(ii) If the acquirer or successor company in such Change in Control has not agreed to provide for the substitution, assumption, exchange or other continuation of Awards granted pursuant to the Plan, then unless otherwise provided by the Committee, all Options and SARs held by such Participant shall become immediately exercisable with respect to 100% of the shares subject to such Options and SARs, and the Restricted Period (and any other conditions) shall expire immediately with respect to 100% of the shares of Restricted Stock and Restricted Stock Units and any other Awards (other than an Other Cash-Based Award) held by such Participant (including a waiver of any applicable Performance Conditions); provided that if the vesting or exercisability of any Award would otherwise be subject to the achievement of Performance Conditions, the portion of such Award that shall become fully vested and immediately exercisable shall be based on the assumed achievement of actual or target performance as determined by the Committee.

(iii) In addition, the Committee may upon at least ten (10) days’ advance notice to the affected Participants, cancel any outstanding Award and pay to the holders thereof, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such Awards based upon the price per Share received or to be received by other stockholders of the Company in the event (it being understood that any Option or SAR having a per-share exercise or hurdle price equal to, or in excess of, the Fair Market Value (as of the date specified by the Committee) of a Share subject thereto may be canceled and terminated without any payment or consideration therefor). Notwithstanding the above, the Committee shall exercise such discretion over the timing of settlement of any Award subject to Code Section 409A at the time such Award is granted.

To the extent practicable, the provisions of this Section 12(b) shall occur in a manner and at a time that allows affected Participants the ability to participate in the Change in Control transaction with respect to the Shares subject to their Awards.

13. Deferred Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants Deferred Awards, which may be a right to receive Shares or cash under the Plan (either independently or as an element of or supplement to any other Award under the Plan), including, as may be required by any applicable law or regulations or determined by the Committee, in lieu of any annual bonus, commission or retainer that may be payable to a Participant under any applicable, bonus, commission or retainer plan or arrangement. The Committee shall determine the terms and conditions of such Deferred Awards, including, without limitation, the method of converting the amount of annual bonus into a Deferred Award, if applicable, and the form, vesting, settlement, forfeiture and cancellation provisions or any other criteria, if any, applicable to such Deferred Awards. Shares underlying a Share-denominated Deferred Award, which is subject to a vesting schedule or other conditions or criteria, including forfeiture or cancellation provisions, set by the Committee shall not be issued until or following the date that those conditions and criteria have been satisfied. Deferred Awards shall be subject to such restrictions as the Committee may impose (including any limitation on the right to vote a Share underlying a Deferred Award or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any Deferred Award may be made.

14. Amendments and Termination.

(a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuance or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any applicable rules or requirements of any securities exchange or inter-dealer quotation service on which the Shares may be listed or quoted, for changes in GAAP to new accounting standards); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary, unless the Committee determines that such amendment, alteration, suspension, discontinuance or termination is either required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation. No Awards may be granted or awarded during any period of suspension, after termination of the Plan or after the Expiration Date.

(b) Amendment of Award Agreements. The Committee may, to the extent not inconsistent with the terms of any applicable Award Agreement or the Plan, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after the Participant’s termination of employment or service with the Company); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant unless the Committee determines that such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination is either required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation. For clarity, unless otherwise required by applicable law, no shareholder approval shall be required for any of the following amendments: (i) the Committee reduces the exercise price of any Option or of any SAR, (ii) the Committee cancels any outstanding Option or SAR and replaces it with a new Option or SAR (with a lower exercise price, as the case may be) or other Award or cash in a manner that would either (A) be reportable on the Company’s proxy statement or Form 10-K (if applicable) as Options that have been “repriced” (as such term is used in Item 402 of Regulation S-K promulgated under the Exchange Act) or (B) result in any “repricing” for financial statement reporting purposes (or otherwise cause the Award to fail to qualify for equity accounting treatment), (iii) take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation service on which the Share is listed or quoted and/or (iv) cancel any outstanding Option or SAR that has a per Share exercise price (as applicable) at or above the Fair Market Value of a Share on the date of cancellation, and pay any consideration to the holder thereof, whether in cash, securities or other property, or any combination thereof.

15. General.

(a) Award Agreements; Other Agreements. Each Award (other than an Other Cash-Based Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered (whether in written or electronic form) to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. In the event of any conflict between the terms of the Plan and any Award Agreement or employment, change-in-control, severance or other agreement in effect with the Participant, the terms of the Plan shall control.

(b) Nontransferability.

(i) Each Award shall be exercisable only by the Participant during the Participant’s lifetime or, if permissible under applicable law or the Plan, by the Participant’s legal guardian or representative or beneficiary or Permitted Transferee. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution or as set forth below in clause (ii), and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii) Notwithstanding the foregoing, the Committee may permit Awards (other than Incentive Stock Options) to be transferred by the Participant, without consideration, subject to such rules as the Committee may adopt, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statements promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant or the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) any other transferee as may be approved either (1) by the Board or the Committee or (2) as provided in the applicable Award Agreement (each transferee described in clause (A), (B), (C) or (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee or its delegate advance written notice describing the terms and conditions of the proposed transfer and the Committee or its delegate notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with the immediately preceding subsection shall apply to the Permitted Transferee, and any reference in the Plan, or in any applicable Award Agreement, to the Participant shall be deemed to refer to the Permitted Transferee, except that, unless otherwise provided by the Committee: (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; (D) the consequences of the termination of the Participant’s employment by, or services to, the Company under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the transferred Award, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement; and (E) any non-competition, non-solicitation, non-disparagement, non-disclosure or other restrictive covenants contained in any Award Agreement or other agreement between the Participant and the Company or any Affiliate shall continue to apply to the Participant and the consequences of the violation of such covenants shall continue to be applied with respect to the transferred Award, including without limitation the clawback, forfeiture and detrimental conduct provisions of Section 15(u) of the Plan.

(c) Dividends and Dividend Equivalents. The Committee may specify in the applicable Award Agreement that any or all dividends, dividend equivalents or other distributions, as applicable, paid on Awards of Restricted Stock or Restricted Stock Units prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends, dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.

(d) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or an Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be cancelled, terminated or otherwise eliminated.

(e) Tax Withholding.

(i) The Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right (but not the obligation) and is hereby authorized to withhold, from any cash, Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to the Participant, the amount (in cash, Shares, other securities or other property) of any required withholding taxes (up to the maximum permissible withholding amounts) in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action that the Committee or the Company deems necessary to satisfy all obligations for the payment of such withholding taxes.

(ii) Without limiting the generality of paragraph (i) above, the Committee may permit the Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) payment in cash, (B) the delivery of Shares (which Shares are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value on such date equal to such withholding liability or (C) having the Company withhold from the number of Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of Shares with a Fair Market Value on such date equal to such withholding liability. In addition, subject to any requirements of applicable law, the Participant may also satisfy the tax withholding obligations by other methods, including selling Shares that would otherwise be available for delivery; provided that the Board or the Committee has specifically approved such payment method in advance.

(f) No Claim to Awards; No Rights to Continued Employment, Directorship or Engagement. No employee, Director of the Company, consultant providing service to the Company, or other person shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company, or to continue in the employ or the service of the Company, nor shall it be construed as giving any Participant who is a Director any rights to continued service on the Board.

(g) International Participants. With respect to Participants who reside or work outside of the United States or are subject to non-U.S. legal restrictions or regulations, the Committee may amend the terms of the Plan or appendices thereto, or outstanding Awards, with respect to such Participants, in order to conform such terms with or accommodate the requirements of local laws, procedures or practices or to obtain more favorable tax or other treatment for the Participant, the Company or its Affiliates. Without limiting the generality of this subsection, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability, retirement or other terminations of employment, available methods of exercise or settlement of an Award, payment of income, social insurance contributions or payroll taxes, withholding procedures and handling of any stock certificates or other indicia of ownership that vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

(h) Beneficiary Designation. The Participant’s beneficiary shall be the Participant’s spouse (or domestic partner if such status is recognized by the Company and in such jurisdiction) or, if the Participant is otherwise unmarried at the time of death, the Participant’s estate, except to the extent that a different beneficiary is designated in accordance with procedures that may be established by the Committee from time to time for such purpose. Notwithstanding the foregoing, in the absence of a beneficiary validly designated under such Committee-established procedures and/or applicable law who is living (or in existence) at the time of death of a

Participant residing or working outside the United States, any required distribution under the Plan shall be made to the executor or administrator of the estate of the Participant, or to such other individual as may be prescribed by applicable law.

(i) Termination of Employment or Service. The Committee, in its sole discretion, shall determine the effect of all matters and questions related to the termination of employment of or service of a Participant. Unless determined otherwise by the Committee: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice versa) shall be considered a termination of employment or service with the Company; and (ii) if the Participant’s employment with the Company terminates, but such Participant continues to provide services with such Company in a non-employee capacity (including as a non-employee Director) (or vice versa), such change in status shall not be considered a termination of employment or service with the Company for purposes of the Plan.

(j) No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Shares that are subject to Awards hereunder until such Shares have been issued or delivered to that person.

(k) Government and Other Regulations.

(i) Nothing in the Plan shall be deemed to authorize the Committee or Board or any members thereof to take any action contrary to applicable law or regulation, or rules of the NYSE or any other securities exchange or inter-dealer quotation service on which the Shares are listed or quoted.

(ii) The obligation of the Company to settle Awards in Shares or other consideration shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such Shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such Shares may be offered for sale or sold without such registration pursuant to and in compliance with the terms of an available exemption. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares to be offered for sale or sold under the Plan. The Committee shall have the authority to provide that all Shares or other securities of the Company delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, U.S. federal securities laws, or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any securities exchange or inter-dealer quotation service upon which such Shares or other securities of the Company are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates of Shares or other securities of the Company delivered under the Plan to make appropriate reference to such restrictions or may cause such Shares or other securities of the Company delivered under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(iii) The Committee may cancel an Award or any portion thereof if it determines that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the

Participant’s acquisition of Shares from the Company and/or the Participant’s sale of Shares to the public markets illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, unless prevented by applicable laws, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the Shares would have been vested or delivered, as applicable), over (B) the aggregate exercise price (in the case of an Option or SAR) or any amount payable as a condition of delivery of Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(l) Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative or a beneficiary designation form has been filed with the Company) may, if the Committee so directs the Company, be paid to such person’s spouse, child or relative, or an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(m) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(n) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company, on the one hand, and the Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or to otherwise segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

(o) Reliance on Reports. Each member of the Committee and each member of the Board (and each such member’s respective designees) shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent, registered public accounting firm of the Company and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than such member or designee.

(p) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit-sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(q) Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(r) Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(s) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company.

(t) Section 409A of the Code.

(i) It is intended that the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan or any other plan maintained by the Company, including any taxes and penalties under Section 409A of the Code, and the Company shall have no obligation to indemnify or otherwise hold such Participant or any beneficiary harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.

(ii) Notwithstanding anything in the Plan to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” within the meaning of Section 409A of the Code or, if earlier, the Participant’s date of death. All such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii) In the event that the timing of payments in respect of any Award that would otherwise be considered “deferred compensation” subject to Section 409A of the Code would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder, or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

(u) Clawback/Forfeiture. The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, the Committee may cancel an Award if the Participant, without the consent of the Company, (A) has engaged in or engages in activity that is in conflict with or adverse to the interests of the Company while employed by or providing services to the Company, including fraud or conduct contributing to any financial restatements or irregularities or (B) violates a non-competition, non-solicitation, non-disparagement, non-disclosure or other similar agreement with the Company, as determined by the Committee, or if the Participant’s employment or service is terminated for Cause. In any such event the Committee may determine that the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting, exercise or settlement of such Award, the sale or other transfer of such Award, or the sale of Shares acquired in respect of such Award, and must promptly repay such amounts to the Company. If the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company. In addition, the Company shall retain the right to bring an action at equity or law to enjoin the Participant’s activity and recover damages resulting from such activity. Further, to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of the NYSE or any other securities exchange or inter-dealer quotation service on which the Shares are listed or quoted, or if so required pursuant to a written policy adopted by the Company, Awards shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into all outstanding Award Agreements).

(v) No Representations or Covenants with Respect to Tax Qualification. Although the Company may endeavor to (i) qualify an Award for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

(w) No Interference. The existence of the Plan, any Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company, the Board, the Committee or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants, or rights to purchase stock or of bonds, debentures, or preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights thereof or that are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(x) Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company. The titles and headings of the sections in the Plan are for convenience of reference only, and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(y) Whistleblower Acknowledgments. Notwithstanding anything to the contrary herein, nothing in this Plan or any Award Agreement will (i) prohibit a Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (ii) require prior approval by the Company of any reporting described in clause (i).

(z) Lock-Up Agreements. The Committee may require a Participant receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to enter into a shareholder agreement or “lock-up” agreement in such form as the Committee shall determine is necessary or desirable to further the Company’s interests.

(aa) Restrictive Covenants. The Committee may impose restrictions on any Award with respect to non-competition, non-solicitation, non-disparagement, non-disclosure or other restrictive covenants as it deems necessary or appropriate in its sole discretion.

*    *    *

As adopted by the Board of Directors of the Company on [                ], 2022.

As approved by the stockholders of the Company on [                ], 2022.

Annex C

FORM OF EMPLOYEE STOCK PURCHASE PLAN

D-Wave Quantum Inc.

Employee Stock Purchase Plan

1. Purpose. The purpose of this Employee Stock Purchase Plan (the “Plan”) of D-Wave Quantum Inc., a Delaware corporation (the “Company”), is to provide eligible Employees of the Company and its Designated Subsidiaries with a convenient opportunity to purchase Common Stock of the Company. The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code (including, without limitation, extending and limiting participation, and prescribing certain terms of any Offering). Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. The Plan was adopted by the Company on [●], 2022, and approved by the Company’s stockholders on [●].

2. Definitions. The following definitions shall apply throughout the Plan.

(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which purchase rights under offerings that satisfy the requirements for an Employee Stock Purchase Plan may be granted to eligible Employees.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the United States Internal Revenue Code of 1986, as amended, and any successor thereto. References to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successors thereto.

(d) “Committee” means a committee appointed by the Board. In the absence of a contrary designation by the Board, the Compensation Committee of the Board shall be the Committee hereunder.

(e) “Common Stock” means the common stock of the Company, par value $0.0001 per share (and any stock or other securities into which such common stock may be converted or into which it may be exchanged).

(f) “Company” has the meaning set forth in Section 1.

(g) “Compensation” means the base pay (determined on such date as may be established by the Committee) received by an Employee from the Company or a Designated Subsidiary. Base pay shall (i) be determined prior to any salary reduction contributions under a cafeteria plan pursuant to Section 125 of the Code, any salary reduction amounts pursuant to a qualified transportation benefit program pursuant to Section 132(f) of the Code, and any elective deferrals to a nonqualified deferred compensation plan and to a cash or deferred plan pursuant to Section 401(k) of the Code and (ii) exclude any imputed income arising under any group insurance or benefit program, travel expenses, business and relocation expense, and income received in connection with stock options or other equity-based awards.

(h) “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave, military leave, or other bona fide leave of absence that is required by law to be considered uninterrupted service or that is otherwise approved by the Committee if the period of such leave does not exceed 90 days, or if longer, so long as the individual’s right to reemployment as an Employee is guaranteed either by contract or statute; or (ii) transfers between locations of the Company or between and among the Company and its Designated Subsidiaries; provided, that if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s option to purchase Shares under the Plan will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code; and if a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Participant’s option to purchase Shares under the Plan will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component. For purposes of clarification, the disposition of a Designated Subsidiary (such that it ceases to be a Subsidiary of the Company) shall constitute a termination of the Continuous Status as an Employee of any Employee employed by such Designated Subsidiary.

(i) “Contributions” means all amounts credited to the notional account of a Participant pursuant to the Plan.

(j) “Corporate Transaction” means a sale of all or substantially all of the Company’s assets, or a merger, consolidation, or other capital reorganization of the Company with or into another corporation, or any other transaction or series of related transactions in which the Company’s stockholders immediately prior thereto own less than 50% of the voting stock of the Company (or its successor or ultimate parent company) immediately thereafter, but excluding any acquisition of voting stock by the Company or any of its affiliates or by any employee benefit plan sponsored or maintained by the Company or any of its affiliates.

(k) “Designated Subsidiaries” means all direct or indirect Subsidiaries of the Company, except with respect to any of such Subsidiaries that the Committee has determined is not eligible to participate in the 423 Component.

(l) “Employee” means any person who (A) (i)is customarily employed by the Company or one of its Designated Subsidiaries for at least 20 hours per week and more than five (5) months in a calendar year, and (ii) is classified as an employee for tax purposes; or (B), solely with respect to the Non-423 Component, any employee of the Company or any of its affiliates as determined by the Committee from time to time.

(m) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor thereto. References to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successors thereto.

(n) “Fair Market Value” means, for any date, with respect to a Share, the closing sales price of a Share on the primary exchange on which the Common Stock is traded on such date or, in the event that the Common Stock is not traded on such date, then the immediately preceding trading date. In the absence of an established market for Common Stock, the Fair Market Value of a Share shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons. The “Fair Market Value” of all other property shall be determined in good faith by the Committee, and such determination shall be conclusive and binding on all persons.

(o) “Fully-Diluted Common Stock” means, as of any date, the aggregate number of (i) shares of Common Stock issued and outstanding and (ii) securities convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(p) “Indemnifiable Person” shall have the meaning ascribed to it in Section 27.

(q) “Maximum Number of Shares” means, with respect to a given Offering Period, a number of Shares equal to the quotient of (x) $25,000 divided by (y) the Fair Market Value of a Share on the Offering Date; provided, that the Board may determine a different Maximum Number of Shares for purposes of any Offering under the Non-423 Component.

(r) “New Purchase Date” shall have the meaning ascribed to it in Section 16(b).

(s) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which options to purchase Shares under Offerings that are not intended to satisfy the requirements for an employee stock purchase plan (that is not intended to be qualified under Section 423 of the Code) may be granted to eligible Employees.

(t) “Offering Date” means the first day of each Offering Period, as determined in accordance with Section 3.

(u) “Offering Period” means a period described in Section 3.

(v) “Plan” has the meaning set forth in Section 1.

(w) “Plan Administrator” means such person or institution selected by the Committee (and in the absence of any such designation, means the Committee).

(x) “Participant” means an eligible Employee who has elected to participate in the Plan in accordance with Section 5.

(y) “Purchase Date” means, unless otherwise determined by the Committee, June 30 and December 31 of each calendar year or, in the event that the Common Stock is not traded on such date, the immediately preceding trading date, as applicable.

(z) “Purchase Price” means, with respect to a given Offering Period, an amount equal to 85% (or such greater percentage as designed by the Committee) of the Fair Market Value of a Share on (i) the Purchase Date or (ii) the Offering Date, whichever amount is lower; provided, that the Purchase Price will in no event be less than the par value of a Share.

(aa) “Reserves” shall have the meaning ascribed to it in Section 16(a).

(bb) “Rule 16b-3” means Rule 16b-3 adopted under Section 16 of the Exchange Act.

(cc) “Securities Act” means the United States Securities Act of 1933, as amended, and any successor thereto. References to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successors thereto.

(dd) “Share” means a share of Common Stock, as adjusted in accordance with Section 16.

(ee) “Subsidiary” means a corporation which is a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

3. Offering Periods. The Plan shall be implemented by a series of consecutive Offering Periods commencing on January 1 and ending on December 31 of each calendar year. The Committee shall have the authority to change the duration (subject to a maximum Offering Period of 27 months with respect to the 423 Component), frequency, start date, and end dates of Offering Periods.

4. Eligibility. Subject to the requirements of Section 5 and the limitations imposed by Section 423(b) of the Code (and unless different dates are established by the Committee in respect of any Offering Period), a person shall be eligible to participate in an Offering Period if such person is an Employee as of the date on which an election for participation in the Offering is required pursuant to Section 5(b) below; provided, however, that the Committee may provide that an Employee shall not be eligible to participate in an Offering Period if: (i) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (ii) such Employee has not met a service requirement designated by the Committee pursuant to Section 423(b)(4) (A) of the Code (which service requirement may not exceed two years); and/or (iii) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Common Stock under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Common Stock under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Committee in its sole discretion; provided, further, that any exclusion in clause (i), (ii) or (iii) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e). Without limiting the generality of the foregoing, the Administrator may impose different eligibility requirements with respect to the Non-423 Component.

5. Participation.

(a) Participation in the Plan is completely voluntary. Except as set forth in Section 7(b) below, participation in one or more of the offerings under the Plan shall neither limit, nor require, participation in any other offering.

(b) An eligible Employee may become a Participant in respect of an Offering Period by electing to participate in the manner approved by the Committee. An Employee who elects to participate in an Offering Period shall do so at least ten (10) days prior to the Offering Date, unless a different time for electing to participate is set by the Committee.

(c) A Participant’s election shall indicate either a fixed dollar amount or a percentage of such Participant’s Compensation, in either case, as may be determined by the Committee, to be contributed during the applicable Offering Period; provided, however, that (i) a Participant’s election shall be subject to the limitations of Section 7(b), and (ii) a Participant shall not be entitled to elect more than 15% of such Participant’s Compensation.

(d) The deduction rate selected by a Participation shall remain in effect for subsequent Offering Periods unless the Participant (i) submits a new election in the manner approved by the Committee, (ii) withdraws from the Plan, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan.

6. Method of Payment of Contributions.

(a) Payroll deductions shall be made from a Participant’s Compensation during an Offering Period in an aggregate amount equal to the Participant’s contribution election for such Offering Period. All payroll deductions made by a Participant shall be credited to their notional account under the Plan. Participant may not make a prepayment or any additional payments into such notional account. Payroll deductions in respect of any Offering Period shall commence on the Offering Date and shall end on the final day of the final payroll period ending on or prior to the applicable Purchase Date, unless sooner terminated by the Participant as provided in Section 10.

(b) Participants on an authorized leave of absence during an Offering Period may continue to participate in such Offering Period; provided, however, that a Participant on an authorized leave of absence will have contributions suspended during such leave of absence and, absent any other instruction from such Participant, such contributions will resume upon the next payroll following such Participant’s return from such leave of absence.

(c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 7(b) herein (with respect to the 423 Component), or as otherwise determined by the Administrator to be necessary and advisable under the circumstances in its sole discretion, a Participant’s payroll deductions may be decreased by the Company to zero during any Offering Period.

7. Grant of Option.

(a) On each Offering Date, each Participant shall be deemed to have been granted an option to purchase as many Shares (rounded down to the nearest whole Share) as may be purchased with their Contributions during the related Offering Period at the Purchase Price; provided, however, that such option shall be subject to the limitations set forth in Section 7(b) below and Section 11, and may be reduced pursuant to Section 6, in each case, if applicable.

(b) Notwithstanding any contrary provisions of the Plan, each option to purchase Shares under the 423 Component shall be limited as necessary to prevent any Employee from (i) immediately after the grant, owning capital stock of the Company and holding outstanding options to purchase capital stock of the Company possessing, in the aggregate, more than 5% of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, including for this purpose any stock attributed to such Employee pursuant to Section 424(d) of the Code, (ii) acquiring rights to purchase stock under all employee stock purchase plans (as described in Section 423 of the Code or any other similar arrangements maintained by the Company or any of its Subsidiaries) of the Company and its Subsidiaries which accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding and exercisable at any time, or (iii) purchasing, in respect of any Offering Period, more than the Maximum Number of Shares.

8. Exercise of Option; Interest.

(a) Unless a Participant withdraws from the Plan as provided in Section 10, their option for the purchase of Shares will be exercised automatically on the applicable Purchase Date, and the number of full Shares subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in their notional account. No fractional Shares shall be issued. Any amounts accumulated in a Participant’s notional account that are not used to purchase Shares (other than any amount that is not sufficient to purchase a full Share) shall be returned to them pursuant to such procedures as are established by the Administrator. Notwithstanding Section 9 below, the Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the Participant as of the Purchase Date. During their lifetime, a Participant’s option to purchase Shares hereunder is exercisable only by them.

(b) At the time an option granted under the Plan is exercised, in whole or in part, or at the time some or all of the Common Stock issued to a Participant under the Plan is disposed of, the Participant must make adequate provisions for any applicable federal, state, or other tax withholding obligations, if any, that arise upon the Purchase Date or the disposition of the Common Stock. At any time, the Company or a Designated Subsidiary may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or disposition of Common Stock by the Participant earlier than as described in Section 423(a)(1) of the Code.

(c) No interest will be paid or allowed on any money paid into the Plan or credited to the notional account of any Participant.

9. Delivery. As promptly as practicable after each Purchase Date, the number of Shares purchased by each Participant upon exercise of their option shall be deposited into an account established in the Participant’s name with the Plan Administrator. The Committee may determine that no Share purchased in respect of an offering may be transferred out of such Participant’s account with the Plan Administrator other than in connection with a “disposition” (as such term is used in Section 423(a)(1) of the Code) of such Share for the longer of (x) two (2) years following the Offering Date applicable to such Share and (y) one (1) year following the Purchase Date applicable to such Share.

10. Voluntary Withdrawal; Termination of Employment.

(a) A Participant may withdraw all but not less than all the Contributions credited to their notional account under the Plan at any time prior to the applicable Purchase Date by giving written notice to the Plan Administrator in the manner directed by the Company. All of the Participant’s Contributions credited to their notional account with respect to an Offering Period will be paid to them as soon as administratively practicable after receipt of their notice of withdrawal, their option for the current Offering Period will be automatically terminated, and no further Contributions for the purchase of Shares may be made by the Participant with respect to such Offering Period. A Participant’s withdrawal from the Plan during an Offering Period will not have any effect upon their eligibility to participate in a succeeding Offering Period or in any similar plan that may hereafter be adopted by the Company.

(b) Upon termination of the Participant’s Continuous Status as an Employee prior to a Purchase Date for any reason, including retirement or death, the Contributions credited to their notional account will be returned to them, and their option will be automatically terminated; provided, however, that in the event of the death of a Participant, the Company shall deliver the Contributions to the executor or administrator of the estate of the Participant or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such amounts to the spouse or to any one or more dependents or relatives of the Participant.

11. Shares.

(a) Subject to adjustment as provided in Section 16, the maximum number of Shares that shall be issued under the Plan shall be [●]3, plus the number of Shares that are automatically added on January 1st of each year for a period of ten years commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (i) 1% of the Fully-Diluted Common Stock outstanding on December 31st of the preceding calendar year (inclusive of the share reserve for the Plan and of the Company’s 2021 Equity Incentive Plan (or any successor to either of the foregoing)), and (ii) [●] Shares. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of Shares than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 11 may be used to satisfy purchases of Shares under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Shares under the Non-423 Component. If the Committee determines at any time that, on a given Purchase Date, the number of Shares with respect to which options are to be exercised may exceed the number of Shares that are available for issuance under the Plan on such Purchase Date, the Company shall make a pro rata allocation of the Shares available for purchase on such Purchase Date, in as uniform a manner as shall be practicable and as it shall determine to be equitable among all Participants exercising options to purchase Common Stock on such Purchase Date, and the Committee may, in its discretion (x) continue all Offering Periods then in effect, or (y) terminate any or all Offering Periods then in effect pursuant to Section 17 below.

(b) Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant.

(c) The Shares purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including Shares repurchased by the Company on the open market.

12. Administration.

(a) Subject to the express provisions of the Plan, the Committee shall administer the Plan and shall have the sole and plenary power to (i) interpret and administer, reconcile any inconsistency in, correct any defect in, and supply any omission in the Plan; (ii) establish, amend, suspend, or waive any rules and regulations and

3	To equal 5% of the outstanding Shares as of closing of the transaction (calculated on a fully-diluted basis).

appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; and (iii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, including, without limitation to the foregoing, by changing the duration (subject to a maximum Offering Period of 27 months), frequency, start date, and end dates of Offering Periods and/or the Purchase Dates. The authority of the Committee includes, without limitation, the authority to (x) determine procedures for setting or changing payroll deduction percentages, and obtaining necessary tax withholdings, and (y) adopt amendments to the Plan in accordance with Section 17. All designations, determinations, interpretations, and other decisions by the Committee (or its delegate) regarding the Plan shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all persons or entities, including, without limitation, the Company, any affiliate, any Participant, any holder or beneficiary of any option, and any shareholder of the Company. The expenses of administering the Plan shall be borne by the Company.

(b) The Committee may delegate any or all of its authority and obligations under this Plan to such committee or committees (including without limitation, a committee of the Board) or officer(s) of the Company as they may designate.

(c) Nothing in the Plan shall be deemed to authorize the Committee to take any action contrary to applicable law or regulation, or rules of the New York Stock Exchange or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted.

(d) Notwithstanding any delegation of authority hereunder, the Board may itself take any action permitted under the Plan in its discretion at any time, and any reference in this Plan document to the rights and obligations of the Committee shall be construed to apply equally to the Board. Any references to the Board mean the Board only.

13. Transferability. Neither amounts accumulated in a Participant’s notional account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will or by the laws of descent and distribution, or as provided in Section 10) by the Participant. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

14. Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

15. Reports. Statements of account will be made available to Participants by the Company or the Plan Administrator in the form and manner designated by the Committee.

16. Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a) Subject to any required action by the stockholders of the Company, (i) the number of Shares covered by each option under the Plan that has not yet been exercised, (ii) the number of Shares that have been authorized for issuance under the Plan but that have not yet been placed under option (collectively, the “Reserves”), (iii) the number of Shares set forth in Section 11 above, and (iv) the Purchase Price for each then-current Offering Period shall, if applicable, be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, a reverse stock split, a stock dividend, a subdivision, combination, or reclassification of the Common Stock (including any such change in the number of shares of Common Stock effected in connection with a change in domicile of the Company), or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company, or any increase or decrease in the value of a Share resulting from a spinoff or split-up; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding, and conclusive. Except as expressly provided above, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

(b) In the event of a dissolution or liquidation of the Company, any Offering Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Committee. In the event of a Corporate Transaction, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation (or its parent or subsidiary) refuses to assume or substitute for outstanding options, each Offering Period then in progress shall be shortened and a new Purchase Date shall be set by the Committee (the “New Purchase Date”), as of which New Purchase Date any Offering Period then in progress will terminate. The New Purchase Date shall be on or before the date of consummation of the Corporate Transaction, and the Company shall notify each Participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for their option has been changed to the New Purchase Date and that their option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10. For purposes of this Section 16, an option granted under the Plan shall be deemed to be assumed, without limitation, if at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an option under the Plan would be entitled to receive upon exercise of the option the same number and kind of Shares or the same amount of property or cash, or number of securities (or combination thereof) as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of shares of Common Stock covered by the option at such time (after giving effect to any adjustments in the number of Shares covered by the option as provided for in this Section 16); provided, however, that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent or subsidiary equal in Fair Market Value to the per-Share consideration received by holders of Common Stock in the transaction.

(c) If the Company consummates the sale or transfer of a Designated Subsidiary, business unit, or division to an unaffiliated person or entity, or the spin-off of a Designated Subsidiary, business unit, or division to shareholders during an Offering Period, the Contributions credited to the notional account of each Participant employed by such Designated Subsidiary, business unit, or division, as applicable, as of the time of such sale, transfer, or spin-off with respect the offering to which such Offering Period relates will be returned to the Participant without interest, and the Participant’s option will be automatically terminated.

(d) The existence of the Plan shall not affect or restrict in any way the right or power of the Company, the Board, the Committee, or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants, or rights to purchase stock or of bonds, debentures, or preferred or prior-preference stocks whose rights are superior to or affect the Common Shares or the rights thereof or that are convertible into or exchangeable for Common Shares, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

17. Amendment or Termination.

(a) The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation, or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any applicable rules or requirements of any securities exchange or inter-dealer quotation service on which the Shares may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance, or termination that would materially and adversely affect the rights of any Participant shall not to that extent be effective without the consent of the affected Participant unless the Committee determines that such amendment, alteration, suspension, discontinuance, or termination is either required or advisable in order for the Company or the Plan to satisfy any applicable law or regulation.

(b) Except as provided in Section 16, no such termination of the Plan may affect options previously granted, provided that the Plan or an Offering Period may be terminated by the Board on a Purchase Date or by the Board’s setting a new Purchase Date with respect to an Offering Period then in progress if the Board determines that termination of the Plan and/or the Offering Period is in the best interests of the Company and the stockholders or if continuation of the Plan and/or the Offering Period would cause the Company to incur adverse accounting charges as a result of a change after the effective date of the Plan in the generally accepted accounting principles applicable to the Plan.

(c) Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld that may be made during an Offering Period, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable that are consistent with the Plan.

18. No Rights to Continued Employment. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an affiliate, or to continue in the employ or the service of the Company or an affiliate.

19. Beneficiary Designation. The Participant’s beneficiary shall be the Participant’s spouse (or domestic partner if such status is recognized by the Company and in such jurisdiction), or if the Participant is otherwise unmarried at the time of death, the Participant’s estate, except to the extent that a different beneficiary is designated in accordance with procedures that may be established by the Committee from time to time for such purpose, subject to compliance with all applicable laws.

20. Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, solely with respect to the 423 Component, all eligible Employees who are granted options under the Plan shall have the same rights and privileges.

21. No Rights as a Shareholder. Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of ownership in respect of Shares that are subject to options hereunder until such Shares have been issued or delivered to that person.

22. Withholding. To the extent required by applicable federal, state, or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.

23. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

24. Conditions Upon Issuance of Shares.

(a) The Plan and the issuance and delivery of Shares under the Plan are subject to compliance with all applicable U.S. federal, state, local, and non-U.S. laws, rules, and regulations (including but not limited to state, U.S. federal, and non-U.S. securities law, and margin requirements) and to such approvals by any listing, regulatory, or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such laws, rules, and regulations.

(b) Notwithstanding any terms or conditions of the Plan to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to the Plan unless such Shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to and in compliance with the terms of an available exemption. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Committee shall have the authority to provide that all Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, U.S. federal securities laws, or the rules, regulations, and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation service upon which such Shares are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations, and other requirements, and the Committee may cause a legend or legends to be put on any such certificates of Common Stock delivered under the Plan to make appropriate reference to such restrictions or may cause such Common Stock delivered under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders.

25. Term of Plan; Effective Date. The Plan was adopted by the Board on [●], 2022 and approved by the Company’s stockholders on [●], 2022. The Plan shall be effective on the date of such stockholder approval (the “Effective Date”), and shall continue in force and effect until terminated under Section 17. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the ten (10) year anniversary of the Effective Date and (ii) the date on which all shares available for issuance under the Plan have been sold.

26. Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

27. Indemnification. No member of the Board or the Committee, nor any employee or agent of the Company exercising authority delegated by the Board or the Committee hereunder (each such person, an “Indemnifiable Person”), shall be liable for any action taken or omitted to be taken or any determination made in the administration of the Plan (unless constituting fraud or a willful criminal act or willful criminal omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit, or proceeding to which such Indemnifiable Person may be involved as a party or witness or otherwise by reason of any action taken or omitted to be taken or determination made under the Plan and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval (not to be unreasonably withheld) in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit, or proceeding against such

Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit, or proceeding, and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of recognized standing of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or willful criminal omission or that such right of indemnification is otherwise prohibited by law or by the Company’s certificate of incorporation or by-laws. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s certificate of incorporation or by-laws, as a matter of law, individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

28. Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

29. No Trust or Fund Created. The Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate, on the one hand, and the Participant or other person or entity, on the other hand. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or to otherwise segregate any assets, nor shall the Company maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

30. Reliance on Reports. Each member of the Committee and each member of the Board (and each such member’s respective designees) shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent registered public accounting firm of the Company and its affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than such member or designee.

31. Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan.

32. Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

33. Section 409A of the Code. The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A of the Code, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

34. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity, or would disqualify the Plan under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, such provision shall be construed or deemed stricken as to such jurisdiction, person, or entity, and the remainder of the Plan shall remain in full force and effect.

35. Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

* * *

Annex D

EXCHANGEABLE SHARE PROVISIONS

ARTICLE 1

SPECIAL RIGHTS OR RESTRICTIONS ATTACHED TO THE EXCHANGEABLE SHARES

The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions:

1.1	Interpretation

(a)	Definitions. For the purposes of these Exchangeable Share Provisions:

“30% Rule” means the rule precluding Public Sector Pension Investment Board from investing in, directly or indirectly, securities to which are attached more than thirty percent (30%) of the right to vote for the election of directors of a corporation (or members of any similar governing body of a company or entity);

“affiliate” means, with respect to any person, any other person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto;

“Automatic Exchange Right” has the meaning ascribed thereto in the Voting and Exchange Trust Agreement;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Board of Directors” means the board of directors of the Company;

“Broker” has the meaning ascribed thereto in Section 1.13(c);

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks in New York, New York, Wilmington, Delaware and Vancouver, British Columbia are open for the general transaction of business;

“CallCo” means DWSI Canada Holdings ULC, an unlimited liability company existing under the laws of the Province of British Columbia, or any other direct or indirect wholly-owned subsidiary of D-Wave Quantum designated by D-Wave Quantum from time to time in replacement thereof (without any further act or formality);

“Canadian Resident” means either (i) a person who, at the relevant time, is a resident of Canada for purposes of the Income Tax Act (Canada), or (ii) a partnership that is a “Canadian partnership” for purposes of the Income Tax Act (Canada);

“Change of Law” means any amendment to the Income Tax Act (Canada) and other applicable provincial income tax laws that permits Canadian Resident holders of the Exchangeable Shares, who hold the Exchangeable Shares as capital property and deal at arm’s length with D-Wave Quantum and ExchangeCo (all for the purposes of the Income Tax Act (Canada) and other applicable provincial income tax laws), to exchange their Exchangeable Shares for D-Wave Quantum Shares on a basis that will not require such holders to recognize any income, gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Income Tax Act (Canada) or applicable provincial income tax laws, or any change to the PSP Act (including the regulations adopted thereunder) that impacts the 30% Rule;

“Common Shares” means the common shares in the capital of the Company;

“Current Market Price” means, in respect of a D-Wave Quantum Share on any date, the average closing price of a D-Wave Quantum Share on the NYSE during the period of 20 consecutive trading days ending on the third trading day immediately before such date or, if the D-Wave Quantum Shares are not then listed on the NYSE, on such other stock exchange or automated quotation system on which the D-Wave Quantum Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the reasonable opinion of the Board of Directors the public distribution or trading activity of D-Wave Quantum Shares during such period does not reflect the fair market value of a D-Wave Quantum Share, then the Current Market Price of a D-Wave Quantum Share shall be determined in good faith by the Board of Directors, based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate; and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding, absent manifest error;

“D-Wave Quantum” means D-Wave Quantum Inc., a corporation existing under the laws of the State of Delaware;

“D-Wave Quantum Extraordinary Transaction” shall be deemed to have occurred if:

(i)

any person acquires, directly or indirectly, any voting security of D-Wave Quantum and, immediately after such acquisition, directly or indirectly owns, or exercises control and direction over, voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of D-Wave Quantum;

(ii)

the shareholders of D-Wave Quantum approve a merger, consolidation, recapitalization or reorganization of D-Wave Quantum other than any such transaction which would result in the holders of outstanding voting securities of D-Wave Quantum immediately prior to such transaction directly or indirectly owning, or exercising control and direction over, voting securities representing more than 50% of the total voting power of all of the voting securities of the surviving entity outstanding immediately after such transaction;

(iii)	the shareholders of D-Wave Quantum approve a liquidation of D-Wave Quantum;

(iv)	D-Wave Quantum sells or disposes of all or substantially all of its assets;

(v)

D-Wave Quantum distributes securities or other property, by way of dividend, distribution, reorganization, spin-off, split-off or other similar event, to all holders of D-Wave Quantum Shares that constitutes, prior to the date of distribution, businesses, securities or assets (including equity interests of affiliates or investees of D-Wave Quantum) with a fair market value (as determined by the board of directors of D-Wave Quantum in its good faith judgment) equal to 10% or more of the fair market value of, or that constitutes 10% or more of the revenue or assets of, D-Wave Quantum and its affiliates, taken as a whole; or

(vi)	any other transaction or series of related transactions having a substantially similar effect;

“D-Wave Quantum Dividend Declaration Date” means the date on which the board of directors of D-Wave Quantum declares any dividend or other distribution on the D-Wave Quantum Shares;

“D-Wave Quantum Shares” means shares of common stock of D-Wave Quantum;

“D-Wave Quantum Successor” has the meaning ascribed thereto in Section 1.12(b)(ii);

“Effective Date” has the meaning ascribed thereto in the Plan of Arrangement;

“Exchangeable Shares” means the redeemable preferred shares in the capital of the Company, having the rights, privileges, restrictions and conditions set forth in this Article 1;

“Exchangeable Share Consideration” means, with respect to each Exchangeable Share, for any acquisition of, redemption of or distribution of assets of the Company in respect of such Exchangeable

Share, or purchase of such Exchangeable Share pursuant to these Exchangeable Share Provisions, the Support Agreement or the Voting and Exchange Trust Agreement:

(i)

one D-Wave Quantum Share multiplied by the Exchangeable Share Exchange Ratio on the Business Day immediately preceding the date on which the Exchangeable Share Price in respect of the Exchangeable Share Consideration being delivered is calculated; plus

(ii)	a cheque or cheques payable at par at any branch of the bankers of the payor in the amount contemplated by clause (ii) and (iv) of the Exchangeable Share Price; plus

(iii)	such stock or other property contemplated by clause (iii) of the Exchangeable Share Price;

provided that: (A) the part of the consideration which represents (iii) above shall be fully paid and satisfied by delivery of such non-cash items; (B) in each case, any such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest; and (C) in each case, any such consideration shall be paid without interest and less any tax required to be deducted and withheld therefrom;

“Exchangeable Share Exchange Ratio” means, at any time and in respect of each Exchangeable Share, an amount equal to 1.00000, as at the Effective Date, as cumulatively adjusted from time to time thereafter by increasing the Exchangeable Share Exchange Ratio on each date after the Effective Date on which the board of directors of D-Wave Quantum pays any dividend or other distribution on the D-Wave Quantum Shares by an amount, rounded to the nearest five decimal places, equal to (a)(i) the amount of such dividend or other distribution (which, in the case of a non-cash dividend, shall equal the fair value as determined by the Board of Directors in good faith and in its sole discretion), expressed on a per D-Wave Quantum Share basis, multiplied (ii) by the Exchangeable Share Exchange Ratio in effect on the Business Day immediately preceding the record date set for such dividend or other distribution, divided by (b) the Current Market Price on the record date set for such dividend or other distribution, and any such adjustment shall be determined by the Board of Directors in good faith and in its sole discretion and any such determination by the Board of Directors shall be conclusive and binding; provided, however, that the Exchangeable Share Exchange Ratio shall only be so adjusted to the extent that the Board of Directors determines in good faith and in its sole discretion that the Company would be liable for any unrecoverable tax as a result of paying any such dividend or distribution and determines to adjust the Exchangeable Share Exchange Ratio in lieu of paying an equivalent dividend or other distribution on the Exchangeable Shares in accordance with these Exchangeable Share Provisions;

“Exchangeable Share Price” means, at any time, for each Exchangeable Share, an amount equal to the aggregate of:

(i)

the Current Market Price of one D-Wave Quantum Share at such time multiplied by the Exchangeable Share Exchange Ratio on the Business Day immediately preceding the date on which the Exchangeable Share Price is calculated;

(ii)

the full amount of all cash dividends declared, or, to the extent a cash dividend has been declared by D-Wave Quantum on the D-Wave Quantum Shares at such time for which a corresponding cash dividend on the Exchangeable Shares would be required to be, but has as not yet been, declared, undeclared (but only to the extent the Company has not taken one of the alternative actions permitted under these Exchangeable Share Provisions to account for such declaration by D-Wave Quantum), payable and unpaid, at such time, on such Exchangeable Share;

(iii)	the full amount of all non-cash dividends declared, payable and unpaid, at such time, on such Exchangeable Share; and

(iv)

the full amount of all dividends declared and payable in respect of each D-Wave Quantum Share (as adjusted by the Exchangeable Share Exchange Ratio from time to time) which have not, at such time, been paid on such Exchangeable Share in accordance herewith or adjusted for under the Exchangeable Share Exchange Ratio;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions set out herein;

“Liquidation Amount” has the meaning ascribed thereto in Section 1.5(a);

“Liquidation Call Purchase Price” has the meaning ascribed thereto in Section 1.17(a);

“Liquidation Call Right” has the meaning ascribed thereto in Section 1.17(a);

“Liquidation Date” has the meaning ascribed thereto in Section 1.5(a);

“NYSE” means the New York Stock Exchange;

“Other Corporation” has the meaning ascribed thereto in Section 1.11(c)(iii);

“Other Shares” has the meaning ascribed thereto in Section 1.11(c)(iii);

“Other Withholding Agent” has the meaning ascribed thereto in Section 1.13(c);

“person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Exhibit D to the Transaction Agreement, including any appendices thereto, and any amendments, modifications or supplements thereto made from time to time in accordance with its terms and the terms of the Transaction Agreement;

“PSP Act” means the Public Sector Pension Investment Board Act, S.C. 1999, c.34, as amended from time to time;

“Redemption Call Purchase Price” has the meaning ascribed thereto in Section 1.18(a);

“Redemption Call Right” has the meaning ascribed thereto in Section 1.18(a);

“Redemption Date” means the date, if any, established by the Board of Directors for the redemption by the Company of all but not less than all of the outstanding Exchangeable Shares, which date shall be the Sunset Date, unless, prior to that time:

(i)

the aggregate number of Exchangeable Shares issued and outstanding (other than Exchangeable Shares held by D-Wave Quantum and its affiliates) is less than 5% of the number of Exchangeable Shares issued and outstanding on the Effective Date (as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any stock or share dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares), in which case the Board of Directors may accelerate such redemption date to such date prior to the fifth anniversary of the Effective Date as it may determine, upon at least 30 days’ prior written notice to the holders of the Exchangeable Shares and the Trustee, unless so accelerating such redemption date and exercising such redemption right on such accelerated redemption date would result in any holder of Exchangeable Shares being in violation of Canadian pension regulations that restrict it from owning more than 30% of the securities that vote for the election of directors of D-Wave Quantum (including, for greater certainty, the 30% Rule); or

(ii)

a D-Wave Quantum Extraordinary Transaction is proposed, in which case, provided the Board of Directors determines in good faith that it is not practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such D-Wave Quantum Extraordinary Transaction or that the redemption of all but not less than all of the outstanding

Exchangeable Shares (other than Exchangeable Shares held by D-Wave Quantum and its affiliates) is necessary to enable the completion of such D-Wave Quantum Extraordinary Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date as it may determine, upon such number of days prior written notice to the holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances, unless so accelerating such redemption date and exercising such redemption right on such accelerated redemption date would result in any holder of Exchangeable Shares being in violation of Canadian pension regulations that restrict it from owning more than 30% of the securities that vote for the election of directors of D-Wave Quantum (including, for greater certainty, the 30% Rule);

provided, however, that the accidental failure or omission to give any notice of redemption under clauses (i) or (ii) above to any of the holders of Exchangeable Shares shall not affect the validity of any such redemption;

“Redemption Price” has the meaning ascribed thereto in Section 1.7(a);

“Retraction Call Right” has the meaning ascribed thereto in Section 1.6(a)(i)(C);

“Retraction Call Right Purchase Price” has the meaning ascribed thereto in Section 1.6(b)(i);

“Retraction Date” has the meaning ascribed thereto in Section 1.6(a)(i)(B);

“Retraction Price” has the meaning ascribed thereto in Section 1.6(a)(i);

“Retraction Request” has the meaning ascribed thereto in Section 1.6(a)(i);

“Retracted Shares” has the meaning ascribed thereto in Section 1.6(a)(i)(A);

“Sunset Date” means the later of (A) the fifth anniversary of the Effective Date and (B) the date that the redemption of the Exchangeable Shares would not result in any holder of Exchangeable Shares being in violation of Canadian pension regulations that restrict it from owning more than 30% of the securities that vote for the election of directors of D-Wave Quantum (including, for greater certainty, the 30% Rule);

“Sunset Redemption” has the meaning ascribed thereto in Section 1.18(a);

“Support Agreement” means the exchangeable share support agreement to be entered into at or prior to the issuance by the Company of any Exchangeable Shares among D-Wave Quantum, CallCo and the Company as may be amended, supplemented or otherwise modified from time to time in accordance with its terms;

“Transaction Agreement” means the transaction agreement dated February 7, 2022 between DPCM Capital, Inc., D-Wave Quantum, DWSI Holdings Inc., CallCo, D-Wave Systems Inc. and the Company, as amended, supplemented or otherwise modified from time to time in accordance with its terms;

“Transfer Agent” means Computershare Investor Services Inc. or such other person as may from time to time be appointed by the Company as the registrar and transfer agent for the Exchangeable Shares;

“Trustee” means the trustee chosen by D-Wave Quantum and D-Wave Systems Inc., each acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, and any successor trustee appointed under the Voting and Exchange Trust Agreement;

“Voting and Exchange Trust Agreement” means the voting and exchange trust agreement to be made among D-Wave Quantum, CallCo, the Company and the Trustee as may be amended, supplemented or otherwise modified from time to time in accordance with its terms; and

“Withholding Shortfall” has the meaning ascribed thereto in Section 1.13(c).

(b)

Interpretation Not Affected by Headings. The division of these Exchangeable Share Provisions into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to a “Section” followed by a number and/or a letter refer to the specified section of these Exchangeable Share Provisions.

(c)

Number and Gender. In these Exchangeable Share Provisions, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa and words imparting any gender shall include all genders.

(d)

Date of Any Action. If any date on which any action is required to be taken hereunder by any person is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

(e)	Currency. In these Exchangeable Share Provisions, unless stated otherwise, all cash payments provided for herein shall be made in United States dollars.

1.2 Ranking of Exchangeable Shares. The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares: (a) with respect to the payment of dividends or other distributions as and to the extent provided in Section 1.3 and (b) with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs as and to the extent provided in Section 1.5.

1.3	Dividends and Distributions.

(a)

Dividends and Distributions. A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law and except as otherwise set forth in these Exchangeable Share Provisions, on each D-Wave Quantum Dividend Declaration Date, declare a dividend or other distribution on each Exchangeable Share:

(i)

in the case of a cash dividend or other distribution declared on the D-Wave Quantum Shares, in an amount in cash, payable in United States dollars, for each Exchangeable Share equal to the cash dividend or other distribution declared on each D-Wave Quantum Share multiplied by the relevant Exchangeable Share Exchange Ratio on the D-Wave Quantum Dividend Declaration Date;

(ii)

in the case of a stock or share dividend or other distribution declared on the D-Wave Quantum Shares to be paid in D-Wave Quantum Shares, by the issue or transfer by the Company of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of D-Wave Quantum Shares to be paid on each D-Wave Quantum Share multiplied by the relevant Exchangeable Share Exchange Ratio on the D-Wave Quantum Dividend Declaration Date; provided, further, that the Company must not, in lieu of such stock or share dividend or other distribution, elect to effect a dividend or distribution in the form of cash or property other than stock or shares; or

(iii)

in the case of a dividend or other distribution declared on the D-Wave Quantum Shares in property other than cash or D-Wave Quantum Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent (as determined by the Board of Directors in accordance with Section 1.3(e)) and adjusted for the relevant Exchangeable Share Exchange Ratio to the type and amount of property declared as a dividend or other distribution on each D-Wave Quantum Share; and

such dividends or other distributions shall be paid out of money, assets or property of the Company properly applicable to the payment of dividends or other distributions or out of authorized but unissued shares of the Company, as applicable, provided that the Board of Directors may determine, in its sole discretion, to adjust the Exchangeable Share Exchange Ratio as provided herein in lieu of paying any such dividend or other distribution on the Exchangeable Shares, provided further, however, that the Exchangeable Share Exchange Ratio shall only be so adjusted to the extent that the Board of Directors determines in good faith and in its sole discretion that the Company would be liable for any unrecoverable tax as a result of paying such dividend or distribution. The holders of Exchangeable Shares shall not be entitled to any dividends or other distributions other than or in excess of the dividends or other distributions referred to in this Section 1.3(a).

(b)

Payments of Dividends and Distributions. Cheques of the Company payable at par at any branch of the bankers of the Company shall be issued in respect of any cash dividends or other distributions contemplated by Section 1.3(a)(i) and the sending of such cheque to each holder of an Exchangeable Share shall satisfy the cash dividend or other distribution represented thereby unless the cheque is not paid on presentation. Non-transferable acknowledgements in the name of the registered holder of Exchangeable Shares or written evidence of the book entry issuance or transfer to the registered holder of Exchangeable Shares shall be delivered in respect of any stock or share dividends or other distributions contemplated by Section 1.3(a)(ii), and the sending of such non-transferable acknowledgements or written evidence to each holder of an Exchangeable Share shall satisfy the stock or share dividend or other distribution represented thereby. Such other type and amount of property in respect of any dividends or other distributions contemplated by Section 1.3(a)(iii) shall be issued, distributed or transferred by the Company in such manner as it shall determine, and the issuance, distribution or transfer thereof by the Company to each holder of an Exchangeable Share shall satisfy the dividend or other distribution represented thereby. Subject to the requirements of applicable law with respect to unclaimed property, no holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Company any dividend or other distribution that is represented by a cheque that has not been duly presented to the Company’s bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

(c)

Record and Payment Dates. The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend or other distribution declared on the Exchangeable Shares under Section 1.3(a) shall be the same dates as the record date and payment date, respectively, for the corresponding dividend or other distribution declared on the D-Wave Quantum Shares.

(d)

Partial Payment. If on any payment date for any dividends or other distributions declared on the Exchangeable Shares under Section 1.3(a) the dividends or other distributions are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends or other distributions that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Company shall have sufficient moneys, assets or property properly applicable to the payment of such dividends or other distributions.

(e)

Economic Equivalence. The Board of Directors shall determine, in good faith and in its sole discretion (with the assistance of such financial or other advisors as the Board of Directors may determine), “economic equivalence” for the purposes of the Exchangeable Share Provisions and each such determination shall be conclusive and binding on the Company and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(i)

in the case of any stock or share dividend or other distribution payable in D-Wave Quantum Shares, the number of such shares issued as a result of such stock or share dividend or other distribution in proportion to the number of D-Wave Quantum Shares previously outstanding;

(ii)

in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase D-Wave Quantum Shares (or securities exchangeable for or convertible into or carrying rights to acquire D-Wave Quantum Shares), the relationship between the exercise price of each such right, option or warrant, the number of such rights, options or warrants to be issued or distributed in respect of each D-Wave Quantum Share and the Current Market Price of a D-Wave Quantum Share, the price volatility of the D-Wave Quantum Shares and the terms of any such instrument;

(iii)

in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of D-Wave Quantum of any class other than D-Wave Quantum Shares, any rights, options or warrants other than those referred to in Section 1.3(e)(ii), any evidences of indebtedness of D-Wave Quantum or any assets of D-Wave Quantum), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding D-Wave Quantum Share and the Current Market Price of a D-Wave Quantum Share;

(iv)

in the case of any subdivision, redivision or change of the then outstanding D-Wave Quantum Shares into a greater number of D-Wave Quantum Shares or the reduction, combination, consolidation or change of the then outstanding D-Wave Quantum Shares into a lesser number of D-Wave Quantum Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting the D-Wave Quantum Shares, the effect thereof upon the then outstanding D-Wave Quantum Shares; and

(v)

in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of D-Wave Quantum Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

1.4 Certain Restrictions. So long as any of the Exchangeable Shares are outstanding, the Company shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 1.10(b):

(a)

pay any dividends or other distributions to any shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or other distributions (other than to Common Shares), provided that the Company may pay stock or share dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b)

redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking equally with or junior to the Exchangeable Shares with respect to the payment of dividends or the distribution of the assets in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs; or

(c)

issue any Exchangeable Shares or any other shares ranking equally with, or superior to, the Exchangeable Shares, other than, in each case, by way of stock or share dividends to the holders of such Exchangeable Shares;

provided, however, that the restrictions in this Section 1.4 shall not apply if, in connection with all dividends or other distributions declared and paid on the D-Wave Quantum Shares: (i) all dividends or other distributions on the outstanding Exchangeable Shares shall have been declared and paid in full on the Exchangeable Shares, and, (ii) if applicable, the Exchangeable Share Exchange Ratio shall have been adjusted in accordance with these Exchangeable Share Provisions, in each case, prior to or as at the date of any such event referred to in this Section 1.4.

1.5	Liquidation.

(a)	Liquidation Amount. Subject to applicable law and the due exercise by D-Wave Quantum or CallCo of the Liquidation Call Right (which shall itself be subject to the sale and purchase contemplated by the

Automatic Exchange Right), in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, that does not trigger a redemption in accordance with Section 1.7, a holder of Exchangeable Shares shall be entitled to receive from the assets of the Company in respect of each Exchangeable Share held by such holder on the effective date of such liquidation, dissolution, winding-up or other distribution (the “Liquidation Date”), before any distribution of any part of the assets of the Company among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares an amount per share (the “Liquidation Amount”) equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by the Company delivering or causing to be delivered to such holder of Exchangeable Shares the Exchangeable Share Consideration representing the Liquidation Amount for each Exchangeable Share held by such holder; provided that, for the avoidance of doubt, upon such a liquidation, dissolution or winding-up of the Company, a holder of Exchangeable Shares shall still have the rights set forth in Section 1.6(a).

(b)

Payment of Liquidation Amount. In the case of a distribution pursuant to Section 1.5(a), and provided that the sale and purchase contemplated by the Automatic Exchange Right has not occurred and that the Liquidation Call Right has not been exercised by D-Wave Quantum or CallCo, on or promptly after the Liquidation Date, the Company shall deliver or cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of a certificate or the certificates representing such Exchangeable Shares (if any), together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and these Articles, as applicable, together with such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require, at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares. Payment of the Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of such holder recorded in the securities register of the Company for the Exchangeable Shares or by holding for pick-up by such holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the Exchangeable Share Consideration such holder is entitled to receive pursuant to Section 1.5(a). On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement) other than the right to receive, without interest, their proportionate part of the aggregate Liquidation Amount, unless payment of the aggregate Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates (if any) and other required documents in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Liquidation Amount has been paid in the manner hereinbefore provided. The Company shall have the right at any time after the Liquidation Date to transfer or cause to be issued or transferred to, and deposited in a custodial account with, any chartered bank or trust company the Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof, such Liquidation Amount to be held by such bank or trust company as trustee for and on behalf of, and for the use and benefit of, such holders. Upon such deposit being made, the rights of a holder of Exchangeable Shares as of the date of such deposit shall be limited to receiving its proportionate part of the aggregate Liquidation Amount for such Exchangeable Shares so deposited, without interest, and all dividends and other distributions with respect to the D-Wave Quantum Shares to which such holder is entitled with a record date on or after the date of such deposit and before the date of transfer of such D-Wave Quantum Shares to such holder against presentation and surrender of the certificates (if any) for the Exchangeable Shares held by them in accordance with the foregoing provisions. Upon such payment or deposit of the Liquidation Amount, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the D-Wave Quantum Shares delivered to them or the custodian on their behalf.

(c)

No Right to Participate in Further Distributions. After the Company has satisfied its obligations to pay the holders of the Exchangeable Shares the aggregate Liquidation Amount per Exchangeable Share pursuant to this Section 1.5, such holders shall not be entitled to share in any further distribution of the assets of the Company.

(d)

Required Approval. The voluntary liquidation, dissolution or winding up of the Company shall only be permitted with the favourable approval of the holders of the Exchangeable Shares given in accordance with Section 1.10(b).

1.6	Retraction of Exchangeable Shares.

(a)	Retraction at Option of Holder

(i)

Subject to applicable law and the due exercise by D-Wave Quantum or CallCo of the Retraction Call Right, a holder of Exchangeable Shares shall be entitled at any time and from time to time to require the Company to redeem or D-Wave Quantum to purchase (at the holder’s discretion) any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the “Retraction Price”), which price shall be satisfied in full by the Company or D-Wave Quantum delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Price. A holder of Exchangeable Shares must give notice of a request to redeem or purchase, as applicable, by presenting and surrendering to the Company or D-Wave Quantum, as applicable, at the registered office of the Company, or D-Wave Quantum, as applicable, or at any office of the Transfer Agent as may be specified by the Company or D-Wave Quantum, as applicable, by notice to the holders of the Exchangeable Shares, the certificate or certificates representing the Exchangeable Shares (if any) that such holder desires to have the Company or D-Wave Quantum redeem or purchase, as applicable, together with (A) such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and these Articles, as applicable, together with such additional documents, instruments and payments as the Transfer Agent and the Company or D-Wave Quantum, as applicable, may reasonably require and (B) a duly executed request (the “Retraction Request”) in the form of Appendix I hereto or in such other form as may be acceptable to the Company or D-Wave Quantum, as applicable:

(A)

specifying that such holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (if any) or by any non-transferable acknowledgement (the “Retracted Shares”) redeemed by the Company or purchased by D-Wave Quantum, as applicable;

(B)

stating the Business Day on which the holder desires to have the Company redeem or D-Wave Quantum purchase, as applicable, the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall not be less than 10 Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by the Company or D-Wave Quantum, as applicable, and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th Business Day after the date on which the Retraction Request is received by the Company or D-Wave Quantum, as applicable, subject to Section 1.6(a)(v); and

(C)

acknowledging the overriding right (the “Retraction Call Right”) of D-Wave Quantum and CallCo to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to D-Wave Quantum or CallCo in accordance with the Retraction Call Right on the Retraction Date for the Retraction Call Right Purchase Price and on the other terms and conditions set out in Section 1.6(b).

(ii)

In the case of a redemption or purchase, as applicable, of Exchangeable Shares pursuant to this Section 1.6(a), upon receipt by the Company or D-Wave Quantum, as applicable, or the Transfer Agent in the manner specified in Section 1.6(a)(i) of a certificate or certificates representing the number of Exchangeable Shares (if any) which the holder desires to have the Company redeem or D-Wave Quantum purchase, as applicable, together with a duly executed Retraction Request and such additional documents and instruments specified in Section 1.6(a)(i) or that the Company or D-Wave Quantum, as applicable, may reasonably require, and provided that (A) the Retraction Request has not been revoked by the holder of such Retracted Shares in the manner specified in Section 1.6(a)(iv), and (B) neither D-Wave Quantum nor CallCo has exercised the Retraction Call Right, the Company shall redeem or D-Wave Quantum shall purchase, as applicable, the Retracted Shares effective at the close of business on the Retraction Date. On the Retraction Date, the Company or D-Wave Quantum, as applicable, shall deliver or cause to be delivered to such holder, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or at the address specified in the Retraction Request or by holding for pick-up by the holder at the registered office of the Company or D-Wave Quantum, as applicable, or at any office of the Transfer Agent as may be specified by the Company or D-Wave Quantum, as applicable, by notice to the holders of the Exchangeable Shares, the Exchangeable Share Consideration representing the Retraction Price and such delivery of such Exchangeable Share Consideration by or on behalf of the Company or D-Wave Quantum, as applicable, by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Price to the extent that the same is represented by such Exchangeable Share Consideration, unless any cheque comprising part of such Exchangeable Share Consideration is not paid on due presentation. If only a part of the Exchangeable Shares represented by any non-transferable acknowledgement is redeemed or purchased, as applicable, a new non-transferable acknowledgement for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Company or D-Wave Quantum, as applicable. On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement), other than the right to receive the aggregate Retraction Price in respect thereof, unless payment of the aggregate Retraction Price payable to such holder shall not be made upon presentation and surrender of share certificates (if any) and other required documents in accordance with the foregoing provisions, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Price has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of the certificates (if any) and payment of such aggregate Retraction Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Company or purchased by D-Wave Quantum, as applicable, shall thereafter be considered and deemed for all purposes to be a holder of the D-Wave Quantum Shares delivered to such holder.

(iii)

Notwithstanding any other provision of this Section 1.6(a), the Company shall not be obligated to redeem and D-Wave Quantum shall not be obligated to purchase, as applicable, Retracted Shares specified by a holder in a Retraction Request if and to the extent that such redemption or purchase of Retracted Shares, as applicable, would be contrary to solvency requirements or other provisions of applicable law. If the Company or D-Wave Quantum, as applicable, believes, after due enquiry, that on any Retraction Date it would not be permitted by any of such provisions to redeem or purchase, as applicable, the Retracted Shares tendered for redemption or purchase, as applicable, on such date, and provided that neither D-Wave Quantum nor CallCo has exercised the Retraction Call Right with respect to such Retracted Shares, the Company or D-Wave Quantum, as applicable, shall only be obligated to redeem or purchase Retracted Shares, as applicable, specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed or purchased, as applicable, (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder and the Trustee at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Company or purchased by D-Wave Quantum, as applicable. In any case in which the redemption by the Company or purchase by D-Wave Quantum, as applicable, of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, the Company shall redeem or D-Wave Quantum shall purchase, as applicable, Retracted Shares in accordance with Section 1.6(a)(ii) on a pro rata basis in proportion to the total number of Exchangeable Shares tendered for retraction and shall issue to each holder of Retracted Shares a new non-transferable acknowledgement, at the expense of the Company, representing the Retracted Shares not redeemed by the Company or purchased by D-Wave Quantum, as applicable, pursuant to Section 1.6(a)(ii). If the Company or D-Wave Quantum, as applicable, would otherwise be obligated to redeem or purchase, as applicable, Retracted Shares pursuant to Section 1.6(a)(ii) but is not obligated to do so as a result of solvency requirements or other provisions of applicable law, the holder of any such Retracted Shares not redeemed by the Company or purchased by D-Wave Quantum pursuant to Section 1.6(a)(ii) as a result of solvency requirements or other provisions of applicable law shall be deemed, by delivery of the Retraction Request, to have instructed the Transfer Agent to require D-Wave Quantum or CallCo to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by D-Wave Quantum or CallCo to such holder of the aggregate Retraction Price in respect of such Retracted Shares, all as more specifically provided for in the Voting and Exchange Trust Agreement.

(iv)

A holder of Retracted Shares may, by notice in writing given by the holder to the Company or D-Wave Quantum, as applicable, before the close of business on the second Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to D-Wave Quantum or CallCo shall be deemed to have been revoked.

(v)	Notwithstanding any other provision of this Section 1.6(a), if:

(A)

the exercise of the rights of the holders of the Exchangeable Shares, or any of them, to require the Company to redeem or D-Wave Quantum to purchase, as applicable, any Exchangeable Shares pursuant to this Section 1.6(a) on any Retraction Date would require listing particulars or any similar document to be issued in order to obtain the approval of the NYSE to the listing and trading (subject to official notice of issuance) of the D-Wave Quantum Shares that would be required to be delivered to such holders of Exchangeable Shares in connection with the exercise of such rights; and

(B)

as a result of (A) above, it would not be practicable (notwithstanding the reasonable endeavours of D-Wave Quantum) to obtain such approvals in time to enable all or any of such D-Wave Quantum Shares to be admitted to listing and trading by the NYSE (subject to official notice of issuance) when so delivered;

then the Retraction Date shall, notwithstanding any other date specified or otherwise deemed to be specified in any relevant Retraction Request, be deemed for all purposes to be the earlier of (i) the second Business Day immediately following the date the approvals referred to in Section 1.6(a)(v)(A) are obtained and (ii) the date which is 30 Business Days after the date on which the relevant Retraction Request is received by the Company or D-Wave Quantum, as applicable, and references in these Exchangeable Share Provisions to such Retraction Date shall be construed accordingly.

(b)	Retraction Call Rights

(i)

In the event that a holder of Exchangeable Shares delivers a Retraction Request pursuant to Section 1.6(a), and subject to the limitations set forth in Section 1.6(a)(ii) (including that CallCo shall only be entitled to exercise its Retraction Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which D-Wave Quantum has not exercised its Retraction Call Right), the Retraction Call Right will be available to each of D-Wave Quantum and CallCo, notwithstanding the proposed redemption of the Exchangeable Shares by the Company or purchase of Exchangeable Shares by D-Wave Quantum, as applicable, pursuant to Section 1.6(a), to purchase from such holder on the Retraction Date all but not less than all of the Retracted Shares held by such holder on payment by D-Wave Quantum or CallCo, as the case may be, of an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the “Retraction Call Right Purchase Price”), which price shall be satisfied in full by D-Wave Quantum or CallCo, as the case may be, delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Call Right Purchase Price. Upon the exercise of the Retraction Call Right in respect of Retracted Shares, the holder of such Retracted Shares shall be obligated to sell all of such Retracted Shares to D-Wave Quantum or CallCo, as the case may be, on the Retraction Date on payment by D-Wave Quantum or CallCo, as the case may be, of the aggregate Retraction Call Right Purchase Price in respect of such Retracted Shares as set forth in this Section 1.6(b)(i).

(ii)

Upon receipt by the Company or D-Wave Quantum, as applicable, of a Retraction Request, the Company or D-Wave Quantum, as applicable, shall immediately notify D-Wave Quantum and CallCo thereof and shall provide D-Wave Quantum and CallCo with a copy of the Retraction Request. CallCo shall only be entitled to exercise its Retraction Call Right with respect to those holders of Retracted Shares, if any, in respect of which D-Wave Quantum has not exercised its Retraction Call Right. In order to exercise its Retraction Call Right, D-Wave Quantum or CallCo, as the case may be, must notify the Company or D-Wave Quantum, as applicable, and the Transfer Agent, as agent for the holders of the Exchangeable Shares, in writing of its determination to do so (a “Retraction Call Notice”) within five Business Days after the Company or D-Wave Quantum, as applicable, notifies D-Wave Quantum and CallCo of the Retraction Request. If neither D-Wave Quantum nor CallCo so notifies the Company or D-Wave Quantum, as applicable, within such five Business Day period, the Company or D-Wave Quantum, as applicable, shall notify the holder as soon as possible thereafter that neither D-Wave Quantum nor CallCo will exercise the Retraction Call Right. If one or both of D-Wave Quantum and CallCo delivers a Retraction Call Notice within such five Business Day period and duly exercises its Retraction Call Right in accordance with this Section 1.6(b)(ii), the obligation of the Company to redeem, or D-Wave Quantum to purchase, as applicable, the Retracted Shares shall terminate and, provided that the Retraction Request is not revoked by the holder of such Retracted Shares in the manner specified in Section 1.6(a)(iv), D-Wave Quantum or CallCo, as the case may be, shall purchase from such holder and such holder shall sell to D-Wave Quantum or CallCo, as the case may be, on the Retraction Date the Retracted Shares for an amount per share equal to the Retraction Call Right Purchase Price. Provided that the aggregate Retraction Call Right Purchase Price has been so deposited with the Transfer Agent as provided in Section 1.6(b)(iii), the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Company or purchase by D-Wave Quantum of such Retracted Shares shall take place on the Retraction Date.

(iii)	For the purpose of completing a purchase of Retracted Shares pursuant to the exercise of the Retraction Call Right, D-Wave Quantum or CallCo, as the case may be, shall deliver or cause to be delivered to the holder of such Retracted Shares, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or at the address specified in the holder’s Retraction Request or by holding for pick-up by the holder at the registered office of the Company or D-Wave Quantum, as applicable, or at any office of the Transfer Agent as may be specified by the Company or D-Wave Quantum, as applicable, by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the Retraction Call Right Purchase Price to which such holder is entitled and such delivery of Exchangeable Share Consideration on behalf of D-Wave Quantum or CallCo, as the case may be, shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Call Right Purchase Price to the extent that the same is represented by such Exchangeable Share Consideration, unless any cheque comprising part of such Exchangeable Share Consideration is not paid on due presentation.

(iv)

If neither D-Wave Quantum nor CallCo notifies the Transfer Agent and the Company or D-Wave Quantum, as applicable, in accordance with Section 1.6(b)(ii), of its intention to exercise the Retraction Call Right in the manner and timing described therein, each holder of Exchangeable Shares will, at the holder’s discretion, be entitled to demand (by way of notice given to the Company or D-Wave Quantum) that D-Wave Quantum exercise (provided that D-Wave Quantum may, in its sole discretion, cause CallCo to exercise in its stead) the Retraction Call Right in respect of the shares covered by the notice.

(v)

On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement), other than the right to receive the aggregate Retraction Call Right Purchase Price in respect thereof, unless payment of the aggregate Retraction Call Right Purchase Price payable to such holder shall not be made upon presentation and surrender of share certificates (if any) and other required documents in accordance with the foregoing provisions, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Call Right Purchase Price has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates (if any) and payment of such aggregate Retraction Call Right Purchase Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so purchased by D-Wave Quantum or CallCo, as the case may be, shall thereafter be considered and deemed for all purposes to be a holder of the D-Wave Quantum Shares delivered to such holder.

1.7 Redemption of Exchangeable Shares.

(a)

Redemption Amount. Subject to applicable law and the due exercise by D-Wave Quantum or CallCo of the Redemption Call Right, the Company shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by D-Wave Quantum and its affiliates) for an amount per share (the “Redemption Price”) equal to the Exchangeable Share Price on the last Business Day prior to the Redemption Date, which price shall be satisfied in full by the Company delivering or causing to be delivered to each holder of Exchangeable Shares the Exchangeable Share Consideration for each Exchangeable Share held by such holder.

(b)

Notice of Redemption. In the case of a redemption of Exchangeable Shares pursuant to Section 1.7(a), the Company shall, at least 60 days before the Redemption Date (other than a Redemption Date established in connection with a D-Wave Quantum Extraordinary Transaction), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Company or the purchase by D-Wave Quantum or CallCo under the Redemption Call Right of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with a D-Wave

Quantum Extraordinary Transaction, the written notice of the redemption by the Company or the purchase by D-Wave Quantum or CallCo, as the case may be, of the Exchangeable Shares under the Redemption Call Right will be sent on or before the Redemption Date, on as many days’ prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right. In the case of any notice given in connection with a possible Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

(c)

Payment of Redemption Price. On or promptly after the Redemption Date, and provided that the Redemption Call Right has not been exercised by D-Wave Quantum or CallCo, the Company shall deliver or cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, upon presentation and surrender of the certificates representing such Exchangeable Shares (if any), together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and these Articles, as applicable, together with such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require, at the registered office of the Company or at any office of the Transfer Agent as may be specified by notice to the holders of the Exchangeable Shares. Payment of the Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the Redemption Price. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement) other than the right to receive, without interest, their proportionate part of the aggregate Redemption Price, unless payment of the aggregate Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates (if any) in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Redemption Price has been paid in the manner hereinbefore provided. The Company shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the aggregate Redemption Price (in the form of Exchangeable Share Consideration) of the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice and any interest earned on such deposit shall belong to the Company. Provided that such aggregate Redemption Price has been so deposited prior to the Redemption Date, on and after the Redemption Date, the Exchangeable Shares in respect of which such deposit shall have been made shall be redeemed or purchased and the rights of the holders thereof after the Redemption Date shall be limited to receiving, without interest, their proportionate part of the aggregate Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the certificates for the Exchangeable Shares (if any) held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the Redemption Price, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the D-Wave Quantum Shares delivered to them or the custodian on their behalf.

1.8 Voting Rights. Except as required by applicable law and by Sections 1.5(d) and 1.10(b), the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Company or to vote at any such meeting. Without limiting the generality of the foregoing, the holders of the Exchangeable Shares shall not be entitled to class votes except as required by applicable law.

1.9 Specified Amount. The “specified amount” for the purposes of subsection 191(4) of the Income Tax Act (Canada) in respect of each Exchangeable Share shall be the amount specified by a director or officer of the Company in a resolution that is entered into in connection with the issuance of the Exchangeable Shares of the Company (expressed as a dollar amount).

1.10 Amendment and Approval.

(a)

Amendment. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

(b)

Approval. Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares either in accordance with applicable law or as explicitly stated under these Exchangeable Share Provisions shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law, subject to, in respect of any approval required by Sections 1.4, 1.5(d), 1.11 or 1.12, a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 10% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided, however, that if at any such meeting the holders of at least 10% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chair of such meeting. At such adjourned meeting, the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

1.11	Reciprocal Changes, etc. in Respect of D-Wave Quantum Shares.

(a)

Acknowledgement in Respect of Issuances or Distributions. Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that D-Wave Quantum will not, except as provided in the Support Agreement, without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 1.10(b):

(i)

issue or distribute D-Wave Quantum Shares (or securities exchangeable for or convertible into or carrying rights to acquire D-Wave Quantum Shares) to the holders of all or substantially all of the then outstanding D-Wave Quantum Shares by way of stock or share dividend or other distribution, other than an issue of D-Wave Quantum Shares (or securities exchangeable for or convertible into or carrying rights to acquire D-Wave Quantum Shares) to holders of D-Wave Quantum Shares who exercise an option to receive dividends in D-Wave Quantum Shares (or securities exchangeable for or convertible into or carrying rights to acquire D-Wave Quantum Shares) in lieu of receiving cash dividends, or pursuant to any dividend reinvestment plan or scrip dividend or similar arrangement;

(ii)

issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding D-Wave Quantum Shares entitling them to subscribe for or to purchase D-Wave Quantum Shares (or securities exchangeable for or convertible into or carrying rights to acquire D-Wave Quantum Shares); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding D-Wave Quantum Shares:

(A)	shares or securities of D-Wave Quantum of any class other than D-Wave Quantum Shares (or securities convertible into or exchangeable for or carrying rights to acquire D-Wave Quantum Shares);

(B)	rights, options or warrants other than those referred to in Section 1.11(a)(ii) above;

(C)	evidence of indebtedness of D-Wave Quantum; or

(D)	assets of D-Wave Quantum;

unless, in each case, the Company issues or distributes the economic equivalent of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by D-Wave Quantum in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Transaction Agreement and the Plan of Arrangement.

(b)

Acknowledgement in Respect of Corporate Changes. Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that for so long as any Exchangeable Shares not owned by D-Wave Quantum or its affiliates are outstanding, D-Wave Quantum will not without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 1.10(b):

(i)	subdivide, redivide or change the then outstanding D-Wave Quantum Shares into a greater number of D-Wave Quantum Shares;

(ii)	reduce, combine, consolidate or change the then outstanding D-Wave Quantum Shares into a lesser number of D-Wave Quantum Shares; or

(iii)	reclassify or otherwise change the D-Wave Quantum Shares or effect an amalgamation, merger, arrangement, reorganization or other transaction affecting the D-Wave Quantum Shares;

unless, in each case, the same or an economically equivalent change is made simultaneously to, or in the rights of the holders of, the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by D-Wave Quantum in order to give effect to and to consummate the transactions contemplated by, and in accordance with the Transaction Agreement and the Plan of Arrangement. The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 1.10(b).

(c)	Successorship Transaction. Notwithstanding the foregoing provisions of this Section 1.11, in the event of a D-Wave Quantum Extraordinary Transaction:

(i)

in which D-Wave Quantum merges, combines or amalgamates with, or in which all or substantially all of the then outstanding D-Wave Quantum Shares are acquired by one or more other corporations to which D-Wave Quantum is, immediately before such merger, combination, amalgamation or acquisition, related within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(ii)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (ii) of the definition of such term in Section 1.1(a); and

(iii)

in which all or substantially all of the then outstanding D-Wave Quantum Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such D-Wave Quantum Extraordinary Transaction, owns or controls, directly or indirectly, D-Wave Quantum;

then all references herein to “D-Wave Quantum” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “D-Wave Quantum Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of shares pursuant to these Exchangeable Share Provisions or the exchange of shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the D-Wave Quantum Extraordinary Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to these Exchangeable Share Provisions or the exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the D-Wave Quantum Extraordinary Transaction and the D-Wave Quantum Extraordinary Transaction was completed) but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

1.12	Actions by the Company under Support Agreement and the Voting and Exchange Trust Agreement.

(a)

Actions by the Company. The Company will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by D-Wave Quantum, CallCo and the Company with all provisions of the Support Agreement and the Voting and Exchange Trust Agreement applicable to D-Wave Quantum, CallCo and the Company, respectively, in accordance with the terms thereof including taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Company all rights and benefits in favour of the Company under or pursuant to such agreements.

(b)

Changes to the Support Agreement or the Voting and Exchange Trust Agreement. The Company shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement or the Voting and Exchange Trust Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 1.10(b) other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(i)

adding to the covenants of any or all of the other parties to the Support Agreement or the Voting and Exchange Trust Agreement if the board of directors of each of D-Wave Quantum, CallCo and the Company shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(ii)

evidencing the succession of successors to D-Wave Quantum either by operation of law or agreement to the liabilities and covenants of D-Wave Quantum under the Support Agreement (“D-Wave Quantum Successors”) and the covenants of and obligations assumed by each such D-Wave Quantum Successor in accordance with the provisions of Article 3 of the Support Agreement;

(iii)

making such amendments or modifications not inconsistent with the Support Agreement and the Voting and Exchange Trust Agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the board of directors of each of D-Wave Quantum, CallCo and the Company, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion, after consultation with counsel, that such amendments and modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(iv)

making such changes in or corrections to the Support Agreement and the Voting and Exchange Trust Agreement which, on the advice of counsel to D-Wave Quantum, CallCo and the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the board of directors of each of D-Wave Quantum, CallCo and the Company shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

1.13 Legend; Call Rights; Withholding Rights.

(a)

Legend. The non-transferable acknowledgements evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors with respect to the Support Agreement, the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights and automatic exchange thereunder) and the Retraction Call Right, Liquidation Call Right, Redemption Call Right and Change of Law Call Right.

(b)

Call Rights. Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Redemption Call Right, the Retraction Call Right and the Change of Law Call Right, in each case, in favour of D-Wave Quantum and CallCo, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of D-Wave Quantum and CallCo as provided herein and in the Support Agreement.

(c)

Withholding Rights. Each of D-Wave Quantum, the Company, CallCo, the Transfer Agent and any other person that has any withholding obligation with respect to any amount paid, deemed paid or otherwise deliverable to any holder of Exchangeable Shares (any such person, an “Other Withholding Agent”) shall be entitled to deduct and withhold or direct D-Wave Quantum, the Company, CallCo, the Transfer Agent, or any Other Withholding Agent to deduct and withhold on their behalf, from any amount or consideration paid, deemed paid or otherwise deliverable to any holder of Exchangeable Shares such amounts as are required to be deducted or withheld with respect to such payment or deemed payment under the Income Tax Act (Canada) or United States tax laws or any provision of federal, provincial, territorial, state, local, foreign or other tax law, in each case, as amended or succeeded. D-Wave Quantum, the Company, CallCo, the Transfer Agent, or any Other Withholding Agent may act and rely on the advice of counsel with respect to such matters. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes as having been paid to the holder of the Exchangeable Shares to whom such amounts would otherwise have been paid or deemed paid and such deducted or withheld amounts shall be timely remitted to the appropriate governmental authority as required by applicable law. To the extent that the amount so required to be deducted or withheld from any payment or deemed payment to a holder exceeds the cash portion of the amount or consideration otherwise payable to the holder (such difference, a “Withholding Shortfall”), D-Wave Quantum, the Company, CallCo, the Transfer Agent, and any Other Withholding Agent are hereby authorized to (A) (i) sell or otherwise dispose of, or direct D-Wave Quantum, the Company, CallCo, the Transfer Agent or any Other Withholding Agent to sell or otherwise dispose of, on their own account or through a broker (the “Broker”) and on behalf of the relevant holder or (ii) require such holder to irrevocably direct the sale through a Broker and irrevocably direct the Broker pay the proceeds of such sale to D-Wave Quantum, the Company, CallCo, the Transfer Agent or any Other Withholding Agent, as appropriate (and, in the absence of such irrevocable direction, the holder shall be deemed to have provided such irrevocable direction), such portion of the amount or consideration as is necessary to provide sufficient funds (after deducting commissions payable to the Broker and other costs and expenses) to D-Wave Quantum, the Company, CallCo, the Transfer Agent or any Other Withholding Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and D-Wave Quantum, the Company, CallCo, the Transfer Agent or any Other Withholding Agent, as the case may be, shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale or (B) require such holder to deliver a Retraction Request for a number of Exchangeable Shares that would entitle such holder to net proceeds greater than or equal to the Withholding Shortfall and withhold the Withholding Shortfall from such net proceeds and remit to such holder any unapplied balance of the net proceeds. Each of D-Wave Quantum, CallCo, the Company, the Transfer Agent, the Broker or any Other Withholding Agent, as applicable, shall act in a commercially reasonable manner in respect of any withholding obligation; however, none of D-Wave Quantum, the Company, CallCo, the Transfer Agent, the Broker or any Other Withholding Agent, as applicable, will be liable for any loss arising out of any sale or other disposal of such consideration, including any loss relating to the manner or timing of such sale or other disposal, the prices at which the consideration is sold or otherwise disposed of or otherwise.

(d)

Tax Treatment. The Exchangeable Shares shall be treated as shares of D-Wave Quantum for all U.S. federal income tax purposes except to the extent otherwise required by “determination” within the meaning of Section 1313(a) of the Internal Revenue Code or 1986, as amended.

1.14	Notices.

(a)

Notices. Subject to applicable law, any notice, request or other communication to be given to the Company by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by first class mail (postage prepaid), email, personal delivery or delivery by courier to the registered office of the Company and addressed to the attention of the Secretary of the Company. Any such notice, request or other communication, if given by mail, email or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Company.

(b)

Certificates. Any presentation and surrender by a holder of Exchangeable Shares to the Company or D-Wave Quantum, as applicable, or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or the retraction or redemption of Exchangeable Shares shall be made by first class mail (postage prepaid) or by personal delivery or delivery by courier to the registered office of the Company or D-Wave Quantum, as applicable, or to such office of the Transfer Agent as may be specified by the Company or D-Wave Quantum, as applicable, in each case, addressed to the attention of the Secretary of the Company or D-Wave Quantum, as applicable. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Company or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by first class mail (postage prepaid) shall be at the sole risk of the holder mailing the same. For greater clarity, where Exchangeable Shares are represented by non-transferable acknowledgements and not certificates, no surrender of any non-transferable acknowledgement shall be required.

(c)	Notice to Shareholders.

(i)

Subject to applicable law, any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Company shall be in writing and shall be valid and effective if given by first class mail (postage prepaid), email, personal delivery or delivery by courier to the address of the holder recorded in the register of shareholders of the Company or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by email or delivery, shall be deemed to have been given and received on the date of email or delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Company pursuant thereto.

(ii)

In the event of any interruption of mail service immediately prior to a scheduled mailing or in the period following a mailing during which delivery normally would be expected to occur, the Company shall make reasonable efforts to disseminate any notice by other means, such as email or publication. Except as otherwise required or permitted by law, if post offices in

Canada are not open for the deposit of mail, any notice which the Company or the Transfer Agent may give or cause to be given hereunder will be deemed to have been properly given and to have been received by holders of Exchangeable Shares if it is published once in the national edition of The Globe and Mail and in a daily newspaper of general circulation in the French language in the City of Montreal, provided that if the national edition of The Globe and Mail is not being generally circulated, publication thereof will be made in the National Post or any other daily newspaper of general circulation published in the City of Toronto.

(iii)

Notwithstanding any other provisions of these Exchangeable Share Provisions, notices, other communications and deliveries need not be mailed if the Company determines that delivery thereof by mail may be delayed. Persons entitled to any deliveries (including certificates and cheques) which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent to which the deliveries were made, upon application to the Transfer Agent, until such time as the Company has determined that delivery by mail will no longer be delayed. The Company will provide notice of any such determination not to mail made hereunder as soon as reasonably practicable after the making of such determination and in accordance with this Section 1.14(c). Such deliveries in such circumstances will constitute delivery to the persons entitled thereto.

1.15 Disclosure of Interests in Exchangeable Shares. The Company shall be entitled to require any holder of an Exchangeable Share or any person whom the Company knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to (a) confirm that fact, or (b) give such details as to whom has an interest in such Exchangeable Share, in each case as would be required (if the Exchangeable Shares were a class of “equity securities” of the Company) under section 5.2 of National Instrument 62-104 Take-Over Bids and Issuer Bids of the Canadian securities regulatory authorities or as would be required under the articles of D-Wave Quantum or any laws or regulations, or pursuant to the rules or regulations of any regulatory agency, if and only to the extent that the Exchangeable Shares were D-Wave Quantum Shares.

1.16 Fractional Shares. A holder of an Exchangeable Share shall not be entitled to any fraction of a D-Wave Quantum Share upon the exchange, redemption or purchase of such holder’s Exchangeable Share pursuant to Sections 1.5, 1.6 and 1.7, and no non-transferable acknowledgements representing any such fractional interest shall be issued and such holder otherwise entitled to a fractional interest shall be entitled to receive for such fractional interest from the Company, D-Wave Quantum or CallCo, as the case may be, a cash payment equal to such fractional interest multiplied by the Current Market Price, rounded down to the nearest whole cent, as part of the Exchangeable Share Consideration.

1.17	Liquidation Call Right

D-Wave Quantum and CallCo shall have the following rights and obligations in respect of the Exchangeable Shares:

(a)

Subject to the proviso in Section 1.17(b) that CallCo shall only be entitled to exercise the Liquidation Call Right with respect to those Exchangeable Shares, if any, in respect of which D-Wave Quantum has not exercised the Liquidation Call Right, D-Wave Quantum and CallCo shall each have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, pursuant to these Exchangeable Share Provisions, and subject to the purchase and sale contemplated by the Automatic Exchange Right, to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is D-Wave Quantum or any of its affiliates) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by D-Wave Quantum or CallCo, as the case may be, to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last

Business Day prior to the Liquidation Date (the “Liquidation Call Purchase Price”) in accordance with Section 1.17(c). In the event of the exercise of the Liquidation Call Right by D-Wave Quantum or CallCo, as the case may be, each such holder of Exchangeable Shares (other than D-Wave Quantum and its affiliates) shall be obligated to sell all of the Exchangeable Shares held by the holder to D-Wave Quantum or CallCo, as the case may be, on the Liquidation Date upon payment by D-Wave Quantum or CallCo, as the case may be, to such holder of the Liquidation Call Purchase Price (payable in the form of Exchangeable Share Consideration) for each such share, and the Company shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased.

(b)

CallCo shall only be entitled to exercise the Liquidation Call Right with respect to those Exchangeable Shares, if any, in respect of which D-Wave Quantum has not exercised the Liquidation Call Right. To exercise the Liquidation Call Right, D-Wave Quantum or CallCo, as the case may be, must notify the Transfer Agent, as agent for the holders of the Exchangeable Shares, and the Company of its intention to exercise such right (i) in the case of a voluntary liquidation, dissolution or winding-up of the Company or any other voluntary distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, at least fifteen (15) Business Days before the Liquidation Date, or (ii) in the case of an involuntary liquidation, dissolution or winding-up of the Company or any other involuntary distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, at least five (5) Business Days before the Liquidation Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not D-Wave Quantum and/or CallCo has exercised the Liquidation Call Right forthwith after the expiry of the period during which D-Wave Quantum or CallCo may exercise the Liquidation Call Right. If D-Wave Quantum and/or CallCo exercises the Liquidation Call Right, then on the Liquidation Date, D-Wave Quantum and/or CallCo, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is D-Wave Quantum or any of its affiliates) will sell, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Liquidation Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(c)

For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Liquidation Call Right, D-Wave Quantum or CallCo, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the aggregate Liquidation Call Purchase Price for all holders of the Exchangeable Shares (other than D-Wave Quantum and its affiliates). Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares (other than D-Wave Quantum and its affiliates) shall cease to be holders of the Exchangeable Shares on and after the Liquidation Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the aggregate Liquidation Call Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares (if any) held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the D-Wave Quantum Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates (if any) representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and these Articles, as applicable, and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of D-Wave Quantum or CallCo, as the case may be, shall deliver to such holder the Exchangeable Share Consideration such holder is entitled to receive.

(d)

If neither D-Wave Quantum nor CallCo notifies the Transfer Agent and the Company in accordance with Section 1.17(b) of its intention to exercise the Liquidation Call Right in the manner and timing described above, each holder of Exchangeable Shares will, at the holder’s discretion, be entitled to demand (by way of notice given to the Company or D-Wave Quantum) that D-Wave Quantum exercise

(provided that D-Wave Quantum may, in its sole discretion, cause Callco to exercise in its stead) the Liquidation Call Right in respect of the shares covered by the notice.

1.18	Redemption Call Right

D-Wave Quantum and CallCo shall have the following rights and obligations in respect of the Exchangeable Shares:

(a)

Subject to the proviso in Section 1.18(b) that CallCo shall only be entitled to exercise the Redemption Call Right with respect to those Exchangeable Shares, if any, in respect of which D-Wave Quantum has not exercised the Redemption Call Right (other than where the Redemption Date is the Sunset Date (such redemption, the “Sunset Redemption”), with respect to which CallCo shall always be entitled to exercise the Redemption Call Right), and notwithstanding the proposed redemption of the Exchangeable Shares by the Company pursuant to these Exchangeable Share Provisions, D-Wave Quantum and CallCo shall each have the overriding right (the “Redemption Call Right”) to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is D-Wave Quantum or any of its affiliates) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by D-Wave Quantum or CallCo, as the case may be, to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Redemption Date (the “Redemption Call Purchase Price”) in accordance with Section 1.18(c). In the event of the exercise of the Redemption Call Right by D-Wave Quantum or CallCo, as the case may be, each such holder of Exchangeable Shares (other than D-Wave Quantum and its affiliates) shall be obligated to sell all of the Exchangeable Shares held by the holder to D-Wave Quantum or CallCo, as the case may be, on the Redemption Date upon payment by D-Wave Quantum or CallCo, as the case may be, to such holder of the Redemption Call Purchase Price (payable in the form of Exchangeable Share Consideration) for each such share, and the Company shall have no obligation to redeem, or to pay the redemption price otherwise payable by the Company in respect of the Exchangeable Shares so purchased.

(b)

CallCo shall only be entitled to exercise the Redemption Call Right with respect to those Exchangeable Shares, if any, in respect of which D-Wave Quantum has not exercised the Redemption Call Right, other than in the case of a Sunset Redemption with respect to which CallCo shall always be entitled to exercise the Redemption Call Right. To exercise the Redemption Call Right, D-Wave Quantum or CallCo, as the case may be, must notify the Transfer Agent, as agent for the holders of the Exchangeable Shares, and the Company of its intention to exercise such right (i) in the case of a redemption occurring in connection with a D-Wave Quantum Extraordinary Transaction, on or before the Redemption Date, and (ii) in any other case, at least fifteen (15) Business Days before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not D-Wave Quantum and/or CallCo has exercised the Redemption Call Right forthwith after the expiry of the period during which D-Wave Quantum or CallCo may exercise the Redemption Call Right. If D-Wave Quantum and/or CallCo exercises the Redemption Call Right, then on the Redemption Date, D-Wave Quantum and/or CallCo, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is D-Wave Quantum or any of its affiliates) will sell, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Redemption Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(c)

For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, D-Wave Quantum or CallCo, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, the Exchangeable Share Consideration representing the aggregate Redemption Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares (other than D-Wave Quantum and its affiliates) shall cease to be holders of the

Exchangeable Shares on and after the Redemption Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the aggregate Redemption Call Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares (if any) held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the D-Wave Quantum Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates (if any) representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and these Articles, as applicable, and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of D-Wave Quantum or CallCo, as the case may be, shall deliver to such holder the Exchangeable Share Consideration such holder is entitled to receive.

(d)

If neither D-Wave Quantum nor CallCo notifies the Transfer Agent and the Company in accordance with Section 1.18(b) of its intention to exercise the Redemption Call Right in the manner and timing described above, each holder of Exchangeable Shares will, at the holder’s discretion, be entitled to demand (by way of notice given to the Company or D-Wave Quantum) that D-Wave Quantum exercise (provided that D-Wave Quantum may, in its sole discretion, cause Callco to exercise in its stead) the Redemption Call Right in respect of the shares covered by the notice.

1.19	Change of Law Call Right

D-Wave Quantum and CallCo shall have the following rights and obligations in respect of the Exchangeable Shares:

(a)

Subject to the proviso in Section 1.19(b) that CallCo shall only be entitled to exercise the Change of Law Call Right with respect to those Exchangeable Shares, and further subject to Section 1.19(e), if any, in respect of which D-Wave Quantum has not exercised the Change of Law Call Right, D-Wave Quantum and CallCo shall each have the overriding right (the “Change of Law Call Right”), in the event of a Change of Law, to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is D-Wave Quantum or any of its affiliates) on the Change of Law Call Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by D-Wave Quantum or CallCo, as the case may be, to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Change of Law Call Date (the “Change of Law Call Purchase Price”) in accordance with Section 1.19(c). In the event of the exercise of the Change of Law Call Right by D-Wave Quantum or CallCo, as the case may be, each such holder of Exchangeable Shares (other than D-Wave Quantum and its affiliates) shall be obligated to sell all of the Exchangeable Shares held by the holder to D-Wave Quantum or CallCo, as the case may be, on the Change of Law Call Date upon payment by D-Wave Quantum or CallCo, as the case may be, to such holder of the Change of Law Call Purchase Price (payable in the form of Exchangeable Share Consideration) for each such share.

(b)

Subject to Section 1.19(e), CallCo shall only be entitled to exercise the Change of Law Call Right with respect to those Exchangeable Shares, if any, in respect of which D-Wave Quantum has not exercised the Change of Law Call Right. To exercise the Change of Law Call Right, D-Wave Quantum or CallCo as the case may be, must notify the Transfer Agent, as agent for the holders of the Exchangeable Shares, and the Company of its intention to exercise such right at least fifteen (15) Business Days before the date (the “Change of Law Call Date”) on which D-Wave Quantum or CallCo, as the case may be, shall acquire the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right. The Transfer Agent will notify the holders of the Exchangeable Shares as to D-Wave Quantum or CallCo exercising the Change of Law Call Right forthwith after receiving notice of such exercise from D-Wave Quantum and/or CallCo. If D-Wave Quantum and/or CallCo exercises the Change of Law Call Right, then on the Change of Law Call Date, D-Wave Quantum or CallCo, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is D-Wave Quantum or any of its affiliates) will sell, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Change of Law Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(c)

Subject to Section 1.19(e), for the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right, D-Wave Quantum or CallCo, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Change of Law Call Date, the Exchangeable Share Consideration representing the aggregate Change of Law Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares (other than D-Wave Quantum and its affiliates) shall cease to be holders of the Exchangeable Shares on and after the Change of Law Call Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the aggregate Change of Law Call Purchase Price, without interest, upon presentation and surrender by the holder of certificates (if any) representing the Exchangeable Shares held by such holder and the holder shall on and after the Change of Law Call Date be considered and deemed for all purposes to be the holder of the D-Wave Quantum Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares (if any), together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and these Articles, as applicable, and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of D-Wave Quantum or CallCo, as the case may be, shall deliver to such holder the Exchangeable Share Consideration such holder is entitled to receive.

(d)

If neither D-Wave Quantum nor CallCo notifies the Transfer Agent and the Company in accordance with Section 1.19(b) of its intention to exercise the Change of Law Call Right in the manner and timing described above, each holder of Exchangeable Shares will, at the holder’s discretion, be entitled to demand (by way of notice given to the Company or D-Wave Quantum) that D-Wave Quantum exercise (provided that D-Wave Quantum may, in its sole discretion, cause Callco to exercise in its stead) the Change of Law Call Right in respect of the shares covered by the notice.

(e)

Notwithstanding anything else in these Articles, if a Change of Law takes place and, following that Change of Law, the rights set out in Sections 1.19(a), 1.19(b), 1.19(c) and 1.19(d) if exercised, would result in Public Sector Pension Investment Board being in breach of the 30% Rule in the reasonable opinion of its counsel, then the Company, the holders of Exchangeable Shares, D-Wave Quantum and CallCo shall all work in good faith to take all reasonable steps to ensure that Public Sector Pension Investment Board remains in compliance with the 30% Rule, as it exists at such time.

APPENDIX I

TO ARTICLE 1

RETRACTION REQUEST

[TO BE PRINTED ON EXCHANGEABLE SHARE NON-TRANSFERABLE ACKNOWLEDGEMENTS]

To: D-Wave Quantum Inc. (“D-Wave Quantum”)

DWSI Canada Holdings ULC (“CallCo”)

D-Wave Quantum Technologies Inc. (the “Company”)

This notice is given pursuant to Section 1.6 of the special rights or restrictions (the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares of the Company represented by this non-transferable acknowledgement and all capitalized words and expressions used in this notice that are defined in the Exchangeable Share Provisions have the meanings ascribed to such words and expressions in such Exchangeable Share Provisions.

The undersigned hereby notifies the Company and D-Wave Quantum that, subject to the Retraction Call Right referred to below, the undersigned desires to have: (select one)

☐	the Company redeem

☐	D-Wave Quantum purchase

in accordance with Section 1.6 of the Exchangeable Share Provisions: (select one)

☐	all share(s) represented by this non-transferable acknowledgement

☐	share(s) only represented by this non-transferable acknowledgement

The undersigned hereby notifies the Company or D-Wave Quantum (as applicable) that the Retraction Date shall be                                 .

NOTE: The Retraction Date must be a Business Day and must not be less than 10 Business Days nor more than 15 Business Days after the date upon which this notice is received by the Company or D-Wave Quantum, as applicable. If no such Business Day is specified above, the Retraction Date shall be deemed to be the 15th Business Day after the date on which this notice is received by the Company or D-Wave Quantum, as applicable.

The undersigned acknowledges the overriding Retraction Call Right of D-Wave Quantum and CallCo to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to D-Wave Quantum or CallCo in accordance with the Retraction Call Right on the Retraction Date for the Retraction Call Right Purchase Price and on the other terms and conditions set out in Section 1.6(b) of the Exchangeable Share Provisions. If neither D-Wave Quantum nor CallCo exercise the Retraction Call Right, the Company or D-Wave Quantum, as applicable, will notify the undersigned of such fact as soon as possible. This Retraction Request, and this offer to sell the Retracted Shares to D-Wave Quantum or CallCo, may be revoked and withdrawn by the undersigned only by notice in writing given to the Company or D-Wave Quantum, as applicable, at any time before the close of business on the second Business Day immediately preceding the Retraction Date.

In connection with a redemption of Retracted Shares by the Company, if applicable, the undersigned acknowledges that if, as a result of solvency provisions of applicable law, the Company is unable to redeem all Retracted Shares, and provided that neither D-Wave Quantum nor CallCo has exercised the Retraction Call Right with respect to the Retracted Shares, the Retracted Shares will be automatically exchanged pursuant to the Voting and Exchange Trust Agreement so as to require D-Wave Quantum to purchase the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to D-Wave Quantum, CallCo and the Company that the undersigned: (select one)

☐	is

☐	is not

a resident of Canada for purposes of the Income Tax Act (Canada). THE UNDERSIGNED ACKNOWLEDGES THAT IN THE ABSENCE OF AN INDICATION THAT THE UNDERSIGNED IS A RESIDENT OF CANADA, WITHHOLDING ON ACCOUNT OF CANADIAN TAX MAY BE MADE FROM AMOUNTS PAYABLE TO THE UNDERSIGNED ON THE REDEMPTION OR PURCHASE OF THE RETRACTED SHARES.

The undersigned hereby represents and warrants to D-Wave Quantum, CallCo and the Company that the undersigned has good title to, and owns, the share(s) represented by this non-transferable acknowledgement to be acquired by D-Wave Quantum, CallCo or the Company, as the case may be, free and clear of all liens, claims and encumbrances.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)

☐

Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which such certificates (if any) and cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

Note: This panel must be completed and this non-transferable acknowledgement, together with such additional documents and payments (including, without limitation, any applicable stamp taxes) as the Transfer Agent and the Company may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of the Company and the non-transferable acknowledgements for the securities and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date:

Name of Person in Whose Name Securities or Cheque(s) Are to be Registered, Issued or Delivered (please print):

Street Address or P.O. Box:
Signature of Shareholder:
City, Province and Postal Code:
Signature Guaranteed by:

Note: If this Retraction Request is for less than all of the shares represented by this non-transferable acknowledgement, a non-transferable acknowledgement representing the remaining share(s) of the Company represented by this non-transferable acknowledgement will be issued and registered in the name of the shareholder as it appears on the register of the Company.

PART II

INFORMATION OF REGISTRATION STATEMENT

Item 20. Indemnification of Officers and Directors

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant will enter into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in the Registrant’s Bylaws. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.

The Registrant will also maintain standard policies of insurance under which coverage is to be provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.

Item 21. Exhibits and Financial Statement Schedules

(a)    Exhibits.

Exhibit No.	Description

2.1*	Transaction Agreement, dated February 7, 2022, by and among DPCM Capital, Inc., D-Wave Quantum Inc., DWSI Holdings Inc., DWSI Canada Holdings ULC, D-Wave Quantum Technologies Inc. and D-Wave Systems Inc. (included as Annex A to the proxy statement/prospectus).

2.2*	Amendment to Transaction Agreement, dated June 16, 2022, by and among DPCM Capital, Inc., D-Wave Quantum Inc., DWSI Holdings Inc., DWSI Canada Holdings ULC, D-Wave Quantum Technologies Inc. and D-Wave Systems Inc. (included as Annex A to the proxy statement/prospectus).

3.1*	Certificate of Incorporation of DPCM Capital Inc. (incorporated by reference to Exhibit 3.1 of DPCM Capital Inc.’s Registration Statement on Form S-1 (File No. 333-249274), filed with the SEC on October 2, 2020).

Exhibit No.	Description

3.2*	Amended and Restated Certificate of Incorporation of DPCM Capital Inc. (incorporated by reference to Exhibit 3.1 of DPCM Capital Inc.’s Form 8-K (File No. 001-39638), filed with the SEC on October 26, 2020).

3.3*	Bylaws of DPCM Capital Inc. (incorporated by reference to Exhibit 3.3 of DPCM Capital Inc.’s Registration Statement on Form S-1 (File No. 333-249274), filed with the SEC on October 2, 2020).

3.4*	Amended and Restated Certificate of Incorporation of D-Wave Quantum Inc.

3.5*	Amended and Restated Bylaws of D-Wave Quantum Inc.

3.6*	Certificate of Designations of Special Voting Preferred Stock of D-Wave Quantum Inc.

4.1*	Specimen Unit Certificate of DPCM Capital Inc. (incorporated by reference to Exhibit 4.1 of DPCM Capital Inc.’s Registration Statement on Form S-1 (File No. 333-249274), filed with the SEC on October 2, 2020).

4.2*	Specimen Class A Common Stock Certificate of DPCM Capital Inc. (incorporated by reference to Exhibit 4.2 of DPCM Capital Inc.’s Registration Statement on Form S-1 (File No. 333-249274), filed with the SEC on October 2, 2020).

4.3*	Specimen Warrant Certificate of DPCM Capital Inc. (incorporated by reference to Exhibit 4.3 of DPCM Capital Inc.’s Registration Statement on Form S-1 (File No. 333-249274), filed with the SEC on October 2, 2020).

4.4*	Specimen Common Stock Certificate of D-Wave Quantum Inc.

4.5*	Warrant Agreement, dated October 20, 2020, between Continental Stock Transfer & Trust Company and DPCM Capital Inc. (incorporated by reference to Exhibit 4.1 of DPCM Capital Inc.’s Form 8-K (File No. 001-39638), filed with the SEC on October 26, 2020).

4.6*	Form of Assignment, Assumption and Amendment Agreement.

4.7*	Exchangeable Share Provisions (included as Annex D to the proxy statement/prospectus).

4.8*	Specimen Warrant Certificate of D-Wave Quantum Inc. (included in Exhibit 4.6).

5.1*	Opinion of Greenberg Traurig, P.A.

8.1*	Tax Opinion of Greenberg Traurig, P.A.

10.1*	Letter Agreement, dated October 20, 2020, among DPCM Capital, Inc., CDPM Sponsor Group, LLC, and each of the executive officers, directors and initial stockholders of DPCM Capital, Inc. (incorporated by reference to Exhibit 10.1 of DPCM Capital Inc.’s Form 8-K (File No. 001-39638), filed with the SEC on October 26, 2020).

10.2*	Investment Management Trust Agreement, dated October 20, 2020, between Continental Stock Transfer & Trust Company and DPCM Capital, Inc. (incorporated by reference to Exhibit 10.2 of DPCM Capital Inc.’s Form 8-K (File No. 001-39638), filed with the SEC on October 26, 2020).

10.3*	Registration and Stockholder Rights Agreement, dated October 20, 2020, among DPCM Capital, Inc. and certain securityholders party thereto. (incorporated by reference to Exhibit 10.3 of DPCM Capital Inc.’s Form 8-K (File No. 001-39638), filed with the SEC on October 26, 2020).

10.4*	Warrant Purchase Agreement, dated October 20, 2020, between DPCM Capital, Inc. and CDPM Sponsor Group, LLC. (incorporated by reference to Exhibit 10.4 of DPCM Capital Inc.’s Form 8-K (File No. 001-39638), filed with the SEC on October 26, 2020).

10.5*	Form of Indemnity Agreement of DPCM Capital, Inc. (incorporated by reference to Exhibit 10.7 of DPCM Capital Inc.’s Registration Statement on Form S-1 (File No. 333-249274), filed with the SEC on October 2, 2020).

10.6*	Promissory Note, dated as of April 8, 2020, issued to CDPM Sponsor Group, LLC by DPCM Capital, Inc. (incorporated by reference to Exhibit 10.1 of DPCM Capital Inc.’s Registration Statement on Form S-1 (File No. 333-249274), filed with the SEC on October 2, 2020).

Exhibit No.	Description

10.7*	Founder Shares Subscription Agreement, dated June 22, 2020, between DPCM Capital, Inc. and CDPM Sponsor Group, LLC. (incorporated by reference to Exhibit 10.5 of DPCM Capital Inc.’s Registration Statement on Form S-1 (File No. 333-249274), filed with the SEC on October 2, 2020).

10.8*	Administrative Services Agreement, dated October 20, 2020, between DPCM Capital, Inc. and CDPM Sponsor Group, LLC (incorporated by reference to Exhibit 10.5 of DPCM Capital Inc.’s Form 8-K (File No. 001-39638), filed with the SEC on October 26, 2020).

10.9*	Plan of Arrangement (incorporated by reference to Exhibit 10.1 of DPCM Capital Inc.’s Form 8-K (File No. 001-39638), filed with the SEC on February 11, 2022).

10.10*	Amended and Restated Sponsor Support Agreement, dated June 16, 2022, by and among DPCM Capital, Inc., CDPM Sponsor Group, LLC, D-Wave Quantum Inc. and D-Wave Systems Inc.

10.11*	Form Transaction Support Agreement (incorporated by reference to Exhibit 10.2 of DPCM Capital Inc.’s Form 8-K (File No. 001-39638), filed with the SEC on February 11, 2022).

10.12*	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.5 of DPCM Capital Inc.’s Form 8-K (File No. 001-39638), filed with the SEC on February 11, 2022).

10.13*	Form of Registration Rights and Lock-Up Agreement (incorporated by reference to Exhibit 10.4 of DPCM Capital Inc.’s Form 8-K (File No. 001-39638), filed with the SEC on February 11, 2022).

10.14*	Form of Exchangeable Share Support Agreement.

10.15*	Form of Voting and Exchange Trust Agreement.

10.16†*	Agreement, dated as of September 22, 2005, between Her Majesty the Queen in Right of Canada as represented by the Minister of Industry and D-Wave Systems Inc., as amended.

10.17*	Contribution Agreement, dated as of July 10, 2018, between Canada Foundation for Sustainable Development Technology and D-Wave Systems Inc.

10.18†*	Amendment No. 1 to Contribution Agreement, dated as of May 25, 2020, between Canada Foundation for Sustainable Development Technology and D-Wave Systems Inc.

10.19†*	Agreement, dated as of November 20, 2020, among D-Wave Systems Inc., DWSI Holdings Inc., each as recipients, and Her Majesty the Queen in Right of Canada as represented by the Minister of Industry.

10.20*	Amendment Agreement No. 1 to Agreement, dated as of August 24, 2021, between D-Wave Systems Inc., (resulting from the amalgamation of D-Wave Systems Inc. with its parent company DWSI Holdings Inc.) and Her Majesty the Queen in Right of Canada as represented by the Minister of Industry.

10.21*	Triple Net Lease, dated as of January 15, 2013, between Embarcadero Joint Venture and D-Wave Systems Inc.

10.22*	First Amendment to Lease, dated as of January 29, 2018, between Embarcadero Joint Venture and D-Wave Commercial Inc.

10.23*	Lease Agreement, dated as of July 25, 2012, among 0727219 Ltd., PCI Beta Holdings Inc. and D-Wave Systems Inc.

10.24*	Amendment of Lease, dated as of October 11, 2012, among 0727219 Ltd., PCI Canada Way Limited Partnership and D-Wave Systems Inc.

10.25*	Lease Extension and Modification Agreement, dated as of November 8, 2021, between Redstone Enterprises Ltd. and D-Wave Systems Inc.

10.26†*	Lease Agreement, dated as of December 15, 2017, between 0937847 B.C. Ltd. and Omni Circuit Boards Ltd.

10.27†*	Agreement for Pilot Line Operation, dated as of July 31, 2006, by and between Cypress Semiconductor Corporation and D-Wave Systems Inc., as amended.

Exhibit No.	Description

10.28†*	Agreement for Semiconductor Line Operation, dated as of December 23, 2012, by and between Cypress Semiconductor Corporation and D-Wave Systems Inc., as amended.

10.29#†*	Full-Time Amended and Restated Employment Agreement, dated as of January 1, 2020, between D-Wave Commercial Inc. and Alan Baratz.

10.30#†*	Form of DWSI Holdings Inc. 2020 Equity Incentive Plan Award Agreement – Option between Alan Baratz and DWSI Holdings Inc.

10.31#†*	Full-time Employment Agreement dated as of August 20, 2021, between D-Wave Commercial Inc. and John Markovich.

10.32#†*	Form of D-Wave Systems Inc. 2020 Equity Incentive Plan Award Agreement – Option between John Markovich and D-Wave Systems Inc.

10.33#†*	Full-time Employment Agreement, dated as of May 31, 2018, between D-Wave Commercial Inc. and Jennifer Studer Houston.

10.34#†*	Form of D-Wave Systems Inc. 2020 Equity Incentive Plan Award Agreement – Option between Jennifer Houston and D-Wave Systems Inc.

10.35#*	DWSI Holdings Inc. 2020 Equity Incentive Plan.

10.36*	Form of Indemnification Agreement of D-Wave Quantum Inc.

10.37#*	Form of 2022 Equity Incentive Plan (included as Annex B to this proxy statement/ prospectus).

10.38#*	Form of 2022 Employee Stock Purchase Plan (included as Annex C to this proxy statement/prospectus).

10.39*	Venture Loan and Security Agreement, dated as of March 3, 2022, between D-Wave, D-Wave US Inc., D-Wave Government Inc., D-Wave Commercial Inc., D-Wave International Inc., D-Wave Quantum Solutions Inc. and Omni Circuit Boards Ltd., as Borrower, and PSPIB Unitas Investments II Inc., as Lender.

10.40*	DWSI Holdings Inc. Warrant Certificate for Purchase of Preferred Shares dated as of November 24, 2020 held by Amazon.com NV Investment Holdings LLC.

10.41*	Form of Performance Guarantee of D-Wave Quantum Inc. to Her Majesty the Queen in Right of Canada as represented by the Minister of Industry.

10.42*	Promissory Note, dated as of April 13, 2022, issued to CDPM Sponsor Group, LLC by DPCM Capital, Inc. (incorporated by reference to Exhibit 10.5 of DPCM Capital Inc.’s Quarterly Report on Form 10-Q (File No. 001-39638), filed with the SEC on May 12, 2021).

10.43*	Purchase Agreement, dated as of June 16, 2022, among D-Wave Quantum Inc., D-Wave Systems Inc., DPCM Capital, Inc. and Lincoln Park Fund, LLC.

10.44*	Registration Rights Agreement, dated as of June 16, 2022, among D-Wave Quantum Inc., D-Wave Systems Inc., DPCM Capital, Inc. and Lincoln Park Fund, LLC.

10.45*	Promissory Note, dated as of February 28, 2022, issued to CDPM Sponsor Group II, LLC by CDPM Sponsor Group, LLC.

10.46*	Waiver of Closing Conditions, dated as of June 16, 2022.

21.1*	List of subsidiaries of D-Wave Quantum Inc.

23.1	Consent of Marcum LLP, independent registered public accounting firm of DPCM Capital Inc.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of D-Wave Systems Inc.

23.3*	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1).

24*	Power of Attorney.

99.1*	Consent of Alan Baratz to be named as a director of D-Wave Quantum Inc.

Exhibit No.	Description

99.2*	Consent of Steven M. West to be named as a director of D-Wave Quantum Inc.

99.3*	Consent of Eduard van Gelderen to be named as a director of D-Wave Quantum Inc.

99.4*	Consent of Roger Biscay to be named as a director of D-Wave Quantum Inc.

99.5*	Consent of Amy Cappellanti-Wolf to be named as a director of D-Wave Quantum Inc.

99.6*	Consent of Michael Rogers to be named as a director of D-Wave Quantum Inc.

99.7*	Preliminary Proxy Card.

107*	Calculation of Filing Fee Table.

#	Indicates management contract or compensatory plan or arrangement.
*	Previously filed
†	Certain portions of this exhibit (indicated by “[*****]”) have been redacted pursuant to Regulation S-K, Item 601(a)(6).

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for the purpose of determining liability under the Securities Act to any purchasers:

(i)     Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)     That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)     any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     The undersigned registrant hereby undertakes as follows:

(1)     That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(2)     That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on July 12, 2022.

D-Wave Quantum Inc.

By:	/s/ Emil Michael
Name:	Emil Michael
Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to the Registration Statement has been signed by the following person in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Emil Michael	President and	July 12, 2022
Emil Michael	Director (Principal Executive Officer and Principal Financial and Accounting Officer)